FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-06

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 14, 2017, may be amended or completed prior to time of sale.

$607,910,000 (Approximate)

CCUBS Commercial Mortgage Trust 2017-C1
(Central Index Key Number 0001720748)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.
(Central Index Key Number 0001532799)

as Depositor

Cantor Commercial Real Estate Lending, L.P.
(Central Index Key Number 0001558761)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

UBS AG
(Central Index Key Number 0001685185)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C1

UBS Commercial Mortgage Securitization Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-C1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CCUBS Commercial Mortgage Trust 2017-C1. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2017. The rated final distribution date for the certificates is November 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$10,150,000%		(5)	July 2022
Class A-2	$118,871,000%		(5)	December 2022
Class A-SB	$15,396,000%		(5)	June 2027
Class A-3	$161,354,000%		(5)	October 2027
Class A-4	$181,951,000%		(5)	November 2027
Class X-A	$487,722,000	(6)%	Variable(7)	November 2027
Class X-B	$120,188,000	(8)%	Variable(9)	November 2027
Class A-S	$57,481,000%		(5)	November 2027
Class B	$29,612,000%		(5)	November 2027
Class C	$33,095,000%		(5)	November 2027

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 63 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. UBS Commercial Mortgage Securitization Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, UBS Securities LLC, Cantor Fitzgerald & Co., Citigroup Global Markets Inc. and Academy Securities, Inc. will purchase the offered certificates from UBS Commercial Mortgage Securitization Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. UBS Securities LLC is acting as a co-lead manager and joint bookrunner with respect to 12.8% of each class of offered certificates. Cantor Fitzgerald & Co. is acting as a co-lead manager and joint bookrunner with respect to 60.0% of each class of offered certificates. Citigroup Global Markets Inc. is acting as a co-lead manager and joint bookrunner with respect to 27.2% of each class of offered certificates. Academy Securities, Inc. is acting as a co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 30, 2017. UBS Commercial Mortgage Securitization Corp. expects to receive from this offering approximately          % of the aggregate certificate balance of the offered certificates, plus accrued interest from and including November 1, 2017, before deducting expenses payable by the depositor.

UBS Securities LLC	Cantor Fitzgerald & Co.	Citigroup
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co—Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

November     , 2017

CCUBS 2017-C1

Commercial Mortgage Pass-Through Certificates, Series 2017-C1
Geographic Overview of Mortgage Pool

Utah
1 property
$1,955,618
0.3% of total
Oklahoma
1 property
$1,747,579
0.3% of total
Kansas
3 properties
$4,300,063
0.6% of total
Minnesota
4 properties
$6,309,821
0.9% of total
Illinois
3 properties
$23,051,469
3.3% of total
Indiana
2 properties
$4,092,130
0.6% of total
Michigan
4 properties
$29,876,604
4.3% of total
Pennsylvania
2 properties
$45,334,064
6.5% of total
New York
22 properties
$225,422,286
32.4% of total
Ohio
2 properties
$4,330,195
0.6% of total
Nevada
2 properties
$41,067,596
5.9% of total
New Jersey
4 properties
$59,697,406
8.6% of total
Maryland
2 properties
$50,850,000
7.3% of total
California
5 properties
$39,699,820
5.7% of total
Virginia
1 property
$24,000,000
3.4% of total
District of Columbia
1 property
$5,350,000
0.8% of total
North Carolina
1 property
$3,550,000
0.5% of total
West Virginia
1 property
$2,157,727
0.3% of total
Arizona
3 properties
$15,887,765
2.3% of total
Georgia
5 properties
$4,418,910
0.6% of total
South Carolina
1 property
$1,485,762
0.2% of total
Colorado
3 properties
$32,484,992
4.7% of total
Texas
16 properties
$28,690,008
4.1% of total
Louisiana
2 properties
$4,383,547
0.6% of total
Tennessee
1 property
$4,599,011
0.7% of total
Alabama
2 properties
$2,769,306
0.4% of total
Florida
3 properties
$5,330,299
0.8% of total
Mortgaged Properties by Property Type
Multifamily 18.4%
Hospitality 10.1%
Office 18.8%
Industrial 9.3%
Mixed Use 21.2%
Retail 22.1%
Cayman Islands
1 property
$23,904,141
3.4% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 4.0%
4.1% – 7.0%
7.1 – 32.4%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$10,150,000		30.000%	%	(5)	July 2022	2.61	12/17 – 07/22
Class A-2	$118,871,000		30.000%	%	(5)	December 2022	4.81	07/22 – 12/22
Class A-SB	$15,396,000		30.000%	%	(5)	June 2027	7.33	12/22 – 06/27
Class A-3	$161,354,000		30.000%	%	(5)	October 2027	9.69	06/27 – 10/27
Class A-4	$181,951,000		30.000%	%	(5)	November 2027	9.93	10/27 – 11/27
Class X-A	$487,722,000	(6)	NAP	%	Variable(7)	November 2027	NAP	NAP
Class X-B	$120,188,000	(8)	NAP	%	Variable(9)	November 2027	NAP	NAP
Class A-S	$57,481,000		21.750%	%	(5)	November 2027	9.96	11/27 – 11/27
Class B	$29,612,000		17.500%	%	(5)	November 2027	9.96	11/27 – 11/27
Class C	$33,095,000		12.750%	%	(5)	November 2027	9.96	11/27 – 11/27
Non-Offered Certificates
Class D	$15,754,000	(10)	10.489%	%	(5)	November 2027	9.96	11/27 – 11/27
Class D-RR	$21,697,000	(10)	7.375%	%	(5)	November 2027	9.96	11/27 – 11/27
Class E-RR	$8,709,000		6.125%	%	(5)	November 2027	9.96	11/27 – 11/27
Class F-RR	$7,838,000		5.000%	%	(5)	December 2027	9.96	11/27 – 12/27
Class G-RR	$8,710,000		3.750%	%	(5)	December 2027	10.04	12/27 – 12/27
Class NR-RR	$26,128,121		0.000%	%	(5)	December 2027	10.04	12/27 – 12/27
Class R(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amount of each class of Class X certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate of such class of Class X certificates would be equal to zero, such Class X certificates may not be issued on the closing date.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will, in each case, be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The approximate initial certificate balances of the Class D and Class D-RR certificates are estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The Class D certificate balances are expected to fall within a range of $14,029,000 and $17,843,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. The Class D-RR certificate balances are expected to fall within a range of $19,608,000 and $23,422,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity.

(11)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	63
The Certificates May Not Be a Suitable Investment for You	63
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	63
Risks Related to Market Conditions and Other External Factors	63
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	63
Other Events May Affect the Value and Liquidity of Your Investment	64
Risks Relating to the Mortgage Loans	64
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	64
Risks of Commercial and Multifamily Lending Generally	65
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	66
General	66
A Tenant Concentration May Result in Increased Losses	67
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	68
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	68
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	69
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	69
Early Lease Termination Options May Reduce Cash Flow	70
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	71
Retail Properties Have Special Risks	71
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	72
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	72
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	73
Mixed Use Properties Have Special Risks	74
Office Properties Have Special Risks	74
Multifamily Properties Have Special Risks	75
Hotel Properties Have Special Risks	77
Risks Relating to Affiliation with a Franchise or Hotel Management Company	79
Industrial Properties Have Special Risks	80
Parking Properties Have Special Risks	81
Condominium Ownership May Limit Use and Improvements	81
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	84

Risks Related to Mortgage Loans Secured by Mortgaged Properties Located in the Cayman Islands	85
Sovereign Risk	85
Risks Relating to the Location of the Mortgaged Property	85
Risks Relating to Licensure Requirements	86
Risks Related to Exchange of Cayman Islands Currency	87
Risks Related to Exercise of Remedies Against the Mortgaged Property	87
Risks Related to Withholding or Other Taxes	88
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	88
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	89
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	90
Risks Related to Zoning Non-Compliance and Use Restrictions	93
Risks Relating to Inspections of Properties	94
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	94
Insurance May Not Be Available or Adequate	94
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	96
Terrorism Insurance May Not Be Available for All Mortgaged Properties	96
Risks Associated with Blanket Insurance Policies or Self-Insurance	97
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	98
Limited Information Causes Uncertainty	98
Historical Information	98
Ongoing Information	99
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	99
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	100
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	101
Static Pool Data Would Not Be Indicative of the Performance of this Pool	101
Appraisals May Not Reflect Current or Future Market Value of Each Property	102
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	103
The Borrower’s Form of Entity May Cause Special Risks	104
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	106
Cayman Islands Fraudulent Transfer Considerations	107
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	108
Other Financings or Ability to Incur Other Indebtedness Entails Risk	109
Tenancies-in-Common May Hinder Recovery	111
Risks Relating to Enforceability of Cross-Collateralization	111
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	112
Risks Associated with One Action Rules	112
State Law Limitations on Assignments of Leases and Rents May Entail Risks	113
Various Other Laws Could Affect the Exercise of Lender’s Rights	113

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	113
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	113
Risks Related to Ground Leases and Other Leasehold Interests	115
Increases in Real Estate Taxes May Reduce Available Funds	117
Risks Relating to Tax Credits	117
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	118
Risks Related to Conflicts of Interest	118
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	118
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	120
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	121
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	122
Potential Conflicts of Interest of the Operating Advisor	125
Potential Conflicts of Interest of the Asset Representations Reviewer	125
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	126
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	129
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	130
Other Potential Conflicts of Interest May Affect Your Investment	131
Other Risks Relating to the Certificates	131
The Certificates Are Limited Obligations	131
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	132
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	132
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	135
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	138
General	138
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	139
Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves	141
Losses and Shortfalls May Change Your Anticipated Yield	141
Risk of Early Termination	142
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	142
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	142
You Have Limited Voting Rights	142

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	143
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	146
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	146
Risks Relating to Modifications of the Mortgage Loans	148
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	149
Risks Relating to Interest on Advances and Special Servicing Compensation	150
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	150
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	151
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	152
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	152
Tax Considerations Relating to Foreclosure	152
REMIC Status	153
Material Federal Tax Considerations Regarding Original Issue Discount	153
Description of the Mortgage Pool	153
General	153
Certain Calculations and Definitions	155
Definitions	155
Mortgage Pool Characteristics	168
Overview	168
Property Types	170
Retail Properties	170
Mixed Use Properties	171
Office Properties	171
Multifamily Properties	172
Hotel Properties	172
Industrial Properties	174
Specialty Use Concentrations	174
Mortgage Loan Concentrations	175
Top Fifteen Mortgage Loans	175
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	176
Geographic Concentrations	177
Mortgaged Properties With Limited Prior Operating History	177
Tenancies-in-Common or Diversified Ownership	178
Condominium Interests	178
Fee & Leasehold Estates; Ground Leases	179
Environmental Considerations	180
Redevelopment, Renovation and Expansion	183
Assessment of Property Value and Condition	185
Litigation and Other Considerations	185
Loan Purpose	187
Modified and Refinanced Loans	187
Default History, Bankruptcy Issues and Other Proceedings	188

Tenant Issues	190
Tenant Concentrations	190
Lease Expirations and Terminations	190
Expirations	190
Terminations	191
Other	193
Purchase Options and Rights of First Refusal	195
Affiliated Leases	197
Insurance Considerations	198
Use Restrictions	199
Appraised Value	199
Non-Recourse Carveout Limitations	200
Real Estate and Other Tax Considerations	201
Delinquency Information	202
Certain Terms of the Mortgage Loans	202
Amortization of Principal	202
Due Dates; Mortgage Rates; Calculations of Interest	203
Single Purpose Entity Covenants	203
Prepayment Protections and Certain Involuntary Prepayments	204
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	206
Defeasance	208
Releases; Partial Releases	209
Escrows	213
Mortgaged Property Accounts	214
Exceptions to Underwriting Guidelines	216
Additional Indebtedness	216
General	216
Whole Loans	217
Mezzanine Indebtedness	217
Other Secured Indebtedness	219
Other Unsecured Indebtedness	220
The Whole Loans	221
General	221
The Serviced Pari Passu Whole Loans	230
Intercreditor Agreement	230
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than The Servicing Shift Whole Loans	231
Control Rights with respect to The Servicing Shift Whole Loans	231
Certain Rights of each Non-Controlling Holder	232
Sale of Defaulted Mortgage Loan	233
The Non-Serviced Pari Passu Whole Loans	233
Intercreditor Agreement	233
Control Rights	234
Certain Rights of each Non-Controlling Holder	235
Custody of the Mortgage File	236
Sale of Defaulted Mortgage Loan	236
The Non-Serviced AB Whole Loans	237
General Motors Building Whole Loan	237
Yorkshire & Lexington Towers Whole Loan	244
Additional Information	257
Transaction Parties	257
The Sponsors and Mortgage Loan Sellers	257
Cantor Commercial Real Estate Lending, L.P.	257

General	257
CCRE Lending’s Loan Origination and Acquisition History	258
Review of CCRE Mortgage Loans	259
CCRE Lending’s Underwriting Standards	260
Assessments of Property Condition	262
Exceptions	266
Compliance with Rule 15Ga-1 under the Exchange Act	266
Retained Interests in This Securitization	267
Citi Real Estate Funding Inc.	267
UBS AG, New York Branch	275
General	275
UBS AG, New York Branch’s Securitization Program	276
Review of the UBS AG, New York Branch Mortgage Loans	277
UBS AG, New York Branch’s Underwriting Standards	279
Exceptions	281
Litigation	281
Compliance with Rule 15Ga-1 under the Exchange Act	282
Retained Interests in This Securitization	282
The Depositor	282
The Issuing Entity	283
The Trustee and the Certificate Administrator	284
The Master Servicer and the Special Servicer	286
The Primary Servicer	290
Berkeley Point Capital LLC	290
Summary of BPC Primary Servicing Agreement	293
The Operating Advisor and Asset Representations Reviewer	299
Credit Risk Retention	301
General	301
Qualifying CRE Loans; Required Credit Risk Retention Percentage	302
Material Terms of the Yield-Priced Principal Balance Certificates	302
Material Terms of the Eligible Horizontal Residual Interest	303
The Third Party Purchaser	304
Determination of Amount of Required Credit Risk Retention	305
General	305
Swap-Priced Principal Balance Certificates	305
Swap Yield Curve	305
Credit Spread Determination	306
Discount Yield Determination	307
Determination of Class Sizes	307
Target Price Determination	308
Determination of Assumed Certificate Coupon	308
Determination of Swap-Priced Expected Price	309
Interest-Only Certificates	309
Treasury Yield Curve	309
Credit Spread Determination	310
Discount Yield Determination	310
Determination of Scheduled Certificate Interest Payments	311
Determination of Interest–Only Expected Price	311
Yield-Priced Principal Balance Certificates	311
Determination of Class Size	311
Determination of Yield-Priced Expected Price	311
Calculation of Estimated Fair Value of All Certificates	312
Hedging, Transfer and Financing Restrictions	312

Operating Advisor	313
Representations and Warranties	314
Description of the Certificates	316
General	316
Distributions	318
Method, Timing and Amount	318
Available Funds	319
Priority of Distributions	320
Pass-Through Rates	324
Interest Distribution Amount	326
Principal Distribution Amount	327
Certain Calculations with Respect to Individual Mortgage Loans	328
Application Priority of Mortgage Loan Collections or Whole Loan Collections	330
Allocation of Yield Maintenance Charges and Prepayment Premiums	333
Assumed Final Distribution Date; Rated Final Distribution Date	334
Prepayment Interest Shortfalls	335
Subordination; Allocation of Realized Losses	337
Reports to Certificateholders; Certain Available Information	339
Certificate Administrator Reports	339
Information Available Electronically	346
Voting Rights	351
Delivery, Form, Transfer and Denomination	352
Book-Entry Registration	352
Definitive Certificates	355
Certificateholder Communication	356
Access to Certificateholders’ Names and Addresses	356
Requests to Communicate	356
List of Certificateholders	357
Description of the Mortgage Loan Purchase Agreements	357
General	357
Dispute Resolution Provisions	367
Asset Review Obligations	367
Pooling and Servicing Agreement	367
General	367
Assignment of the Mortgage Loans	368
Servicing Standard	369
Subservicing	371
Advances	372
P&I Advances	372
Servicing Advances	373
Nonrecoverable Advances	374
Recovery of Advances	375
Accounts	377
Withdrawals from the Collection Account	379
Servicing and Other Compensation and Payment of Expenses	381
General	381
Master Servicing Compensation	387
Special Servicing Compensation	391
Disclosable Special Servicer Fees	395
Certificate Administrator and Trustee Compensation	396
Operating Advisor Compensation	397
Asset Representations Reviewer Compensation	398
CREFC® Intellectual Property Royalty License Fee	398

Appraisal Reduction Amounts	399
Maintenance of Insurance	406
Modifications, Waivers and Amendments	410
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	414
Inspections	416
Collection of Operating Information	417
Special Servicing Transfer Event	417
Asset Status Report	419
Realization Upon Mortgage Loans	423
Sale of Defaulted Loans and REO Properties	426
The Directing Certificateholder	429
General	429
Major Decisions	431
Asset Status Report	435
Replacement of the Special Servicer	435
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	435
Servicing Override	438
Rights of the Directing Certificateholder appointed by the Controlling Class with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans	439
Rights of the Holders of Serviced Pari Passu Companion Loans	439
Limitation on Liability of Directing Certificateholder	440
The Operating Advisor	440
General	440
Duties of Operating Advisor at All Times	441
Annual Report	443
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	444
Recommendation of the Replacement of the Special Servicer	444
Eligibility of Operating Advisor	445
Other Obligations of Operating Advisor	445
Delegation of Operating Advisor’s Duties	447
Termination of the Operating Advisor With Cause	447
Rights Upon Operating Advisor Termination Event	448
Waiver of Operating Advisor Termination Event	448
Termination of the Operating Advisor Without Cause	448
Resignation of the Operating Advisor	449
Operating Advisor Compensation	449
The Asset Representations Reviewer	450
Asset Review	450
Asset Review Trigger	450
Asset Review Vote	451
Review Materials	452
Asset Review	453
Eligibility of Asset Representations Reviewer	455
Other Obligations of Asset Representations Reviewer	456
Delegation of Asset Representations Reviewer’s Duties	456
Asset Representations Reviewer Termination Events	457
Rights Upon Asset Representations Reviewer Termination Event	458
Termination of the Asset Representations Reviewer Without Cause	458
Resignation of Asset Representations Reviewer	458
Asset Representations Reviewer Compensation	459

Replacement of the Special Servicer Without Cause	459
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	461
Termination of the Master Servicer or Special Servicer for Cause	463
Servicer Termination Events	463
Rights Upon Servicer Termination Event	464
Waiver of Servicer Termination Event	466
Resignation of the Master Servicer or Special Servicer	466
Limitation on Liability; Indemnification	467
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	470
Dispute Resolution Provisions	471
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	471
Repurchase Request Delivered by a Party to the PSA	472
Resolution of a Repurchase Request	473
Mediation and Arbitration Provisions	476
Servicing of the Non-Serviced Mortgage Loans	477
General	477
Servicing of the General Motors Building Mortgage Loan	481
Servicing of the Yorkshire & Lexington Towers Mortgage Loan	482
Rating Agency Confirmations	485
Evidence as to Compliance	487
Limitation on Rights of Certificateholders to Institute a Proceeding	488
Termination; Retirement of Certificates	489
Amendment	490
Resignation and Removal of the Trustee and the Certificate Administrator	492
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	494
Certain Legal Aspects of Mortgage Loans	494
General	495
Types of Mortgage Instruments	495
Leases and Rents	495
Personalty	496
Certain Aspects of Cayman Islands Law	496
Foreclosure	498
General	498
Foreclosure Procedures Vary from State to State	499
Judicial Foreclosure	499
Equitable and Other Limitations on Enforceability of Certain Provisions	499
Nonjudicial Foreclosure/Power of Sale	500
Public Sale	500
Rights of Redemption	501
Anti-Deficiency Legislation	502
Leasehold Considerations	502
Cooperative Shares	503
Bankruptcy Laws	503
Cayman Islands Bankruptcy Laws	509
Environmental Considerations	510
General	510
Superlien Laws	510
CERCLA	510
Certain Other Federal and State Laws	511
Additional Considerations	512
Due-on-Sale and Due-on-Encumbrance Provisions	512

Subordinate Financing	512
Default Interest and Limitations on Prepayments	513
Applicability of Usury Laws	513
Americans with Disabilities Act	513
Servicemembers Civil Relief Act	514
Anti-Money Laundering, Economic Sanctions and Bribery	514
Potential Forfeiture of Assets	514
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	515
Pending Legal Proceedings Involving Transaction Parties	517
Use of Proceeds	517
Yield and Maturity Considerations	518
Yield Considerations	518
General	518
Rate and Timing of Principal Payments	518
Losses and Shortfalls	519
Certain Relevant Factors Affecting Loan Payments and Defaults	520
Delay in Payment of Distributions	521
Yield on the Certificates with Notional Amounts	521
Weighted Average Life	521
Pre-Tax Yield to Maturity Tables	526
Material Federal Income Tax Considerations	531
General	531
Qualification as a REMIC	531
Status of Offered Certificates	534
Taxation of Regular Interests	534
General	534
Original Issue Discount	534
Acquisition Premium	537
Market Discount	537
Premium	538
Election To Treat All Interest Under the Constant Yield Method	538
Treatment of Losses	539
Yield Maintenance Charges and Prepayment Premiums	540
Sale or Exchange of Regular Interests	540
Taxes That May Be Imposed on a REMIC	541
Prohibited Transactions	541
Contributions to a REMIC After the Startup Day	541
Net Income from Foreclosure Property	541
Bipartisan Budget Act of 2015	542
Taxation of Certain Foreign Investors	542
FATCA	543
Backup Withholding	544
Information Reporting	544
3.8% Medicare Tax on “Net Investment Income”	544
Reporting Requirements	544
Certain State and Local Tax Considerations	545
Method of Distribution (Underwriter)	545
Incorporation of Certain Information by Reference	548
Where You Can Find More Information	549
Financial Information	549
Certain ERISA Considerations	550
General	550

Plan Asset Regulations	550
Administrative Exemptions	551
Insurance Company General Accounts	554
Legal Investment	555
Legal Matters	556
Ratings	556
Index of Defined Terms	559

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 24 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 63 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”, commencing on page 559 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to UBS Commercial Mortgage Securitization Corp.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the CCUBS 2017-C1 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND

WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN

REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED

CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2017-C1.

Depositor	UBS Commercial Mortgage Securitization Corp., a Delaware corporation. All the shares of capital stock of the depositor, are held by UBS Americas, Inc., a subsidiary of UBS AG. The depositor’s address is 1285 Avenue of the Americas, New York, New York 10019 and its telephone number is (212) 713-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	CCUBS Commercial Mortgage Trust 2017-C1, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership

●	Citi Real Estate Funding Inc., a New York corporation

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Cantor Commercial Real Estate Lending, L.P.	Cantor Commercial Real Estate Lending, L.P.(1)(2)(3)	24	$417,919,094	60.0%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.(4)(5)	7	189,450,000	27.2
UBS AG, New York Branch	UBS AG, New York Branch(6)(7)	6	89,377,027	12.8
Total		37	$696,746,122	100.0%

(1)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Cantor Commercial Real Estate Lending, L.P., Wells Fargo Bank, National Association, Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A. Such mortgage loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(2)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as Harmon Corner, representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Citi Real Estate Funding Inc. Such mortgage loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(3)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was originated by Ladder Capital Finance LLC. Such mortgage loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(4)	Two (2) mortgage loans secured by the mortgaged properties identified on Annex A-1 as 16 Court Street and Headquarters Plaza, representing approximately 10.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are part of separate whole loans that were each co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC. Each such mortgage loan was underwritten pursuant to Citi Real Estate Funding Inc.’s underwriting guidelines.

(5)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and Column Financial, Inc. Such mortgage loan was underwritten pursuant to Citi Real Estate Funding Inc.’s underwriting guidelines.

(6)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Natixis Real Estate Capital LLC and UBS AG, New York Branch. Such mortgage loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

(7)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank National Association and

UBS AG, New York Branch. Such mortgage loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This transaction is being structured with a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (in satisfaction of the retention obligations of UBS AG, New York Branch in its capacity as the retaining sponsor) will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the credit risk retention rules. During this time, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related pooling and servicing agreement related to the transaction indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, a servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing

Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Each non-serviced mortgage loan will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating and processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Midland Loan Services, a Division of PNC Bank, National Association was selected to be the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, which, on the closing date, is expected to be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder”. The primary servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253- 9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Prior to the related servicing shift securitization date, a servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Primary Servicer	Berkeley Point Capital LLC, a Delaware limited liability company, will act as primary servicer with respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 as Riverview Landing, Chelsea Multifamily Portfolio, 10 Java Street, Westin Crystal City, Queens Multifamily Portfolio, Snowmass Village, Hyatt

Regency Princeton, Rising Sun Towne Centre, AM General Building, 130 Bowery, Manchester Financial Building, Walgreens Santee, Kohl’s Reno, Minges Creek, Country Inn & Suites Romeoville, 14th Street, Southpointe Retail, Bluebonnet Crossing, James Perse Building and Marc Brooklyn Multifamily, collectively representing approximately 41.1% of the aggregate principal balance of the pool balance as of the cut-off date, which will be transferred to the issuing entity by Cantor Commercial Real Estate Lending, L.P. See “Transaction Parties—The Primary Servicer—Berkeley Point Capital LLC”. The principal servicing office of Berkeley Point Capital LLC is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108. The master servicer will pay the fees of the primary servicer or servicers to the extent such fees are received. Berkeley Point Capital LLC is an affiliate of Cantor Commercial Real Estate Lending, L.P., a sponsor, a mortgage loan seller and an originator, and Cantor Fitzgerald & Co., an underwriter.

Trustee	Wells Fargo Bank, National Association is expected to act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to a servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to a servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, is expected to act as the certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Wells Fargo Bank, National Association is also serving as Cayman agent with respect to the Marriott Grand Cayman mortgage loan for the sole purpose of being the mortgagee of record following the transfer of the Marriott Grand Cayman mortgage loan to the issuing entity. In its capacity as Cayman agent, Wells Fargo Bank, National Association will not take any action except upon the direction of the trustee. Following the transfer of the Marriott Grand Cayman mortgage loan into the issuing entity, the Cayman agent, on behalf of the issuing entity, will become the mortgagee of record with respect to the mortgage loan.

The custodian with respect to the servicing shift mortgage loans will initially be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing such servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the or pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, is expected to act as the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced.

The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, is also expected to act as asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the related controlling pari passu companion loan holder with respect to a servicing shift whole loan prior to the servicing shift securitization date, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See

“Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class D-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will purchase the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, and that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan, and (iii) any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift securitization date, the rights of the controlling noteholder of such servicing shift whole loan are expected to exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder under the pooling and servicing agreement for this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2017 (or, in the case of any mortgage loan that has its first due date after November 2017, the date that would have been its due date in November 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 30, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Maryland, New York, North Carolina, Kansas, Pennsylvania, or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated
Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	July 2022
Class A-2	December 2022
Class A-SB	June 2027
Class A-3	October 2027
Class A-4	November 2027
Class X-A	November 2027
Class X-B	November 2027
Class A-S	November 2027
Class B	November 2027
Class C	November 2027

The rated final distribution date will be the distribution date in November 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C1:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$10,150,000	1.46%	30.000%
Class A-2	$118,871,000	17.06%	30.000%
Class A-SB	$15,396,000	2.21%	30.000%
Class A-3	$161,354,000	23.16%	30.000%
Class A-4	$181,951,000	26.11%	30.000%
Class X-A	$487,722,000	NAP	NAP
Class X-B	$120,188,000	NAP	NAP
Class A-S	$57,481,000	8.25%	21.750%
Class B	$29,612,000	4.25%	17.500%
Class C	$33,095,000	4.75%	12.750%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.07250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25000% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan and any related serviced companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00969%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.00207% with respect to each mortgage loan (other than the Chelsea Multifamily Portfolio mortgage loan, the 2U Headquarters mortgage loan, the Westin Crystal City mortgage loan, the Marriott Grand Cayman mortgage loan, the Hyatt Regency Princeton mortgage loan and the At Home Portfolio mortgage loan) and REO loan, (ii) 0.00350% with respect to the Chelsea Multifamily Portfolio mortgage loan, (iii) 0.00354% with respect to the 2U Headquarters mortgage loan, (iv) 0.00415% with respect to the Westin Crystal City mortgage loan, (vi) 0.00416% with respect to the Marriott Grand Cayman mortgage loan, (vii) 0.00485% with respect to the Hyatt Regency Princeton mortgage loan and (viii) 0.00675% with respect to the At Home Portfolio mortgage loan.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00057%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—

The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
GNL Portfolio	0.00250%	(3)
General Motors Building	0.00125%	0.05000%
Yorkshire & Lexington Towers	0.00250%	0.25000%
Headquarters Plaza	0.00250%	(4)
National Office Portfolio	0.00250%	0.25000%
Bass Pro & Cabela’s Portfolio	0.00250%	0.25000%
Manchester Financial Building	0.02250%	(4)

(1)	Does not reflect the 16 Court Street mortgage loan or the Harmon Corner Mortgage Loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in the related servicing shift pooling and servicing agreement.

(2)	Included as part of the servicing fee rate.

(3)	The special servicing fee rate is the greater of (i) 0.25000% per annum or (ii) the rate that would result in a special servicing fee of (A) $3,500 per month or (B) if the risk retention consultation party is entitled to consult with the special servicer, for so long as the subject whole loan is specially serviced and the equivalent of a consultation termination event exists, $5,000 per month.

(4)	The special servicing fee rate is the greater of (i) 0.25000% per annum or (ii) the rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A and Class X-B certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A and Class X-B certificates are interest-only certificates.

(2)	Other than the Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-seven (37) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in ninety-eight (98) commercial or multifamily. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $696,746,122.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-seven (37) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan”) and/or, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
GNL Portfolio	$50,500,000	7.2%	$136,500,000	N/A	57.9%	57.9%	2.22x	2.22x
General Motors Building	$47,600,000	6.8%	$1,422,400,000	$830,000,000	30.6%	47.9%	4.33x	2.77x
16 Court Street	$44,400,000	6.4%	$66,600,000	N/A	63.4%	63.4%	1.83x	1.83x
Chelsea Multifamily Portfolio	$35,000,000	5.0%	$40,000,000	N/A	58.2%	58.2%	1.30x	1.30x
Harmon Corner	$35,000,000	5.0%	$108,000,000	N/A	56.5%	56.5%	2.02x	2.02x
2U Headquarters	$34,000,000	4.9%	$20,000,000	N/A	69.3%	69.3%	1.60x	1.60x
Yorkshire & Lexington Towers	$25,000,000	3.6%	$175,000,000	$200,000,000	22.5%	44.9%	4.28x	1.68x
Headquarters Plaza	$25,000,000	3.6%	$125,000,000	N/A	62.8%	62.8%	2.23x	2.23x
National Office Portfolio	$24,970,933	3.6%	$159,813,968	N/A	64.2%	64.2%	1.64x	1.64x
Bass Pro & Cabela’s Portfolio	$24,750,000	3.6%	$170,150,000	N/A	50.4%	50.4%	2.72x	2.72x
Westin Crystal City	$24,000,000	3.4%	$24,000,000	N/A	56.8%	56.8%	2.61x	2.61x
Marriott Grand Cayman	$23,904,141	3.4%	$55,776,329	N/A	56.1%	56.1%	1.91x	1.91x
Hyatt Regency Princeton	$18,000,000	2.6%	$15,000,000	N/A	68.8%	68.8%	1.88x	1.88x
At Home Portfolio	$10,677,027	1.5%	$29,963,594	N/A	61.7%	61.7%	1.50x	1.50x
Manchester Financial Building	$10,500,000	1.5%	$15,000,000	N/A	60.7%	60.7%	1.40x	1.40x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan and any mezzanine debt.

(2)	Calculated including any related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of the Chelsea Multifamily Portfolio whole loan, the 2U Headquarters whole loan, the Westin Crystal City whole loan, the Marriott Grand Cayman whole loan, the Hyatt Regency Princeton whole loan and the At Home Portfolio whole loan will be serviced by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

The 16 Court Street whole loan and the Harmon Corner whole loan (collectively, the “servicing shift whole loans” and the related mortgage loans, the “servicing shift mortgage loans”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). In each case, prior to the related servicing shift securitization date, the servicing shift whole loans will be “serviced whole loans”, the related mortgage loans will be “serviced mortgage loans” and the related companion loans will be “serviced companion loans”. In each case, on and after the related servicing shift securitization date, the servicing shift whole loans will be “non-serviced whole loans”, the related mortgage loans will be “non-serviced mortgage loans” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Loan Name	Transaction/Trust Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
GNL Portfolio	CSAIL 2017-CX10	7.2%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association
General Motors Building	BXP 2017-GM	6.8%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Yorkshire & Lexington Towers	CSAIL 2017-CX10	3.6%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association
Headquarters Plaza	CD 2017-CD6	3.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
National Office Portfolio	UBS 2017-C5(3)	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Bass Pro & Cabela’s Portfolio	GSMS 2017-GS8	3.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Manchester Financial Building	UBS 2017-C5	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Certificateholder
GNL Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
General Motors Building	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	BlackRock Financial Management, Inc.
Yorkshire & Lexington Towers	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
Headquarters Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Argentic Securities Income USA LLC or its affiliate
National Office Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Bass Pro & Cabela’s Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate
Manchester Financial Building	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Information in this table is presented as of the closing date of the related securitization.

(2)	This table does not include information related to the servicing shift whole loans.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under the related pooling and servicing agreement for that securitization transaction (and by the service provider parties thereto).

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$696,746,122
Number of mortgage loans	37
Number of mortgaged properties	98
Range of Cut-off Date Balances	$2,440,000 to $50,500,000
Average Cut-off Date Balance	$18,830,976
Range of Mortgage Rates	2.7400% to 5.4485%
Weighted average Mortgage Rate	4.4230%
Range of original terms to maturity	60 months to 121 months
Weighted average original term to maturity	110 months
Range of remaining terms to maturity	56 months to 121 months
Weighted average remaining term to maturity	109 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	356 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	17.2% to 73.4%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	55.3%
Range of LTV Ratios as of the maturity date(3)(4)(5)	17.2% to 70.8%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	52.6%
Range of U/W NCF DSCRs(3)(6)	1.29x to 6.73x
Weighted average U/W NCF DSCR(3)(6)	2.13x
Range of U/W NOI Debt Yields(3)(5)	6.2% to 26.1%
Weighted average U/W NOI Debt Yield(3)(5)	10.6%
Percentage of Initial Pool Balance consisting of:
Full IO	71.5%
Amortizing	15.9%
Partial IO	12.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-one (21) mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Riverview Landing, Chelsea Multifamily Portfolio, Harmon Corner, 10 Java Street, Yorkshire & Lexington Towers, Headquarters Plaza, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Queens Multifamily Portfolio, Snowmass Village, Rising Sun Towne Centre, AM General Building, 130 Bowery, Rimrock Crossing, Walgreens Santee, 1827 Adams Mill Road, James Perse Building and Marc Brooklyn Multifamily, representing approximately 71.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term.

(3)	In the case of fifteen (15) mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Chelsea Multifamily Portfolio, Harmon

Corner, 2U Headquarters, Yorkshire & Lexington Towers, Headquarters Plaza, National Office Portfolio, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Marriott Grand Cayman, Hyatt Regency Princeton, At Home Portfolio, and Manchester Financial Building representing approximately 62.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 47.9% and 2.77x, respectively. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 44.9% and 1.68x, respectively.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio and maturity date loan-to-value ratio have been calculated using the “as-is” appraised value.

(5)	In the case of two (2) mortgage loans identified on Annex A-1 as Riverview Landing and Cress Creek Square, representing approximately 8.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the subject loan-to-value ratio and debt yield were calculated based on the related principal balance as of the cut-off date, as reduced by a holdback or performance reserve.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, other than as described below, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loans.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as 10 Java Street, representing 4.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loans that previously encumbered the mortgaged property (a $7,000,000 loan and a

$43,000,000 loan) were subject to a 2010 forbearance agreement and then additional amendments in 2012. The prior lender accepted $34,584,529 in full satisfaction of the prior loans and proceeds of the mortgage loan were used to pay off the prior loans.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Manchester Financial Building, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was previously encumbered by a prior loan that went into maturity default in July 2017 and was subject to a two-month extension. The mortgage loan paid off the prior loan in full. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Minges Creek, representing 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan that previously encumbered the mortgaged property was modified to provide for an interest only period from May 1, 2009 through May 1, 2012, which caused an increase in the maturity date balance for the prior loan. The mortgage loan paid off the prior loan in full.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans with Limited

Operating History	With respect to thirty-four (34) of the mortgaged properties, securing or partially securing seven (7) mortgage loans representing approximately 16.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the related cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by UBS AG, New York Branch, as retaining sponsor, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation;

●	the certificate administrator’s website initially located at www.ctslink.com; and

●	the master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any mortgage loan as to which equity interests in the related borrower directly or indirectly secure mezzanine debt, the mezzanine lender will generally have the option to purchase such mortgage loan under certain default scenarios.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in, “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Parking Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend on financial aid, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, ongoing litigation concerning the status of rent stabilized properties may adversely affect the existing market rate units and a borrower’s ability to convert rent stabilized units to market rent units in the future. For example, the New York State Appellate Division, in Altman v. 285 West Fourth (1st Dept., 2015) held that in order to effectuate vacancy luxury deregulation, the legal rent had to be above the statutory deregulation threshold at the time the outgoing tenant vacated and the fact that the legal rent was above the statutory threshold at the time the incoming tenant moved in was not relevant. The Altman case is currently on appeal and scheduled to be heard by the New York Court of Appeals. The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as Yorkshire & Lexington Towers includes both rent stabilized units and market rent units. If the New York Court of Appeals were to uphold the Altman decision, no assurances can be made as to the impact on the existing market rent units at the Yorkshire & Lexington Towers mortgaged properties or the ability of rent stabilized units at the Yorkshire & Lexington Towers mortgaged properties to convert to market rent units in the future.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, mixed use, office, multifamily, hospitality and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, New Jersey, Maryland, Pennsylvania, Nevada and California. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Risks Related to Mortgage Loans Secured by Mortgaged Properties Located in the Cayman Islands

The mortgage loan identified on Annex A-1 as Marriott Grand Cayman, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is secured by a mortgaged property that is located in the Cayman Islands. Such mortgaged property is subject to the risks described below:

Sovereign Risk

A foreign state has the ability to influence a transaction in many ways, including the imposition of exchange controls that limit the export of local or foreign currency, declaration of a moratorium on payments of external debt, diversion of debt service payments or expropriation of property. In addition, there is the risk that a country’s existing social structure will be subject to violent upheaval or other crisis. Because the mortgaged property is in the Cayman Islands (a British Overseas Territory) the mortgage loan is subject to these risks, collectively known as “sovereign risk”.

Risks Relating to the Location of the Mortgaged Property

The Marriott Grand Cayman mortgaged property is located in the Cayman Islands, which is in the so-called “hurricane belt” in the Caribbean Sea. The mortgaged property incurred significant damage as a result of Hurricane Ivan in 2004 and since then has incurred minor damage from subsequent hurricanes and tropical storms. In addition, erosion caused by storms and other environmental factors has reduced the beach area in front of the property from time to time. Permanent beach erosion, if not mitigated by restoration efforts, may result in increased damage to the mortgaged property from future hurricanes and tropical storms, a decrease in property value and a loss of tourist and convention business. Damage caused by tropical storms, hurricanes and other environmental factors to the mortgaged property and surrounding environment, specifically, or to the Cayman Islands, generally, can be expected to negatively impact the desirability of the mortgaged property as a tourist or convention destination, which can be expected to have a material adverse effect on occupancy rate and the income generated by the mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Risks Relating to Licensure Requirements

The right of the related borrower to operate the mortgaged property is subject to the related borrower having current Local Companies (Control) Law licenses (collectively, the “Local Companies (Control) Law License”), current Trade and Business licenses (collectively, the “Trade & Business License”) and a License to Operate a Tourist Accommodation (a “Tourism Law License”) from the applicable licensing boards of the Cayman Islands Government. The related borrower was approved for each of the foregoing licenses and a legal opinion was delivered on the origination date confirming that the related borrower has all licenses required under the Trade and Business Licensing Law (2007 Revision) and the Local Companies Control Law (2007 Revision) necessary to carry on its business in the Cayman Islands. The Local Companies (Control) Law License for the related borrower to own and operate the hotel, businesses and assets related thereto was expected to be, and has been, issued for a term of 12 years and is set to expire on November 24, 2027. The Trade and Business Licensing Board of the Cayman Islands, under the Local Companies Control Law (2007 Revision) may, at any time, revoke a Local Companies (Control) Law License: (a) for a contravention of any condition subject to which the license is granted; (b) if in the opinion of the applicable licensing board, the company concerned is carrying on business in a manner detrimental to the public interest; (c) if the company concerned ceases to carry on business in the Cayman Islands; (d) if the company concerned goes into liquidation or is wound up or otherwise dissolved; (e) if the company concerned fails to comply with any directive or requirement issued by the applicable licensing board; or (f) if the company concerned fails to pay the fee prescribed (currently an annual fee of CI$2,500). Each of the Trade & Business License and the Tourism Law License is expected to be issued for a term of one (1) year and each must be renewed annually. In the event that the related borrower is unable to maintain its Local Companies (Control) Law License and/or its Trade & Business License with respect to the mortgaged property, it would be required to terminate operations and/or attempt to sell the mortgaged property to (x) a local Cayman Islands company (which is a company at least 60% owned and controlled by Caymanians), which company would not be required under Cayman Islands law to obtain a Local Companies (Control) Law License to operate the mortgaged property but would be required to obtain a Trade & Business License or (y) a non-Caymanian controlled Cayman Islands company that has obtained an effective Local Companies (Control) Law License and an effective Trade & Business License.

In addition, the related borrower obtained a liquor license and a music and dance license, each of which must be renewed annually and is at the discretion of the Cayman Islands Liquor Licensing Board and the Music and Dancing (Control) Law, respectively. The related borrower has represented in the mortgage loan documents that all licenses required in connection with the use, occupancy and operation of the mortgaged property have been obtained and are in full force and effect.

Under Cayman Islands law, to operate a hotel resort and related businesses, various licenses must be held by appropriate persons and such licenses have specific disclosure, filing and payment of fee requirements and must be renewed from time to time. No assurances can be provided that the related borrower and/or other appropriate persons will be able to obtain a renewal of any of the above-mentioned licenses. Furthermore, in the event of an exercise of a power of sale or other enforcement of a lender’s rights, the purchaser would be required to apply in its own right for the corresponding replacement licenses. There can be no assurances that any of the foregoing licenses could be obtained.

In order to keep a Cayman Islands company, such as the related borrower, in good standing with the Registrar of Companies in the Cayman Islands, it must file an annual return with the Registrar of Companies and must pay annual filing fees to the Registrar of Companies. The Registrar of Companies will generally strike a Cayman Islands company from the Register of Companies after a period of 18 months if such company does not pay its annual fees (which are due in January of each year). Once a Cayman Islands company has been struck from the Register of Companies, then any property vested or belonging to such Cayman Islands company will vest in the Minister charged with responsibility for Financial Services and will be subject to disposition by the Governor in Cabinet or to retention for the benefit of the Cayman Islands pursuant to s.162 of the Companies Law (2016 Revision), subject, in either case, to a legal charge securing a mortgage loan related to such Cayman Islands company. Pursuant to s.159 of the Companies Law (2016 Revision), a company or any member or creditor thereof may apply (within two years, or such longer period as the Governor in Cabinet may allow, but not exceeding 10 years of being struck from the Register of Companies) to the courts of the Cayman Islands to have the company restored to the register upon payment of a re-instatement fee. The courts of the Cayman Islands have discretion as to whether or not to restore the company to the Register of Companies.

See also “—Hotel Properties Have Special Risks”.

Risks Related to Exchange of Cayman Islands Currency

A certain portion of the income of the related borrower under the Marriott Grand Cayman mortgage loan is received in the official currency of the Cayman Islands, the Cayman Island Dollar. The related mortgage loan, however, is denominated in U.S. Dollars and the related borrower is required to make debt service payments on the mortgage loan in U.S. Dollars. Since 1974, the Cayman Island government has maintained a fixed exchange rate (“Peg”) to the U.S. Dollar, which currently is approximately 1 Cayman Island Dollar to 1.22 U.S. Dollars. There can be no assurance, however, that the currency Peg will be maintained at the same rate at all times while the mortgage loan remains outstanding. To the extent that the current currency Peg is not maintained, and the Cayman Island Dollar is devalued vis-à-vis the U.S. Dollar, more Cayman Island Dollars would be required to maintain the related borrower’s debt service coverage on the U.S. Dollar denominated mortgage loan. If the related borrower cannot or will not increase the prices of its good and services in Cayman Island Dollars after such a devaluation, upon conversion of Cayman Island Dollars to U.S. Dollars for purposes of servicing the debt on the mortgage loan, less U.S. Dollars will be available to make payments on the related mortgage loan.

Risks Related to Exercise of Remedies Against the Mortgaged Property

To the extent that in connection with an exercise of its remedies under the related mortgage loan the trustee decides (in its capacity as chargee pursuant to the powers afforded to it under Cayman Islands law) to sell all or any portion of the mortgaged property, any disposition of the mortgaged property by the trustee will be subject to a stamp duty by the buyer equal to 7.5% of the greater of the purchase price and the market value of the mortgaged property so transferred, which, although the payment of stamp duty is normally the obligation of a purchaser, may have the effect of reducing the purchase price realized from the sale of the mortgaged property and the proceeds available to the issuing entity from such disposition.

A description of the process by which a lender may exercise its remedies against a borrower and mortgaged property in the Cayman Islands can be found in “Certain Legal Aspects of Mortgage Loans”.

Risks Related to Withholding or Other Taxes

The mortgage loan seller of the Marriott Grand Cayman mortgage loan has been advised that Cayman Islands law would not impose income or withholding tax on interest received on the mortgage loan by the issuing entity; however, no assurance can be given that the law will not change in the future. If an income or withholding tax were imposed on the mortgage loan, although the mortgage loan documents require the related borrower to pay such amounts, there can be no assurance that the related borrower will be able to pay such additional amounts. Moreover, none of the depositor, the mortgage loan seller or the issuing entity are obligated to “gross up” certificateholders for any such taxes. Accordingly, failure to pay such amounts by the related borrower would therefore result in a shortfall to affected certificateholders.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 40 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Underwriting Standards”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 24 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use. See representation and warranty no. 25 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

On September 8, 2017, the President signed legislation passed by both houses of Congress that extends the National Flood Insurance Program’s authorization for three months. It previously had been set to expire September 30, 2017. Congress must now reauthorize the National Flood Insurance Program by no later than December 8, 2017. We cannot assure you if or when the program will be reauthorized. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 29 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Underwriting Standards”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Underwriting Standards”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and/or “—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values or values other than “as-is”, we cannot assure you that any values shown in this prospectus will be the value of the related mortgaged property at the indicated stabilization date (if applicable) or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—CCRE Lending’s Underwriting Standards”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Cantor Commercial Real Estate Lending, L.P.” and “—UBS AG, New York Branch’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—

Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

The mortgaged property identified on Annex A-1 as Marriott Grand Cayman, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is located in the Cayman Islands. The concept of substantive consolidation is not recognized under the laws of the Cayman Islands. There is some judicial precedent from the courts of the Cayman Islands to disregard the fundamental principle of the separate legal existence of a company in certain circumstances, but such circumstances are generally limited to where a company is being used as a device for an illegal or improper purpose.

At origination of the Marriott Grand Cayman mortgage loan, opinions of counsel to the related borrower were delivered concluding on the basis of a reasoned analysis of analogous case law that in the event of a non-Cayman Islands court order declaring the affairs of the related borrower consolidated with the parent entities of the related borrower, and if the matter were properly presented to a Cayman Islands court and the Cayman Islands court correctly applied applicable law to the facts, such order would not in and of itself be recognized by a Cayman Islands court as sufficient basis to lift the corporate veil, and a court having jurisdiction in connection with a Cayman Islands company in liquidation has no power under Cayman Islands law to order that the estate of the related borrower be consolidated with the estate of any other entity or person. These opinions are based on numerous assumptions regarding future actions of the related borrower and its affiliates. We cannot assure you that in the event of the bankruptcy of the parent entities of the related borrower, the assets of the related borrower would not be treated as part of the bankruptcy estates of such parent entities. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving the related borrower and certain of its affiliates, we cannot assure you that a court would not consolidate the respective bankruptcy proceedings as an administrative matter. See “—The Borrower’s Form of Entity May Cause Special Risks” above.

Cayman Islands Fraudulent Transfer Considerations

With respect to the Marriott Grand Cayman mortgage loan, the related borrower has granted a first priority security interest in the mortgaged property to the lender. Generally,

under the laws of the Cayman Islands, the incurrence of an obligation or the transfer of property or an interest in property by a person or entity will be subject to avoidance under certain circumstances if the person or entity (A) transferred such property with the actual intent to hinder, delay or defraud its creditors or (B) did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person or entity constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s or entity’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts and (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured.

Accordingly, a lien granted by the related borrower to secure the repayment of the mortgage loan could be avoided if a court were to determine that (i) the related borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, or was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the related borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the mortgage loan, receive fair consideration or reasonably equivalent value for pledging its property. We cannot assure you that a fraudulent transfer challenge would not be made or, if made, that it would not be successful.

Among other things, a legal challenge to the granting of a lien and/or the incurrence of an obligation by a borrower may focus on the benefits realized by the related borrower from the mortgage loan proceeds. If a court were to find or conclude that the granting of the liens or the incurrence of the obligations associated with the mortgage loan was an avoidable fraudulent transfer or conveyance with respect to the related borrower, that court could subordinate all or part of the mortgage loan to existing or future indebtedness of the related borrower, recover the payments made under the mortgage loan by the related borrower, or take other actions detrimental to the holders of the certificates, including under certain circumstances, invalidating the mortgage loan or the applicable security instrument securing the mortgage loan.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of UBS AG, New York Branch, one of the sponsors and originators, and of UBS Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the 16 Court Street whole loan and the Harmon Corner whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. The servicing of the National Office Portfolio whole loan is being governed by the UBS 2017-C5 pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. On the related servicing shift securitization date, the servicing and administration of a servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the CCUBS 2017-C1 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the master servicer and the special servicer under the pooling and servicing agreement, assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date. In addition, with respect to the Mortgaged Property identified on Annex A-1 as GNL Portfolio — PNC Bank N.A., representing approximately 0.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), PNC Bank, National Association is the only tenant.

Similarly, it is expected that Wells Fargo Bank, National Association, will be the trustee, the custodian, the Cayman agent and the certificate administrator for this transaction. In addition, Wells Fargo Bank, National Association is also (1) the certificate administrator, the custodian and the trustee under the UBS 2017-C5 pooling and servicing agreement with respect to the National Office Portfolio whole loan and the Manchester Financial Building whole loan, (2) expected to be the master servicer, the certificate administrator and the custodian under the CD 2017-CD6 pooling and servicing agreement with respect to the Headquarters Plaza whole loan, (3) the master servicer, the certificate administrator and the custodian under the BXP Trust 2017-GM trust and servicing agreement with respect to the General Motors Building whole loan, (4) the trustee, the certificate administrator and the custodian under the CSAIL 2017-CX10 pooling and servicing agreement with respect to the GNL Portfolio whole loan and the Yorkshire & Lexington Towers whole loan and (5) the master servicer, the certificate administrator and the custodian under the GSMS 2017-GS8 pooling and servicing agreement with respect to the Bass Pro & Cabela’s Portfolio whole loan.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real mortgaged properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by mortgaged properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest. See also See “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real mortgaged properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by mortgaged properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans) or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date, take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans), (ii) the controlling noteholder of the 16 Court Street whole loan and the Harmon Corner whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
GNL Portfolio	CSAIL 2017-CX10	CSAIL 2017-CX10	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
General Motors Building	BXP 2017-GM	BXP 2017-GM	BlackRock Financial Management, Inc.
Yorkshire & Lexington Towers	CSAIL 2017-CX10	CSAIL 2017-CX10	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
Headquarters Plaza	CD 2017-CD6	CD 2017-CD6	Argentic Securities Income USA LLC or its affiliate
National Office Portfolio	UBS 2017-C5(3)	Ladder Capital Finance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Bass Pro & Cabela’s Portfolio	GSMS 2017-GS8	GSMS 2017-GS8	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate
Manchester Financial Building	UBS 2017-C5	UBS 2017-C5	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Does not include the 16 Court Street whole loan or the Harmon Corner whole loan, servicing for which will be transferred on the related servicing shift securitization date. The initial controlling noteholder for the 16 Court Street whole loan will be Barclays Bank PLC, as holder of the related controlling companion loan. The initial controlling noteholder for the Harmon Corner whole loan will be Cantor Commercial Real Estate Lending, L.P., as holder of the related controlling companion loan. With respect to such whole loan, after the servicing shift securitization date, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The initial directing certificateholder after such servicing shift securitization date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	As of the closing date of the related securitization.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under the related pooling and servicing agreement for that securitization transaction (and by the service provider parties thereto).

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In

addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder with or without cause at any time, for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related servicing shift whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced pari passu whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced pari passu whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced pari passu whole loan other than any servicing shift whole loan (solely with respect to the related serviced pari passu whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and any of its respective affiliates) (or, after a servicing shift securitization date, the securitization trust and directing certificateholder thereunder for the related controlling companion loan) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “third party purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the third party purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the third party purchaser or that the final pool as influenced by the third party purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the third party purchaser’s certificates. Because of the differing subordination levels, the third party purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the third party purchaser but that does not benefit other investors. In addition, while the third party purchaser is prohibited under the credit risk retention rules to enter into hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The third party purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The third party purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the third party purchaser’s acceptance of a mortgage loan. The third party purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The third party purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The third party purchaser is expected to appoint KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to a servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans— Certain Rights of each Non-Controlling Holder”, “—The Non-Serviced AB Whole Loans—General Motors Building Whole Loan—Consultation and Control” and “—Yorkshire & Lexington Towers Whole Loan—Consultation and Control”.

Because the incentives and actions of the third party purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, (i) with respect to any mortgage loan with one or more subordinate companion loans, prior to the occurrence and continuance of a “control appraisal period” or “control termination event” with respect to the related subordinate companion loan, the holder of the related subordinate companion loan and (ii) with respect to any servicing shift whole loan, prior to the servicing shift securitization date, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On September 30, 2015, the European Commission (the “European Commission”) published a proposal to amend the Capital Requirements Regulation (the “CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (the “STS Securitization Regulation”) which would, among other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together with the CRR Amendment Regulation, the “Securitization Regulations”). The Presidency of the Council of the European Union (the “Council”) and the European Parliament have proposed amendments to the Securitization Regulations. The subsequent trilogue discussions between representatives of the European Commission, the Council and the European Parliament, have resulted in a compromise agreement being reached on the contents of the Securitization Regulations. The Council published the compromise text of the STS Securitization Regulation in a communication dated June 26, 2017. However, the final forms of the Securitization Regulations have not yet been published and so their final contents are not yet known. The current intention is that the Securitization Regulations will only apply from January 1, 2019. Investors should be aware that there are likely to be material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulations.

None of the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor, the loan sellers or affiliates thereof had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt), defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment

Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan and any servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan and a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to a servicing shift mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. The holder of the controlling companion loan for a servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause (solely as to such servicing shift whole loan), regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than a servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and the servicing shift whole loans) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under the applicable pooling and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan and the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)         may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)        may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)       does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)       may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)        will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as and to the extent described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. There will be no operating advisor under the BXP 2017-GM trust and servicing agreement with respect to the General Motors Building whole loan. Additionally, with respect to a servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan with one or more related subordinate companion loans, the holders of such companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” with respect to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift  mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than UBS AG, New York Branch, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-seven (37) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $696,746,122 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in November 2017 (or, in the case of any Mortgage Loan that has its first due date after November 2017, the date that would have been its due date in November 2017 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Fifteen (15) of the Mortgage Loans, representing approximately 62.2% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”)

and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans”, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Sponsor	Originator	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Cantor Commercial Real Estate Lending, L.P.	Cantor Commercial Real Estate Lending, L.P.(1)(2)(3)	24	53	$417,919,094	60.0%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.(4)(5)	7	18	189,450,000	27.2
UBS AG, New York Branch	UBS AG, New York Branch(6)(7)	6	27	89,377,027	12.8
Total		37	98	$696,746,122	100.0%

(1)	One (1) Mortgage Loan identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Cantor Commercial Real Estate Lending, L.P., Wells Fargo Bank, National Association, Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A. Such Mortgage Loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(2)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as Harmon Corner, representing approximately 5.0% of the Initial Pool Balance, is part of a whole loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Citi Real Estate Funding Inc. Such mortgage loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(3)	One (1) mortgage loan secured by the mortgaged property identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, is part of a whole loan that was originated by Ladder Capital Finance LLC. Such mortgage loan was underwritten pursuant to Cantor Commercial Real Estate Lending, L.P.’s underwriting guidelines.

(4)	Two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 16 Court Street and Headquarters Plaza, representing approximately 10.0% of the Initial Pool Balance, are part of separate Whole Loans that were each co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC. Each such Mortgage Loan was underwritten pursuant to Citi Real Estate Funding Inc.’s underwriting guidelines.

(5)	One (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc. and Column Financial, Inc. Such Mortgage Loan was underwritten pursuant to Citi Real Estate Funding Inc.’s underwriting guidelines.

(6)	One (1) Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Natixis Real Estate Capital LLC and UBS AG, New York Branch. Such Mortgage Loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

(7)	One (1) Mortgage Loan identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, is part of a whole loan that was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and UBS AG, New York Branch. Such Mortgage Loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”)

creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 30, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date Loan-to-Value Ratio and/or the Loan-to-Value Ratio at Maturity for such Mortgage Loans has been calculated based on an other than “as-is” Appraised Value of a related Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” (or, in the case of Mortgage Loans identified under “—Appraised Value” below, other than “as-is”) Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan.

The LTV Ratio as of the related maturity date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon). In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of a Mortgage Loan that is part of a Whole Loan, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing, representing approximately 6.3% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated based upon the related Cut-off Date Balance as reduced by a $2,450,000 earnout reserve. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Cress Creek Square, representing approximately 2.3% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated based upon the related Cut-off Date Balance as reduced by a $400,000 holdback reserve. See Annex A-1 and the footnotes thereto for information relating to the unadjusted Cut-off

Date LTV Ratio for each such Mortgage Loan and the circumstances under which such reserve may be released.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage Loan with one or more related Subordinate Companion Loans, Loan-to-Value Ratios at Maturity were calculated without regard to any related Subordinate Companion Loan.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing, representing approximately 6.3% of the Initial Pool Balance, the Maturity Date LTV Ratio was calculated based upon the related balance as reduced by a $2,450,000 earnout reserve. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Cress Creek Square, representing approximately 2.3% of the Initial Pool Balance, the Maturity Date LTV Ratio was calculated based upon the related balance as reduced by a $400,000 holdback reserve. See Annex A-1 and the footnotes thereto for information relating to the unadjusted Maturity Date LTV Ratio for each such Mortgage Loan and the circumstances under which such reserve may be released.

“Maturity Date Balloon” or “Balloon” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the payment of principal, referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties, the percentage of rental units that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions) and (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination. In the case of some of the Mortgage Loans, the calculation of

Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); and (c) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a

Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See also Annex A-1 and the footnotes thereto for disclosure regarding any variances in the calculation of Underwritten Net Cash Flow.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing, representing approximately 6.3% of the Initial Pool Balance, the U/W NCF Debt Yield was calculated based upon the related Cut-off Date Balance as reduced by a $2,450,000 earnout reserve. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Cress Creek Square, representing approximately 2.3% of the Initial Pool Balance, the U/W NCF Debt Yield was calculated based upon the related Cut-off Date Balance as reduced by a $400,000 holdback reserve. See Annex A-1 and the footnotes thereto for information relating to the unadjusted U/W NCF Debt Yield for each such Mortgage Loan and the circumstances under which such reserve may be released.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing, representing approximately 6.3% of the Initial Pool Balance, the U/W NOI Debt Yield was calculated based upon the related Cut-off Date Balance as reduced by a $2,450,000 earnout reserve. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Cress Creek Square, representing approximately 2.3% of the Initial Pool Balance, the U/W NOI Debt Yield was calculated based upon the related Cut-off Date Balance as reduced by a $400,000 holdback reserve. See Annex A-1 and the footnotes thereto for information relating to the unadjusted U/W NOI Debt Yield for each such Mortgage Loan and the circumstances under which such reserve may be released.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment and (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annex A-1 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$696,746,122
Number of Mortgage Loans	37
Number of Mortgaged Properties	98
Range of Cut-off Date Balances	$2,440,000 to $50,500,000
Average Cut-off Date Balance	$18,830,976
Range of Mortgage Rates	2.7400% to 5.4485%
Weighted average Mortgage Rate	4.4230%
Range of original terms to maturity	60 months to 121 months
Weighted average original term to maturity	110 months
Range of remaining terms to maturity	56 months to 121 months
Weighted average remaining term to maturity	109 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	356 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	17.2% to 73.4%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	55.3%
Range of LTV Ratios as of the maturity date(3)(4)(5)	17.2% to 70.8%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	52.6%
Range of U/W NCF DSCRs(3)(6)	1.29x to 6.73x
Weighted average U/W NCF DSCR(3)(6)	2.13x
Range of U/W NOI Debt Yields(3)(5)	6.2% to 26.1%
Weighted average U/W NOI Debt Yield(3)(5)	10.6%
Percentage of Initial Pool Balance consisting of:
Full IO	71.5%
Amortizing	15.9%
Partial IO	12.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-one (21) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Riverview Landing, Chelsea Multifamily Portfolio, Harmon Corner, 10 Java Street, Yorkshire & Lexington Towers, Headquarters Plaza, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Queens Multifamily Portfolio, Snowmass Village, Rising Sun Towne Centre, AM General Building, 130 Bowery, Rimrock Crossing, Walgreens Santee, 1827 Adams Mill Road, James Perse Building and Marc Brooklyn Multifamily, representing approximately 71.5% of the Initial Pool Balance, that are interest only for the entire term.

(3)	In the case of fifteen (15) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Chelsea Multifamily Portfolio, Harmon Corner, 2U Headquarters, Yorkshire & Lexington Towers, Headquarters Plaza, National Office Portfolio, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Marriott Grand Cayman, Hyatt Regency Princeton, At Home Portfolio and Manchester Financial Building, representing approximately 62.2% of the Initial Pool Balance, each of which has one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the DSCR, LTV Ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, the related Cut-off Date LTV Ratio and Underwritten Net Cash Flow Debt Service Coverage Ratio calculated including the related Subordinate Companions Loans are 47.9% and 2.77x, respectively. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, the related Cut-off Date LTV Ratio and Underwritten Net Cash Flow Debt Service Coverage Ratio calculated including the related Subordinate Companion Loans are 44.9% and 1.68x, respectively.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio and LTV Ratio as of the maturity date have been calculated using the “as-is” appraised value.

(5)	In the case of two (2) Mortgage Loans identified on Annex A-1 as Riverview Landing and Cress Creek Square, representing approximately 8.6% of the Initial Pool Balance, the subject LTV Ratio and U/W NOI Debt Yield were calculated based on the related Cut-off Date Balances, as reduced by a holdback or performance reserve.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include eight (8) Mortgage Loans, representing approximately 31.3% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loans.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail
Single Tenant	25	$59,599,623	8.6%
Unanchored	5	46,247,251	6.6
Anchored	3	42,600,000	6.1
Shadow Anchored	1	5,750,000	0.8
Subtotal:	34	$154,196,874	22.1%
Mixed Use
Office/Retail	3	$60,600,000	8.7%
Retail/Signage	1	35,000,000	5.0
Office/Hospitality/Retail	1	25,000,000	3.6
Parking/Retail	1	16,000,000	2.3
Office/Industrial	2	8,601,203	1.2
Multifamily/Retail	1	2,440,000	0.4
Subtotal:	9	$147,641,203	21.2%
Office
Suburban	24	$82,307,604	11.8%
CBD	2	48,994,820	7.0
Subtotal:	26	$131,302,424	18.8%
Multifamily
Garden	3	$67,950,000	9.8%
Mid Rise	13	35,000,000	5.0
High Rise	2	25,000,000	3.6
Subtotal:	18	$127,950,000	18.4%
Hospitality
Full Service	3	$65,904,141	9.5%
Limited Service	1	4,689,354	0.7
Subtotal:	4	$70,593,495	10.1%
Industrial
Flex	2	$46,500,000	6.7%
Distribution	3	11,989,024	1.7
Manufacturing	1	4,131,818	0.6
Warehouse	1	2,441,283	0.4
Subtotal:	7	$65,062,126	9.3%
Total	98	$696,746,122	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Walgreens Santee, representing approximately 0.9% of the Initial Pool Balance, Walgreens Boots Alliance, Inc., the parent company of the single tenant at Walgreens Santee, acquired approximately 2,000 Rite Aid stores in September 2017 and intends to close approximately 600 Walgreens or Rite Aid locations. It is expected that the majority of the store closures will be Rite Aid stores located within one mile of existing Walgreens stores; however, Walgreens Boots Alliance, Inc. has not announced which stores will be closed. We cannot assure you that the Walgreens location at the Mortgaged Property will remain in operation.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e., such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more retail, office, multifamily, hospitality, industrial, signage and parking components. See “Risk Factors—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Parking Properties Have Special Risks”, as applicable.

●	Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to Mortgaged Property identified on Annex A-1 as Manchester Financial Building, representing approximately 1.5% of the Initial Pool Balance, portions of the Mortgaged Property encroach into adjoining property owned by the City of San Diego (the “City”) and such encroachments are subject to agreements with the City that generally provide that the City may require removal of the encroachments upon notice to the property owner and, if the property owner does not comply, the City can remove the encroachments and record a lien against the Mortgaged Property for the City’s costs. The title company issued an endorsement related to such encroachments.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily and mixed use properties with a multifamily component set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Chelsea Multifamily Portfolio, representing approximately 5.0% of the Initial Pool Balance, of 146 residential units, (i) twenty-one (21) of the units are subject to rent stabilization and (ii) two (2) of the units are subject to rent control, in either case pursuant to related New York City rent regulations.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, 242 of the 690 units at the Yorkshire Towers Mortgaged Property and 72 of the 137 units at the Lexington Towers Mortgaged Property are rent stabilized. If and when tenants of such rent stabilized units vacate, the borrower sponsor intends to renovate such apartments, with the expectation of converting each such unit to a market rent unit.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Queens Multifamily Portfolio, representing approximately 3.0% of the Initial Pool Balance, all 128 of the units at the Mortgaged Properties are subject to a Housing Assistance Payment Contract (“HAP”) under which, the federal Department of Housing and Urban Development makes monthly payments to the landlord of approximately 75% of the rental fees charged on each unit. The related tenants make weekly payments towards the payment of rent at an amount determined based on the household income for such unit. The HAP expires in 2022. In addition, all units at the Mortgaged Property are rent-controlled and may only be leased to individuals who earn 50% or less of the area median income. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations.”

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, the related Mortgaged Property is a mixed use property with retail, office and hospitality components. Food and beverage revenues represent approximately 33.9% of the underwritten revenues for the hotel portion of the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Westin Crystal City, representing approximately 3.4% of the Initial Pool Balance, approximately 21.2% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marriott Grand Cayman, representing approximately 3.4% of the

Initial Pool Balance, approximately 33.8% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Princeton, representing approximately 2.6% of the Initial Pool Balance, approximately 38.9% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Country Inn & Suites Romeoville, representing approximately 0.7% of the Initial Pool Balance, the appraisal concluded that a 96 room Holiday Inn Express and Suites, currently in the planning and zoning stages, located within a mile of the Mortgaged Property and scheduled to open in 2020, is expected to directly compete with the Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Westin Crystal City, Marriott Grand Cayman, Hyatt Regency Princeton and Country Inn & Suites Romeoville, representing approximately 10.1% of the Initial Pool Balance, require seasonality reserves to be funded at origination and/or on an ongoing basis to the extent of available excess cash flow (and/or from a monthly deposit by the borrower during specified months) in an amount specified in the related loan documents.

For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Headquarters Plaza(1)	$ 25,000,000	3.6%	11/30/2020	11/6/2027
Westin Crystal City	$ 24,000,000	3.4%	7/20/2037	8/6/2027
Marriott Grand Cayman	$ 23,904,141	3.4%	12/31/2026	7/6/2022
Hyatt Regency Princeton	$ 18,000,000	2.6%	6/26/2037	7/6/2027
Country Inn & Suites Romeoville(2)	$ 4,689,354	0.7%	6/16/2034	9/6/2027

(1)	Headquarters Plaza is a mixed-use property. The hospitality portion of the related Mortgaged Property is a Hyatt Regency hotel.

(2)	Either party may terminate the license agreement after providing 90 days’ notice as of June 30, 2029.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” as well as “—Specialty Use Concentrations”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area identified on Annex A-1 that operates its space in whole or in part as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance by Allocated Loan Amount
Restaurant(1)	7	15.4%
Grocery store(2)	3	6.1%
Media and entertainment studio(3)	2	5.4%
Gym, fitness center or a health club(4)	2	4.7%
Theater/entertainment facility(5)	1	3.6%
Event Venue(6)	1	1.7%
Medical/laboratory(7)	1	0.8%
Hair and/or nail salon(8)	1	0.5%

(1)	Includes the Mortgaged Properties identified on Annex A-1 as Harmon Corner, Snowmass Village, Little Tokyo Retail & Parking, Sinagua Plaza, Manchester Financial Building, 1827 Adams Mill Road and Minges Creek.

(2)	Includes the Mortgaged Properties identified on Annex A-1 as Rising Sun Towne Centre, Cress Creek Square and Rimrock Crossing.

(3)	Includes the Mortgaged Properties identified on Annex A-1 as 10 Java Street and 14th Street.

(4)	Includes the Mortgaged Properties identified on Annex A-1 as Rising Sun Towne Centre and Cress Creek Square.

(5)	Includes the Mortgaged Properties identified on Annex A-1 as Headquarters Plaza.

(6)	Includes the Mortgaged Properties identified on Annex A-1 as 130 Bowery.

(7)	Includes the Mortgaged Properties identified on Annex A-1 as 1827 Adams Mill Road.

(8)	Includes the Mortgaged Properties identified on Annex A-1 as Southpointe Retail.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan Per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
GNL Portfolio	$50,500,000	7.2%	$71	2.22x	57.9%	Various
General Motors Building	$47,600,000	6.8%	$739	4.33x	30.6%	Mixed Use
16 Court Street	$44,400,000	6.4%	$341	1.83x	63.4%	Office
Riverview Landing	$44,000,000	6.3%	$141,935	1.53x	60.7%	Multifamily
Chelsea Multifamily Portfolio	$35,000,000	5.0%	$513,699	1.30x	58.2%	Multifamily
Harmon Corner	$35,000,000	5.0%	$2,084	2.02x	56.5%	Mixed Use
2U Headquarters	$34,000,000	4.9%	$175	1.60x	69.3%	Office
10 Java Street	$33,000,000	4.7%	$310	1.59x	26.6%	Industrial
Yorkshire & Lexington Towers	$25,000,000	3.6%	$241,838	4.28x	22.5%	Multifamily
Headquarters Plaza	$25,000,000	3.6%	$169	2.23x	62.8%	Mixed Use
National Office Portfolio	$24,970,933	3.6%	$72	1.64x	64.2%	Office
Bass Pro & Cabela’s Portfolio	$24,750,000	3.6%	$103	2.72x	50.4%	Retail
Westin Crystal City	$24,000,000	3.4%	$218,182	2.61x	56.8%	Hospitality
Marriott Grand Cayman	$23,904,141	3.4%	$270,103	1.91x	56.1%	Hospitality
Queens Multifamily Portfolio	$20,750,000	3.0%	$162,109	1.69x	57.2%	Multifamily

Top 3 Total/Weighted Average	$142,500,000	20.5%		2.80x	50.5%
Top 5 Total/Weighted Average	$221,500,000	31.8%		2.31x	53.7%
Top 15 Total/Weighted Average	$491,875,073	70.6%		2.24x	52.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan Per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below, collectively representing approximately 24.5% of the Initial Pool Balance, are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or portfolio of properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
GNL Portfolio	$50,500,000	7.2%
Chelsea Multifamily Portfolio	35,000,000	5.0
Yorkshire & Lexington Towers	25,000,000	3.6
National Office Portfolio	24,970,933	3.6
Bass Pro & Cabela’s Portfolio	24,750,000	3.6
At Home Portfolio	10,677,027	1.5
Total	$170,897,960	24.5%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing 3.6% of the Initial Pool Balance, the related Mortgaged Property is owned by two separate borrowers, one of which has a leasehold interest in the office and retail portion and the second of which has a leasehold interest in the hotel portion of the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 As Queens Multifamily Portfolio, the Mortgaged Property is comprised of three non-contiguous parcels located within approximately 700 feet from each other at three different addresses. The Mortgage Loan was underwritten using combined rent, income, expense and occupancy information.

Related Borrower Loans(1)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Chelsea Multifamily Portfolio	13	$35,000,000	5.0%
Queens Multifamily Portfolio	1	20,750,000	3.0
Total for Group 1:	14	$55,750,000	8.0%

(1)	Total may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based

on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	22	$225,422,286	32.4%
New Jersey	4	$59,697,406	8.6%
Maryland	2	$50,850,000	7.3%
Pennsylvania	2	$45,334,064	6.5%
Nevada	2	$41,067,596	5.9%
California	5	$39,699,820	5.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout twenty-one (21) other states and the Cayman Islands, with no more than 4.7% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Seven (7) Mortgaged Properties, collectively representing approximately 6.8% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15.0%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina or in the Cayman Islands, which areas are more susceptible to hurricanes. See representation and warranty no. 16 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties With Limited Prior Operating History

With respect to thirty-four (34) of the Mortgaged Properties, securing or partially securing Mortgage Loans collectively representing approximately 16.7% of the Initial Pool Balance, such Mortgaged Properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to the Mortgaged Properties identified on Annex A-1 as Chelsea Multifamily Portfolio, Yorkshire & Lexington Towers, Westin Crystal City, Hyatt Regency Princeton and Little Tokyo Retail & Parking, representing in the aggregate 16.9% of the Initial Pool Balance, the related Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to one (1) Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Chelsea Multifamily Portfolio, representing approximately 5.0% of the Initial Pool Balance, the related borrowers are partially indirectly owned by a crowd funding investor group. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Condominium Interests

Three (3) of the Mortgaged Properties, identified on Annex A-1 as Bass Pro & Cabela’s Portfolio — 2250 Gatlin Blvd., Snowmass Village and 1827 Adams Mill Road, collectively, representing approximately 3.9% of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Other than as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. In addition, the loan documents with respect to some Mortgage Loans expressly permit the Mortgaged Property to be converted into a condominium.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 16 Court Street, representing approximately 6.4% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to convert the related Mortgaged Property into two condominium units and to obtain the release of floors 26 to 36 (the “Residential Condominium Unit”) from the lien of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”. A condominium conversion may be effectuated at the related Mortgaged Property upon the satisfaction of various requirements set forth in the related loan documents, including the delivery of a rating agency confirmation.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, the Mortgage Loan documents permit the conversion of the related Mortgaged Property to a condominium structure in order to permit the release of an undeveloped, non-income producing parcel that was not assigned value in the appraisal (the “Release Parcel”) from the lien of the Whole Loan. See “Description of the Mortgage Pool- Certain Terms of the Mortgage Loans- Releases; Partial Releases”. At the election of the borrowers, the ground lessor, the ground lessee of the Release Parcel and/or any other person designated by the ground lessee of the Release Parcel to be the initial owner of the condominium unit(s) comprising the Release Parcel (such person, the “Release Unit Owner”), a condominium conversion may be effectuated at the related Mortgaged Property upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, which include the satisfaction of certain REMIC requirements and the delivery of a rating agency confirmation. Upon the completion of the condominium conversion, the condominium unit(s) comprising the Release Parcel would be released from the lien of the Whole Loan and conveyed to the Release Unit Owner and the ground lease structure would terminate, with the related borrowers owning the condominium interests in the commercial unit(s) and the hotel unit(s) (which units would include all of the real property in which each borrower currently has a leasehold estate). The related borrowers are each required to maintain control of the condominium board after the condominium conversion, and such control will pass to the lender and/or any successor owner of the Mortgaged Property upon foreclosure, deed-in-lieu of foreclosure or other transfer of the Mortgaged Property pursuant to an exercise of remedies under the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1827 Adams Mill Road, representing approximately 0.8% of the Initial Pool Balance, the related Mortgaged Property is a four story residential and commercial condominium building. The collateral for the related Mortgage Loan consists of retail space on the ground floor leased by three tenants, an underground parking garage and 15 storage spaces (collectively comprising the commercial and parking condominium units), but does not include 34 residential condominium units located on the second through fourth floors of the building. The condominium board of directors consists of five members, two of which are appointed by the related borrower as the owner of the commercial unit and the parking unit. The affairs and business of the condominium association are to be managed by the board. A majority of the entire board will constitute a quorum. Decisions are to be made by the majority of the quorum. No quorum can be present unless the directors corresponding to the commercial unit and parking unit are present. No action may be taken which primarily affects the commercial unit or parking unit, as applicable, unless the corresponding director consents. Proposed amendments to the declaration or bylaws of the condominium association that would have a material or adverse effect to mortgagees and any proposed termination of the condominium post-condemnation/casualty will require the consent of 51% of eligible mortgagees, such percentage being based on the aggregate percentage of voting rights allocated to the condominium units in which the consenting eligible mortgagees have security interests as compared to the aggregate percentage of voting rights allocated to all condominium units subject to security interests. The commercial and parking units are collectively allocated 30% of the voting rights.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple	97	$671,746,122	96.4%
Leasehold	1	25,000,000	3.6
Total	98	$696,746,122	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

As among the 15 largest Mortgage Loans, the one (1) Mortgage Loan, representing approximately 3.6% of the Initial Pool Balance, substantially all of the related Mortgaged Property for the Headquarters Plaza Mortgage Loan consists of a ground leasehold interest.

In general except as noted in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property is subject to two ground leases. The related borrowers are the lessees under a long-term ground lease (the “HQP Borrower Ground Lease”) with respect to the commercial and hotel portions of the Mortgaged Property, which ground lease has an annual rent of $189,000 and expires on November 11, 2074, with no renewal, extension or termination rights remaining. An affiliate of the borrowers is the lessee under the other ground lease (the “Release Parcel Ground Lease”), which affects an undeveloped, non-income producing parcel (the “Release Parcel”). The ground lessor under both the HQP Borrower Ground Lease and the Release Parcel Ground Lease has granted a fee mortgage in favor of the lender. Accordingly, the related Mortgage Loan is secured by (i) the borrowers’ leasehold interests in the commercial and hotel portions of the Mortgaged Property, (ii) the ground lessor’s fee interest in the commercial and hotel portions of the Mortgaged Property, and (iii) the ground lessor’s fee interest in the Release Parcel (collectively, the “HQP Collateral”). The leasehold interest in the Release Parcel, however, is not collateral for the Headquarters Plaza Mortgage Loan. In the event of a foreclosure, the lender will take possession of the HQP Collateral; provided, however, that the fee interest in the Release Parcel will be subordinate to the Release Parcel Ground Lease, which includes a purchase option that may be exercised by the ground lessee of the Release Parcel in the event of a foreclosure. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal”. In addition, upon the partial release of the Release Parcel from the lien of the Mortgage Loan pursuant to the related Mortgage Loan documents, the ground lease structure will terminate and the borrowers will own in fee all of the real property in which the borrowers currently have a leasehold estate. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than thirteen months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 40 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Sandoz, Inc., representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, the related ESA identified a controlled recognized environmental condition (a “CREC”) related to contamination of on-site soils at concentrations exceeding the New Jersey Department of Environmental Protection (“NJDEP”) soil clean-up criteria, as a result of pesticide application in connection with a prior period of agricultural use. A deed notice was signed by the Trustees of Princeton University (the owners of the related property at that time) and approved by the NJDEP, limiting activities at the Mortgaged Property to non-residential use, and subjecting the Mortgaged Property to certain statutory and regulatory requirements, including submission of biennial reports to the NJDEP documenting that the deed notice is being maintained.

●	With respect to the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Intervet, Inc., representing approximately 1.0% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property was part of a poultry farm from at least 1921 through approximately 1980, the operation of which included the use of numerous underground storage tanks that contained fuel oil, gasoline and diesel. A release incident with subsurface impacts was closed in 1994, but with deed limitations and use restrictions indicated, which include non-residential use. The related ESA considers this a CREC.

●	With respect to the Mortgaged Properties identified on Annex A-1 as (i) GNL Portfolio — C&J Energy Services, Inc. II and (ii) GNL Portfolio — C&J Energy Services, Inc. I (the “C&J Properties”), which together represents approximately 0.8% of the Initial Pool Balance by allocated loan amount, the C&J Properties were impacted by contamination from historical operations of an unrelated adjacent site. The contamination was remediated to industrial/commercial use standards, consistent with the current site use, and no further action is currently required by any regulatory entity or recommended pursuant to an independent ESA obtained by the lender for each of the related Mortgaged Properties. Notwithstanding the foregoing, C&J Properties may not be developed for residential purposes without potential further action. The C&J Properties were entered into the Texas Innocent Owner/Operator Program (“TCEQ IOP”) on April 14, 2015, which provides liability protections to innocent landowners, given that the contamination was not caused or created by the current landowner. Future landowners desiring the same liability protections would similarly need to apply to the TCEQ IOP. According to the related ESAs, the level of impact remaining at the related Mortgaged Properties and the restrictive use covenants in place constitute a CREC.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Lippert Components Manufacturing, Inc., representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property has onsite groundwater contamination from an offsite source, which contamination is the subject of ongoing remediation (for which Ashland, Inc., which is not an affiliate of the related borrower, is the responsible party) and which is considered a REC, however, such contamination does not constitute a vapor intrusion threat according to the related ESA. In addition, the Mortgaged Property is listed with the Indiana Department of Environmental Management (“IDEM”) for having undergone extensive remediation prior to the construction of the buildings currently on the Mortgaged Property, relating to a former operations which included a motor freight terminal, automobile and truck servicing and repair, and scrap metal salvaging and warehousing. The ESA indicates that an environmental restrictive covenant (“ERC”) was prepared to prohibit residential or agricultural land use, the use of onsite groundwater for potable purposes and to require future property owners to notify the IDEM of any changes in use or zoning of the Mortgaged Property. The ESA indicates that the residual contamination attributed to historic site operations and resulting ERC constitute a CREC. In addition, the ESA indicates the Mortgaged Property is listed in the U.S. EPA National Priority List (“NPL”) and the U.S. EPA Engineering Controls database with respect to former use on the northwest portion of the Mortgaged Property. Remediation was performed by the potentially responsible party, the County of St. Joseph, which was deemed complete by EPA Region 5 on September 29, 1995 and the facility was subsequently removed from the NPL on September 6, 1996. According to the ESA, the pending closure of the NPL case with engineering controls constitutes a CREC in connection with the Mortgaged Property. According to the ESA, the IDEM also indicated that to obtain qualification for liability protection as a bona fide prospective purchaser, and as a condition of issuance of a comfort letter under the Comfort and Site Status Letter Policy and Contaminated Aquifers Policy, compliance with the ERC is required to prevent human exposure to on-site contamination.

●	With respect to the Mortgaged Property identified on Annex A-1 as 1827 Adams Mill Road, representing approximately 0.8% of the Initial Pool Balance, the Mortgaged Property is listed in the Leaking Underground Storage Tank, Underground Storage Tank, Resource Conservation and Recovery Act, Integrated Compliance Information System and Federal Index System regulatory databases. All of these listings relate to a former usage of the Mortgaged Property as a gasoline filling station and automotive service center from around 1926 to 2013. Groundwater sampling showed elevated levels of petroleum constituent compounds above regulatory standards both on and off the parcel of land which includes the Mortgaged Property. Active remediation was performed during construction activities in 2014, which consisted of the removal of the petroleum-impacted soil. In addition, a subsurface investigation in 2012 identified tetrachloroethylene (“PCE”) in the groundwater (above regulatory standards), which was presumed to have originated from an up-gradient, off-site source, as former dry-cleaning activities were identified in the area. According to the related ESA, the PCE and filling station impacts to the groundwater are considered a REC. Subsurface areas of the site were coated with a liquid-applied coating to prevent vapor intrusion, and the parking structure at the Mortgaged Property is equipped with ventilation equipment intended to prevent any chlorinated solvent vapors, if present, from entering the building. In addition, there are two groundwater monitoring wells in the parking garage area, which are sampled semi-annually, the results of which are submitted to the Department of Energy and Environment (the “DOEE”). Chevron Environmental Management Company (“Chevron”) is responsible for the ongoing groundwater monitoring and reporting to the DOEE. An ESA concluded that as ongoing groundwater monitoring is the responsibility of Chevron and the potential for vapor intrusion has been addressed, no additional action is required other than cooperating with access requests for the ongoing monitoring.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, pursuant to property improvement plans (“PIPs”) required by the franchisors. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, the fourth largest tenant, Apple, has its flagship retail location at the Mortgaged Property underneath a 35-foot glass cube at the center of the pedestrian plaza on the Fifth Avenue side of the Mortgaged Property (the “Apple Cube Space”). The Apple store is undergoing a renovation to expand its space by approximately 34,000 square feet, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade (the “Apple Cube Space Renovation”). Apple has the right to terminate its entire lease if the newly renovated space is not delivered by February 3, 2020, subject to force majeure. During the Apple Cube Space Renovation, Apple is occupying the former FAO Schwarz space pursuant to a lease amendment that expires on the earlier of completion of the renovations or December 31, 2018. See “Tenant Issues—Other” below.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 16 Court Street, representing approximately 6.4% of the Initial Pool Balance, at origination of the Mortgage Loan, the related borrower deposited $3,347,154 with the lender, to be deposited into a sprinkler work reserve fund, for outstanding sprinkler work which must be completed by July 1, 2019 in order for the Mortgaged Property to remain in compliance with retroactive amendments to the Building Code and Fire Prevention Code for New York City office buildings. The total cost for the sprinkler work is estimated to be $6,560,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing, representing approximately 6.3% of the Initial Pool Balance, the Mortgaged Property is currently being renovated to include, among other things, upgraded appliances and fixtures in each of the units. Currently, 81 of the 310 units have been upgraded. The expected completion date for the remaining renovations is November 11, 2022. At origination, the borrower reserved with the lender $2,450,000 representing approximately 114% of the estimated cost of such renovations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, certain affiliates of the related borrower are required to make improvements to the plaza area of the Mortgaged Property pursuant to an agreement with the Municipality of Morristown. Upon the execution of such agreement, the borrower affiliates escrowed $290,000 (the “Plaza Escrow”) to cover the costs of certain fees in connection with the renovations and to provide a good faith deposit to ensure the completion of the renovations. The borrower affiliates are required to contribute an additional amount of no more than $1,150,000 towards such improvements (including $250,000 of the Plaza Escrow). The Mortgage Loan documents require the borrower affiliates to complete such repairs by July 17, 2018, as such deadline may be extended by the lender in its reasonable discretion for an additional 60 days. In connection with this requirement, an amount equal to $1,500,000 was reserved on the origination date of the Mortgage Loan. If the repairs are not completed, an event of default under the related Mortgage Loan agreement occurs and the Municipality of Morristown may seek specific performance and retain the remainder of the Plaza Escrow (if any) as liquidated damages.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Westin Crystal City, representing approximately 3.4% of the Initial Pool Balance, the borrower has commenced a franchisor-mandated PIP at the Mortgaged Property including, among other things, upgrades to fire and life safety systems in the guestrooms and common areas. Under the related franchise agreement, the PIP work is required to be completed by July 20, 2018. At origination of the Mortgage Loan, the borrower deposited $276,972 into a reserve representing approximately 100% of the estimated cost to complete the related PIP work.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marriott Grand Cayman, representing approximately 3.4% of the Initial Pool Balance, the borrower sponsor intends to spend approximately $800,000 on capital expenditures in 2017. As a part of the planned capital expenditures, the borrower sponsor plans to convert two smaller meeting rooms on floors 4 and 5 into four ocean view guestrooms (two guestrooms each).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Princeton, representing approximately 2.6% of the Initial Pool Balance, the borrower is required under the related franchise agreement to complete a PIP by January 2019 that includes, among other things, renovations to the exterior, public areas and guestrooms. At origination, the borrower reserved approximately $2.65 million, representing approximately 100% of the estimated cost to complete the PIP.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Country Inn & Suites Romeoville, representing approximately 0.7% of the Initial pool balance, the franchisor has indicated that (i) the Mortgaged Property is expected to undergo a rebranding in the first quarter of 2018 from a Country Inn & Suites CarlsonSM to a Country Inn & Suites by Radisson and (ii) a PIP may be required for the Mortgaged Property in six or seven years. The franchisor further indicated that the potential PIP will likely only include case and soft goods. The Mortgage Loan documents require a 12-month cash flow sweep in connection with the potential PIP, that will commence August 25, 2023, which is the sixth anniversary of the Mortgage Loan origination.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other

Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (“FIRREA”). In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 6 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing 7.2% of the Initial Pool Balance, Nicholas Schorsch holds an indirect majority ownership interest in the entity that is the external advisor (such entity, the “Advisor”) to Global Net Lease, Inc., the 99.99% general partner of the related borrower sponsor. In addition, one of the entities through which Mr. Schorsch holds his indirect equity interest in the Advisor, holds a 0.01% interest in the related borrower sponsor. The related borrower sponsor, in turn, holds a 100% interest in each of the related borrowers. The Advisor (and certain affiliates and principals thereof) are subject to a pending case in the Chancery Court in New Castle County, Delaware for breach of fiduciary duty filed by RCS Creditor Trust, as plaintiff, against Global Net Lease Advisors, LLC, American Finance Advisors, American Realty Capital Retail Advisor LLC, et al, as defendant. The complaint alleges that Nicholas Schorsch and his colleagues schemed to exploit their de facto control of a public company, RCS Capital Corporation (“RCAP”), to enrich their wholly owned fund management business called AR Capital, to the detriment of RCAP and its stakeholders. The matter is pending. In addition, Mr. Schorsch and/or companies with which he was associated, including American Realty Capital Properties Inc., have been the subject of various regulatory investigations and named as defendants in certain securities class action complaints, including in connection with certain financial statement errors.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Harmon Corner, representing approximately 5.0% of the Initial Pool Balance, the borrower sponsors, Brett Torino and Paul Kanavos, then directors of Circle Entertainment Inc. (the “Company”), were named as defendants in a 2010 lawsuit brought by stockholders of the Company. The suit alleged, among other things, breach of fiduciary duty of care and loyalty by engaging in self-dealing and usurping corporate opportunities. In 2012, pursuant to a settlement agreement, the Company paid the stockholders $950,000.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, the related borrower is subject to three pending litigations related to prior tenants seeking judicial declaration of apartment units as subject to rent stabilization law and monetary damages for rent overcharges at the Mortgaged Property. We cannot assure you as to the manner in which these or other similar proceedings will impact the number of rent stabilized units the borrower can convert to market rate units in the future. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. In addition, the borrower sponsor is subject to three pending suits filed against him by a former business partner for breach of contractual duties under LLC agreements unrelated to the Mortgaged Property. The suits seek a minimum of $5 million on behalf of the former business partner and $5 million derivatively on behalf of the allegedly damaged entities. The second suit filed by the same plaintiff alleged that the borrower sponsor abused control relating to unrelated properties in which the former business partner has a minority ownership interest. The suit seeks a minimum of $15 million. The borrower sponsor filed a counterclaim against the plaintiff for amounts exceeding $63 million. The third suit filed by the same plaintiff seeks judicial liquidation of several entities unrelated to the Mortgaged Property. All three matters are still pending.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Little Tokyo Retail & Parking, representing approximately 2.3% of the Initial Pool Balance, the related recourse carveout guarantor is owned and operated by five families, which operate the guarantor, along with a number of other corporations, partnerships, and limited liability companies, pursuant to an agreement governing the business relationship of the families, which includes operation of the related Mortgaged Property. The representative of one of the five families, representing approximately 22.2% of the total ownership of the guarantor, has been in ongoing arbitration with the other four families since 2008, relating to amendments to that agreement and the management of their business arrangement. There are ongoing discussions regarding a buy-out of the family that is in dispute with the other four families. No specific amount of damages has been identified, and it is unknown whether any portion of the business enterprise would have to be liquidated to effect a buy-out and what, if any, impact it would have on the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 130 Bowery, representing approximately 1.7% of the Initial Pool Balance, in July 2013, a class action suit was filed against the single tenant (an affiliate of the borrower), Capitale, seeking payment of unpaid gratuities and overtime pay. In July of 2014, Capitale filed for bankruptcy protection, automatically staying the class action. On September 3, 2015, Capitale filed a reorganization plan that included a $350,000 settlement with the litigants and on December 28, 2015, Capitale emerged from bankruptcy.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Manchester Financial Building, representing approximately 1.5% of the Initial Pool Balance, the borrower sponsor is a defendant in connection with complaints filed related to allegations of, among other things, (i) elder financial abuse and (ii) fraud and breach of fiduciary duty in connection with an affiliate’s failure to disclose a foreclosure on an asset to shareholders. Each complaint alleges unspecified damages and injunctive relief, and both are in the pleadings stage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 13 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Twenty-five (25) of the Mortgage Loans, representing approximately 60.7% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Nine (9) of the Mortgage Loans, representing approximately 26.5% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Three (3) of the Mortgage Loans, representing approximately 12.8% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Modified and Refinanced Loans

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 10 Java Street, representing 4.7% of the Initial Pool Balance, the loans that previously encumbered the Mortgaged Property (a $7,000,000 loan and a $43,000,000 loan) were subject to a 2010 forbearance agreement and then additional amendments in 2012. The prior lender accepted $34,584,529 in full satisfaction of the prior loans and proceeds of the Mortgage Loan were used to pay off the prior loans.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Manchester Financial Building, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property was previously encumbered by a prior loan that went into maturity default in July 2017 and was subject to a two-month extension. The Mortgage Loan paid off the prior loan in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Minges Creek, representing 0.8% of the Initial Pool Balance, the loan that previously encumbered the Mortgaged Property was modified to provide for an interest only period from May 1, 2009 through and including May 1, 2012, which caused an increase in the maturity date balance for the prior loan. The Mortgage Loan paid off the prior loan in full.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to ten (10) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Harmon Corner, 10 Java Street, Yorkshire & Lexington Towers, National Office Portfolio, Cress Creek Square, Sinagua Plaza, Manchester Financial Building, Kohl’s Reno, Minges Creek and Bluebonnet Crossing, collectively representing approximately 24.8% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Harmon Corner, representing 5.0% of the Initial Pool Balance, the borrower sponsors have been in the ownership structure of properties that secured loans that went into default. Specifically, in 2008, Brett Torino and Paul Kanavos, each a borrower sponsor, were the sponsors of two development loans, one in the amount of $280,000,000 and one in the amount of $195,000,000. Both loans matured in 2009, but the borrower under the development loans defaulted and filed in bankruptcy on April 21, 2010. A reorganization plan was submitted and approved by the bankruptcy court on December 15, 2010 and the borrower under the development loans was liquidated. In addition, Torino and Kanavos were also the sponsors of construction loans related to the development of a golf resort on Anguilla that went into default in May 2008. In February 2010, the lender for the Anguilla construction loans appointed a receiver and sold the property at auction. Steve Johnson, another borrower sponsor, obtained a construction loan in 2009, which loan went into default and Johnson agreed to a deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 10 Java Street, representing approximately 4.7% of the Initial Pool Balance, the related borrower sponsors (1) caused the borrowers under two separate construction loans (neither of which relate to the Mortgaged Property) to file for bankruptcy protection following the related lender’s commencement of foreclosure proceedings, (2) negotiated a discounted pay-off of $1,500,000 in satisfaction of a $1,950,000 outstanding loan (not secured by the Mortgaged Property) and (3) a foreclosure proceeding related to a construction loan (not related to the Mortgaged Property) that was accelerated when the related lender denied the borrower sponsor’s request for additional time to refinance.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, one of the borrower sponsors was involved in a deed-in-lieu of foreclosure in 2011.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, certain of the related Mortgaged Properties were purchased by the related borrower in distressed states. For example, an affiliate of the related borrower sponsor previously owned the 12100 Ford Road Mortgaged Property, which was foreclosed on in June 2011 and the related borrower acquired such Mortgaged Property from the foreclosing lender in July 2012. In addition, the Mortgaged Properties identified on Annex A-1 as 11225 North 28th Drive, 10000 North 31st Ave and 4425 W Airport Fwy were acquired by the related borrower in June 2011, August 2012 and April 2015, respectively, out of special servicing after a default. Several other Mortgaged Properties in the portfolio experienced low occupancy and were sold at a discount and purchased by the related borrower in distressed situations.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Thirty-nine (39) of the Mortgaged Properties, identified on Annex A-1 as Sandoz, Inc., Intervet, Inc., GE Aviation Systems, LLC, FedEx Ground Package System, Inc. (NY), Nissan North America Inc., Constellium Automotive USA, LLC, C&J Energy Services, Inc. II, Lippert Components Manufacturing, Inc., FedEx Ground Package System, Inc. (WV), C&J Energy Services, Inc. I, U.S. General Services Administration, PNC Bank N.A., 2U Headquarters, 10 Java Street, Bass Pro & Cabela’s Portfolio, AM General Building, 130 Bowery, At Home Portfolio, Walgreens Santee, Kohl’s Reno and 14th Street, representing in the aggregate approximately 25.5% of the Initial Pool Balance by allocated loan amount, are each leased entirely (or substantially in its entirety) to a single tenant. See Annex A-1.

●	Two (2) Mortgaged Properties, identified on Annex A-1 as Rising Sun Towne Centre and Rimrock Crossing, representing in the aggregate approximately 3.8% of the Initial Pool Balance, are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”. See also “—Affiliated Leases” below.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, 16 Court Street, 2U Headquarters, National Office Portfolio and Headquarters Plaza.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease that expires prior to, or within 12 months after, the maturity date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
2U Headquarters	4.9%	No	8/31/2028	11/6/2027
10 Java Street	4.7%	No	8/31/2022	9/6/2022
Sandoz, Inc.	1.4%	No	7/31/2026	11/6/2027
Intervet, Inc.	1.0%	No	8/31/2025	11/6/2027
GE Aviation Systems, LLC	0.9%	No	12/31/2025	11/6/2027
Kohl’s Reno	0.9%	No	1/31/2028	9/1/2027
FedEx Ground Package System, Inc. (NY)	0.8%	No	7/31/2024	11/6/2027
14th Street	0.7%	No	7/31/2027	8/6/2027
Nissan North America Inc.	0.7%	No	9/30/2028	11/6/2027
C&J Energy Services, Inc. II	0.5%	No	10/31/2023	11/6/2027
Lippert Components Manufacturing, LLC	0.4%	No	8/31/2026	11/6/2027
U.S. General Services Administration	0.3%	No	7/18/2025	11/6/2027
FedEx Ground Package System, Inc. (WV)	0.3%	No	10/31/2026	11/6/2027
C&J Energy Services, Inc. I	0.3%	No	10/31/2023	11/6/2027

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the Initial Pool Balance, the sole tenant at one of the related properties, Nissan North America Inc., has the right to terminate its lease on September 30, 2023 with 19 months’ written notice and payment of a termination fee equal to $5,125,000. In addition, the sole tenant at another related property, Sandoz, Inc. has the right to terminate its lease on June 30, 2021 with 12 months’ notice and payment of a termination fee equal to $23,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, the largest tenant, Weil, Gotshal & Manges, which represents 24.6% of the net rentable square footage, has the right to terminate (a) its 20,791 square feet of below grade storage space, at any time, and (b) either (i) its 38,900 square feet of space on the 22nd floor or (ii) its 39,900 square feet of space on the 32nd floor, on or after August 31, 2022.

Additionally, with respect to the Mortgage Loan, the fourth largest tenant, Apple, which represents 5.3% of the net rentable square footage, may terminate its lease if its space is not delivered by February 3, 2020, subject to force majeure. The second largest tenant by underwritten base rent, Under Armour, which represents 11.3% of the total underwritten base rent, and is not yet in occupancy, may terminate its lease if its space is not delivered by July 1, 2019 and the failure to deliver the space is not due to tenant-caused delays or force majeure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 16 Court Street, representing approximately 6.4% of the Initial Pool Balance, the third largest tenant, Michael Van Valkenburgh Associates, Inc. has an option to terminate its lease for suites 1212-1214 only (1,825 SF), on April 1, 2020 and April 1, 2022, with notice required to be given by June 1 prior to such date and the payment of a termination fee. In addition, Diamond Reporting Services, the fifth largest tenant, has the right to terminate its lease at any time after September 30, 2018, with 365 days’ notice and the payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, the largest tenant, Riker, Danzig, Scherer, leasing approximately 10.9% of the NRA at the Mortgaged Property, has provided the borrower notice of its intent to surrender the 8th floor at the Mortgaged Property. The related mortgage loan seller has underwritten the 8th floor as vacant.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, (i) Trinity Universal Insurance Co (June 30, 2025 lease expiration date), the largest tenant at the Mortgaged Property identified on Annex A-1 as 8330 LBJ Freeway and the second largest tenant in the entire portfolio of related Mortgaged Properties, representing 3.3% of the net rentable area and 3.9% of the underwritten base rent for the entire portfolio of related Mortgaged Properties, may terminate its lease on June 30, 2022 with 9 months’ notice, and (ii) Assurance Agency, Ltd (September 30, 2023 lease expiration date), the second largest tenant at the Mortgaged Property identified on Annex A-1 as 1750 East Golf Road and the third largest tenant in the entire portfolio of related Mortgaged Properties, representing 2.5% of the net rentable area and 4.8% of the underwritten base rent for the entire portfolio of related Mortgaged Properties, may terminate its lease on September 30, 2019 with 12 months’ notice. Several other tenants that are, in each case, a top five tenant at the respective related Mortgaged Property, also have lease termination options, but no such tenant is a top five tenant with respect to the entire portfolio of the related Mortgaged Properties. Set forth below are certain leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
U.S. General Services Administration	0.3%	U.S. General Services Administration	100.0%	100.0%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 and the accompanying footnotes for additional information, as well as the charts titled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, 16 Court Street, 2U Headquarters, Headquarters Plaza and National Office Portfolio.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In particular, certain of the Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. Generally such tenants were underwritten as if they were in occupancy and paying full contractual rent. In addition, certain tenants’ rent may have been underwritten on a straight-lined basis. See Annex A-1 and the accompanying footnotes for additional information and Annex A-3 regarding additional information for the 15 largest Mortgage Loans.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the Initial Pool Balance, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc. sublets 238,164 square feet of its total 539,137 square feet to National Distribution Centers, LLC through August 1, 2019. In addition, the sole tenant at one of the related properties, Nissan North America Inc., sublets 59,777 square feet of its total 462,155 square feet to Logistics Insight Corp., a subsidiary of Universal Logistics Holdings, Inc. through May 17, 2020, and the subtenant can terminate the sub-lease at any time. In addition, the sole tenant at another related property, PNC Bank, National Association, which is not obligated to share information on the sublet space, has five sublets and can sublet space without the borrower’s consent.

●	With respect to the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, Apple, the fourth largest tenant, representing approximately 5.3% of the net rentable area, recently executed an extension for 102,994 square feet through January 2034 and is currently occupying the former FAO Schwarz space on the 58th Street side of the Mortgaged Property, while the Apple Cube Space undergoes the Apple Cube Space Renovation, as described above under “—Redevelopment, Renovation and Expansion”. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 square feet of expansion space commencing in August 2017. In addition, Under Armour, which represents 2.5% of net rentable square footage at the Mortgaged Property, but is the second largest tenant by underwritten rent (approximately 11.3% of underwritten rent) is not yet in occupancy or required to pay rent. Under Armour’s space is currently occupied by Apple while the Apple Cube Space Renovation is under construction. Under Armour’s lease commences on the substantial completion of landlord’s work. Under Armour has the right to terminate its lease if its space is not delivered by July 1, 2019 and the failure to deliver the space is not due to tenant-caused delays or force majeure. Under Armour has 12 months of free rent, equal to $30,000,000, beginning after its lease commencement date. In lieu of a reserve, Boston Properties Limited Partnership (“BPLP”), a borrower sponsor, provided a payment guarantee for the gap rent between the rent that Apple is currently paying to occupy the space that is expected to be occupied by Under Armour, and the rent Under Armour will be required to pay once its lease commences, as well as for the rent due during Under Armour’s free rent period. BPLP also provided a payment guarantee for the free rent due to Apple for its expansion space.

In addition, percentage rent of $4,921,916 was underwritten for Apple. Apple has an abatement period for its percentage rent component that commences in October 2017 until it moves into its expanded/redeveloped space. Once Apple has moved back into its space, it will be required to pay 2.25% in percentage rent above $200,000,000 a year in sales. BPLP provided a payment guarantee for the estimated gap percentage rent. The underwritten Apple percentage rent is equal to the 2.25% percentage rent on the average Apple sales from 2013 through 2016 over the new $200,000,000 breakpoint.

Further, underwritten rent for the Mortgaged Property includes $11,269,632 of straight-line rents relating to six tenants, including Weil, Gotshal & Manges LLP and Apple through the end of their lease terms (which in certain cases end beyond the loan maturity date). In addition, underwritten rent for the Mortgaged Property includes $17,100,676 in rent that was marked upward or downward based on the conclusion of market rent set forth in the appraisal. Further, rent for certain tenants was underwritten based on future rent increases. See the summary relating to General Motors Building on Annex A-3.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Harmon Corner, representing 5.0% of the Initial Pool Balance, Rainforest Café, the largest tenant, representing approximately 21.6% of the net rentable area, is in a partial rent abatement period through December 2018. At origination, the borrower deposited $333,333 in a free rent reserve, representing 100% of the abated rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 2U Headquarters, representing approximately 4.9% of the Initial Pool Balance, the related Mortgaged Property is currently 100% leased to a single tenant, 2U, Inc. (“2U”). However, floors 3-7 at the related Mortgaged Property are structured as must-take space within the lease but are not yet occupied by 2U. The must-take space phases in over two years, from December 2018 to December 2020. 2U is not yet paying rent with respect to floors 3-7. At origination of the 2U Headquarters Mortgage Loan, the related borrower deposited $6,206,918 to cover outstanding tenant obligations and free rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, the related borrowers deposited $284,728 into a free rent reserve at origination, of which $245,438 is related to Duff & Phelps, LLC, the fourth largest tenant, for the period from June 1, 2019 through June 1, 2024, and the remainder of which relates to various other tenants at the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, numerous tenants at various of the related Mortgaged Properties have executed leases but have not taken occupancy and/or are in free rent and rent abatement periods, including some such tenants that are, in each case, a top five tenant at the respective related Mortgaged Property but not a top five tenant for the portfolio. At origination, the borrower deposited $1,656,704 in a free rent reserve. With respect to the top five tenants in the portfolio, all are in occupancy. Assurance Agency, Ltd, the portfolio’s third largest tenant by NRA, is entitled to free rent (solely with respect to a portion of its leased premises in January in each of 2018, 2019 and 2020.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to thirty-one (31) of the Mortgaged Properties securing in whole or in part by the Mortgage Loans, identified on Annex A-1 as GNL Portfolio, Headquarters Plaza and National Office Portfolio, collectively representing approximately 14.4% of the Initial Pool Balance, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a prior owner of the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a lender or another third party. See “Yield and Maturity Considerations”. See also representation and warranty nos. 5 and 6 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the Initial Pool Balance, prior to the commencement of construction by borrower of a building on any portion (such portion, the “Planned Development Site”) of the approximately 70.99 acre parcel of land owned by borrower, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc., will have the option to purchase the Planned Development Site from the borrower on prevailing market terms. Lippert’s purchase option is only triggered by borrower’s intention to construct another building on the Planned Development Site, which requires lender’s consent. In the event Lippert Components Manufacturing, Inc. subleases more than 50% of the premises it elects to purchase and/or assigns the lease to any other person or entity, the option to purchase the Planned Development Site will lapse and be void.

●	With respect to the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial Pool Balance, a ground tenant at the related Mortgaged Property has a purchase option with respect to an undeveloped, non-income producing parcel (such parcel, the “Release Parcel”) pursuant to a ground lease between such ground tenant and a borrower affiliate, as ground lessor. The ground tenant, also a borrower affiliate, may purchase its leased premises provided that the Release Parcel is legally subdivided and released from the remainder of the Mortgaged Property either through a condominium conversion or subdivision release pursuant to the conditions set forth in the related Whole Loan documents, which include the satisfaction of certain REMIC requirements, and such purchase right is not extinguished by a foreclosure or deed in lieu thereof. The related Whole Loan is secured in part by the ground lessor’s fee interest in the Release Parcel, however the ground tenant’s leasehold interest in the Release Parcel is not collateral for the Mortgage Loan. The Release Parcel was not assigned value in the appraisal or in the underwriting for the related Mortgage Loan. See “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below and “—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” above.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, the direct or indirect parent of the related borrower has a corporate facility with Beal Bank USA. Equity interests in the borrower have been pledged to secure the obligation of such parent to submit to Beal Bank USA any and all distributions received from the borrower, including periodic distributions and net proceeds of any sale or refinancing. Beal Bank USA has a purchase option with respect to the related Mortgaged Properties if the related Mortgage Loan is accelerated after an event of default or the mortgage lender receives written notice from the related borrower that the borrower will no longer perform under the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. See also representation and warranty no. 6 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1)

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, the related borrower entered into a master lease with Cabela’s Wholesale, Inc., that covers the Mortgaged Properties. The master lease was entered into as of the origination date between the borrower as landlord and Cabela’s Wholesale, Inc., an affiliate of the borrower, as master tenant (the “Master Tenant”), each for a term of 25 years. The obligations of the Master Tenant under the master lease is guaranteed by Bass Pro Group, LLC, an affiliate of the Master Tenant and the borrower. The master lease is fully subordinated to the related Mortgage Loan pursuant to subordination, non-disturbance and attornment agreements. The initial aggregate annual rent under the master lease is $26,652,400, and will be increased every 5 years based on the consumer price index. Upon expiration of the master lease, the Master Tenant will not have the option to purchase the portfolio of Mortgage Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Sinagua Plaza, representing approximately 2.0% of the Initial Pool Balance, the borrower sponsor owns a 100% interest in two of the tenants, Open Range Grill (the largest tenant) and Sedona Pizza Company (the second largest tenant). In addition, the borrower sponsor is the majority investor in a third tenant, Sedona Candle Magic, with a 60% ownership interest. In total, the three tenants represent approximately 29.0% of the net rentable area and approximately 25.7% of the underwritten base rent at the Mortgaged Property. The borrower sponsor is personally guaranteeing the Open Range and Sedona Pizza Company leases, which represent approximately 14.8% of the net rentable area (13.4% of the underwritten base rent) and 12.8% of the net rentable area (10.1% of the underwritten base rent) at the Mortgaged Property, respectively.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 130 Bowery, representing approximately 1.7% of the Initial Pool Balance, one of the borrower sponsors, David Marvisi, owns approximately 95% of the equity interest in the single tenant at the Mortgaged Property. Mr. Marvisi also personally guarantees the tenant’s lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties, securing Mortgage Loans collectively representing 6.8% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 15.0%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as At Home Portfolio, Walgreens Santee and Kohl’s Reno, collectively representing approximately 3.3% of the Initial Pool Balance by allocated loan amount, each related borrower may rely on the applicable single tenant’s insurance or self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents. If the single tenant fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents or the lease (as applicable under the circumstances).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, each of the borrower’s obligations to provide required insurance (including property, rent loss, commercial general liability and terrorism coverage) is suspended if the master tenant (Cabela’s Wholesale) elects to provide third party insurance and/or self-insure in accordance with each respective master lease. The master lease permits the master tenant to self-insure if the lease guarantor (Bass Pro Group, LLC) maintains a minimum net worth of $250,000,000. The master tenant has no rent abatement or termination remedies for any reason during the Mortgage Loan term. The provisions of the master lease will control disbursement of any casualty proceeds. The master lease is guaranteed by Bass Pro Group, LLC (S&P “B+”, Moody’s “Ba3”).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 16 and 29 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 6 and 24 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “—Environmental Considerations” above.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other than “As-Is”)	Appraised Value (Other Than “As-Is”)	Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Riverview Landing(1)	6.3%	57.1%	$ 77,100,000	64.2%	$ 68,500,000

(1)	The appraised value represents an “as-stabilized value”, which assumes that the renovation of the remaining 229 units is completed by September 1, 2020.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two or three years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the

Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, the Mortgage Loan documents do not require a non-recourse carveout guarantor or environmental indemnitor. Only the single purpose entity borrower, 767 Fifth Partners LLC, is liable for customary non-recourse carveouts. No minimum net worth or liquidity was required under the Mortgage Loan documents. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having an minimum A.M. Best’s rating of “A-/VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, the guarantor is only liable for 20% of the guaranty obligations arising from a bankruptcy or similar event of the borrower.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 16 Court Street, representing approximately 6.4% of the Initial Pool Balance, the related Mortgaged Property has a 15 year industrial and commercial incentive plan that began in fiscal year 2010/11. The 15-year phase-in reflects 11 years of 100% abatement with real estate taxes phasing in 20% per year starting in 2021/22.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Queens Multifamily Portfolio, representing approximately 3.0% of the Initial Pool Balance, the Mortgaged Properties participate in a payment in lieu of taxes (“PILOT”) program with the New York City Department of Housing Preservation and Development (“HPD”) that provides that the Mortgaged Properties will not be subject to real estate or mortgage taxes until 2056, provided the requirements for the PILOT program are satisfied. The PILOT program requires, among other things, that during the term of the PILOT program, (i) the Mortgaged Property is owned by a not-for-profit corporation, (ii) units that become vacant are leased only to tenants with an annual income that is 50% or less than the area median income and (iii) the borrower makes commercially reasonable efforts to maintain the existing Housing Assistance Payment Contract pursuant to which a federal agency makes monthly payments to the borrower. In connection with the PILOT program, the Mortgaged Properties are owned by HP Montauk Apartments Housing Development Fund Company, Inc. (the “Record Owner”), a SPE not-for-profit corporation that is not affiliated with the borrower, which was formed for the purpose of holding title to the Mortgaged Properties, solely as nominee for Montauk Housing LLC (the borrower and “Equitable Owner”), an affiliate of the borrower sponsor. The Record Owner is controlled by an unaffiliated third party and is paid by the borrower for its services. Pursuant to a recorded nominee agreement, the Equitable Owner has all equitable rights and the right to use and operate the Mortgaged Properties. The Record Owner is not a borrower, but has signed the Mortgage along with the Equitable Owner. In the event of a foreclosure, the successor owner would need to re-apply to participate in the PILOT program. See “Description of the Mortgage Pool—Multifamily Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-one (21) Mortgage Loans, representing approximately 71.5% of the Initial Pool Balance, provide for interest only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Ten (10) Mortgage Loans, representing approximately 15.9% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Six (6) Mortgage Loans, representing approximately 12.6% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Full IO	21	$497,995,000	71.5%
Amortizing	10	110,951,122	15.9
Partial IO	6	87,800,000	12.6
Total:	37	$696,746,122	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	2	$68,304,141	9.8%
6	34	580,841,981	83.4
9	1	47,600,000	6.8
Total:	37	$696,746,122	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	34	$614,741,981	88.2%
2 (once every 12-month period)	1	47,600,000	6.8
3	1	10,500,000	1.5
5	1	23,904,141	3.4
Total:	37	$696,746,122	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 28 to 116 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Thirty (30) of the Mortgage Loans, collectively representing approximately 77.8% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the

Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 7.2% of the Initial Pool Balance, permits voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

●	Four (4) of the Mortgage Loans, collectively representing approximately 6.5% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 4.9% of the Initial Pool Balance, permits the related borrower, after a Lock-out Period, to either (a) make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or (b) to defease such Mortgage Loan by pledging Government Securities (or in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable, in each case, for a period, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 3.6% of the Initial Pool Balance, permits the borrower, after a Lock-out Period, to, for a specified period, make voluntary principal prepayments upon the payment of a Yield Maintenance Charge, and after that period, to either (a) make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or (b) to defease such Mortgage Loan by pledging Government Securities (or in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, in each case, for a period, and thereafter such Mortgage Loan is freely prepayable. Alternatively, following the 24th regular monthly payment date, the borrowers may prepay the Mortgage Loan in whole or in part with an accompanying payment of a Yield Maintenance Charge, which will be no less than 1.0% of the principal balance being prepaid; provided that no yield maintenance will be payable with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal repaid so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any related borrower). Promissory Notes A-3(A-CP), A-3(B-CP), A-3(C-CP), A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP) are collectively referred to herein as the “A-3 Notes”. Any prepayment made of the Permitted Free Prepayment Amount will be allocated among Note A-1, Note A-2 and the A-3 Notes in the aggregate, on a pro rata and pari passu basis. However, any such prepayments of the Permitted Free Prepayment Amount (including any prepayments made in connection with the release of any of the Mortgaged Properties (See “—Releases; Partial Releases” below)) that are allocated to the A-3 Notes in the aggregate will not be allocated among the individual A-3 Notes on a pro rata and pari passu basis, but instead will generally be allocated first to Note A-3(D-NCP), Note A-3(E-NCP) and Note A-3(F-NCP), on a pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero, and then to Note A-3(A-CP), Note A-3(B-CP) and Note A-3(C-CP), on a pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero. The maximum permitted free prepayment amount that may be allocated to the A-3 Notes in the aggregate is $7,500,000. The aggregate of the principal balances of Note A-3(D-NCP), Note A-3(E-NCP) and Note A-3(F-NCP) (collectively, the “Non-Call Protected A-3 Notes”) is also $7,500,000. As a result, it is expected that any Permitted Free Prepayment Amounts allocated to the A-3 Notes in the aggregate will generally be allocated to the Non-Call Protected A-3 Notes and will not be allocated to Note A-3(A-CP), Note A-3(B-CP), or Note A-3(C-CP), unless (i) the aggregate principal balance of the Non-Call Protected A-3 Notes was previously reduced to an amount that is less than the amount of any Permitted Free Prepayment Amount (in which case, after the Non-Call Protected A-3 Notes have been reduced to zero, any remaining prepayment amount will be allocated to Note A-3(A-CP), Note A-3(B-CP) and Note A-3(C-CP) on a pro rata and pari passu basis) or (ii) such prepayment amount is made in connection with a casualty or condemnation or event of default, which in each case will be allocated to the A-3 Notes on a pro rata and pari passu basis.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	4	5.8%
4	17	52.4
5	8	15.3
6	4	11.0
7	4	15.5
Total	37	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in a borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marriott Grand Cayman, representing approximately 3.4% of the Initial Pool Balance, Cayman Islands law provides that no transfer is permitted without the consent of the holder of a mortgage loan. Accordingly, a master servicer or special servicer may have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the master servicer’s or special servicer’s ability to demonstrate that a sale threatens its legitimate security interest.

Defeasance

The terms of thirty-two (32) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 86.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 7.2% of the Initial Pool Balance, the related borrowers may obtain a release of one or more of the related Mortgaged Properties (the “GNL Portfolio Mortgaged Properties”) from the lien of the related mortgage instruments by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties until such time as the applicable Whole Loan balance is reduced to 90% of the original Whole Loan amount ($168,300,000) and (ii) 115% (125% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the Whole Loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least equal to the greater of (1) 11.4% and (2) aggregate GNL Portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant in any property being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property. No release will be permitted if such release would result in a loan-to-value ratio (after giving effect to the release and prepayment of principal and based on the GNL Portfolio Mortgaged Properties remaining subject to the lien of the GNL Portfolio Whole Loan documents) greater than 125%. All prepayments in connection with the release of any GNL Portfolio Mortgaged Property or Properties will be applied pro rata among the pari passu notes of the GNL Portfolio whole loan and, prior to the open prepayment date, must be accompanied by the greater of a Yield Maintenance Premium and 1.0% of the amount prepaid. In addition, if a lease sweep period or default under the GNL Portfolio whole loan documents exists or if borrower anticipates there will be a lease sweep event based on written notice from tenant that it intends to not renew its lease, to terminate its lease or to go dark, the related borrowers may replace one or more of the GNL Portfolio Mortgaged Properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) the related borrowers have obtained a rating agency confirmation, (iii) the lender has approved the substitute property in its sole discretion, (iv) the related borrowers deliver an officer’s certificate to the effect that the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the GNL Portfolio Mortgage Loan will not be less than the greater of 11.4% and the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) the lender’s receipt of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 16 Court Street, representing approximately 6.4% of the Initial Pool Balance, the related Mortgage Loan documents provide that the related borrower may release a to-be-created residential condominium interest totaling approximately 46,000 square feet, located on floors 26 through 36 at the Mortgaged Property (the “Residential Condominium Space”) from the lien of the mortgage encumbering such property by partially defeasing the 16 Court Street Whole Loan (on a pro rata basis as among the pari passu promissory notes) in an aggregate amount at least equal to 115% of $18,500,000, provided that, among others, the following conditions are satisfied: (i) no event of default has occurred and is continuing; (ii) in the case of a partial defeasance, the execution and delivery by the borrower of all necessary documents to amend and restate each related pari passu promissory note and issue two substitute notes comprised of (a) a principal balance equal to the defeased portion of the original note and (b) a principal balance equal to the undefeased portion of the original note; (iii) following the release of the Residential Condominium Space, the undefeased portion of the 16 Court Street Whole Loan will have (a) a loan-to-value ratio equal to or less than 61.82%, (b) a debt yield not less than the greater of 7.85% and the debt yield immediately prior to the release and (c) a debt service coverage ratio not less than the greater of 1.86x and the debt service coverage ratio immediately prior to the release; and (iv) the borrower otherwise satisfies all of the requirements with respect to such defeasance including, without limitation, the rating confirmation letter and opinion delivery requirements thereof. The related borrower is required to maintain control of the condominium board after the condominium conversion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Chelsea Multifamily Portfolio, representing approximately 5.0% of the Initial Pool Balance, provided that no event of default is continuing under the Mortgage Loan documents, the related borrower is permitted to obtain the release of any individual Mortgaged Property after the lockout period, upon, among other things, (i) the delivery of defeasance collateral in an amount equal to 100% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release (a) the debt service coverage ratio of the remaining Mortgaged Properties is no less than 1.40x and (b) the loan-to-value ratio of the remaining Mortgaged Properties is no more than 55%, (iii) delivery of a REMIC opinion and (iv) delivery of a rating agency confirmation from each applicable rating agency.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, provided that no event of default is continuing, after the second anniversary of the closing date of the securitization that includes the last note to be securitized and prior to April 6, 2022 the borrower has the right to obtain the release of the Lexington Towers Mortgaged Property in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) prepayment or defeasance of the Mortgage Loan in an amount equal to the greater of (x) 125% of the allocated loan amount of the Lexington Towers Mortgaged Property and (y) the net sales proceeds of the Lexington Towers Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio and the debt yield for the remaining Mortgaged Property is not less than the greater of (x) 1.05x and 4.4%, respectively and (y) the debt service coverage ratio and the debt yield immediately prior to such release, (iii) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) 61.8% and (y) the loan-to-value ratio immediately prior to such release, (iv) delivery of a REMIC opinion and (v) receipt of a Rating Agency Confirmation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Headquarters Plaza, representing approximately 3.6% of the Initial

Pool Balance, the Mortgage Loan documents permit the release of the Release Parcel. The Release Parcel is subject to a ground lease with an affiliate of the related borrower, although such leasehold interest in the Release Parcel is not part of the collateral for the related Whole Loan. See “—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”. The related Whole Loan documents provide that the partial release of the Release Parcel may be accomplished by either a subdivision release or a condominium conversion. With respect to the subdivision release, provided a condominium conversion has not taken place, the borrowers may cause the release of the fee interest in the Release Parcel from the lien of the Mortgage Loan upon the successful subdivision of the Release Parcel from the remaining Mortgaged Property and the creation of one or more separate tax lots with respect to the Release Parcel. Further, the borrowers must satisfy certain conditions set forth in the Mortgage Loan documents, which include satisfaction of certain REMIC requirements. Upon the release of the Release Parcel, the borrowers will purchase the remaining Mortgaged Property (which remainder would include all of the real property in which the borrowers currently have a leasehold estate) from the ground lessor for $1.00 and the ground lease structure will terminate. With respect to a partial release accomplished by a condominium conversion, such release is conditioned on the satisfaction of certain REMIC requirements and the delivery of a rating agency confirmation. Following the conversion, the related borrowers would own the condominium interests in the commercial units and the hotel units, which units would include all of the real property in which each borrower currently has a leasehold estate. For information regarding the condominium conversion, see “—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, provided that no event of default under the Mortgage Loan documents has occurred and is continuing, the borrowers have the right, at any time after (i) October 2019 (the “Yield Maintenance Lockout Period”) or (ii) the earlier of (x) the third anniversary of the origination date or (y) the date of the securitization into which the last note of the related Whole Loan is deposited (the “Defeasance Lockout Period”), as applicable, to obtain the release of one or more of the Mortgaged Properties from the liens of the related mortgages in connection with the sale of such property or properties to a unaffiliated purchaser in an arm’s length transaction, subject to the satisfaction of certain conditions, including, among others: (i)(x) to the extent the Defeasance Lockout Period has expired, defease the loan in an amount equal to the applicable Release Price, or (y) to the extent the Yield Maintenance Lockout Period has expired, prepay the Mortgage Loan in an amount equal to the applicable Release Price, (ii) after giving effect to the release, the debt yield (as calculated under the loan documents) for the remaining Mortgaged Properties for the twelve-month period preceding the end of the most recent fiscal quarter is no less than the greater of (a) 13.67% and (b) the debt yield immediately prior to the release, (iii) delivery of a REMIC opinion and (iv) the release of the applicable Mortgaged Property from the related master lease. “Release Price” means, with respect to any Mortgaged Property, the greater of (a) 80% of the proceeds of the sale of such Mortgaged Property, net of reasonable and customary sales costs, and (b)(i) with respect to a release of a Mortgaged Property that, when aggregated with all prior releases of properties, would result in the aggregate allocated Whole Loan amount of all the Mortgaged Properties theretofore released being equal to (1) less than 10% of the Whole Loan amount, 110% of the allocated loan amount of such Mortgaged

Property; (2) 10-15% of the Whole Loan amount, 115% of the allocated loan amount of such Mortgaged Property; (3) greater than 15% but less than 20% of the Whole Loan amount, 120% of the allocated loan amount of such Mortgaged Property; or (4) greater than 20% of the Whole Loan amount, 125% of the allocated loan amount of such Mortgaged Property. In addition, the borrowers may obtain the release of certain unimproved, non-income producing parcels without any payment subject to the satisfaction of certain REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, provided that no event of default under the Mortgage Loan documents has occurred and is continuing, the borrowers have the right, at any time after the six-month anniversary of the closing date of the securitization into which the last piece of the related Whole Loan is deposited (but prior to the payment date in April 2027), to substitute one or more of the Mortgaged Properties with a qualified substitute property, subject to the satisfaction of certain conditions, including, among others: (i) the lender has received an appraisal for the qualified substitute property indicating the as-is market value that is equal to or greater than the as-is market value indicated in the appraisal acceptable to the lender obtained for the replaced Mortgaged Property at that time, (ii) the aggregate allocated loan amounts of all replaced Mortgaged Properties during the term of the related Whole Loan do not exceed 10% of the Whole Loan amount in the aggregate or such greater percentage as the lender determines in its good faith commercially reasonable discretion, to the extent that the master tenant requests additional substitutions of the Mortgaged Properties in accordance with the terms of the master lease that would cause the aggregate allocated loan amounts of all replaced Mortgaged Properties during the term of the Whole Loan to exceed 10% of the Whole Loan amount, (iii) after giving effect to the substitution, the debt yield (as calculated under the loan documents) for the remaining Mortgaged Properties for the twelve-month period preceding the end of the most recent fiscal quarter is no less than the greater of (a) 13.67% and (b) the debt yield immediately prior to the substitution, (iv) receipt of a Rating Agency Confirmation and (v) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as At Home Portfolio, representing approximately 1.5% of the Initial Pool Balance, provided that no event of default is continuing, the borrower has the right to obtain the release of one or more of the Mortgaged Properties after the expiration of the lockout period, subject to the satisfaction of certain conditions, including, among others: (i) the borrower provides defeasance collateral in an amount equal to 115% of the allocated loan amount of the individual Mortgaged Property being released, or such greater amount such that, after giving effect to such release, (A) the debt service coverage ratio for the remaining Mortgaged Properties is not less than the greater of (x) 1.50x and (y) the debt service coverage ratio immediately prior to such release, (B) the debt yield for the remaining Mortgaged Properties is not less than the greater of (x) 9.05% and (y) the debt yield immediately prior to such release, and (C) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) 61.78% and (y) the loan-to-value ratio immediately prior to such release, (ii) the satisfaction of certain REMIC requirements and (iii) receipt of a Rating Agency Confirmation.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Princeton, representing approximately 2.6% of the Initial Pool Balance, the borrower is permitted to obtain at any time on or after July 6, 2020 the release of an approximately 3.98-acre non-income producing parcel (which parcel was assigned no value in the underwriting) provided that, among other conditions, immediately after giving effect to such release, (a) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of (x) 63.5% and (y) the loan-to-value ratio immediately preceding release and (b) the debt yield is equal to or greater than 12%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-seven (37) of the Mortgage Loans, representing approximately 100.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Thirty-six (36) of the Mortgage Loans, representing approximately 99.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-five (25) of the Mortgage Loans, representing approximately 83.3% of the Initial Pool Balance, are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirty-four (34) of the Mortgage Loans, representing approximately 90.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox/Cash Management	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing	14	$333,505,107	47.9%
Hard/In Place	5	126,186,168	18.1
Soft/Springing	5	86,390,000	12.4
Soft Springing Hard/Springing	3	44,550,000	6.4
Soft/In Place	1	44,000,000	6.3
Springing Hard/Springing	6	39,364,847	5.6
Springing	3	22,750,000	3.3
Total:	37	$696,746,122	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

Notwithstanding the foregoing, in connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager and, in some cases, such deposit may be net of fees payable to and reserves maintained by the property manager, as well as certain other operating expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Underwriting Standards”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Subordinate Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR	Total Debt Underwritten NCF DSCR(1)
Riverview Landing	$44,000,000	6.3%	$8,450,000	N/A	N/A	$52,450,000	5.6780%	60.7%	73.0%	1.53x	1.12x
Yorkshire & Lexington Towers(2)	$25,000,000	3.6%	$ 150,000,000	$200,000,000	$175,000,000	$550,000,000	4.3964%	22.5%	61.8%	4.28x	1.04x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).

(2)	Includes a senior mezzanine loan in the amount of $105,000,000 and a junior mezzanine loan in the amount of $45,000,000 related to the Yorkshire & Lexington Towers Mortgage Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Mortgage Loan identified in the table above secured by the Mortgaged Property identified on Annex A-1 as Riverview Landing and Yorkshire & Lexington Towers, collectively representing approximately 9.9% of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, permitted prepayments or cure payments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment or cure payment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any unreimbursed servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
16 Court Street	$44,400,000	N/A	61.815%	1.86x	7.85%	Yes	Yes
National Office Portfolio(4)	$24,970,933	N/A	70.0%	N/A	11.12%	Yes	Yes
Bass Pro & Cabela’s Portfolio	$24,750,000	$24,362,500	50.4%	3.08x	13.67%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	If the related borrower transfers the related Mortgaged Properties subject to the subject Mortgage Loan, and the transferee assumes the subject Mortgage Loan, in accordance with the related Mortgage Loan documents, then the holders of direct or indirect equity interests in the replacement borrower may obtain mezzanine financing, provided the conditions indicated above, among others, are satisfied.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related purchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Other Secured Indebtedness

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as National Office Portfolio, representing approximately 3.6% of the Initial Pool Balance, the related Mortgaged Properties (along with other properties that are not collateral for the Mortgage Loan) had been collateral under a corporate facility (the “Beal Loan”) that an affiliate of the related borrower has with Beal Bank USA (“Beal”), a Nevada thrift. In connection with the origination of the Mortgage Loan, the Mortgaged Properties (that are collateral for the Mortgage Loan) were released as collateral from the lien of the Beal Loan. However, the borrower under the Beal Loan (the parent of the Mortgage Loan borrower) is obligated to submit any and all distributions received from the

Mortgage Loan borrower to Beal, including periodic distributions and net proceeds of any sale or refinancing. Such distribution obligations are secured by a pledge of the equity in the Mortgage Loan borrower. Beal entered into an intercreditor agreement with the mortgage lender, which permits Beal or another qualified transferee to foreclose on the equity in the Mortgage Loan borrower if the parent of the Mortgage Loan borrower fails to submit to Beal Bank USA the distributions it receives from the Mortgage Loan borrower or upon the occurrence of an event of default under the National Office Portfolio Whole Loan. Beal has certain cure rights with respect to the subject Mortgage Loan and a purchase option with respect to each of the related Mortgaged Properties if the related National Office Portfolio Whole Loan is accelerated after an event of default or the mortgage lender receives written notice from the related borrower that the related borrower will no longer perform under the related National Office Portfolio Whole Loan. The current outstanding balance of the entire facility is equal to approximately $38,023,568 as of October 23, 2017.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Bass Pro & Cabela’s Portfolio, representing approximately 3.6% of the Initial Pool Balance, the Mortgage Loan documents permit the pledge of ownership interests by a multi-asset person (which means a direct or indirect owner of the borrower that derives less than 25% of its aggregate gross income and less than 25% of its net worth from its direct or indirect interest in the property) to secure a corporate line of credit or corporate credit facility from an institutional lender provided no foreclosure or exercise of remedies of such pledge will be permitted unless it would independently not constitute a non-permitted transfer under the Mortgage Loan documents.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower as may be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as General Motors Building, representing approximately 6.8% of the Initial Pool Balance, the Mortgage Loan documents permit the pledge of ownership interests in the borrower by certain indirect owners of the borrower so long as the named sponsor directly or indirectly owns at least 20% of the interests in the borrower and directly or indirectly retains day-to-day management and operational control rights over the borrower (subject to certain customary major decision consent rights of certain indirect owners of the borrower).

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Harmon Corner, representing approximately 3.6% of the Initial Pool Balance, the Mortgage Loan documents permit intercompany loans from members and affiliates of the borrower to the borrower in order to cover cash flow shortfalls necessary for operation of the Mortgaged Property, so long as such loans are (a) unsecured, (b) in an aggregate amount not to exceed 5% of the outstanding principal balance of the Mortgage Loan, (c) payable only out of excess cash and (d) subordinated to the Mortgage Loan in all respects, pursuant to a subordination and standstill agreement that is reasonably satisfactory to the lender.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Princeton, representing approximately 2.6% of the Initial Pool Balance, the franchisor, Hyatt Franchising, L.L.C., provided a $2,750,000 loan (the “Franchisor Loan”) to a predecessor-in-interest to the borrower in 2011 (which loan was assigned to one of the borrowers) in connection with certain renovations at the Mortgaged Property. At origination, the Franchisor Loan had a then-outstanding principal balance of approximately $1,651,527. No payments are due under the Franchise Loan provided the franchise agreement is in full force and effect. The Franchisor Loan will amortize down to zero by its maturity date (June 26, 2037), which date is after the franchise agreement expiration date. The Mortgage Loan documents provide for recourse to the guarantor in connection with any breach of the borrowers’ obligations under the related franchise agreement.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Chelsea Multifamily Portfolio, Harmon Corner, 2U Headquarters, Yorkshire & Lexington Towers, Headquarters Plaza, National Office Portfolio, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Marriott Grand Cayman, Hyatt Regency Princeton, At Home Portfolio and Manchester Financial Building are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“16 Court Street PSA” means the pooling and servicing agreement relating to the securitization of the 16 Court Street Controlling Companion Loan.

“AB Whole Loan” means the Non-Serviced AB Whole Loans.

“BXP 2017-GM TSA” means the trust and servicing agreement, dated as of June 9, 2017, between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as servicer, AEGON USA Realty Advisors, LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as certificate administrator and custodian.

“CD 2017-CD6 PSA” means the pooling and servicing agreement, dated and effective as of November 1, 2017, among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.

“Companion Loan Rating Agency” means any NRSRO rating any serviced companion loan securities.

“Controlling Companion Loan” means, with respect to each Servicing Shift Whole Loan and the National Office Portfolio Whole Loan, the related Pari Passu Companion Loan related to which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Barclays Bank PLC is currently the holder of the “Controlling Companion Loan” with respect to the 16 Court Street Whole Loan. CCRE is currently the holder of the “Controlling Companion Loan” with respect to the Harmon Corner Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” or “Directing Holder” as specified in the related Intercreditor Agreement.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2017-CX10 PSA” means the pooling and servicing agreement, dated as of November 1, 2017, between Credit Suisse Commercial Mortgage Securities Corp., as depositor, KeyBank National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.

“GSMS 2017-GS8 PSA” means the pooling and servicing agreement, expected to be dated as of November 1, 2017, between GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator and as custodian, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer.

“Harmon Corner PSA” means the pooling and servicing agreement relating to the securitization of the Harmon Corner Controlling Companion Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement or any related promissory note other than the related Control Note. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means each of (i) the General Motors Building Whole Loan and (ii) the Yorkshire & Lexington Towers Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the certificate administrator under the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the certificate administrator under the BXP 2017-GM TSA, (iii) the Headquarters Plaza Whole Loan, the certificate administrator under the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the certificate administrator under the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the certificate administrator under the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole Loan, the certificate administrator under the GSMS 2017-GS8 PSA, (vi) the Manchester Financial Building Whole Loan, the certificate administrator under the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Certificateholder” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the directing certificateholder (or its equivalent) under the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the directing certificateholder (or its equivalent) under the BXP 2017-GM TSA, (iii) the Headquarters Plaza Whole Loan, the directing certificateholder (or its equivalent) under the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the directing certificateholder (or its equivalent) under the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the directing holder under the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole Loan, the directing certificateholder (or its equivalent) under the GSMS 2017-GS8 PSA, (vi) the Manchester Financial Building Whole Loan, the directing certificateholder (or its equivalent) under the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the master servicer under the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the servicer under the BXP

2017-GM TSA, (iii) the Headquarters Plaza Whole Loan, the master servicer under the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the master servicer under the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the master servicer under the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole Loan, the master servicer under the GSMS 2017-GS8 PSA, (vi) the Manchester Financial Building Whole Loan, the master servicer under the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the GNL Portfolio Mortgage Loan, (ii) the General Motors Building Mortgage Loan, (iii) the Yorkshire & Lexington Towers Mortgage Loan, (iv) the Headquarters Plaza Mortgage Loan, (v) the National Office Portfolio Mortgage Loan, (vi) the Bass Pro & Cabela’s Portfolio Mortgage Loan and (vii) the Manchester Financial Building Mortgage Loan. On and after the applicable Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the GNL Portfolio Mortgage Loan, (ii) the General Motors Building Mortgage Loan, (iii) the Yorkshire & Lexington Towers Mortgage Loan, (iv) the Headquarters Plaza Mortgage Loan, (v) the National Office Portfolio Mortgage Loan, (vi) the Bass Pro & Cabela’s Portfolio Mortgage Loan and (vii) the Manchester Financial Building Mortgage Loan. On and after the applicable Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan will be a Non-Serviced Pari Passu Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the GNL Portfolio Whole Loan, (ii) the General Motors Building Whole Loan, (iii) the Yorkshire & Lexington Towers Whole Loan, (iv) the Headquarters Plaza Whole Loan, (v) the National Office Portfolio Whole Loan, (vi) the Bass Pro & Cabela’s Portfolio Whole Loan and (vii) the Manchester Financial Building Whole Loan. On and after the applicable Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Non-Serviced PSA” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the BXP 2017-GM TSA, (iii) the Headquarters Plaza Towers Whole Loan, the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole Loan, the GSMS 2017-GS8 PSA, (vi) the Manchester Financial Building Whole Loan, the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the special servicer under the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the special servicer under the BXP 2017-GM TSA, (iii) the Headquarters Plaza Whole Loan, the special servicer under the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the special servicer under the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the special servicer under the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole

Loan, the special servicer under the GSMS 2017-GS8 PSA, (vi) the Manchester Financial Building Whole Loan, the special servicer under the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means the (i) the General Motors Building Subordinate Companion Loans and (ii) the Yorkshire & Lexington Towers Subordinate Companion Loans.

“Non-Serviced Trustee” means with respect to (i) the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan, the trustee under the CSAIL 2017-CX10 PSA, (ii) the General Motors Building Whole Loan, the trustee under the BXP 2017-GM TSA, (iii) the Headquarters Plaza Whole Loan, the trustee under the CD 2017-CD6 PSA, (iv) the National Office Portfolio Whole Loan, prior to the securitization of the related Controlling Companion Loan, the trustee under the UBS 2017-C5 PSA, and after the securitization of the related Controlling Companion Loan, the trustee under the related Servicing Shift PSA, (v) the Bass Pro & Cabela’s Portfolio Whole Loan, the trustee under the GSMS 2017-GS8 PSA (vi) the Manchester Financial Building Whole Loan, the trustee under the UBS 2017-C5 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the GNL Portfolio Whole Loan, (ii) the General Motors Building Whole Loan, (iii) the Yorkshire & Lexington Towers Whole Loan, (iv) the Headquarters Plaza Whole Loan, (v) the National Office Portfolio Whole Loan, (vi) the Bass Pro & Cabela’s Portfolio Whole Loan and (vii) the Manchester Financial Building Whole Loan. On and after the applicable Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means the Serviced Pari Passu Companion Loans. Prior to the applicable Servicing Shift Securitization Date, each of the 16 Court Street Pari Passu Companion Loans and the Harmon Corner Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Chelsea Multifamily Portfolio Mortgage Loan, (ii) the 2U Headquarters Mortgage Loan, (iii) the Westin Crystal City Mortgage Loan, (iv) the Marriott Grand Cayman Mortgage Loan, (v) the Hyatt Regency Princeton Mortgage Loan and (vi) the At Home Portfolio Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Chelsea Multifamily Portfolio Mortgage Loan, (ii) the 2U Headquarters Mortgage Loan, (iii) the Westin Crystal City Mortgage Loan, (iv) the Marriott Grand Cayman Mortgage Loan, (v) the Hyatt Regency Princeton Mortgage Loan and (vi) the At Home Portfolio Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, the 16 Court Street Mortgage Loan and the Harmon Corner Mortgage Loan will each be a Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Chelsea Multifamily Portfolio Whole Loan, (ii) the 2U Headquarters Whole Loan, (iii) the Westin Crystal City Whole Loan,

(iv) the Marriott Grand Cayman Whole Loan, (v) the Hyatt Regency Princeton Whole Loan and (vi) the At Home Portfolio Whole Loan. Prior to the applicable Servicing Shift Securitization Date, each of the Servicing Shift Whole Loans will be a Serviced Pari Passu Whole Loan.

“Serviced Whole Loan” means each of (i) the Chelsea Multifamily Portfolio Mortgage Loan, (ii) the 2U Headquarters Mortgage Loan, (iii) the Westin Crystal City Mortgage Loan, (iv) the Marriott Grand Cayman Mortgage Loan, (v) the Hyatt Regency Princeton Mortgage Loan and (vi) the At Home Portfolio Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the 16 Court Street Mortgage Loan and the Harmon Corner Mortgage Loan will each be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means the 16 Court Street PSA and the Harmon Corner PSA.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan and the National Office Portfolio Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the 16 Court Street Whole Loan and the Harmon Corner Whole Loan will each be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means the Non-Serviced Subordinate Companion Loans.

“UBS 2017-C5 PSA” means the pooling and servicing agreement, dated and effective as of November 1, 2017, among UBS Commercial Mortgage Securitization Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. A Non-Control note with respect to the National Office Portfolio Whole Loan will be included in the UBS 2017-C5 securitization trust, and the UBS 2017-C5 PSA will govern the servicing of the National Office Portfolio Whole Loan until the related Controlling Companion Loan Securitization Date.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
GNL Portfolio	$50,500,000	7.2%	$136,500,000	N/A	57.9%	57.9%	2.22x	2.22x
General Motors Building	$47,600,000	6.8%	$1,422,400,000	$830,000,000	30.6%	47.9%	4.33x	2.77x
16 Court Street	$44,400,000	6.4%	$66,600,000	N/A	63.4%	63.4%	1.83x	1.83x
Chelsea Multifamily Portfolio	$35,000,000	5.0%	$40,000,000	N/A	58.2%	58.2%	1.30x	1.30x
Harmon Corner	$35,000,000	5.0%	$108,000,000	N/A	56.5%	56.5%	2.02x	2.02x
2U Headquarters	$34,000,000	4.9%	$20,000,000	N/A	69.3%	69.3%	1.60x	1.60x
Yorkshire & Lexington Towers	$25,000,000	3.6%	$175,000,000	$200,000,000	22.5%	44.9%	4.28x	1.68x
Headquarters Plaza	$25,000,000	3.6%	$125,000,000	N/A	62.8%	62.8%	2.23x	2.23x
National Office Portfolio	$24,970,933	3.6%	$159,813,968	N/A	64.2%	64.2%	1.64x	1.64x
Bass Pro & Cabela’s Portfolio	$24,750,000	3.6%	$170,150,000	N/A	50.4%	50.4%	2.72x	2.72x
Westin Crystal City	$24,000,000	3.4%	$24,000,000	N/A	56.8%	56.8%	2.61x	2.61x
Marriott Grand Cayman	$23,904,141	3.4%	$55,776,329	N/A	56.1%	56.1%	1.91x	1.91x
Hyatt Regency Princeton	$18,000,000	2.6%	$15,000,000	N/A	68.8%	68.8%	1.88x	1.88x
At Home Portfolio	$10,677,027	1.5%	$29,963,594	N/A	61.7%	61.7%	1.50x	1.50x
Manchester Financial Building	$10,500,000	1.5%	$15,000,000	N/A	60.7%	60.7%	1.40x	1.40x

(1)	Calculated including any related Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan but excluding any mezzanine debt.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
GNL Portfolio	CSAIL 2017-CX10	CSAIL 2017-CX10	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
General Motors Building	BXP 2017-GM	BXP 2017-GM	BlackRock Financial Management Inc.
Yorkshire & Lexington Towers	CSAIL 2017-CX10	CSAIL 2017-CX10	Eightfold Real Estate Capital Fund V, L.P. or its affiliate
Headquarters Plaza	CD 2017-CD6	CD 2017-CD6	Argentic Securities Income USA LLC or its affiliate
National Office Portfolio	UBS 2017-C5(3)	Ladder Capital Finance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Bass Pro & Cabela’s Portfolio	GSMS 2017-GS8	GSMS 2017-GS8	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate
Manchester Financial Building	UBS 2017-C5	UBS 2017-C5	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Does not include the 16 Court Street whole loan or the Harmon Corner whole loan, servicing for which will be transferred on the related servicing shift securitization date. The initial controlling noteholder for the 16 Court Street whole loan will be Barclays Bank PLC, as holder of the related controlling companion loan. The initial controlling noteholder for the Harmon Corner whole loan will be CCRE, as holder of the related controlling companion loan. With respect to such whole loan, after the servicing shift securitization date, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The initial directing certificateholder after such servicing shift securitization date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	As of the closing date of the related securitization.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under the related pooling and servicing agreement for that securitization transaction (and by the service provider parties thereto).

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
GNL Portfolio	Note A-1-A Note A-1-B Note A-2-A Note A-2-B	Control Note Non-Control Note Non-Control Note Non-Control Note	$73,000,000 $25,250,000 $63,500,000 $25,250,000	CSAIL 2017-CX10(2) CCUBS 2017-C1 Column Financial, Inc. or an affiliate CCUBS 2017-C1
General Motors Building	Note A-1-S
Note A-1-C1
Note A-1-C2
Note A-1-C3-1
Note A-1-C3-2
Note A-1-C4
Note A-1-A1
Note A-1-A2
Note A-1-A3
Note A-2-S
Note A-2-C1
Note A-2-C2-1
Note A-2-C2-2-A
Note A-2-C2-2-B
Note A-2-C3
Note A-2-A1
Note A-2-A2
Note A-2-A3
Note A-3-S
Note A-3-C1
Note A-3-C2
Note A-3-C3-1
Note A-3-C3-2
Note A-3-A1
Note A-3-A2-1
Note A-3-A2-2
Note A-3-A3
Note A-4-S
Note A-4-C1
Note A-4-C2
Note A-4-C3
Note A-4-A1
Note A-4-A2
Note A-4-A3
Note B-1-S
Note B-2-S
Note B-3-S
Note B-4-S	Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note
Non-Control Note	$176,800,000
$69,700,000
$37,500,000
$22,300,000
$15,200,000
$74,400,000
$28,900,000
$37,500,000
$37,500,000
$114,400,000
$45,100,000
$50,000,000
$20,000,000
$5,000,000
$30,000,000
$18,700,000
$10,200,000
$30,000,000
$114,400,000
$45,100,000
$37,500,000
$25,000,000
$12,500,000
$18,700,000
$22,500,000
$15,000,000
$32,700,000
$114,400,000
$45,100,000
$37,500,000
$32,400,000
$18,700,000
$45,100,000
$30,200,000
$282,200,000
$182,600,000
$182,600,000
$182,600,000	BXP Trust 2017-GM
BXP Trust 2017-GM
BANK 2017-BNK6
BANK 2017-BNK6
CGCMT 2017-B1
BANK 2017-BNK7
Cantor Commercial Real Estate Lending, L.P.
CGCMT 2017-B1
BANK 2017-BNK7
BXP Trust 2017-GM
BXP Trust 2017-GM
CD 2017-CD5
UBS 2017-C2
JPMDB 2017-C7
UBS 2017-C2
Cantor Commercial Real Estate Lending, L.P.
JPMDB 2017-C7
JPMDB 2017-C7
BXP Trust 2017-GM
BXP Trust 2017-GM
CD 2017-CD5
CGCMT 2017-B1
CD 2017-CD5
Cantor Commercial Real Estate Lending, L.P.
CGCMT 2017-P8
CGCMT 2017-B1
CGCMT 2017-P8
BXP Trust 2017-GM
BXP Trust 2017-GM
WFCM 2017-C38
WFCM 2017-C38
Cantor Commercial Real Estate Lending, L.P.
WFCM 2017-C38
BANK 2017-BNK6
BXP Trust 2017-GM
BXP Trust 2017-GM
BXP Trust 2017-GM
BXP Trust 2017-GM
16 Court Street	Note A-1 Note A-2	Control Note Non-Control Note	$66,600,000 $44,400,000	Barclays Bank PLC CCUBS 2017-C1
Chelsea Multifamily Portfolio	Note A-1-A Note A-1-B Note A-2	Control Note Non-Control Note Non-Control Note	$35,000,000 $15,000,000 $25,000,000	CCUBS 2017-C1 Cantor Commercial Real Estate Lending, L.P. CGCMT 2017-C4

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Harmon Corner	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$30,000,000 $25,000,000 $20,800,000 $10,000,000 $30,000,000 $27,200,000	Cantor Commercial Real Estate Lending, L.P. CCUBS 2017-C1 Cantor Commercial Real Estate Lending, L.P. CCUBS 2017-C1 Citi Real Estate Funding Inc. Citi Real Estate Funding Inc.
2U Headquarters	Note A-1 Note A-2	Control Note Non-Control Note	$34,000,000 $20,000,000	CCUBS 2017-C1 UBS AG, New York Branch
Yorkshire & Lexington Towers	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8-1 Note A-8-2 Note B	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control	$40,000,000 $20,000,000 $20,000,000 $40,000,000 $40,000,000 $20,000,000 $10,000,000 $5,000,000 $5,000,000 $200,000,000	CSAIL 2017-CX10(3)
CSAIL 2017-CX10(3)
Natixis Real Estate Capital LLC
UBS 2017-C5(4)
UBS AG, New York Branch
CCUBS 2017-C1
UBS AG, New York Branch
CCUBS 2017-C1
UBS AG, New York Branch
CSAIL 2017-CX10(3)
Headquarters Plaza	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$75,000,000 $25,000,000 $35,000,000 $15,000,000	CD 2017-CD6(5) CCUBS 2017-C1 WFCM 2017-C41(6) WFCM 2017-C41(6)
National Office Portfolio	Note A-1-A Note A-1-B Note A-2-A Note A-3 Note A-4-B Note A-5-A	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$34,959,306 $19,976,746 $24,970,933 $29,965,119 $39,953,493 $34,959,306	Ladder Capital Finance LLC or an affiliate Ladder Capital Finance LLC or an affiliate CCUBS 2017-C1 Ladder Capital Finance LLC or an affiliate Ladder Capital Finance LLC or an affiliate UBS 2017-C5(7)
Bass Pro & Cabela’s Portfolio	Note A-1(A-CP) Note A-1(A-NCP) Note A-1(B-CP) Note A-2 Note A-3(A-CP) Note A-3(B-CP) Note A-3(C-CP) Note A-3(D-NCP) Note A-3(E-NCP) Note A-3(F-NCP)	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$37,500,000 $10,000,000 $30,460,000 $58,470,000 $20,000,000 $24,750,000 $6,220,000 $2,500,000 $2,500,000 $2,500,000	GSMS 2017-GS8(8)
GSMS 2017-GS8(8)
Goldman Sachs Mortgage Company
Wells Fargo Bank, National Association
UBS 2017-C5(9)
CCUBS 2017-C1
UBS AG, New York Branch
UBS AG, New York Branch
UBS AG, New York Branch
UBS AG, New York Branch
Westin Crystal City	Note A-1 Note A-2	Control Note Non-Control Note	$24,000,000 $24,000,000	CCUBS 2017-C1 CGCMT 2017-C4
Marriott Grand Cayman	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$23,904,141 $20,916,123 $34,860,206	CCUBS 2017-C1 UBS 2017-C5 GSMC 2017-GS7
Hyatt Regency Princeton	Note A-1 Note A-2	Control Note Non-Control Note	$18,000,000 $15,000,000	CCUBS 2017-C1 UBS 2017-C5
At Home Portfolio	Note A-1-1 Note A-1-2 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note Non-Control Note	$10,690,000 $10,000,000 $15,000,000 $5,000,000	CCUBS 2017-C1 UBS AG, New York Branch UBS 2017-C5(10) UBS AG, New York Branch

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Manchester Financial Building	Note A-1 Note A-2	Control Note Non-Control Note	$15,000,000 $10,500,000	UBS 2017-C5 CCUBS 2017-C1

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	Note A-1-A is currently held by Column Financial, Inc. or an affiliate. The CSAIL 2017-CX10 securitization transaction is scheduled to close on or about November 30, 2017.

(3)	Note A-1, Note A-2 and Note B are currently held by Natixis Real Estate Capital LLC. The CSAIL 2017-CX10 securitization transaction is scheduled to close on or about November 20, 2017.

(4)	Note A-4 is currently held by UBS AG, New York Branch. The UBS 2017-C5 securitization transaction is scheduled to close on or about November 16, 2017.

(5)	Note A-1 is currently held by Citi Real Estate Funding Inc. The CD 2017-CD6 securitization transaction is scheduled to close on or about November 30, 2017.

(6)	Note A-3 and Note A-4 are currently held by Barclays Bank PLC. The WFCM 2017-C41 securitization transaction is scheduled to close on or about November 30, 2017.

(7)	Note A-5-A is currently held by Ladder Capital Finance LLC or an affiliate. The UBS 2017-C5 securitization transaction is scheduled to close on or about November 16, 2017.

(8)	Note A-1(A-CP) and Note A-1(A-NCP) are currently held by Goldman Sachs Mortgage Company. The GSMS 2017-GS8 securitization transaction is scheduled to close on or about November 30, 2017.

(9)	Note A-3(A-CP) is currently held by UBS AG, New York Branch. The UBS 2017-C5 securitization transaction is scheduled to close on or about November 16, 2017.

(10)	Note A-2 is currently held by UBS AG, New York Branch. The UBS 2017-C5 securitization transaction is scheduled to close on or about November 16, 2017.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Serviced PSA, in accordance with the terms of the related Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than The Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loans), the related Control Note will be included in the Trust, and the Directing Certificateholder appointed by the Controlling Class will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to The Servicing Shift Whole Loans

With respect to a Servicing Shift Whole Loan prior to the applicable Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder appointed by the Controlling Class under the PSA or in a manner that it may otherwise deem advisable, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to a Servicing Shift Whole Loan, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to a Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder appointed by the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a

Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to a Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the applicable Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA); provided that in connection with the Bass Pro & Cabela’s Whole Loan, certain payments of principal that are allocated to the A-3 Notes in the aggregate will not be allocated among the individual A-3 Notes on a pro rata and pari passu basis, but instead will generally be allocated in the manner set forth in the Mortgage Loan documents, and are described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (other than Servicing Shift Whole Loans on or after the applicable Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder (or equivalent party) under the related Non-Serviced PSA or in a manner that it may otherwise deem advisable, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, neither the related borrower nor an affiliate thereof, will be entitled to exercise the rights of the “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including a Servicing Shift Whole Loan after the applicable Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

General Motors Building Whole Loan

General

The GM Building Mortgage Loan, representing approximately 6.8% of the Initial Pool Balance, is part of a Whole Loan that is part of a split loan structure comprised of thirty-three (33) senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $2,300,000,000. Two senior promissory notes, Note A-1-A1 and A-2-A1 with an aggregate initial principal balance of $47,600,000 (the “GM Building Mortgage Loan”), will be deposited into this securitization.

The GM Building Whole Loan (as defined below), is evidenced by (i) the GM Building Mortgage Loan, (ii) eight (8) senior promissory notes designated as Note A-1-S, Note A-2-S, Note A-3-S, Note A-4-S, Note A-1-C1, Note A-2-C1, Note A-3-C1 and Note A-4-C1 (the “GM Building Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $725,000,000; (iii) twenty-one (21) senior promissory notes designated as Note A-1-C2, Note A-1-C3-1, Note A-1-C3-2, Note A-1-C4, Note A-1-A3, Note A-2-C2-1, Note A-2-C2-2-B, Note A-2-A1, Note A-2-A2, Note A-2-A3, Note A-3-C2, Note A-3-C3-1, Note A-3-C3-2, Note A-3-A1, Note A-3-A2, Note A-3-A3, Note A-4-C2, Note A-4-C3, Note A-4-A1, Note A-4-A2 and Note A-4-A3 (the “GM Building Non-Standalone Pari Passu Companion Loans” and, together with the GM Building Standalone Pari Passu Companion Loans, the “GM Building Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,422,400,000; and (iv) four (4) subordinate promissory notes designated as Note B-1-S, Note B-2-S, Note B-3-S and Note B-4-S (the “GM Building Subordinate Companion Loans and, together with the GM Building Standalone Pari Passu Companion Loans, the “GM Building Standalone Companion Loans”, which have an aggregate initial principal balance of $830,000,000.

The GM Building Mortgage Loan, the GM Building Pari Passu Companion Loans and the GM Building Subordinate Companion Loans are referred to herein, collectively, as the “GM Building Whole Loan, and the GM Building Pari Passu Companion Loans and the GM Building Subordinate Companion Loans are referred to herein as the “GM Building Companion Loans”. The GM Building Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the GM Building Mortgage Loan. The GM Building Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the GM Building Mortgage Loan and GM Building Pari Passu Companion Loans.

Only the GM Building Mortgage Loan is included in the issuing entity. The GM Building Standalone Companion Loans have been contributed to a securitization trust governed by the BXP Trust 2017-GM TSA (the “BXP Trust 2017-GM Securitization”). The remaining GM Building Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to contribute such notes to other securitizations.

The rights of the holders of the promissory notes evidencing the GM Building Whole Loan (the “GM Building Noteholders”) are subject to an Intercreditor Agreement (the “GM Building Intercreditor Agreement”). The following summaries describe certain provisions of the GM Building Intercreditor Agreement.

Servicing

The GM Building Whole Loan (including the GM Building Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BXP Trust 2017-GM TSA by Wells Fargo Bank, National Association as servicer (the “GM Building Servicer”), and, if necessary, AEGON USA Realty Advisors, LLC, as special servicer (the “GM Building Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”, but subject to the terms of the GM Building Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the GM Building Mortgage Loan (but not on the GM Building Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the GM Building Mortgage Loan. Principal and interest advances in respect of the GM Building Companion Loans and property protection advances in respect of the GM Building Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”.

Distributions

Generally, as long as no (i) event of default with respect to an obligation of the GM Building Whole Loan borrower to pay money due under the GM Building Whole Loan or (ii) non-monetary event of default as a result of which the GM Building Whole Loan becomes a specially serviced mortgage loan under the BXP Trust 2017-GM TSA (a “GM Building Triggering Event of Default” has occurred and is continuing, all amounts available for payment on the GM Building Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the trustee under the BXP Trust 2017-GM TSA (the “GM Building Trustee”), the GM Building Servicer or the GM Building Special Servicer, and (iii) certain amounts payable or reimbursable to the GM Building Servicer, the GM Building Special Servicer, the master servicer, the trustee and each master servicer and trustee for any securitization relating to a GM Building Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the GM Building Intercreditor Agreement, as follows:

First, to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the GM Building Servicer, the GM Building Special Servicer or the GM Building Trustee, as applicable) with respect to the GM Building Whole Loan pursuant to the terms of the GM Building Intercreditor Agreement or the BXP Trust 2017-GM TSA;

Second, to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes;

Third, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of its respective note;

Fourth, pro rata, to the holders of the GM Building Pari Passu Companion Loans and to the issuing entity, as holder of the GM Building Mortgage Loan, in an amount equal to their respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the GM Building Pari Passu Companion Loans and GM Building Mortgage Loan;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the GM Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of GM Building Mortgage Loan and GM Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-GM TSA notwithstanding a workout by reason of the insufficiency of the GM Building Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the GM Building Whole Loan;

Sixth, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the GM Building Subordinate Companion Loans (or paid or advanced by the GM Building Servicer, the GM Building Special Servicer or the GM Building Trustee, as applicable) with respect to the GM Building Whole Loan pursuant to the terms of the GM Building Intercreditor Agreement or the BXP Trust 2017-GM TSA;

Seventh, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to their respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balance of the GM Building Subordinate Companion Loans;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the GM Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the GM Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the GM Building Subordinate Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the GM Building Whole Loan;

Ninth, to the holders of the GM Building Pari Passu Companion Loans, the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM

Building Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the GM Building Whole Loan borrower;

Tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the GM Building Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-GM TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the GM Building Servicer or the GM Building Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the GM Building Whole Loan), any such fees or expenses, to the extent actually paid by the GM Building borrower, will be paid to the holders of the GM Building Pari Passu Companion Loans, the holders of the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, pro rata; and

Eleventh, if any excess amount is available to be distributed in respect of the GM Building Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the GM Building Pari Passu Companion Loans, the holders of the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan;

provided that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the GM Building Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) are required to be allocated to reduce the principal balance of the GM Building Pari Passu Companion Loans, the GM Building Subordinate Companion Loans and the GM Building Mortgage Loan in the manner permitted or required by such REMIC provisions.

Generally, for so long as a GM Building Triggering Event of Default has occurred and is continuing, all amounts available for payment on the GM Building Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the GM Building Trustee, the GM Building Servicer or the GM Building Special Servicer, and (iii) certain amounts payable or reimbursable to the GM Building Servicer, the GM Building Special Servicer, the master servicer, the trustee and each master servicer and trustee for any securitization relating to a GM Building Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the GM Building Intercreditor Agreement, as follows:

Twelfth, to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the GM Building Servicer, the GM Building Special Servicer or the GM Building Trustee, as applicable) with respect to the GM Building Whole Loan pursuant to the terms of the GM Building Intercreditor Agreement or the BXP Trust 2017-GM TSA;

Thirteenth, to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes;

Fourteenth, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes;

Fifteenth, to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis, until the principal balances of the GM Building Pari Passu Companion Loan and the GM Building Mortgage Loan have been reduced to zero;

Sixteenth, if the proceeds of any foreclosure sale or any liquidation of the GM Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of GM Building Mortgage Loan and GM Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-GM TSA notwithstanding a workout by reason of the insufficiency of the GM Building Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the GM Building Pari Passu Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the GM Building Whole Loan;

Seventeenth, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the GM Building Subordinate Companion Loans (or paid or advanced by the GM Building Servicer, the GM Building Special Servicer or the GM Building Trustee, as applicable) with respect to the GM Building Whole Loan pursuant to the terms of the GM Building Intercreditor Agreement or the BXP Trust 2017-GM TSA;

Eighteenth, to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis until the principal balances of the GM Building Subordinate Companion Loans have been reduced to zero;

Nineteenth, if the proceeds of any foreclosure sale or any liquidation of the GM Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the GM Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the GM Building Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balances of the GM Building Subordinate Companion Loans as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the GM Building Whole Loan;

Twentieth, to the holders of the GM Building Pari Passu Companion Loans, the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM

Building Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the GM Building Whole Loan borrower;

Twenty-first, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the GM Building Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-GM TSA, including, without limitation, to provide reimbursement for any interest on any Advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the GM Building Servicer or the GM Building Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the GM Building Servicer or the GM Building Special Servicer), any such fees or expenses, to the extent actually paid by the GM Building borrower, will be paid to the holders of the GM Building Pari Passu Companion Loans, the holders of the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan, pro rata; and

Twenty-second, if any excess amount is available to be distributed in respect of the GM Building Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the GM Building Pari Passu Companion Loans, the holders of the GM Building Subordinate Companion Loans and the issuing entity, as holder of the GM Building Mortgage Loan;

provided that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the GM Building Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) are required to be allocated to reduce the principal balance of the GM Building Pari Passu Companion Loans, the GM Building Subordinate Companion Loans and the GM Building Mortgage Loan in the manner permitted or required by such REMIC provisions.

Notwithstanding the foregoing, if a monthly payment advance is made with respect to the GM Building Mortgage Loan or any related companion loan pursuant to the terms of the related pooling and servicing agreement, such advance will be reimbursed out of funds on deposit in the collection account under the BXP Trust 2017-GM TSA prior to the remittance of such funds for distribution to the issuing entity, as the holder of the GM Building Mortgage Loan, or to the holders of the GM Building Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the GM Building Whole Loan in accordance with the BXP Trust 2017-GM TSA and the GM Building Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the GM Building Subordinate Companion Loans have been applied to pay such amounts (it being understood that the pro rata share payable by the issuing entity under this paragraph would be determined by allocating such unanticipated trust expenses, as the case may be, first to the GM Building Subordinate Companion Loans).

To the extent collections received after the final liquidation of the GM Building Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the GM Building Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the GM Building Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the GM Building Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BXP Trust 2017-GM TSA. Pursuant to the terms of the BXP Trust 2017-GM TSA, the related controlling class representative (the “GM Building Directing Certificateholder”) will have consent and/or consultation rights with respect to the GM Building Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”.

In addition, pursuant to the terms of the GM Building Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the GM Building Servicer or the GM Building Special Servicer, as applicable, is required to provide to the GM Building Directing Certificateholder (within the same time frame such notices, information and reports to the GM Building Directing Certificateholder without regard to whether or not the GM Building Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the BXP Trust 2017-GM TSA) with respect to any major decisions to be taken with respect to the GM Building Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the GM Building Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the GM Building Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the GM Building Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the GM Building Servicer or the GM Building Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the GM Building Servicer or the GM Building Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the GM Building Mortgage Loan, the related the GM Building Pari Passu Companion Loans and the related the GM Building Subordinate Companion Loans. Neither the GM Building Servicer nor the GM Building Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the GM Building Mortgage Loan (or its representative). The operating advisor will generally have no obligations or consultation rights under the PSA with respect to the GM Building Whole Loan or any related REO Property.

Sale of Defaulted GM Building Whole Loan

Pursuant to the terms of the GM Building Intercreditor Agreement, if the GM Building Whole Loan becomes a defaulted loan pursuant to the terms of the BXP Trust 2017-GM TSA,

and if the GM Building Special Servicer determines to sell the GM Building Pari Passu Companion Loans in accordance with the BXP Trust 2017-GM TSA, then the GM Building Special Servicer will be required to sell the GM Building Mortgage Loan together with the GM Building Pari Passu Companion Loans and the GM Building Subordinate Companion Loans as one whole loan. In connection with any such sale, the GM Building Special Servicer will be required to follow the procedures set forth under the BXP Trust 2017-GM TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”. Proceeds of the sale of the GM Building Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After a GM Building Triggering Event of Default” above.

Notwithstanding the foregoing, the GM Building Special Servicer will not be permitted to sell the GM Building Pari Passu Companion Loans together with the GM Building Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the GM Building Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the GM Building Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the GM Building Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the GM Building Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the GM Building Servicer or the GM Building Special Servicer in connection with the proposed sale. Subject to the terms of the BXP Trust 2017-GM TSA, the holder of the GM Building Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the GM Building Intercreditor Agreement and the BXP Trust 2017-GM TSA, the securitization trust created pursuant to the BXP Trust 2017-GM TSA, as the controlling noteholder, will have the right, with or without cause, to replace the GM Building Special Servicer then acting with respect to the GM Building Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the GM Building Mortgage Loan”.

Yorkshire & Lexington Towers Whole Loan

General

The Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 3.6% of the Initial Pool Balance, with a Cut-off Date Balance of $25,000,000 (the “Yorkshire & Lexington Towers Mortgage Loan”), is part of a whole loan comprised of ten promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Yorkshire & Lexington Towers Mortgaged Properties”). The Yorkshire & Lexington Towers Mortgage Loan is evidenced by promissory Note A-6 and promissory Note A-8-1. The portion of the Yorkshire & Lexington Towers Whole Loan (as defined below) evidenced by (i) promissory note A-1, with an original principal balance of $40,000,000 (the “Yorkshire & Lexington Towers Lead Pari Passu Companion Loan”) and which is expected to be transferred to the CSAIL 2017-CX10 trust on the same date as the Closing Date, (ii) promissory Notes A-2, A-3, A-4, A-5, A-7 and A-8-2, with an aggregate Cut-off Date Balance of $135,000,000 (the “Yorkshire & Lexington Towers Non-Lead Pari Passu Companion Loans”) and together with the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan (the “Yorkshire & Lexington Towers Pari Passu Companion Loans”), which are currently held by UBS AG, New York Branch and Natixis Real Estate Capital LLC and are pari passu in right of payment with the Yorkshire & Lexington Towers Mortgage Loan. Each of the Yorkshire & Lexington Towers Pari Passu Companion Loans are expected to be contributed to one or more future securitization trusts. The portion of the Yorkshire & Lexington Towers Whole Loan (as defined below) evidenced by promissory Note B, with a Cut-off Date Balance of $200,000,000, which is currently held by Natixis Real Estate Capital LLC is referred to in this prospectus as the “Yorkshire & Lexington Towers Subordinate Companion Loan” and is subordinate in right of payment with the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans and which is expected to be transferred to the CSAIL 2017-CX10 trust on the same date as the Closing Date. The Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans are collectively referred to in this prospectus as the “Yorkshire & Lexington Towers Senior Loan” and the Yorkshire & Lexington Towers Senior Loan, together with the Yorkshire & Lexington Towers Subordinate Companion Loan, are collectively referred to in this prospectus as the “Yorkshire & Lexington Towers Whole Loan”. The Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Yorkshire & Lexington Towers Whole Loan (the “Yorkshire & Lexington Towers Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Yorkshire & Lexington Towers Noteholder (the “Yorkshire & Lexington Towers Intercreditor Agreement”).

Servicing

Prior to the date that the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan is included in the CSAIL 2017-CX10 trust (the “Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date”), the Yorkshire & Lexington Towers Whole Loan will be serviced pursuant to the UBS 2017-C5 PSA and the terms of the Yorkshire & Lexington Towers Intercreditor Agreement.

After the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date, which is expected to occur on the same date as the Closing Date, the Yorkshire & Lexington Towers Whole Loan will be serviced pursuant to the pooling and servicing agreement entered into in connection with the securitization of the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan, which is expected to be the CSAIL 2017-CX10 trust and the terms of the Yorkshire & Lexington Towers Intercreditor Agreement. As used in this prospectus, “Yorkshire & Lexington Towers Pooling and Servicing Agreement” refers to (i) prior to the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date, the UBS 2017-C5 PSA, and (ii) on or after the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date, the pooling and servicing agreement entered into in connection with the securitization of the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan, which is expected to be the CSAIL 2017-CX10 trust. In servicing the Yorkshire & Lexington Towers Whole Loan, the servicing standard set forth in the Yorkshire & Lexington Towers Pooling and Servicing Agreement will require the applicable master servicer and the applicable special servicer to take into account the interests, as a collective whole, of the certificateholders as the holder of the Yorkshire & Lexington Towers Mortgage Loan, the holders of the Yorkshire & Lexington Towers Pari

Passu Companion Loans and the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan (taking into account the subordinate nature of the Yorkshire & Lexington Towers Subordinate Companion Loan).

For so long as the Yorkshire & Lexington Towers Subordinate Companion Noteholder holding greater than 50% of the aggregate principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan (the “Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder”) is the Yorkshire & Lexington Towers Whole Loan Directing Holder (as defined below), the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Yorkshire & Lexington Towers Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Yorkshire & Lexington Towers Intercreditor Agreement, the Yorkshire & Lexington Towers Subordinate Companion Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below. The Yorkshire & Lexington Towers Subordinate Companion Loan is expected to be transferred into the CSAIL 2017-CX10 trust on the same date as the Closing Date and will back certain loan-specific classes of certificates issued by such trust. As described below, the rights of the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder will be exercised by the applicable classes of such loan-specific classes of certificates issued by the CSAIL 2017-CX10 trust.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Yorkshire & Lexington Towers Mortgage Loan (but not on the Yorkshire & Lexington Towers Pari Passu Companion Loans or the Yorkshire & Lexington Towers Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Yorkshire & Lexington Towers Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances”. Property protection advances in respect of the Yorkshire & Lexington Towers Mortgaged Properties will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances”. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances”.

Distributions

Pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Yorkshire & Lexington Towers Whole Loan, (ii) any other event of default for which the Yorkshire & Lexington Towers Whole Loan is accelerated, (iii) any other event of default which causes the Yorkshire & Lexington Towers Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Yorkshire & Lexington Towers Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Yorkshire & Lexington Towers Whole Loan Directing Holder or the default cure period has not yet expired and the Yorkshire & Lexington Towers Whole Loan Directing Holder is diligently exercising its cure rights under the Yorkshire & Lexington Towers Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable with respect to the Yorkshire & Lexington Towers Whole Loan (including any penalty charges) under the Yorkshire & Lexington Towers Pooling and Servicing Agreement to the applicable master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee, payments and proceeds received with respect to the Yorkshire & Lexington Towers Whole Loan will generally be applied in the following order:

First, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, (i) to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until their respective principal balances have been reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, 100% of such insurance and condemnation proceeds will be distributed to the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

Third, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by the holders of the Yorkshire & Lexington Towers Mortgage Loan and for any of the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holders (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if as a result of a workout, the balance of the Yorkshire & Lexington Towers Mortgage Loan or Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Sixth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

Seventh, (i) to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to its respective percentage interest in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan is reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the portion of such insurance and condemnation proceeds remaining after distribution to the Yorkshire

& Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan until its principal balance has been reduced to zero;

Eighth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the Yorkshire & Lexington Towers Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to “—Cure Rights” below, to reimburse the Yorkshire & Lexington Towers Subordinate Companion Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Yorkshire & Lexington Towers Subordinate Companion Loan has been reduced, to the Yorkshire & Lexington Towers Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Yorkshire & Lexington Towers Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Noteholders and the Yorkshire & Lexington Towers Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

Following the occurrence and during the continuance of a Yorkshire & Lexington Towers Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the Yorkshire & Lexington Towers Pooling and Servicing Agreement to the applicable master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee, payments and proceeds with respect to the Yorkshire & Lexington Towers Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount equal to the interest then due and payable on the outstanding principal of their respective notes, in each case, at their net interest rate;

Second, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the principal balances of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans until their principal balances have been reduced to zero;

Third, the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by each holder of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable on the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if as the result of a workout, the principal balance of the Yorkshire & Lexington Towers Mortgage Loan or the Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Sixth, to the Yorkshire & Lexington Towers Subordinate Companion Noteholder in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

Seventh, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

Eighth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the Yorkshire & Lexington Towers Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to —”Cure Rights” below, to reimburse the Yorkshire & Lexington Towers Subordinate Companion Noteholders for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Yorkshire & Lexington Towers Subordinate Companion Loan has been reduced, to the Yorkshire & Lexington Towers

Subordinate Companion Noteholders in an amount up to the reduction, if any, of the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Yorkshire & Lexington Towers Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Noteholders and the Yorkshire & Lexington Towers Subordinate Companion Noteholders, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Yorkshire & Lexington Towers Mortgage Loan pursuant to the terms of the CCUBS 2017-C1 PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Yorkshire & Lexington Towers Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Yorkshire & Lexington Towers Pari Passu Companion Loans or any loans included in any future securitization trust related to the Yorkshire & Lexington Towers Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Yorkshire & Lexington Towers Pari Passu Companion Loan or the Yorkshire & Lexington Towers Mortgage Loan, as applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right, if any, to reimbursement from future payments and other collections on the Yorkshire & Lexington Towers Pari Passu Companion Loans or from general collections of the securitization trusts holding the Yorkshire & Lexington Towers Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control

The controlling noteholder under the Yorkshire & Lexington Towers Intercreditor Agreement will be the “Yorkshire & Lexington Towers Whole Loan Directing Holder” (as defined below). Each other noteholder under the Yorkshire & Lexington Towers Intercreditor Agreement is referred to herein as a “Yorkshire & Lexington Towers Non-Directing Holder”). In its capacity as the controlling noteholder under the Yorkshire & Lexington Towers Intercreditor Agreement, prior to the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date, the Yorkshire & Lexington Towers Directing Holder will be entitled to exercise the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Yorkshire & Lexington Towers Whole Loan and from and after the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date, the rights of the directing certificateholder as set forth under the Yorkshire & Lexington Towers Pooling and Servicing Agreement.

No objection, direction or advice of the Yorkshire & Lexington Towers Directing Holder contemplated above may require or cause the applicable master servicer or special servicer to violate any provisions of the Yorkshire & Lexington Towers Whole Loan documents, applicable law or the Yorkshire & Lexington Towers Pooling and Servicing Agreement, as applicable, the Yorkshire & Lexington Towers Intercreditor Agreement, the REMIC provisions or the applicable master servicer’s or special servicer’s obligation to act in accordance with the servicing standard or expose the applicable master servicer or special servicer to liability, or materially expand the scope of the applicable master servicer’s or the special servicer’s responsibilities under the Yorkshire & Lexington Towers Pooling and Servicing Agreement, as applicable.

Pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, each Yorkshire & Lexington Towers Non-Directing Holder will have (i) the right to receive copies of all notices, information and reports, in each case, with respect to any Yorkshire & Lexington Towers Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Yorkshire & Lexington Towers Whole Loan, that the applicable master servicer or special servicer is required to provide to the Yorkshire & Lexington Towers Directing Holder under the Yorkshire & Lexington Towers Pooling and Servicing Agreement, within the same time frame that the applicable master servicer or special servicer is required to provide such notices, information and reports to the Yorkshire & Lexington Towers Directing Holder (but without regard to whether or not the Yorkshire & Lexington Towers Directing Holder actually has lost any rights to receive such information as a result of a consultation termination event), (ii) the right to be consulted by the applicable master servicer or special servicer on a strictly nonbinding basis with respect to certain Yorkshire & Lexington Towers Major Decisions as set forth in the Yorkshire & Lexington Towers Intercreditor Agreement and the implementation applicable special servicer of any recommended actions outlined in an asset status report and (iii) the right to annual conference calls with the applicable master servicer or special servicer upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer for the purpose of discussing servicing issues related to the Yorkshire & Lexington Towers Whole Loan.

“Yorkshire & Lexington Towers Major Decision” means:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the Yorkshire & Lexington Towers Mortgaged Properties;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the Yorkshire & Lexington Towers Whole Loan or any extension of the maturity date of the Yorkshire & Lexington Towers Whole Loan;

(iii)       any modification of, or waiver with respect to, the Yorkshire & Lexington Towers Whole Loan that would result in a discounted pay-off of the Yorkshire & Lexington Towers Subordinate Companion Loan;

(iv)       any sale of the Yorkshire & Lexington Towers Mortgage Loan (when it is a Defaulted Loan) or REO Property for less than the applicable Purchase Price;

(v)       any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for the Yorkshire & Lexington Towers Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

(vii)       any (1) waiver of a “due on sale” or “due on encumbrance” clause with respect to the Yorkshire & Lexington Towers Whole Loan, (2) consent to such a waiver, (3) consent to a transfer of the Yorkshire & Lexington Towers Mortgaged Properties or interests in the applicable borrower or (4) consent or approval related to the incurrence of additional debt by the applicable borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(viii)       any amendment, modification or termination of any management agreement, any property management company changes including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan documents);

(ix)       releases of any material amounts from any escrow amounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied will not constitute matters of lender discretion for purposes of this clause (ix));

(x)       any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the Yorkshire & Lexington Towers Whole Loan borrower or any guarantor or indemnitor) releasing a Yorkshire & Lexington Towers Whole Loan borrower or any guarantor or indemnitor from liability under the Mortgage Loan documents (other than pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion);

(xi)       the determination of the special servicer pursuant to a servicing transfer event;

(xii)       following an event of default under the Yorkshire & Lexington Towers Whole Loan, any exercise of a remedy on the Yorkshire & Lexington Towers Whole Loan or any acceleration of the Yorkshire & Lexington Towers Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the Mortgage Loan documents or with respect to the related borrower or the Yorkshire & Lexington Towers Mortgaged Properties;

(xiii)       any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than the Yorkshire & Lexington Towers Intercreditor Agreement) with any mezzanine lender or subordinate debt holder related to the Yorkshire & Lexington Towers Whole Loan;

(xiv)       any determination of an Acceptable Insurance Default;

(xv)       any proposed modification or waiver of any material provision in the Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the applicable borrower;

(xvi)       the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the applicable borrower, to the extent the lender’s consent or approval is required under the Mortgage Loan documents;

(xvii)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Yorkshire & Lexington Towers Mortgaged Properties, in each case to the extent the lender’s consent or approval is required under the Mortgage Loan documents;

(xviii)       any approval of a major lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the Mortgage Loan documents); and

(xix)       the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans has expired or been waived.

The consultation rights described above will expire ten (10) business days following the delivery by the applicable master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the consultation rights described above, the applicable master servicer or special servicer will be permitted to implement any major decision or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans. Neither the applicable master servicer nor special servicer will be obligated at any time to follow or take any alternative actions recommended in the course of such consultations.

The consultation rights of the issuing entity as holder of the Yorkshire & Lexington Towers Mortgage Loan will be exercisable by the Directing Certificateholder for so long as a Consultation Termination Event has not occurred and is continuing and the Yorkshire & Lexington Towers Mortgage Loan is not an Excluded Loan.

The Yorkshire & Lexington Towers Whole Loan Directing Holder

Pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the Yorkshire & Lexington Towers Whole Loan Directing Holder with respect to the Yorkshire & Lexington Towers Whole Loan, as of any date of determination, will be:

●	the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder, unless a Yorkshire & Lexington Towers Control Appraisal Period has occurred and is continuing; and

●	the holder of the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan or its designee if a Yorkshire & Lexington Towers Control Appraisal Period has occurred and is continuing.

After the date that the Yorkshire & Lexington Towers Subordinate Companion Loan is securitized (which securitization is expected to be the CSAIL 2017-CX10 trust that is expected to occur on the same date as the Closing Date), at any time the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan is the Yorkshire & Lexington Towers Whole Loan Directing Holder, the rights of the Yorkshire & Lexington Towers Directing Holder may be exercised by the specified holders of the classes of loan specific securities backed by the Yorkshire & Lexington Towers Subordinate Companion Loan and designated as the “controlling class” with respect thereto, to the extent provided in the Yorkshire & Lexington Towers Pooling and Servicing Agreement.

After the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date at any time the holder of the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan is the Yorkshire & Lexington Towers Whole Loan Directing Holder, the rights of the Yorkshire & Lexington Towers Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class,” to the extent provided in the Yorkshire & Lexington Towers Pooling and Servicing Agreement.

A “Yorkshire & Lexington Towers Control Appraisal Period” will mean a period that exists with respect to the Yorkshire & Lexington Towers Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Yorkshire & Lexington Towers Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Yorkshire & Lexington Towers Whole Loan that is allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan and (z) any losses realized with respect to the Yorkshire & Lexington Towers Mortgaged Properties or the Yorkshire & Lexington Towers Whole Loan that are allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Yorkshire & Lexington Towers Subordinate Companion Noteholders.

The Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholders are entitled to avoid its applicable Yorkshire & Lexington Towers Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a Yorkshire & Lexington Towers Control Appraisal Period that is deemed to have occurred as a result of any borrower related party holding an interest in the Yorkshire & Lexington Towers Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower related party to exercise the rights of the Yorkshire & Lexington Towers

Subordinate Companion Loan as Directing Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the master servicer or the special servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the master servicer or special servicer that meets the rating requirements as described in the Yorkshire & Lexington Towers Intercreditor Agreement (either (x) or (y), the “Yorkshire & Lexington Towers Threshold Event Collateral”) in an amount that, when added to the appraised value of the Yorkshire & Lexington Towers Mortgaged Properties as used to calculate any Appraisal Reduction Amount for the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Pooling and Servicing Agreement, as applicable, would reduce such Appraisal Reduction Amount enough to cause the applicable Yorkshire & Lexington Towers Control Appraisal Period not to exist.

Cure Rights

In the event that the Yorkshire & Lexington Towers borrower fails to make any payment of a liquidated sum of money due on the Yorkshire & Lexington Towers Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Yorkshire & Lexington Towers Whole Loan, the Yorkshire & Lexington Towers Subordinate Companion Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement. The Yorkshire & Lexington Towers Subordinate Companion Noteholder will be limited to, in the aggregate, six (6) cure payments over the life of the Yorkshire & Lexington Towers Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Yorkshire & Lexington Towers Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Yorkshire & Lexington Towers Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Yorkshire & Lexington Towers Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Yorkshire & Lexington Towers Whole Loan has occurred and is continuing, the Yorkshire & Lexington Towers Subordinate Companion Noteholder will have the option to purchase the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, (b) accrued and unpaid interest on the Yorkshire & Lexington Towers Mortgage Loan and Yorkshire & Lexington Towers Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Yorkshire & Lexington Towers Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Yorkshire & Lexington Towers Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, and (g) certain additional amounts to the extent provided for in the Yorkshire & Lexington Towers Intercreditor Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, if the Yorkshire & Lexington Towers Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the Yorkshire & Lexington Towers Mortgage Loan in accordance with the Yorkshire & Lexington Towers Pooling and Servicing Agreement, as applicable, then the special servicer will be required to sell the Yorkshire & Lexington Towers Pari Passu Companion Loans (but not the Yorkshire & Lexington Towers Subordinate Companion Loan) together with the Yorkshire & Lexington Towers Mortgage Loan as one whole loan. Notwithstanding the foregoing, if the Yorkshire & Lexington Towers Whole Loan becomes a defaulted mortgage loan, the special servicer under the Yorkshire & Lexington Towers Pooling and Servicing Agreement will not be permitted to sell the Yorkshire & Lexington Towers Whole Loan without the written consent of each Yorkshire & Lexington Towers Pari Passu Companion Noteholder (provided that such consent is not required if such Yorkshire & Lexington Towers Pari Passu Companion Noteholder is the borrower or an affiliate of the borrower) unless the special servicer has delivered to such Yorkshire & Lexington Towers Pari Passu Companion Noteholder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Yorkshire & Lexington Towers Mortgaged Properties, and any documents in the servicing file reasonably requested by a Yorkshire & Lexington Towers Pari Passu Companion Noteholder that are material to the price of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any master servicer or applicable special servicer in connection with the proposed sale; provided that a Yorkshire & Lexington Towers Pari Passu Companion Noteholder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the Yorkshire & Lexington Towers Pooling and Servicing Agreement, each holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder (other than during a Yorkshire & Lexington Towers Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the Yorkshire & Lexington Towers Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer. During a Yorkshire & Lexington Towers Control Appraisal Period, the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the special servicer then acting with respect to the Yorkshire & Lexington Towers Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer, as described under “Pooling and Servicing Agreement—The Directing Holder—Replacement of Special Servicer”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in October 2017 and ending on a hypothetical Determination Date in November 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Cantor Commercial Real Estate Lending, L.P., Citi Real Estate Funding Inc. and UBS AG, New York Branch are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Cantor Commercial Real Estate Lending, L.P., Citi Real Estate Funding Inc. and UBS AG, New York Branch, on or about November 30, 2017 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Cantor Commercial Real Estate Lending, L.P.

General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership and an affiliate of Cantor Fitzgerald & Co., an underwriter, and Berkeley Point Capital LLC, a primary servicer. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

According to its consolidated balance sheet, as of December 31, 2016, Cantor Commercial Real Estate Company, L.P. and its consolidated subsidiaries (which include CCRE Lending) had total assets of approximately $1.794 billion, total liabilities of approximately $0.663 billion and total partners’ equity of approximately $1.132 billion. As of December 31, 2016, Cantor Commercial Real Estate Company, L.P. is a party to agreements related to $2.500 billion of master repurchase facilities.

CCRE Lending is engaged in the origination of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination into a commercial mortgage backed securities primary issuance securitization or through a sale of whole loan interests to third party investors. CCRE Lending originates loans primarily for securitization; however, CCRE Lending also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

CCRE Lending originates loans and aggregates and warehouses the loans pending sale via a commercial mortgage backed securities (“CMBS”) securitization.

CCRE Lending’s Loan Origination and Acquisition History

Since its founding in July 2010 through December 31, 2016, CCRE Lending has originated or acquired approximately 1,326 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $24.9 billion and has acted as a sponsor and mortgage loan seller on 67 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for Material Defects or the material breaches of representations and warranties made by CCRE Lending in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements”.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of CCRE Mortgage Loans

Overview. CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan Documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. The CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation. CCRE Lending engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review. CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from CCRE Lending’s standard form loan documents. In addition, origination counsel for each CCRE Mortgage Loan reviewed CCRE Lending’s representations and warranties set forth on Annex D and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) a due diligence questionnaires completed by origination counsel and (ii) exceptions to representations and warranties compiled by origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each

CCRE Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each CCRE Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

CCRE Lending prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next five (5) largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of the Top Fifteen Mortgage Loans and Additional Mortgage Loan Information”.

Other Review Procedures. In connection with the origination of each CCRE Mortgage Loan, CCRE Lending conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any mortgaged property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—CCRE Lending’s Underwriting Standards”.

Findings and Conclusions. CCRE Lending found and concluded with reasonable assurance that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also found and concluded with reasonable assurance that the CCRE Mortgage Loans were originated in accordance with CCRE Lending’s origination procedures and underwriting criteria. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CCRE Lending’s Underwriting Standards

General. CCRE Lending’s commercial mortgage loans are generally originated in accordance with the underwriting criteria described below; however, variations from these guidelines may be implemented as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s underwriting standards is not intended as a representation that every CCRE Mortgage Loan complies entirely with all criteria set forth below.

Loan Analysis. The credit underwriting process for each CCRE Lending loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

A member of the CCRE Lending team or an agent of CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third-party provider engaged by CCRE Lending, also performs a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval. All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Ratio. CCRE Lending’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower, which when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

Amortization Requirements. While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for all CCRE Lending loans prior to securitization will typically be performed by an unaffiliated third party such as Wells Fargo Bank, National Association, Midland Loan Services, a Division of PNC Bank National Association or an affiliate of CCRE Lending, Berkeley Point; however, primary servicing may be occasionally retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which may be retained post-securitization. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing. From time to time, the original third-party servicer may retain primary servicing.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

(i)       Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(ii)       Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(iii)       Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A-1.

Exceptions

The CCRE Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

CCRE Commercial Mortgage Securities, L.P., an affiliate of CCRE Lending through which certain of CCRE Lending’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on May 8, 2017. The depositor’s Central Index Key is 0001515166. CCRE Lending most recently filed a Form ABS-15G on February 10, 2017. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including September 30, 2017, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, CCRE Lending or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Cantor Commercial Real Estate Lending, L.P.” has been provided by CCRE Lending.

Citi Real Estate Funding Inc.

General.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated all of the Mortgage Loans it is selling to the Depositor in this transaction, provided that the Headquarters Plaza Mortgage Loan is part of a Whole Loan that was co-originated by CREFI and Barclays Bank PLC, the GNL Portfolio Mortgage Loan is part of a Whole Loan that was co-originated by CREFI and Column Financial, Inc. and the 16 Court Street Mortgage Loan is part of a Whole Loan that was co-originated by CREFI and Barclays Bank PLC. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI did not begin contributing mortgage loans into commercial mortgage securitizations until 2017. As of November 10, 2017, CREFI has contributed mortgage loans into eight (8) previous commercial mortgage securitizations. However, CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996. As regards the origination and securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by the Citi Sponsors’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on their behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and, with respect to the CREFI Mortgage Loans, responded to a due diligence questionnaire that was prepared by the Depositor and its legal counsel for use in eliciting information relating to the Mortgage Loans includable in this prospectus to the extent material, which questionnaire contains various questions regarding the Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt (a “Due Diligence Questionnaire”).

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-2. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-2. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of the Fifteen Largest Mortgage Loans” in Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by them or on their behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 without any exceptions that CREFI deems material.

●	Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations. From time to time, CREFI originates mortgage loans or whole loans together with other financial institutions. The resulting mortgage loans or whole loans are evidenced by two or more promissory notes, at least one of which will reflect CREFI as the payee. CREFI has in the past and may in the future deposit such promissory notes for which CREFI is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Headquarters Plaza Whole Loan and the 16 Court Street Whole Loan were each co-originated with Barclays Bank PLC and in accordance with the underwriting guidelines described above. The GNL Portfolio Whole Loan was co-originated with Column Financial, Inc. and in accordance with the underwriting guidelines described above.

Exceptions.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

Until April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. As of September 30, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may acquire the Class R certificates on the Closing Date. CREFI and/or any of its affiliates may acquire and own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch’s has previously securitized an aggregate of approximately $2,718,664,470 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it. The Yorkshire & Lexington Towers Whole Loan, a portion of which UBS AG, New York Branch is the mortgage loan seller of, was co-originated by Natixis Real Estate Capital LLC and UBS AG, New York Branch. The Bass Pro & Cabela’s Portfolio Whole Loan, a portion of which UBS AG, New York Branch is the mortgage loan seller of, was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and UBS AG, New York Branch.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Litigation

UBS AG, New York Branch and UBSRES are currently engaged in litigation with respect to various legacy residential mortgage backed securities transactions. Some litigants are seeking the repurchase of mortgage loans by UBSRES from certain residential mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents. Other litigants are alleging violations of federal and/or state securities or common law for alleged misrepresentations and omissions in offering documents in connection with the issuance and/or distribution of residential mortgage backed securities. No assurance can be given that one or more of the foregoing actions will not result in material liability to UBS AG, New York Branch.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 14, 2017. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including September 30, 2017, UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

The Depositor

UBS Commercial Mortgage Securitization Corp. is a special purpose corporation incorporated in the State of Delaware on October 12, 2011 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019. The depositor’s telephone number is (212) 713-2000. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by UBS Americas, Inc., a subsidiary UBS AG, New York Branch.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CCUBS Commercial Mortgage Trust 2017-C1 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank will act as the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider and Cayman agent (solely for the purpose of acting as record mortgagee of the Marriott Grand Cayman Mortgage Loan) under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of March 31, 2017, Wells Fargo Bank was acting as trustee on approximately 368 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $140 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the issuing entity and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court” ) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and U.S. Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May

27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo Bank set forth under this heading “—The Trustee and the Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland is also expected to be appointed to act as an initial special servicer under the PSA and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and generally, will review, evaluate and provide or withhold consent as to certain Major Decisions and all Special Servicer Non-Major Decisions. Generally, Midland will process Major Decisions and Special Servicer Non-Major Decisions, and will perform certain enforcement actions relating to the Mortgage Loans (other than any Excluded Special Servicer Loan or Non-Serviced Mortgage

Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services.

Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2017, Midland was master and/or primary servicing approximately 31,721 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,936 of such loans, with a total principal balance of approximately $156 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of September 30, 2017, Midland was named the special servicer in approximately 284 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $140 billion. With respect to such transactions as of such date, Midland was administering approximately 100 assets with an outstanding principal balance of approximately $748 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Midland is expected to be the master servicer and the special servicer under the UBS 2017-C5 PSA with respect to (i) the Yorkshire & Lexington Towers Whole Loan, the National Office Portfolio Whole Loan and the Manchester Financial Building Whole Loan, in each case, on and after the closing date under the UBS 2017-C5 PSA, but prior to the date the related controlling Companion Loan is contributed to a future commercial mortgage securitization transaction, (ii) the Hyatt Regency Princeton Whole Loan and the At Home Whole Loan, in each case, on and after the closing date under the UBS 2017-C5 PSA, but prior to the Closing Date and (iii) the Bass Pro & Cabela’s Portfolio Whole Loan on and after the closing date under the UBS 2017-C5 PSA, but prior to the closing date under the GSMS 2017-GS8 PSA at which time Midland is expected to be the special servicer of the Bass Pro & Cabela’s Portfolio Whole Loan under the GSMS 2017-GS8 PSA. Midland is also the master servicer and the special servicer under the CGCMT 2017-C4 PSA with respect to the Chelsea Multifamily Portfolio Whole Loan and the Westin Crystal City Whole Loan, in each case, prior to the Closing Date.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain servicing arrangement between Berkeley Point Capital LLC or one of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain Mortgage Loans, including, prior to their inclusion in the issuing entity, certain of the underlying Mortgage Loans originated by CCRE Lending or one of its affiliates.

Pursuant to a primary servicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have full cashiering subservicing duties with respect to 2 of the CCRE Mortgage Loans, representing approximately 2.6% of the Initial Pool Balance. In addition, pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 18 CCRE Mortgage Loans, representing approximately 38.5% of the Initial Pool Balance.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to serve as the initial Directing Certificateholder, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — PNC Bank N.A., representing approximately 0.2% of the Initial Pool Balance, PNC Bank, National Association is the only tenant.

The foregoing information regarding Midland under this section titled “—The Master Servicer and the Special Servicer” has been provided by Midland. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Midland, in its capacity as master servicer and special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s and the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Primary Servicer

Berkeley Point Capital LLC

Berkeley Point Capital LLC, a Delaware limited liability company (“BPC”) will be appointed as primary servicer for the CCRE Mortgage Loans identified on Annex A-1 as Riverview Landing, Chelsea Multifamily Portfolio, 10 Java Street, Westin Crystal City, Queens Multifamily Portfolio, Snowmass Village, Hyatt Regency Princeton, Rising Sun Towne Centre, AM General Building, 130 Bowery, Manchester Financial Building, Walgreens Santee, Kohl’s Reno, Minges Creek, Country Inn & Suites Romeoville, 14th Street, Southpointe Retail, Bluebonnet Crossing, James Perse Building, and Marc Brooklyn Multifamily, collectively representing approximately 41.1% of the outstanding pool balance as of the

Cut-off Date, and in such capacity, will be responsible for the primary servicing and administration of this mortgage loan. BPC is an affiliate under common control with CCRE Lending, an originator and mortgage loan seller, and Cantor Fitzgerald & Co., an underwriter. BPC is a wholly owned subsidiary of BGC Partners, Inc., a publicly traded company which is controlled by Cantor Fitzgerald, L.P. CCRE Lending and Cantor Fitzgerald & Co. are subsidiaries of Cantor Fitzgerald, L.P.

The principal executive offices of BPC are located at 7700 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814 and principal servicing office of BPC is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108 and its telephone number is (877) 526-3562.

BPC serves as primary servicer in various transactions and is rated as a primary servicer and special servicer. Current ratings are listed below.

Servicer Rating Type	Fitch	S&P	KBRA

Primary Servicer	CPS2	Above Average	Approved
Special Servicer	CSS3+	Average	Approved-multifamily

Together with its predecessor entities, BPC has originated and serviced commercial real estate loans for over 25 years. Directly or through its affiliates, BPC originates and acts as primary servicer for commercial and multifamily loans for properties across the United States through programs offered by Fannie Mae, Freddie Mac, Ginnie Mae/FHA, Life Companies, and CMBS. BPC is a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender and servicer, and a Ginnie Mae Issuer. It has been named special servicer on five Freddie Mac K-Series securitizations, the first in 2009, one in each of 2013 and 2014, and two in 2015 and one Freddie Mac SB-Series securitization in 2017. In addition to its primary and special servicing assignments, BPC also provides limited servicing on CMBS loans originated directly or through an affiliate. The firm has offices located in Bethesda, Maryland, Blue Bell, Pennsylvania, Boston, Massachusetts, Dallas, Texas, Irvine, California, New York, New York, Raleigh, North Carolina, San Diego, California, Santa Monica, California, Seattle, Washington, and Tampa, Florida.

As of September 30, 2017, BPC’s primary servicing portfolio was comprised of approximately 2097 loans with an aggregate outstanding principal balance of approximately $37.76 billion, of which BPC is the primary servicer through sub-servicing agreements with master servicers on 122 Freddie Mac K-Series securitizations for 466 loans with an approximate aggregate outstanding principal balance of approximately $11.08 billion, and 85 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.35 billion in other CMBS securitizations.

The following table sets forth information about the various pools of loans primarily serviced by BPC as of the dates indicated:

CMBS Pools	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017

Primary Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance	$4.842 billion	$7.82 billion	$11.21 billion	$13.43 billion

By Number	67 pools (177 loans)	99 pools (313 loans)	133 pools (444 loans)	154 pools (551 loans)

Limited Subservicing Portfolio By Approximate Aggregate Unpaid Principal Balance		$14.05 billion	$15.83 billion	$15.67 billion

By Number		49 pools (830 loans)	58 pools (928 loans)	61 pools (927 loans)

The commercial real estate loans that BPC originates and for which BPC provides servicing may include mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans backing the series CCUBS 2017-C1 certificates. Accordingly, the assets that BPC services as well as assets originated and/or owned by it or its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.

BPC has developed policies and procedures for the performance of its servicing obligations in compliance with applicable USAP and Reg AB servicing standards. BPC uses the Enterprise! Servicing system and generally utilizes technology infrastructure to bolster and facilitate controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution and commercially appropriate standardization and automation to provide for improved accuracy, efficiency, transparency, monitoring and controls. Through its web portal, Portfolio Investor Insight®, BPC provides its investors access to data and reports for the loans that it services. Borrowers may also access monthly statements as well as current and historical loan information through a password protected website, Borrower Insight®.

BPC may from time to time engage consultants to perform property inspections and to provide asset management on certain properties. BPC does not have any material primary advancing obligations with respect to the CMBS pools as to which it is a primary servicer, and accordingly BPC does not believe that its financial condition will have any adverse effect on the performance of its duties under the series CCUBS 2017-C1 pooling and servicing agreement nor any material impact on the mortgage pool performance or the performance of the series CCUBS 2017-C1 certificates.

BPC will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, BPC may have custody of certain of such documents as necessary for the performance of its duties with respect to underlying Mortgage Loans or otherwise. To the extent that BPC has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

BPC is not an affiliate of any of the sponsors, the issuing entity, the depositor, the master servicer, the trustee or any originator other than CCRE Lending and is not an affiliate of any underwriter other than Cantor Fitzgerald & Co. Other than its relationship with CCRE Lending and Cantor Fitzgerald & Co. (and indirectly any relationships of those two entities disclosed elsewhere in this prospectus), there are no specific relationships involving or relating to this transaction or the securitized mortgage loans between BPC or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party—apart from the subject securitization transaction—between BPC or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the series CCUBS 2017-C1 certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which BPC is acting as primary or special servicer has experienced an event of default as a result of any action or inaction performed by BPC in such capacity. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by BPC with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which BPC was acting as primary servicer or special servicer.

From time to time, BPC and its affiliates are parties to lawsuits and other legal proceedings by governmental authorities or other entities arising in the ordinary course of business. BPC does not believe that any such current lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer or be material to a series CCUBS 2017-C1 certificateholder.

Neither BPC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization.

The information set forth above under this heading “—Berkeley Point Capital LLC” has been provided by Berkeley Point and neither the depositor nor any underwriter takes any responsibility for such information or makes any representation or warranty as to its accuracy or completeness.

Summary of BPC Primary Servicing Agreement

General. BPC has acquired the right to be appointed as the primary servicer of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 Riverview Landing, Chelsea Multifamily Portfolio, 10 Java Street, Westin Crystal City, Queens Multifamily Portfolio, Snowmass Village, Hyatt Regency Princeton, Rising Sun Towne Centre, AM General Building, 130 Bowery, Manchester Financial Building, Walgreens Santee, Kohl’s Reno, Minges Creek, Country Inn & Suites Romeoville, 14th Street, Southpointe Retail, Bluebonnet Crossing, James Perse Building, and Marc Brooklyn Multifamily (the “BPC Primary Serviced Mortgage Loans”). Accordingly, Midland, as master servicer, and BPC, as primary servicer, will enter into a primary servicing agreement, dated as of November 1, 2017 (the “BPC Primary Servicing Agreement”). The primary servicing of the BPC Primary Serviced Mortgage Loans will be governed by the BPC Primary Servicing Agreement. The following summary describes certain provisions of the BPC Primary Servicing Agreement relating to the primary servicing and administration of the BPC Primary Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the BPC Primary Servicing Agreement.

Summary of Duties. With respect to the BPC Primary Serviced Mortgage Loans, BPC, as primary servicer, will be responsible for performing the primary servicing of the BPC Primary Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such mortgage loan as approved by the master servicer;

●	(i) within 5 business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within 5 business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of a mortgage loan representation, (iii) promptly providing the master servicer with any documentation in BPC’s possession reasonably requested by the master servicer and (iv) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller;

●	collecting monthly payments and escrow and reserve payments and maintaining a segregated primary servicer collection account and applicable escrow and reserve accounts to hold such collections;

●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments and payments in the nature of additional servicing compensation due to BPC, as primary servicer;

●	preparing such reports, including a day one report, monthly remittance report and such other reports as reasonably requested by the master servicer from time to time;

●	collecting monthly and quarterly borrower reports, rent rolls and operating statements;

●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer;

●	monitoring borrower insurance obligations on such loans and related specially serviced loans and obtaining such property level insurance when the borrower fails to maintain such insurance;

●	maintaining errors and omissions insurance and an appropriate fidelity bond;

●	notifying the master servicer of any borrower requests or transactions; provided, however, that BPC will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer;

●	promptly notifying master servicer of any defaults under a BPC Primary Serviced Mortgage Loan, collection issues or customer issues; provided that BPC will not take any action with respect to enforcing such loans without the prior written approval of the master servicer;

●	in connection with any request for materials by the asset representations reviewer with respect to this PSA or any other asset representations reviewer, promptly providing master servicer with any documents requested by the master servicer and cooperating with the master servicer in connection with its obligations relating to such request; and

●	with respect to all servicing responsibilities of the master servicer under the PSA which are not being performed by BPC under the BPC Primary Servicing Agreement, BPC will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

BPC’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

BPC will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by BPC with respect to the BPC Primary Serviced Mortgage Loans for audit and review. BPC will not take any action (whether or not authorized under the BPC Primary Servicing Agreement) that would result in the imposition of a tax on any portion of the issuing entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. BPC will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the issuing entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

BPC will also timely provide such certifications, reports and registered public accountant attestations required by the BPC Primary Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and BPC will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that BPC is able to perform its obligations under the BPC Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over BPC. BPC will not communicate directly with the special servicer, the Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the BPC Primary Servicing Agreement.

BPC will have no obligation to make any principal and interest advance or any servicing advances. BPC will not make any Major Decisions, Special Servicer Non-Major Decisions or take any other action requiring the approval of the master servicer under the BPC Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Certificateholder or any mezzanine loan lender, as applicable, if so required under the PSA or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the PSA or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the BPC Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to the BPC Primary Serviced Mortgage Loans under the PSA. BPC is not entitled to any Prepayment Interest Excess. BPC will be entitled to such additional servicing compensation as set forth in the BPC Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the PSA, BPC will also be entitled to retain, with respect to the BPC Primary Serviced Mortgage Loans, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the master servicer’s share of late payment charges, demand charges and default interest to the extent BPC is performing the related collection work and to the extent not required to offset (a) interest on Advances or (b) certain additional trust fund expenses incurred with respect to the related BPC Primary Serviced Mortgage Loan;

●	100% of the master servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by BPC and amounts collected for checks returned for insufficient funds relating to the accounts held by BPC;

●	50% of the master servicer’s share of any Excess Modification Fees, assumption application fees, assumption, waiver, consent and earnout fees, review fees and similar fees; and

●	subject to certain limitations set forth in the PSA, any interest or other income earned on deposits in the related accounts held by BPC.

BPC will not be entitled to any Additional Primary Servicing Compensation in the form of fees earned with respect to the processing of any Special Servicer Non-Major Decision performed by the special servicer; provided, however, if the master servicer and BPC mutually agree that BPC will process any Special Servicer Non-Major Decision following approval of such decision by the special servicer and BPC processes such Special Servicer Non-Major Decision, BPC will be entitled to the applicable fee as described above.

BPC will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which BPC is not entitled to retain. Except as otherwise provided, BPC will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the BPC Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither BPC nor any partners, directors, officers, shareholders, members, managers, employees or agents of BPC (the “BPC Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the BPC Primary Servicing Agreement, or for errors in judgment. However, this will not protect the BPC Parties against any liability which would be imposed by reason of any breach of warranties or representations made in the BPC Primary Servicing Agreement, or against any liability that would otherwise be imposed on BPC by reason of its willful misconduct, bad faith or negligence (or by reason of any specific liability imposed under the BPC Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its obligations and duties under the BPC Primary Servicing Agreement or by reason of its negligent disregard of its obligations and duties under the BPC Primary Servicing Agreement. The BPC Parties will be indemnified and held harmless by the master servicer against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the BPC Primary Servicing Agreement (collectively, the “Losses”) incurred by BPC (1) by reason of the master servicer’s willful misconduct, bad faith, negligence in the performance of its obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its obligations and duties under the BPC Primary Servicing Agreement or (2) in connection with, or relating to, the BPC Primary Servicing Agreement, the BPC Primary Serviced Mortgage Loans or the Certificates, other than any Losses incurred by BPC (i) that are specifically required to be borne by BPC without right of reimbursement pursuant to the terms of the BPC Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by BPC or (B) willful misconduct, bad faith or negligence of BPC in the performance of its respective obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its respective obligations and duties under the BPC Primary Servicing Agreement; provided, however, that the indemnification under clause (2) above will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the issuing entity on behalf of BPC for such indemnification.

BPC will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer by reason of (1) any breach by BPC of a representation or warranty made by BPC in the BPC Primary Servicing Agreement or (2) any willful misconduct, bad faith or negligence by BPC in the performance of its respective obligations and duties under the BPC Primary Servicing Agreement or under the PSA or by reason of negligent disregard of such obligations and duties.

Resignation. The BPC Primary Servicing Agreement will generally provide that BPC may not resign from the obligations and duties imposed on it under the BPC Primary Servicing Agreement unless BPC provides to the master servicer sixty (60) days prior written notice of such resignation or such lesser notice as may be acceptable to the master servicer to enable the master servicer to assume all of BPC’s rights, powers, duties and obligations under the BPC Primary Servicing Agreement.

Termination. The BPC Primary Servicing Agreement will be terminated with respect to BPC if any of the following occurs:

●	the master servicer elects to terminate BPC following a BPC Primary Servicer Termination Event (as defined below);

●	at the depositor’s request (to the extent the depositor has the right to request termination of BPC under the PSA) pursuant to the final two bullets listed under BPC Primary Servicer Termination Events below;

●	promptly following BPC being or becoming Risk Retention Affiliated (as defined under the Credit Risk Retention Rules) with or a Risk Retention Affiliate (as defined under the Credit Risk Retention Rules) of any Third Party Purchaser;

●	upon resignation by BPC;

●	in the event the related BPC Primary Serviced Mortgage Loan becomes a specially serviced loan or is substituted, defeased, purchased or repurchased pursuant to the PSA; or

●	if the master servicer’s responsibilities and duties as master servicer under the PSA have been assumed by the trustee, or a successor master servicer, then the trustee or such successor master servicer will, without act or deed on the part of the trustee or such successor master servicer, as applicable, succeed to all of the rights and obligations of the master servicer under the BPC Primary Servicing Agreement.

“BPC Primary Servicer Termination Event”, means any one of the following events:

●	any failure by BPC to remit to the accounts maintained by BPC or to the master servicer, any amount required to be so remitted by BPC;

●	any failure on the part of BPC duly to observe or perform in any material respect any of the other covenants or obligations which continues unremedied for a period of 20 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 3 business days in the case of BPC’s obligations under the BPC Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) 10 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the BPC Primary Servicing Agreement or such shorter period (not less than 1 business day) as may be required to avoid the lapse of insurance) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to BPC by the master servicer, provided, however, if such failure with a 20 day cure period is capable of being cured and BPC is diligently pursuing such cure, such 20 day period will be extended for an additional 20 days; provided that BPC has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

●	any breach on the part of BPC of any representation or warranty made pursuant to the BPC Primary Servicing Agreement which materially and adversely affects the interests of any class of Certificateholders and which continues unremedied for a period of 20 days after the date on which notice of such breach, requiring the same to be remedied, will have been given to BPC by the master servicer, provided, however, if such breach is capable of being cured and BPC is diligently pursuing such cure, such 20 day period will be extended for an additional 20 days; provided that BPC has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against BPC and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of 45 days;

●	BPC consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to BPC, or of or relating to all or substantially all of its property;

●	BPC admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;

●	any of Moody’s, Fitch or KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (B) placed one or more classes of certificates on “watch status” in contemplation of rating downgrade or withdrawal (and in the case of clauses (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of BPC) or BPC as the sole or a material factor in such rating action;

●	a Servicer Termination Event by the master servicer under the PSA, which Servicer Termination Event occurred as a result of the failure of BPC to perform any obligation required under the BPC Primary Servicing Agreement;

●	the failure of BPC to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the BPC Primary Servicing Agreement, which continues unremedied for 5 days after the date on which written notice of such failure, requiring the same to be remedied, will have been given to BPC by the master servicer;

●	BPC (or any subservicer of BPC appointed pursuant to BPC Primary Servicing Agreement), fails to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor under Article XI of the PSA or under the BPC Primary Servicing Agreement or to the applicable master servicer under any other pooling and servicing agreement that the depositor is a party to; or

●	BPC (or any subservicer of BPC appointed pursuant to BPC Primary Servicing Agreement), fails to perform in any material respect any of its covenants or obligations contained in the BPC Primary Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to the PSA to perform its obligations under Article XI of the PSA or under the Exchange Act reporting items required under any other pooling and servicing agreement that the depositor is a party to.

Notwithstanding the foregoing, upon any termination of BPC, BPC will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the BPC Primary Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information regarding the BPC Primary Servicing Agreement set forth in this “—Summary of BPC Primary Servicing Agreement” section has been provided by Midland.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loans). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by any of the Rating Agencies and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or a material factor in such rating action; (b) can and will make the representations and warranties of the operating advisor set forth in the PSA; (c) is not (and is not, as defined under the Credit Risk Retention Rules, “Affiliated” with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, any mortgage loan seller, any Borrower Party, the Directing Certificateholder, any “significant obligor” or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans or otherwise have any financial interest in the securitization transaction to which the PSA relates, any Companion Loan or securities backed by a Companion Loan other than its fees from its role as operating advisor and asset representations reviewer.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.105 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $46.310 billion issued in 54 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the credit risk retention regulations promulgated pursuant to Section 15G of the Exchange Act, as such regulations relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). UBS AG, New York Branch has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and UBS AG, New York Branch will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below under “—Material Terms of the Yield-Priced Principal Balance Certificates”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Material Terms of the Yield-Priced Principal Balance Certificates

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A and Class X-B certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided. The Third Party Purchaser is expected to purchase the Yield–Priced Principal Balance Certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $ )(2)(3)	Expected Purchase Price(4)
Class D-RR	$21,697,000	1.38% - 1.58%/$10,681,803(5)	49.23171%
Class E-RR	$8,709,000	0.59% - 0.61%/$4,287,589	49.23171%
Class F-RR	$7,838,000	0.53% - 0.55%/$3,858,456	49.22755%
Class G-RR	$8,710,000	0.58% - 0.61%/$4,270,566	49.03061%
Class NR-RR	$26,128,121	1.75% - 1.84%/$12,810,777	49.03061%

(1)	The approximate initial Certificate Balance of the Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class D-RR Certificate Balance is expected to fall within a range of $19,608,000 and $23,422,000.

(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the Retaining Sponsor determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Yield-Priced Principal Balance Certificates” and “—Calculation of Estimated Fair Value”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $35,909,191 excluding accrued interest.

(5)	The Class D-RR Certificates are expected to have an estimated fair value that falls within a range of $9,653,353 and $11,531,050.

The aggregate estimated fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R certificates) issued by the issuing entity.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class C Certificates, third, to the Class B Certificates, fourth, to the Class A-S Certificates, and fifth, to the Senior Certificates (other than the Class X Certificates), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” and “Pooling and Servicing Agreement”.

The Third Party Purchaser

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Qualifying CRE Loans; Required Credit Risk Retention Percentage”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, (i) to purchase the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates and (ii) to act as the Third Party Purchaser. After the Closing Date, the Third-Party Purchaser intends to transfer the Yield-Priced Principal Balance Certificates to a “majority-owned affiliate” (as such term is defined in the Credit Risk Retention Rules). KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates will represent KKR Opportunity Partners’ twelfth purchase of CMBS B-Piece Securities, each of which has occurred since the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 20 years of CMBS experience as of September 30, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of September 30, 2017, funds advised by KKR own 31 separate real estate credit investments. As of September 30, 2017, KKR is responsible for approximately $153 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

The Third Party Purchaser has represented to the depositor that solely for its own purposes and benefit, it has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs factored into the Retaining Sponsor’s determination of the range of estimated fair values of the classes of certificates presented above. The Retaining Sponsor computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Structuring Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.6487%	1.8602%	2.0717%
3YR	1.7292%	1.9717%	2.2142%
4YR	1.7980%	2.0525%	2.3070%
5YR	1.8657%	2.1207%	2.3757%
6YR	1.9326%	2.1841%	2.4356%
7YR	1.9934%	2.2425%	2.4916%
8YR	2.0504%	2.2952%	2.5400%
9YR	2.1036%	2.3417%	2.5798%
10YR	2.1488%	2.3836%	2.6184%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.16%	0.22%	0.28%
Class A-2	0.41%	0.47%	0.53%
Class A-SB	0.54%	0.62%	0.70%
Class A-3	0.68%	0.76%	0.84%
Class A-4	0.70%	0.78%	0.86%
Class A-S	0.93%	1.08%	1.23%
Class B(1)	1.15%	1.40%	1.65%
Class C(1)	1.35%	1.80%	2.25%
Class D(1)	2.15%	2.90%	3.65%

(1)	Class B, Class C and Class D may accrue interest at the WAC Rate.

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.8574%	2.1477%	2.4380%
Class A-2	2.2626%	2.5775%	2.8924%
Class A-SB	2.5522%	2.8799%	3.2075%
Class A-3	2.8148%	3.1306%	3.4465%
Class A-4	2.8457%	3.1608%	3.4758%
Class A-S	3.0769%	3.4619%	3.8468%
Class B	3.2969%	3.7819%	4.2668%
Class C	3.4969%	4.1819%	4.8668%
Class D	4.2969%	5.2819%	6.2668%

Determination of Class Sizes

The sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the sponsors may have elected not to engage an NRSRO for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates(1)	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-SB	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%

(1)	The Target Price may not be realized with respect to Class B and Class C if such classes accrue interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.879%	2.171%	2.464%
Class A-2	2.936%	3.255%	3.575%
Class A-SB	3.006%	3.338%	3.669%
Class A-3	2.929%	3.245%	3.560%
Class A-4	3.190%	3.508%	3.825%
Class A-S	3.422%	3.810%	4.198%
Class B	3.644%	4.133%	4.394%(1)
Class C	3.846%	4.394%(1)	4.394%(1)
Class D	4.394%(1)	4.394%(1)	4.394%(1)

(1)	Based on the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Structuring Assumptions and assuming a 100% CPY prepayment rate, subject to 1% clean-up call, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	2.016%	2.263%	2.510%
10YR	2.155%	2.403%	2.651%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.25%	1.50%
Class X-B	1.10%	1.35%	1.60%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.0640%	3.5613%	4.0587%
Class X-B	3.2415%	3.7394%	4.2373%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 14.25% (inclusive of agreed upon price adjustments) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Structuring Assumptions and 0% CPR, each as agreed to between the Retaining Sponsor and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$10,150,000	$10,149,806	$10,149,941
Class A-2	122,436,147	122,432,403	122,435,830
Class A-SB	15,857,613	15,857,832	15,857,402
Class A-3	162,965,142	162,965,126	162,956,231
Class A-4	187,397,374	187,407,215	187,406,662
Class X-A	25,782,853	36,926,005	48,547,442
Class X-B	1,196,757	3,818,480	8,643,391
Class A-S	59,202,295	59,200,942	59,201,857
Class B	30,109,189	30,499,659	30,498,728
Class C	32,094,970	33,878,163	34,087,108
Class D(1)	15,522,406	14,789,791	14,230,533
Class D-RR(2)	9,653,353	10,681,803	11,531,050
Class E-RR	4,287,589	4,287,589	4,287,589
Class F-RR	3,858,456	3,858,456	3,858,456
Class G-RR	4,270,566	4,270,566	4,270,566
Class NR-RR	12,810,777	12,810,777	12,810,777
Total:	$697,595,486	$713,834,614	$730,773,564

(1)	The approximate initial Certificate Balance of the Class D Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D Certificate Balance is expected to fall within a range of $14,029,000 and $17,843,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R certificates) issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class D-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D-RR Certificate Balance is expected to fall within a range of $19,608,000 and $23,422,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R certificates) issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $697,595,486 to $730,773,564.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until December 1, 2022, except that the Third Party Purchaser will be permitted to transfer the Yield-Priced Principal Balance Certificates to a “majority-owned affiliate” as such term is defined in the Credit Risk Retention Rules, at any time, subject to the satisfaction of certain conditions and the approval of the Retaining Sponsor. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Operating Advisor

The operating advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of the experience and independence of Park Bridge Lender Services as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Park Bridge Lender Services under the PSA and satisfaction that no payments have been made by any special servicer to Park Bridge Lender Services of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge Lender Services qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Cantor Commercial Real Estate Lending, L.P., Citi Real Estate Funding Inc. and UBS AG, New York Branch will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2, the “Exception Schedules”).

At the time of its decision to include the UBS AG, New York Branch Mortgage Loans in this transaction, UBS AG, New York Branch determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by UBS AG, New York Branch that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by UBS AG, New York Branch that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which UBS AG, New York Branch based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each related exception set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan- to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CCRE Mortgage Loans in this transaction, CCRE Lending determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CCRE Lending that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CCRE Lending that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CCRE Lending based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CCRE Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-C1 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A and Class X-B certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the

“Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$10,150,000
A-2	$118,871,000
A-SB	$15,396,000
A-3	$161,354,000
A-4	$181,951,000
X-A	$487,722,000
X-B	$120,188,000
A-S	$57,481,000
B	$29,612,000
C	$33,095,000

Non-Offered Certificates
D(1)	$15,754,000
D-RR(1)	$21,697,000
E-RR	$8,709,000
F-RR	$7,838,000
G-RR	$8,710,000
NR-RR	$26,128,121
R	NAP

(1)	The approximate initial Certificate Balances of the Class D and Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The Class D Certificate Balances are expected to fall within a range of $14,029,000 and $17,843,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity. The Class D-RR Certificate Balances are expected to fall within a range of $19,608,000 and $23,422,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $487,722,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $120,188,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds. The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then interest on that amount at the Pass Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class D-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class D-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class D-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class D-RR certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class E-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class F-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class G-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-eighth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class NR-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class D-RR certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to [__]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage

Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date,

(b)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage

Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to such Classes of Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	July 2022
Class A-2	December 2022
Class A-SB	June 2027
Class A-3	October 2027
Class A-4	November 2027
Class X-A	November 2027
Class X-B	November 2027
Class A-S	November 2027
Class B	November 2027
Class C	November 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating

Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.002500% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Non-Serviced Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned

Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D-RR certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the AB Whole Loans, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA)

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower

Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or, except in the case of a Servicing Shift Mortgage Loan or a Servicing Shift Whole Loan, the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the

Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator);

○	a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis (provided that it is received by the certificate administrator); and

○	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules and the certificate administrator will, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab, provide email notification to any Privileged Person (other than market data providers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

In the event that UBS AG, New York Branch in its capacity as the retaining sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator who will post such notice on its website under the “Risk Retention Special Notices” tab. Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source.

Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – CCUBS 2017-C1

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication

Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)  the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii) an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv) the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi) the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii) originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix) any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x) an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi) the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii) the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii) the original or a copy of any ground lease, ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv) the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv) with regard to any related Mortgaged Properties that are hotel properties subject to any franchise agreements, comfort letters or similar agreements, the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi) the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii) the original or a copy of any related mezzanine intercreditor agreement;

(xviii) a copy of all related environmental insurance policies; and

(xix) a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the related Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)        A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of any origination settlement statement;

(r)        a copy of the insurance summary report;

(s)       a copy of organizational documents of the related mortgagor and any guarantor;

(t)        unless already included in the origination settlement statement, a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)        unless already included in the environmental reports, a copy of any closure letter (environmental); and

(w)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i)  such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(ii)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged

Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, any related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” is equal to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time, to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e) have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i) have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l) have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n) have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o) prohibit defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r) be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller elects to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master

Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of the related Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee and Cayman agent for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan) and the related mortgage loan seller.

The mortgage loan seller will retain a third party vendor to complete the assignment and recording or filing of the Marriott Grand Cayman Mortgage Loan documents to the Cayman agent for the benefit of the Certificateholders. Wells Fargo Bank is also serving as the Cayman agent with respect to the Marriott Grand Cayman Mortgage Loan for the sole purpose of being the mortgagee of record with respect to the Marriott Grand Cayman Mortgage Loan following the transfer of such Mortgage Loan to the Issuing Entity. In its capacity as Cayman agent, Wells Fargo Bank will not take any action except upon direction of the trustee. The mortgage loan seller will be required to effect (at its expense) the assignment and recordation or filing of the Marriott Grand Cayman Mortgage Loan documents until the assignment and recordation or filing of all Marriott Grand Cayman Mortgage Loan documents has been completed.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which any related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by the special servicer) is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan; provided, however, that the master servicer and the trustee may rely on the non-recoverability determination of the related Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced PSA. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates including to reimburse for Realized Losses previously allocated to such certificates and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in either its own name or in the name of the limited liability company wholly owned by the Trust and which is managed by the special servicer formed to hold title to the foreclosed property on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)  to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii) to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii) to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv) to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)  to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi) to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii) to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii) to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix) to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)  to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi) to recoup any amounts deposited in the Collection Account in error;

(xii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii) to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv) to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv) to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi) to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii) to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix) to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)  to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of: (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $2,000 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,000 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of realized losses to such Certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee or a Workout Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.07250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Intercreditor Agreement and that do not involve a Major Decision or Special Servicer Non-Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Intercreditor Agreement and that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer);

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees, review fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) which do not involve a Major Decision or a Special Servicer Non-Major Decision;

●	50% of all assumption, waiver, consent and earnout fees, review fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) which involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	50% of all fees (other than assumption application fees) related to Major Decisions and Special Servicer Non-Major Decisions with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans (and, solely with respect to clause (xviii) of the definition of “Major Decision”, Specially Serviced Loans) regardless of whether the master servicer or the special servicer processes such Major Decision or Special Servicer Non-Major Decision;

●	100% of charges by the master servicer collected for checks returned for insufficient funds with respect to accounts held by the master servicer;

●	100% of charges for beneficiary statements actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements are prepared by the master servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges, demands and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges, demands and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of

(i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such modification, extension, waiver or amendment and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum with respect to the GNL Portfolio Mortgage Loan, 0.00125% per annum with respect to the General Motors Building Mortgage Loan, 0.00250% per annum with respect to the Yorkshire & Lexington Towers Mortgage Loan, 0.00250% per annum with respect to the Headquarters Plaza Mortgage Loan, 0.00250% per annum with respect to the National Office Portfolio Mortgage Loan, 0.00250% per annum with respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan and 0.02250% per annum with respect to the Manchester Financial Building Mortgage Loan, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus. With respect to the Servicing Shift Mortgage Loans, the master servicer (prior to the Servicing Shift Securitization Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at the maturity date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The special servicer will not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan or if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan solely because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” and such payoff thereafter timely occurs within the specified timeframe.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower, or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (b) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable), or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of any (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)      with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full provided such Specially Serviced Loan only became a Specially Serviced Loan on or after its maturity date.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans;

(ii)       100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement), only for which the special servicer is processing the underlying assumption related transaction;

(iii)      100% of all assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans;

(iv)      100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(v)       50% of all Excess Modification Fees and assumption fees, consent fees, earnout fees, review fees and similar fees received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions;

(vi)      (A) 50% of all fees (other than assumption application fees) related to Major Decisions and Special Servicer Non-Major Decisions with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans (and, solely with respect to clause (xviii) of the definition of “Major Decision”, Specially Serviced Loans) regardless of whether the master servicer or the special servicer processes such Major Decision or Special Servicer Non-Major Decision and (B) 100% of all fees related to Major Decisions and Special Servicer Non-Major Decisions with respect to Specially Serviced Loans, except only 50% of such fees solely with respect to clause (xviii) of the definition of “Major Decision”;

(vii)     100% of charges by the special servicer collected for checks returned for insufficient funds with respect to the accounts held by the special servicer;

(viii)    100% of charges for beneficiary statements actually paid by the borrowers to the extent such beneficiary statements are prepared by the special servicer; and

(ix)      late payment charges, demand charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00969% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan, and will be equal to (i) 0.00207% with respect to each Mortgage Loan (other than the Chelsea Multifamily Portfolio Mortgage Loan, the 2U Headquarters Mortgage Loan, the Marketplace at Four Corners Mortgage Loan, the Marriott Grand Cayman Mortgage Loan, the Westin Crystal City Mortgage Loan, the Hyatt Regency Princeton Mortgage Loan, and the At Home Portfolio Mortgage Loan) and REO loan, (ii) 0.00350% with respect to the Chelsea Multifamily Portfolio Mortgage Loan, (iii) 0.00354% with respect to the 2U Headquarters Mortgage Loan, (v) 0.00415% with respect to the Westin Crystal City Mortgage Loan, (vi) 0.00416% with respect to the Marriott Grand Cayman Mortgage Loan, (vii) 0.00485% with respect to the Hyatt Regency Princeton Mortgage Loan, and (viii) 0.00675% with respect to the At Home Portfolio Mortgage Loan (collectively, the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or special servicer, as applicable, would use to collect any fee owed to it by a borrower, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00057% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $2,000 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,000 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of realized losses to such Certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required, in accordance with the Servicing Standard, to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)     120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)     the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)     30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)     30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)     60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)     90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)     immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA) or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of

(a)        the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)        the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, pro rata, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer in accordance with the PSA) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances (although, in the case of the General Motors Building Whole Loan and the Yorkshire & Lexington Towers Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loans). Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced

Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount (other than with respect to a Non-Serviced Mortgage Loan). The special servicer and the operating advisor will be entitled to conclusively rely on the master servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the occurrence and continuance of an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, and fifth, to the Class D-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event or Operating Advisor Consultation Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Mortgage Loan other than any Non-Serviced Mortgage Loan) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for any Mortgage Loan other than any Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing and other than with respect to any Excluded Loan). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to notify the special servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions” and “—Modifications, Waivers and Amendments”, the master servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan)) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any Trust REMIC or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related Intercreditor Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”) (or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”)), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine (subject to the discussion under “—The Directing Certificateholder” below) in accordance with the Servicing Standard whether the Special Servicer, on behalf of the issuing entity as lender, should cure any borrower defaults relating to ground leases. Any costs relating to any such cure of a borrower default relating to a ground lease shall be paid by the master servicer as a Servicing Advance.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x) with respect to any Major Decision, other than with respect to any Excluded Loan, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (y) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment if that modification, waiver or amendment would:

(1)     extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, other than with respect to any Excluded Loan prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)     provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Excluded Loan, and unless a Consultation Termination Event has occurred and is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan, and unless a Consultation Termination Event has occurred and is continuing)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following to the extent such actions do not constitute Major Decisions:

(i)     approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(ii)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(iii)   any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan, but excluding (subject to clause (vi) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and special servicer;

(iv)   any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans are identified on a schedule to the PSA), except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan; provided that the foregoing is not otherwise a Major Decision);

(v)    in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; and

(vi)    in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision;

provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the Master Servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan), to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or to (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $20,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Certificateholder discussed under “—The Directing Certificateholder”; provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans (other than Non-Serviced Mortgage Loans) and obtain the consent or deemed consent of the special servicer as provided in the PSA.

It is expected that any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2018 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing if:

(1) as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer), within 60 days after the related maturity date, with a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement reasonably satisfactory in form and substance to the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2) as to which any Periodic Payment is more than 60 days delinquent;

(3) as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the controlling class representative, unless a Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower has admitted in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(4) as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5) as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6) as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7) as to which the master servicer determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable; provided that, any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer (and with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Certificateholder)) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate. Prior to a Consultation Termination Event, promptly upon a determination by the master servicer pursuant to clauses (5), (6) or (7) above, the master servicer will notify the Directing Certificateholder of such determination.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Controlling Holder with respect to an AB Whole Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder or between the special servicer and the Controlling Holder with respect to an AB Whole Loan with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Approval Process or following completion of the ASR Consultation Process, as applicable, or by the Controlling Holder with respect to an AB Whole Loan (to the extent required by the terms of the related Intercreditor Agreement). For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, other than with respect to any Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see

“—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the second succeeding paragraph and under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan), as to all Special Servicer Major Decisions and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Master Servicer Major Decisions. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to any matter for which the consent of the Directing Certificateholder is required, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within ten (10) business days following written request for consent and its receipt of all reasonably requested information on any required consent, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (for purposes of clause (ii) above in this definition)

(1)     absent that selection,

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

“Loan-Specific Directing Certificateholder” means, with respect to the Servicing Shift Mortgage Loans, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to the Servicing Shift Mortgage Loans will be the holder of the related Controlling Companion Loan, which, in the case of the 16 Court Street Whole Loan is currently Barclays Bank PLC and in the case of the Harmon Corner Whole Loan is currently CCRE. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR-RR certificates.

The “Control Eligible Certificates” will be either of the Class D-RR, Class E-RR, Class F-RR, Class G-RR or Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder, as the case may be.

The Class D-RR certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (xviii) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loan as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)      any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)    releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(viii)   any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings or other exercise of remedies under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)     approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xii)    any consent to incurrence of mezzanine debt by a direct or indirect parent of a borrower;

(xiii)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xiv)   other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xv)    any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way;

(xvi)   any property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xvii)  any modification, waiver or amendment of a material term of an Intercreditor Agreement, intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder or holder of a Pari Passu Companion Loan related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto;

(xviii)  any determination of an Acceptable Insurance Default;

(xix)   any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xx)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xxi)   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan).

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Loan (except for clause (xviii) of the definition of “Major Decision” which will be processed by the master servicer), (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and with respect to Specially Serviced Loans solely with respect to clause (xviii) of the definition of “Major Decision” and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA.

Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Certificateholder or the operating advisor.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the master servicer or the special servicer, as applicable, receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the master servicer or the special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision under clauses (xvi) through (xxi) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (i) through (xv) of the definition of “Major Decision”.

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will consult (on a non-binding basis) with the Directing Certificateholder in connection with any Major Decision in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) will have no direction, consultation or consent rights in connection with any Major Decision and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “Pooling and Servicing Agreement—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than (i) a Non-Serviced Mortgage Loan or (ii) an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision processed by the special servicer and for which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class D-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class D-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder and the term “Control Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class D-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class D-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class D-RR certificates and the Class D-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class D-RR certificates, the successor Class D-RR certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Class D-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class D-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class D-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class D-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder, or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative), that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder appointed by the Controlling Class with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder appointed by the Controlling Class will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted

Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder appointed by the Controlling Class:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or a Companion Loan that is part of the Servicing Shift Whole Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), the operating advisor’s obligations will generally consist of the following:

(a) reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b) reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c) recalculating and verifying the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d) preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan at any time during the prior calendar year or if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) generally in the form attached as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”; below.

In connection with the performance of the duties described in clause (c) above:

(i)     after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform all of its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or any approved or deemed approved Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor, the operating advisor will ((i) if any Mortgage Loans (other than a Servicing Shift Whole Loan) were Specially Serviced Loans at any time during the prior calendar year or (ii) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan; provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the resolution or liquidation of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)  that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)  that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)  that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, a Borrower Party, the Directing Certificateholder or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)  that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)  that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)  that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means any (i) correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) strategically sensitive information (including any such information contained within an Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the operating advisor gained from such other securitizations will not be imputed to the operating advisor in its role in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by evidence as set forth in the PSA (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible

Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the fifty-three (53) prior pools of commercial mortgage loans for which UBS AG, New York Branch (or its predecessors and affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2007, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between January 1, 2011 and September 30, 2017 was approximately 97.43%; however, the average of the delinquency percentages based on the number of mortgage loans in the reviewed transactions was 5.62%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 20.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an

Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)  a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)  a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)  a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)  any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the master servicer’s or the special servicer’s possession, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans), and the related mortgage loan seller. The special servicer, if applicable, may review such preliminary report and determine whether any information contained in such preliminary report shall be labeled as “Privileged Information” and thus be excluded from the Asset Review Report and Asset Review Report Summary. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any

Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)  any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)  any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)  any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)  the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)  the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an

Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage

Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the report being posted to the certificate administrator’s internet website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related

Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above under “—Replacement of the Special Servicer Without Cause” and this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” regarding the replacement of the special servicer without cause will not apply with respect to a Servicing Shift Mortgage Loan. Rather, with respect to the Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole

Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)  either Moody’s or KBRA (or, in the case of a Serviced Pari Passu Companion Loan, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)  the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of securities backed, wholly or partially, by any Serviced Companion Loan (“Serviced Companion Loan Securities”), and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus) and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master

Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). If the master servicer is the enforcing servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred and is continuing) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this prospectus, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action that involves referring the matter to mediation or arbitration, as the case may be, that is approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, any mortgage loan seller with respect to the subject mortgage loan and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CCUBS 2017-C1 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced

Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Pari Passu Companion Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CCUBS 2017-C1 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related securitization involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are (or, upon closing of the related securitization transaction thereunder, will be) available online at www.sec.gov or by requesting copies from the underwriters.

Notwithstanding the foregoing, the servicing of a Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the securitization of the related controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related master servicer and, if and to the extent necessary, the related special servicer under and pursuant to the terms of the related Servicing Shift PSA governing such future securitization. Although, in the case of each Servicing Shift Whole Loan, the related

Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA governing such future securitization, the securitization to which the related controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Servicing Shift PSA are unknown and may not be consistent with the description of Non-Serviced PSAs above.

Servicing of the General Motors Building Mortgage Loan

The General Motors Building Mortgage Loan is serviced pursuant to the BXP Trust 2017-GM TSA. The servicing terms of the BXP 2017-GM TSA are similar in all material respects to the servicing terms of the under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the BXP 2017-GM TSA earns a servicing fee with respect to the General Motors Building Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the General Motors Building Whole Loan becoming a specially serviced loan under the BXP Trust 2017-GM TSA, the special servicer under the BXP 2017-GM TSA will earn a special servicing fee payable monthly with respect to the General Motors Building Mortgage Loan accruing at a rate equal to 0.05% per annum, until such time as the General Motors Building Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The special servicer under the BXP 2017-GM TSA will be entitled to a workout fee equal to 0.15% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the General Motors Building Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The special servicer under the BXP 2017-GM TSA will be entitled to a liquidation fee equal to 0.15% of net liquidation proceeds received in connection with the liquidation of the General Motors Building Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The BXP 2017-GM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BXP 2017-GM TSA.

●	The BXP 2017-GM TSA does not provide for an operating advisor (or equivalent party) with respect to the General Motors Building Whole Loan.

●	The BXP 2017-GM TSA does not require the master servicer under the BXP 2017-GM TSA to make the equivalent of compensating interest payments in respect of the General Motors Building Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—GM Building Whole Loan”.

Prospective investors are encouraged to review the full provisions of the BXP 2017-GM TSA, which is available by requesting a copy from the underwriters.

Servicing of the Yorkshire & Lexington Towers Mortgage Loan

The Yorkshire & Lexington Towers Whole Loan is expected to be serviced and administered under the CSAIL 2017-CX10 PSA entered into in connection with the securitization of the Yorkshire & Lexington Towers Lead Pari Passu Companion Loan and the Yorkshire & Lexington Towers Subordinate Companion Loan by the CSAIL 2017-CX10 Master Servicer and, if necessary, the CSAIL 2017-CX10 Special Servicer.

The servicing arrangements under the CSAIL 2017-CX10 PSA are substantially similar, but may differ in certain respects to the servicing arrangements under the PSA. Below are certain provisions in the CSAIL 2017-CX10 PSA:

●	Pursuant to the CSAIL 2017-CX10 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Yorkshire & Lexington Towers Mortgage Loan will be substantially similar in all material respects, but not necessarily identical, to the corresponding fee payable under the PSA.

●	The master servicer with respect to the CSAIL 2017-CX10 PSA (the “CSAIL 2017-CX10 Master Servicer”) is obligated to make servicing advances with respect to the Yorkshire & Lexington Towers Mortgage Loan. If the CSAIL 2017-CX10 Master Servicer determines that a servicing advance it made with respect to the Yorkshire & Lexington Towers Whole Loan or the related Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Yorkshire & Lexington Towers Subordinate Companion Loan, then from the related Mortgage Loan and the related pari passu Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the Mortgage Loans in the trust established under the CSAIL 2017-CX10 PSA and the trust established under the PSA for this transaction and in any other related securitization trusts.

●	Although payments and other collections on the Yorkshire & Lexington Towers Mortgage Loan may initially be deposited into a clearing account and commingled with the CSAIL 2017-CX10 Master Servicer’s own funds or funds related to other mortgage loans serviced by the CSAIL 2017-CX10 Master Servicer, the CSAIL 2017-CX10 PSA provides for a separate account or sub-account in which payments and other collections on the Yorkshire & Lexington Towers Whole Loan are to be deposited and maintained by the CSAIL 2017-CX10 Master Servicer pending remittance to the CSAIL 2017-CX10 certificate administrator and the holders of the Yorkshire & Lexington Towers Mortgage Loan, respectively, and in each case any other related holder of a Companion Loan. Similarly, the special servicer with respect to the CSAIL 2017-CX10 PSA (the “CSAIL 2017-CX10 Special Servicer”) is required to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Yorkshire & Lexington Towers Whole Loan.

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan, prior to the occurrence and continuance of any control termination event under the CSAIL 2017-CX10 PSA, the CSAIL 2017-CX10 controlling class representative will have the right to terminate the CSAIL 2017-CX10 Special Servicer without cause at any time; provided, however, if a Yorkshire & Lexington Towers Control Appraisal Period does not exist, such right to terminate the CSAIL 2017-CX10 Special Servicer will be exercisable by the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder, which is expected to be the holders of certain loan-specific classes issued by the CSAIL 2017-CX10 trust.

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan, after the occurrence and during the continuance of any control termination event under the CSAIL 2017-CX10 PSA, at the written direction of holders of principal balance certificates under the CSAIL 2017-CX10 PSA evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CSAIL 2017-CX10 Special Servicer and appoint a successor CSAIL 2017-CX10 Special Servicer. Following such a request, the CSAIL 2017-CX10 Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 66-2/3% of a “certificateholder quorum” (66-2/3% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the CSAIL 2017-CX10 PSA.

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan, following the occurrence of a consultation termination event under the CSAIL 2017-CX10 PSA, if the operating advisor under the CSAIL 2017-CX10 PSA determines that the CSAIL 2017-CX10 Special Servicer is not performing its duties under the CSAIL 2017-CX10 PSA or is otherwise not acting in accordance with the related servicing standard, the operating advisor under the CSAIL 2017-CX10 PSA is required to recommend the replacement of the CSAIL 2017-CX10 Special Servicer. The operating advisor’s recommendation to replace the CSAIL 2017-CX10 Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CSAIL 2017-CX10 PSA evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Yorkshire & Lexington Towers Mortgage Loan becomes a defaulted loan under the CSAIL 2017-CX10 PSA, the CSAIL 2017-CX10 Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus.

●	If the Yorkshire & Lexington Towers Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, the consent/consultation rights of the CSAIL 2017-CX10 controlling class representative (or, if a Yorkshire & Lexington Towers Control Appraisal Period does not exist, the Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder, which is expected to be the holders of certain loan-specific classes issued by the CSAIL 2017-CX10 trust, the consultation rights of the CSAIL 2017-CX10 operating advisor and the consultation rights of the holder of the Yorkshire & Lexington Towers Mortgage Loan or its respective designee) the CSAIL 2017-CX10 Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G-2(b) and (A) would not otherwise cause any REMIC created under the CSAIL 2017-CX10 PSA to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC or on the CSAIL 2017-CX10 trust fund. However, the CSAIL 2017-CX10 Special Servicer may not extend the maturity date of the Yorkshire & Lexington Towers Mortgage Loan beyond the date that is five years prior to the CSAIL 2017-CX10 distribution date in November 2049, and such extension must be in the best interests of the CSAIL 2017-CX10 certificateholders, the holder of the Yorkshire & Lexington Towers Mortgage Loan, as applicable and any other related holder of a Companion Loan.

●	The rating agencies rating the securities issued under the CSAIL 2017-CX10 PSA may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CSAIL 2017-CX10 PSA than under the PSA. In addition, not all circumstances involving the Yorkshire & Lexington Towers Whole Loan that give rise to requiring a rating agency confirmation with respect to the CSAIL 2017-CX10 certificates under the CSAIL 2017-CX10 PSA will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the CSAIL 2017-CX10 PSA may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements and circumstances under which a controlling class representative must be consulted or its consent obtained.

●	The CSAIL 2017-CX10 Master Servicer and CSAIL 2017-CX10 Special Servicer (a) have substantially similar rights as those related to resignation of the Master Servicer and Special Servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	CSAIL 2017-CX10 Master Servicer and CSAIL 2017-CX10 Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CSAIL 2017-CX10 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CSAIL 2017-CX10 certificate administrator and the CSAIL 2017-CX10 trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CSAIL 2017-CX10 PSA.

●	Each of the CSAIL 2017-CX10 Master Servicer and CSAIL 2017-CX10 Special Servicer will be liable in accordance with the CSAIL 2017-CX10 PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CSAIL 2017-CX10 Master Servicer and CSAIL 2017-CX10 Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CSAIL 2017-CX10 PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CSAIL 2017-CX10 PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its obligations or duties or by reason of negligent disregard of its obligations and duties under the CSAIL 2017-CX10 PSA.

Prospective investors are encouraged to review the full provisions of the UBS 2017-C5 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Yorkshire & Lexington Towers Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent a rating agency confirmation is required under the PSA in connection with any servicing action involving a Mortgage Loan that is part of a Serviced Whole Loan, a rating agency confirmation will generally be required from the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any affected Serviced Pari Passu Companion Loan Securities, provided that such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above., less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC o under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)  in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the FDIC, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not a prohibited party under the PSA.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or mortgaged property securing the same is located, the trustee will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the issuing entity) as Cayman agent, jointly with the trustee, of all or any part of the issuing entity, and to vest in such agent such powers, duties, obligations, rights and trusts as the trustee may consider necessary or desirable. Except as required by applicable law, the appointment of a Cayman agent will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA to the extent set forth in the PSA.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Certain Aspects of Cayman Islands Law

One (1) Mortgaged Property, securing one mortgage loan in whole or in part representing approximately 3.4% of the Initial Pool Balance by allocated loan amount is located in the Cayman Islands. The Cayman Islands is administered as a British Overseas Territory but under its 1972 Constitution has a significant degree of internal self government. The Cayman Islands has a combined common law and statute based legal system. English Law is of persuasive authority.

The Cayman Islands adheres to the Basel Core Principles for effective Banking Supervision, the IAIS principles for insurance regulation, the IOSCO principles for regulation of investments business, the FATF Forty Recommendations on anti-money laundering and best practices in the area of trust and corporate services regulation.

The relevant legislation in relation to the registration of interests in land and taking security over land in the Cayman Islands is the Registered Land Law (“RLL”). The RLL creates a “Torrens”-style “title by registration” system of land registration. The RLL creates the land register maintained by the Registrar of Lands (a government official) in respect of every parcel of land located in the Cayman Islands. The principle underlying the Cayman Islands system of land registration is a guarantee by the Government of the Cayman Islands as to the correctness of the register. Under Section 141 of the RLL, persons suffering damage by reason of any mistake or omission in the register or any rectification in the register have a statutory right to be indemnified by the Cayman Islands government. Generally, registered interests will defeat unregistered interests, regardless of the time the unregistered interest was granted or whether there notice of the same was given. As amongst registered interests, priority depends on the order of registration. Pursuant to Section 28 of the RLL, all registered land is deemed to be subject to the following limited “overriding interests” that apply without being noted on the register: (a) rights of way, rights of water and any easement or profit subsisting at the time of first registration under the law; (b) natural rights of light, air, water and support; (c) rights of compulsory acquisition, resumption, entry, search, user or limitation of user conferred by any other law; (d) leases or agreements for leases for a term not exceeding two (2) years and periodic tenancies; (e) any unpaid monies that, without reference to registration under the RLL, are expressly declared by any law to be a charge on the land; (f) rights acquired or in the process of being acquired by virtue of any law relating to the limitation or actions or by prescription; (g) the rights of a person in actual occupation of the land or in receipt of the rents and profits from the land, except in the event that inquiry is made and such person or such rights are not disclosed and (h) electric supply lines, telephone, telegraph lines or poles, pipelines, aqueducts, canals, weirs and dams erected, constructed or laid in pursuance of by virtue of any power conferred by any law. No assurances can be given that “overriding interests” will not apply to the registered mortgage on the related mortgaged property.

A security interest in real property in the Cayman Islands is created by way of a registered “charge” (which is equivalent to a mortgage), which interest is noted on the land register for that particular property. Section 78 of the RLL provides that a secured creditor shall not be entitled to foreclose, nor enter into possession of the charged real property or to receive the rents and profits thereof unless default has been made in the payment of the principal sum or of any interest or other periodic payment or of any part thereof, or in the performance or observance of any agreement expressed or implied in the charge document. The RLL permits the secured creditor to exercise the following remedies to enforce its security with respect to the charged real property:

(i)        appointing a receiver of the income of the charged real property;

(ii)       selling the charged real property; or

(iii)      in certain specific circumstances, suing for the monies secured by the charge.

These remedies and the mechanics by which they are executed may be varied in the charge documents relating to the property, however, such varied remedies may not be acted upon without first obtaining an order of a Cayman court. The charge documents related to the Marriott Grand Cayman mortgage loan are varied to provide for immediate enforcement on default and sale by private treaty, and, thus, must be court approved before exercised in such manner.

Before a secured party (or “chargee”) is able to exercise any of the above remedies he must first give the mortgagor (or “chargor”) written notice. Section 72(1) of the RLL provides that if default is made in payment of the principal sum or of any interest or any other periodical payment or part thereof, or the performance or observance of any agreement expressed or implied in any charge, and continues for one month, the chargee may serve on the chargor notice in writing to pay the money owing or to perform and observe the agreement as the case may be. Section 72(2) of the RLL provides that if the chargor does not comply within three months of the date of service of the written notice described above, the chargee may commence the exercise of the remedies described above. There are no other requirements for declaring an event of default or acceleration under Section 72(1) of the RLL.

If after the four-month period, the chargee appoints a receiver over the charged real property, it would have to wait for an additional period of three months after the time the receiver is appointed before it could sell the charged real property. This decision to sell the property would have to be set out in a second notice to the borrower chargor. Any sale of charged property must be exercised in good faith and with regard to the interests of the chargor, and must be made through one or more public auctions for a sum payable in one amount or in instalments, subject to such reserve price and conditions of sale as the chargee deems acceptable. A chargor has the right to redeem the charged property at any time before it is sold by paying all monies due under the charge at the time of repayment. The chargee would not be permitted to “credit bid” at a public auction of the charged property, although a sale to an affiliate of the chargee may be effected. If such a sale were challenged, the chargee would carry the burden of proving that the purchase price for the property was not under value. The likelihood of the success of a challenge to a sale is almost entirely dependent on valuation issues and the process used in identifying potential buyers.

When the charged property is sold, Cayman Islands law requires that a stamp duty based on the market value of the property or the purchase price (whichever is greater) be paid by the purchaser to the Cayman Islands government. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Mortgage Loans Secured by Mortgaged Properties Located in the Cayman Islands”.

There are no specific statutory or regulatory constraints on the investment policies and strategies that may be adopted by a company established in the Cayman Islands, or on other commercial matters such as the appointment of local service providers. There are no exchange control or currency regulations in the Cayman Islands. There are no restrictions on foreign shareholders, limited partners or holders of unit trust investments; provided, however, that pursuant to the RLL and the Companies Law (2016 Revision) unless a company is (i) registered as an existing company, (ii) formed and registered under the Companies Law (2016 Revision), or (iii) in the case of a foreign company, is registered under Part IX of the Companies Law (2016 Revision), such company has no power to be registered as a proprietor or in any other manner to hold land in the Cayman Islands. If a foreign company ceases to carry on or have a place of business in the Cayman Islands, ceases to be a foreign company or fails to comply with Part IX of the Companies Law (2016 Revision), the Governor in Cabinet may, whenever it appears to him to be necessary in the public interest, order the corporate body or company to transfer any lands held by, vested in or belonging to it to a person capable of holding such lands and of being registered as a proprietor thereof under the RLL. If a company fails to comply with such orders, the Governor in Cabinet is permitted to seek the assistance of the courts to accomplish this directive. There are no direct or indirect taxes payable by companies in the Cayman Islands although annual registration fees are payable by all companies.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Cayman Islands Bankruptcy Laws

The related borrower under the Marriott Grand Cayman Mortgage Loan is a company organized and existing under the laws of the Cayman Islands. The bankruptcy of a member of the related borrower may provide the opportunity in the bankruptcy case of the member to obtain an order from a court consolidating the assets and liabilities of the member with those of the related borrower pursuant to the doctrine of alter ego/piercing the corporate veil. In such a case, the related Mortgaged Property, for example, would become property of the estate of the bankrupt member. Not only would the Mortgaged Property be available to satisfy the claims of creditors of the member, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the Mortgaged Property.

In addition, the concept of “bankruptcy” applies to individuals in the Cayman Islands. The corresponding concept as it applies to limited companies is referred to as “liquidation” or “winding up”. In connection with a liquidation, a liquidator will be appointed with the role of realizing unsecured assets belonging to the company, agreeing claims of unsecured creditors against the company, and distributing the proceeds of realization of the company’s assets to the appropriate parties. There is no vesting of assets in the liquidator. The assets remain vested in the company and the liquidator deals with the company’s assets on behalf of the company. Dissolution occurs at the culmination of winding up proceedings.

When a court order has been made for the winding up of a company, no proceedings against the company may be proceeded with or commenced except with leave of the court. This prevents unsecured creditors from pursuing their usual remedies to enforce payment of debts. Unsecured creditors are entitled to seek relief from the court and to participate in the liquidation process. Secured creditors may realize their security outside the liquidation process and participate in the liquidation process in respect of any balance of their debt remaining after realization of their security.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

UBS AG, New York Branch and its affiliates are playing several roles in this transaction. UBS Commercial Mortgage Securitization Corp. is the depositor and a wholly-owned subsidiary of UBS Americas, Inc., a subsidiary of UBS AG, New York Branch. UBS AG, New York Branch and the other mortgage loan sellers originated, co-originated or acquired the Mortgage Loans and will be selling them to the depositor. UBS AG, New York Branch is also an affiliate of UBS Securities LLC, one of the underwriters.

In addition, UBS AG, New York Branch currently holds one or more of the Yorkshire & Lexington Towers Pari Passu Companion Loans, the Bass Pro & Cabela’s Portfolio Pari Passu Companion Loans and the At Home Portfolio Pari Passu Companion Loans. However, UBS AG, New York Branch intends (but is under no obligation) to sell such Pari Passu Companion Loans in connection with a future securitization.

Wells Fargo Bank, National Association and its affiliates are playing several roles in this transaction. Wells Fargo Bank, National Association, is the trustee, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization. In addition, Wells Fargo Bank, National Association is also (1) the certificate administrator, the custodian and the trustee under the UBS 2017-C5 pooling and servicing agreement with respect to the National Office Portfolio whole loan and the Manchester Financial Building whole loan, (2) expected to be the master servicer, the certificate administrator and the custodian under the CD 2017-CD6 pooling and servicing agreement with respect to the Headquarters Plaza whole loan, (3) the master servicer, the certificate administrator and the custodian under the BXP Trust 2017-GM trust and servicing agreement with respect to the General Motors Building whole loan, (4) the trustee, the certificate administrator and the custodian under the CSAIL 2017-CX10 pooling and servicing agreement with respect to the GNL Portfolio whole loan and the Yorkshire & Lexington Towers whole loan and (5) the master servicer, the certificate administrator and the custodian under the GSMS 2017-GS8 pooling and servicing agreement with respect to the Bass Pro & Cabela’s Portfolio whole loan.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for all of the Mortgage Loans.

Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of Cantor Commercial Real Estate Lending, L.P., a sponsor, an originator, a mortgage loan seller and the holder of certain of the General Motors Building Companion Loans, the General Motors Building Pari Passu Companion Loans, the General Motors Building Subordinate Loan, the Chelsea Multifamily Portfolio Pari Passu Companion Loans, and Berkeley Point Capital LLC, a primary servicer. However, Cantor Commercial Real Estate Lending, L.P. or an affiliate intends to sell such Companion Loans in connection with one or more future securitizations or otherwise transfer them at any time.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI, a sponsor, an originator, a mortgage loan seller and the holder of one of the Headquarters Plaza Pari Passu Companion Loans and certain of the Harmon Corner Pari Passu Companion Loans. However, CREFI or an affiliate intends (but is not obligated) to sell such Companion Loans in connection with one or more future securitizations or otherwise transfer them at any time.

Pursuant to certain interim servicing agreements between CREFI and/or certain affiliates of CREFI, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by CREFI and such affiliates, including, prior to their inclusion in the issuing entity, five (5) of the CREFI Mortgage Loans with an aggregate Cut-off Date Balance of $124,750,000.

Midland is expected to be the master servicer and the special servicer under the UBS 2017-C5 PSA with respect to (i) the Yorkshire & Lexington Towers Whole Loan, the National Office Portfolio Whole Loan and the Manchester Financial Building Whole Loan, in each case, on and after the closing date under the UBS 2017-C5 PSA, but prior to the date the related controlling Companion Loan is contributed to a future commercial mortgage securitization transaction, (ii) the Hyatt Regency Princeton Whole Loan and the At Home Whole Loan, in each case, on and after the closing date under the UBS 2017-C5 PSA, but prior to the Closing Date and (iii) the Bass Pro & Cabela’s Portfolio Whole Loan on and after the closing date under the UBS 2017-C5 PSA, but prior to the closing date under the GSMS 2017-GS8 PSA at which time Midland is expected to be the special servicer of the Bass Pro & Cabela’s Portfolio Whole Loan under the GSMS 2017-GS8 PSA. Midland is also the master servicer and the special servicer under the CGCMT 2017-C4 PSA with respect to the Chelsea Multifamily Portfolio Whole Loan and the Westin Crystal City Whole Loan, in each case, prior to the Closing Date.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain servicing arrangement between Berkeley Point Capital LLC or one of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain Mortgage Loans, including, prior to their inclusion in the issuing entity, certain of the underlying Mortgage Loans originated by CCRE Lending or one of its affiliates.

Pursuant to a primary servicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have full cashiering subservicing duties with respect to 2 of the CCRE Mortgage Loans, representing approximately 2.6% of the Initial Pool Balance. In addition, pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 18 CCRE Mortgage Loans, representing approximately 38.5% of the Initial Pool Balance.

With respect to the Mortgaged Property identified on Annex A-1 as GNL Portfolio — PNC Bank N.A., representing approximately 0.2% of the Initial Pool Balance, PNC Bank, National Association is the only tenant.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is (i) expected to be the operating advisor and asset representations reviewer under the UBS 2017-C5 PSA with respect to the National Office Portfolio Whole Loan and the Manchester Financial Building Whole Loan, (ii) is expected to be the operating advisor and asset representations reviewer under the CD 2017-CD6 PSA with respect to the Headquarters Plaza Whole Loan and (iii) is expected to be the operating advisor and asset representations reviewer under the CSAIL 2017-CX10 PSA with respect to the GNL Portfolio Whole Loan and the Yorkshire & Lexington Towers Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application of earnout reserve funds, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt). In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 487,722,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 120,188,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (e.g., due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, provisions relating to the application of earnout reserve funds and amortization terms that require balloon payments), the exercise of a purchase option by the holder of a mezzanine loan, the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 487,722,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 120,188,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in December 2017; and

●	the Offered Certificates are settled with investors on November 30, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	84%	84%	84%	84%	84%
November 2019	67%	67%	67%	67%	67%
November 2020	46%	46%	46%	46%	46%
November 2021	18%	18%	18%	18%	18%
November 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.61	2.60	2.60	2.60	2.60

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	0%	0%	0%	0%	0%
November 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.81	4.78	4.76	4.71	4.46

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	80%	80%	80%	80%	80%
November 2024	58%	58%	58%	58%	58%
November 2025	36%	36%	36%	36%	36%
November 2026	12%	12%	12%	12%	12%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.33	7.33	7.33	7.33	7.33

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.69	9.65	9.60	9.54	9.31

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.92	9.89	9.84	9.61

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including November 1, 2017 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, eighteen (18) Mortgaged Properties representing 18.4% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee

Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form

W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5% (the sum of any column of the below table may not equal the indicated total due to rounding).

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
UBS Securities LLC	$	$	$	$
Cantor Fitzgerald & Co.	$	$	$	$
Citigroup Global Markets Inc.
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$
Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
UBS Securities LLC	$	$	$	$
Cantor Fitzgerald & Co.	$	$	$	$
Citigroup Global Markets Inc.
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$
Underwriter	Class B	Class C
UBS Securities LLC	$	$
Cantor Fitzgerald & Co.	$	$
Citigroup Global Markets Inc.
Academy Securities, Inc.	$	$
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from and including November 1, 2017, before deducting expenses payable by the depositor (estimated at $[__], excluding underwriting discounts and commissions). The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller, an affiliate of the depositor and the holder of certain of the Yorkshire & Lexington Towers Pari Passu Companion Loans, the Bass Pro & Cabela’s Portfolio Pari Passu Companion Loans and the At Home Portfolio Pari Passu Companion Loans. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI, which is a sponsor, an originator, a mortgage loan seller and the holder of one of the Headquarters Plaza Companion Loans and certain of the Harmon Corner Pari Passu Companion Loans.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Cantor Fitzgerald & Co., which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, and affiliates of Citigroup Global Markets Inc., which is one of the underwriters and a joint bookrunner and co-lead manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of UBS Securities LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Cantor Commercial Real Estate Lending, L.P., an affiliate of Cantor Fitzgerald & Co., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor Cantor Commercial Real Estate Lending, L.P.;

(2)	the payment by the depositor to Citi Real Estate Funding Inc., an affiliate of Citigroup Global Markets Inc., in Citi Real Estate Funding Inc.’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Citi Real Estate Funding Inc.; and

(3)	the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by UBS AG, New York Branch.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of UBS Securities LLC, Cantor Fitzgerald & Co. and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus (and any supplement hereto) to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the Offered Certificates will require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus: the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1285 Avenue of the Americas, New York, New York 10019, Attention: President, or by telephone at (212) 713-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207340) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of UBS Securities LLC, Prohibited Transaction Exemption (“PTE”) 91-22, 56 Fed. Reg. 15933 (April 18, 1991), as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by UBS Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. In particular, Plan fiduciaries should note that one of the Mortgage Loans is secured by a Mortgaged Property located in the Cayman Islands. Fiduciaries should consult with their advisors regarding a Plan’s continued ability to hold Offered Certificates if the Mortgaged Property securing this Mortgage Loan were acquired by the issuing entity as a result of foreclosure or otherwise. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer, the special servicer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of the Offered Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor, the loan sellers or affiliates thereof had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

1

16 Court Street PSA	222
17g-5 Information Provider	351
1986 Act	533
1996 Act	511

2

2015 Budget Act	542

3

30/360 Basis	390

4

401(c) Regulations	554

A

AB Modified Loan	404
Accelerated Mezzanine Loan Lender	343
Acceptable Insurance Default	408
Acting General Counsel’s Letter	151
Actual/360 Basis	203
Actual/360 Loans	378
ADA	513
Additional Exclusions	408
Additional Primary Servicing Compensation	296
Administrative Cost Rate	326
ADR	155
Advances	373
Advisers Act	553
Advisor	186
Affirmative Asset Review Vote	451
Annual Debt Service	155
Apple Cube Space	183
Apple Cube Space Renovation	183
Appraisal Reduction Amount	400
Appraisal Reduction Event	399
Appraised Value	156
Appraised-Out Class	405
ASR Consultation Process	422
Assessment of Compliance	487
Asset Representations Reviewer Asset Review Fee	398

Asset Representations Reviewer Fee	398
Asset Representations Reviewer Fee Rate	398
Asset Representations Reviewer Termination Event	457
Asset Representations Reviewer Upfront Fee	398
Asset Review	453
Asset Review Notice	452
Asset Review Quorum	452
Asset Review Report	455
Asset Review Report Summary	455
Asset Review Standard	454
Asset Review Trigger	450
Asset Review Vote Election	451
Asset Status Report	419
Assumed Certificate Coupon	308
Assumed Final Distribution Date	334
Assumed Scheduled Payment	328
ASTM	180
Attestation Report	488
Available Funds	319

B

Balloon	160
Balloon Balance	156
Balloon LTV Ratio	159
Bankruptcy Code	503
Base Interest Fraction	333
Beal	219
Beal Loan	219
Berkeley Point	290
Borrower Party	343
Borrower Party Affiliate	343
BPC	290
BPC Parties	296
BPC Primary Serviced Mortgage Loans	293
BPC Primary Servicer Termination Event	298
BPC Primary Servicing Agreement	293
Breach Notice	362
BXP 2017-GM TSA	222
BXP Trust 2017-GM Securitization	237

C

C&J Properties	181

C(WUMP)O	21
Cash Flow Analysis	156
CCRE Data Tape	259
CCRE Deal Team	259
CCRE Lending	257
CCRE Mortgage Loans	257
CD 2017-CD6 PSA	222
CERCLA	510
Certificate Administrator/Trustee Fee	396
Certificate Administrator/Trustee Fee Rate	396
Certificate Balance	317
Certificate Owners	353
Certificateholder	344
Certificateholder Quorum	460
Certificateholder Repurchase Request	471
Certifying Certificateholder	356
CGMRC	267
Citi Data File	269
Citi Securitization Database	268
City	171
Class A Certificates	316
Class A-SB Planned Principal Balance	328
Class X Certificates	316
Clearstream	352
Clearstream Participants	354
Closing Date	155, 257
CMBS	63, 258
CMBS B-Piece Securities	304
CMMBS	287
Code	531
Collateral Deficiency Amount	404
Collection Account	377
Collection Period	320
Communication Request	356
Companion Distribution Account	377
Companion Holder	221
Companion Holders	221
Companion Loan Rating Agency	222
Companion Loans	154
Company	186
Compensating Interest Payment	336
Constant Prepayment Rate	522
Constraining Level	307
Consultation Termination Event	437
Control Eligible Certificates	430
Control Note	222
Control Termination Event	437
Controlling Class	430
Controlling Class Certificateholder	430

Controlling Companion Loan	222
Controlling Holder	222
Corrected Loan	419
Council	133
CPP	522
CPR	522
CPY	522
CREC	181
Credit Risk Retention Rules	301
CREFC®	340
CREFC® Intellectual Property Royalty License Fee	399
CREFC® Intellectual Property Royalty License Fee Rate	399
CREFC® Reports	340
CREFI	267
CREFI Mortgage Loans	267
Cross-Over Date	324
CRR Amendment Regulation	133
CSAIL 2017-CX10 Master Servicer	482
CSAIL 2017-CX10 PSA	222
CSAIL 2017-CX10 Special Servicer	482
Cumulative Appraisal Reduction Amount	404, 405
Cure/Contest Period	454
Cut-off Date	153
Cut-off Date Balance	157
Cut-off Date Loan-to-Value Ratio	158
Cut-off Date LTV Ratio	158

D

Debt Service Coverage Ratio	159
DEF(#)	161
DEF/@(#)	161
DEF/YM(#)	161
DEF/YM@(#)	162
Defaulted Loan	426
Defeasance Deposit	208
Defeasance Loans	208
Defeasance Lockout Period	211
Defeasance Lock-Out Period	208
Defeasance Option	208
Definitive Certificate	352
Delinquent Loan	451
Depositories	353
Determination Date	318
Diligence File	359
Directing Certificateholder	429
Directing Certificateholder Approval Process	421
Disclosable Special Servicer Fees	396
Discount Rate	334

Discount Yield	307
Dispute Resolution Consultation	474
Dispute Resolution Cut-off Date	474
Distribution Accounts	377
Distribution Date	318
Distribution Date Statement	340
District Court	285
Dodd-Frank Act	134
DOEE	183
DOL	550
DSCR	159
DTC	352
DTC Participants	353
DTC Rules	354
Due Date	203, 320
Due Diligence Questionnaire	269

E

EDGAR	549
Effective Gross Income	156
Eligible Asset Representations Reviewer	455
Eligible Operating Advisor	445
Enforcing Party	472
Enforcing Servicer	471
Equitable Owner	202
ERC	182
ESA	180
EU Risk Retention and Due Diligence Requirements	132
Euroclear	352
Euroclear Operator	355
Euroclear Participants	355
European Commission	133
Exception Schedules	314
Excess Modification Fee Amount	391
Excess Modification Fees	389
Excess Prepayment Interest Shortfall	337
Exchange Act	257, 282
Excluded Controlling Class Holder	342
Excluded Controlling Class Loan	343
Excluded Information	343
Excluded Loan	344
Excluded Plan	552
Excluded Special Servicer	460
Excluded Special Servicer Loan	460
Exemption	551
Exemption Rating Agency	551

F

FATCA	543
FDIA	150
FDIC	151
Federal Court Complaint	285
FIEL	22
Final Asset Status Report	422
Final Dispute Resolution Election Notice	474
Financial Promotion Order	19
FIRREA	152, 185
Fitch	486
FPO Persons	19
Franchisor Loan	221
FSMA	20, 548

G

Gain-on-Sale Entitlement Amount	320
Gain-on-Sale Remittance Amount	320
Gain-on-Sale Reserve Account	378
Garn Act	512
General Motors Building Directing Certificateholder	243
GLA	159
GM Building Companion Loans	237
GM Building Intercreditor Agreement	237
GM Building Mortgage Loan	237
GM Building Non-Standalone Pari Passu Companion Loans	237
GM Building Noteholders	237
GM Building Pari Passu Companion Loans	237
GM Building Servicer	238
GM Building Special Servicer	238
GM Building Standalone Companion Loans	237
GM Building Standalone Pari Passu Companion Loans	237
GM Building Subordinate Companion Loans	237
GM Building Triggering Event of Default	238
GM Building Trustee	238
GM Building Whole Loan	237
GNL Portfolio Mortgaged Properties	209
Government Securities	205
GSMS 2017-GS8 PSA	222

H

HAP	172
Harmon Corner PSA	223
High Net Worth Companies, Unincorporated Associations, Etc	19
HPD	201
HQP Borrower Ground Lease	180
HQP Collateral	180

I

IDEM	182
Indirect Participants	353
Initial Delivery Date	419
Initial Pool Balance	153
Initial Requesting Certificateholder	471
Initial Subordinate Companion Loan Holder	430
In-Place Cash Management	159
Insurance and Condemnation Proceeds	377
Intercreditor Agreement	221
Interest Accrual Amount	326
Interest Accrual Period	326
Interest Distribution Amount	326
Interest Reserve Account	377
Interest Shortfall	326
Interested Person	428
Interest-Only Certificates	302
Interest-Only Expected Price	311
Interpolated Yield	306, 310
Investor Certification	344

K

KBRA	486
KKR	304
KKR Opportunity Partners	304

L

Liquidation Fee	392
Liquidation Fee Rate	392
Liquidation Proceeds	377
LO(#)	161
Loan Per Unit	159
Loan-Specific Directing Certificateholder	430
Local Companies (Control) Law License	86
Lock-out Period	204
Loss of Value Payment	364

Losses	296
Lower-Tier Regular Interests	531
Lower-Tier REMIC	318, 531
LTV	261
LTV Ratio	157
LTV Ratio at Maturity	159

M

MAI	365
Major Decision	431
Major Decision Reporting Package	434
MAS	21
Master Servicer Major Decision	435
Master Servicer Proposed Course of Action Notice	472
Master Tenant	197
Material Defect	362
Maturity Date Balloon	160
Midland	286
MLPA	357
Modification Fees	390
Moody’s	486
Mortgage	154
Mortgage File	357
Mortgage Loan Seller	267
Mortgage Loans	153
Mortgage Note	154
Mortgage Pool	153
Mortgage Rate	326
Mortgaged Property	155

N

Net Mortgage Rate	325
Net Operating Income	160
NI 33-105	23
NJDEP	181
NOI Date	160
Non-Call Protected A-3 Notes	206
Non-Control Note	223
Non-Controlling Holder	223
Nonrecoverable Advance	374
Non-Serviced AB Whole Loan	223
Non-Serviced Certificate Administrator	223
Non-Serviced Companion Loan	223
Non-Serviced Directing Certificateholder	223
Non-Serviced Master Servicer	223
Non-Serviced Mortgage Loan	224
Non-Serviced Pari Passu Mortgage Loan	224

Non-Serviced Pari Passu Whole Loan	224
Non-Serviced PSA	224
Non-Serviced Securitization Trust	224
Non-Serviced Special Servicer	224
Non-Serviced Subordinate Companion Loan	225
Non-Serviced Trustee	225
Non-Serviced Whole Loan	225
Non-U.S. Person	543
Notional Amount	318
NPL	182
NRA	160
NRSRO	342
NRSRO Certification	345

O

O(#)	161
Occupancy As Of Date	161
Occupancy Rate	160
Offered Certificates	317
OID Regulations	534
OLA	151
Operating Advisor Annual Report	443
Operating Advisor Consultation Event	314, 438
Operating Advisor Consulting Fee	397
Operating Advisor Expenses	397
Operating Advisor Fee	397
Operating Advisor Fee Rate	397
Operating Advisor Standard	442
Operating Advisor Termination Event	447

P

P&I Advance	372
P&I Advance Date	372
Pads	166
Par Purchase Price	426
Pari Passu Companion Loans	153
Pari Passu Mortgage Loan	225
Park Bridge Financial	299
Park Bridge Lender Services	299
Participants	352
Parties in Interest	550
Pass-Through Rate	324
Patriot Act	514
PCE	182
PCIS Persons	19
PCR	274
Peg	87

Percentage Interest	318
Periodic Payments	319
Permitted Free Prepayment Amount	205
Permitted Investments	318, 378
Permitted Special Servicer/Affiliate Fees	396
PILOT	201
PIPs	183
Plan Fiduciary	553
Planned Development Site	196
Plans	550
PML	264
PRC	20
Preliminary Dispute Resolution Election Notice	474
Prepayment Assumption	536
Prepayment Interest Excess	335
Prepayment Interest Shortfall	335
Prepayment Premium	334
Prepayment Provisions	161
Prime Rate	376
Principal Balance Certificates	317
Principal Distribution Amount	327
Principal Shortfall	328
Privileged Information	446
Privileged Information Exception	446
Privileged Person	342
Professional Investors	21
Prohibited Prepayment	336
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed Course of Action	473
Proposed Course of Action Notice	473
Prospectus Directive	18
PSA	316
PSA Party Repurchase Request	472
PTCE	554
PTE	551
Purchase Price	364

Q

QUALIFIED INVESTOR	18
Qualified Replacement Special Servicer	461
Qualified Substitute Mortgage Loan	365
Qualifying CRE Loan Percentage	302

R

RAC No-Response Scenario	485
Rated Final Distribution Date	335
Rating Agencies	486
Rating Agency Confirmation	486
RCAP	186
REA	73
Realized Loss	338
REC	181
Record Date	318
Record Owner	202
Registration Statement	549
Regular Certificates	317
Regular Interestholder	534
Regular Interests	531
Regulation AB	488
Reimbursement Rate	376
Related Proceeds	375
Release Date	208
Release Parcel	178, 196
Release Parcel Ground Lease	180
Release Price	211
Release Unit Owner	179
Relevant Member State	18
Relevant Persons	19
Relief Act	514
Remaining Term to Maturity	162
REMIC	531
REMIC Regulations	531
REO Account	378
REO Loan	330
REO Property	419
Repurchase Request	472
Requesting Certificateholder	474
Requesting Holders	406
Requesting Investor	356
Requesting Party	485
Required Credit Risk Retention Percentage	302
Requirements	514
Residential Condominium Space	209
Residential Condominium Unit	178
Residual Certificates	317
Resolution Failure	472
Resolved	472
Restricted Group	551
Restricted Party	446
Retaining Sponsor	301
Review Materials	452
RevPAR	162
RLL	496
RMBS	285

Rooms	166
Rule 17g-5	345

S

Scheduled Certificate Interest Payments	309
Scheduled Certificate Principal Payments	302
Scheduled Principal Distribution Amount	327
SEC	257
Securities Act	487
Securitization Accounts	316, 378
Securitization Regulations	133
SEL	264
Senior Certificates	316
Serviced Companion Loan	225
Serviced Companion Loan Securities	466
Serviced Mortgage Loan	225
Serviced Pari Passu Companion Loan	225
Serviced Pari Passu Companion Loan Securities	464
Serviced Pari Passu Mortgage Loan	225
Serviced Pari Passu Whole Loan	225
Serviced Whole Loan	226
Servicer Termination Event	463
Servicing Advances	373
Servicing Fee	387
Servicing Fee Rate	387
Servicing Shift Mortgage Loan	226
Servicing Shift PSA	226
Servicing Shift Securitization Date	226
Servicing Shift Whole Loan	226
Servicing Standard	370
SF	162
SFA	21
SFO	21
Similar Law	550
SMMEA	555
Special Servicer Major Decision	435
Special Servicer Non-Major Decision	413
Special Servicing Fee	391
Special Servicing Fee Rate	391
Specially Serviced Loans	417
Sponsor	267
Sq. Ft.	162
Square Feet	162
Startup Day	532

State Court Complaint	286
Stated Principal Balance	328
Structured Product	21
Structuring Assumptions	522
STS Securitization Regulation	133
Subject Loan	398
Subordinate Certificates	316
Subordinate Companion Loan	154, 226
Subsequent Asset Status Report	420
Sub-Servicing Agreement	371
Swap-Priced Expected Price	309
Swap-Priced Principal Balance Certificates	302

T

T-12	162
Target Price	308
Tax Matters Persons	542
TCEQ IOP	181
Term to Maturity	162
Terms and Conditions	355
Tests	453
Third Party Purchaser	301, 304
Title V	513
TMPs	542
Total Operating Expenses	157
Trade & Business License	86
Transaction Parties	553
TRIPRA	96
Trust	283
Trust REMICs	318, 531
TTM	162

U

U.S. Person	543
U/W DSCR	159
U/W Expenses	162
U/W NCF	162
U/W NCF Debt Yield	165
U/W NCF DSCR	159, 165
U/W NOI	165
U/W NOI Debt Yield	166
U/W NOI DSCR	166
U/W Revenues	166
UBS AG, New York Branch	24, 275
UBS AG, New York Branch Data Tape	277
UBS AG, New York Branch Deal Team	277
UBS AG, New York Branch Mortgage Loans	276

UBS Qualification Criteria	279
UBSRES	276
UCC	495
Underwriter Entities	121
Underwriting Agreement	545
Underwritten Debt Service Coverage Ratio	159
Underwritten Expenses	162
Underwritten NCF	162
Underwritten NCF Debt Yield	165
Underwritten Net Cash Flow	162
Underwritten Net Cash Flow Debt Service Coverage Ratio	165
Underwritten Net Operating Income	165
Underwritten Net Operating Income Debt Service Coverage Ratio	166
Underwritten NOI	165
Underwritten NOI Debt Yield	166
Underwritten Revenues	166
Units	166
Unscheduled Principal Distribution Amount	328
Unsolicited Information	453
Upper-Tier REMIC	318, 531

V

Volcker Rule	134
Voting Rights	351

W

WAC Rate	325
Weighted Average Mortgage Rate	166
Weighted Averages	167
Whole Loan	154
Withheld Amounts	378
Workout Fee	391
Workout Fee Rate	391
Workout-Delayed Reimbursement Amount	376

Y

Yield Maintenance Charge	334
Yield Maintenance Lockout Period	211
Yield-Priced Expected Price	311
Yield-Priced Principal Balance Certificates	302
YM(#)	161
YM@(#)	162

Yorkshire & Lexington Towers Control Appraisal Period	254
Yorkshire & Lexington Towers Controlling Subordinate Companion Noteholder	246
Yorkshire & Lexington Towers Intercreditor Agreement	245
Yorkshire & Lexington Towers Lead Pari Passu Companion Loan	244
Yorkshire & Lexington Towers Lead Pari Passu Companion Loan Securitization Date	245
Yorkshire & Lexington Towers Major Decision	251
Yorkshire & Lexington Towers Mortgage Loan	244
Yorkshire & Lexington Towers Mortgaged Properties	244
Yorkshire & Lexington Towers Non-Directing Holder	250
Yorkshire & Lexington Towers Non-Lead Pari Passu Companion Loans	245
Yorkshire & Lexington Towers Noteholders	245
Yorkshire & Lexington Towers Pari Passu Companion Loans	245
Yorkshire & Lexington Towers Pari Passu Companion Loans	245
Yorkshire & Lexington Towers Pooling and Servicing Agreement	245
Yorkshire & Lexington Towers Senior Loan	245
Yorkshire & Lexington Towers Sequential Pay Event	246
Yorkshire & Lexington Towers Subordinate Companion Loan	245
Yorkshire & Lexington Towers Threshold Event Collateral	255
Yorkshire & Lexington Towers Whole Loan	245
Yorkshire & Lexington Towers Whole Loan Directing Holder	250

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Seller(1)	Mortgage Loan Originator	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type	Specific Property Type	Number of Properties	Year Built
1	Loan	GNL Portfolio	CREFI	Citi Real Estate Funding Inc.	No	Various	Various	Various	Various	Various	Various	Various	12	Various
1.01	Property	Sandoz, Inc.	CREFI	Citi Real Estate Funding Inc.	No	100 College Road West	Plainsboro	Middlesex	NJ	08540	Office	Suburban	1	2001
1.02	Property	Intervet, Inc.	CREFI	Citi Real Estate Funding Inc.	No	2 Giralda Farms	Madison	Middlesex	NJ	07940	Office	Suburban	1	1988
1.03	Property	GE Aviation Systems, LLC	CREFI	Citi Real Estate Funding Inc.	No	3290 Patterson Avenue Southeast	Grand Rapids	Kent	MI	49512	Mixed Use	Office/Industrial	1	1986
1.04	Property	FedEx Ground Package System, Inc. (NY)	CREFI	Citi Real Estate Funding Inc.	No	100 Orville Drive	Bohemia	Suffolk	NY	11716	Industrial	Distribution	1	1976
1.05	Property	Nissan North America Inc.	CREFI	Citi Real Estate Funding Inc.	No	4500 Singer Road	Murfreesboro	Rutherford	TN	37129	Industrial	Distribution	1	2008
1.06	Property	Constellium Automotive USA, LLC	CREFI	Citi Real Estate Funding Inc.	No	6331 Schooner Drive	Van Buren Township	Wayne	MI	48111	Industrial	Manufacturing	1	1998
1.07	Property	C&J Energy Services, Inc. II	CREFI	Citi Real Estate Funding Inc.	No	3990 Rogerdale Road	Houston	Harris	TX	77042	Office	Suburban	1	2013
1.08	Property	Lippert Components Manufacturing, Inc.	CREFI	Citi Real Estate Funding Inc.	No	1902 West Sample Street	South Bend	St. Joseph	IN	46619	Industrial	Warehouse	1	2003
1.09	Property	FedEx Ground Package System, Inc. (WV)	CREFI	Citi Real Estate Funding Inc.	No	163 Pitman Road	Morgantown	Monongalia	WV	26501	Industrial	Distribution	1	2016
1.10	Property	C&J Energy Services, Inc. I	CREFI	Citi Real Estate Funding Inc.	No	10771 Westpark Drive	Houston	Harris	TX	77042	Mixed Use	Office/Industrial	1	2013
1.11	Property	U.S. General Services Administration	CREFI	Citi Real Estate Funding Inc.	No	312 Highway 11 East	International Falls	Koochiching	MN	56649	Office	Suburban	1	2009
1.12	Property	PNC Bank N.A.	CREFI	Citi Real Estate Funding Inc.	No	201 Penn Avenue	Scranton	Lackawanna	PA	18503	Office	Suburban	1	1975
2	Loan	General Motors Building	CCRE	MSBNA; CITI; DBNY; WFB	No	767 Fifth Avenue	New York	New York	NY	10153	Mixed Use	Office/Retail	1	1968
3	Loan	16 Court Street	CREFI	Citi Real Estate Funding Inc.	No	16 Court Street	Brooklyn	Kings	NY	11241	Office	CBD	1	1928
4	Loan	Riverview Landing	CCRE	CCRE	No	1776 Patriots Lane	Eagleville	Montgomery	PA	19403	Multifamily	Garden	1	2006
5	Loan	Chelsea Multifamily Portfolio	CCRE	CCRE	No	Various	New York	New York	NY	10011	Multifamily	Mid Rise	13	Various
5.01	Property	416 West 23rd Street	CCRE	CCRE	No	416 West 23rd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.02	Property	454 West 22nd Street	CCRE	CCRE	No	454 West 22nd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.03	Property	307 West 29th Street	CCRE	CCRE	No	307 West 29th Street	New York	New York	NY	10001	Multifamily	Mid Rise	1	1900
5.04	Property	313 West 29th Street	CCRE	CCRE	No	313 West 29th Street	New York	New York	NY	10001	Multifamily	Mid Rise	1	1900
5.05	Property	466 West 23rd Street	CCRE	CCRE	No	466 West 23rd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1930
5.06	Property	326 West 23rd Street	CCRE	CCRE	No	326 West 23rd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.07	Property	456 West 22nd Street	CCRE	CCRE	No	456 West 22nd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1920
5.08	Property	309 West 29th Street	CCRE	CCRE	No	309 West 29th Street	New York	New York	NY	10001	Multifamily	Mid Rise	1	1900
5.09	Property	310 West 22nd Street	CCRE	CCRE	No	310 West 22nd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.10	Property	348 West 21st Street	CCRE	CCRE	No	348 West 21st Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1920
5.11	Property	339 West 19th Street	CCRE	CCRE	No	339 West 19th Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.12	Property	341 West 19th Street	CCRE	CCRE	No	341 West 19th Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
5.13	Property	431 West 22nd Street	CCRE	CCRE	No	431 West 22nd Street	New York	New York	NY	10011	Multifamily	Mid Rise	1	1900
6	Loan	Harmon Corner	CCRE	CCRE	No	3717 Las Vegas Boulevard South	Las Vegas	Clark	NV	89109	Mixed Use	Retail/Signage	1	2012
7	Loan	2U Headquarters	CREFI	Citi Real Estate Funding Inc.	No	7900 Harkins Road	Lanham	Prince George’s	MD	20706	Office	Suburban	1	2002
8	Loan	10 Java Street	CCRE	CCRE	No	8-48 Java Street and 11-33 Kent Street	Brooklyn	Kings	NY	11222	Industrial	Flex	1	1956
9	Loan	Yorkshire & Lexington Towers	UBS AG	Natixis; UBS AG	No	Various	New York	New York	NY	10028	Multifamily	High Rise	2	Various
9.01	Property	Yorkshire Towers	UBS AG	Natixis; UBS AG	No	305 East 86th Street	New York	New York	NY	10028	Multifamily	High Rise	1	1964
9.02	Property	Lexington Towers	UBS AG	Natixis; UBS AG	No	160 East 88th Street	New York	New York	NY	10028	Multifamily	High Rise	1	1963
10	Loan	Headquarters Plaza	CREFI	Citi Real Estate Funding Inc.	No	1, 2, 3 and 4 Speedwell Avenue	Morristown	Morris	NJ	07960	Mixed Use	Office/Hospitality/Retail	1	1982-1993
11	Loan	National Office Portfolio	CCRE	LCF	No	Various	Various	Various	Various	Various	Office	Suburban	18	Various
11.01	Property	8330 LBJ Freeway	CCRE	LCF	No	8330 & 8360 LBJ Freeway	Dallas	Dallas	TX	75243	Office	Suburban	1	1984
11.02	Property	101 East Park Boulevard	CCRE	LCF	No	101 East Park Boulevard	Plano	Collin	TX	75074	Office	Suburban	1	1983
11.03	Property	13601 Preston Road	CCRE	LCF	No	13601 Preston Road	Dallas	Dallas	TX	75240	Office	Suburban	1	1973
11.04	Property	1750 East Golf Road	CCRE	LCF	No	1750 East Golf Road	Schaumburg	Cook	IL	60173	Office	Suburban	1	1985
11.05	Property	14800 Quorum Drive	CCRE	LCF	No	14800 Quorum Drive	Addison	Dallas	TX	75254	Office	Suburban	1	1981
11.06	Property	1995 North Park Place	CCRE	LCF	No	1995 North Park Place	Atlanta	Cobb	GA	30339	Office	Suburban	1	1985
11.07	Property	Northlake - 2295 Parklake Dr NE	CCRE	LCF	No	2295 Parklake Drive	Atlanta	DeKalb	GA	30345	Office	Suburban	1	1973
11.08	Property	4751 Best Road	CCRE	LCF	No	4751 Best Road	Atlanta	Fulton	GA	30337	Office	Suburban	1	1987
11.09	Property	The Centre - 4099 McEwen Road	CCRE	LCF	No	4099 McEwen Road	Farmers Branch	Dallas	TX	75244	Office	Suburban	1	1979
11.10	Property	The Centre - 4101 McEwen Road	CCRE	LCF	No	4101 McEwen Road	Farmers Branch	Dallas	TX	75244	Office	Suburban	1	1979
11.11	Property	11225 North 28th Drive	CCRE	LCF	No	11225 North 28th Drive	Phoenix	Maricopa	AZ	85029	Office	Suburban	1	1982
11.12	Property	10000 North 31st Ave	CCRE	LCF	No	10000 North 31st Ave	Phoenix	Maricopa	AZ	85051	Office	Suburban	1	1982
11.13	Property	The Centre - 4001 McEwen Road	CCRE	LCF	No	4001 McEwen Road	Farmers Branch	Dallas	TX	75244	Office	Suburban	1	1980
11.14	Property	4425 W Airport Fwy	CCRE	LCF	No	4425 West Airport Freeway	Irving	Dallas	TX	75062	Office	Suburban	1	1981
11.15	Property	Northlake - 2302 Parklake Dr NE	CCRE	LCF	No	2302 Parklake Drive	Atlanta	DeKalb	GA	30346	Office	Suburban	1	1979
11.16	Property	Northlake - 2305&2309 Parklake Dr NE	CCRE	LCF	No	2305-2309 Parklake Drive	Atlanta	DeKalb	GA	30345	Office	Suburban	1	1973
11.17	Property	12100 Ford Road	CCRE	LCF	No	12000 & 12100 Ford Road	Farmers Branch	Dallas	TX	75234	Office	Suburban	1	1979
11.18	Property	The Centre - 4000N&S McEwen Road	CCRE	LCF	No	4000N McEwen Road	Farmers Branch	Dallas	TX	75244	Office	Suburban	1	1979
12	Loan	Bass Pro & Cabela’s Portfolio	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	Various	Various	Various	Various	Various	Retail	Single Tenant	16	Various
12.01	Property	Cabela’s Rogers	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	20200 Rogers Drive	Rogers	Hennepin	MN	55374	Retail	Single Tenant	1	2005
12.02	Property	Cabela’s Lone Tree	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	10670 Cabela Drive	Lone Tree	Douglas	CO	80124	Retail	Single Tenant	1	2013
12.03	Property	Bass Pro San Antonio	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	17907 IH-10 West	San Antonio	Bexar	TX	78257	Retail	Single Tenant	1	2006
12.04	Property	Cabela’s Allen	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	1 Cabela Drive	Allen	Collin	TX	75002	Retail	Single Tenant	1	2010
12.05	Property	Cabela’s Lehi	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	2502 West Cabela’s Boulevard	Lehi	Utah	UT	84043	Retail	Single Tenant	1	2006
12.06	Property	Bass Pro Tampa	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	10501 Palm River Road	Tampa	Hillsborough	FL	33619	Retail	Single Tenant	1	2015
12.07	Property	Cabela’s Hammond	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	7700 Cabela Drive	Hammond	Lake	IN	46324	Retail	Single Tenant	1	2007
12.08	Property	Bass Pro Round Rock	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	200 Bass Pro Drive	Round Rock	Williamson	TX	78665	Retail	Single Tenant	1	2014
12.09	Property	Cabela’s Fort Mill	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	1000 Cabelas Drive	Fort Mill	York	SC	29708	Retail	Single Tenant	1	2014
12.10	Property	Cabela’s Wichita	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	2427 North Greenwich Road	Wichita	Sedgwick	KS	67226	Retail	Single Tenant	1	2011
12.11	Property	Cabela’s Owatonna	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	3900 Cabela Drive	Owatonna	Steele	MN	55060	Retail	Single Tenant	1	1997
12.12	Property	Cabela’s Centerville	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	5500 Cornerstone North Boulevard	Centerville	Greene	OH	45440	Retail	Single Tenant	1	2016
12.13	Property	Cabela’s Huntsville	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	7090 Cabela Drive Northwest	Huntsville	Madison	AL	35806	Retail	Single Tenant	1	2016
12.14	Property	Bass Pro Port St. Lucie	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	2250 Southwest Gatlin Boulevard	Port St. Lucie	Saint Lucie	FL	34953	Retail	Single Tenant	1	2013
12.15	Property	Cabela’s Waco	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	2700 Market Place Drive	Waco	McLennan	TX	76711	Retail	Single Tenant	1	2013
12.16	Property	Cabela’s East Grand Forks	UBS AG	Goldman Sachs Mortgage Company; Wells Fargo Bank, National Association; UBS AG	No	210 Demers Avenue	East Grand Forks	Polk	MN	56721	Retail	Single Tenant	1	1999
13	Loan	Westin Crystal City	CCRE	CCRE	No	1800 Jefferson Davis Highway	Arlington	Arlington	VA	22202	Hospitality	Full Service	1	1984
14	Loan	Marriott Grand Cayman	CCRE	CCRE	No	389 West Bay Road	Grand Cayman	N/A	Cayman Islands	N/A	Hospitality	Full Service	1	1990
15	Loan	Queens Multifamily Portfolio	CCRE	CCRE	No	121-30 Farmers Boulevard, 186-08 120th Road, 187-04 120th Avenue	Various	Queens	NY	Various	Multifamily	Garden	1	1949
16	Loan	Snowmass Village	CCRE	CCRE	No	56 Village Square	Snowmass Village	Pitkin	CO	81615	Retail	Unanchored	1	1973
17	Loan	Hyatt Regency Princeton	CCRE	CCRE	No	102 Carnegie Center Drive	West Windsor	Mercer	NJ	08540	Hospitality	Full Service	1	1982
18	Loan	Rising Sun Towne Centre	CCRE	CCRE	No	10-56 Rising Sun Town Center	Rising Sun	Cecil	MD	21911	Retail	Anchored	1	1998
19	Loan	Cress Creek Square	UBS AG	UBS AG	No	790-796 Royal Saint George Drive	Naperville	DuPage	IL	60563	Retail	Anchored	1	1987
20	Loan	Little Tokyo Retail & Parking	CREFI	Citi Real Estate Funding Inc.	No	319 East Second Street	Los Angeles	Los Angeles	CA	90012	Mixed Use	Parking/Retail	1	1989
21	Loan	Sinagua Plaza	CREFI	Citi Real Estate Funding Inc.	No	320 North Highway 89A	Sedona	Cococino	AZ	86336	Retail	Unanchored	1	1990
22	Loan	AM General Building	CCRE	CCRE	No	1399 Pacific Drive	Auburn Hills	Oakland	MI	48326	Industrial	Flex	1	1994
23	Loan	130 Bowery	CCRE	CCRE	No	130 Bowery	New York	New York	NY	10013	Retail	Single Tenant	1	1895
24	Loan	At Home Portfolio	UBS AG	UBS AG	No	Various	Various	Various	Various	Various	Retail	Single Tenant	6	Various
24.01	Property	At Home Group, Inc. - Orange Park	UBS AG	UBS AG	No	1919 Wells Road	Orange Park	Clay	FL	32073	Retail	Single Tenant	1	2002
24.02	Property	At Home Group, Inc. - Moore	UBS AG	UBS AG	No	621 Southwest 19th Street	Moore	Cleveland	OK	73160	Retail	Single Tenant	1	2016
24.03	Property	At Home Group, Inc. - Lafayette	UBS AG	UBS AG	No	4210 Ambassador Caffery Parkway	Lafayette	Lafayette	LA	70508	Retail	Single Tenant	1	2016
24.04	Property	At Home Group, Inc. - Hoover	UBS AG	UBS AG	No	5501 Grove Boulevard	Hoover	Jefferson	AL	35226	Retail	Single Tenant	1	2014
24.05	Property	At Home Group, Inc. - Wichita	UBS AG	UBS AG	No	301 South Town East Mall Drive	Wichita	Sedgwick	KS	67207	Retail	Single Tenant	1	1980
24.06	Property	At Home Group, Inc. - Olathe	UBS AG	UBS AG	No	2000 East Santa Fe Street	Olathe	Johnson	KS	66062	Retail	Single Tenant	1	1976
25	Loan	Manchester Financial Building	CCRE	CCRE	No	7979 Ivanhoe Avenue & 1205 Prospect Street	San Diego	San Diego	CA	92037	Mixed Use	Office/Retail	1	1974
26	Loan	Rimrock Crossing	UBS AG	UBS AG	No	1450 West Independent Avenue	Grand Junction	Mesa	CO	81505	Retail	Anchored	1	2011
27	Loan	Walgreens Santee	CCRE	CCRE	No	9305 Mission Gorge Road	Santee	San Diego	CA	92071	Retail	Single Tenant	1	2008
28	Loan	Kohl’s Reno	CCRE	CCRE	No	5150 Mae Anne Avenue	Reno	Washoe	NV	89523	Retail	Single Tenant	1	1990
29	Loan	Minges Creek	CCRE	CCRE	No	5700, 5568 & 5570 Beckley Road	Battle Creek	Calhoun	MI	49015	Retail	Shadow Anchored	1	1989
30	Loan	1827 Adams Mill Road	CREFI	Citi Real Estate Funding Inc.	No	1827 Adams Mill Road Northwest	Washington	District of Columbia	DC	20009	Retail	Unanchored	1	2015
31	Loan	Country Inn & Suites Romeoville	CCRE	CCRE	No	1265 Lakeview Drive	Romeoville	Will	IL	60446	Hospitality	Limited Service	1	1997
32	Loan	14th Street	CCRE	CCRE	No	1754 14th Street	Santa Monica	Los Angeles	CA	90404	Office	CBD	1	1964
33	Loan	Southpointe Retail	CCRE	CCRE	No	6409 Fayetteville Road	Durham	Durham	NC	27713	Retail	Unanchored	1	2004
34	Loan	Willowood Apartments	UBS AG	UBS AG	No	3303 Shiloh Springs Road	Trotwood	Montgomery	OH	45426	Multifamily	Garden	1	1985; 1986
35	Loan	Bluebonnet Crossing	CCRE	CCRE	No	9618 Jefferson Highway	Baton Rouge	East Baton Rouge	LA	70809	Retail	Unanchored	1	2005
36	Loan	James Perse Building	CCRE	CCRE	No	357-361 North Canon Drive	Beverly Hills	Los Angeles	CA	90210	Mixed Use	Retail/Office	1	1947
37	Loan	Marc Brooklyn Multifamily	CCRE	CCRE	No	423 Marcus Garvey Boulevard	Brooklyn	Kings	NY	11216	Mixed Use	Multifamily/Retail	1	1910

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Year Renovated	Number of Units(19)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)(20)	Original Balance(3)	Cut-off Date Balance(3)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance	ARD	Final Maturity Date	Origination Date	First Pay Date(7)	Payment Day	Gross Mortgage Rate	Administrative Fee Rate	Net Mortgage Rate	ARD Rate	Interest Accrual Method	Monthly Debt Service Payment	Amortization Type	Original Term to Maturity or ARD
1	Loan	GNL Portfolio	Various	2,620,673	Sq. Ft.	71	50,500,000	50,500,000	7.2%	11/6/2027	50,500,000	No	N/A	10/27/2017	12/6/2017	6	4.369000%	0.017830%	4.351170%	N/A	Actual/360	186,415.72	Full IO	120
1.01	Property	Sandoz, Inc.	2014	154,101	Sq. Ft.		9,419,465	9,419,465	1.4%		9,419,465
1.02	Property	Intervet, Inc.	2014	146,366	Sq. Ft.		7,277,941	7,277,941	1.0%		7,277,941
1.03	Property	GE Aviation Systems, LLC	1990	369,000	Sq. Ft.		6,494,786	6,494,786	0.9%		6,494,786
1.04	Property	FedEx Ground Package System, Inc. (NY)	2014	158,520	Sq. Ft.		5,232,286	5,232,286	0.8%		5,232,286
1.05	Property	Nissan North America Inc.	2013	462,155	Sq. Ft.		4,599,011	4,599,011	0.7%		4,599,011
1.06	Property	Constellium Automotive USA, LLC	2014	320,680	Sq. Ft.		4,131,818	4,131,818	0.6%		4,131,818
1.07	Property	C&J Energy Services, Inc. II	N/A	125,000	Sq. Ft.		3,389,171	3,389,171	0.5%		3,389,171
1.08	Property	Lippert Components Manufacturing, Inc.	N/A	539,137	Sq. Ft.		2,441,283	2,441,283	0.4%		2,441,283
1.09	Property	FedEx Ground Package System, Inc. (WV)	N/A	103,512	Sq. Ft.		2,157,727	2,157,727	0.3%		2,157,727
1.10	Property	C&J Energy Services, Inc. I	N/A	96,149	Sq. Ft.		2,106,417	2,106,417	0.3%		2,106,417
1.11	Property	U.S. General Services Administration	N/A	33,000	Sq. Ft.		1,916,029	1,916,029	0.3%		1,916,029
1.12	Property	PNC Bank N.A.	1994	113,053	Sq. Ft.		1,334,064	1,334,064	0.2%		1,334,064
2	Loan	General Motors Building	2017	1,989,983	Sq. Ft.	739	47,600,000	47,600,000	6.8%	6/9/2027	47,600,000	No	N/A	6/7/2017	7/9/2017	9	3.430000%	0.017630%	3.412370%	N/A	Actual/360	137,946.34	Full IO	120
3	Loan	16 Court Street	2016	325,510	Sq. Ft.	341	44,400,000	44,400,000	6.4%	11/1/2027	44,400,000	No	N/A	10/10/2017	12/1/2017	1	4.171000%	0.017830%	4.153170%	N/A	Actual/360	156,470.43	Full IO	120
4	Loan	Riverview Landing	N/A	310	Units	141,935	44,000,000	44,000,000	6.3%	11/6/2027	44,000,000	No	N/A	11/1/2017	12/6/2017	6	4.944000%	0.037830%	4.906170%	N/A	Actual/360	183,797.78	Full IO	120
5	Loan	Chelsea Multifamily Portfolio	2016-2017	146	Units	513,699	35,000,000	35,000,000	5.0%	9/6/2027	35,000,000	No	N/A	8/7/2017	10/6/2017	6	4.712000%	0.039259%	4.672741%	N/A	Actual/360	139,342.13	Full IO	120
5.01	Property	416 West 23rd Street	2016-2017	25	Units		7,826,105	7,826,105	1.1%		7,826,105
5.02	Property	454 West 22nd Street	2016-2017	16	Units		5,132,935	5,132,935	0.7%		5,132,935
5.03	Property	307 West 29th Street	2016-2017	17	Units		3,042,853	3,042,853	0.4%		3,042,853
5.04	Property	313 West 29th Street	2016-2017	10	Units		2,572,277	2,572,277	0.4%		2,572,277
5.05	Property	466 West 23rd Street	2016-2017	10	Units		2,403,804	2,403,804	0.3%		2,403,804
5.06	Property	326 West 23rd Street	2016-2017	8	Units		2,372,398	2,372,398	0.3%		2,372,398
5.07	Property	456 West 22nd Street	2016-2017	12	Units		2,056,894	2,056,894	0.3%		2,056,894
5.08	Property	309 West 29th Street	2016-2017	8	Units		1,939,557	1,939,557	0.3%		1,939,557
5.09	Property	310 West 22nd Street	2016-2017	12	Units		1,851,217	1,851,217	0.3%		1,851,217
5.10	Property	348 West 21st Street	2016-2017	10	Units		1,844,760	1,844,760	0.3%		1,844,760
5.11	Property	339 West 19th Street	2016-2017	5	Units		1,692,496	1,692,496	0.2%		1,692,496
5.12	Property	341 West 19th Street	2016-2017	6	Units		1,146,494	1,146,494	0.2%		1,146,494
5.13	Property	431 West 22nd Street	2016-2017	7	Units		1,118,211	1,118,211	0.2%		1,118,211
6	Loan	Harmon Corner	N/A	68,613	Sq. Ft.	2,084	35,000,000	35,000,000	5.0%	12/6/2027	35,000,000	No	N/A	11/8/2017	12/6/2017	6	4.250000%	0.019259%	4.230741%	N/A	Actual/360	125,679.98	Full IO	121
7	Loan	2U Headquarters	2016-2017	309,303	Sq. Ft.	175	34,000,000	34,000,000	4.9%	11/6/2027	29,722,805	No	N/A	10/17/2017	12/6/2017	6	4.450000%	0.019301%	4.430699%	N/A	Actual/360	171,264.38	Partial IO	120
8	Loan	10 Java Street	2012-2013	106,440	Sq. Ft.	310	33,000,000	33,000,000	4.7%	9/6/2022	33,000,000	No	N/A	8/30/2017	10/6/2017	6	4.337000%	0.037830%	4.299170%	N/A	Actual/360	120,923.99	Full IO	60
9	Loan	Yorkshire & Lexington Towers	2014-2017	827	Units	241,838	25,000,000	25,000,000	3.6%	10/6/2022	25,000,000	No	N/A	10/3/2017	11/6/2017	6	2.740000%	0.017830%	2.722170%	N/A	Actual/360	57,876.16	Full IO	60
9.01	Property	Yorkshire Towers	2014-2017	690	Units		20,925,000	20,925,000	3.0%		20,925,000
9.02	Property	Lexington Towers	2014-2017	137	Units		4,075,000	4,075,000	0.6%		4,075,000
10	Loan	Headquarters Plaza	2009	729,516	Sq. Ft.	169	25,000,000	25,000,000	3.6%	11/6/2027	25,000,000	No	N/A	10/20/2017	12/6/2017	6	4.355000%	0.017830%	4.337170%	N/A	Actual/360	91,989.29	Full IO	120
11	Loan	National Office Portfolio	Various	2,572,700	Sq. Ft.	72	25,000,000	24,970,933	3.6%	10/6/2027	20,286,853	No	N/A	10/6/2017	11/6/2017	6	4.610000%	0.019832%	4.590168%	N/A	Actual/360	128,310.54	Amortizing	120
11.01	Property	8330 LBJ Freeway	2010	381,383	Sq. Ft.		4,628,649	4,623,267	0.7%		3,756,029
11.02	Property	101 East Park Boulevard	2012	225,445	Sq. Ft.		3,624,324	3,620,110	0.5%		2,941,045
11.03	Property	13601 Preston Road	2009	261,975	Sq. Ft.		2,911,622	2,908,236	0.4%		2,362,706
11.04	Property	1750 East Golf Road	2013	212,212	Sq. Ft.		2,364,865	2,362,115	0.3%		1,919,027
11.05	Property	14800 Quorum Drive	2011	103,877	Sq. Ft.		1,313,514	1,311,986	0.2%		1,065,882
11.06	Property	1995 North Park Place	2013	99,920	Sq. Ft.		1,167,568	1,166,210	0.2%		947,451
11.07	Property	Northlake - 2295 Parklake Dr NE	2014	121,528	Sq. Ft.		1,152,973	1,151,632	0.2%		935,608
11.08	Property	4751 Best Road	2013	93,084	Sq. Ft.		1,094,595	1,093,322	0.2%		888,235
11.09	Property	The Centre - 4099 McEwen Road	2013	123,711	Sq. Ft.		951,081	949,975	0.1%		771,778
11.10	Property	The Centre - 4101 McEwen Road	2013	124,326	Sq. Ft.		951,081	949,975	0.1%		771,778
11.11	Property	11225 North 28th Drive	2011	135,501	Sq. Ft.		890,270	889,235	0.1%		722,431
11.12	Property	10000 North 31st Ave	2012	128,180	Sq. Ft.		799,459	798,530	0.1%		648,741
11.13	Property	The Centre - 4001 McEwen Road	2013	95,192	Sq. Ft.		743,243	742,379	0.1%		603,123
11.14	Property	4425 W Airport Fwy	2015	85,212	Sq. Ft.		627,568	626,838	0.1%		509,255
11.15	Property	Northlake - 2302 Parklake Dr NE	2014	111,223	Sq. Ft.		554,054	553,410	0.1%		449,601
11.16	Property	Northlake - 2305&2309 Parklake Dr NE	2014	65,158	Sq. Ft.		454,865	454,336	0.1%		369,111
11.17	Property	12100 Ford Road	2012	158,004	Sq. Ft.		418,919	418,432	0.1%		339,942
11.18	Property	The Centre - 4000N&S McEwen Road	2013	46,769	Sq. Ft.		351,351	350,943	0.1%		285,113
12	Loan	Bass Pro & Cabela’s Portfolio	N/A	1,896,527	Sq. Ft.	103	24,750,000	24,750,000	3.6%	10/6/2027	24,750,000	No	N/A	9/25/2017	11/6/2017	6	4.379000%	0.017830%	4.361170%	N/A	Actual/360	91,571.28	Full IO	120
12.01	Property	Cabela’s Rogers	N/A	186,379	Sq. Ft.		2,628,656	2,628,656	0.4%		2,628,656
12.02	Property	Cabela’s Lone Tree	N/A	108,077	Sq. Ft.		2,234,992	2,234,992	0.3%		2,234,992
12.03	Property	Bass Pro San Antonio	N/A	184,656	Sq. Ft.		2,184,197	2,184,197	0.3%		2,184,197
12.04	Property	Cabela’s Allen	N/A	107,329	Sq. Ft.		2,146,101	2,146,101	0.3%		2,146,101
12.05	Property	Cabela’s Lehi	N/A	169,713	Sq. Ft.		1,955,618	1,955,618	0.3%		1,955,618
12.06	Property	Bass Pro Tampa	N/A	132,734	Sq. Ft.		1,841,329	1,841,329	0.3%		1,841,329
12.07	Property	Cabela’s Hammond	N/A	188,745	Sq. Ft.		1,650,847	1,650,847	0.2%		1,650,847
12.08	Property	Bass Pro Round Rock	N/A	120,763	Sq. Ft.		1,600,051	1,600,051	0.2%		1,600,051
12.09	Property	Cabela’s Fort Mill	N/A	104,476	Sq. Ft.		1,485,762	1,485,762	0.2%		1,485,762
12.10	Property	Cabela’s Wichita	N/A	80,699	Sq. Ft.		1,333,376	1,333,376	0.2%		1,333,376
12.11	Property	Cabela’s Owatonna	N/A	161,987	Sq. Ft.		1,219,087	1,219,087	0.2%		1,219,087
12.12	Property	Cabela’s Centerville	N/A	71,872	Sq. Ft.		1,130,195	1,130,195	0.2%		1,130,195
12.13	Property	Cabela’s Huntsville	N/A	82,443	Sq. Ft.		1,054,002	1,054,002	0.2%		1,054,002
12.14	Property	Bass Pro Port St. Lucie	N/A	86,637	Sq. Ft.		977,809	977,809	0.1%		977,809
12.15	Property	Cabela’s Waco	N/A	43,263	Sq. Ft.		761,929	761,929	0.1%		761,929
12.16	Property	Cabela’s East Grand Forks	N/A	66,754	Sq. Ft.		546,049	546,049	0.1%		546,049
13	Loan	Westin Crystal City	2014	220	Rooms	218,182	24,000,000	24,000,000	3.4%	8/6/2027	24,000,000	No	N/A	7/20/2017	9/6/2017	6	4.511000%	0.039913%	4.471087%	N/A	Actual/360	91,473.06	Full IO	120
14	Loan	Marriott Grand Cayman	2014	295	Rooms	270,103	24,000,000	23,904,141	3.4%	7/6/2022	22,281,106	No	N/A	6/20/2017	8/1/2017	1	5.448500%	0.019922%	5.428578%	N/A	Actual/360	135,494.89	Amortizing	60
15	Loan	Queens Multifamily Portfolio	N/A	128	Units	162,109	20,750,000	20,750,000	3.0%	11/6/2027	20,750,000	No	N/A	11/3/2017	12/6/2017	6	4.701000%	0.037830%	4.663170%	N/A	Actual/360	82,417.13	Full IO	120
16	Loan	Snowmass Village	1988	78,426	Sq. Ft.	261	20,500,000	20,500,000	2.9%	11/6/2022	20,500,000	No	N/A	10/11/2017	12/6/2017	6	5.226000%	0.037830%	5.188170%	N/A	Actual/360	90,517.47	Full IO	60
17	Loan	Hyatt Regency Princeton	2012-2014	330	Rooms	100,000	18,000,000	18,000,000	2.6%	7/6/2027	16,485,509	No	N/A	6/27/2017	8/6/2017	6	4.551000%	0.040608%	4.510392%	N/A	Actual/360	91,749.62	Partial IO	120
18	Loan	Rising Sun Towne Centre	2008	143,464	Sq. Ft.	117	16,850,000	16,850,000	2.4%	9/6/2022	16,850,000	No	N/A	8/30/2017	10/6/2017	6	4.659000%	0.037830%	4.621170%	N/A	Actual/360	66,328.74	Full IO	60
19	Loan	Cress Creek Square	2008	144,790	Sq. Ft.	111	16,000,000	16,000,000	2.3%	11/6/2027	12,871,079	No	N/A	11/7/2017	12/6/2017	6	4.359000%	0.017830%	4.341170%	N/A	Actual/360	79,734.72	Amortizing	120
20	Loan	Little Tokyo Retail & Parking	2014-2015	33,805	Sq. Ft.	473	16,000,000	16,000,000	2.3%	11/6/2027	13,697,771	No	N/A	11/2/2017	12/6/2017	6	4.590000%	0.017830%	4.572170%	N/A	Actual/360	81,927.51	Partial IO	120
21	Loan	Sinagua Plaza	N/A	30,240	Sq. Ft.	470	14,200,000	14,200,000	2.0%	11/6/2027	11,518,211	No	N/A	10/20/2017	12/6/2017	6	4.600000%	0.065330%	4.534670%	N/A	Actual/360	72,795.50	Amortizing	120
22	Loan	AM General Building	2017	176,674	Sq. Ft.	76	13,500,000	13,500,000	1.9%	11/6/2027	13,500,000	No	N/A	10/30/2017	12/6/2017	6	4.430000%	0.037830%	4.392170%	N/A	Actual/360	50,529.69	Full IO	120
23	Loan	130 Bowery	2016	32,700	Sq. Ft.	367	12,000,000	12,000,000	1.7%	11/6/2027	12,000,000	No	N/A	10/11/2017	12/6/2017	6	4.876000%	0.065330%	4.810670%	N/A	Actual/360	49,437.22	Full IO	120
24	Loan	At Home Portfolio	Various	704,529	Sq. Ft.	58	10,690,000	10,677,027	1.5%	10/6/2027	8,618,050	No	N/A	9/15/2017	11/6/2017	6	4.419200%	0.022513%	4.396687%	N/A	Actual/360	53,652.65	Amortizing	120
24.01	Property	At Home Group, Inc. - Orange Park	2014	178,999	Sq. Ft.		2,514,212	2,511,161	0.4%		2,026,904
24.02	Property	At Home Group, Inc. - Moore	N/A	108,395	Sq. Ft.		1,749,703	1,747,579	0.3%		1,410,573
24.03	Property	At Home Group, Inc. - Lafayette	N/A	107,605	Sq. Ft.		1,738,406	1,736,296	0.2%		1,401,466
24.04	Property	At Home Group, Inc. - Hoover	N/A	109,301	Sq. Ft.		1,717,388	1,715,304	0.2%		1,384,522
24.05	Property	At Home Group, Inc. - Wichita	2015	101,624	Sq. Ft.		1,488,298	1,486,492	0.2%		1,199,834
24.06	Property	At Home Group, Inc. - Olathe	2015	98,605	Sq. Ft.		1,481,993	1,480,194	0.2%		1,194,751
25	Loan	Manchester Financial Building	2011-2012	77,659	Sq. Ft.	328	10,500,000	10,500,000	1.5%	10/6/2027	9,190,098	No	N/A	9/12/2017	11/3/2017	6	4.500000%	0.042592%	4.457408%	N/A	Actual/360	53,201.96	Partial IO	120
26	Loan	Rimrock Crossing	N/A	84,163	Sq. Ft.	116	9,750,000	9,750,000	1.4%	11/6/2027	9,750,000	No	N/A	11/9/2017	12/6/2017	6	4.516700%	0.017830%	4.498870%	N/A	Actual/360	37,207.88	Full IO	120
27	Loan	Walgreens Santee	N/A	13,666	Sq. Ft.	447	6,105,000	6,105,000	0.9%	8/6/2027	6,105,000	No	N/A	7/21/2017	9/6/2017	6	4.300000%	0.037830%	4.262170%	N/A	Actual/360	22,180.09	Full IO	120
28	Loan	Kohl’s Reno	2007	94,385	Sq. Ft.	64	6,075,000	6,067,596	0.9%	10/6/2027	4,894,275	No	N/A	9/12/2017	11/6/2017	6	4.400000%	0.085330%	4.314670%	N/A	Actual/360	30,421.23	Amortizing	120
29	Loan	Minges Creek	1998	85,837	Sq. Ft.	67	5,750,000	5,750,000	0.8%	9/6/2027	5,249,704	No	N/A	8/22/2017	10/6/2017	6	4.360000%	0.037830%	4.322170%	N/A	Actual/360	28,658.05	Partial IO	120
30	Loan	1827 Adams Mill Road	N/A	8,570	Sq. Ft.	624	5,350,000	5,350,000	0.8%	11/6/2027	5,350,000	No	N/A	10/18/2017	12/6/2017	6	4.470000%	0.017830%	4.452170%	N/A	Actual/360	20,205.54	Full IO	120
31	Loan	Country Inn & Suites Romeoville	2015	84	Rooms	55,826	4,700,000	4,689,354	0.7%	9/6/2027	3,864,706	No	N/A	8/25/2017	10/6/2017	6	5.009000%	0.037830%	4.971170%	N/A	Actual/360	25,256.47	Amortizing	120
32	Loan	14th Street	2017	9,600	Sq. Ft.	479	4,600,000	4,594,820	0.7%	10/6/2027	3,750,455	No	N/A	9/8/2017	11/6/2017	6	4.750000%	0.037830%	4.712170%	N/A	Actual/360	23,995.78	Amortizing	120
33	Loan	Southpointe Retail	N/A	10,366	Sq. Ft.	342	3,550,000	3,550,000	0.5%	11/6/2027	3,077,853	No	N/A	11/1/2017	12/6/2017	6	5.080000%	0.037830%	5.042170%	N/A	Actual/360	19,231.11	Partial IO	120
34	Loan	Willowood Apartments	N/A	124	Units	25,806	3,200,000	3,200,000	0.5%	11/6/2027	2,643,587	No	N/A	10/30/2017	12/6/2017	6	5.153700%	0.017830%	5.135870%	N/A	Actual/360	17,480.13	Amortizing	120
35	Loan	Bluebonnet Crossing	N/A	14,398	Sq. Ft.	184	2,650,000	2,647,251	0.4%	10/6/2027	2,185,759	No	N/A	9/29/2017	11/6/2017	6	5.102000%	0.037830%	5.064170%	N/A	Actual/360	14,391.43	Amortizing	120
36	Loan	James Perse Building	2003	9,000	Sq. Ft.	278	2,500,000	2,500,000	0.4%	6/6/2027	2,500,000	No	N/A	6/1/2017	7/6/2017	6	3.750000%	0.037830%	3.712170%	N/A	Actual/360	7,921.01	Full IO	120
37	Loan	Marc Brooklyn Multifamily	2016 -2017	4,225	Sq. Ft.	578	2,440,000	2,440,000	0.4%	10/6/2027	2,440,000	No	N/A	9/15/2017	11/6/2017	6	5.150000%	0.037830%	5.112170%	N/A	Actual/360	10,617.11	Full IO	120

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Remaining Term to Maturity or ARD	Original IO Term	Remaining IO Term	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)	Grace Period Default	Grace Period Late	Grace Period at Maturity Default	Appraised Value	Appraisal Date	U/W NOI DSCR(3)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(13)
1	Loan	GNL Portfolio	120	120	120	0	0	0	YM1(116);O(4)	0	5	0	323,100,000	Various	2.43	2.22	57.9%
1.01	Property	Sandoz, Inc.											59,400,000	8/31/2017
1.02	Property	Intervet, Inc.											49,000,000	8/24/2017
1.03	Property	GE Aviation Systems, LLC											37,000,000	8/24/2017
1.04	Property	FedEx Ground Package System, Inc. (NY)											33,000,000	8/22/2017
1.05	Property	Nissan North America Inc.											29,000,000	9/6/2017
1.06	Property	Constellium Automotive USA, LLC											25,500,000	8/25/2017
1.07	Property	C&J Energy Services, Inc. II											25,100,000	9/18/2017
1.08	Property	Lippert Components Manufacturing, Inc.											15,400,000	8/31/2017
1.09	Property	FedEx Ground Package System, Inc. (WV)											13,600,000	9/6/2017
1.10	Property	C&J Energy Services, Inc. I											15,600,000	9/18/2017
1.11	Property	U.S. General Services Administration											12,900,000	8/23/2017
1.12	Property	PNC Bank N.A.											7,600,000	8/22/2017
2	Loan	General Motors Building	115	120	115	0	0	5	LO(29);DEF(84);O(7)	2 day grace period permitted once every 12-month period	0	0	4,800,000,000	5/8/2017	4.45	4.33	30.6%
3	Loan	16 Court Street	120	120	120	0	0	0	LO(24);DEF(90);O(6)	0	0	0	175,000,000	9/25/2017	2.01	1.83	63.4%
4	Loan	Riverview Landing	120	120	120	0	0	0	LO(24);DEF(91);O(5)	0	0-2x during term 10 day grace	0	68,500,000	9/18/2017	1.57	1.53	60.7%
5	Loan	Chelsea Multifamily Portfolio	118	120	118	0	0	2	LO(26);DEF(90);O(4)	0	0	0	128,800,000	7/13/2017	1.30	1.30	58.2%
5.01	Property	416 West 23rd Street											28,900,000	7/13/2017
5.02	Property	454 West 22nd Street											18,800,000	7/13/2017
5.03	Property	307 West 29th Street											10,300,000	7/13/2017
5.04	Property	313 West 29th Street											8,900,000	7/13/2017
5.05	Property	466 West 23rd Street											8,300,000	7/13/2017
5.06	Property	326 West 23rd Street											10,100,000	7/13/2017
5.07	Property	456 West 22nd Street											7,400,000	7/13/2017
5.08	Property	309 West 29th Street											7,300,000	7/13/2017
5.09	Property	310 West 22nd Street											7,600,000	7/13/2017
5.10	Property	348 West 21st Street											7,000,000	7/13/2017
5.11	Property	339 West 19th Street											6,200,000	7/13/2017
5.12	Property	341 West 19th Street											3,900,000	7/13/2017
5.13	Property	431 West 22nd Street											4,100,000	7/13/2017
6	Loan	Harmon Corner	121	121	121	0	0	0	LO(24);DEF(93);O(4)	0	0	0	253,000,000	6/28/2017	2.04	2.02	56.5%
7	Loan	2U Headquarters	120	36	36	360	360	0	LO(24);DEF/YM1(92);O(4)	0	0	0	77,900,000	9/18/2017	1.75	1.60	69.3%
8	Loan	10 Java Street	58	60	58	0	0	2	LO(26);DEF(29);O(5)	0	0	0	124,200,000	8/2/2017	1.59	1.59	26.6%
9	Loan	Yorkshire & Lexington Towers	59	60	59	0	0	1	LO(25);DEF(28);O(7)	0	0	0	890,000,000	8/15/2017	4.31	4.28	22.5%
9.01	Property	Yorkshire Towers											745,000,000	8/15/2017
9.02	Property	Lexington Towers											145,000,000	8/15/2017
10	Loan	Headquarters Plaza	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0	0	239,000,000	8/22/2017	2.56	2.23	62.8%
11	Loan	National Office Portfolio	119	0	0	360	359	1	LO(25);DEF(91);O(4)	0	0	0	287,750,000	Various	1.81	1.64	64.2%
11.01	Property	8330 LBJ Freeway											42,750,000	7/15/2017
11.02	Property	101 East Park Boulevard											36,100,000	7/15/2017
11.03	Property	13601 Preston Road											27,500,000	7/14/2017
11.04	Property	1750 East Golf Road											35,400,000	7/13/2017
11.05	Property	14800 Quorum Drive											13,550,000	7/15/2017
11.06	Property	1995 North Park Place											12,200,000	7/18/2017
11.07	Property	Northlake - 2295 Parklake Dr NE											10,600,000	7/18/2017
11.08	Property	4751 Best Road											11,900,000	7/18/2017
11.09	Property	The Centre - 4099 McEwen Road											11,800,000	7/14/2017
11.10	Property	The Centre - 4101 McEwen Road											12,100,000	7/14/2017
11.11	Property	11225 North 28th Drive											9,070,000	7/13/2017
11.12	Property	10000 North 31st Ave											9,900,000	7/13/2017
11.13	Property	The Centre - 4001 McEwen Road											10,000,000	7/14/2017
11.14	Property	4425 W Airport Fwy											8,400,000	7/14/2017
11.15	Property	Northlake - 2302 Parklake Dr NE											11,800,000	7/18/2017
11.16	Property	Northlake - 2305&2309 Parklake Dr NE											5,880,000	7/18/2017
11.17	Property	12100 Ford Road											12,500,000	7/14/2017
11.18	Property	The Centre - 4000N&S McEwen Road											6,300,000	7/14/2017
12	Loan	Bass Pro & Cabela’s Portfolio	119	120	119	0	0	1	LO(24);YM1(1);DEF/YM1(88);O(7)	0	0, 10 days grace up to two times during the term of the loan	0	386,700,000	7/1/2017	2.88	2.72	50.4%
12.01	Property	Cabela’s Rogers											41,100,000	7/1/2017
12.02	Property	Cabela’s Lone Tree											34,950,000	7/1/2017
12.03	Property	Bass Pro San Antonio											34,200,000	7/1/2017
12.04	Property	Cabela’s Allen											33,600,000	7/1/2017
12.05	Property	Cabela’s Lehi											30,600,000	7/1/2017
12.06	Property	Bass Pro Tampa											28,800,000	7/1/2017
12.07	Property	Cabela’s Hammond											25,700,000	7/1/2017
12.08	Property	Bass Pro Round Rock											25,000,000	7/1/2017
12.09	Property	Cabela’s Fort Mill											23,250,000	7/1/2017
12.10	Property	Cabela’s Wichita											20,800,000	7/1/2017
12.11	Property	Cabela’s Owatonna											19,000,000	7/1/2017
12.12	Property	Cabela’s Centerville											17,600,000	7/1/2017
12.13	Property	Cabela’s Huntsville											16,400,000	7/1/2017
12.14	Property	Bass Pro Port St. Lucie											15,350,000	7/1/2017
12.15	Property	Cabela’s Waco											11,850,000	7/1/2017
12.16	Property	Cabela’s East Grand Forks											8,500,000	7/1/2017
13	Loan	Westin Crystal City	117	120	117	0	0	3	LO(27);DEF(89);O(4)	0	5	0	84,500,000	6/1/2017	2.92	2.61	56.8%
14	Loan	Marriott Grand Cayman	56	0	0	360	356	4	LO(28);DEF(28);O(4)	5	5	0	142,000,000	5/4/2017	2.38	1.91	56.1%
15	Loan	Queens Multifamily Portfolio	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0	0	36,300,000	9/14/2017	1.72	1.69	57.2%
16	Loan	Snowmass Village	60	60	60	0	0	0	LO(24);DEF(30);O(6)	0	0	0	29,400,000	10/9/2017	1.89	1.84	69.7%
17	Loan	Hyatt Regency Princeton	116	60	56	360	360	4	LO(28);DEF(88);O(4)	0	0, 10 day grace four times during the term of the loan	0	48,000,000	6/1/2017	2.30	1.88	68.8%
18	Loan	Rising Sun Towne Centre	58	60	58	0	0	2	LO(26);DEF(30);O(4)	0	0	0	23,800,000	6/16/2017	2.00	1.92	70.8%
19	Loan	Cress Creek Square	120	0	0	360	360	0	LO(24);YM1(92);O(4)	0	0	0	24,500,000	9/15/2017	1.93	1.77	63.7%
20	Loan	Little Tokyo Retail & Parking	120	24	24	360	360	0	LO(24);DEF(93);O(3)	0	0	0	28,000,000	9/1/2017	1.55	1.50	57.1%
21	Loan	Sinagua Plaza	120	0	0	360	360	0	LO(24);DEF(93);O(3)	0	0	0	23,660,000	9/22/2017	1.46	1.39	60.0%
22	Loan	AM General Building	120	120	120	0	0	0	LO(24);YM1(92);O(4)	0	0	0	22,080,000	8/22/2017	2.41	2.30	61.1%
23	Loan	130 Bowery	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0	0	28,000,000	7/26/2017	2.21	2.19	42.9%
24	Loan	At Home Portfolio	119	0	0	360	359	1	LO(25);DEF(88);O(7)	0	0	0	65,860,000	Various	1.64	1.50	61.7%
24.01	Property	At Home Group, Inc. - Orange Park											15,490,000	8/23/2017
24.02	Property	At Home Group, Inc. - Moore											10,780,000	8/23/2017
24.03	Property	At Home Group, Inc. - Lafayette											10,710,000	8/21/2017
24.04	Property	At Home Group, Inc. - Hoover											10,580,000	8/18/2017
24.05	Property	At Home Group, Inc. - Wichita											9,170,000	8/25/2017
24.06	Property	At Home Group, Inc. - Olathe											9,130,000	8/25/2017
25	Loan	Manchester Financial Building	119	36	35	360	360	1	LO(25);DEF(90);O(5)	3	0	0	42,000,000	7/12/2017	1.48	1.40	60.7%
26	Loan	Rimrock Crossing	120	120	120	0	0	0	LO(24);YM1(92);O(4)	0	0	0	15,630,000	9/7/2017	2.28	2.10	62.4%
27	Loan	Walgreens Santee	117	120	117	0	0	3	LO(13);YM1(102);O(5)	0	0	0	11,100,000	6/5/2017	2.03	2.03	55.0%
28	Loan	Kohl’s Reno	119	0	0	360	359	1	LO(25);DEF(89);O(6)	0	0	0	9,350,000	7/13/2017	1.83	1.83	64.9%
29	Loan	Minges Creek	118	60	58	360	360	2	LO(26);DEF(88);O(6)	0	0	0	11,700,000	6/26/2017	2.29	2.05	49.1%
30	Loan	1827 Adams Mill Road	120	120	120	0	0	0	LO(24);DEF(93);O(3)	0	0	0	10,300,000	8/10/2017	1.94	1.84	51.9%
31	Loan	Country Inn & Suites Romeoville	118	0	0	360	358	2	LO(26);DEF(91);O(3)	0	0	0	7,900,000	6/1/2017	2.75	2.45	59.4%
32	Loan	14th Street	119	0	0	360	359	1	LO(25);DEF(90);O(5)	0	0	0	7,900,000	7/10/2017	1.33	1.29	58.2%
33	Loan	Southpointe Retail	120	24	24	360	360	0	LO(24);DEF(91);O(5)	0	0	0	4,900,000	9/15/2017	1.38	1.33	72.4%
34	Loan	Willowood Apartments	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0	0	4,360,000	9/25/2017	1.73	1.58	73.4%
35	Loan	Bluebonnet Crossing	119	0	0	360	359	1	LO(25);DEF(90);O(5)	0	0	0	4,210,000	6/20/2017	1.58	1.47	62.9%
36	Loan	James Perse Building	115	120	115	0	0	5	LO(29);DEF(86);O(5)	0	0	0	14,560,000	4/21/2017	6.86	6.73	17.2%
37	Loan	Marc Brooklyn Multifamily	119	120	119	0	0	1	LO(25);DEF(91);O(4)	0	0	0	4,300,000	7/11/2017	1.53	1.52	56.7%

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	LTV Ratio at Maturity or ARD(3)(4)	U/W NOI Debt Yield(3)(13)	U/W NCF Debt Yield(3)(13)	U/W EGI	U/W Expenses	U/W NOI	U/W Replacement	U/W TI/LC	U/W NCF	Occupancy Rate(12)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI	Second Most Recent Operating Statement Date	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date
1	Loan	GNL Portfolio	57.9%	10.8%	9.9%	27,197,253	7,037,633	20,159,620	347,008	1,387,202	18,425,410	100.0%	11/1/2017	TTM 8/31/2017	25,230,101	4,177,600	21,052,501	Various	24,523,966	3,513,000	21,010,966	Various
1.01	Property	Sandoz, Inc.				5,243,297	1,327,771	3,915,526	30,820	206,172	3,678,534	100.0%	11/1/2017	TTM 8/31/2017	5,276,877	1,180,078	4,096,799	12/31/2016	5,294,524	1,234,874	4,059,650	12/31/2015
1.02	Property	Intervet, Inc.				3,948,865	797,157	3,151,708	29,273	180,206	2,942,229	100.0%	11/1/2017	TTM 8/31/2017	4,027,821	749,225	3,278,596	12/31/2016	4,044,307	803,831	3,240,476	12/31/2015
1.03	Property	GE Aviation Systems, LLC				2,982,197	502,479	2,479,718	59,400	232,147	2,188,171	100.0%	11/1/2017	TTM 8/31/2017	2,659,086	16,573	2,642,513	12/31/2016	2,564,556	6,891	2,557,665	12/31/2015
1.04	Property	FedEx Ground Package System, Inc. (NY)				2,321,461	598,293	1,723,168	15,852	70,309	1,637,007	100.0%	11/1/2017	TTM 8/31/2017	2,422,051	538,354	1,883,697	12/31/2016	2,422,619	482,334	1,940,285	12/31/2015
1.05	Property	Nissan North America Inc.				1,969,748	426,968	1,542,780	46,216	102,777	1,393,787	100.0%	11/1/2017	TTM 8/31/2017	2,005,065	418,744	1,586,321	12/31/2016	2,074,253	603,059	1,471,194	12/31/2015
1.06	Property	Constellium Automotive USA, LLC				2,123,182	277,924	1,845,258	32,068	91,656	1,721,534	100.0%	11/1/2017	TTM 8/31/2017	2,037,773	82,103	1,955,670	12/31/2016	2,097,319	160,769	1,936,550	12/31/2015
1.07	Property	C&J Energy Services, Inc. II				2,166,460	824,081	1,342,379	25,000	153,062	1,164,317	100.0%	11/1/2017	TTM 8/31/2017	1,760,170	132,631	1,627,539	12/31/2016	2,253,881	105,594	2,148,287	12/31/2015
1.08	Property	Lippert Components Manufacturing, Inc.				1,812,261	888,545	923,715	53,914	95,896	773,905	100.0%	11/1/2017	TTM 8/31/2017	1,755,527	741,145	1,014,382	12/31/2016	752,747	-208,935	961,682	12/31/2015
1.09	Property	FedEx Ground Package System, Inc. (WV)				1,167,555	280,387	887,168	10,351	38,424	838,393	100.0%	11/1/2017	TTM 8/31/2017	421,693	6,819	414,874	N/A	N/A	N/A	N/A	N/A
1.10	Property	C&J Energy Services, Inc. I				1,304,867	438,351	866,515	14,903	81,072	770,541	100.0%	11/1/2017	TTM 8/31/2017	1,000,788	3,255	997,533	12/31/2016	1,161,185	8,213	1,152,972	12/31/2015
1.11	Property	U.S. General Services Administration				1,285,728	309,379	976,349	6,600	49,692	920,057	100.0%	11/1/2017	TTM 8/31/2017	1,350,846	301,699	1,049,147	12/31/2016	1,352,856	311,604	1,041,252	12/31/2015
1.12	Property	PNC Bank N.A.				871,633	366,298	505,336	22,611	85,789	396,936	100.0%	11/1/2017	TTM 8/31/2017	512,404	6,974	505,430	12/31/2016	505,719	4,766	500,953	12/31/2015
2	Loan	General Motors Building	30.6%	15.5%	15.1%	334,764,418	107,458,009	227,306,409	397,997	5,363,618	221,544,794	95.0%	6/1/2017	12/31/2016	256,349,455	104,924,109	151,425,346	12/31/2015	249,768,162	99,256,499	150,511,664	12/31/2014
3	Loan	16 Court Street	63.4%	8.5%	7.7%	15,919,171	6,484,958	9,434,213	65,102	782,972	8,586,140	92.7%	9/13/2017	TTM 8/31/2017	13,883,734	5,449,452	8,434,282	12/31/2016	13,621,126	5,568,157	8,052,969	12/31/2015
4	Loan	Riverview Landing	57.1%	8.3%	8.1%	5,976,148	2,517,993	3,458,155	77,500	0	3,380,655	95.2%	10/26/2017	TTM 8/31/2017	5,780,085	2,520,628	3,259,457	12/31/2016	5,480,797	2,466,448	3,014,349	N/A
5	Loan	Chelsea Multifamily Portfolio	58.2%	6.2%	6.2%	6,037,744	1,395,444	4,642,300	0	0	4,642,300	97.3%	7/31/2017	TTM 7/31/2017	4,020,985	1,262,316	2,758,669	N/A	N/A	N/A	N/A	N/A
5.01	Property	416 West 23rd Street				1,259,927	238,460	1,021,467	0	0	1,021,467	96.0%	7/31/2017	TTM 7/31/2017	750,277	359,896	390,381	N/A	N/A	N/A	N/A	N/A
5.02	Property	454 West 22nd Street				808,884	147,619	661,265	0	0	661,265	100.0%	7/31/2017	TTM 7/31/2017	577,895	110,398	467,497	N/A	N/A	N/A	N/A	N/A
5.03	Property	307 West 29th Street				529,038	134,404	394,634	0	0	394,634	100.0%	7/31/2017	TTM 7/31/2017	375,265	98,954	276,311	N/A	N/A	N/A	N/A	N/A
5.04	Property	313 West 29th Street				423,832	91,904	331,928	0	0	331,928	100.0%	7/31/2017	TTM 7/31/2017	304,659	68,452	236,207	N/A	N/A	N/A	N/A	N/A
5.05	Property	466 West 23rd Street				423,322	112,356	310,966	0	0	310,966	100.0%	7/31/2017	TTM 7/31/2017	270,288	88,698	181,590	N/A	N/A	N/A	N/A	N/A
5.06	Property	326 West 23rd Street				445,599	92,766	352,833	0	0	352,833	87.5%	7/31/2017	TTM 7/31/2017	343,456	74,097	269,359	N/A	N/A	N/A	N/A	N/A
5.07	Property	456 West 22nd Street				363,963	98,999	264,964	0	0	264,964	100.0%	7/31/2017	TTM 7/31/2017	230,509	73,765	156,744	N/A	N/A	N/A	N/A	N/A
5.08	Property	309 West 29th Street				338,591	85,562	253,029	0	0	253,029	100.0%	7/31/2017	TTM 7/31/2017	323,129	70,137	252,992	N/A	N/A	N/A	N/A	N/A
5.09	Property	310 West 22nd Street				388,485	88,087	300,398	0	0	300,398	83.3%	7/31/2017	TTM 7/31/2017	162,472	64,521	97,951	N/A	N/A	N/A	N/A	N/A
5.10	Property	348 West 21st Street				310,308	72,739	237,569	0	0	237,569	100.0%	7/31/2017	TTM 7/31/2017	203,064	58,328	144,736	N/A	N/A	N/A	N/A	N/A
5.11	Property	339 West 19th Street				307,296	85,337	221,959	0	0	221,959	100.0%	7/31/2017	TTM 7/31/2017	156,925	72,733	84,192	N/A	N/A	N/A	N/A	N/A
5.12	Property	341 West 19th Street				219,717	72,859	146,858	0	0	146,858	100.0%	7/31/2017	TTM 7/31/2017	186,781	58,917	127,864	N/A	N/A	N/A	N/A	N/A
5.13	Property	431 West 22nd Street				218,782	74,353	144,429	0	0	144,429	100.0%	7/31/2017	TTM 7/31/2017	136,265	63,421	72,845	N/A	N/A	N/A	N/A	N/A
6	Loan	Harmon Corner	56.5%	8.8%	8.7%	15,385,192	2,836,810	12,548,382	13,723	102,920	12,431,740	100.0%	10/2/2017	TTM 9/30/2017	14,631,499	2,602,633	12,028,866	12/31/2016	13,362,707	2,301,291	11,061,416	12/31/2015
7	Loan	2U Headquarters	60.6%	10.6%	9.7%	9,457,266	3,733,232	5,724,034	52,582	454,628	5,216,824	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
8	Loan	10 Java Street	26.6%	7.0%	7.0%	2,950,664	639,793	2,310,870	10,644	0	2,300,226	100.0%	11/1/2017	TTM 7/31/2017	2,544,171	456,134	2,088,038	12/31/2016	2,607,089	608,532	1,998,557	12/31/2015
9	Loan	Yorkshire & Lexington Towers	22.5%	12.0%	11.9%	38,084,023	14,135,899	23,948,124	183,139	0	23,764,985	92.0%	9/24/2017	TTM 6/30/2017	25,464,312	13,142,223	12,322,089	12/31/2016	22,282,785	12,726,214	9,556,571	12/31/2015
9.01	Property	Yorkshire Towers				32,703,002	11,369,959	21,333,043	145,916	0	21,187,127	93.0%	9/24/2017	TTM 6/30/2017	21,564,780	10,594,493	10,970,286	12/31/2016	18,331,288	10,283,642	8,047,646	12/31/2015
9.02	Property	Lexington Towers				5,381,021	2,765,940	2,615,081	37,223	0	2,577,858	86.9%	9/24/2017	TTM 6/30/2017	3,899,533	2,547,730	1,351,803	12/31/2016	3,951,498	2,442,573	1,508,925	12/31/2015
10	Loan	Headquarters Plaza	62.8%	11.3%	9.8%	39,606,385	22,663,110	16,943,274	1,007,537	1,195,318	14,740,419	91.8%	8/1/2017	TTM 8/31/2017	39,510,913	22,016,384	17,494,529	12/31/2016	39,036,653	22,376,710	16,659,943	12/31/2015
11	Loan	National Office Portfolio	52.2%	11.1%	10.1%	38,630,025	18,051,854	20,578,171	643,175	1,286,350	18,648,646	77.5%	8/31/2017	TTM 8/31/2017	34,604,835	17,986,810	16,618,026	12/31/2016	32,062,523	17,768,808	14,293,715	12/31/2015
11.01	Property	8330 LBJ Freeway				5,864,932	2,378,455	3,486,477	95,346	190,692	3,200,440	85.3%	8/31/2017	TTM 8/31/2017	4,835,602	2,348,873	2,486,729	12/31/2016	4,377,524	2,151,230	2,226,294	12/31/2015
11.02	Property	101 East Park Boulevard				4,277,940	1,429,865	2,848,075	56,361	112,723	2,678,991	87.1%	8/31/2017	TTM 8/31/2017	3,520,341	1,326,254	2,194,088	12/31/2016	3,180,538	1,394,729	1,785,810	12/31/2015
11.03	Property	13601 Preston Road				3,875,726	1,661,164	2,214,562	65,494	130,988	2,018,081	82.0%	8/31/2017	TTM 8/31/2017	3,300,928	1,652,905	1,648,023	12/31/2016	3,005,621	1,570,121	1,435,500	12/31/2015
11.04	Property	1750 East Golf Road				5,773,927	2,991,546	2,782,381	53,053	106,106	2,623,222	97.3%	8/31/2017	TTM 8/31/2017	5,575,355	3,024,178	2,551,177	12/31/2016	5,327,020	3,048,095	2,278,925	12/31/2015
11.05	Property	14800 Quorum Drive				1,518,306	612,070	906,236	25,969	51,939	828,328	76.7%	8/31/2017	TTM 8/31/2017	1,391,459	608,168	783,291	12/31/2016	1,521,458	653,758	867,700	12/31/2015
11.06	Property	1995 North Park Place				1,627,072	727,946	899,126	24,980	49,960	824,186	76.9%	8/31/2017	TTM 8/31/2017	1,660,349	730,040	930,309	12/31/2016	1,631,479	761,208	870,271	12/31/2015
11.07	Property	Northlake - 2295 Parklake Dr NE				1,927,363	900,434	1,026,929	30,382	60,764	935,783	79.8%	8/31/2017	TTM 8/31/2017	1,601,423	910,515	690,908	12/31/2016	1,342,103	892,898	449,205	12/31/2015
11.08	Property	4751 Best Road				1,551,928	672,927	879,001	23,271	46,542	809,188	84.2%	8/31/2017	TTM 8/31/2017	1,474,324	685,470	788,854	12/31/2016	1,344,457	751,674	592,783	12/31/2015
11.09	Property	The Centre - 4099 McEwen Road				1,647,099	827,041	820,058	30,928	61,856	727,275	77.6%	8/31/2017	TTM 8/31/2017	1,505,536	815,542	689,994	12/31/2016	1,304,485	786,570	517,915	12/31/2015
11.10	Property	The Centre - 4101 McEwen Road				1,383,837	738,917	644,920	31,082	62,163	551,675	61.3%	8/31/2017	TTM 8/31/2017	1,245,140	737,212	507,928	12/31/2016	914,170	737,961	176,209	12/31/2015
11.11	Property	11225 North 28th Drive				1,412,021	918,942	493,079	33,875	67,751	391,454	78.6%	8/31/2017	TTM 8/31/2017	1,266,871	920,148	346,723	12/31/2016	1,180,406	927,020	253,386	12/31/2015
11.12	Property	10000 North 31st Ave				1,326,083	854,686	471,397	32,045	64,090	375,262	64.4%	8/31/2017	TTM 8/31/2017	1,221,055	868,720	352,335	12/31/2016	1,161,945	825,547	336,398	12/31/2015
11.13	Property	The Centre - 4001 McEwen Road				1,177,647	515,000	662,647	23,798	47,596	591,253	70.3%	8/31/2017	TTM 8/31/2017	1,054,799	516,535	538,264	12/31/2016	1,016,963	508,609	508,354	12/31/2015
11.14	Property	4425 W Airport Fwy				1,216,108	593,500	622,608	21,303	42,606	558,699	71.6%	8/31/2017	TTM 8/31/2017	1,118,170	595,559	522,610	12/31/2016	896,676	568,996	327,680	12/31/2015
11.15	Property	Northlake - 2302 Parklake Dr NE				910,557	679,542	231,014	27,806	55,612	147,597	42.3%	8/31/2017	TTM 8/31/2017	1,157,645	710,348	447,297	12/31/2016	1,083,453	644,130	439,324	12/31/2015
11.16	Property	Northlake - 2305&2309 Parklake Dr NE				1,050,901	423,736	627,165	16,290	32,579	578,297	70.0%	8/31/2017	TTM 8/31/2017	442,332	405,168	37,164	12/31/2016	723,558	477,486	246,072	12/31/2015
11.17	Property	12100 Ford Road				1,274,376	764,345	510,031	39,501	79,002	391,528	57.2%	8/31/2017	TTM 8/31/2017	1,439,079	770,107	668,971	12/31/2016	1,266,542	711,864	554,678	12/31/2015
11.18	Property	The Centre - 4000N&S McEwen Road				814,202	361,738	452,464	11,692	23,385	417,387	100.0%	8/31/2017	TTM 8/31/2017	794,427	361,067	433,360	12/31/2016	784,123	356,912	427,211	12/31/2015
12	Loan	Bass Pro & Cabela’s Portfolio	50.4%	12.8%	12.1%	32,578,204	7,640,446	24,937,758	474,132	948,264	23,515,362	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.01	Property	Cabela’s Rogers				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.02	Property	Cabela’s Lone Tree				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.03	Property	Bass Pro San Antonio				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.04	Property	Cabela’s Allen				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.05	Property	Cabela’s Lehi				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.06	Property	Bass Pro Tampa				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.07	Property	Cabela’s Hammond				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.08	Property	Bass Pro Round Rock				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.09	Property	Cabela’s Fort Mill				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.10	Property	Cabela’s Wichita				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.11	Property	Cabela’s Owatonna				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.12	Property	Cabela’s Centerville				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.13	Property	Cabela’s Huntsville				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.14	Property	Bass Pro Port St. Lucie				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.15	Property	Cabela’s Waco				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.16	Property	Cabela’s East Grand Forks				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13	Loan	Westin Crystal City	56.8%	13.4%	12.0%	16,909,686	10,495,092	6,414,594	676,387	0	5,738,206	96.4%	5/30/2017	TTM 5/30/2017	17,008,262	10,542,519	6,465,743	12/31/2016	17,231,978	10,601,945	6,630,033	12/31/2015
14	Loan	Marriott Grand Cayman	52.3%	16.2%	13.0%	50,927,968	38,045,353	12,882,616	2,546,398	0	10,336,217	86.5%	6/30/2017	TTM 6/30/2017	50,927,968	37,371,550	13,556,419	12/31/2016	50,565,711	36,883,791	13,681,919	12/31/2015
15	Loan	Queens Multifamily Portfolio	57.2%	8.2%	8.0%	2,525,014	824,756	1,700,257	32,000	0	1,668,257	98.4%	11/2/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	Snowmass Village	69.7%	10.0%	9.7%	3,218,973	1,164,019	2,054,954	20,391	39,213	1,995,350	86.1%	9/15/2017	TTM 8/31/2017	2,972,653	1,179,422	1,793,230	12/31/2016	3,007,345	981,565	2,025,780	12/31/2015
17	Loan	Hyatt Regency Princeton	63.0%	14.1%	11.5%	21,144,055	16,506,093	4,637,962	845,762	0	3,792,200	64.4%	4/30/2017	TTM 4/30/2017	21,217,094	16,452,633	4,764,461	12/31/2016	21,395,205	16,761,516	4,633,689	12/31/2015
18	Loan	Rising Sun Towne Centre	70.8%	9.4%	9.1%	2,157,762	567,893	1,589,870	22,954	36,926	1,529,990	100.0%	5/21/2017	TTM 6/30/2017	2,283,956	557,642	1,726,314	12/31/2016	2,205,252	534,308	1,670,944	12/31/2015
19	Loan	Cress Creek Square	52.5%	11.8%	10.9%	2,469,073	627,116	1,841,957	40,541	107,280	1,694,136	93.7%	10/31/2017	TTM 8/31/2017	2,114,971	597,378	1,517,593	12/31/2016	2,006,722	628,840	1,377,882	12/31/2015
20	Loan	Little Tokyo Retail & Parking	48.9%	9.5%	9.2%	2,138,036	612,197	1,525,839	6,761	43,316	1,475,761	90.4%	11/1/2017	TTM 8/31/2017	2,106,884	634,365	1,472,518	12/31/2016	2,031,071	597,437	1,433,634	12/31/2015
21	Loan	Sinagua Plaza	48.7%	9.0%	8.5%	1,759,774	481,788	1,277,986	11,189	56,216	1,210,581	100.0%	10/1/2017	TTM 9/30/2017	1,733,370	486,682	1,246,688	12/31/2016	1,821,494	476,704	1,344,790	12/31/2015
22	Loan	AM General Building	61.1%	10.8%	10.3%	1,551,529	87,291	1,464,238	17,667	53,002	1,393,569	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
23	Loan	130 Bowery	42.9%	10.9%	10.8%	1,351,709	40,551	1,311,158	11,445	0	1,299,713	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24	Loan	At Home Portfolio	49.8%	9.9%	9.1%	4,147,826	124,435	4,023,391	140,906	199,466	3,683,020	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.01	Property	At Home Group, Inc. - Orange Park				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.02	Property	At Home Group, Inc. - Moore				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.03	Property	At Home Group, Inc. - Lafayette				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.04	Property	At Home Group, Inc. - Hoover				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.05	Property	At Home Group, Inc. - Wichita				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.06	Property	At Home Group, Inc. - Olathe				0	0	0	0	0	0	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan	Manchester Financial Building	53.1%	9.0%	8.5%	3,394,973	1,106,502	2,288,471	15,532	100,957	2,171,983	82.2%	10/16/2017	TTM 7/31/2017	2,933,985	898,462	2,035,522	12/31/2016	3,124,247	775,842	2,348,405	12/31/2015
26	Loan	Rimrock Crossing	62.4%	10.4%	9.6%	1,265,475	248,660	1,016,815	12,624	65,742	938,449	100.0%	8/29/2017	TTM 7/31/2017	1,309,687	274,377	1,035,310	12/31/2016	1,306,516	278,069	1,028,447	12/31/2015
27	Loan	Walgreens Santee	55.0%	8.9%	8.9%	557,750	17,088	540,662	0	0	540,662	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan	Kohl’s Reno	52.3%	11.0%	11.0%	690,477	20,714	669,762	0	0	669,762	100.0%	11/1/2017	TTM 8/1/2017	656,250		656,250	12/31/2016	656,250		656,250	12/31/2015
29	Loan	Minges Creek	44.9%	13.7%	12.3%	1,702,433	915,664	786,769	17,167	64,378	705,224	86.0%	6/1/2017	TTM 3/31/2017	1,536,054	740,721	795,333	12/31/2016	1,581,097	837,415	743,682	12/31/2015
30	Loan	1827 Adams Mill Road	51.9%	8.8%	8.4%	602,779	131,931	470,848	1,286	22,548	447,014	100.0%	8/1/2017	TTM 6/30/2017	462,760	128,143	334,617	12/31/2016	283,874	129,315	154,559	N/A
31	Loan	Country Inn & Suites Romeoville	48.9%	17.8%	15.8%	2,299,048	1,464,425	834,623	91,962	0	742,661	77.3%	5/31/2017	TTM 5/31/2017	2,299,048	1,395,454	903,594	12/31/2016	2,281,184	1,358,650	922,534	12/31/2015
32	Loan	14th Street	47.5%	8.3%	8.1%	467,385	84,532	382,852	1,920	9,600	371,332	100.0%	11/1/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
33	Loan	Southpointe Retail	62.8%	9.0%	8.6%	411,432	92,802	318,631	2,073	10,366	306,191	100.0%	10/3/2017	TTM 7/31/2017	413,170	99,047	314,123	12/31/2016	415,493	88,947	326,546	12/31/2015
34	Loan	Willowood Apartments	60.6%	11.3%	10.4%	709,736	347,666	362,070	29,884	0	332,186	95.2%	10/4/2017	TTM 6/30/2017	683,304	368,277	315,027	12/31/2016	733,648	421,121	312,527	12/31/2015
35	Loan	Bluebonnet Crossing	51.9%	10.3%	9.6%	372,524	100,322	272,202	3,600	14,398	254,204	100.0%	6/15/2017	TTM 5/31/2017	393,332	84,864	308,468	12/31/2016	381,003	82,828	298,175	12/31/2015
36	Loan	James Perse Building	17.2%	26.1%	25.6%	818,569	166,188	652,380	3,600	9,000	639,780	100.0%	11/1/2017	TTM 4/30/2017	694,665	173,059	521,606	12/31/2016	654,346	159,537	494,809	12/31/2015
37	Loan	Marc Brooklyn Multifamily	56.7%	8.0%	7.9%	228,358	33,582	194,776	1,584	0	193,192	100.0%	9/13/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(11)(22)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)(11)	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)	Third Largest Tenant Name(10)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA
1	Loan	GNL Portfolio	23,428,526	3,404,346	20,024,180	Various	Various	N/A	Various	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.01	Property	Sandoz, Inc.	4,863,481	1,251,394	3,612,087	Sandoz, Inc.	154,101	100.0%	7/31/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.02	Property	Intervet, Inc.	3,676,128	510,779	3,165,349	Intervet, Inc.	146,366	100.0%	8/31/2025	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.03	Property	GE Aviation Systems, LLC	2,566,189	18,749	2,547,440	GE Aviation Systems, LLC	369,000	100.0%	12/31/2025	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.04	Property	FedEx Ground Package System, Inc. (NY)	2,023,729	130,873	1,892,856	FedEx Ground Package System, Inc.	158,520	100.0%	7/31/2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.05	Property	Nissan North America Inc.	2,031,178	382,470	1,648,708	Nissan North America Inc.	462,155	100.0%	9/30/2028	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.06	Property	Constellium Automotive USA, LLC	1,954,520	41,502	1,913,018	Constellium Automotive USA, LLC	320,680	100.0%	11/30/2029	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.07	Property	C&J Energy Services, Inc. II	1,897,812	66,293	1,831,519	C&J Energy Services, Inc.	125,000	100.0%	10/31/2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.08	Property	Lippert Components Manufacturing, Inc.	1,404,993	696,436	708,557	Lippert Components Manufacturing, Inc.	539,137	100.0%	8/31/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.09	Property	FedEx Ground Package System, Inc. (WV)	N/A	N/A	N/A	FedEx Ground Package System, Inc.	103,512	100.0%	10/31/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.10	Property	C&J Energy Services, Inc. I	1,161,708	6,890	1,154,818	C&J Energy Services, Inc.	96,149	100.0%	10/31/2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.11	Property	U.S. General Services Administration	1,352,996	295,626	1,057,370	U.S. General Services Administration	33,000	100.0%	7/18/2025	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.12	Property	PNC Bank N.A.	495,792	3,334	492,458	PNC Bank, National Association	113,053	100.0%	7/31/2029	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	Loan	General Motors Building	257,318,784	92,003,166	165,315,617	Weil, Gotshal & Manges	489,867	24.6%	8/31/2034	Aramis	299,895	15.1%	3/31/2020	Perella Weinberg	130,155	6.5%
3	Loan	16 Court Street	13,061,704	5,430,457	7,631,247	The City University of New York	47,162	14.5%	8/31/2024	NYC Department of Mental Health	19,560	6.0%	11/30/2020	Michael Van Valkenburgh Associates, Inc.	19,071	5.9%
4	Loan	Riverview Landing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5	Loan	Chelsea Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.01	Property	416 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.02	Property	454 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.03	Property	307 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.04	Property	313 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.05	Property	466 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.06	Property	326 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.07	Property	456 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.08	Property	309 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.09	Property	310 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.10	Property	348 West 21st Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.11	Property	339 West 19th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.12	Property	341 West 19th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5.13	Property	431 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6	Loan	Harmon Corner	11,146,541	2,417,643	8,728,898	Rainforest Café	14,799	21.6%	9/30/2025	Bubba Gump Shrimp Co.	12,794	18.6%	12/31/2022	Twin Peaks	11,834	17.2%
7	Loan	2U Headquarters	N/A	N/A	N/A	2U, Inc.	309,303	100.0%	8/31/2028	N/A	N/A	N/A	N/A	N/A	N/A	N/A
8	Loan	10 Java Street	2,439,245	403,399	2,035,846	Cine Magic East River Studio, LLC.	106,440	100.0%	8/31/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	Yorkshire & Lexington Towers	22,932,055	12,878,848	10,053,207	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.01	Property	Yorkshire Towers	18,642,769	10,510,120	8,132,649	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.02	Property	Lexington Towers	4,289,286	2,368,729	1,920,558	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	Headquarters Plaza	38,994,350	22,377,837	16,616,513	Riker, Danzig, Scherer	79,170	10.9%	7/31/2025	Chartwell Consulting Group, Inc.	50,100	6.9%	8/31/2021	AMC Theatres	40,000	5.5%
11	Loan	National Office Portfolio	33,879,766	17,492,296	16,387,470	Various	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A
11.01	Property	8330 LBJ Freeway	7,074,544	2,353,218	4,721,326	Trinity Universal Insurance Co	84,114	22.1%	6/30/2025	AZ College	24,065	6.3%	8/31/2030	Shapiro Brown Corp	16,341	4.3%
11.02	Property	101 East Park Boulevard	4,124,460	1,702,455	2,422,005	M. White & Associates, LLC	24,896	11.0%	9/30/2023	General Services Administration	18,753	8.3%	8/17/2030	Regus Group - North Dallas, LLC	17,353	7.7%
11.03	Property	13601 Preston Road	2,832,123	1,654,324	1,177,799	AT&T	13,358	5.1%	8/31/2021	Mbroh Engineering, Inc.	5,635	2.2%	6/30/2022	Amtech Solutions	5,505	2.1%
11.04	Property	1750 East Golf Road	5,288,786	2,931,325	2,357,461	Career Education Corporation	116,387	54.8%	5/31/2020	Assurance Agency, Ltd	63,113	29.7%	9/30/2023	Kae Engineering Consultants, Inc	5,493	2.6%
11.05	Property	14800 Quorum Drive	1,650,576	660,180	990,396	Idea Grove LLC	6,845	6.6%	2/28/2019	On-Site Manager, Inc	6,838	6.6%	2/28/2018	Morrow Hill (formerly Finley Morrow)	5,979	5.8%
11.06	Property	1995 North Park Place	1,562,157	791,587	770,569	GSA - US Army	16,778	16.8%	2/3/2020	G4S Secure Solutions	7,486	7.5%	10/31/2017	GSA OSHA	6,838	6.8%
11.07	Property	Northlake - 2295 Parklake Dr NE	980,802	785,076	195,726	Leidos, Inc	16,372	13.5%	2/28/2022	Midwest Medical	8,654	7.1%	11/30/2018	Oakhurst Medical Centers, Inc	7,736	6.4%
11.08	Property	4751 Best Road	1,130,105	626,278	503,827	Southeastrans, Inc	31,129	33.4%	10/31/2018	Greene Consulting Associates, LLC	5,145	5.5%	3/31/2019	ICP Systems LLC	3,845	4.1%
11.09	Property	The Centre - 4099 McEwen Road	1,295,737	749,163	546,574	American Medical Response Ambulance	15,479	12.5%	5/31/2021	Collecto, Inc	10,170	8.2%	4/30/2021	STX Healthcare Management Services, Inc	9,247	7.5%
11.10	Property	The Centre - 4101 McEwen Road	1,047,017	653,652	393,365	SCIenergy, Inc	10,071	8.1%	1/31/2020	Nemeth & Reese, L.P.	5,878	4.7%	10/31/2021	Zenith American Solutions, Inc	4,096	3.3%
11.11	Property	11225 North 28th Drive	960,197	889,449	70,748	Southwest Annuities Marketing, LLC	16,332	12.1%	2/28/2021	Sonovision USA, Inc	8,532	6.3%	11/30/2020	Beyond Today Co., an Arizona Corporation	4,130	3.0%
11.12	Property	10000 North 31st Ave	1,095,545	749,773	345,772	FCNH, Inc	18,912	14.8%	3/31/2019	Duet Partners in Health & Aging	8,784	6.9%	5/31/2025	AFLAC Regional Office	3,964	3.1%
11.13	Property	The Centre - 4001 McEwen Road	586,379	479,700	106,678	Nurtur Health, Inc.	47,780	50.2%	12/31/2020	Downing Labs, LLC	12,752	13.4%	12/31/2018	EVVDC, PC	3,533	3.7%
11.14	Property	4425 W Airport Fwy	429,578	346,785	82,793	Air Serv Corporation	5,422	6.4%	1/31/2018	State of Florida Department of Revenue	5,417	6.4%	3/31/2021	The Persimmon Group	3,007	3.5%
11.15	Property	Northlake - 2302 Parklake Dr NE	992,494	628,612	363,882	Babcock & Wilcox Power Generation	8,712	7.8%	1/31/2018	National Mentor Healthcare, LLC	7,739	7.0%	10/31/2022	Transitional Family Services, Inc	7,407	6.7%
11.16	Property	Northlake - 2305&2309 Parklake Dr NE	895,590	443,845	451,745	Department of Veterans Affairs	23,596	36.2%	9/30/2027	International Rescue Committee	15,651	24.0%	3/31/2022	Catholic Charities of Atlanta	5,976	9.2%
11.17	Property	12100 Ford Road	1,143,000	694,875	448,125	State of Texas - Health & Human Services	15,425	9.8%	10/31/2023	Apex TITAN, Inc.	11,360	7.2%	11/30/2021	Safeguard Acquistions, Inc	8,367	5.3%
11.18	Property	The Centre - 4000N&S McEwen Road	790,677	351,999	438,678	Centene Corporation	46,769	100.0%	12/31/2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12	Loan	Bass Pro & Cabela’s Portfolio	N/A	N/A	N/A	Various	Various	N/A	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.01	Property	Cabela’s Rogers	N/A	N/A	N/A	Cabela’s	186,379	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.02	Property	Cabela’s Lone Tree	N/A	N/A	N/A	Cabela’s	108,077	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.03	Property	Bass Pro San Antonio	N/A	N/A	N/A	Bass Pro	184,656	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.04	Property	Cabela’s Allen	N/A	N/A	N/A	Cabela’s	107,329	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.05	Property	Cabela’s Lehi	N/A	N/A	N/A	Cabela’s	169,713	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.06	Property	Bass Pro Tampa	N/A	N/A	N/A	Bass Pro	132,734	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.07	Property	Cabela’s Hammond	N/A	N/A	N/A	Cabela’s	188,745	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.08	Property	Bass Pro Round Rock	N/A	N/A	N/A	Bass Pro	120,763	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.09	Property	Cabela’s Fort Mill	N/A	N/A	N/A	Cabela’s	104,476	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.10	Property	Cabela’s Wichita	N/A	N/A	N/A	Cabela’s	80,699	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.11	Property	Cabela’s Owatonna	N/A	N/A	N/A	Cabela’s	161,987	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.12	Property	Cabela’s Centerville	N/A	N/A	N/A	Cabela’s	71,872	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.13	Property	Cabela’s Huntsville	N/A	N/A	N/A	Cabela’s	82,443	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.14	Property	Bass Pro Port St. Lucie	N/A	N/A	N/A	Bass Pro	86,637	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.15	Property	Cabela’s Waco	N/A	N/A	N/A	Cabela’s	43,263	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.16	Property	Cabela’s East Grand Forks	N/A	N/A	N/A	Cabela’s	66,754	100.0%	4/30/2042	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13	Loan	Westin Crystal City	16,374,610	10,413,367	5,961,243	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
14	Loan	Marriott Grand Cayman	47,226,043	34,957,601	12,268,442	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
15	Loan	Queens Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	Snowmass Village	2,829,583	1,039,437	1,790,146	Aspen Buying Group-D&E Snowboards	9,963	12.7%	10/31/2022	Aspen Skiing Co	6,780	8.6%	4/30/2018	Christy Sports	6,055	7.7%
17	Loan	Hyatt Regency Princeton	19,587,194	16,189,727	3,397,467	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
18	Loan	Rising Sun Towne Centre	2,075,009	518,997	1,556,012	Martin’s Food Market	73,000	50.9%	9/30/2028	Big Lots	39,003	27.2%	1/30/2019	Dollar Tree	7,200	5.0%
19	Loan	Cress Creek Square	1,705,845	668,555	1,037,290	Binny’s	29,922	20.7%	12/31/2029	Fresh Thyme	28,655	19.8%	9/30/2030	UFC Gym	11,979	8.3%
20	Loan	Little Tokyo Retail & Parking	1,743,897	616,272	1,127,625	Special Collectors Jungle Corp	10,351	30.6%	5/31/2020	City of Los Angeles	6,137	18.2%	12/31/2020	ZenCu Sushi	4,727	14.0%
21	Loan	Sinagua Plaza	1,654,077	443,775	1,210,302	Open Range	4,470	14.8%	12/31/2040	Sedona Pizza Company	3,864	12.8%	12/31/2040	Joe Wilcox Indian Den, Inc.	3,091	10.2%
22	Loan	AM General Building	N/A	N/A	N/A	AM General LLC	176,674	100.0%	6/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
23	Loan	130 Bowery	N/A	N/A	N/A	Capitale	32,700	100.0%	8/31/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24	Loan	At Home Portfolio	N/A	N/A	N/A	At Home Group, Inc.	704,529	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.01	Property	At Home Group, Inc. - Orange Park	N/A	N/A	N/A	At Home Group, Inc.	178,999	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.02	Property	At Home Group, Inc. - Moore	N/A	N/A	N/A	At Home Group, Inc.	108,395	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.03	Property	At Home Group, Inc. - Lafayette	N/A	N/A	N/A	At Home Group, Inc.	107,605	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.04	Property	At Home Group, Inc. - Hoover	N/A	N/A	N/A	At Home Group, Inc.	109,301	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.05	Property	At Home Group, Inc. - Wichita	N/A	N/A	N/A	At Home Group, Inc.	101,624	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.06	Property	At Home Group, Inc. - Olathe	N/A	N/A	N/A	At Home Group, Inc.	98,605	100.0%	9/30/2032	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan	Manchester Financial Building	3,263,875	846,305	2,417,570	Palomar Specialty Insurance	14,669	18.9%	7/31/2024	Circuit Mckellogg	7,417	9.6%	2/28/2018	R-T Specialty Insurance	7,171	9.2%
26	Loan	Rimrock Crossing	1,281,453	278,631	1,002,822	Hobby Lobby	56,163	66.7%	5/31/2021	Sprouts	28,000	33.3%	9/30/2022	N/A	N/A	N/A
27	Loan	Walgreens Santee	N/A	N/A	N/A	Walgreen Co.	13,666	100.0%	6/30/2034	N/A	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan	Kohl’s Reno	656,250		656,250	Kohl’s	94,385	100.0%	1/31/2028	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29	Loan	Minges Creek	1,909,201	894,171	1,015,030	Dollar Tree Stores	12,225	14.2%	6/30/2020	Asian Buffett	12,000	14.0%	2/28/2022	GSA - SSA	8,439	9.8%
30	Loan	1827 Adams Mill Road	N/A	N/A	N/A	One Medical	3,730	43.5%	12/31/2026	Tail Up Goat	2,490	29.1%	2/8/2027	Philz Coffee	2,350	27.4%
31	Loan	Country Inn & Suites Romeoville	2,055,008	1,291,237	763,772	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
32	Loan	14th Street	N/A	N/A	N/A	EightVFX	9,600	100.0%	9/30/2027	N/A	N/A	N/A	N/A	N/A	N/A	N/A
33	Loan	Southpointe Retail	397,522	85,782	311,740	The Mattress Firm	2,730	26.3%	3/31/2026	Sprint PCS	2,470	23.8%	12/31/2019	Scottrade, Inc.	2,021	19.5%
34	Loan	Willowood Apartments	716,178	423,715	292,463	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
35	Loan	Bluebonnet Crossing	346,854	92,082	254,772	Izzos	3,360	23.3%	9/30/2019	Luxury tan	1,800	12.5%	2/28/2022	Subway	1,800	12.5%
36	Loan	James Perse Building	637,708	154,266	483,442	Bendheim Enterprises	4,500	50.0%	5/31/2032	James Perse	4,500	50.0%	5/31/2027	N/A	N/A	N/A
37	Loan	Marc Brooklyn Multifamily	N/A	N/A	N/A	Routine BedStuy	400	9.5%	11/30/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(10)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(10)	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Loan Purpose	Engineering Reserve / Deferred Maintenance
1	Loan	GNL Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Recapitalization
1.01	Property	Sandoz, Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/11/2017	8/10/2017	N/A	N/A	N/A
1.02	Property	Intervet, Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/16/2017	8/11/2017	N/A	N/A	N/A
1.03	Property	GE Aviation Systems, LLC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/11/2017	8/10/2017	N/A	N/A	N/A
1.04	Property	FedEx Ground Package System, Inc. (NY)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2017	8/10/2017	N/A	N/A	N/A
1.05	Property	Nissan North America Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/11/2017	8/11/2017	N/A	N/A	N/A
1.06	Property	Constellium Automotive USA, LLC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2017	8/10/2017	N/A	N/A	N/A
1.07	Property	C&J Energy Services, Inc. II	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/8/2017	8/8/2017	N/A	N/A	N/A
1.08	Property	Lippert Components Manufacturing, Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/11/2017	8/10/2017	N/A	N/A	N/A
1.09	Property	FedEx Ground Package System, Inc. (WV)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/9/2017	8/10/2017	N/A	N/A	N/A
1.10	Property	C&J Energy Services, Inc. I	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/28/2017	9/27/2017	N/A	N/A	N/A
1.11	Property	U.S. General Services Administration	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2017	8/11/2017	N/A	N/A	N/A
1.12	Property	PNC Bank N.A.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2017	8/10/2017	N/A	N/A	N/A
2	Loan	General Motors Building	1/31/2022	Apple	105,748	5.3%	1/31/2034	BAMCO	105,579	5.3%	5/31/2035	5/9/2017	5/9/2017	N/A	N/A	N/A	Refinance
3	Loan	16 Court Street	3/31/2024	New York Department of Transportation	16,198	5.0%	12/10/2017	Diamond Reporting Services	14,143	4.3%	2/29/2024	9/27/2017	6/13/2017	N/A	N/A	N/A	Acquisition
4	Loan	Riverview Landing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/22/2017	9/19/2017	N/A	N/A	N/A	Refinance	N/A
5	Loan	Chelsea Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Refinance	27,500
5.01	Property	416 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	8/2/2017	N/A	N/A	N/A
5.02	Property	454 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/24/2017	N/A	N/A	N/A
5.03	Property	307 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	8/7/2017	N/A	N/A	N/A
5.04	Property	313 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/26/2017	N/A	N/A	N/A
5.05	Property	466 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/20/2017	N/A	N/A	N/A
5.06	Property	326 West 23rd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/24/2017	N/A	N/A	N/A
5.07	Property	456 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/21/2017	N/A	N/A	N/A
5.08	Property	309 West 29th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/26/2017	N/A	N/A	N/A
5.09	Property	310 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/26/2017	N/A	N/A	N/A
5.10	Property	348 West 21st Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/21/2017	N/A	N/A	N/A
5.11	Property	339 West 19th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2017	7/26/2017	N/A	N/A	N/A
5.12	Property	341 West 19th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2017	7/26/2017	N/A	N/A	N/A
5.13	Property	431 West 22nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/31/2017	N/A	N/A	N/A
6	Loan	Harmon Corner	3/31/2023	McDonalds	6,217	9.1%	4/30/2022	Taco Bell Cantina	4,046	5.9%	11/30/2026	7/13/2017	7/13/2017	N/A	N/A	N/A	Refinance	N/A
7	Loan	2U Headquarters	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/16/2017	10/17/2017	N/A	N/A	N/A	Acquisition	25,080
8	Loan	10 Java Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/7/2017	8/8/2017	N/A	N/A	N/A	Refinance	8,875
9	Loan	Yorkshire & Lexington Towers	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/21/2017	8/21/2017	N/A	N/A	N/A	Refinance
9.01	Property	Yorkshire Towers	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/21/2017	8/21/2017	N/A	N/A	N/A
9.02	Property	Lexington Towers	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/21/2017	8/21/2017	N/A	N/A	N/A
10	Loan	Headquarters Plaza	4/30/2029	Duff & Phelps, LLC	33,000	4.5%	5/31/2028	Graham, Curtin & Sheridan, P.A.	33,000	4.5%	6/30/2022	8/28/2017	9/15/2017	N/A	N/A	N/A	Recapitalization	73,255
11	Loan	National Office Portfolio	Various	Various	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A	N/A	N/A	Refinance	196,044
11.01	Property	8330 LBJ Freeway	3/31/2020	Total Quality Logistics, LLC	8,100	2.1%	3/31/2019	Law Firm of Aaron A. Herbert, P.C.	6,256	1.6%	10/31/2023	8/1/2017	7/31/2017	N/A	N/A	N/A
11.02	Property	101 East Park Boulevard	6/30/2023	GuideIT, LLC	16,025	7.1%	9/30/2023	TriDigital Marketing	12,070	5.4%	6/30/2024	7/26/2017	7/26/2017	N/A	N/A	N/A
11.03	Property	13601 Preston Road	11/30/2021	Saenz-Rodriguez & Associates, P.C.	5,293	2.0%	7/31/2022	Game Changing Benefits, LLC	5,275	2.0%	2/29/2024	8/1/2017	7/26/2017	N/A	N/A	N/A
11.04	Property	1750 East Golf Road	1/31/2025	Stearns Lending, Inc	2,740	1.3%	9/30/2018	Hartford Financial Services Inc.	2,693	1.3%	7/31/2021	8/2/2017	7/26/2017	N/A	N/A	N/A
11.05	Property	14800 Quorum Drive	9/30/2027	National Tax Resource Group	5,302	5.1%	12/31/2019	EPE Innovations LLC	4,673	4.5%	9/30/2018	8/2/2017	7/26/2017	N/A	N/A	N/A
11.06	Property	1995 North Park Place	1/6/2023	Merck & Hill Consultants, Inc	4,178	4.2%	3/31/2022	The Arrendale Group	3,742	3.7%	4/30/2020	7/26/2017	7/26/2017	N/A	N/A	N/A
11.07	Property	Northlake - 2295 Parklake Dr NE	6/30/2028	Village Podiatry Group, LLC	4,947	4.1%	7/31/2023	The Law Office of Tanya Mitchell	3,288	2.7%	9/30/2021	7/18/2017	7/28/2017	N/A	N/A	N/A
11.08	Property	4751 Best Road	9/30/2021	C.H. Powell Company	2,777	3.0%	8/31/2018	Hodges, Harbin, Newberry & Tribble, Inc.	2,733	2.9%	12/31/2019	7/26/2017	7/26/2017	N/A	N/A	N/A
11.09	Property	The Centre - 4099 McEwen Road	12/31/2018	Round-The-World Logistics (USA) Corp	7,261	5.9%	8/4/2018	End Stage Renal Disease Network of Texas	5,252	4.2%	6/30/2024	7/17/2017	7/26/2017	N/A	N/A	N/A
11.10	Property	The Centre - 4101 McEwen Road	5/31/2021	Century Hospice, LLC	4,060	3.3%	4/30/2018	Quillin Law Firm, PC	3,344	2.7%	4/30/2020	7/17/2017	7/20/2017	N/A	N/A	N/A
11.11	Property	11225 North 28th Drive	4/30/2020	Monica J. Stern. CPA, PLLC	3,616	2.7%	10/31/2019	SGP Management Co, LLC dba	3,513	2.6%	2/29/2020	7/20/2017	7/20/2017	N/A	N/A	N/A
11.12	Property	10000 North 31st Ave	7/31/2020	Foothills Sports Medicine Physical Therapy	3,750	2.9%	11/30/2019	American Focus Care, Inc	2,332	1.8%	11/30/2018	7/19/2017	7/20/2017	N/A	N/A	N/A
11.13	Property	The Centre - 4001 McEwen Road	3/31/2020	Carlos Molina, MD, PA	2,533	2.7%	10/31/2025	Thriving Solutions LLC	366	0.4%	11/30/2018	7/18/2017	7/26/2017	N/A	N/A	N/A
11.14	Property	4425 W Airport Fwy	5/31/2019	Carter Healthcare of North Texas, LLC	2,890	3.4%	8/31/2018	7 Point Group	2,706	3.2%	1/31/2023	7/25/2017	7/26/2017	N/A	N/A	N/A
11.15	Property	Northlake - 2302 Parklake Dr NE	5/31/2021	Odyssey Healthcare Operating B, L	6,426	5.8%	5/31/2023	Robins, Eskew, Smith & Jordan	4,504	4.0%	11/30/2018	7/26/2017	7/28/2017	N/A	N/A	N/A
11.16	Property	Northlake - 2305&2309 Parklake Dr NE	10/31/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/28/2017	7/28/2017	N/A	N/A	N/A
11.17	Property	12100 Ford Road	9/30/2021	Novaco Products	4,627	2.9%	6/30/2018	Bestcare Laboratory Services, LLC	4,314	2.7%	1/31/2018	7/28/2017	7/28/2017	N/A	N/A	N/A
11.18	Property	The Centre - 4000N&S McEwen Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/26/2017	7/26/2017	N/A	N/A	N/A
12	Loan	Bass Pro & Cabela’s Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	Various	Various	Acquisition
12.01	Property	Cabela’s Rogers	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.02	Property	Cabela’s Lone Tree	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.03	Property	Bass Pro San Antonio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/14/2017	4/14/2017	N/A	N/A	N/A
12.04	Property	Cabela’s Allen	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/7/2017	4/7/2017	N/A	N/A	N/A
12.05	Property	Cabela’s Lehi	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/7/2017	4/7/2017	N/A	4/7/2017	6.0%
12.06	Property	Bass Pro Tampa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/14/2017	4/14/2017	N/A	N/A	N/A
12.07	Property	Cabela’s Hammond	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/7/2017	4/7/2017	N/A	N/A	N/A
12.08	Property	Bass Pro Round Rock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/14/2017	4/14/2017	N/A	N/A	N/A
12.09	Property	Cabela’s Fort Mill	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.10	Property	Cabela’s Wichita	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.11	Property	Cabela’s Owatonna	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/14/2017	4/7/2017	N/A	N/A	N/A
12.12	Property	Cabela’s Centerville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.13	Property	Cabela’s Huntsville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.14	Property	Bass Pro Port St. Lucie	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/14/2017	4/14/2017	N/A	N/A	N/A
12.15	Property	Cabela’s Waco	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/21/2017	11/28/2016	N/A	N/A	N/A
12.16	Property	Cabela’s East Grand Forks	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/7/2017	4/7/2017	N/A	N/A	N/A
13	Loan	Westin Crystal City	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/12/2017	6/12/2017	N/A	N/A	N/A	Acquisition
14	Loan	Marriott Grand Cayman	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5/12/2017	5/11/2017	N/A	N/A	N/A	Refinance
15	Loan	Queens Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2017	10/16/2017	N/A	N/A	N/A	Refinance	4,480
16	Loan	Snowmass Village	4/30/2022	Gorsuch-Seasonal Base Rent	3,952	5.0%	10/31/2019	Slow Grooving BBQ Snowmass	3,675	4.7%	10/31/2020	8/30/2017	8/30/2017	N/A	N/A	N/A	Refinance	11,250
17	Loan	Hyatt Regency Princeton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/15/2017	6/19/2017	N/A	N/A	N/A	Acquisition
18	Loan	Rising Sun Towne Centre	12/30/2017	Hibbett Sports	5,147	3.6%	11/30/2021	NLX Fitness	4,000	2.8%	3/30/2026	6/22/2017	7/10/2017	N/A	N/A	N/A	Acquisition	5,000
19	Loan	Cress Creek Square	8/31/2023	The Dynasty Dance	9,575	6.6%	7/31/2018	Workout Anytime	7,000	4.8%	11/30/2025	9/26/2017	9/27/2017	N/A	N/A	N/A	Refinance
20	Loan	Little Tokyo Retail & Parking	4/30/2019	Uyehara Travel, Inc.	2,174	6.4%	MTM	Masato Kagaya-Tokyo Beat	1,773	5.2%	10/31/2022	9/1/2017	9/1/2017	N/A	9/1/2017	15.0%	Refinance	3,125
21	Loan	Sinagua Plaza	12/31/2019	Earthbound Holding, LLC	2,000	6.6%	3/31/2020	Touchstone	1,778	5.9%	7/31/2021	9/26/2017	9/26/2017	N/A	N/A	N/A	Refinance	84,500
22	Loan	AM General Building	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/30/2017	9/28/2017	N/A	N/A	N/A	Recapitalization
23	Loan	130 Bowery	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/7/2017	8/4/2017	N/A	N/A	N/A	Refinance	17,000
24	Loan	At Home Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Acquisition
24.01	Property	At Home Group, Inc. - Orange Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/17/2017	9/11/2017	N/A	N/A	N/A
24.02	Property	At Home Group, Inc. - Moore	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/16/2017	9/11/2017	N/A	N/A	N/A
24.03	Property	At Home Group, Inc. - Lafayette	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/14/2017	9/11/2017	N/A	N/A	N/A
24.04	Property	At Home Group, Inc. - Hoover	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/15/2017	9/11/2017	N/A	N/A	N/A
24.05	Property	At Home Group, Inc. - Wichita	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/28/2017	8/30/2017	N/A	N/A	N/A
24.06	Property	At Home Group, Inc. - Olathe	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/15/2017	9/11/2017	N/A	N/A	N/A
25	Loan	Manchester Financial Building	9/30/2022	EC English	6,792	8.7%	4/30/2028	Dawn Investment	5,899	7.6%	5/31/2032	7/18/2017	7/18/2017	N/A	7/18/2017	11.0%	Refinance
26	Loan	Rimrock Crossing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2017	9/20/2017	N/A	N/A	N/A	Refinance
27	Loan	Walgreens Santee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/14/2017	6/15/2017	N/A	6/14/2017	9.0%	Acquisition	1,875
28	Loan	Kohl’s Reno	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2017	7/24/2017	N/A	7/24/2017	13.0%	Acquisition
29	Loan	Minges Creek	8/13/2027	Mega-Bev	7,200	8.4%	2/28/2025	Once Upon A Child	4,000	4.7%	1/31/2020	8/15/2017	8/16/2017	N/A	N/A	N/A	Refinance	34,480
30	Loan	1827 Adams Mill Road	3/31/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/18/2017	8/18/2017	N/A	N/A	N/A	Refinance
31	Loan	Country Inn & Suites Romeoville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/15/2017	6/16/2017	N/A	N/A	N/A	Refinance
32	Loan	14th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/14/2017	7/14/2017	N/A	7/14/2017	15.0%	Refinance
33	Loan	Southpointe Retail	2/28/2019	Luxury Nails Spa	1,990	19.2%	7/31/2018	UPS Store	1,155	11.1%	4/30/2022	9/22/2017	9/22/2017	N/A	N/A	N/A	Refinance	6,407
34	Loan	Willowood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/5/2017	6/5/2017	N/A	N/A	N/A	Refinance	10,125
35	Loan	Bluebonnet Crossing	9/30/2019	UPS	1,350	9.4%	6/30/2021	Room for Desert	1,290	9.0%	2/28/2018	7/6/2017	8/1/2017	N/A	N/A	N/A	Refinance	1,500
36	Loan	James Perse Building	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/26/2017	4/25/2017	N/A	4/26/2017	15.0%	Refinance
37	Loan	Marc Brooklyn Multifamily	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/21/2017	7/20/2017	N/A	N/A	N/A	Refinance	16,625

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Initial Tax Reserve(14)	Monthly Tax Reserve(14)	Initial Insurance Reserve(14)	Monthly Insurance Reserve(14)	Initial Replacement Reserve(14)	Monthly Replacement Reserve(14)(16)	Replacement Reserve Cap
1	Loan	GNL Portfolio							N/A
1.01	Property	Sandoz, Inc.
1.02	Property	Intervet, Inc.
1.03	Property	GE Aviation Systems, LLC
1.04	Property	FedEx Ground Package System, Inc. (NY)
1.05	Property	Nissan North America Inc.
1.06	Property	Constellium Automotive USA, LLC
1.07	Property	C&J Energy Services, Inc. II
1.08	Property	Lippert Components Manufacturing, Inc.
1.09	Property	FedEx Ground Package System, Inc. (WV)
1.10	Property	C&J Energy Services, Inc. I
1.11	Property	U.S. General Services Administration
1.12	Property	PNC Bank N.A.
2	Loan	General Motors Building							N/A
3	Loan	16 Court Street						5,438	N/A
4	Loan	Riverview Landing	472,000	99,417	35,029	11,902		6,458	N/A
5	Loan	Chelsea Multifamily Portfolio	213,025	71,008	17,386	5,795	109,500		109,500
5.01	Property	416 West 23rd Street
5.02	Property	454 West 22nd Street
5.03	Property	307 West 29th Street
5.04	Property	313 West 29th Street
5.05	Property	466 West 23rd Street
5.06	Property	326 West 23rd Street
5.07	Property	456 West 22nd Street
5.08	Property	309 West 29th Street
5.09	Property	310 West 22nd Street
5.10	Property	348 West 21st Street
5.11	Property	339 West 19th Street
5.12	Property	341 West 19th Street
5.13	Property	431 West 22nd Street
6	Loan	Harmon Corner	56,250	18,750	133,000	11,083		1,144	N/A
7	Loan	2U Headquarters						4,382	N/A
8	Loan	10 Java Street						887	21,281
9	Loan	Yorkshire & Lexington Towers	2,724,408	681,102	89,787	29,929		11,369	Residential: An amount, reasonably calculated by Lender in good faith on a quarterly basis, equal to the product of (x) $750 and (y) the number of free market residential apartment units located at the Properties at the time of calculation
9.01	Property	Yorkshire Towers
9.02	Property	Lexington Towers
10	Loan	Headquarters Plaza	603,660	201,220				15,843	N/A
11	Loan	National Office Portfolio	2,076,255	337,483	271,808	20,908	150,000	53,598	1,157,715
11.01	Property	8330 LBJ Freeway
11.02	Property	101 East Park Boulevard
11.03	Property	13601 Preston Road
11.04	Property	1750 East Golf Road
11.05	Property	14800 Quorum Drive
11.06	Property	1995 North Park Place
11.07	Property	Northlake - 2295 Parklake Dr NE
11.08	Property	4751 Best Road
11.09	Property	The Centre - 4099 McEwen Road
11.10	Property	The Centre - 4101 McEwen Road
11.11	Property	11225 North 28th Drive
11.12	Property	10000 North 31st Ave
11.13	Property	The Centre - 4001 McEwen Road
11.14	Property	4425 W Airport Fwy
11.15	Property	Northlake - 2302 Parklake Dr NE
11.16	Property	Northlake - 2305&2309 Parklake Dr NE
11.17	Property	12100 Ford Road
11.18	Property	The Centre - 4000N&S McEwen Road
12	Loan	Bass Pro & Cabela’s Portfolio							N/A
12.01	Property	Cabela’s Rogers
12.02	Property	Cabela’s Lone Tree
12.03	Property	Bass Pro San Antonio
12.04	Property	Cabela’s Allen
12.05	Property	Cabela’s Lehi
12.06	Property	Bass Pro Tampa
12.07	Property	Cabela’s Hammond
12.08	Property	Bass Pro Round Rock
12.09	Property	Cabela’s Fort Mill
12.10	Property	Cabela’s Wichita
12.11	Property	Cabela’s Owatonna
12.12	Property	Cabela’s Centerville
12.13	Property	Cabela’s Huntsville
12.14	Property	Bass Pro Port St. Lucie
12.15	Property	Cabela’s Waco
12.16	Property	Cabela’s East Grand Forks
13	Loan	Westin Crystal City						57,001	N/A
14	Loan	Marriott Grand Cayman			261,287	129,397			N/A
15	Loan	Queens Multifamily Portfolio	115,000	23,000	16,878	6,482	115,200		115,200
16	Loan	Snowmass Village	164,454	27,409	18,361	2,040		1,699	N/A
17	Loan	Hyatt Regency Princeton	298,649	76,330	15,669	7,835			N/A
18	Loan	Rising Sun Towne Centre						1,913	N/A
19	Loan	Cress Creek Square	109,295	23,760				3,378	N/A
20	Loan	Little Tokyo Retail & Parking	26,321	13,160				563	50,000
21	Loan	Sinagua Plaza	24,486	8,162	8,871	1,478		2,193	85,000
22	Loan	AM General Building			23,768			1,472	N/A
23	Loan	130 Bowery	255,443	51,089	167,816	13,985		954	N/A
24	Loan	At Home Portfolio							N/A
24.01	Property	At Home Group, Inc. - Orange Park
24.02	Property	At Home Group, Inc. - Moore
24.03	Property	At Home Group, Inc. - Lafayette
24.04	Property	At Home Group, Inc. - Hoover
24.05	Property	At Home Group, Inc. - Wichita
24.06	Property	At Home Group, Inc. - Olathe
25	Loan	Manchester Financial Building	84,000	9,333	12,023	2,004		1,294	155,318
26	Loan	Rimrock Crossing							N/A
27	Loan	Walgreens Santee			990	495			N/A
28	Loan	Kohl’s Reno							N/A
29	Loan	Minges Creek	32,200	16,100	17,885	1,490		1,431	N/A
30	Loan	1827 Adams Mill Road	20,241	6,747	958	319			N/A
31	Loan	Country Inn & Suites Romeoville	7,000	7,000	6,061	1,515		7,663	N/A
32	Loan	14th Street	37,500	4,167	1,164	582		160	N/A
33	Loan	Southpointe Retail	3,417	3,417	350	350		173	N/A
34	Loan	Willowood Apartments	28,359	6,165	4,550	2,844		2,583	N/A
35	Loan	Bluebonnet Crossing	39,684	3,608	2,187	2,187		300	N/A
36	Loan	James Perse Building							N/A
37	Loan	Marc Brooklyn Multifamily	750	250	2,888	481		132	N/A

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Initial TI/LC Reserve(14)	Monthly TI/LC Reserve(14)(16)	TI/LC Reserve Cap	Other Reserve Reserve Description(13)(14)(15)(21)	Initial Other Reserve	Monthly Other Reserve
1	Loan	GNL Portfolio			N/A	N/A
1.01	Property	Sandoz, Inc.
1.02	Property	Intervet, Inc.
1.03	Property	GE Aviation Systems, LLC
1.04	Property	FedEx Ground Package System, Inc. (NY)
1.05	Property	Nissan North America Inc.
1.06	Property	Constellium Automotive USA, LLC
1.07	Property	C&J Energy Services, Inc. II
1.08	Property	Lippert Components Manufacturing, Inc.
1.09	Property	FedEx Ground Package System, Inc. (WV)
1.10	Property	C&J Energy Services, Inc. I
1.11	Property	U.S. General Services Administration
1.12	Property	PNC Bank N.A.
2	Loan	General Motors Building			N/A	N/A
3	Loan	16 Court Street		27,190	N/A	Sprinkler Work Reserve (Upfront: $3,347,154; Monthly: Springing Excess Cashflow); Free Rent Reserve ($485,028); Outstanding TI/LC Reserve ($141,392)	3,973,573
4	Loan	Riverview Landing			N/A	N/A
5	Loan	Chelsea Multifamily Portfolio			N/A	N/A
5.01	Property	416 West 23rd Street
5.02	Property	454 West 22nd Street
5.03	Property	307 West 29th Street
5.04	Property	313 West 29th Street
5.05	Property	466 West 23rd Street
5.06	Property	326 West 23rd Street
5.07	Property	456 West 22nd Street
5.08	Property	309 West 29th Street
5.09	Property	310 West 22nd Street
5.10	Property	348 West 21st Street
5.11	Property	339 West 19th Street
5.12	Property	341 West 19th Street
5.13	Property	431 West 22nd Street
6	Loan	Harmon Corner		8,333	N/A	Free Rent Holdback Reserve ($333,333); Payment Reserve ($562,650)	895,954
7	Loan	2U Headquarters	6,814,543		N/A	Must Take Space Reserve ($6,206,918)	6,206,918
8	Loan	10 Java Street			N/A	Violations Reserve Deposit ($35,000)	35,000
9	Loan	Yorkshire & Lexington Towers		12,640	N/A	Renovation/Tenant Buyout Reserve ($3,500,000); Debt Service Shortfall Reserve ($2,000,000); Holdback Reserve ($4,102,064)	9,602,064
9.01	Property	Yorkshire Towers
9.02	Property	Lexington Towers
10	Loan	Headquarters Plaza		125,000	6,000,000	Unfunded Tenant Obligations Reserve (Upfront: $1,722,209); Plaza Development Reserve (Upfront: $1,500,000); FF&E Reserve (Monthly: Springing); PIP Reserve (One Time: Springing)	3,222,209
11	Loan	National Office Portfolio	7,176,724		3,859,050	Outstanding TI/LC Reserve ($2,575,793); Free Rent Reserve ($1,656,704)	4,232,497
11.01	Property	8330 LBJ Freeway
11.02	Property	101 East Park Boulevard
11.03	Property	13601 Preston Road
11.04	Property	1750 East Golf Road
11.05	Property	14800 Quorum Drive
11.06	Property	1995 North Park Place
11.07	Property	Northlake - 2295 Parklake Dr NE
11.08	Property	4751 Best Road
11.09	Property	The Centre - 4099 McEwen Road
11.10	Property	The Centre - 4101 McEwen Road
11.11	Property	11225 North 28th Drive
11.12	Property	10000 North 31st Ave
11.13	Property	The Centre - 4001 McEwen Road
11.14	Property	4425 W Airport Fwy
11.15	Property	Northlake - 2302 Parklake Dr NE
11.16	Property	Northlake - 2305&2309 Parklake Dr NE
11.17	Property	12100 Ford Road
11.18	Property	The Centre - 4000N&S McEwen Road
12	Loan	Bass Pro & Cabela’s Portfolio			N/A	N/A
12.01	Property	Cabela’s Rogers
12.02	Property	Cabela’s Lone Tree
12.03	Property	Bass Pro San Antonio
12.04	Property	Cabela’s Allen
12.05	Property	Cabela’s Lehi
12.06	Property	Bass Pro Tampa
12.07	Property	Cabela’s Hammond
12.08	Property	Bass Pro Round Rock
12.09	Property	Cabela’s Fort Mill
12.10	Property	Cabela’s Wichita
12.11	Property	Cabela’s Owatonna
12.12	Property	Cabela’s Centerville
12.13	Property	Cabela’s Huntsville
12.14	Property	Bass Pro Port St. Lucie
12.15	Property	Cabela’s Waco
12.16	Property	Cabela’s East Grand Forks
13	Loan	Westin Crystal City			N/A	PIP Reserve ($276,972); Seasonality Reserve ($240,000)	516,972
14	Loan	Marriott Grand Cayman			N/A	Seasonality Debt Service Reserve	1,085,464
15	Loan	Queens Multifamily Portfolio			N/A	N/A
16	Loan	Snowmass Village	750,000		N/A	N/A
17	Loan	Hyatt Regency Princeton			N/A	PIP Reserve; Seasonality Reserve	3,241,300
18	Loan	Rising Sun Towne Centre	150,000		150,000	N/A
19	Loan	Cress Creek Square		6,033	217,185	New Tenant Holdback Funds ($400,000.00); Unfunded Obligations Reserve Funds ($336,836.53); Corepower Yoga Repair Funds ($35,000.00)	771,837
20	Loan	Little Tokyo Retail & Parking		3,610	100,000	City of Los Angeles Tenant Holdback Reserve (Upfront: $540,000); Gap Rent Reserve (Upfront: $14,825)	554,825
21	Loan	Sinagua Plaza		4,686	75,000	N/A
22	Loan	AM General Building		4,417	N/A	N/A
23	Loan	130 Bowery			N/A	N/A
24	Loan	At Home Portfolio			N/A	Flood Insurance Funds	500,000
24.01	Property	At Home Group, Inc. - Orange Park
24.02	Property	At Home Group, Inc. - Moore
24.03	Property	At Home Group, Inc. - Lafayette
24.04	Property	At Home Group, Inc. - Hoover
24.05	Property	At Home Group, Inc. - Wichita
24.06	Property	At Home Group, Inc. - Olathe
25	Loan	Manchester Financial Building	1,229,123		621,272	Occupancy Reseve Funds	3,000,000
26	Loan	Rimrock Crossing			N/A	N/A
27	Loan	Walgreens Santee			N/A	N/A
28	Loan	Kohl’s Reno		3,935	N/A	N/A
29	Loan	Minges Creek	50,000	5,365	N/A	GSA Lease Commencement Reserve Deposit	100,000
30	Loan	1827 Adams Mill Road		1,428	50,000	Unfunded Tenant Obligations Reserve ($279,250); Condo CAM Reserve ($4,072)	283,822
31	Loan	Country Inn & Suites Romeoville			N/A	PIP Reserve; Seasonality Reserve; Franchise Agreement Sweep Reserve	36,000
32	Loan	14th Street	100,000	800	150,000	Rent Abatement Reserve	114,103
33	Loan	Southpointe Retail	50,000	864	81,098	N/A
34	Loan	Willowood Apartments			N/A	N/A
35	Loan	Bluebonnet Crossing	63,000	1,200	100,000	N/A
36	Loan	James Perse Building			N/A	Payment Reserve	7,921
37	Loan	Marc Brooklyn Multifamily			N/A	Payment Reserve	11,684

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Other Reserve Cap(15)	Ownership Interest(8)	Ground Lease Initial Expiration Date(8)	Ground Lease Extension Options(8)	Lockbox(18)	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio
1	Loan	GNL Portfolio	N/A	Fee Simple	N/A	N/A	Hard	In Place	136,500,000	N/A	N/A
1.01	Property	Sandoz, Inc.		Fee Simple	N/A	N/A
1.02	Property	Intervet, Inc.		Fee Simple	N/A	N/A
1.03	Property	GE Aviation Systems, LLC		Fee Simple	N/A	N/A
1.04	Property	FedEx Ground Package System, Inc. (NY)		Fee Simple	N/A	N/A
1.05	Property	Nissan North America Inc.		Fee Simple	N/A	N/A
1.06	Property	Constellium Automotive USA, LLC		Fee Simple	N/A	N/A
1.07	Property	C&J Energy Services, Inc. II		Fee Simple	N/A	N/A
1.08	Property	Lippert Components Manufacturing, Inc.		Fee Simple	N/A	N/A
1.09	Property	FedEx Ground Package System, Inc. (WV)		Fee Simple	N/A	N/A
1.10	Property	C&J Energy Services, Inc. I		Fee Simple	N/A	N/A
1.11	Property	U.S. General Services Administration		Fee Simple	N/A	N/A
1.12	Property	PNC Bank N.A.		Fee Simple	N/A	N/A
2	Loan	General Motors Building	N/A	Fee Simple	N/A	N/A	Hard	Springing	1,422,400,000	830,000,000	47.9%
3	Loan	16 Court Street	N/A	Fee Simple	N/A	N/A	Hard	Springing	66,600,000	N/A	N/A
4	Loan	Riverview Landing	N/A	Fee Simple	N/A	N/A	Soft	In Place	N/A	N/A	N/A
5	Loan	Chelsea Multifamily Portfolio	N/A	Fee Simple	N/A	N/A	Soft	Springing	40,000,000	N/A	N/A
5.01	Property	416 West 23rd Street		Fee Simple	N/A	N/A
5.02	Property	454 West 22nd Street		Fee Simple	N/A	N/A
5.03	Property	307 West 29th Street		Fee Simple	N/A	N/A
5.04	Property	313 West 29th Street		Fee Simple	N/A	N/A
5.05	Property	466 West 23rd Street		Fee Simple	N/A	N/A
5.06	Property	326 West 23rd Street		Fee Simple	N/A	N/A
5.07	Property	456 West 22nd Street		Fee Simple	N/A	N/A
5.08	Property	309 West 29th Street		Fee Simple	N/A	N/A
5.09	Property	310 West 22nd Street		Fee Simple	N/A	N/A
5.10	Property	348 West 21st Street		Fee Simple	N/A	N/A
5.11	Property	339 West 19th Street		Fee Simple	N/A	N/A
5.12	Property	341 West 19th Street		Fee Simple	N/A	N/A
5.13	Property	431 West 22nd Street		Fee Simple	N/A	N/A
6	Loan	Harmon Corner	Bubba Gump Resrve ($1,000,000); Twin Peaks Reserve ($1,000,000); Rainforest Café Reserve ($1,000,000)	Fee Simple	N/A	N/A	Hard	In Place	108,000,000	N/A	N/A
7	Loan	2U Headquarters	N/A	Fee Simple	N/A	N/A	Hard	Springing	20,000,000	N/A	N/A
8	Loan	10 Java Street	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
9	Loan	Yorkshire & Lexington Towers	N/A	Fee Simple	N/A	N/A	Soft	Springing	175,000,000	200,000,000	44.9%
9.01	Property	Yorkshire Towers		Fee Simple	N/A	N/A
9.02	Property	Lexington Towers		Fee Simple	N/A	N/A
10	Loan	Headquarters Plaza	N/A	Fee Simple/Leasehold	11/11/2074	N/A	Hard	Springing	125,000,000	N/A	N/A
11	Loan	National Office Portfolio	N/A	Fee Simple	N/A	N/A	Hard	Springing	159,813,968	N/A	N/A
11.01	Property	8330 LBJ Freeway		Fee Simple	N/A	N/A
11.02	Property	101 East Park Boulevard		Fee Simple	N/A	N/A
11.03	Property	13601 Preston Road		Fee Simple	N/A	N/A
11.04	Property	1750 East Golf Road		Fee Simple	N/A	N/A
11.05	Property	14800 Quorum Drive		Fee Simple	N/A	N/A
11.06	Property	1995 North Park Place		Fee Simple	N/A	N/A
11.07	Property	Northlake - 2295 Parklake Dr NE		Fee Simple	N/A	N/A
11.08	Property	4751 Best Road		Fee Simple	N/A	N/A
11.09	Property	The Centre - 4099 McEwen Road		Fee Simple	N/A	N/A
11.10	Property	The Centre - 4101 McEwen Road		Fee Simple	N/A	N/A
11.11	Property	11225 North 28th Drive		Fee Simple	N/A	N/A
11.12	Property	10000 North 31st Ave		Fee Simple	N/A	N/A
11.13	Property	The Centre - 4001 McEwen Road		Fee Simple	N/A	N/A
11.14	Property	4425 W Airport Fwy		Fee Simple	N/A	N/A
11.15	Property	Northlake - 2302 Parklake Dr NE		Fee Simple	N/A	N/A
11.16	Property	Northlake - 2305&2309 Parklake Dr NE		Fee Simple	N/A	N/A
11.17	Property	12100 Ford Road		Fee Simple	N/A	N/A
11.18	Property	The Centre - 4000N&S McEwen Road		Fee Simple	N/A	N/A
12	Loan	Bass Pro & Cabela’s Portfolio	N/A	Fee Simple	N/A	N/A	Hard	Springing	170,150,000	N/A	N/A
12.01	Property	Cabela’s Rogers		Fee Simple	N/A	N/A
12.02	Property	Cabela’s Lone Tree		Fee Simple	N/A	N/A
12.03	Property	Bass Pro San Antonio		Fee Simple	N/A	N/A
12.04	Property	Cabela’s Allen		Fee Simple	N/A	N/A
12.05	Property	Cabela’s Lehi		Fee Simple	N/A	N/A
12.06	Property	Bass Pro Tampa		Fee Simple	N/A	N/A
12.07	Property	Cabela’s Hammond		Fee Simple	N/A	N/A
12.08	Property	Bass Pro Round Rock		Fee Simple	N/A	N/A
12.09	Property	Cabela’s Fort Mill		Fee Simple	N/A	N/A
12.10	Property	Cabela’s Wichita		Fee Simple	N/A	N/A
12.11	Property	Cabela’s Owatonna		Fee Simple	N/A	N/A
12.12	Property	Cabela’s Centerville		Fee Simple	N/A	N/A
12.13	Property	Cabela’s Huntsville		Fee Simple	N/A	N/A
12.14	Property	Bass Pro Port St. Lucie		Fee Simple	N/A	N/A
12.15	Property	Cabela’s Waco		Fee Simple	N/A	N/A
12.16	Property	Cabela’s East Grand Forks		Fee Simple	N/A	N/A
13	Loan	Westin Crystal City	Seasonality Reserve ($240,000)	Fee Simple	N/A	N/A	Hard	Springing	24,000,000	N/A	N/A
14	Loan	Marriott Grand Cayman	1,085,464	Fee Simple	N/A	N/A	Hard	In Place	55,776,329	N/A	N/A
15	Loan	Queens Multifamily Portfolio	N/A	Fee Simple	N/A	N/A	Soft	Springing	N/A	N/A	N/A
16	Loan	Snowmass Village	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
17	Loan	Hyatt Regency Princeton	Seasonality Reserve: 590,000	Fee Simple	N/A	N/A	Hard	Springing	15,000,000	N/A	N/A
18	Loan	Rising Sun Towne Centre	N/A	Fee Simple	N/A	N/A	Soft Springing Hard	Springing	N/A	N/A	N/A
19	Loan	Cress Creek Square	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
20	Loan	Little Tokyo Retail & Parking	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
21	Loan	Sinagua Plaza	N/A	Fee Simple	N/A	N/A	Soft Springing Hard	Springing	N/A	N/A	N/A
22	Loan	AM General Building	N/A	Fee Simple	N/A	N/A	Soft Springing Hard	Springing	N/A	N/A	N/A
23	Loan	130 Bowery	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
24	Loan	At Home Portfolio	N/A	Fee Simple	N/A	N/A	Hard	In Place	29,963,594	N/A	N/A
24.01	Property	At Home Group, Inc. - Orange Park		Fee Simple	N/A	N/A
24.02	Property	At Home Group, Inc. - Moore		Fee Simple	N/A	N/A
24.03	Property	At Home Group, Inc. - Lafayette		Fee Simple	N/A	N/A
24.04	Property	At Home Group, Inc. - Hoover		Fee Simple	N/A	N/A
24.05	Property	At Home Group, Inc. - Wichita		Fee Simple	N/A	N/A
24.06	Property	At Home Group, Inc. - Olathe		Fee Simple	N/A	N/A
25	Loan	Manchester Financial Building	N/A	Fee Simple	N/A	N/A	Springing	Springing	15,000,000	N/A	N/A
26	Loan	Rimrock Crossing	N/A	Fee Simple	N/A	N/A	Springing	Springing	N/A	N/A	N/A
27	Loan	Walgreens Santee	N/A	Fee Simple	N/A	N/A	Hard	In Place	N/A	N/A	N/A
28	Loan	Kohl’s Reno	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
29	Loan	Minges Creek	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
30	Loan	1827 Adams Mill Road	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
31	Loan	Country Inn & Suites Romeoville	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
32	Loan	14th Street	N/A	Fee Simple	N/A	N/A	Hard	Springing	N/A	N/A	N/A
33	Loan	Southpointe Retail	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
34	Loan	Willowood Apartments	N/A	Fee Simple	N/A	N/A	Soft	Springing	N/A	N/A	N/A
35	Loan	Bluebonnet Crossing	N/A	Fee Simple	N/A	N/A	Springing Hard	Springing	N/A	N/A	N/A
36	Loan	James Perse Building	N/A	Fee Simple	N/A	N/A	Springing	Springing	N/A	N/A	N/A
37	Loan	Marc Brooklyn Multifamily	N/A	Fee Simple	N/A	N/A	Soft	Springing	N/A	N/A	N/A

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(17)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Subordinate Debt Permitted(17)	Future Subordinate Debt Type(17)	Future Subordinate Debt Amount Permitted(17)	Sponsor
1	Loan	GNL Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Global Net Lease Operating Partnership, L.P.
1.01	Property	Sandoz, Inc.
1.02	Property	Intervet, Inc.
1.03	Property	GE Aviation Systems, LLC
1.04	Property	FedEx Ground Package System, Inc. (NY)
1.05	Property	Nissan North America Inc.
1.06	Property	Constellium Automotive USA, LLC
1.07	Property	C&J Energy Services, Inc. II
1.08	Property	Lippert Components Manufacturing, Inc.
1.09	Property	FedEx Ground Package System, Inc. (WV)
1.10	Property	C&J Energy Services, Inc. I
1.11	Property	U.S. General Services Administration
1.12	Property	PNC Bank N.A.
2	Loan	General Motors Building	2.77	9.9%	N/A	N/A	N/A	N/A	No	N/A	N/A	Boston Properties Limited Partnership; 767 LLC; Sungate Fifth Avenue LLC
3	Loan	16 Court Street	N/A	N/A	N/A	N/A	N/A	N/A	Yes	Mezzanine	N/A	CIM SMA I Investments, LLC
4	Loan	Riverview Landing	N/A	N/A	8,450,000	73.0%	1.12	6.9%	No	N/A	N/A	William Liss; Jason Liss; Jordan Liss
5	Loan	Chelsea Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Joshua Gotlib
5.01	Property	416 West 23rd Street
5.02	Property	454 West 22nd Street
5.03	Property	307 West 29th Street
5.04	Property	313 West 29th Street
5.05	Property	466 West 23rd Street
5.06	Property	326 West 23rd Street
5.07	Property	456 West 22nd Street
5.08	Property	309 West 29th Street
5.09	Property	310 West 22nd Street
5.10	Property	348 West 21st Street
5.11	Property	339 West 19th Street
5.12	Property	341 West 19th Street
5.13	Property	431 West 22nd Street
6	Loan	Harmon Corner	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Paul Kanavos, Brett Torino, Steven J. Johnson
7	Loan	2U Headquarters	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Kawa Capital Partners LLC
8	Loan	10 Java Street	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Miriam Chan, Kenneth Y.K. Chan, Henry Y.S. Chan
9	Loan	Yorkshire & Lexington Towers	1.68	6.0%	150,000,000	61.8%	1.04	4.4%	No	N/A	N/A	The Chetrit Group LLC; Stellar Management LLC
9.01	Property	Yorkshire Towers
9.02	Property	Lexington Towers
10	Loan	Headquarters Plaza	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Seth Schochet; Brian Fisher
11	Loan	National Office Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	Yes	Mezzanine	(i) DY >=11.12%; (ii) LTV <= 70.0%	Andrew J. Segal
11.01	Property	8330 LBJ Freeway
11.02	Property	101 East Park Boulevard
11.03	Property	13601 Preston Road
11.04	Property	1750 East Golf Road
11.05	Property	14800 Quorum Drive
11.06	Property	1995 North Park Place
11.07	Property	Northlake - 2295 Parklake Dr NE
11.08	Property	4751 Best Road
11.09	Property	The Centre - 4099 McEwen Road
11.10	Property	The Centre - 4101 McEwen Road
11.11	Property	11225 North 28th Drive
11.12	Property	10000 North 31st Ave
11.13	Property	The Centre - 4001 McEwen Road
11.14	Property	4425 W Airport Fwy
11.15	Property	Northlake - 2302 Parklake Dr NE
11.16	Property	Northlake - 2305&2309 Parklake Dr NE
11.17	Property	12100 Ford Road
11.18	Property	The Centre - 4000N&S McEwen Road
12	Loan	Bass Pro & Cabela’s Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	Yes	Mezzanine	24362500	Starwood Property Trust, Inc.
12.01	Property	Cabela’s Rogers
12.02	Property	Cabela’s Lone Tree
12.03	Property	Bass Pro San Antonio
12.04	Property	Cabela’s Allen
12.05	Property	Cabela’s Lehi
12.06	Property	Bass Pro Tampa
12.07	Property	Cabela’s Hammond
12.08	Property	Bass Pro Round Rock
12.09	Property	Cabela’s Fort Mill
12.10	Property	Cabela’s Wichita
12.11	Property	Cabela’s Owatonna
12.12	Property	Cabela’s Centerville
12.13	Property	Cabela’s Huntsville
12.14	Property	Bass Pro Port St. Lucie
12.15	Property	Cabela’s Waco
12.16	Property	Cabela’s East Grand Forks
13	Loan	Westin Crystal City	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Allan V. Rose
14	Loan	Marriott Grand Cayman	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	London & Regional Group Holdings Limited
15	Loan	Queens Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Joshua Gotlib
16	Loan	Snowmass Village	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Stephen M. Ross, Jeff T. Blau and Bruce A. Beal, Jr.
17	Loan	Hyatt Regency Princeton	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Allan V. Rose
18	Loan	Rising Sun Towne Centre	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Leo S. Ullman
19	Loan	Cress Creek Square	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Arthur Goldner
20	Loan	Little Tokyo Retail & Parking	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	L & R Investment Company
21	Loan	Sinagua Plaza	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Albert B. Spector; Spector Family Trust dated December 21, 2016; John Carleton
22	Loan	AM General Building	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Marc Gardner
23	Loan	130 Bowery	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Michael Marvisi and David Marvisi
24	Loan	At Home Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	LCN North American Fund II REIT
24.01	Property	At Home Group, Inc. - Orange Park
24.02	Property	At Home Group, Inc. - Moore
24.03	Property	At Home Group, Inc. - Lafayette
24.04	Property	At Home Group, Inc. - Hoover
24.05	Property	At Home Group, Inc. - Wichita
24.06	Property	At Home Group, Inc. - Olathe
25	Loan	Manchester Financial Building	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Douglas F. Manchester
26	Loan	Rimrock Crossing	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Enos Stanley Kroenke
27	Loan	Walgreens Santee	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Martin Shapiro and Linda Chase
28	Loan	Kohl’s Reno	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Mark Cunningham
29	Loan	Minges Creek	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Daniel L. Stern and Redico Properties LLC
30	Loan	1827 Adams Mill Road	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Robert L. Cohen
31	Loan	Country Inn & Suites Romeoville	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Kamlesh K. Patel, Sandeep Desai, Niyati R. Patel
32	Loan	14th Street	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Adam Goodman and Jessica Goodman
33	Loan	Southpointe Retail	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Amy Khan
34	Loan	Willowood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Miriam Taub
35	Loan	Bluebonnet Crossing	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Catherine Whiddon and Steven M. Samberg
36	Loan	James Perse Building	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	John Bendheim
37	Loan	Marc Brooklyn Multifamily	N/A	N/A	N/A	N/A	N/A	N/A	No	N/A	N/A	Jeffrey Schleider and Schleider Family Investments LLC

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Guarantor	Affiliated Sponsors
1	Loan	GNL Portfolio	Global Net Lease Operating Partnership, L.P.	N/A
1.01	Property	Sandoz, Inc.
1.02	Property	Intervet, Inc.
1.03	Property	GE Aviation Systems, LLC
1.04	Property	FedEx Ground Package System, Inc. (NY)
1.05	Property	Nissan North America Inc.
1.06	Property	Constellium Automotive USA, LLC
1.07	Property	C&J Energy Services, Inc. II
1.08	Property	Lippert Components Manufacturing, Inc.
1.09	Property	FedEx Ground Package System, Inc. (WV)
1.10	Property	C&J Energy Services, Inc. I
1.11	Property	U.S. General Services Administration
1.12	Property	PNC Bank N.A.
2	Loan	General Motors Building	N/A	No
3	Loan	16 Court Street	CIM SMA I Investments, LLC	N/A
4	Loan	Riverview Landing	William Liss; Jason Liss; Jordan Liss	No
5	Loan	Chelsea Multifamily Portfolio	Joshua Gotlib	Yes
5.01	Property	416 West 23rd Street
5.02	Property	454 West 22nd Street
5.03	Property	307 West 29th Street
5.04	Property	313 West 29th Street
5.05	Property	466 West 23rd Street
5.06	Property	326 West 23rd Street
5.07	Property	456 West 22nd Street
5.08	Property	309 West 29th Street
5.09	Property	310 West 22nd Street
5.10	Property	348 West 21st Street
5.11	Property	339 West 19th Street
5.12	Property	341 West 19th Street
5.13	Property	431 West 22nd Street
6	Loan	Harmon Corner	Paul Kanavos, Brett Torino, Steven J. Johnson	No
7	Loan	2U Headquarters	Kawa Capital Partners LLC	N/A
8	Loan	10 Java Street	Miriam Chan, Kenneth Y.K. Chan, Henry Y.S. Chan	No
9	Loan	Yorkshire & Lexington Towers	Jacob Chetrit; Laurence Gluck	No
9.01	Property	Yorkshire Towers
9.02	Property	Lexington Towers
10	Loan	Headquarters Plaza	Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Allison Rubler; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Eve Lateiner; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Meredith Verona; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Robert Lateiner; BCK Realty, LLC	N/A
11	Loan	National Office Portfolio	Andrew J. Segal	No
11.01	Property	8330 LBJ Freeway
11.02	Property	101 East Park Boulevard
11.03	Property	13601 Preston Road
11.04	Property	1750 East Golf Road
11.05	Property	14800 Quorum Drive
11.06	Property	1995 North Park Place
11.07	Property	Northlake - 2295 Parklake Dr NE
11.08	Property	4751 Best Road
11.09	Property	The Centre - 4099 McEwen Road
11.10	Property	The Centre - 4101 McEwen Road
11.11	Property	11225 North 28th Drive
11.12	Property	10000 North 31st Ave
11.13	Property	The Centre - 4001 McEwen Road
11.14	Property	4425 W Airport Fwy
11.15	Property	Northlake - 2302 Parklake Dr NE
11.16	Property	Northlake - 2305&2309 Parklake Dr NE
11.17	Property	12100 Ford Road
11.18	Property	The Centre - 4000N&S McEwen Road
12	Loan	Bass Pro & Cabela’s Portfolio	Starwood Property Trust, Inc.	No
12.01	Property	Cabela’s Rogers
12.02	Property	Cabela’s Lone Tree
12.03	Property	Bass Pro San Antonio
12.04	Property	Cabela’s Allen
12.05	Property	Cabela’s Lehi
12.06	Property	Bass Pro Tampa
12.07	Property	Cabela’s Hammond
12.08	Property	Bass Pro Round Rock
12.09	Property	Cabela’s Fort Mill
12.10	Property	Cabela’s Wichita
12.11	Property	Cabela’s Owatonna
12.12	Property	Cabela’s Centerville
12.13	Property	Cabela’s Huntsville
12.14	Property	Bass Pro Port St. Lucie
12.15	Property	Cabela’s Waco
12.16	Property	Cabela’s East Grand Forks
13	Loan	Westin Crystal City	Allan V. Rose	No
14	Loan	Marriott Grand Cayman	London & Regional Group Holdings Limited	No
15	Loan	Queens Multifamily Portfolio	Joshua Gotlib	Yes
16	Loan	Snowmass Village	The Related Companies, LP	No
17	Loan	Hyatt Regency Princeton	Allan V. Rose	No
18	Loan	Rising Sun Towne Centre	Leo S. Ullman	No
19	Loan	Cress Creek Square	Arthur Goldner	No
20	Loan	Little Tokyo Retail & Parking	L & R Investment Company	N/A
21	Loan	Sinagua Plaza	Albert B. Spector; Spector Family Trust dated December 21, 2016; John Carleton	N/A
22	Loan	AM General Building	Marc Gardner	No
23	Loan	130 Bowery	Michael Marvisi and David Marvisi	No
24	Loan	At Home Portfolio	LCN North American Fund II REIT	No
24.01	Property	At Home Group, Inc. - Orange Park
24.02	Property	At Home Group, Inc. - Moore
24.03	Property	At Home Group, Inc. - Lafayette
24.04	Property	At Home Group, Inc. - Hoover
24.05	Property	At Home Group, Inc. - Wichita
24.06	Property	At Home Group, Inc. - Olathe
25	Loan	Manchester Financial Building	Douglas F. Manchester and Papa Doug Trust dated January 11,2010, as amended on March 29, 2010, January 7, 2011, September 16, 2011, January 17, 2012, January 15, 2013, December 3, 2013, October 22, 2014, December 5, 2016, and September 1, 2017	No
26	Loan	Rimrock Crossing	Enos Stanley Kroenke	No
27	Loan	Walgreens Santee	Martin Shapiro and Linda Chase	No
28	Loan	Kohl’s Reno	Mark Cunningham	No
29	Loan	Minges Creek	Daniel L. Stern and Redico Properties LLC	No
30	Loan	1827 Adams Mill Road	Robert L. Cohen	N/A
31	Loan	Country Inn & Suites Romeoville	Kamlesh K. Patel, Sandeep Desai, Niyati R. Patel	No
32	Loan	14th Street	Adam Goodman and Jessica Goodman	No
33	Loan	Southpointe Retail	Amy Khan	No
34	Loan	Willowood Apartments	Miriam Taub	No
35	Loan	Bluebonnet Crossing	Catherine Whiddon and Steven M. Samberg	No
36	Loan	James Perse Building	John Bendheim	No
37	Loan	Marc Brooklyn Multifamily	Jeffrey Schleider and Schleider Family Investments LLC	No

A-1-11

CCUBS 2017-C1

Footnotes to Annex A-1

(1)	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”), Cantor Commercial Real Estate Lending, L.P. (“CCRE”), and Citi Real Estate Funding Inc. (“CREFI”).

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at Mortgaged Properties securing the 15 largest Mortgage Loans.

(3)	The Original Balance and Cut-off Date Balance represent only the Mortgage Loan included in the issuing entity. The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Cut-off Date Balance Per Unit/SF are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate. For more information regarding the Mortgage Loans secured by the Mortgaged Properties identified under the column heading in this Annex A-1 as GNL Portfolio, General Motors Building, 16 Court Street, Chelsea Multifamily Portfolio, Harmon Corner, 2U Headquarters, Yorkshire & Lexington Towers, Headquarters Plaza, National Office Portfolio, Bass Pro & Cabela’s Portfolio, Westin Crystal City, Marriott Grand Cayman, Hyatt Regency Princeton, At Home Portfolio, and Manchester Financial Building see the charts titled “Whole Loan Summary” and “Whole Loan Control Notes and Non-Control Notes” in “Description of the Mortgage Pool—Additional Indebtedness—The Whole Loans” in the preliminary prospectus.

(4)	Loan No. 4 – Riverview Landing – The LTV Ratio at Maturity or ARD is based on the Riverview Landing Mortgage Loan amount including the Unit Upgrade Earnout of $2,450,000 that was escrowed at origination and calculated using the “As-Stabilized” value of $77,100,000, which assumes that the renovation of the remaining 229 units is completed by September 1, 2020. The LTV Ratio at Maturity or ARD based on the total Mortgage Loan amount including the Unit Upgrade Earnout and calculated using the “As-Is” Appraised Value is 64.2%.

(5)	Loan No. 2 – General Motors Building – The Original Balance and Cut-off Date Balance of $47,600,000 represents non-controlling Notes A-1-A1 and A-2-A1 of a $2,300,000,000 Whole Loan evidenced by 33 pari passu notes and four subordinate notes that were co-originated by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., Deutsche Bank AG (“DBNY”), and Wells Fargo Bank, N.A. The remaining senior notes with an aggregate outstanding principal balance as of the Cut-off Date are held by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., DBNY, and Wells Fargo Bank, N.A and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The lenders provide no assurances that any non-securitized notes will not be split further. The lockout period for defeasance will be at least 29 payment dates beginning with and including the first payment date of July 9, 2017. Defeasance is permitted at any time after the earlier of the third anniversary of the origination of the General Motors Building Whole Loan or two years from the closing date of the securitization of the last General Motors Building Whole Loan promissory note to be securitized.

Loan No. 3 – 16 Court Street – The Original Balance and Cut-off Date Balance of $44,400,000 represents the non-controlling Note A-2 of a $111,000,000 Whole Loan evidenced by two pari passu notes that were co-originated by CREFI and Barclays Bank PLC. The controlling Note A-1, with an Original Balance and Cut-off Date balance of $66,600,000, is currently held by Barclays Bank PLC and expected to be contributed to one or more future securitization transactions. The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of December 1, 2017. Following the lockout period, the borrower has the right to defease the 16 Court Street Whole Loan in whole, or in part with respect to a release of the Residential Condominium Space, on any date before June 1, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 10, 2020. For the purposes of this preliminary prospectus, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 5 – Chelsea Multifamily Portfolio – The Original Balance and Cut-off Date Balance of $35,000,000 represents controlling Note A-1-A of a $75,000,000 Whole Loan evidenced by four pari passu notes that was originated by CCRE. Note A-2 with an original balance of $25,000,000 was securitized by CCRE in CGCMT 2017-C4 and the remaining Note A-1-B1 with an original principal balance of $10,000,000 and Note A-1-B2 with an original principal balance of $5,000,000 are expected to be contributed to one or more future securitizations. The lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of October 6, 2017. Defeasance is permitted at any time after the earlier of the third anniversary of the origination of the Chelsea Multifamily Portfolio Whole Loan or two years from the closing date of the securitization of the last Chelsea Multifamily Portfolio Whole Loan promissory note to be securitized.

Loan No. 6 – Harmon Corner – The Original Balance and Cut-off Date Balance of $35,000,000 represents non-controlling Note A-2 and Note A-4 of a $143,000,000 Whole Loan evidenced by six pari passu notes that was originated by CCRE and

 A-1-12

CREFI. The remaining four notes, with an aggregate original principal balance of $108,000,000 are expected to be contributed to one or more future securitizations. The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance is permitted at any time after the earlier of the fourth anniversary of the first payment date of the Harmon Corner Whole Loan or two years from the closing date of the securitization of the last Harmon Corner Whole Loan promissory note to be securitized.

Loan No. 7 – 2U Headquarters – The Original Balance and Cut-off Date Balance of $34,000,000 represents the controlling Note A-1 of a $54,000,000 Whole Loan evidenced by two pari passu notes that was originated by CREFI. The remaining non-controlling Note A-2, with an Original Balance and Cut-off Date Balance of $20,000,000, is currently held by UBS AG and is expected to be contributed to one or more future securitization transactions. The lockout period for defeasance or yield maintenance will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Following the lockout period, the borrower has the right to defease the 2U Headquarters Whole Loan in whole, but not in part, on any date before August 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 17, 2021. For the purposes of this preliminary prospectus, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 9 – Yorkshire & Lexington Towers – The Yorkshire & Lexington Towers Whole Loan can be defeased at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “Defeasance Lockout Expiration Date”), but prior to April 6, 2022. If as of November 6, 2021, the Defeasance Lockout Expiration Date has not occurred, the borrower may prepay with a yield maintenance premium. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of November 6, 2017. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer. The release of the Lexington Towers Mortgaged Property is permitted on or after the date that is earlier to occur of (i) four years from the first monthly payment date of November 6, 2017 or (ii) two years after the closing date of the securitization that includes the last note to be securitized.

Loan No. 10 – Headquarters Plaza – The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Following the lockout period, the borrower has the right to defease the Headquarters Plaza Whole Loan in whole, but not in part, on any date before August 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 20, 2020. For the purposes of this preliminary prospectus, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 11 – National Office Portfolio – The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of November 6, 2017. Following the lockout period, the borrower has the right to defease the National Office Portfolio Whole Loan in whole, but not in part, on any date before July 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 6, 2021. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 12 – Bass Pro & Cabela’s Portfolio – The Bass Pro & Cabela’s Portfolio Whole Loan may be prepaid after the defeasance lockout period or yield maintenance lockout period, as applicable, subject to either the payment of defeasance or a yield maintenance premium. Defeasance is permitted after the date that is earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) September 25, 2020. Alternatively, following the twenty-fourth regular monthly payment date, the borrower may prepay the loan in whole or in part with an accompanying payment of a yield maintenance premium, which will be no less than 1.0% of the principal balance being prepaid; provided that no yield maintenance will be payable with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal repaid so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any Bass Pro & Cabela’s Portfolio borrower). Promissory Notes A-3(A-CP), A-3(B-CP), A-3(C-CP), A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP) are collectively referred to herein as the “A-3 Notes”. Any prepayment made of the Permitted Free Prepayment Amount will be allocated among (i) the A-1 notes in the aggregate, (ii) Note A-2 and (iii) the A-3 Notes in the aggregate, on a pro rata and pari passu basis. However, any such prepayments of the Permitted Free Prepayment Amount (including any prepayments made in connection with the release of any of the Bass Pro & Cabela’s Portfolio Mortgaged Properties) that are allocated to the A-3 Notes in the aggregate will not be allocated among the individual A-3 Notes on a pro rata and pari passu basis, but instead will generally be allocated first to Promissory Notes A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP), on a pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero, and then to Promissory Notes A-3(A-CP), A-3(B-CP) and A-3(C-CP), on a pro rata and pari passu basis, until the

 A-1-13

principal balance of such notes has been reduced to zero. The maximum Permitted Free Prepayment Amount that may be allocated to the A-3 Notes in the aggregate is $7,500,000. The aggregate of the principal balances of Note A-3(D-NCP), Note A-3(E-NCP) and Note A-3(F-NCP) (collectively, the “Non-Call Protected A-3 Notes”) is also $7,500,000. As a result, it is expected that any Permitted Free Prepayment Amounts allocated to the A-3 Notes in the aggregate will generally be allocated to the Non-Call Protected A-3 Notes and will not be allocated to Note A-3(A-CP), Note A-3(B-CP), or Note A-3(C-CP), unless (i) the aggregate principal balance of the Non-Call Protected A-3 Notes was previously reduced to an amount that is less than the amount of any Permitted Free Prepayment Amount (in which case, after the Non-Call Protected A-3 Notes have been reduced to zero, any remaining prepayment amount will be allocated to Note A-3(A-CP), Note A-3(B-CP) and Note A-3(C-CP) on a pro rata and pari passu basis) or (ii) such prepayment amount is made in connection with a casualty or condemnation or event of default, which in each case will be allocated to the A-3 Notes on a pro rata and pari passu basis. For the purposes of this preliminary prospectus, the lockout period is assumed as 24 months from the first payment date of November 6, 2017. The actual lockout period may be longer.

Loan No. 24 – At Home Portfolio – The At Home Portfolio Whole Loan can be defeased at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized but prior to April 6, 2027.

(6)	Loan No. 1 – GNL Portfolio – The borrower may at any time obtain the release of one or more of the related Mortgaged Properties from the lien of the mortgage instrument(s) encumbering such Mortgaged Property or Mortgaged Properties by partially prepaying the GNL Portfolio Whole Loan in an amount equal to: (i) 110.0% (120.0% if the released Mortgaged Property is being transferred to an affiliate) of the applicable allocated loan amount for such Mortgaged Property or Mortgaged Properties until such time as the applicable loan balance is reduced to $168,300,000 and (ii) 115.0% (125.0% if the released Mortgaged Property is being transferred to an affiliate) of the applicable allocated loan amount for such Mortgaged Property or Mortgaged Properties for the remainder of the Whole Loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least equal to the greater of (1) 11.4% and (2) the aggregate portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant in any Mortgaged Property being released has vacated the Mortgaged Property, the release price for such Mortgaged Property will be 100.0% of the applicable allocated loan amount for such Mortgaged Property. No release will be permitted if such release would result in an LTV ratio of greater than 125.0%. All prepayments in connection with the release of any related Mortgaged Property will be applied to the GNL Portfolio Whole Loan, on a pro rata basis among the pari passu promissory notes; and prior to the prepayment open date any such prepayment must be accompanied by the payment of the yield maintenance premium.

Loan No. 3 – 16 Court Street – On any payment date after the later of (i) the condominium conversion date and (ii) the end of the defeasance lockout period and prior to the permitted prepayment date, provided that the related Mortgaged Property has been converted to a condominium form of ownership, the related borrower may obtain a release of floors 26 through 36 (the “Residential Condominium Space”) from the lien of the mortgage encumbering such Mortgaged Property by partially defeasing the 16 Court Street Whole Loan (on a pro rata basis among the pari passu promissory notes) in an aggregate amount at least equal to 115.0% of $18,500,000, provided that, among others, the following conditions are satisfied: (i) no event of default has or will be continuing; (ii) in the case of a partial defeasance, the execution and delivery by the borrower of all necessary documents to amend and restate each related pari passu promissory note and issue two substitute notes comprised of (a) a principal balance equal to the defeased portion of the original note and (b) a principal balance equal to the undefeased portion of the original note; (iii) following the release of the Residential Condominium Space, the undefeased portion of the 16 Court Street Whole Loan will have (a) an LTV ratio equal to or less than 61.8%, (b) a debt yield not less than the greater of 7.85% and the debt yield immediately prior to the release and (c) a DSCR not less than the greater of 1.86x and the DSCR immediately prior to the release; and (iv) the borrower otherwise satisfies all of the requirements with respect to such defeasance including, without limitation, the rating confirmation letter and opinion delivery requirements thereof.

Loan No. 5 – Chelsea Multifamily Portfolio – The release of an individual Mortgaged Property is permitted after November 7, 2019 and prior to June 6, 2027 provided that, (i) the borrower delivers defeasance collateral in an amount equal to 100.0% of the allocated loan amount for the individual Mortgaged Property to be released, (ii) after giving effect to such release (a) the DSCR of the remaining Mortgaged Properties in the portfolio is no less than 1.40x, (b) operating expenses no less than $9,582/unit per year based on the remaining Mortgaged Properties and (c) the LTV ratio of the remaining Mortgaged Properties in the portfolio is no more than 55.0%, (iii) the borrower delivers a REMIC opinion, and (iv) the borrower delivers a rating agency confirmation from each applicable rating agency.

Loan No. 9 – Yorkshire & Lexington Towers – On any payment date two years after the closing date of the securitization that includes the last note to be securitized but prior to April 6, 2022, the borrower may partially defease a portion of the Yorkshire & Lexington Towers Whole Loan in connection with the release of the Lexington Towers Mortgaged Property subject to certain conditions as defined in the loan agreement.

Loan No. 12 – Bass Pro & Cabela’s Portfolio – After the expiration of the defeasance lockout period or yield maintenance lockout period, as applicable, the borrower may release any of the Bass Pro & Cabela’s Portfolio Mortgaged Properties by defeasing or by prepaying, together with the applicable yield maintenance premium, a portion of the loan equal to the greater

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of (a) 80.0% of net sales proceeds and (b) (i) 110.0% of the applicable allocated loan amount with respect to any release of a Mortgaged Property that, when aggregated with all prior releases of Mortgaged Properties, would not result in the aggregate allocated loan amount of all Mortgaged Properties released exceeding 10.0% of the loan balance; (ii) 115.0% of the applicable allocated loan amount, with respect to any release of a Mortgaged Property that, when aggregated with all prior releases of Mortgaged Properties, would not result in the aggregate allocated loan amount of all Mortgaged Properties released exceeding 15.0% of the loan balance; (iii) 120.0% of the applicable allocated loan amount, with respect to any release of a Mortgaged Property that, when aggregated with all prior releases of Mortgaged Properties, would not result in the aggregate allocated loan amount of all Mortgaged Properties released exceeding 20.0% of the loan balance; and (iv) 125.0% of the applicable allocated loan amount for all other releases, provided that, after giving effect to such release, the debt yield is at least the greater of (i) the debt yield on the origination date and (ii) the debt yield immediately prior to such sale.

Loan No. 24 – At Home Portfolio – The borrower will have the right to obtain the release of any individual Mortgaged Property from the lien of the related mortgage by defeasing a portion of the At Home Portfolio Whole Loan, subject to certain conditions as defined in the loan agreement.

(7)	Loan No. 6 – Harmon Corner – The first payment date for the loan is January 6, 2018. On the Closing Date, CCRE will deposit sufficient funds to pay the amount of interest that would be due with respect to a December 6, 2017 payment for the related Mortgage Loan. Seasoning, Prepayment Provisions, First Pay Date, Remaining Term to Maturity or ARD and Remaining IO Term are inclusive of the additional December 2017 interest-only payment funded by CCRE on the Closing Date.

(8)	Loan No. 10 – Headquarters Plaza – The Headquarters Plaza Whole Loan Borrowers are the lessees under a long-term ground lease with respect to the office and retail portion of the Headquarters Plaza Mortgaged Property and the hotel portion of the Headquarters Plaza Mortgaged Property (the “HQP Borrower Ground Lease”), which ground lease has an annual rent of $189,000, expires on November 11, 2074, and has no renewal, extension or termination rights remaining. Additionally, an affiliate of the borrowers is the lessee with respect to an unimproved, non-income producing residential parcel (the “Residential Parcel”) under another ground lease (the “Residential Parcel Ground Lease”). The ground lessor under both the HQP Borrower Ground Lease and the Residential Parcel Ground Lease has granted a fee mortgage in favor of the lender under the Headquarters Plaza Whole Loan. Accordingly, the Headquarters Plaza Whole Loan is secured by (i) the borrowers’ leasehold interests in the office, retail and hotel portions of the Headquarters Plaza Mortgaged Property, (ii) the ground lessor’s fee interest in the office, retail and hotel portions of the Headquarters Plaza Mortgaged Property, and (iii) the ground lessor’s fee interest in the Residential Parcel. The leasehold interest in the Residential Parcel, however, is not collateral for the Headquarters Plaza Whole Loan and was not included in the appraised value or underwriting of the Headquarters Plaza Whole Loan. The HQP Borrower Ground Lease grants the borrowers a purchase option with respect to the premises demised to the borrowers. The Headquarters Plaza Whole Loan documents restrict the borrowers’ ability to exercise their purchase option, including providing that such purchase option may only be exercised in connection with a subdivision of the Residential Parcel from the remainder of the Headquarters Plaza Mortgaged Property pursuant to and in accordance with the Headquarters Plaza Whole Loan documents. The Headquarters Plaza Whole Loan documents permit the release of the Residential Parcel following either a subdivision of the Headquarters Plaza Mortgaged Property or the creation of a condominium provided that certain conditions of the Headquarters Plaza Whole Loan documents are satisfied. Following a release of the Residential Parcel in accordance with the Headquarters Plaza Whole Loan documents, the borrowers’ interest in the real estate they currently lease will be converted to a fee interest in either the subdivided parcel or condominium units, as applicable. The real estate collateral for the Headquarters Plaza Whole Loan is structured as a fee above a plane (the “Upper Area”), which fee-above-a-plane structure is governed by a reciprocal easement agreement. The owner of the fee interest in the real property located below the Upper Area (the “Lower Area”), as well as the lessee of the Lower Area, are affiliates of the borrowers. The Lower Area which consists of a parking garage is not collateral for the Headquarters Plaza Whole Loan.

Loan No. 26 – Rimrock Crossing – Sonic Drive-In is subject to a ground lease which commenced in March of 2009 and expires in February of 2029. The current annual rent is $109,250 with a 15.0% increase in 2019 and another 15.0% increase in 2024. The ground lease has three 5-year renewal options and no termination options.

(9)	Loan No. 21 – Sinagua Plaza – The borrower sponsor at the related Mortgaged Property owns a 100.0% interest in two of the tenants, Open Range, the largest tenant, and Sedona Pizza Company, the second largest tenant. The borrower sponsor is personally guaranteeing the Open Range and Sedona Pizza Company leases, which represent approximately 14.8% of NRA (13.4% of the underwritten base rent) and 12.8% of NRA (10.1% of the underwritten base rent) at the related Mortgaged Property, respectively.

Loan No. 23 – 130 Bowery – The borrower sponsor at the related Mortgaged Property owns 95.0% interest in the sole tenant.

(10)	Loan No. 1 – GNL Portfolio – Sandoz, Inc. has the right to terminate its lease on July 1, 2021 with 12 months’ notice and payment of a termination fee equal to $23,000,000. Nissan North America Inc. has the right to terminate its lease on September 30, 2023 with 19 months’ written notice and payment of a termination fee equal to $5,125,000.

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Loan No. 2 – General Motors Building – The largest tenant, Weil, Gotshal & Manges, has the right to terminate its lease with respect to 20,791 SF of below grade storage space, at any time, and either its 38,900 SF of space on the 22nd floor or its 38,900 SF of space on the 32nd floor, on or after August 31, 2022. The fourth largest tenant, Apple, is temporarily occupying the space expected to be occupied by Under Armour once its lease commences while the Apple Cube space and expansion is under construction. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure.

Loan No. 3 – 16 Court Street – The third largest tenant, Michael Van Valkenburgh Associates, Inc., has an option to terminate its lease for suites 1212-1214 (1,825 SF), on April 1, 2020 and April 1, 2022, with notice required to be given by June 1 prior to such date and the payment of a termination fee. The fifth largest tenant, Diamond Reporting Services, has the right to terminate its lease at any time after September 30, 2018, with 365-days’ notice and the payment of a termination fee.

Loan No. 6 – Harmon Corner – The largest tenant, Rainforest Café, has a termination option exercisable at any time upon 30 days’ notice in the event that gross sales for any calendar year do not exceed $10,000,000 (or $8,000,000 if the tenant has not opened on Sundays for the applicable year). The tenant is required to give notice within 60 days after the expiration of such calendar year and to pay a termination fee equal to 12 months of future rent and unamortized tenant improvement and leasing commissions. In addition to the termination payment, there will be a monthly cash flow sweep equal to $83,333.33 for the 12 months after the exercise of such notice, up to a cap of $1,000,000 ($78.24 PSF) until such time as the borrower re-leases the Rainforest Café space to a replacement tenant reasonably acceptable to the lender. The second largest tenant, Bubba Gump Shrimp Co., has a termination option exercisable at any time in the event that gross sales for the trailing 12-month period do not exceed $10,000,000. The tenant is required to deliver notice within 60 days after such 12-month period. The tenant is required to pay a termination fee equal to 12 months of future rent or the number of months remaining in the term if there are less than 12 months remaining, which is reduced by the rent paid between the date that the landlord receives the notice and the date that the tenant vacates the premises. The third largest tenant, Twin Peaks, has a termination option exercisable at any time after September 4, 2018, in the event that gross sales for the trailing 18-month period do not exceed $12,000,000. The tenant is required to deliver notice within 60 days after such 18-month period and the lease will terminate upon the expiration of the 12th full calendar month after notice is given. The earliest effective date of such termination option would be June 30, 2018. In the event that Twin Peaks exercises such option, Twin Peaks is required to pay a termination payment equal to (i) the minimum base rent for the following 12 months after the termination effective date, plus (ii) the unamortized amount of the tenant improvement allowance and leasing commission paid by the Harmon Corner Borrower with respect to such lease, assuming annual straight-line amortization over the initial lease term. The fifth largest tenant, Taco Bell Cantina, has the right to terminate upon 30 days’ notice if at any time after December 14, 2019, the annual minimum rent and percentage rent payable by the tenant for the year exceeds 10.0% of total gross sales for the year. Termination payment equals the following 6 months’ rent & reimbursements, plus any unamortized leasing commissions.

Loan No. 11 – National Office Portfolio – (i) Trinity Universal Insurance Co (June 30, 2025 lease expiration date), the largest tenant at the Mortgaged Property identified on Annex A-1 as 8330 LBJ Freeway and the second largest tenant in the entire portfolio of related Mortgaged Properties, representing 3.3% of NRA and 3.9% of the underwritten base rent for the entire portfolio of related Mortgaged Properties, may terminate its lease on June 30, 2022 with 9 months’ notice, and (ii) Assurance Agency, Ltd (September 30, 2023 lease expiration date), the second largest tenant at the Mortgaged Property identified on Annex A-1 as 1750 East Golf Road and the third largest tenant in the entire portfolio of related Mortgaged Properties, representing 2.5% of NRA and 4.8% of the underwritten base rent for the entire portfolio of related Mortgaged Properties, may terminate its lease on September 30, 2019 with 12 months’ notice. Several other tenants that are, in each case, a top five tenant at the respective related Mortgaged Property, also have lease termination options, but no such tenant is a top five tenant with respect to the entire portfolio of the related Mortgaged Properties.

Loan No. 16 – Snowmass Village – The fifth largest tenant, Challenge Aspen, may terminate its lease at any time upon 120 days’ written notice to the landlord.

Loan No. 20 – Little Tokyo Retail & Parking – The second largest tenant, City of Los Angeles, may terminate its lease at any time upon 90 days’ notice.

Loan No. 25 – Manchester Financial Building – The second largest tenant, Circuit Mckellogg has the on-going right to terminate its lease with 9 months’ notice. If the fourth largest tenant, EC English, fails to obtain its conditional use permit on or before December 15, 2017, then, provided such failure is not attributed in any manner to EC English’s acts or failure to act, EC English may, at its election, terminate the lease by notifying the landlord in writing on or before December 15, 2017.

Loan No. 29 – Minges Creek – The third largest tenant, GSA-SSA, is permitted to terminate its lease at any time after August 12, 2022 with 90 days’ written notice.

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(11)	Loan No. 1 – GNL Portfolio – Nissan North America Inc. sublets 59,777 SF of its total 462,155 SF to Logistics Insight Corp., a subsidiary of Universal Logistics Holdings, Inc. and the subtenant can terminate the sub-lease at any time upon 180 days’ written notice. Lippert Components Manufacturing, Inc. sublets 238,164 SF of its total 539,137 SF to National Distribution Centers, LLC through August 1, 2019. PNC Bank, National Association, which is not obligated to share information on the sublet space, has five sublets and can sublet space without the landlord’s consent.

Loan No. 2 – General Motors Building – The second largest tenant, Aramis, subleases 9,725 SF of its space on the 46th floor to GF Capital Management at $107.00 PSF.

Loan No. 25 – Manchester Financial Building – The lease with the second largest tenant, Circuit Mckellogg, expires February 28, 2018. Circuit Mckellogg occupies 7,417 SF at a current rate of $34.80 PSF and subleases 1,826 SF to Themis Law at an aggregate of $52.41 PSF.

(12)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

Loan No. 2 – General Motors Building – The fourth largest tenant, Apple, is temporarily occupying the space expected to be occupied by Under Armour once its lease commences while the Apple Cube space and expansion is under construction. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 SF through December 31, 2018 and 102,994 SF through January 31, 2034. Apple has 20 months of free rent, equal to $9,562,500, on its 21,907 SF of expansion space commencing in July 2017.

Loan No. 6 – Harmon Corner – The fifth largest tenant, Taco Bell Cantina, is currently in place however, their expansion space is anticipated to be open in December 2017.

Loan No. 7 – 2U Headquarters – The sole tenant, 2U, Inc., currently leases 100.0% of the space at the 2U Headquarters Mortgaged Property. However, floors 3 through 7 (totaling approximately 140,881 SF) are structured as must take space within the lease documents and 2U, Inc. does not yet occupy or pay rent with respect to floors 3 through 7. At origination of the 2U Headquarters Whole Loan, the borrower deposited $6,206,918 to cover outstanding tenant obligations and free rent.

Loan No. 9 – Yorkshire & Lexington Towers – The largest retail tenant at the Yorkshire Towers Mortgaged Property, CVS Pharmacy, is in the process of finishing the build-out of its space within the Yorkshire Towers Mortgaged Property and the tenant is expected to open for business within the next 90 to 120 days. The landlord has no remaining tenant improvement obligations.

Loan No. 10 – Headquarters Plaza – At origination, the borrower deposited $284,728 into a free rent reserve, of which $245,438 is related to Duff & Phelps, LLC, the fourth largest tenant, for the period from June 1, 2019 through June 1, 2024, and the remainder of which relates to various other tenants at the Headquarters Plaza Mortgaged Property.

Loan No. 19 – Cress Creek Square – UFC Gym, the third largest tenant, has executed a new lease and is expected to open for business in early 2018 after completing its buildout.

Loan No. 25 – Manchester Financial Building – The largest tenant, Palomar Specialty Insurance, signed a lease for the entire fifth floor (14,669 SF) with an initial 11,226 SF commencing on August 1, 2016, and the remaining 3,443 SF expansion expected to commence on February 1, 2018, following the completion of certain tenant improvements. The fourth largest tenant, EC English, has an anticipated lease commencement date of January 1, 2018 and a four months’ rent abatement for the period following lease commencement. At origination, the borrower deposited into an improvement allowance reserve of $339,600. If EC English fails to obtain its conditional use permit on or before December 15, 2017, then, provided such failure is not attributed in any manner to EC English’s acts or failure to act, EC English may, at its election, terminate the lease by so notifying the landlord in writing on or before December 15, 2017.

Loan No. 29 – Minges Creek – The largest tenant, Dollar Tree, has the right to immediately pay the lesser of (i) alternate rent of 3.0% of gross sales or (ii) 50.0% of all rents due in the event Target permanently ceases to operate its premises. If the co-tenancy event continues for 12 consecutive months, the tenant has the right to terminate with 30 days’ written notice or return to paying full rent under the lease. The third largest tenant, GSA-SSA is permitted to terminate its lease at any time after August 12, 2022 with 90 days’ written notice. The third largest tenant, GSA-SSA, accepted its premises on August 14, 2017 and is expected to take occupancy in November 2017.

(13)	Loan No. 4 – Riverview Landing – The Unit Upgrade Earnout funds were reserved upfront in an amount equal to $2,450,000 and will be released to the borrower for the completion of the upgrades to the remaining 229 units provided that, (i) no default has occurred or is continuing, (ii) the lender received an officer’s certificate from the Riverview Landing Borrower stating that the items to be funded are capital expenditure work and all the work has been completed, (iii) no disbursement may be made

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with respect to any individual unit that is greater than $11,000, (iv) the net cash flow debt yield (net of any remaining amounts in the Unit Upgrade Earnout account) is no less than 8.0%, and (v) the lender reserves the right to require an inspection of the Riverview Landing Mortgaged Property prior to making a disbursement in order to verify the completion of improvements. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield are based on the Mortgage Loan amount net of the Unit Upgrade Earnout. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield based on the Mortgage Loan amount including the Unit Upgrade Earnout are 64.2%, 7.9%, and 7.7%, respectively. The LTV Ratio at Maturity or ARD is based on the Mortgage Loan amount including the Unit Upgrade Earnout and calculated using the “As-Stabilized” value of $77,100,000, which assumes that the renovation of the remaining 229 units is completed by September 1, 2020. The LTV Ratio at Maturity or ARD based on the total Mortgage Loan amount including the Unit Upgrade Earnout and calculated using the “As-Is” Appraised Value is 64.2%.

Loan No. 9 – Yorkshire & Lexington Towers – A Holdback Reserve in the amount of $4,102,064 was escrowed at origination. As of October 24, 2017, one disbursement in the amount of $1,540,192 was made to the borrower from the Holdback Reserve account. If no event of default exists, then at any time the amounts in the Holdback Reserve account exceed an amount equal to five times the difference of (x) $38,000,000 and (y) gross income from operations of the Mortgaged Properties (the “Threshold Amount”), then all amounts on deposit in the Holdback Reserve account in excess of the Threshold Amount will be (i) during the continuation of a Cash Management Trigger Event, transferred to the cash management account, or (ii) in the absence of a Cash Management Trigger Event, returned to the borrower. Upon the full repayment of the Yorkshire & Lexington Towers Whole Loan or a defeasance in full, the reserve will be applied first to the Mezzanine A Loan, then, if the Mezzanine A Loan has been repaid in full, to the Mezzanine B Loan, and finally, if both Mezzanine loans have been repaid in full, to the borrower.

Loan No. 19 – Cress Creek Square – A Holdback Reserve in the amount of $400,000 was escrowed at origination. UFC Gym, the third largest tenant, executed a new lease which allows the tenant to cancel the lease by November 30, 2017 if it is unable to obtain a Small Business Administration financing commitment (“SBA Financing Contingency”). The Holdback Reserve will be released to the borrower in connection with tenant improvements, leasing commissions and free rent under the UFC Gym lease once the 30-day period to terminate the lease has expired and the tenant has provided an estoppel certifying that it has waived its option to terminate the lease pursuant to the SBA Financing Contingency. Following release of all amounts for tenant improvements, leasing commissions and free rent under the UFC Gym lease, the balance of funds in the Holdback Reserve will be released to the borrower. If UFC Gym terminates its lease, the Holdback Reserve remains cash collateral for the Mortgage Loan. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield are based on the Mortgage Loan amount net of the Holdback Reserve of $400,000 that was escrowed at origination. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield based on total Mortgage Loan amount including the Holdback Reserve are 65.3%, 11.5%, and 10.6%, respectively.

Loan No. 20 – Little Tokyo Retail & Parking – The second largest tenant, City of Los Angeles, is currently occupying its space on a month-to-month basis and has been since its previous lease expired on December 31, 2016. The City of Los Angeles has been a tenant at the Mortgaged Property since January 1999 and is currently negotiating an extension of the lease expiration date. At closing of the Little Tokyo Retail & Parking loan, a $540,000 City of Los Angeles Tenant Holdback Reserve was funded. The Holdback Reserve may be released upon (i) with respect to $500,000, the execution of a lease amendment between the borrower and the City of Los Angeles on or before May 2, 2018, which amendment will extend the lease expiration date of the City of Los Angeles’ space to December 31, 2020 and (ii) with respect to the remaining $40,000 of the City of Los Angeles Tenant Holdback Reserve, the satisfaction of the HVAC unit having been installed with respect to the City of Los Angeles space. The amendment authorizing the extension of the lease is expected to permit termination of the lease with 90 days’ notice.

Loan No. 25 – Manchester Financial Building – At origination, the borrower deposited $3,000,000 into an Occupancy Reserve. The reserve will be released to the borrower at such time as the Manchester Financial Building Mortgaged Property generates an 8.78% net operating income debt yield based on tenants in occupancy and paying full unabated rent. The borrower has the option to replace the reserve with an acceptable irrevocable letter of credit delivered to the lender (as beneficiary) in the amount of $3,000,000 from a lending institution acceptable to the lender. Upon delivery of an acceptable letter of credit, the $3,000,000 reserve amount will be returned to the borrower.

(14)	Loan No. 10 – Headquarters Plaza – In connection with the imposition of any property improvement plan pursuant to a franchise agreement costing in excess of $500,000, the borrowers are required to deposit with the lender an amount (the “PIP Deposit”) equal to 115.0% of the costs of the related work required under the property improvement plan (the “PIP Work”) (in excess $500,000), which such cost shall be exclusive of: (i) the cost of any PIP Work which is duplicative of any furniture, fixtures and equipment (“FF&E”) approved (or deemed approved) by the lender for which adequate FF&E reserve funds are being held by the lender and (ii) provided the applicable franchise agreement and franchisor satisfy certain conditions set forth in the loan documents, the amount being held in reserve by such franchisor which is available and reasonably anticipated to be used for the PIP Work. All or a portion of the PIP Deposit may, at the borrower’s request, be made from excess cash flow

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funds on deposit in the excess cash flow reserve account. In addition, the borrower may post of letter of credit with Lender in order to satisfy the PIP Deposit.

Loan No. 26 – Rimrock Crossing – Monthly reserves for taxes, insurance, capital expenditures and rollover are conditionally waived at the closing. The taxes and insurance reserves will spring in the event any of the reserve waiver conditions are not met. The capital expenditure and rollover reserves will spring upon the occurrence of a cash management trigger event.

(15)	Loan No. 13 – Westin Crystal City – On the monthly payment dates occurring in February, March, April, May, June, July, September, October, and November of each calendar year during the term of the loan, the borrower is required to deposit $26,667 into the Seasonality Reserve, capped at $240,000.

Loan No. 14 – Marriott Grand Cayman – At origination, the borrower deposited $1,085,464 into the Seasonality Debt Service Reserve. On the monthly payment dates occurring in January, February, March, April and May of each calendar year during the term of the loan, the borrower is required to deposit $180,911 with the lender, as may be adjusted annually, subject to a cap of $1,085,464. The Seasonality Debt Service Reserve funds may be used to pay for shortfalls of any monthly debt service payments due in June, July, August, September, October, November or December that result from insufficient net operating profit at the Marriott Grand Cayman Mortgaged Property.

Loan No. 17 – Hyatt Regency Princeton – The borrower shall deposit on each monthly payment date occurring in March, April, May, June, July, September, October and November of each calendar year during the term of the loan, an amount of $73,750, capped at $590,000.

Loan No. 31 – Country Inn & Suites Romeoville – A monthly seasonality collection of $6,000 will begin in April and continue through September of each calendar year during the term of the loan if the Seasonality Reserve falls below the initial funding amount of $36,000.

(16)	Loan No. 21 – Sinagua Plaza – On each payment date commencing on the first payment date through the payment date in November 2020, the borrower is required to pay to the lender the sum of $2,193, and on each payment date commencing on the payment date in December 2020 through the payment date in November 2023, the borrower is required to pay to the lender the sum of $932, with each such payment to be held in the Replacement Reserve. Beginning on the payment date in December 2023 and continuing for the remainder of the loan term, monthly deposits into the Replacement Reserve will be waived.

Loan No. 25 – Manchester Financial Building – The borrower is required to make monthly deposits into the rollover reserve in the amount of (i) for the first 36 months, $12,943, and (ii) every month thereafter through the loan term, $6,472.

Loan No. 33 – Southpointe Retail – Monthly deposits to the rollover reserve will be suspended commencing on January 6, 2021 provided that, (i) funds in the rollover reserve are equal to or exceed $81,098, (ii) 100.0% of NRA in the improvements is occupied by tenants that are open for business and paying full contractual rent, (iii) the Mortgaged Property maintains a debt yield no less than 8.50%, and (iv) no event of default or cash management period exists.

(17)	For more information see "Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness" in the preliminary prospectus.

(18)	Loan No. 10 – Headquarters Plaza – At origination of the Headquarters Plaza Whole Loan, the borrowers established two separate lockbox accounts: (i) a lockbox account for the hotel portion of the related Mortgaged Property (the “Hotel Lockbox”) and (ii) a lockbox for the office and retail portion of the related Mortgaged Property (the “Non-Hotel Lockbox”). Solely with respect to the hotel portion of the related Mortgaged Property (the “Hotel Property”) and the Hotel Lockbox, (x) so long as the Franchisor CM Conditions (as described in Annex A-3 to the preliminary prospectus) are satisfied, the hotel manager may collect revenues from the Hotel Property, hold the same in one or more eligible accounts with an eligible institution in the name of the borrower that have been pledged as security for the Headquarters Plaza Whole Loan, apply the same to pay operating expenses and brand management fees in accordance with the applicable franchise agreement, and then deposit any excess after payment of such expenses and fees into the Hotel Lockbox, (y) to the extent permitted under the applicable franchise agreement, or if the Franchisor CM Conditions are not satisfied, tenants under leases at the Hotel Property will be directed to deposit all rental payments directly into the Hotel Lockbox, and (z) to the extent that the Franchisor CM Conditions are not satisfied, all credit card companies and credit card clearing banks will be directed to deposit all payments that would otherwise be made to the borrower and/or (hotel) manager directly into the Hotel Lockbox. With respect to the non-hotel portion of the related Mortgaged Property and the Non-Hotel Lockbox, the loan documents require all tenants to be directed to pay all rents directly into the Non-Hotel Lockbox.

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(19)	Loan No. 6 – Harmon Corner – The Harmon Corner Mortgaged Property consists of a 100.0% occupied, three-story retail building totaling 68,613 SF as well as a 60’ high, 306’8” long LED display billboard sign attached to the side of the building. The billboard sign revenue represents approximately 18.8% of the effective gross income.

(20)	Loan No. 10 – Headquarters Plaza – The Cut-off Date Balance Per Unit/SF is calculated using 885,516 SF, which consists of the office (562,242 SF) and retail (167,274 SF) portion of the Headquarters Plaza Mortgaged Property plus 156,000 SF attributable to the hotel portion of the Headquarters Plaza Mortgaged Property. Calculated solely based on the 729,516 SF of the office and retail portion, the Cut-off Date Balance Per Unit/SF is equal to $206. The Number of Units and Occupancy Rate are based on the 729,516 SF related to the office and retail portion of the Mortgaged Property.

Loan No. 20 – Little Tokyo Retail & Parking – The Cut-off Date Balance Per Unit/SF is calculated based on 33,805 SF of retail space at the Little Tokyo Retail & Parking Mortgaged Property. Calculated based on 185,221 SF, which is inclusive of 151,416 SF attributable to the 380 parking spaces at the Little Tokyo Retail & Parking Mortgaged Property, the Cut-off Date Balance Per Unit/SF is equal to $86.38.

(21)	Loan No. 11 – National Office Portfolio – Numerous third party tenants are in free rent or rent abatement periods. $1,656,704 has been reserved with the lender in respect of free rent and rent abatements for the portfolio of related Mortgaged Properties.

(22)	Loan No. 1 – GNL Portfolio – The sole tenant at two of the related Mortgaged Properties, C&J Energy Services, Inc., filed Chapter 11 bankruptcy on July 20, 2016 and emerged from bankruptcy proceedings on January 6, 2017.

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-2

Mortgage Pool Information

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Distribution of Cut-off Date Balances(1)(2)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
$2,440,000	-	$5,000,000	7	$23,621,425	3.4%	4.881%	119	2.19x	58.7%	50.1%
$5,000,001	-	$10,000,000	5	$33,022,596	4.7%	4.420%	119	1.99x	57.5%	54.4%
$10,000,001	-	$15,000,000	5	$60,877,027	8.7%	4.568%	120	1.77x	57.3%	51.3%
$15,000,001	-	$20,000,000	4	$66,850,000	9.6%	4.542%	103	1.77x	65.3%	59.1%
$20,000,001	-	$25,000,000	8	$188,875,073	27.1%	4.469%	97	2.39x	54.5%	52.5%
$30,000,001	-	$35,000,000	4	$137,000,000	19.7%	4.439%	105	1.63x	52.9%	50.7%
$40,000,001	-	$45,000,000	2	$88,400,000	12.7%	4.556%	120	1.68x	62.1%	60.3%
$45,000,001	-	$50,500,000	2	$98,100,000	14.1%	3.913%	118	3.24x	44.7%	44.7%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Mortgage Rates(1)(2)
						Weighted Averages
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
2.7400%	-	4.0000%	3	$75,100,000	10.8%	3.211%	96	4.39x	27.5%	27.5%
4.0001%	-	4.5000%	15	$320,599,623	46.0%	4.342%	113	1.96x	56.8%	54.3%
4.5001%	-	5.0000%	12	$240,115,753	34.5%	4.693%	115	1.72x	60.2%	56.4%
5.0001%	-	5.4485%	7	$60,930,746	8.7%	5.276%	74	1.84x	63.1%	59.1%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Property Type Distribution(1)(2)
					Weighted Averages
Property Type	Number of Mortgage Properties	Aggregate Cut-Off Date Balance	% of Initial Outstanding Pool Balance	Number of Units/Rooms/Pads/ NRA/Beds	Cut-off Date Balance per Unit/Room/ NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
Retail	34	$154,196,874	22.1%	3,342,061	$214	4.619%	105	97.0%	1.96x	59.9%	55.8%
Single Tenant	25	$59,599,623	8.6%	2,741,807	$179	4.480%	119	100.0%	2.23x	52.9%	49.4%
Unanchored	5	$46,247,251	6.6%	142,000	$369	4.928%	93	93.8%	1.64x	64.5%	59.6%
Anchored	3	$42,600,000	6.1%	372,417	$114	4.514%	95	97.6%	1.90x	66.2%	62.0%
Shadow Anchored	1	$5,750,000	0.8%	85,837	$67	4.360%	118	86.0%	2.05x	49.1%	44.9%
Mixed Use	9	$147,641,203	21.2%	3,377,950	$854	4.071%	118	94.7%	2.78x	49.0%	47.6%
Office/Retail	3	$60,600,000	8.7%	2,076,642	$649	3.629%	116	93.0%	3.92x	35.3%	33.9%
Retail/Signage	1	$35,000,000	5.0%	68,613	$2,084	4.250%	121	100.0%	2.02x	56.5%	56.5%
Office/Hospitality/Retail	1	$25,000,000	3.6%	729,516	$169	4.355%	120	91.8%	2.23x	62.8%	62.8%
Parking/Retail	1	$16,000,000	2.3%	33,805	$473	4.590%	120	90.4%	1.50x	57.1%	48.9%
Office/Industrial	2	$8,601,203	1.2%	465,149	$71	4.369%	120	100.0%	2.22x	57.9%	57.9%
Multifamily/Retail	1	$2,440,000	0.4%	4,225	$578	5.150%	119	100.0%	1.52x	56.7%	56.7%
Office	26	$131,302,424	18.8%	3,788,633	$204	4.382%	120	93.9%	1.78x	63.9%	59.0%
Suburban	24	$82,307,604	11.8%	3,453,523	$114	4.476%	120	94.2%	1.79x	64.5%	57.3%
CBD	2	$48,994,820	7.0%	335,110	$354	4.225%	120	93.4%	1.78x	62.9%	61.9%
Multifamily	18	$127,950,000	18.4%	1,535	$263,516	4.416%	108	95.7%	2.03x	52.3%	50.7%
Garden	3	$67,950,000	9.8%	562	$142,627	4.880%	120	96.2%	1.58x	60.2%	57.3%
Mid Rise	13	$35,000,000	5.0%	146	$513,699	4.712%	118	97.4%	1.30x	58.2%	58.2%
High Rise	2	$25,000,000	3.6%	827	$241,838	2.740%	59	92.0%	4.28x	22.5%	22.5%
Hospitality	4	$70,593,495	10.1%	929	$194,844	4.872%	96	83.6%	2.18x	59.8%	56.3%
Full Service	3	$65,904,141	9.5%	845	$204,736	4.862%	95	84.1%	2.16x	59.8%	56.9%
Limited Service	1	$4,689,354	0.7%	84	$55,826	5.009%	118	77.3%	2.45x	59.4%	48.9%
Industrial	7	$65,062,126	9.3%	1,867,118	$193	4.365%	89	100.0%	1.92x	42.7%	42.7%
Flex	2	$46,500,000	6.7%	283,114	$242	4.364%	76	100.0%	1.80x	36.6%	36.6%
Distribution	3	$11,989,024	1.7%	724,187	$71	4.369%	120	100.0%	2.22x	57.9%	57.9%
Manufacturing	1	$4,131,818	0.6%	320,680	$71	4.369%	120	100.0%	2.22x	57.9%	57.9%
Warehouse	1	$2,441,283	0.4%	539,137	$71	4.369%	120	100.0%	2.22x	57.9%	57.9%
Total/Weighted Average	98	$696,746,122	100.0%			4.423%	109	94.6%	2.13x	55.3%	52.6%

Please see footnotes on page A-2-4.

A-2-1

Annex A-2

Mortgage Pool Information

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Geographic Distribution(1)(2)
				Weighted Averages
State/Location	Number of Mortgage Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
New York	22	$225,422,286	32.4%	4.066%	103	2.52x	43.9%	43.9%
New Jersey	4	$59,697,406	8.6%	4.418%	119	2.12x	63.2%	61.5%
Maryland	2	$50,850,000	7.3%	4.519%	99	1.71x	69.8%	64.0%
Pennsylvania	2	$45,334,064	6.5%	4.927%	120	1.55x	60.6%	57.1%
Nevada	2	$41,067,596	5.9%	4.272%	121	1.99x	57.7%	55.9%
California	5	$39,699,820	5.7%	4.487%	119	1.86x	55.3%	48.8%
California - Southern(4)	5	$39,699,820	5.7%	4.487%	119	1.86x	55.3%	48.8%
Colorado	3	$32,484,992	4.7%	4.955%	82	1.98x	66.2%	66.2%
Other	58	$202,189,957	29.0%	4.618%	112	2.04x	58.7%	53.6%
Total/Weighted Average	98	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Cut-off Date LTV Ratios(1)(2)(3)
						Weighted Averages
Range of Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date or ARD LTV Ratio
17.2%	-	40.0%	4	$108,100,000	15.5%	3.555%	85	3.54x	27.2%	27.2%
40.1%	-	50.0%	2	$17,750,000	2.5%	4.709%	119	2.14x	44.9%	43.5%
50.1%	-	55.0%	3	$36,205,000	5.2%	4.379%	119	2.47x	51.4%	51.4%
55.1%	-	60.0%	11	$231,078,315	33.2%	4.618%	113	1.89x	57.5%	55.4%
60.1%	-	65.0%	11	$207,512,807	29.8%	4.506%	120	1.79x	62.5%	57.9%
65.1%	-	70.0%	3	$72,500,000	10.4%	4.695%	102	1.74x	69.3%	63.8%
70.1%	-	73.4%	3	$23,600,000	3.4%	4.789%	76	1.79x	71.4%	68.2%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Maturity Date or ARD LTV Ratios(1)(2)(3)
						Weighted Averages
Range of LTV Ratios at Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date or ARD LTV Ratio
17.2%	-	40.0%	4	$108,100,000	15.5%	3.555%	85	3.54x	27.2%	27.2%
40.1%	-	50.0%	7	$67,911,201	9.7%	4.636%	119	1.70x	55.5%	47.5%
50.1%	-	55.0%	9	$120,294,920	17.3%	4.664%	107	1.95x	58.4%	52.1%
55.1%	-	60.0%	7	$211,690,000	30.4%	4.583%	119	1.88x	58.1%	57.3%
60.1%	-	70.8%	10	$188,750,000	27.1%	4.510%	108	1.89x	66.4%	63.8%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)(2)
						Weighted Averages
Range of Underwritten NCF Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
1.29x	-	1.40x	5	$67,844,820	9.7%	4.678%	119	1.34x	59.7%	54.9%
1.41x	-	1.50x	3	$29,324,278	4.2%	4.574%	120	1.50x	59.3%	49.5%
1.51x	-	1.60x	5	$116,640,000	16.7%	4.638%	102	1.57x	53.8%	49.6%
1.61x	-	1.70x	2	$45,720,933	6.6%	4.651%	119	1.66x	61.0%	54.5%
1.71x	-	1.80x	1	$16,000,000	2.3%	4.359%	120	1.77x	63.7%	52.5%
1.81x	-	1.90x	5	$94,317,596	13.5%	4.505%	106	1.84x	65.2%	63.3%
1.91x	-	2.00x	2	$40,754,141	5.8%	5.122%	57	1.91x	62.2%	59.9%
2.01x	-	2.25x	7	$144,105,000	20.7%	4.387%	120	2.15x	57.0%	56.8%
2.26x	-	2.50x	2	$18,189,354	2.6%	4.579%	119	2.34x	60.7%	58.0%
2.51x	-	6.73x	5	$123,850,000	17.8%	3.696%	105	3.71x	37.7%	37.7%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Please see footnotes on page A-2-4.

A-2-2

Annex A-2

Mortgage Pool Information

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Original Terms to Maturity or ARD(1)(2)
				Weighted Averages
Original Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
60	5	$119,254,141	17.1%	4.423%	58	2.31x	45.3%	44.5%
120	31	$542,491,981	77.9%	4.434%	119	2.10x	57.5%	54.1%
121	1	$35,000,000	5.0%	4.250%	121	2.02x	56.5%	56.5%
Total/Weighted Average	37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Remaining Terms to Maturity or ARD(1)(2)
						Weighted Averages
Range of Remaining Terms to Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
56	-	60	5	$119,254,141	17.1%	4.423%	58	2.31x	45.3%	44.5%
115	-	121	32	$577,491,981	82.9%	4.423%	119	2.10x	57.4%	54.2%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Distribution of Underwritten NOI Debt Yields(1)(2)(3)
						Weighted Averages
Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date or ARD LTV Ratio
6.2%	-	8.0%	3	$70,440,000	10.1%	4.552%	90	1.44x	43.3%	43.3%
8.1%	-	9.0%	10	$188,449,820	27.0%	4.519%	120	1.71x	59.8%	57.3%
9.1%	-	10.0%	4	$64,027,027	9.2%	4.783%	84	1.72x	65.5%	61.5%
10.1%	-	11.0%	7	$128,464,847	18.4%	4.472%	120	2.02x	60.6%	57.5%
11.1%	-	12.0%	5	$94,170,933	13.5%	4.022%	104	2.52x	53.0%	47.5%
12.1%	-	13.0%	1	$24,750,000	3.6%	4.379%	119	2.72x	50.4%	50.4%
13.1%	-	14.0%	2	$29,750,000	4.3%	4.482%	117	2.50x	55.3%	54.5%
14.1%	-	15.0%	1	$18,000,000	2.6%	4.551%	116	1.88x	68.8%	63.0%
15.1%	-	26.1%	4	$78,693,495	11.3%	4.147%	97	3.56x	39.6%	37.9%
Total/Weighted Average			37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Amortization Types(1)(2)
				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
Full IO	21	$497,995,000	71.5%	4.328%	107	2.32x	52.3%	52.0%
Amortizing	10	$110,951,122	15.9%	4.773%	106	1.70x	61.4%	51.5%
Partial IO	6	$87,800,000	12.6%	4.522%	119	1.63x	64.7%	57.1%
Total/Weighted Average	37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Loan Purposes(1)(2)
				Weighted Averages
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(3)
Refinance	25	$422,896,498	60.7%	4.443%	104	2.16x	51.2%	48.0%
Acquisition	9	$184,849,623	26.5%	4.402%	113	2.01x	62.8%	59.5%
Recapitalization	3	$89,000,000	12.8%	4.374%	120	2.23x	59.8%	59.8%
Total/Weighted Average	37	$696,746,122	100.0%	4.423%	109	2.13x	55.3%	52.6%

Please see footnotes on page A-2-4.

A-2-3

Annex A-2

Mortgage Pool Information

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

(1)	All numerical information concerning the mortgage loans is approximate and, in the case of mortgage loans secured by multiple properties, is based on allocated loan amounts with respect to such properties. All weighted average information regarding the mortgage loans reflects the weighting of the mortgage loans based on their outstanding principal balances as of the Cut-off Date or, in the case of mortgage loans secured by multiple properties, allocated loan amounts. The sum of numbers and percentages in columns may not match the “Total” due to rounding.

(2)	With respect to any mortgage loan that is part of a whole loan, unless otherwise indicated, LTV, DSCR and Debt Yield calculations in this Term Sheet include any related pari passu companion loans and exclude any subordinate companion loans, as applicable. Additionally, LTV, DSCR and Debt Yield figures in this Term Sheet are calculated for mortgage loans without regard to any additional indebtedness that may be incurred at a future date.

(3)	With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Riverview Landing, the Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield are based on the mortgage loan amount net of the unit upgrade earnout of $2,450,000 that was escrowed at origination. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield based on the mortgage loan amount including the unit upgrade earnout are 64.2%, 7.9%, and 7.7%, respectively. The Maturity Date or ARD LTV Ratio is based on the mortgage loan amount including the unit upgrade earnout and calculated using the “As-Stabilized” value of $77,100,000, which assumes that the renovation of the remaining 229 units is completed by September 1, 2020. The Maturity Date or ARD LTV Ratio based on the total mortgage loan amount including the unit upgrade earnout and calculated using the “As-Is” appraised value is 64.2%. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Cress Creek Square, the Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield are based on the mortgage loan amount net of the holdback reserve of $400,000 that was escrowed at origination. The Cut-off Date LTV Ratio, U/W NOI Debt Yield, and U/W NCF Debt Yield based on total mortgage loan amount including the holdback reserve are 65.3%, 11.5%, and 10.6%, respectively. For additional information, see “Description of the Mortgage Pool—Mortgage Pool Characteristics – Appraised Value” in the Preliminary Prospectus and the footnotes to Annex A-1 in the Preliminary Prospectus.

(4)	“California – Southern” includes zip codes at or below 93600.

A-2-4

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

 A-3-1

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

A-3-2

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

A-3-3

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

TORONTO
CANADA
Lake Ontario
Hamilton
Rochester
Syracuse
BUFFALO
NEW YORK
Albany
Lake Erie
Erie
Ithaca
Jamestown
Elmira
Binghamton
Springfield
Hartford
Mansfield
Scranton
Youngstown
Du Bois
Williamsport
New Haven
PENNSYLVANIA
NEW YORK
Bohemia
Allentown
PITTSBURGH
Johnstown
Harrisburg
Reading
Plainsboro
Trenton
Wheeling
York
PHILADELPHIA
Morgantown
Hagerstown
Wilmington
BALTIMORE
NJ
Atlantic City
WEST VIRGINIA
WASH. DC
Dover
Arlington
Annapolis
Atlantic Ocean
Salisbury
Ocean City
Charlottesville
VIRGINIA
Richmond
Lynchburg

ONTARIO
Rainy Lake
Fort Frances
Ranier
Rainy River
INTERNATIONAL FALLS
MINNESOTA
Falls International Airport

Ludington
Lake Huron
Bad Axe
Mount Pleasant
Midland
Bay City
Saginaw
Muskegon
MICHIGAN
GRAND RAPIDS
Flint
Port Huron
Lake Michigan
Holland
East Lansing
Lansing
Troy
ONTARIO
Battle Creek
Kalamazoo
Ann Arbor
DETROIT
St. Joseph
Portage
Jackson
Van Buren Township
WINDSOR
Coldwater
Adrian
Lake Erie
Michigan City
Elkhart
TOLEDO
South Bend
Valparaiso
Sandusky
Elyria
Bowling Green
Fremont
Auburn
FORT WAYNE
INDIANA
Van Wert
Findlay
Logansport
Lima
Mansfield
OHIO
Kokomo
Marion
Lafayette
Mount Vernon

Greenbrier
White House
Gallatin
Hendersonville
NASHVILLE
Mount Juliet
Lebanon
Brentwood
Smyrna
Franklin
Murfreesboro
Spring Hill
Columbia

The Woodlands
Spring
Atascocita
Cypress
HOUSTON
Katy
Baytown
Pasadena
La Porte
Sugar Land
Missouri City
Pearland
League City
Texas City
Rosenberg
Richmond

GNL Portfolio

1	Sandoz, Inc.	Plainsboro, NJ
2	Intervet Inc.	Madison, NJ
3	GE Aviation Systems, LLC	Grand Rapids, MI
4	FedEx Ground Package System, Inc. (NY)	Bohemia, NY
5	Nissan North America Inc.	Murfreesboro, TN
6	Constellium Automotive USA, LLC	Van Buren Township, MI
7	C&J Energy Services, Inc. II	Houston, TX
8	Lippert Components Manufacturing, Inc.	South Bend, IN
9	FedEx Ground Package System, Inc. (WV)	Morgantown, WV
10	C&J Energy Services, Inc. I	Houston, TX
11	United States of America	International Falls, MN
12	PNC Bank N.A.	Scranton, PA

A-3-4

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CREFI			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Various
Original Balance(1):	$50,500,000			Detailed Property Type:	Various
Cut-off Date Balance(1):	$50,500,000			Title Vesting:	Fee
% of Initial Pool Balance:	7.2%			Year Built/Renovated:	Various
Loan Purpose:	Recapitalization			Size:	2,620,673 SF
Borrower Sponsor:	Global Net Lease Operating Partnership, L.P.			Cut-off Date Balance per SF(1):	$71
				Maturity Date Balance per SF(1):	$71
Mortgage Rate:	4.3690%			Property Manager(5):	Self-Managed
Note Date:	10/27/2017
First Payment Date:	12/6/2017
Maturity Date:	11/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$20,159,620
Seasoning:	0 months			UW NOI Debt Yield(1):	10.8%
Prepayment Provisions(2):	YM1 (116); O (4)			UW NOI Debt Yield at Maturity(1):	10.8%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR(1):	2.22x
Additional Debt Type(1)(3):	Pari Passu			Most Recent NOI(6):	$21,052,501 (8/31/2017 TTM)
Additional Debt Balance(1)(3):	$136,500,000			2nd Most Recent NOI(6):	$21,010,966 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(6):	$20,024,180 (12/31/2015)
Reserves(4)				Most Recent Occupancy:	100.0% (11/1/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(7):	100.0% (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(7):	100.0% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$323,100,000 (Various)
Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	57.9%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	57.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$187,000,000	100.0%	Paydown of Corporate Credit Facility(8):	$120,021,907	62.4%
			Return of Equity:	$64,482,284	34.5%
			Closing Costs:	$2,495,809	1.3%
Total Sources:	$187,000,000	100.0%	Total Uses:	$187,000,000	100.0%

(1)	The GNL Portfolio Mortgage Loan (as defined below) is part of the GNL Portfolio Whole Loan (as defined below), which is comprised of four pari passu promissory notes with an aggregate original principal balance of $187,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the GNL Portfolio Whole Loan.

(2)	Prior to the open prepayment date of August 6, 2027, the GNL Portfolio Whole Loan can be prepaid with payment of prepayment consideration in an amount equal to the greater of (i) a yield maintenance premium as calculated under the GNL Portfolio Whole Loan documents and (ii) 1.0% of the outstanding principal balance of the GNL Portfolio Whole Loan being prepaid on such date. See “Partial Release” below for further discussion of the borrower’s option to release a property or properties from the mortgage loan.

(3)	See “The Mortgage Loan” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements and caps.

(5)	Each of the GNL Portfolio Properties (as defined below) is tenant-managed, except for the United States of America property, which is managed by CBRE of Virginia, Inc.

(6)	The 3rd Most Recent NOI reflects 12 months of financials for all properties, except for the C&J Energy Services II property, which was acquired in March 2015, and the FedEx Ground Package System, Inc. (WV) property, which was built in 2016. The 3rd Most Recent NOI for the C&J Energy Services II property reflects 10 months of financials. 2nd Most Recent NOI reflects 12 months of financials for all properties, except for the FedEx Ground Package System, Inc. (WV) property due to its recent construction. Most Recent NOI reflects 12 months of financials for all properties except for the FedEx Ground Package System, Inc. (WV) property for which there are six months of financials.

(7)	Excludes the FedEx Ground Package System, Inc. (WV) property, which was constructed in 2016 and acquired in April 2017.

(8)	Proceeds from the GNL Portfolio Whole Loan were used to pay down a corporate credit facility with KeyBank National Association that was secured by equity interests in Global Net Lease, Inc., return equity to the borrower sponsor and cover closing costs.

The Mortgage Loan. The largest mortgage loan (the “GNL Portfolio Mortgage Loan”) is part of a whole loan (the “GNL Portfolio Whole Loan”) evidenced by four pari passu promissory notes with an aggregate original principal balance of $187,000,000. The GNL Portfolio Whole Loan is secured by first priority fee mortgages encumbering a 12-property portfolio comprised of 11 single tenant, net-leased properties and one single tenant property that is leased on a modified gross basis, located in nine states (collectively, the “GNL Portfolio Properties” or “GNL Portfolio”). The GNL Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Column Financial, Inc. Promissory Notes A-1-B and A-2-B, with an aggregate original principal balance of $50,500,000, represent the GNL Portfolio Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-1-A, with an original principal balance of $73,000,000, is currently held by Column Financial, Inc. and is expected to be contributed to the CSAIL 2017-CX10 Trust. Promissory Note A-2-A, with an original principal balance of $63,500,000, is currently held by Column Financial Inc., and is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The GNL Portfolio Whole Loan will be serviced pursuant to the

A-3-5

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

pooling and servicing agreement for the CSAIL 2017-CX10 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

GNL Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-A	$73,000,000	$73,000,000	CSAIL 2017-CX10	Yes
Note A-1-B	$25,250,000	$25,250,000	CCUBS 2017-C1	No
Note A-2-A	$63,500,000	$63,500,000	Column Financial, Inc.	No
Note A-2-B	$25,250,000	$25,250,000	CCUBS 2017-C1	No
Total	$187,000,000	$187,000,000

The Borrower and the Borrower Sponsor. The borrowers are ARC GEGRDMI001, LLC; ARC GSIFLMN001, LLC; ARC MKMDNNJ001, LLC; ARC SZPTNNJ001, LLC; ARC CSVBTMI001, LLC; ARG FEMRGWV001, LLC; ARC NNMFBTN001, LLC; ARC FEBHMNY001, LLC; ARC LPSBDIN001, LLC; ARC PNSCRPA001, LLC; ARC CJHSNTX002, LLC; and ARC CJHSNTX001, LLC (collectively, the “GNL Portfolio Borrowers”), each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Global Net Lease Operating Partnership, L.P., a subsidiary of Global Net Lease Inc. (“GNL”), is the borrower sponsor and nonrecourse carve-out guarantor.

GNL (NYSE: GNL) is a real estate investment trust that acquires commercial properties, with an emphasis on sale-leaseback transactions, involving single tenant net-leased commercial properties. GNL began operations in 2011 and owns assets under management valued at approximately $2.9 billion. GNL’s portfolio consists of 312 properties, including 243 properties in the United States and Puerto Rico, 43 properties in the United Kingdom and 26 properties in Europe totaling 22.0 million SF. GLP had a market capitalization of approximately $1.4 billion as of October 26, 2017.

The Properties. The GNL Portfolio consists of 12 office and industrial assets that are 100.0% leased. The tenancy is diversified across multiple industries, including aerospace, pharmaceuticals, energy, financial services, freight, U.S. government services, automotive, and metals processing. The GNL Portfolio Properties are located in nine states: Indiana, Tennessee, Michigan, New York, New Jersey, Texas, Pennsylvania, West Virginia and Minnesota. The GNL Portfolio contains five office buildings (571,520 SF/21.8% NRA), five industrial buildings (1,584,004 SF/60.4%NRA) and two mixed use buildings (465,149 SF/17.7% NRA). The tenants include companies such as Sandoz, Inc. (parent Novartis AG, NYSE:NVS, rated AA/Aa3/AA- by Fitch/Moody’s/S&P), Intervet, Inc. (parent Merck & Co., NYSE:MRK, rated A/A1/AA by Fitch/Moody’s/S&P), FedEx Ground Package System, Inc. (parent FedEx Corp., NYSE:FDX, rated WD/Baa2/BBB by Fitch/Moody’s/S&P), GE Aviation (parent General Electric Company, NYSE:GE, rated AA-/A1/AA- by Fitch/Moody’s/S&P), C&J Energy Services, Inc. (NYSE:CJ, NR), Constellium Automotive USA, LLC (parent Constellium NV, NYSE:CSTM, rated Caa1/B- by Moody’s/S&P), Nissan North America, Inc. (parent Nissan Motor Co. Ltd., OTCMKTS:NSANY, rated BBB+/WR/A by Fitch/Moody’s/S&P), U.S. General Services Administration (“GSA”, rated AAA/Aaa/AAA, by Fitch/Moody’s/S&P), Lippert Components Manufacturing, Inc. (parent LCI Industries, NYSE:LCII, NR) and PNC Bank, N.A. (parent PNC Financial Services Group Inc., NYSE:PNC, rated A+/A3/A- by Fitch/Moody’s/S&P). As of November 1, 2017, the GNL Portfolio Properties were 100.0% occupied by 10 tenants with a weighted average base rent of $8.39 PSF and weighted average remaining lease term of 9.3 years.

The following table presents certain information relating to the GNL Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built	Net Rentable Area (SF)(1)	UW NCF	% of UW NCF	Allocated Cut-off Date Balance(2)	% of Allocated Cut-off Date Balance	Appraised Value	Allocated Cut-off Date LTV Ratio(2)
Sandoz, Inc.	Plainsboro, NJ	2001	154,101	$3,678,534	20.0%	$34,880,000	18.7%	$59,400,000	58.7%
Intervet Inc.	Madison, NJ	1988	146,366	$2,942,229	16.0%	$26,950,000	14.4%	$49,000,000	55.0%
GE Aviation Systems, LLC	Grand Rapids, MI	1986	369,000	$2,188,171	11.9%	$24,050,000	12.9%	$37,000,000	65.0%
FedEx Ground Package System, Inc. (NY)	Bohemia, NY	1976	158,520	$1,637,007	8.9%	$19,375,000	10.4%	$33,000,000	58.7%
Nissan North America Inc.	Murfreesboro, TN	2008	462,155	$1,393,787	7.6%	$17,030,000	9.1%	$29,000,000	58.7%
Constellium Automotive USA, LLC	Van Buren Twp., MI	1998	320,680	$1,721,534	9.3%	$15,300,000	8.2%	$25,500,000	60.0%
C&J Energy Services, Inc. II	Houston, TX	2013	125,000	$1,164,317	6.3%	$12,550,000	6.7%	$25,100,000	50.0%
Lippert Components Manufacturing, Inc.	South Bend, IN	2003	539,137	$773,905	4.2%	$9,040,000	4.8%	$15,400,000	58.7%
FedEx Ground Package System, Inc. (WV)	Morgantown, WV	2016	103,512	$838,393	4.6%	$7,990,000	4.3%	$13,600,000	58.8%
C&J Energy Services, Inc. I	Houston, TX	2013	96,149	$770,540	4.2%	$7,800,000	4.2%	$15,600,000	50.0%
United States of America	International Falls, MN	2009	33,000	$920,057	5.0%	$7,095,000	3.8%	$12,900,000	55.0%
PNC Bank N.A.	Scranton, PA	1975	113,053	$396,936	2.2%	$4,940,000	2.6%	$7,600,000	65.0%
Total/Wtd. Avg.			2,620,673	$18,425,410	100.0%	$187,000,000	100.0%	$323,100,000	57.9%

(1)	Information is based on the underwritten rent roll.

(2)	Based on the GNL Portfolio Whole Loan principal amount outstanding as of the Cut-off Date.

A-3-6

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

The following table presents certain information related to the property type distribution of the GNL Portfolio Properties:

Property Type Summary(1)
Property Sub-Type	Property Count	GLA (SF)	Occupancy	UW NOI	% of NOI	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value(3)

Office	5	571,520	100.0%	$9,891,297	49.1%	$86,415,000	46.2%	$154,000,000
Industrial	5	1,584,004	100.0%	$6,922,089	34.3%	$68,735,000	36.7%	$116,500,000
Mixed Use	2	465,149	100.0%	$3,346,234	16.6%	$31,850,000	17.0%	$52,600,000
Total/Wtd. Avg.	12	2,620,673	100.0%	$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Information is based on the underwritten rent roll.

(2)	Based on the GNL Portfolio Whole Loan principal amount outstanding as of the Cut-off Date.

(3)	Information is based on the appraisal.

Major Tenants. Set forth below are descriptions of the three tenants that represent the largest portion of annual underwritten base rent.

Sandoz, Inc. (154,101 SF, 5.9% of NRA, 19.2% of underwritten base rent). Sandoz, Inc. (“Sandoz”) leases 154,101 SF at the Sandoz, Inc. property in Princeton, New Jersey. Sandoz is the private United States arm of Swiss pharmaceutical company Novartis AG. Sandoz was originally founded in Switzerland in 1886, and merged with Swiss pharmaceutical firm Ciba-Geigy in 1996, to form Novartis. Sandoz is headquartered in Holzkirchen, Germany, has its U.S. headquarters in Princeton, NJ, and manufactures more than 200 generic oral dosage drugs, which reached more than an estimated 500 million patients in 2016. The company’s product portfolio includes drugs to fight infections, cancers, respiratory ailments, cardiovascular and gastrointestinal disorders, and central nervous system diseases. Sandoz markets its products to wholesalers and retailers, and also directly to consumers, physicians, and hospitals. Novartis maintains labs, plants, and offices worldwide and employs approximately 118,000 employees. Sandoz Inc. operates two manufacturing facilities in the U.S., and has offices in Berkeley, California, Bloomfield, Colorado, Durham, North Carolina, East Hanover, New Jersey, Mechanicsburg, Pennsylvania, Melville, New York, and Wilson, North Carolina. Sandoz Inc. reported $10.1 billion of net sales for 2016. Parent Novartis AG for fiscal year end 2016 reported total revenue of almost $48.5 billion, net income of $6.7 billion, total assets of $130.0 billion, and total equity of $74.8 billion, with an approximate market cap of $193.2 billion as of May 31, 2017.

Intervet, Inc. (146,366 SF, 5.6% of NRA. 15.4% of underwritten base rent). Intervet, Inc. leases 146,366 SF at the Intervet, Inc. property located in Madison, New Jersey. Merck & Co., Inc. (“Merck”), the parent entity of Intervet, Inc., is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. Merck was founded in 1891 as the U.S. subsidiary of German parent the Merck Group and is based in Kenilworth, New Jersey. The parent was established in 1668 by the Merck family, is based in Darmstadt, Germany and has operations in 140 countries with 68,000 employees, including approximately 26,500 employed in the U.S. and Puerto Rico as of December 31, 2016. Merck’s operations are principally managed on a products basis and include four operating segments: Pharmaceutical, Animal Health, Healthcare Services and Alliances segments. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Merck sells primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers, such as, health maintenance organizations, pharmacy benefit managers and other institutions. As of year-end 2016, Merck reported total annual revenues of $39.8 billion, total annual net income of $3.9 billion, total assets of almost $95.4 billion and total equity of $40.3 billion, with an approximate current market cap of $173.3 billion as of May 31, 2017.

FedEx Ground Package System, Inc. (262,032 SF, 10.0% of NRA, 13.19% of underwritten base rent). FedEx Ground Package System, Inc. (“FedEx GPS”) leases 158,520 SF (6.0% of portfolio NRA and 8.9% of portfolio underwritten base rent) at the FedEx Ground Package System, Inc. property in Bohemia, New York, as well as 103,512 SF (3.9% of portfolio NRA and 4.5% of portfolio underwritten base rent) at the FedEx Ground Package System, Inc. property in Morgantown, West Virginia. FedEx GPS is a subsidiary of FedEx Corporation, which provides transportation, e-commerce, and business services worldwide. FedEx Corporation was founded in 1971, is headquartered in Memphis, Tennessee, and had 88,000 employees as of May 31, 2017. The tenant is a leading North American provider of small-package ground delivery services and is headquartered in Pittsburgh, Pennsylvania. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, plus residential delivery to 100.0% of U.S. residences through its FedEx Home Delivery service. FedEx SmartPost is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages, primarily using the U.S. Postal Service for final delivery to residences. The FedEx Ground segment also includes FedEx Supply Chain, which provides integrated supply chain management solutions. FedEx Ground operates a multiple hub-and-spoke sorting and distribution system consisting of 588 facilities, including 36 hubs, in the U.S. and Canada. The tenant conducts its operations primarily with approximately 57,000 owner-operated vehicles and approximately 58,000 company-owned trailers. As of fiscal year end 2016 (May 31, 2017) the parent company reported total annual revenues of $60.3 billion, total annual net income of almost $3.0 billion, total assets of $48.6 billion, and total equity of $16.1 billion, with an approximate current market cap of $60.1 billion as of November 3, 2017.

A-3-7

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

The following table presents certain information relating to the major leases at the GNL Portfolio Properties based on SF:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Property Count	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Lippert Components Manufacturing, Inc.	NR/NR/NR	1	539,137	20.6%	$1,058,608	4.7%	$1.96	8/31/2026
Nissan North America Inc.(3)	BBB+/WR/A	1	462,155	17.6%	$1,746,946	7.8%	$3.78	9/30/2028
GE Aviation Systems, LLC	AA-/A1/AA-	1	369,000	14.1%	$2,705,582	12.1%	$7.33	12/31/2025
Constellium Automotive USA, LLC	NR/Caa1/B-	1	320,680	12.2%	$1,999,468	9.0%	$6.24	11/30/2029
FedEx Ground Package System, Inc.	NR/Baa2/BBB	2	262,032	10.0%	$2,928,941	13.1%	$11.18	Various(4)
C&J Energy Services, Inc.	NR/NR/NR	2	221,149	8.4%	$2,461,490	11.0%	$11.13	10/31/2023
Sandoz, Inc.(5)	AA/Aa3/AA-	1	154,101	5.9%	$4,270,139	19.2%	$27.71	7/31/2026
Intervet, Inc.	A/A1/AA	1	146,366	5.6%	$3,439,601	15.4%	$23.50	8/31/2025
PNC Bank N.A.	A+/A3/A-	1	113,053	4.3%	$570,455	2.6%	$5.05	7/31/2029
U.S. General Services Administration	AAA/Aaa/AAA	1	33,000	1.3%	$1,112,304	5.0%	$33.71	7/18/2025
Total/Wtd. Avg.		12	2,620,673	100.0%	$22,293,534	100.0%	$8.51

(1)	Information is based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field whether or not the parent company guarantees the lease.

(3)	Nissan North America Inc. has the right to terminate its lease on September 30, 2023 with 19 months’ written notice and payment of a termination fee equal to $5,125,000.

(4)	FedEx Ground Package System, Inc. has lease expiration dates of July 31, 2024 and October 31, 2026 at the FedEx Ground Package System, Inc. (NY) property and FedEx Ground Package System, Inc. (WV) property, respectively.

(5)	Sandoz has the right to terminate its lease on June 30, 2021 with 12 months’ notice and payment of a termination fee equal to $23,000,000.

The following table presents certain information relating to the lease rollover schedule at the GNL Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2017	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0.00	0.0%	0.0%
2023	2	221,149	8.4%	8.4%	$11.13	2,461,490	11.0%	11.0%
2024	1	158,520	6.0%	14.5%	$12.29	1,948,502	8.7%	19.8%
2025	3	548,366	20.9%	35.4%	$13.23	7,257,487	32.6%	52.3%
2026	3	796,750	30.4%	65.8%	$7.92	6,309,186	28.3%	80.6%
2027 & Beyond	3	895,888	34.2%	100.0%	$4.82	4,316,869	19.4%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	12	2,620,673	100.0%		$8.51	$22,293,534	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

The Market. The 12 GNL Portfolio Properties are located across nine states: Indiana, Tennessee, Michigan, New York, New Jersey, Texas, Pennsylvania, West Virginia and Minnesota. The U.S. industrial market, as of the first quarter of 2017, had an average asking rent of $5.63 per SF and a vacancy rate of 5.3% as of the first quarter of 2017, which rate has decreased from 6.1% a year earlier. The U.S. office market, as of the second quarter of 2017, had an average asking rent of $30.35 per SF and a vacancy rate of 13.3%.

A-3-8

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

The following table presents certain market information relating to the GNL Portfolio Properties:

GNL Portfolio – Markets Summary(1)
Property	Market/Sub Market	Property Type	Overall Vacancy Rate	Market Inventory SF	Delivered SF	Under Construction SF	Overall Net Absorption 2Q2017	Overall Wtd. Avg. Asking Rent (PSF)
Sandoz, Inc.	Princeton Route 1 Corridor	Office	19.4%	17,297,996	N/A	N/A	(265,423)	$26.30
Intervet Inc.	Route 10/24 Corridor	Office	21.7%	8,802,330	N/A	N/A	(32,365)	$29.00
GE Aviation Systems, LLC	Grand Rapids/West Michigan	Industrial	2.0%	74,748,104	449,260	0	2,017,709	$3.53
	West Michigan	Office	5.4%	80,626,914	366,777	603,573	446,925	$13.08
FedEx Ground Package System, Inc. (NY)	Bohemia/Ronkonkoma	Industrial	2.4%(2)	14,069,785	24,000	38,000	10,000	$9.31
Nissan North America Inc.	Nashville	Industrial	3.9%	134,544,000	2,250,000	1,410,800	2,162,000	$3.83
Constellium Automotive USA, LLC	Detroit	Industrial	3.5%	494,341,274	1,257,261	3,273,214	(629,872)	$5.53
C&J Energy Services, Inc. II	Houston	Office	18.0%	185,461,990	1,452,124	1,588,908	(1,565,381)	$29.52
Lippert Components Manufacturing, Inc.	South Bend/Mishawaka	Industrial	3.8%	33,459,307	0	230,000	94,313	$3.73
FedEx Ground Package System, Inc. (WV)	Monongalia County, West Virginia	Industrial	10.6%	592,839	0	0	(31,400)	$9.13
C&J Energy Services, Inc. I	Houston	Industrial	6.8%	412,853,101	3,095,146	2,029,255	1,311,933	$6.28
U.S. General Services Administration	International Falls	Flex(3)	7.0%	1,125,127	N/A	N/A	N/A	$6.35(2)
PNC Bank N.A.	Scranton CBD	Office	3.9%	4,429,595	7,400	0	211,070	$13.17

(1)	Information is based on the appraisals.

(2)	Represents the five-year average vacancy rate.

(3)	The local office market in the International Falls area is extremely small, and according to the appraisal, the office market inventory was 192,953 SF with a 0.0% vacancy rate. Due to the unique location and specified use of the U.S. General Services Administration property, comparable asking rents were not available for the International Falls office market.

A-3-9

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the GNL Portfolio Properties:

Cash Flow Analysis
	2014(1)	2015(2)	2016(2)	8/31/2017 TTM(2)	UW	UW PSF
Base Rent	N/A	$20,271,940	$21,376,301	$21,383,427	$21,987,392	$8.39
Rent Steps(3)	N/A	$0	$0	$0	$306,141	$0.12
Gross Potential Rent(4)	N/A	$20,271,940	$21,376,301	$21,383,427	$22,293,534	$8.51
Total Reimbursements	N/A	$3,156,586	$3,147,665	$3,846,674	$6,335,154	$2.42
Net Rental Income	N/A	$23,428,526	$24,523,966	25,230,101	$28,628,687	$10.92
Less Vacancy & Credit Loss	N/A	$0	$0	$0	($1,431,434)	($0.55)
Effective Gross Income	N/A	$23,428,526	$24,523,966	$25,230,101	$27,197,253	$10.38
Total Operating Expenses	N/A	$3,404,346	$3,513,000	$4,177,600	$7,037,633	$2.69
Net Operating Income	N/A	$20,024,180	$21,010,966	$21,052,501	$20,159,620	$7.69
Tenant Improvements	N/A	$0	$0	$0	$823,225	$0.31
Leasing Commissions	N/A	$0	$0	$0	$563,977	$0.22
Replacement Reserves	N/A	$0	$0	$0	$347,007	$0.13
Net Cash Flow	N/A	$20,024,180	$21,010,966	$21,052,501	$18,425,410	$7.03

Occupancy %	N/A	100.0%	100.0%	100.0%	100.0%(4)
NOI DSCR(5)	N/A	2.42x	2.54x	2.54x	2.43x
NCF DSCR(5)	N/A	2.42x	2.54x	2.54x	2.22x
NOI Debt Yield(5)	N/A	10.7%	11.2%	11.3%	10.8%
NCF Debt Yield(5)	N/A	10.7%	11.2%	11.3%	9.9%

(1)	The GNL Portfolio Properties were acquired by Global Net Lease, Inc. from 2014 to 2017. Due to the timing of the acquisitions, cash flow information was not available for 2014.

(2)	The 2015 cash flow information reflects 12 months of financials for all properties, except for the C&J Energy Services II property which was acquired in March 2015 and the FedEx Ground Package System, Inc. (WV) property which was built in 2016. The 2015 cash flow information for the C&J Energy Services II property reflects 10 months of financials. 2016 cash flow information reflects 12 months of financials for all properties, except for the FedEx Ground Package System, Inc. (WV) property due to its recent construction. 8/31/2017 TTM cash flow information reflects 12 months of financials for all properties, except for the FedEx Ground Package System, Inc. (WV) property for which there are six months of financials.

(3)	UW Rent Steps represent contractual rent steps of $213,497 taken through October 1, 2018 and the present value of rent steps for credit tenants ($92,644).

(4)	UW Gross Potential Rent and UW Occupancy are based on the underwritten rent roll.

(5)	Debt service coverage ratios and debt yields are based on the GNL Portfolio Whole Loan.

Escrows and Reserves. The GNL Portfolio Whole Loan documents provide for springing escrows for taxes, insurance, replacement reserves and tenant improvement and leasing commissions which are to be collected on a monthly basis in the event that a Cash Sweep Period (as defined below) has occurred and is continuing. During a Cash Sweep Period, the GNL Portfolio Borrowers are required to deposit on each monthly payment date an amount equal to (i) 1/12 of the estimated annual taxes and insurance premiums, provided that if insurance for the GNL Portfolio Properties is provided through a blanket insurance policy acceptable to the lender, the GNL Portfolio Borrowers will not be required to reserve insurance premiums except during the continuation of an event of default, (ii) 1/12 of $0.25 per SF for replacement reserves and (iii) 1/12 of $1.00 per SF for tenant improvements and leasing commissions.

Lockbox and Cash Management. The GNL Portfolio Whole Loan is structured with a hard lockbox and in place cash management. The tenants have been directed to remit all payments due under their respective leases directly into the lockbox account controlled by the lender. The GNL Portfolio Borrowers will, and will cause the manager to, deposit all amounts received constituting rents directly into the lockbox within two business days after receipt. All funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the GNL Portfolio Whole Loan documents. If no Cash Sweep Period or Lease Sweep Period exists, all excess cash flow will be disbursed to the GNL Portfolio Borrowers after payment of debt service and the fees of the cash management bank. If no Cash Sweep Period exists but a Lease Sweep Period exists, after payment of debt service and fees of the cash management bank, an amount equal to all cash flow attributable to any lease which caused the Lease Sweep Event will be deposited into the rollover reserve account and all remaining excess cash flow will be disbursed to the GNL Portfolio Borrowers. During the continuance of a Cash Sweep Period, all excess cash flow, after payments made in accordance with the GNL Portfolio Whole Loan documents for, among other things, debt service, required reserves and operating expenses, will be held as additional collateral for the GNL Portfolio Whole Loan.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the GNL Portfolio Whole Loan documents; (ii) the occurrence of any bankruptcy action of any GNL Portfolio Borrower, guarantor or manager; (iii) the debt yield being less than 8.20% on any date of determination, based upon the trailing 12-month period immediately preceding such date of determination, as determined by the lender; or (iv) the tenants going dark in, or ceasing to operate in, more than 40% of the gross leasable area of the respective GNL Portfolio Properties as of any date of determination. A Cash Sweep Period will end, with respect to clause (i), upon the acceptance by the lender of a cure of such event of default; with respect to clause (ii), if such manager causes the dismissal or discharge of the same within 90 days after the filing of such bankruptcy action or the GNL Portfolio Borrowers replace the manager with a qualified manager under a replacement management agreement; with respect to clause (iii), the achievement of a debt yield equal to or greater than 8.20%; and with respect to clause (iv), at such time as the tenants that have “gone dark” in, or ceased to operate in their respective spaces, constituting not more than 30% of the gross leasable area of the respective GNL Portfolio Properties.

A-3-10

Various	Collateral Asset Summary – Loan No. 1 GNL Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$50,500,000 57.9% 2.22x 10.8%

A “Lease Sweep Period” means each period commencing on the occurrence of a Lease Sweep Event and continuing until the earlier of (a) the related Lease Sweep Event Cure, or (b) payment in full of all principal and interest on the GNL Portfolio Whole Loan and all other amounts payable under the GNL Portfolio Whole Loan documents.

A “Lease Sweep Event” means the occurrence of any of the following: (a) two or more tenants “go dark” in or cease to occupy their respective demised premises as of any date of determination, (b) any tenant gives written notice of its election to either terminate or not renew its lease or any tenant fails to renew its lease during its renewal notice period, provided that a Lease Sweep Event will not be deemed to occur as described in this clause (b) until the last day on which such tenant has a right to notify the related borrower of such tenant’s election to renew its lease regardless of when such tenant may have notified the related borrower that such tenant is not renewing or does not intend to renew its lease, and/or (c) any bankruptcy action of any tenant.

A “Lease Sweep Event Cure” means (a) if the Lease Sweep Event is caused solely by the occurrence of an event described in clause (a) in the definition above, if (i) one or more of such tenants are no longer “dark” and such tenants have reoccupied their respective properties or a replacement tenant reasonably acceptable to the lender has occupied the applicable demised premises in accordance with a lease reasonably acceptable to the lender and (ii) no more than one tenant remains dark in or no longer occupies its respective demised premises, (b) if the Lease Sweep Event is caused solely by the occurrence of an event described in clause (b) of the definition above, such tenant renews its respective lease on terms and conditions reasonably acceptable to the lender or a replacement tenant reasonably acceptable to the lender has executed a new lease on terms and conditions reasonably acceptable to the lender, or (c) if the Lease Sweep Event is caused by a bankruptcy action of a tenant, if such tenant causes the dismissal or discharge of such bankruptcy action or a replacement tenant reasonably acceptable to the lender has executed a new lease on terms and conditions reasonably acceptable to the lender.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The GNL Portfolio Borrowers may obtain a release of one or more of the GNL Portfolio Properties from the lien of the related mortgage instruments by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties until such time as the applicable whole loan balance is reduced to 90% of the original whole loan amount ($168,300,000) and (ii) 115% (125% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the whole loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least the greater of (1) 11.4% and (2) aggregate GNL Portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant in any property being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property. No release will be permitted if such release would result in a loan-to-value ratio (after giving effect to the release and prepayment of principal and based on the GNL Portfolio Properties remaining subject to the lien of the GNL Portfolio Whole Loan documents) greater than 125%. All prepayments in connection with the release of any property or properties will be applied pro rata among the pari passu notes of the GNL Portfolio Whole Loan and, prior to August 6, 2027, must be accompanied by a yield maintenance premium.

Release of Parcel. Not permitted.

Substitution. If a Lease Sweep Period or default under the GNL Portfolio Whole Loan documents exists or if the GNL Portfolio Borrowers anticipate there will be a Lease Sweep Event based on written notice from tenant that it intends to not renew its lease, to terminate its lease or to go dark, the GNL Portfolio Borrowers may replace one or more of the GNL Portfolio Properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) the GNL Portfolio Borrowers have obtained a rating agency confirmation, (iii) lender has approved the substitute property in its sole discretion, (iv) the GNL Portfolio Borrowers deliver an officer’s certificate to the effect that the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the GNL Portfolio Properties will not be less than the greater of 11.40% and the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) the lender’s receipt of a REMIC opinion.

Terrorism Insurance. The GNL Portfolio Borrowers are required to obtain and maintain, or cause certain tenants to obtain and maintain, insurance against acts of terrorism for losses resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the GNL Portfolio Whole Loan documents. Each of PNC Bank, National Association and FedEx Ground Package Systems, Inc. (for the Morgantown, West Virginia property only) maintains its own insurance meeting the insurance requirements in the GNL Portfolio Whole Loan documents and, if certain conditions are met, including, without limitation, that the related lease is in full force and effect and no default exists under such lease, such insurance may provide for an all other perils deductible not to exceed $2,500,000.

A-3-11

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

A-3-12

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

A-3-13

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

General Motors Building
767 Fifth Avenue
New York, NY 10153
MANHATTAN
Upper East Side
Midtown
East Side
Sutton Place
Murray Hill
CENTRAL PARK
The Lake
Boat House
Conservatory Pond
Bethesda Fountain
Strawberry Fields
Rumsey Playfield
The Mall
Sheep Meadow
East Green
The Dairy
Central Park Zoo
Heckscher Playground
Wollman Rink
The Pond
Central Park South
Apple Store, FAO Schwarz, GM Building
Plaza Hotel
Grand Army Plaza
Bergdorf Goodman, Louis Vuitton
Trump Tower
The Peninsula New York
St. Regis New York
Carnegie Hall
Museum of Modern Art
Bloomingdale's
Bloomberg
Fuller Building
Forum Gallery
The War Museum
Mt. Vernon Hotel Museum and Garden
Barneys New York
Elizabeth Wang Gallery
Academy Mansion
Broadway 1692
Temple Emanu-El
Park Ave. Armory
Hunter College
Asia Society
Frick Collection
Emerging Image
Whitney Museum of American Art
Lever House
399 Park
Citigroup Center
Lipstick Building
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
599 Lexington Avenue
875 Third
345 Park
AXA Center
75 Rockefeller Plaza
45 Rockefeller Plaza
Radio City Music Hall
ROCKEFELLER CENTER
GE Building
1 Rockefeller Plaza
St. Patrick's Cathedral
Saks Fifth Avenue
ITT-American Building
Mutual of Omaha Building
Palmolive Building
Tower 49
JPMorgan Chase Tower
US Plywood Building
Japan Society
245 Park Avenue
485 Lexington Avenue
747 Third Avenue
MetLife Building
450 Lexington Avenue
Grand Central Terminal (Metro North)
2 Grand Central Tower
Wintrop Building
Chrysler Building
Daily News
UNITED NATIONS HEADQUARTERS
QUEENS MIDTOWN TUNNEL
QUEENSBORO BRIDGE
East River
FDR Drive
Bryant Park
New York Public Library
Republic Bank Tower
SUNY College of Optometry
Conde Nast Bldg. (4 Times Sq.)
TIMES SQUARE
Imperial Theatre
Viacom Intl.
Bank of America Tower
New York Times Building
Morgan Stanley Building
News Corp. Building
Exxon Building
Time-Life Building
Paramount Plaza
Gershwin Theatre
9 West 57th
Broadway
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
METRO NORTH
E. 72nd St.
E. 71st St.
E. 70th St.
E. 69th St.
E. 68th St.
E. 67th St.
E. 66th St.
E. 65th St.
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
E. 51st St.
E. 50th St.
E. 49th St.
E. 48th St.
E. 47th St.
E. 46th St.
E. 45th St.
E. 44th St.
E. 43rd St.
E. 42nd St.
E. 41st St.
E. 40th St.
E. 39th St.
E. 38th St.
W. 57th St.
W. 55th St.
W. 53rd St.
W. 52nd St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
W. 40th St.
W. 39th St.
W. 38th St.
Upper West Side
Upper East Side
Astoria
QUEENS
West New York
North Bergen
Weehawken
Union City
Hoboken
NEW JERSEY
JERSEY CITY
Long Island City
Williamsburg
Chelsea
Greenwich Village
SoHo
Tribeca
Chinatown
Financial District
BROOKLYN
Brooklyn Heights
Park Slope
Hudson River
East River

A-3-14

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10153
				General Property Type:	Mixed Use
Original Balance(1):	$47,600,000			Detailed Property Type:	Office/Retail
Cut-off Date Balance(1):	$47,600,000			Title Vesting:	Fee
% of Initial Pool Balance:	6.8%			Year Built/Renovated:	1968/2017
Loan Purpose:	Refinance			Size:	1,989,983 SF
Borrower Sponsors(2):	Boston Properties Limited Partnership; 767			Cut-off Date Balance per SF(1):	$739
	LLC; Sungate Fifth Avenue LLC			Maturity Date Balance per SF(1):	$739
Mortgage Rate:	3.4300%			Property Manager:	Boston Properties Limited
Note Date:	6/7/2017				Partnership
First Payment Date:	7/9/2017
Maturity Date:	6/9/2027
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months			UW NOI(7):	$227,306,409
IO Period:	120 months			UW NOI Debt Yield(1):	15.5%
Seasoning:	5 months			UW NOI Debt Yield at Maturity(1):	15.5%
Prepayment Provisions(3):	LO (29); DEF (84); O (7)			UW NCF DSCR(1):	4.33x
Lockbox/Cash Mgmt Status(4):	Hard/Springing			Most Recent NOI:	$151,425,346 (12/31/2016)
Additional Debt Type(1)(5):	Pari Passu/Subordinate Debt			2nd Most Recent NOI:	$150,511,664 (12/31/2015)
Additional Debt Balance(1)(5):	$1,422,400,000/$830,000,000			3rd Most Recent NOI:	$165,315,617 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy(8):	95.0% (6/1/2017)
Reserves(6)				2nd Most Recent Occupancy:	96.3% (12/31/2016)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	96.7% (12/31/2015)
RE Tax:	$0	Springing	N/A	Appraised Value (as of):	$4,800,000,000 (5/8/2017)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	30.6%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	30.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$2,300,000,000	100.0%	Loan Payoff:	$1,606,000,000	69.8%
			Closing Costs:	$41,107,677	1.8%
			Return of Equity:	$652,892,323	28.4%
Total Sources:	$2,300,000,000	100.0%	Total Uses:	$2,300,000,000	100.0%

(1)	The General Motors Building Mortgage Loan (as defined below) is part of the General Motors Building Whole Loan (as defined below), which is comprised of 33 pari passu senior notes with an aggregate original principal balance of $1,470,000,000 and four subordinate notes with an aggregate original principal balance of $830,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the Senior Notes (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV based on the General Motors Building Whole Loan are $1,156, $1,156, 9.9%, 9.9%, 2.77x, 47.9% and 47.9%, respectively.

(2)	The borrower sponsors did not provide a non-recourse carve-out guaranty or an environmental indemnity. See “The Borrower and the Borrower Sponsors” below for more details.

(3)	The defeasance lockout period will be at least 29 payment dates beginning with and including the first payment date on July 9, 2017. Defeasance is permitted at any time after the earlier of (i) the third anniversary of the closing date of the General Motors Building Whole Loan or (ii) two years from the closing date of the securitization of the last General Motors Building Whole Loan promissory note to be securitized.

(4)	See “Lockbox and Cash Management” below for further discussion of cash management status.

(5)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(7)	UW NOI includes UW Gross Potential Rent which has been underwritten based on the June 1, 2017 rent roll and includes rent steps through June 2018, net present value step rent credit for investment grade and American Lawyer 100 law firm tenants through each such tenant’s scheduled lease expiration equal to $11,269,632, mark-to-market adjustment based on the appraiser’s concluded market rents of $17,100,676 and a gross up of vacant space based on the appraiser’s concluded market rents of $16,547,756. Further adjustments to base rent have been made based on future contractual rent increases as detailed in the “Cash Flow Analysis” table below. Boston Properties Limited Partnership has provided payment guarantees covering underwritten gap rent.

(8)	The General Motors Building Property (as defined below) is 95.0% leased and 95.0% physically occupied as of June 1, 2017.

A-3-15

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

The Mortgage Loan. The second largest mortgage loan (the “General Motors Building Mortgage Loan”) is part of a whole loan (the “General Motors Building Whole Loan”) evidenced by 33 pari passu senior notes with an aggregate original principal balance of $1,470,000,000 (collectively, the “Senior Notes”) and by four subordinate notes with an aggregate original principal balance of $830,000,000 (collectively, the “Junior Notes”). The General Motors Building Whole Loan is secured by a first priority mortgage encumbering the General Motors Building Borrower’s fee interest in a 1,989,983 SF mixed use property located at 767 Fifth Avenue in New York, New York (the “General Motors Building Property”). Promissory Notes A-1-A1 and A-2-A1 with an aggregate original principal balance of $47,600,000 will be included in the CCUBS 2017-C1 Trust. The Senior Notes which have an aggregate outstanding principal balance as of the Cut-off Date of $1,420,000,000, and the Junior Non-Trust Notes as detailed in the note summary table below. The General Motors Building Loan Combination was originated by MSBNA, CGMRC, DBNY and Wells Fargo on June 7, 2017. The lenders provide no assurances that any non-securitized notes will not be split further. The General Motors Building Whole Loan is being serviced pursuant to the trust and servicing agreement for the BXP Trust 2017-GM Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the General Motors Building Whole Loan were used to refinance the General Motors Building Property, pay closing costs and return equity to the borrower sponsors.

General Motors Building Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
GM Building Pari Passu Notes
A-2-C2-2-B, A-2-A2, A-2-A3	$45,200,000	$45,200,000	JPMDB 2017-C7	No
A-1-S, A-2-S, A-3-S, A-4-S, A-1-C1, A-2-C1, A-3-C1, A-4-C1	$725,000,000	$725,000,000	BXP Trust 2017-GM	No
A-1-C2, A-1-C3-1, A-4-A3	$90,000,000	$90,000,000	BANK 2017-BNK6	No
A-1-C4, A-1-A3	$111,900,000	$111,900,000	BANK 2017-BNK7	No
A-4-A2, A-4-C2, A-4-C3	$115,000,000	$115,000,000	WFCM 2017-C38	No
A-2-C2-2-A, A-2-C3	$50,000,000	$50,000,000	UBS 2017-C2	No
A-2-C2-1, A-3-C2, A-3-C3-2	$100,000,000	$100,000,000	CD 2017-CD5	No
A-1-A2, A-3-C3-1, A-1-C3-2, A-3-A2-2	$92,700,000	$92,700,000	CGCMT 2017-B1	No
A-3-A2-1, A-3-A3	$55,200,000	$55,200,000	CGCMT 2017-P8	No
A-1-A1, A-2-A1	$47,600,000	$47,600,000	CCUBS 2017-C1	No
A-3-A1, A-4-A1	$37,400,000	$37,400,000	CCRE	No

GM Building Junior Non-Trust Notes
B-1-S, B-2-S, B-3-S, B-4-S	$830,000,000	$830,000,000	BXP Trust 2017-GM	Yes

The Borrower and the Borrower Sponsors. The borrower is 767 Fifth Partners LLC (the “General Motors Building Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsors of the General Motors Building Borrower are Boston Properties Limited Partnership (“BPLP”), 767 LLC and Sungate Fifth Avenue LLC. There is no separate non-recourse carve-out guarantor or environmental indemnitor for the General Motors Building Whole Loan.

BPLP is the operating partnership through which Boston Properties, Inc. (“Boston Properties”) conducts its business and owns all of its interests in properties. Boston Properties is a self-administered and self-managed publicly traded real estate investment trust. BPLP is one of the largest owners, managers and developers of Class A office properties in the United States, with significant presence in five markets: Boston, Los Angeles, New York, San Francisco and Washington, D.C. As of May 31, 2017, BPLP owned or had interests in 175 commercial real estate properties, aggregating approximately 48.2 million net rentable SF. New York is BPLP’s largest market by net operating income, and as of the first quarter 2017, its New York central business district portfolio was 94.3% leased at an average rental rate of $102.50 PSF. BPLP provided a guaranty of the payment of certain gap rent with respect to certain tenants. See footnotes to “Tenant Summary” chart and “Cash Flow Analysis” chart. In addition, BPLP provided a guaranty in lieu of certain required reserves. See “Escrows and Reserves”.

The Property. The General Motors Building Property is a 50-story mixed use office and retail building comprised of approximately 1,989,983 total SF, which includes approximately 187,954 SF of retail space in the two-story retail base that wraps around the building and the below grade concourse. Originally developed in 1968 for the General Motors Corporation to serve as its headquarters, the General Motors Building Property occupies the entire city block bound by 58th Street, 59th Street, Madison Avenue and Fifth Avenue on the southeast corner of Central Park. The Fifth Avenue frontage of the General Motors Building Property features an open plaza with seating and is topped by the glass Apple cube, which serves as the entrance to Apple’s store in the below grade concourse. Because of its location, the General Motors Building Property features excellent light and unobstructed, protected views of Central Park from every office floor.

The General Motors Building Property is 95.0% leased as of June 1, 2017 by a diverse roster of office and retail tenants. Approximately 54.0% of the General Motors Building Property’s net rentable area (“NRA”) is leased by investment grade or American Lawyer 100 law firm tenants, which contribute approximately 49.0% of the General Motors Building Property’s underwritten rent. The top five tenants by underwritten rent at the General Motors Building Property occupy 52.8% of NRA and comprise 55.6% of the underwritten rent. The weighted average remaining lease term for the top five tenants is approximately 11.7 years, and the weighted average remaining lease term for the entire General Motors Building Property is approximately 9.4 years.

A-3-16

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

According to the General Motors Building Borrower, since acquiring the General Motors Building Property in 2008 and through 2016, Boston Properties has invested approximately $98.0 million in capital expenditures for tenant improvements and other capital projects at the General Motors Building Property and is budgeted to spend approximately $79.5 million in 2017. As part of the 2017 renovations, Apple is expected to expand its space by approximately 34,000 SF, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade.

Major Tenants.

Weil, Gotshal & Manges (489,867 SF, 24.6% of NRA, 19.3% of underwritten base rent). Founded in 1931, Weil, Gotshal & Manges (“Weil”) is an international law firm that currently has 1,100 lawyers in 19 offices worldwide. Weil’s specialty areas of practice include litigation, corporate, restructuring, tax and benefits. Weil was ranked #15 on the American Lawyer 100 ranking for profits per partner for 2016. Weil is an original tenant at the General Motors Building Property, having been in continuous occupancy since 1968 and has expanded its space multiple times in its 49 years at the General Motors Building Property. Weil most recently extended its lease for 389,843 SF of its space through August 2034 at an initial base rent of $114.00 PSF, above its current in place weighted average gross rent of $92.37 PSF. Weil has the right to terminate (a) its 20,791 SF of below grade storage space, at any time, and (b) either (i) its 38,900 SF of space on the 22nd floor or (ii) its 39,900 SF space on the 32nd floor, in each case, on or after August 31, 2022.

Aramis (299,895 SF, 15.1% of NRA, 10.3% of underwritten base rent). Aramis is a men’s fragrance brand launched in 1964 by The Estée Lauder Companies. Aramis was the first prestige men’s fragrance to be sold in department stores and continues to be an industry leader in the men’s fragrance and grooming retail category. Aramis is an original tenant at the General Motors Building Property, having been in continuous occupancy since 1968. Aramis currently subleases 9,725 SF of its space that is noncontiguous on the 46th floor, and has two, five-year extension options remaining, each with eighteen months’ notice at 95% of fair market rents.

Perella Weinberg (130,155 SF, 6.5% of NRA, 4.7% of underwritten base rent). Perella Weinberg Partners is a global, independent corporate advisory and asset management firm with approximately $13.6 billion of commitments from institutional and private investors around the world. The firm is a private limited partnership with employees based in New York, London, Abu Dhabi, Beijing, Denver, Austin and San Francisco. Established in 2006, the firm provides advisory and asset management services to a global client base, including corporations, institutions and governments. Their advisory business advises clients on mergers and acquisitions, financial restructuring, capital structure advisory, private capital raising, pension matters, strategic advisory, independent special committee advisory, and government services. Their asset management business includes a suite of hedge fund strategies, private investment funds and outsourced investment office solutions.

Apple (105,748 SF, 5.3% of NRA, 6.8% of underwritten base rent). Apple is a designer, developer and retailer of consumer electronics, computer software and online services and is headquartered in Cupertino, California. Apple has its flagship retail location at the General Motors Building Property underneath a 35-foot glass cube at the center of the pedestrian plaza on the Fifth Avenue side of the General Motors Building Property. Apple recently executed an extension for 102,994 SF through January 2034 and is currently occupying the former FAO Schwarz space on the 58th Street side of the General Motors Building Property while its store undergoes a renovation that will expand its space by approximately 34,000 SF, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure.

BAMCO (105,579 SF, 5.3% of NRA, 8.0% of underwritten base rent). BAMCO is a privately owned investment manager that provides services to investment companies and manages separate client-focused equity portfolios. BAMCO is a subsidiary of Baron Capital Group Inc., both of which are headquartered at the General Motors Building Property. BAMCO recently executed an early renewal to extend its lease through May 2035.

A-3-17

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

The following table presents certain information relating to the leases at the General Motors Building Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Tenants
Weil, Gotshal & Manges(3)	NR/NR/NR	489,867	24.6%	$51,278,352	19.3%	$104.68	8/31/2034
Aramis(4)	NR/A2/A+	299,895	15.1%	$27,530,236	10.3%	$91.80	3/31/2020
Perella Weinberg	NR/NR/NR	130,155	6.5%	$12,392,687	4.7%	$95.21	1/31/2022
Apple(5)	NR/Aa1/AA+	105,748	5.3%	$18,057,615	6.8%	$170.76	1/31/2034
BAMCO	NR/NR/NR	105,579	5.3%	$21,290,010	8.0%	$201.65	5/31/2035
Subtotal/Wtd. Avg.		1,131,244	56.8%	$130,548,900	49.0%	$115.40
Remaining Tenants		758,875	38.1%	$135,768,165	51.0%	$178.91
Vacant Space		99,864	5.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,989,983	100.0%	$266,317,065	100.0%	$140.90

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Weil leases 100,024 SF of space through August 31, 2019 and 389,843 SF through August 31, 2034. Weil has the right to terminate (a) its 20,791 SF of below grade storage space, at any time, and (b) either (i) its 38,900 SF of space on the 22nd floor or (ii) its 39,900 SF of space on the 32nd floor, in each case on or after August 31, 2022. Rent was underwritten based on the rent due under an extension lease commencing in September 2019 for 389,843 SF of such tenant’s space. The BPLP Guaranty (as defined below) guarantees the payment of the gap rent between Weil’s current rent and its underwritten rent which commences in September 2019. Further, underwritten rent for the General Motors Building Property includes $11,269,632 of straight-line rents relating to six tenants, including Weil and Apple through the end of their lease terms (which in certain cases end beyond the loan maturity date). In addition, underwritten rent for the General Motors Building Property includes $17,100,676 in rent that was marked upward or downward based on the conclusion of market rent set forth in the appraisal.

(4)	Aramis subleases 9,725 SF of its space on the 46th floor to GF Capital Management at $107.00 PSF.

(5)	While the Apple cube space and expansion is under construction, Apple is temporarily occupying the space expected to be occupied by Under Armour once its lease commences. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 SF through December 31, 2018 and 102,994 SF through January 1, 2034. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 SF of expansion space commencing in August 2017. Percentage rent of $4,921,916 was underwritten for Apple. Once Apple has moved back into its space, it will be required to pay 2.25% in percentage rent above $200,000,000 a year in sales. The BPLP Guaranty also guarantees the payment of the estimated gap percentage rent. The underwritten Apple percentage rent is equal to the 2.25% percentage rent on the average Apple sales from 2013 through 2016 over the new $200,000,000 breakpoint.

The following table presents certain information relating to the lease rollover schedule at the General Motors Building Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)(4)	Total UW Base Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling(3)
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	1	11,226	0.6%	0.6%	$88.51	$993,600	0.4%	0.4%
2018	6	52,373	2.6%	3.2%	$295.13	$15,456,871	5.8%	6.2%
2019	9	106,096	5.3%	8.5%	$85.99	$9,123,113	3.4%	9.6%
2020	22	532,016	26.7%	35.3%	$95.38	$50,741,831	19.1%	28.7%
2021	4	35,486	1.8%	37.0%	$466.95	$16,570,250	6.2%	34.9%
2022	8	144,898	7.3%	44.3%	$99.47	$14,412,478	5.4%	40.3%
2023	2	2,747	0.1%	44.5%	$681.08	$1,870,937	0.7%	41.0%
2024	1	38,100	1.9%	46.4%	$90.00	$3,429,000	1.3%	42.3%
2025	3	66,347	3.3%	49.7%	$102.24	$6,783,128	2.5%	44.8%
2026	6	48,201	2.4%	52.1%	$188.73	$9,096,994	3.4%	48.2%
2027	6	99,324	5.0%	57.1%	$123.57	$12,273,236	4.6%	52.9%
2028 & Beyond	38	753,305	37.9%	95.0%	$166.69	$125,565,627	47.1%	100.0%
Vacant	0	99,864	5.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	106	1,989,983	100.0%		$140.90	$266,317,065	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent PSF Rolling, Total UW Base Rent Rolling and Approx. Cumulative % of Total Rent Rolling have been underwritten based on the June 1, 2017 rent roll, exclude $11,269,632 of total underwritten straight line rents associated with Weil ($6,010,916), which leases 100,024 SF of space through August 31, 2019 and 389,843 SF through August 31, 2034, and Apple ($4,107,800), which leases 2,754 SF through December 31, 2018 and 102,994 SF through January 1, 2034, as well as four other tenants.

(4)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

A-3-18

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

The Market. The General Motors Building Property is located on the entire city block bound by Fifth Avenue and Madison Avenue between East 58th Street and East 59th Street. This area of Midtown Manhattan is known as the Madison/Fifth Avenue subdistrict and is considered one of Manhattan’s premier office locations according to the appraisal. The General Motors Building Property is surrounded by many of New York’s landmarks, restaurants, hotels, shops and tourist attractions, made accessible by the presence of several transportation hubs. The General Motors Building Property is located within the boundaries of the Plaza District, which is generally bound by 47th Street to the south and 65th Street to the north, and from Avenue of the Americas to the East River.

As of the first quarter 2017, the three office statistical areas that comprise the Plaza District contain 81.1 million SF of Class A office space, 6.4 million SF of Class B office space and 481,485 SF of Class C office space. Historically, the Plaza District has evidenced the highest rents in Midtown Manhattan due to the demand generated by its location and quality space, according to the appraisal. As of the first quarter of 2017, the Class A office space in the Plaza District had a direct vacancy rate of 9.4% and average asking rents of $99.69 PSF, above the direct primary Midtown Manhattan average of $88.93 PSF.

According to the appraisal, as of first quarter 2017, the Madison/Fifth Avenue subdistrict consisted of approximately 19.8 million SF of Class A office space and had a direct vacancy rate of 11.0% and overall direct weighted average asking rents of $110.15 PSF. According to the appraisal, Class A overall vacancy in the Madison/Fifth Avenue subdistrict dropped by 2.0% from 13.3% in the first quarter 2016 to 11.3% in the first quarter 2017, the lowest quarterly total since the first quarter of 2008. Direct weighted average Class A rental rates increased by $5.10 PSF over the same time period.

Directly Competitive Buildings
Property	Office Area (NRA)	Direct Available SF	Sublease Available SF	% Occupied (Direct)	% Occupied (Total)	Direct Asking Rent (PSF)
						Low	High
650 Madison Avenue	521,544	18,094	0	96.5%	96.5%	$120.00	$130.00
660 Madison Avenue	239,113	0	6,676	100.0%	97.2%	N/A	N/A
667 Madison Avenue	267,135	59,435	0	77.8%	77.8%	$135.00	$195.00
712 Fifth Avenue	457,281	31,408	9,813	93.1%	91.0%	$85.00	$140.00
375 Park Avenue	830,009	7,650	0	99.1%	99.1%	$150.00	$180.00
390 Park Avenue	260,000	36,979	10,726	85.8%	81.7%	$185.00	$185.00
9 West 57th Street	1,500,000	416,505	0	72.2%	72.2%	$110.00	$200.00
Total/Wtd. Avg.	4,075,082	570,071	27,215	86.0%	85.3%	$85.00	$200.00

Source: Appraisal

The following table presents recent leasing data at competitive office buildings with respect to the General Motors Building Property:

Competitive Office Lease Summary
Property Name/Address	Year Built/ Renovated	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Lease Type
590 Madison Avenue	1982	1,016,413	Cemex	5,903	Feb-17	15	$145.00	Gross
520 Madison Avenue	1982	849,600	CIC Union	46,822	Jan-17	10	$127.00	Gross
375 Park Avenue	1958	830,009	Servcorp NYC	9,572	Jan-17	10	$173.00	Gross
9 West 57th Street	1971	1,500,000	Qatar Investment Authority	14,000	Jan-17	10	$180.00	Gross
650 Madison Avenue	1987	521,544	Carson Family Trust	4,002	Jan-17	10	$120.00	Gross
450 Park Avenue	1972/2003	247,242	Banco Bradesco	21,822	Dec-16	13	$149.00	Gross
399 Park Avenue	1961	1,250,000	Morgan Stanley	110,025	Jul-16	15	$108.50	Gross
9 West 57th Street	1971	1,500,000	Zimmer Partners	20,100	Jul-16	10	$155.00	Gross
375 Park Avenue	1958	830,009	Fried Frank	11,703	Jun-16	6	$167.00	Gross
375 Park Avenue	1958	830,009	Strategic Asset Services	16,000	May-16	7	$165.00	Gross

Source: Appraisal

A-3-19

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

The following table presents recent leasing data at retail buildings competitive with the General Motors Building Property:

Competitive Retail Lease Summary
Property Name/Address	Tenant Name	Frontage	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Lease Type
723 Madison Avenue	Paule Ka	Madison Avenue	1,661	Dec-16	10	$874.31	Gross
650 Fifth Avenue	Nike	Fifth Avenue & 52nd Street	69,214	Dec-16	15.5	$479.53	Gross
680 Madison Avenue	Tom Ford	61st Street & Madison Avenue	8,470	Aug-16	10	$743.80	Gross
683 Fifth Avenue	Stuart Weitzman	Fifth Avenue	1,281	Jun-16	10	$3,903.20	Gross
685 Fifth Avenue	Coach	Fifth Avenue & 54th Street	24,149	Feb-16	10	$869.60	Gross
683 Madison Avenue	Bally’s	Madison Avenue & 61st Street	3,013	Jan-16	10	$1,660.00	Gross
730 Fifth Avenue	Zegna	West 57th Street	11,580	Feb-16	15	$621.76	Gross
650 Madison Avenue	Moncler	Madison Avenue & East 60th Street	3,000	Sep-15	10	$1,500.00	Gross

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the General Motors Building Property:

Cash Flow Analysis
	2013	2014	2015	2016	Year 1 Budget June 2018	UW	UW PSF
Gross Potential Rent(1)(2)	$188,477,818	$197,172,437	$193,759,747	$206,851,492	$214,650,510	$311,235,129	$156.40
Total Recoveries	$29,544,790	$35,800,858	$38,501,366	$39,027,298	$38,318,099	$27,629,542	$13.88
Total Other Income	$34,249,940	$24,345,489	$17,507,050	$10,470,664	$9,174,767	$12,447,503	$6.26
Less Vacancy & Credit Loss(3)	$0	$0	$0	$0	$0	($16,547,756)	($8.32)
Effective Gross Income	$252,272,548	$257,318,784	$249,768,162	$256,349,455	$262,143,376	$334,764,418	$168.22
Total Operating Expenses	$84,260,952	$92,003,166	$99,256,499	$104,924,109	$111,999,606	$107,458,009	$54.00
Net Operating Income	$168,011,596	$165,315,617	$150,511,664	$151,425,346	$150,143,770	$227,306,409	$114.23
Capital Expenditures	$0	$0	$0	$0	$0	$397,997	$0.20
TI/LC	$0	$0	$0	$0	$0	$5,363,618	$2.70
Net Cash Flow	$168,011,596	$165,315,617	$150,511,664	$151,425,346	$150,143,770	$221,544,794	$111.33

Occupancy %	96.9%	98.5%	96.7%	96.3%	N/A	95.0%
NOI DSCR(4)	3.29x	3.23x	2.94x	2.96x	2.94x	4.45x
NCF DSCR(4)	3.29x	3.23x	2.94x	2.96x	2.94x	4.33x
NOI Debt Yield(4)	11.4%	11.2%	10.2%	10.3%	10.2%	15.5%
NCF Debt Yield(4)	11.4%	11.2%	10.2%	10.3%	10.2%	15.1%

(1)	UW Gross Potential Rent is underwritten based on the June 1, 2017 rent roll and includes rent steps through June 2018, net present value step rent credit for investment grade and American Lawyer 100 law firm tenants through each such tenant’s scheduled lease expiration equal to $11,269,632, mark-to-market adjustment based on the appraiser’s concluded market rents of $17,100,676 and a gross up of vacant space based on the appraiser’s concluded market rents of $16,547,756.

(2)	Rent for Apple and Under Armour were underwritten to the contractual base rent as of January 2019, which coincides with the Under Armour lease commencement and the outside date at which Apple will vacate its temporary space. BPLP provided a payment guarantee for the gap rent between what Apple is currently paying to occupy its temporary space and what Under Armour will pay once its lease commences. Rent for Weil includes base rent for the 389,843 SF expansion space, commencing in September 2019. BPLP provided a payment guarantee for the gap rent between Weil’s current rent and their underwritten rent which commences in September 2019. BAMCO rent was underwritten to the renewal base rent as of January 2024. The gap rent between origination and the renewal rent commencing in January 2024 is guaranteed by BPLP. Continental Grain base rent was underwritten to the tenants’ direct rent, which commences in April 2020 when the tenant’s direct lease for the GM sublease space commences. BPLP provided a guaranty for the gap rent until 2020.

(3)	Vacancy underwritten to 5.0% based on the current physical vacancy.

(4)	Debt service coverage ratios and debt yields are based on the Senior Notes.

Escrows and Reserves. In connection with the origination of the General Motors Building Whole Loan, BPLP provided a payment guaranty (the “BPLP Guaranty”, and as further described below) in the amount of $269,107,196, in lieu of depositing (a) $107,946,183 for existing tenant improvement and leasing commission costs and (b) $161,161,013 in existing gap rent and free rent obligations. During the continuance of a Cash Management Sweep Period (as defined below), the General Motors Building Borrower is required to deposit on each monthly payment date 1/12 of the estimated annual taxes and, provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums.

A “Cash Management Sweep Period” will commence upon the occurrence of (a) an event of default under the General Motors Building Whole Loan documents or (b) a Debt Service Coverage Ratio Event (as defined below), and will terminate upon (x) in the case of clause (a), the cure of such event of default, and (y) in the case of clause (b), the termination of such Debt Service Coverage Ratio Event.

A “Debt Service Coverage Ratio Event” will occur upon the General Motors Building Whole Loan DSCR being below 1.20x at the end of a calendar quarter and will end upon (A) the General Motors Building Whole Loan DSCR being 1.20x or greater for one calendar quarter or (B) the General Motors Building Borrower’s delivery of (x) cash to be held as an additional reserve fund, (y) a letter of credit in accordance with the General Motors Building Whole Loan

A-3-20

767 Fifth Avenue New York, NY 10153	Collateral Asset Summary – Loan No. 2 General Motors Building	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$47,600,000 30.6% 4.33x 15.5%

documents or (z) so long as BPLP’s senior unsecured credit rating is BBB or higher by S&P and Baa3 or higher by Moody’s, a guaranty by BPLP, in each case in an amount that would be required to be prepaid in order for the DSCR to equal at least 1.20x.

In lieu of making required payments to any reserve accounts, the General Motors Building Borrower delivered a guaranty (a “BPLP Guaranty”) from BPLP (in the context of the BPLP Guaranty, the “BPLP Guarantor”). Such guaranty is required to be in an amount, which when aggregated with any cash and/or any letter of credit delivered by the General Motors Building Borrower to the lender, related to any such purpose is at least equal to the aggregate amount which the General Motors Building Borrower is required to have on deposit for such purpose. The BPLP Guaranty amount will be reduced as the General Motors Building Borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account. Notwithstanding the foregoing, the aggregate amount of any BPLP Guaranty (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 11.8% of the outstanding principal balance of the General Motors Building Whole Loan.

In addition, the BPLP Guaranty requires BPLP’s senior unsecured credit rating to be BBB or higher by S&P and Baa3 or higher by Moody’s (the “BPLP Guarantor Required Rating”). In the event the BPLP Guarantor no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the General Motors Building Borrower is required to (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

Lockbox and Cash Management. The General Motors Building Whole Loan is structured with a hard lockbox and springing cash management. The General Motors Building Borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. So long as no Cash Management Sweep Period exists, funds deposited into the lockbox account will be disbursed to the General Motors Building Borrower’s operating account on each business day. During a Cash Management Sweep Period, the funds in the lockbox account will be disbursed in accordance with the General Motors Building Whole Loan documents.

Additional Secured Indebtedness (not including trade debts). In addition to the General Motors Building Mortgage Loan, the General Motors Building Property also secures the other Senior Notes, which have an aggregate Cut-off Date principal balance of $1,420,000,000 and the Junior Notes, which have a Cut-off Date principal balance of $830,000,000. The Junior Notes are coterminous with the General Motors Building Mortgage Loan and accrue interest at the same rate as the General Motors Building Mortgage Loan. The General Motors Building Mortgage Loan along with the other Senior Notes are each pari passu in right of payment and the Senior Notes are senior in right of payment to the Junior Notes. The holders of the General Motors Building Mortgage Loan, the other Senior Notes and the Junior Notes have entered into a co-lender agreement which sets forth the allocation of collections on the General Motors Building Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The General Motors Building Whole Loan documents require “all risk” insurance / umbrella coverage in an amount equal to 100% of the full replacement cost and a commercial general liability insurance policy with a limit of not less than $2,000,000 in the aggregate. Terrorism coverage is required, which may be included in the property insurance policy or a stand-alone policy covering terrorist acts, whether or not the Terrorism Risk Insurance Act of 2002 or subsequent statute, extension or reauthorization (“TRIPRA”) is in effect; provided, however, that if TRIPRA is not in effect, the General Motors Building Borrower will not be required to pay annual premiums in excess of the Terrorism Cap (defined below) in order to obtain the terrorism coverage.

A “Terrorism Cap” means an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance.

A-3-21

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

A-3-22

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

- VACANT
- Building
- 2017 – 2018
- 2019 – 2022
- 2023 – 2026
- 2027+

Floor	Tenants
ROOF	Repeater Comm. Corp • 1,300 SF • 1/23
36	J Frankl Associates Inc., M Architecture P.C., and Charles Mallea Architects PLLC • 4,165 SF • 10/25
35	Hilros Corp. • 4,053 SF • 12/24
34	Brooklyn School of Languages LLC • 4,053 SF • 5/23
33	Jeanne Goodman, M.D. and Amit Mediratta, M.D. • 1,032 SF • 3/18; Flamhaft Levy Hirsch & Rendeiro LLP 2,746 SF • 3/18; Stephanie Samboy and Brad Lacroix 311 SF • 3/18
32	The City University of New York • 4,053 SF • 8/24
31	The City University of New York • 4,053 SF • 8/24
30	Everything Brooklyn Media LLC • 4,165 SF • 5/25
29	Suite 2901, LLC • 2,023 SF • 5/22; Curt Arnel • 2,092 SF • 12/22
28	Socrates Resources LLC • 4,053 SF • 4/24
27	Reproductive Specialists of New York LLP • 4,049 SF • 1/20
26	Friedman Khafif & Sanchez LLP • 4,330 SF • 4/24
25	C.A. Goldberg, PLLC 1,206 SF • 1/22; C.A. Goldberg, PLLC 706 SF • 1/22; Bluemark Holding Corp 1,413 SF • 3/19; Chesreitz, Inc. 1,910 SF • 3/19; Joseph Owen & Josephine Owen 1,350 SF • 7/18
24	Severance, Burko, Spulter & Mascone P.C. • 3,981 SF • 6/24; Ortega Psychology PLLC 734 SF • 6/25; Bridge Security Services, Inc. 1,111 SF • 6/25; Nesor Associates LLC 1,402 SF • 12/24
23	T.G. Nickel & Associates, LLC 1,551 SF • 12/18; Goldberg & Cohn, LLP 1,785 SF • 12/18; Irwin Kaplan 1,531 SF • 12/18; Lost Light Projects, Inc. 1,399 SF • 9/21; Mrs. Giles Whiting Foundation 1,023 SF • 1/22
22	William Rothberg, Esq. 4,371 SF • 12/21; Jack G. Court Street LLC • 2,854 SF • 12/21
21	Sheet Metal, Inc. • 4,214 SF • 12/21; Universal Genetics, LLC • 3,041 SF • 12/21
20	Ser Realty, LLC 2,179 SF • 12/19; Infa, Inc. 1,877 SF • 12/18; Eli Yeger, Esq. 755 SF • 1/19; Turf Company, Inc. 1,714 SF • 12/19; Samuel Gregory, Esq 808 SF • 3/22
19	Leopold, Gross & Sommers, P.C. 3,036 SF • 12/19; DalyGonzolez LLC 729 SF • 12/19; Fred Spiegel 445 SF • 12/19; Hudson Valley Bank, N.A. 2,397 SF • 4/18; Vacant 854 SF
18	Bonina and Bonina, P.C. • 7,912 SF • 12/21; LK Comstock & Company, Inc. • 3,422 SF • 8/21
17	The City University Of New York • 4,300 SF • 8/24; Rubenstein & Rynecki • 7,903 SF • 7/27
16	New York Department of Transportation • 10,000 SF • 12/17
15	Vacant • 5,738 SF; Deptartment Of Transportation • 6,198 SF • 12/17
14	Blumberg Court LLC • 12,420 SF • 4/23
12	Vacant PB • 2,618 SF; Maker's Row, Inc. • 3,146 SF • 6/21; Michael Van Valkenburgh Associates, Inc. • 6,855 SF • 3/24
11	Michael Van Valkenburgh Associates, Inc. • 12,216 LSF • 3/24
10	Building Office 1,957 SF; The City University Of New York 534 SF • 8/24; Diamond Reporting Services • 1,723 SF • 2/24; Congresswoman Nydia Velazquez 1,272 SF • 1/19; Julie Stoll Fernandez, Esq and Fern J. Finkel, Esq [illegible] SF • 12/22; Enright Court 1,142 SF • 12/21; Laser Eye Practice of Brooklyn, PLLC 2,567 SF • 8/22; Cuneo, Gilbert & LaDuca, LLP 893 SF • 9/19; Kings County Democratic County 1,306 SF • 8/22; Breather Prod 468 SF • 9/21
9	Diamond Reporting Services • 12,420 SF • 2/24
8	Elh Management • 6,854 SF • 6/24; Lasik Vision Institute • 5,566 SF • 11/23
7	Department Of City Planning • 6,105 SF; Breather Products US Inc. • 1,329 SF • 9/21; Red Vision Systems Inc. • 2,681 SF • 4/19
6	The City University Of New York • 6,698 SF • 8/24; NYC Department of Mental Health • 5,879 SF • 11/20
5	Vacant PB • 1,909 SF; Vacant PB • 3,060 SF; Vacant PB • 2,053 SF; Vacant PB • 2,405 SF; Vacant PB • 3,334 SF
4	The City University Of New York • 13,788 SF • 8/24
3	The City University Of New York • 13,436 SF • 8/24
2A	HF Management Services, LLC • 12,822 SF • 5/19
2	NYC Department of Mental Health • 13,681 SF • 11/20
Ground	Fedex Office and Print Services, Inc. 3,134 SF • 10/24; 16 Court Coffee and Bakery LLC 700 SF • 5/31; Roma Shoe Repair & Shoe Shine • 461 SF • 9/20; Duane Reade • 10,826 SF • 8/2026; Duane Reade 818 SF • 8/2026
Mezzanine	
Basement	Nesor Associates LLC • 227 SF • 12/2024; Vacant Storage • 294 SF; Building Use • 517 SF; Duane Reade • 8,323 SF • 2/2026
Sub Basement	Vacant • 771 SF; LK Comstock & Company, Inc. 3,422 SF • 8/2021; Roma Shoe Repair & Shoe Shine 116 SF • 9/2020; 16 Court Coffee and Bakery LLC 350 SF • 5/31

A-3-23

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

16 Court Street
16 Court Street
Brooklyn, NY 11241
East River
Empire Fulton Ferry State Park
Brooklyn Bridge
Manhattan Bridge
DUMBO
Vinegar Hill
John St.
Plymouth St.
Water St.
Front St.
York St.
Public School 307
Gold St.
Sands St.
Navy St.
BROOKLYN NAVY YARD
Flushing Ave.
Commodore Barry Park
McKinney Secondary School of Arts
Brooklyn-Queens Expwy
278
Public School 8
Middagh St.
NYC Office of Emergency Management
Cranberry St.
Orange St.
Pineapple St.
Clark St.
Henry St.
Cadman Plaza
HIGH ST/ BROOKLYN BR
CLARK ST
YORK ST
CUNY Voorhees Hall
Brooklyn War Memorial
Brooklyn War Mem. Park
Freedom Academy HS
Trinity Park
Brooklyn International HS
CUNY Midway Bldg.
US District Court
Brooklyn Veterans Center
McLaughlin Park
BROOKLYN
Korean War Vet. Plaza
Tillary St.
Adams St.
US Post Office
CUNY of Technology
George Westinghouse HS
Flatbush Ave. Extension
Brooklyn Heights Library
Brooklyn Historical Society
Montague St.
Columbus Park
Kings County Family Court
Polytech Institute of NYU
11 MTC
9 MTC
15 MTC
Charles A. Dorsey School
Portland Ave.
Fort Greene
Brooklyn Heights
COURT ST
Borough Hall
NY Marriott at the Brooklyn Bridge
METROTECH CENTER
Downtown Brooklyn
Myrtle Ave.
Joralemon St.
BOROUGH HALL
St. Francis College
Brooklyn Borough President
1 MTC
2 MTC
3 MTC
8 MTC
4 MTC
The Brooklyner
JAY ST/ BOROUGH HALL
St. Edwards St.
Packer Collegiate Institute
BOROUGH HALL
LAWRENCE ST
Willoughby St.
Fort Greene Park
Brooklyn Law School
FULTON STREET MALL
ASA College
City Point
Kumble Theater
Long Island University-Brooklyn Campus
NYC Dept. of Education
NYC Board of Education
HOYT ST/ FULTON MALL
DEKALB AVE
Brooklyn Hospital Ctr.
Fresenius Medical Care at Long Island College Hospital
NY Transit Museum
Kings Co. Civil Court
Empire State College
Berkeley College
Schwartz Athletic Center
Atlantic Ave.
NYC Transit Authority
DeKalb Ave.
Henry St.
Kings County Criminal Court
10 MTC
Ashland Pl.
Saint Felix St.
Fort Greene Pl.
Brooklyn Tech HS
Cobble Hill
Clinton St.
Court St.
Smith St.
HOYT ST/ SCHERMERHORN ST
Fulton St.
NEVINS ST
State St.
Schermerhorn St.
Flatbush Ave
FULTON ST
Atlantic Ave.
Fort Masonic
Public School 261
Pacific St.
Public School 369
BAM Peter Jay Sharp Building
Dean St.
Fort Fireman
Roulette Intermedium
Hoyt St.
Bergen St.
Bond St.
Public School 38
Atlantic Terminal Mall
Atlantic Center
Nevins St.
The Math and Science Exploratory School
ATLANTIC
Baltic St.
3rd Ave.
ATLANTIC AVE/ BARCLAYS CTR
Boerum Hill
Barclays Center
Saint Marks Pl.
Douglass St.
Park Slope
Degraw St.
Fort Lee
BRONX
Port Washington
Great Neck
MANHATTAN
NEW JERSEY
Secaucus
Union City
Hoboken
Astoria
LaGuardia Airport
Flushing
Long Island City
QUEENS
JERSEY CITY
NEW YORK CITY
Bedford-Stuyvesant
Kew Gardens
Jamaica
Queens Village
Elmont
Brooklyn Heights
Park Slope
Belt Pkwy
Valley Stream
Upper New York Bay
BROOKLYN
Flatbush
Canarsie
Jamaica Bay
John F. Kennedy Intl. Airport
Woodmere
Sheepshead Bay
Bensonhurst
GATEWAY NATIONAL RECR. AREA
Lawrence
Far Rockaway
Belt Pkwy
Coney Island
Rockaway Beach
Atlantic Ocean

A-3-24

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	CREFI			Single Asset/Portfolio:	Single Asset
				Location:	Brooklyn, NY 11241
				General Property Type:	Office
Original Balance(2):	$44,400,000			Detailed Property Type:	CBD
Cut-off Date Balance(2):	$44,400,000			Title Vesting:	Fee
% of Initial Pool Balance:	6.4%			Year Built/Renovated:	1928/2016
Loan Purpose:	Acquisition			Size:	325,510 SF
Borrower Sponsor:	CIM SMA I Investments, LLC			Cut-off Date Balance per SF(2):	$341
Mortgage Rate:	4.1710%			Maturity Date Balance per SF(2):	$341
Note Date:	10/10/2017			Property Manager:	CIM NY Management LLC
First Payment Date:	12/1/2017
Maturity Date:	11/1/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	0 months
Prepayment Provisions(3):	LO (24); DEF (90); O (6)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI(6):	$9,434,213
Additional Debt Type(2)(4):	Pari Passu			UW NOI Debt Yield(2):	8.5%
Additional Debt Balance(2)(4):	$66,600,000			UW NOI Debt Yield at Maturity(2):	8.5%
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			UW NCF DSCR(2):	1.83x
Reserves(5)				Most Recent NOI(6):	$8,434,282 (8/31/2017 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent NOI:	$8,052,969 (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent NOI:	$7,631,247 (12/31/2015)
Insurance:	$0	Springing	N/A	Most Recent Occupancy:	92.7% (9/13/2017)
Replacements:	$0	$5,438	N/A	2nd Most Recent Occupancy:	96.2% (12/31/2016)
TI/LC:	$0	$27,190	N/A	3rd Most Recent Occupancy:	95.1% (12/31/2015)
Sprinkler Work Reserve:	$3,347,154	Springing	N/A	Appraised Value (as of):	$175,000,000 (9/25/2017)
Free Rent Reserve:	$485,028	$0	N/A	Cut-off Date LTV Ratio(2):	63.4%
Outstanding TI/LC Reserve:	$141,392	$0	N/A	Maturity Date LTV Ratio(2):	63.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$111,000,000	62.1%	Purchase Price:	$171,000,000	95.8%
Borrower Equity:	$67,686,414	37.9%	Reserves:	$3,973,543	2.2%
			Closing Costs:	$3,712,841	2.1%
Total Sources:	$178,686,414	100.0%	Total Uses:	$178,686,414	100.0%

(1)	The 16 Court Street Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC.

(2)	The 16 Court Street Mortgage Loan (as defined below) is part of the 16 Court Street Whole Loan, which is comprised of two pari passu promissory notes with an aggregate original principal balance of $111,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the 16 Court Street Whole Loan.

(3)	The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of December 1, 2017. Following the lockout period, the borrower has the right to defease the 16 Court Street Whole Loan in whole, but not in part, on any date before June 1, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 10, 2020. For the purposes of this term sheet, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer. Partial release is permitted. See “Release of Property” below for further discussion of release requirements.

(4)	See “The Mortgage Loan” and “Mezzanine Loan and Preferred Equity” below for further discussion of permitted mezzanine debt.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The increase from Most Recent NOI to UW NOI is primarily attributable to the exclusion of rent abatements from UW NOI (the related borrower reserved $485,028 at origination for free rent) and that UW NOI contractual rent steps which include rent increases occurring through November 30, 2018 and the straight-line rent steps for investment grade tenants.

The Mortgage Loan. The third largest mortgage loan (the “16 Court Street Mortgage Loan”) is part of a whole loan (the “16 Court Street Whole Loan”) with an original principal balance of $111,000,000. The 16 Court Street Whole Loan is secured by a first priority fee mortgage encumbering a 325,510 SF, 36-story, Class A office tower (the “16 Court Street Property”), which is located at the corner of Montague Street and Court Street in the Brooklyn Heights neighborhood of Brooklyn, New York. Promissory Note A-2, with an original principal balance of $44,400,000, represents the 16 Court Street Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. The remaining controlling pari passu Promissory Note A-1, with an original principal balance of $66,600,000 (the “16 Court Street Pari Passu Companion Loan”), is currently held by Barclays Bank PLC, or an affiliate thereof, and is expected to be contributed to one or more future securitization transactions. The 16 Court Street Whole Loan will be serviced pursuant to the trust and servicing agreement for the CCUBS 2017-C1 Trust until the securitization of the 16 Court Street Pari Passu Companion Loan, from and after which the 16 Court Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for such securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-25

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

16 Court Street Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$66,600,000	$66,600,000	Barclays Bank PLC or an affiliate	Yes
Note A-2	$44,400,000	$44,400,000	CCUBS 2017-C1	No
Total	$111,000,000	$111,000,000

The Borrower and the Borrower Sponsor. The borrower is 16 Court St Brooklyn Owner, LLC (the “16 Court Street Borrower”), a Delaware limited liability company and single-purpose entity structured to be bankruptcy remote with two independent directors. The 16 Court Street Borrower provided a non-consolidation opinion at origination. CIM SMA I Investments, LLC (“CIM”) is the borrower sponsor and the nonrecourse carve-out guarantor. The nonrecourse carve-out guarantor will be required to maintain a minimum net worth, excluding its interest in the 16 Court Street Whole Loan, of $111,000,000. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitation” in the Preliminary Prospectus.

CIM is a real estate investment firm that focuses on infrastructure investment, property management, leasing, asset management, development, acquisition and investment advisory services. CIM has approximately $19.7 billion of real estate assets under management across its various funds. CIM invests in the United States in major metropolitan markets such as San Francisco, Los Angeles and New York City. CIM was founded in 1994 and is headquartered in Los Angeles, California. The company has additional offices in Oakland, California, Bethesda, Maryland, Dallas, Texas, and New York, New York.

The Property. The 16 Court Street Property is a 36-story, 325,510 SF, Class A office building located in Brooklyn, New York. The 16 Court Street Property was constructed in 1928 and went through an approximately $15 million renovation that was completed in 2016. Since 2007, the 16 Court Street Property has had a total of $33.7 million ($104/SF) in capital improvements. With 36 stories, the 16 Court Street Property is one of the tallest commercial towers in Brooklyn with floor plates ranging from approximately 13,500 SF on the lower floors to approximately 4,000 SF on the top four floors. The typical ceiling heights range from approximately 10 to 14 feet. The 16 Court Street Property is located in an area of downtown Brooklyn that is known as the “Tech Triangle”. The 16 Court Street Property was 92.7% occupied as of September 13, 2017.

Major Tenants.

The City University of New York (47,162 SF, 14.5% of NRA, 11.8% of underwritten base rent). The City University of New York (“CUNY”) (rated AA/Aa2/AA by Fitch/Moody’s/S&P) occupies 47,162 SF at the 16 Court Street Property representing approximately 14.5% of NRA, with a lease expiring on August 31, 2024. CUNY has been at the building since 2010 and occupies floors 3, 4 and 31 as well as part of floors 6, 10, 17 and 32. CUNY’s entire space is currently being used as office space and not as classroom space. CUNY has a single, five-year renewal option with 15-months’ notice. CUNY provides accessible education for more than 274,357 degree seeking students and 260,000 adults and continuing education students at 24 campuses across New York City.

NYC Department of Mental Health (19,560 SF, 6.0% of NRA, 6.3% of underwritten base rent). NYC Department of Mental Health (rated AA/Aa2/AA by Fitch/Moody’s/S&P) occupies 19,560 SF at the 16 Court Street Property representing approximately 6.0% of NRA, with a lease expiring on November 30, 2020. The tenant has been at the 16 Court Street Property since 1994 and occupies the entire 2nd floor and a portion of the 6th floor. The NYC Department of Mental Health has an annual budget of $1.6 billion and more than 6,000 employees throughout the five boroughs. It is one of the largest public health agencies in the world, serving eight million New Yorkers.

Michael Van Valkenburgh Associates, Inc. (19,071 SF, 5.9% of NRA, 5.6% of underwritten base rent). Michael Van Valkenburgh Associates, Inc. occupies 19,071 SF at the 16 Court Street Property representing 5.9% of NRA, with a lease expiring on March 31, 2024. The tenant has been at the 16 Court Street Property since 2008. The company occupies the entire 11th floor and a portion of the 12th floor and has an option to terminate its lease for suite 1212-1214 (1,825 SF), on April 1, 2020 and April 1, 2022, with notice required to be given by June 1 prior to such date and the payment of a termination fee. Michael Van Valkenburgh Associates, Inc. is a landscape architecture firm with over 80 staff members. The firm was founded in 1982 and has another office in Cambridge, Massachusetts with the office at the 16 Court Street Property as the company’s headquarters.

Other tenants include the New York Department of Transportation, Duane Reade, FedEx Office and Print Services, Inc., New York Department of City Planning, Maker’s Row Inc. and Gregory’s Coffee. Overall, there are 71 tenants occupying 91 spaces.

A-3-26

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

The following table presents certain information relating to the largest tenants at the 16 Court Street Property based on UW Base Rent:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual Base UW Rent	Annual UW Base Rent PSF(3)	Lease Expiration
The City University of New York	AA/Aa2/AA	47,162	14.5%	$1,653,500	11.8%	$35.06	8/31/2024
NYC Department of Mental Health	AA/Aa2/AA	19,560	6.0%	$880,200	6.3%	$45.00	11/30/2020
Michael Van Valkenburgh Associates, Inc.(4)	NR/NR/NR	19,071	5.9%	$785,924	5.6%	$41.21	3/31/2024
New York Department of Transportation	AA/Aa2/AA	16,198	5.0%	$628,806	4.5%	$38.82	12/10/2017
Diamond Reporting Services(5)	NR/NR/NR	14,143	4.3%	$480,155	3.4%	$33.95	2/29/2024
HF Management Services, LLC	NR/NR/NR	12,822	3.9%	$765,986	5.5%	$59.74	5/31/2019
Blumberg Court LLC	NR/NR/NR	12,420	3.8%	$684,191	4.9%	$55.09	4/30/2023
Duane Reade	BBB/Baa2/BBB	11,644	3.6%	$895,516	6.4%	$76.91	2/28/2026
Rubenstein & Rynecki(6)	NR/NR/NR	7,903	2.4%	$413,129	3.0%	$52.27	7/31/2027
FedEx Office and Print Services, Inc.	NR/Baa2/BBB	3,134	1.0%	$721,016	5.2%	$230.06	10/31/2024
Subtotal/Wtd. Avg.		164,057	50.4%	$7,908,424	56.6%	$48.21
Remaining Tenants		137,777	42.3%	$6,051,889	43.4%	$43.93
Vacant Space		23,676	7.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		325,510	100.0%	$13,960,314	100.0%	$46.25

(1)	Information is based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed under the heading “Tenant Name” whether or not the parent company guarantees the lease.

(3)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(4)	Michael Van Valkenburgh Associates, Inc. has an option to terminate its lease for suite 1212-1214 only (1,825 SF) on April 1, 2020 and April 1, 2022, with notice required to be given by June 1 prior to such date and the payment of a termination fee.

(5)	Diamond Reporting Services has the right to terminate its lease any time after September 30, 2018 with 365 days’ notice and the payment of a termination fee.

(6)	Rubenstein & Rynecki has the right to terminate its lease any time after August 1, 2022 with 10 months’ notice and the payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the 16 Court Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	5	8,579	2.6%	2.6%	$28.43	$243,895	1.7%	1.7%
2017	1	16,198	5.0%	7.6%	$38.82	$628,806	4.5%	6.3%
2018	9	14,580	4.5%	12.1%	$45.92	$669,490	4.8%	11.0%
2019	13	29,849	9.2%	21.3%	$49.86	$1,488,206	10.7%	21.7%
2020	3	24,186	7.4%	28.7%	$45.05	$1,089,527	7.8%	29.5%
2021	10	33,298	10.2%	38.9%	$47.33	$1,576,041	11.3%	40.8%
2022	8	12,623	3.9%	42.8%	$42.19	$532,570	3.8%	44.6%
2023	4	23,339	7.2%	50.0%	$49.78	$1,161,887	8.3%	52.9%
2024	10	108,410	33.3%	83.3%	$42.70	$4,629,272	33.2%	86.1%
2025	4	10,175	3.1%	86.4%	$52.41	$533,310	3.8%	89.9%
2026	2	11,644	3.6%	90.0%	$76.91	$895,516	6.4%	96.3%
2027	1	7,903	2.4%	92.4%	$52.27	$413,129	3.0%	99.3%
2028 & Beyond	1	1,050	0.3%	92.7%	$93.97	$98,664	0.7%	100.0%
Vacant	0	23,676	7.3%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	71	325,510	100.0%		$46.25	$13,960,314	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Market. The 16 Court Street Property is located in Downtown Brooklyn, on the corner of Court Street and Montague Street. According to a third party report, the Downtown Brooklyn office submarket, which contains approximately 27 million SF of NRA, has a vacancy rate of 12.5%. According to the appraisal, there are 19 Class A and Class B office buildings located in Downtown Brooklyn that compete directly with the 16 Court Street Property and have a total of approximately 9.3 million SF of NRA and a vacancy rate of 3.8%. Downtown Brooklyn has experienced population growth of approximately 2.5% since 2010, which is more than 1.5% greater than Manhattan and the United States average. Brooklyn is projected to grow an additional 1.5% by 2021 and to continue to outpace population growth projections for both Manhattan and the United States. The 16 Court Street Property is one subway

A-3-27

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

stop from Manhattan. The Borough Hall station provides transportation connectivity via the 2, 3, 4, 5, N, R and W trains which provide access to multiple Manhattan and outer neighborhoods. According to a third party report, the population within a one- and three-mile radius of the 16 Court Street Property is 114,486 and 1,049,392, respectively, and the median household income within a one- and three-mile radius of the 16 Court Street Property is $105,677 and $76,527, respectively.

Competitive Set
	16 Court Street Property	Atlantic Terminal	1 Pierrepont Plaza	One Willoughby Street	32 Court Street	185 Montague Street	41 Flatbush Avenue
Year Built/Renovated	1928/2016	2003/N/A	1988/N/A	Proposed 2021	1908/N/A	1929/N/A	1920/2017
SF	325,510(1)	399,700	770,000	472,671	115,586	55,000	233,712
No. of Stories	36	14	19	34	22	12	10
Class	A	A	A	A	B	B	B
Tenant	Various(1)	Confidential	Various	Confidential	Confidential	Lindamood-Bell Learning	Confidential
Base Rent	$52.12 - $60.00(1)	$53.17	$47.50 - $50.00	$60.82	$50.00	$50.00	$60.00
Lease Type	Gross	Gross	Gross	Gross	Gross	Gross	Gross

Source: Appraisal

(1)	Information is based on the underwritten rent roll dated September 13, 2017.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 16 Court Street Property:

Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	UW	UW PSF
Gross Potential Rent(1)	$10,247,089	$11,503,819	$12,118,568	$12,530,658	$13,454,731	$41.33
Contractual Rent Steps(2)	$0	$0	$0	$0	$720,158	$2.21
Gross Up Vacancy	$0	$0	$0	$0	$1,130,154	$3.47
Total Recoveries(3)	$1,158,008	$1,222,544	$1,239,467	$1,191,394	$1,721,529	$5.29
Other Income(4)	$287,885	$335,342	$263,091	$161,682	$22,753	$0.07
Less Vacancy & Credit Loss	$0	$0	$0	$0	($1,130,154)	($3.47)
Effective Gross Income	$11,692,983	$13,061,704	$13,621,126	$13,883,734	$15,919,171	$48.91

Real Estate Taxes(5)	$1,321,194	$829,829	$1,275,353	$1,312,581	$1,871,250	$5.75
Insurance	$101,894	$106,912	$91,312	$85,938	$85,200	$0.26
Management Fee	$0	$0	$0	$0	$477,575	$1.47
Other Operating Expenses	$4,125,466	$4,493,717	$4,201,491	$4,050,933	$4,050,933	$12.44
Total Operating Expenses	$5,548,554	$5,430,457	$5,568,157	$5,449,452	$6,484,958	$19.92
Net Operating Income	$6,144,429	$7,631,247	$8,052,969	$8,434,282	$9,434,213	$28.98
Capital Expenditures	$0	$0	$0	$0	$65,102	$0.20
TI/LC	$0	$0	$0	$0	$782,972	$2.41
Net Cash Flow	$6,144,429	$7,631,247	$8,052,969	$8,434,282	$8,586,140	$26.38

Occupancy %(6)	93.3%	95.1%	96.2%	95.0%(7)	92.7%(8)
NOI DSCR(9)	1.31x	1.63x	1.72x	1.80x	2.01x
NCF DSCR(9)	1.31x	1.63x	1.72x	1.80x	1.83x
NOI Debt Yield(9)	5.5%	6.9%	7.3%	7.6%	8.5%
NCF Debt Yield(9)	5.5%	6.9%	7.3%	7.6%	7.7%

(1)	The increase in Gross Potential Rent from 8/31/2017 TTM to UW is primarily attributable to newly executed leases, lease renewals, straight-line rent steps for investment grade tenants and the exclusion of rent abatements from UW NOI (the related borrower reserved $485,028 at origination for free rent).
(2)	Contractual Rent Steps include increases occurring through November 30, 2018.
(3)	Total Recoveries includes common area maintenance, real estate tax and tenant electric recoveries.
(4)	Other Income consists of storage rent, license rent, late fees and other miscellaneous income.
(5)	Real Estate Taxes are underwritten to a 10-year average. The 16 Court Street Property has a 15 year industrial and commercial incentive plan that began in fiscal year 2010/11. The 15-year phase-in reflects 11 years of 100% abatement with real estate taxes phasing in 20% per year from years 12 through 15. The real estate taxes are projected to begin the phase-in starting in 2021/22. Real estate taxes are based on the lower of the phased-in value or the market value. .
(6)	Occupancy % for years 2014, 2015 and 2016 represents the average occupancy at the 16 Court Street Property for each respective calendar year.
(7)	Represents the average occupancy for the six-month period ending June 30, 2017.
(8)	Based on the underwritten rent roll dated September 13, 2017.
(9)	Debt service coverage ratios and debt yields are based on the 16 Court Street Whole Loan.

A-3-28

16 Court Street Brooklyn, NY 11241	Collateral Asset Summary – Loan No. 3 16 Court Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,400,000 63.4% 1.83x 8.5%

Escrows and Reserves. At origination, the 16 Court Street Borrower deposited in escrow $3,347,154 for sprinkler work, $485,028 for outstanding free rent and $141,392 for outstanding tenant improvements and leasing commissions. On each monthly payment date, the 16 Court Street Property Borrower is required to deposit (a) $5,438 for capital expenditures and (b) $27,190 for tenant improvements and leasing commissions. During the continuance of a Cash Sweep Period (as defined below), the 16 Court Street Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments and (ii) 1/12 of the annual insurance premiums (unless an acceptable blanket policy is in effect, in which case ongoing insurance reserve deposits are waived) and all excess cash flow will be deposited into the sprinkler work reserve (it being understood that, in addition to any deposits that may be required under the 16 Court Street Whole Loan agreement, the 16 Court Street Borrower will have the right to make deposits into the sprinkler work reserve account in such amounts and at such times as it chooses to elect). Upon the cure of a Cash Sweep Period, such monthly deposit for sprinkler work will be waived and the amounts in such reserve accounts will be released to the 16 Court Street Borrower.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 16 Court Street Whole Loan. The 16 Court Street Whole Loan has springing cash management during the continuance of a Cash Sweep Period (as defined below). During the continuance of a Cash Sweep Period, funds in the lockbox account are required to be transferred to the cash management account up to two times per week and such funds in the cash management account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves,” pay debt service on the 16 Court Street Whole Loan, pay operating expenses for the 16 Court Street Property and deposit the remainder into a sprinkler work reserve for the 16 Court Street Whole Loan (or upon the cure of a Cash Sweep Period, provided that no event of default has occurred and is continuing, to the 16 Court Street Borrower).

A “Cash Sweep Period” will commence (i) upon the occurrence of an event of default, (ii) upon the debt yield for the 16 Court Street Whole Loan falling below 6.75% for two consecutive calendar quarters or (iii) as of June 30, 2019 if the sprinkler work has not been completed. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the debt yield for the 16 Court Street Whole Loan is equal to or greater than 6.75% for two consecutive calendar quarters, or in regard to clause (iii) above, (a) the date the lender determines, in its sole but reasonable discretion, that the aggregate amount of funds deposited into the sprinkler work reserve account is at least 110% of the estimated remaining costs required to complete the sprinkler work (the “Sprinkler Work Reserve Cap”) and (b) the completion of the sprinkler work to the lender’s sole but reasonable satisfaction (as evidenced by documentation provided by the 16 Court Street Borrower to the lender or such other documentation as the lender may reasonably request). If more than one event giving rise to a Cash Sweep Period has occurred and is continuing, then the Cash Sweep Period will not terminate unless a cure has occurred with respect to each such event.

Mezzanine Loan and Preferred Equity. Future mezzanine debt is permitted subject to there being (i) no event of default under the 16 Court Street Whole Loan documents, (ii) a combined minimum debt yield of 7.85%, (iii) a combined maximum loan-to-value ratio of 61.82%, (iv) a combined minimum debt service coverage ratio of 1.86x and (v) receipt of rating agency confirmation.

Release of Property. The 16 Court Street Borrower has the ability to convert the 16 Court Street Property into two condominium units and to obtain the release of floors 26 to 36 (the “Residential Condominium Unit”) from the lien of the mortgage for the 16 Court Street Whole Loan agreement. At any time after the later of (a) the condominium conversion date and (b) the end of the defeasance lock-out period, the borrower may obtain such release of the Residential Condominium Unit by partially defeasing the 16 Court Street Whole Loan (on a pro rata basis as among the pari passu promissory notes) in an aggregate amount at least equal to 115% of $18,500,000, provided that, among others, the following conditions are satisfied: (i) no event of default has occurred and is continuing; (ii) the execution and delivery by the 16 Court Street Borrower of all necessary documents to amend and restate each related pari passu promissory note and issue two substitute notes comprised of (a) a principal balance equal to the defeased portion of the original note and (b) a principal balance equal to the undefeased portion of the original note; (iii) following the release of the Residential Condominium Unit, the undefeased portion of the 16 Court Street Whole Loan will have (a) a loan-to-value ratio equal to or less than 61.82%, (b) a debt yield not less than the greater of 7.85% and the debt yield immediately prior to the release and (c) a debt service coverage ratio not less than the greater of 1.86x and the debt service coverage ratio immediately prior to the release; and (iv) the 16 Court Street Borrower otherwise satisfies all of the requirements with respect to such defeasance including, without limitation, the rating confirmation letter and opinion delivery requirements thereof.

Terrorism Insurance. The 16 Court Street Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the 16 Court Street Whole Loan documents.

A-3-29

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

A-3-30

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

Riverview Landing
1776 Patriots Lane
Eagleville, PA 19403
Evansburg State Park
Eagleville
Reading 30 miles
Level Rd
Ridge Pike
422
Arcola
Eagleville Rd
Black Rock Rd
Perkiomen Creek
Sunnyside Ave
Park Ridge Shopping Center
Trooper
Egypt Rd
Pinetown Rd
Pawlings Rd
Audubon
Egypt Rd
Audubon Village
Greater Philadelphia Expo Center at Oaks
John James Audubon Ctr. at Mill Grove
General Washington Golf Course
Audubon Square
Trooper Rd
Valley Forge Marketplace
Westover Country Club
Marshall St
Ridge Pike
ELM ST.
Norristown
MAIN ST.
MONTGOMERY COUNTY
Schuylkill River
363
Pawlings Rd
Pottstown Expwy
NORRISTOWN TC
Heuser Park
202
Schuylkill River
Valley Forge Park Rd
23
Vencore Inc.
PennDOT Engineering
BRIDGEPORT
Intel
Valley Forge Rd
BNY Mellon
Sugartown Worldwide
Allendale Rd
Henderson Rd
Chiltren Intl.
VALLEY FORGE NATIONAL HISTORIC PARK
King of Prussia
KING MANOR
Arkema Inc.
Valley Forge Casino Resort
eBay Enterprise
Valley Creek Rd
276
DeKalb Pike
SEPTA ROUTE 100
National Memorial Arch
Gulph Rd
Pennsylvania Tpke
Lockhead Martin
King of Prussia Mall
Glenhardie Country Club
Pennsylvania Tpke
76
The Village at Valley Forge
W. Church Rd
Walker Rd
S. Gulph Rd
HUGHES PARK
Schuylkill Expwy
E. Swedesford Rd
Chesterbrook
Gateway Shopping Center
S. Warner Rd
Croton Rd
Chesterbrook Corporate Center
Chesterbrook Village
Wilson Farm Park
Shire Pharmaceuticals
Aerotek
Valley Fair
Evolve IP Business Park
McKaig Nature Education Center
Swedesford Plaza
252
Gulph Mills
Philadelphia 14 miles
Ametek
CHESTER COUNTY
West Valley Rd
King of Prussia Rd
St. Davids Golf Club
Planalytics, Inc.
Upper Gulph Rd
Modular Space HQ
Cassatt Rd
Valley Forge Rd
Old Eagle School Rd
Valley Forge Military Academy
Cabrini College
DELAWARE COUNTY
Villanova Conference Center
Upper Gulph Rd
Strafford
Eastern University
Conestoga Rd
Devon
Main Line Health Laboratories
Villanova
COUNTY LINE
BERWYN
SEPTA
DEVON
THORNDALE LINE
STRAFFORD
Wayne
Radnor
476
Lancaster Ave
WAYNE
RADNOR
30
Berwyn
ST. DAVIDS
Villanova University
DAYLESFORD
St. Davids
Phila. Intl. Airport 20 miles
RADNOR
Quakertown
Perkasie
Reading
Chalfont
Doylestown
Harleysville
Pottstown
Montgomeryville
Lansdale
North Wales
Newtown
New Morgan
PENNSYLVANIA
Horsham
Phoenixville
Norristown
King of Prussia
Abington
Conshohocken
Exton
Radnor
Malvern
Wayne
Ardmore
Downingtown
PHILADELPHIA
Coatesville
West Chester
Broomall
Media
Pennsauken
Springfield
CAMDEN
Kennett Square
Chester Heights
Cherry Hill
Chester
Woodbury
Gloucester Township
Hockessin
NEW JERSEY
DELAWARE
Deptford
Newark
WILMINGTON
Swedesboro

A-3-31

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Eagleville, PA 19403
				General Property Type:	Multifamily
Original Balance:	$44,000,000			Detailed Property Type:	Garden
Cut-off Date Balance:	$44,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	6.3%			Year Built/Renovated:	2006/N/A
Loan Purpose:	Refinance			Size:	310 Units
Borrower Sponsors:	William Liss; Jason Liss; Jordan Liss			Cut-off Date Balance per Unit:	$141,935
Mortgage Rate:	4.9440%			Maturity Date Balance per Unit:	$141,935
Note Date:	11/1/2017			Property Manager:	Liss Property Group
First Payment Date:	12/6/2017
Maturity Date:	11/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI:	$3,458,155
Prepayment Provisions:	LO (24); DEF (91); O (5)			UW NOI Debt Yield(3):	8.3%
Lockbox/Cash Mgmt Status:	Soft/In Place			UW NOI Debt Yield at Maturity(3):	8.3%
Additional Debt Type(1):	Mezzanine			UW NCF DSCR:	1.53x
Additional Debt Balance(1):	$8,450,000			Most Recent NOI:	$3,259,457 (8/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$3,014,349 (12/31/2016)
				3rd Most Recent NOI(5):	N/A
Reserves(2)				Most Recent Occupancy:	94.8% (10/26/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	95.0% (12/31/2016)
RE Tax:	$472,000	$99,417	N/A	3rd Most Recent Occupancy:	93.0% (12/31/2015)
Insurance:	$35,029	$11,902	N/A	Appraised Value (as of):	$68,500,000 (9/18/2017)
Replacements:	$0	$6,458	N/A	Cut-off Date LTV Ratio(3):	60.7%
Unit Upgrade Earnout(2):	$2,450,000	$0	N/A	Maturity Date LTV Ratio(4):	57.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$44,000,000	83.9%	Loan Payoff:	$45,688,209	87.1%
Mezzanine Loan(1):	$8,450,000	16.1%	Partnership Buyout(5):	$3,033,990	5.8%
			Reserves:	$2,957,029	5.6%
			Closing Costs:	$681,531	1.3%
			Return of Equity:	$89,240	0.2%
Total Sources:	$52,450,000	100.0%	Total Uses:	$52,450,000	100.0%

(1)	See “Mezzanine Loan” below for further discussion of additional debt.
(2)	Amounts in the Unit Upgrade Earnout account will be disbursed the Riverview Landing Borrower (as defined below) (in disbursements of no less than $100,000) and subject to the satisfaction of the following conditions: (i) no default has occurred or is continuing, (ii) the lender received an officer’s certificate from the Riverview Landing Borrower stating that the items to be funded are capital expenditure work and all the work has been completed, (iii) no disbursement may be made with respect to any individual unit that is greater than $11,000, (iv) the net cash flow debt yield (net of any remaining amounts in the Unit Upgrade Earnout account) is no less than 8.0%, and (v) the lender reserves the right to require an inspection of the Riverview Landing Property (as defined below) prior to making a disbursement in order to verify the completion of improvements. See “Escrows and Reserves” below for further discussion of reserve requirements.
(3)	The UW NOI Debt Yield, UW NOI Debt Yield at Maturity and Cut-off Date LTV Ratio are based off of the Riverview Landing Mortgage Loan amount net of the Unit Upgrade Earnout. The UW NOI Debt Yield, UW NOI Debt Yield at Maturity and Cut-off Date LTV Ratio based on the Riverview Landing Mortgage Loan amount including the Unit Upgrade Earnout are 7.9%, 7.9% and 64.2%, respectively.
(4)	The Maturity Date LTV Ratio is based off of the Riverview Landing Mortgage Loan amount including the Unit Upgrade Earnout and calculated using the stabilized value of $77,100,000, which assumes that the renovation of the remaining 229 units is completed by September 1, 2020. The Unit Upgrade Earnout funds were reserved upfront in an amount equal to $2,450,000 for the upgrades and will be released provided that the conditions set forth in footnote 2 are satisfied.
(5)	The Riverview Landing Property was purchased by the Riverview Landing Borrower and Azure Investments as part of a joint venture in September 2015 for a purchase price of approximately $55.0 million; as such 2015 cash flows are not available. In connection with the origination of the Riverview Landing Mortgage Loan, the Riverview Landing Borrower bought out its joint venture partner and Azure Investments no longer has an interest in the Riverview Landing Property.

The Mortgage Loan. The fourth largest mortgage loan (the “Riverview Landing Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $44,000,000, secured by a first priority fee mortgage encumbering a 310-unit garden style multifamily property located in Eagleville, Pennsylvania (the “Riverview Landing Property”). The proceeds of the Riverview Landing Mortgage Loan along with an approximately $8.45 million mezzanine loan (the “Riverview Landing Mezzanine Loan”) were used to refinance existing debt, fund a partnership buyout, fund reserves, pay closing costs and return approximately $89,240 to the borrower sponsors.

A-3-32

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

Riverview Landing Total Debt Capital Structure
	Cumulative Loan per Unit(1)	Cumulative LTV(2)(6)	Cumulative UW NOI Debt Yield(3)(6)	Cumulative UW NCF DSCR(4)
$44,000,000 Mortgage Loan	$141,935	60.7%	8.3%	1.53x
$8,450,000 Mezzanine Loan	$169,194	73.0%	6.9%	1.12x
$16,050,000 Implied Equity(5)	$220,968	NAP	NAP	NAP

(1)	Cumulative Loan Per Unit is calculated based on 310 units.

(2)	Based on the aggregate “as-is” appraised value of $68.5 million ($220,968 per unit) as of September 18, 2017.

(3)	Based on the UW NOI of $3,458,155.

(4)	Based on UW NCF of $3,380,655 and the coupon of 4.9440% on the Riverview Landing Mortgage Loan and 9.5000% on the Riverview Landing Mezzanine Loan

(5)	Implied Equity is based on the “as-is” appraised value of $68.5 million, less total debt of $52,450,000

(6)	Cumulative LTV and Cumulative UW NOI Debt Yield fields are calculated net of the Unit Upgrade Earnout.

The Borrower and the Borrower Sponsors. The borrower is Riverview Landing LLC, a single-purpose Delaware limited liability company (the “Riverview Landing Borrower”) with two independent directors in its organizational structure. The borrower sponsors and non-recourse carveout guarantors, William Liss, Jason Liss and Jordan Liss, on a joint and several basis, are the principals of Liss Property Group, LLC.

Liss Property Group, LLC (“LPG”) is a family owned and operated real estate investment company that was founded in May of 2000 by William Liss and his son Jason Liss. Currently, LPG owns and operates approximately 1,600 multifamily units across 14 properties in the Philadelphia metropolitan statistical area.

The Property. The Riverview Landing Property consists of 310 multifamily units across six buildings, in one-, two- and three-bedroom layouts that were originally constructed in 2006. Each residential unit features private balconies, 9-13 foot ceilings, walk-in closets and in-unit washer and dryer. Common area amenities include a 5,000 SF clubhouse with a fitness center, billiards room, business center, fireside lounge, full kitchen and Wi-Fi. The Riverview Landing Property also features 622 surface parking spaces. As of October 26, 2017, the Riverview Landing Property was 95.2% occupied.

The Riverview Landing Property was purchased by LPG in September 2015 for a purchase price of approximately $55.0 million. Since acquisition, LPG has spent approximately $746,541 in capital improvements to renovate and upgrade 81 of the 310 units. Renovations included stainless steel GE appliances, granite counters, new cabinets, kitchen backsplashes and improved lighting. As of October 19, 2017, the borrower sponsors had renovated 63 units and had seen an average increase of $226 per unit in monthly rent for upgraded units. At origination, the lender structured a $2,450,000 earnout tied to the completion of upgrades to the remaining 229 units. The renovation is required to be completed by November 1, 2022 and the Unit Upgrade Earnout is subject to conditions set forth in the “Escrows and Reserves” section below.

The tables below show the apartment unit mix at the Riverview Landing Property:

Riverview Landing Property Unit Mix Summary(1)
Floor Plan	No. of Units	% of Total	Occupied Total Units	Total Occupancy	Avg. Unit Size (SF)	Avg. UW Monthly Rent per Unit	Total Size (SF)
1 Bedroom / 1 Bath	76	24.5%	73	96.1%	832	$1,365	63,222
2 Bedrooms / 2 Bath	197	63.5%	187	94.9%	1,124	$1,638	221,410
3 Bedrooms / 2 Bath	37	11.9%	34	91.9%	1,335	$1,781	49,387
Total/Wtd. Avg.	310	100.0%	294	94.8%	1,077	$1,588	334,019

(1)	Information is based on the underwritten rent roll dated as of October 26, 2017.

The Market. The Riverview Landing Property is located in Eagleville, Pennsylvania, approximately 20 miles from Center City Philadelphia. The Riverview Landing Property is situated along Schuylkill River and down the street from Route 422 (1.2 miles), which provides access to Interstate 76 and Interstate 276. Nearby points of interest include entertainment & lifestyle centers such as the King of Prussia Mall, the 2nd largest mall in U.S. according to a third party news source (approximately 4.5 miles), Valley Forge Casino Resort (approximately 2.8 miles), and Glenhardie Golf Course (approximately 4.8 miles), among others.

According to the appraisal, the greater Philadelphia area, as well as Montgomery County, has a large healthcare industry presence. Some of the largest employers in the area are Main Line Health Systems, Aetna and Abington Health. Abington Health is currently the primary employer in Montgomery County and in October of 2014, Governor Tom Corbett announced a $3.0 million economic growth initiative grant to Abington Memorial Hospital to fund a new 63,000 SF outpatient cancer treatment center in Willow Grove, Pennsylvania, which is six miles north of the Riverview Landing Property. Additionally, Niche.com ranks Eagleville & King of Prussia both within the Top 10 Best Suburbs for Millennials in the Philadelphia area in 2017. Since the start of 2016, the area has seen additional supply as a result of further investment into the area. Recent multifamily projects include the Luxor Apartments (157 unit), Phase I of Indigo 301 (363 units), and the Hanover Valley Forge (339 unit). Overall, appraiser concludes that the the King of Prussia/Eagleville submarket has maintained a strong historical occupancy even with the recent supply growth, averaging a 95.7% occupancy over the past five years.

According to a third party market research report, the Riverview Landing Property is in the Norristown/Upper Merion/Lower Merion rental submarket, which exhibited average rents for renovated units of $1,550 for one-bedrooms, $1,775 for two-bedrooms and $1,945 for three-bedrooms as of the second quarter of 2017. The submarket saw a vacancy rate of 5.5% as of the second quarter of 2017. According to a third party market research report, the estimated 2017 population within a one-, three-, and five-mile radius is 5,826, 54,034 and 166,029, respectively. The 2017 estimated median household income within a one-, three-, and five-mile radius is $73,400, $79,854, and $83,322, respectively.

A-3-33

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

Competitive properties to the Riverview Landing Property are shown in the table below:

Competitive Property Summary
Property Name/Location	Year Built	Distance to Subject	Number of Units(1)	Property Occupancy(1)	Unit Type(1)	Avg. Unit Size (SF)(1)	Avg. Monthly Rent per Unit(1)
Riverview Landing Property 1776 Patriots Lane Eagleville, PA	2006	--	310	94.8%	One Bedroom Two Bedroom Three Bedroom	832 1,124 1,335	$1,365 $1,638 $1,781
The Lofts at Valley Forge 1876 Minutemen Lane Valley Forge, PA	2007	0.2 miles	388	98.0%	One Bedroom Two Bedroom Three Bedroom	842 1,132 N/A	$1,457 $1,917 N/A
Henderson Square I 90 Monroe Boulevard King of Prussia, PA	2000	3.0 miles	160	98.0%	One Bedroom Two Bedroom Three Bedroom	858 1,364 N/A	$1,700 $2,105 N/A
Montgomery Mills 1000 Regatta Circle Norristown, PA	2003	4.5 miles	338	93.0%	One Bedroom Two Bedroom Three Bedroom	841 1,076 1,778	$1,184 $1,330 $2,217
Mill Grove Apartments 131 Mill Grove Drive Audubon, PA	1970	1.8 miles	338	96.0%	One Bedroom Two Bedroom Three Bedroom	875 1,000 1,355	$1,168 $1,420 $1,685
Parc at Plymouth Meeting 134 Plymouth Road Plymouth Meeting, PA	2015	7.2 miles	398	99.0%	One Bedroom Two Bedroom Three Bedroom	830 1,147 N/A	$1,644 $2,004 N/A
Riverwalk at Millennium 309 Washington Street Conshohocken, PA	2005	6.5 miles	375	98.0%	One Bedroom Two Bedroom Three Bedroom	871 1,160 N/A	$1,805 $2,306 N/A

Source: Appraisal

(1)	Information for the Riverview Landing Property is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Riverview Landing Property:

Cash Flow Analysis
	2014(1)	2015(1)	2016	8/31/2017 TTM	UW	UW per Unit
Gross Potential Rent(2)	N/A	N/A	$5,498,930	$5,803,014	$5,935,380	$19,146
Total Other Income(3)	N/A	N/A	$406,473	$390,014	$390,014	$1,258
Less Vacancy & Concessions(4)	N/A	N/A	($424,606)	($412,942)	($349,246)	($1,127)
Effective Gross Income	N/A	N/A	$5,480,797	$5,780,085	$5,976,148	$19,278
Total Operating Expenses	N/A	N/A	$2,466,448	$2,520,628	$2,517,993	$8,123
Net Operating Income	N/A	N/A	$3,014,349	$3,259,457	$3,458,155	$11,155
Capital Expenditures(5)	N/A	N/A	$0	$0	$77,500	$250
Net Cash Flow	N/A	N/A	$3,014,349	$3,259,457	$3,380,655	$10,905

Occupancy %(6)	N/A	N/A	93.0%	94.0%	95.2%
NOI DSCR	N/A	N/A	1.45x	1.56x	1.57x
NCF DSCR	N/A	N/A	1.45x	1.56x	1.53x
NOI Debt Yield(7)	N/A	N/A	7.3%	7.8%	8.3%
NCF Debt Yield(7)	N/A	N/A	7.3%	7.8%	8.1%

(1)	The borrower sponsors and Azure Investments purchased the Riverview Landing Property as a joint venture in September 2015; as such historical cash flows are not available for 2014 and 2015.

(2)	UW Gross Potential Rent is underwritten to the October 26, 2017 rent roll for the 310 apartment units, which reflects physical occupancy of 95.2%.

(3)	Total Other Income includes water sewer recovery, pet fees, cable/satellite income, amenities income, and other miscellaneous charges.

(4)	UW Vacancy is underwritten to 5.5%.

(5)	UW Capital Expenditures are underwritten to $250 per unit.

(6)	UW Occupancy is as of the underwritten rent roll dated October 26, 2017.

(7)	Underwritten debt yields are based on the Riverview Landing Mortgage Loan (excluding the Riverview Landing Mezzanine Loan and net of the Unit Upgrade Earnout).

Escrows and Reserves. The Riverview Landing Borrower deposited $472,000 upfront in escrow for annual real estate taxes, $35,029 upfront in escrow for annual insurance premiums and a $2,450,000 earnout upfront in escrow for the renovations of the remaining 229 units at the Riverview Landing Property. The Riverview Landing Borrower is required to escrow monthly 1/12 of the annual estimated tax payments, 1/12 of the annual estimated insurance premiums and $6,458 for replacement reserves.

A-3-34

1776 Patriots Lane Eagleville, PA 19403	Collateral Asset Summary – Loan No. 4 Riverview Landing	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$44,000,000 60.7% 1.53x 8.3%

Amounts in the Unit Upgrade Earnout account will be disbursed to the Riverview Landing Borrower (in disbursements of no less than $100,000) subject to the satisfaction of the following conditions: (i) no default has occurred or is continuing, (ii) the lender receives an officer’s certificate from the Riverview Landing Borrower stating items to be funded are capital expenditure work and all the work has been completed, (iii) no disbursement may be made with respect to any individual unit that is greater than $11,000, (iv) the net cash flow debt yield (net of any amounts remaining in the Unit Upgrade Earnout funds) is no less than 8.0%, and (v) the lender has the right to require an inspection of the Riverview Landing Property prior to making a disbursement in order to verify the completion of improvements.

Lockbox and Cash Management. The Riverview Landing Mortgage Loan is structured with a soft lockbox and in-place cash management.

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default, (ii) the filing of a bankruptcy or insolvency proceeding by or against the Riverview Landing Borrower, a principal of the Riverview Landing Borrower, the guarantor or the property manager, or (iii) the combined debt service coverage ratio based on the combined total debt service for the Riverview Landing Mortgage Loan and the Riverview Landing Mezzanine Loan after a calendar quarter falling below 1.05x and will end if (a) with respect to clause (i), the lender accepts a cure of the event of default, (b) in the case of a bankruptcy action by or against the property manager only, the borrower replaces the manager with a qualified replacement under a replacement management agreement, or (c) with respect to a low DSCR trigger, if, for two consecutive calendar quarters since the commencement of the Cash Trap Period, there is no longer any Cash Trap Period, default or event of default in effect and the debt service coverage ratio is equal to or greater than 1.05x.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Concurrently with the origination of the Riverview Landing Mortgage Loan, Trawler Capital Management, LLC (“Trawler Capital”) funded the “Riverview Landing Mezzanine Loan” to an affiliate of the Riverview Landing Borrower, with an original principal balance of $8,450,000, secured by a pledge of 100% of its equity interests in the Riverview Landing Borrower. The Riverview Landing Mezzanine Loan accrues an interest only coupon of 9.5000% per annum through its full term and is coterminous with the Riverview Landing Mortgage Loan (provided that the mezzanine loan may be paid off without prepayment penalties from and after the 61st month). Including the Riverview Landing Mortgage Loan and the Riverview Landing Mezzanine Loan, but net of amounts in the Unit Upgrade Earnout account, the cumulative Cut-off Date LTV Ratio, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 73.0%, 1.12x and 6.9%, respectively. The mezzanine lender, Trawler Capital, is a New York based investment management firm that invests in a wide range of commercial real estate debt and structured equity positions throughout the United States. The Riverview Landing Mezzanine Loan and the Riverview Landing Whole Loan are subject to an intercreditor agreement between the Riverview Landing Mezzanine Loan lender and the Riverview Landing Whole Loan lender. The Riverview Landing Mezzanine Loan may be transferred at any time subject to the requirements and limitations set forth in the intercreditor agreement.

The following table presents certain information relating to the Riverview Landing Mezzanine Loan:

Mezzanine Debt Summary

Mezzanine Debt Cut-off Date Principal Balance	Mezzanine Debt Interest Rate	Original Term to Maturity (mos.)	Original Amort Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield(1)	Total Debt Cut-off Date LTV
$8,450,000	9.5000%	120	0	120	1.12x	6.9%	73.0%

Release of Property. Not permitted.

Terrorism Insurance. The Riverview Landing Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-35

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

A-3-36

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

West Side
Garment District
Jacob Javits Convention Center
Hudson River Greenway
HUDSON YARDS
NJ TRANSIT
Highline Elevated Park
Reckless Theatre and Training Ctr.
Port Authority-West 30th Street Midtown Heliport
Manhattan Center
HERALD SQUARE
Macy's
Empire State Building
One Penn Plaza
Herald Center
LONG ISLAND RAILROAD
General Post Office
Madison Square Garden
PENN STATION
Manhattan Mall
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
Uber Corp. Office
Starrett-Lehigh Building
Hotel Americano
Chelsea Park
Fashion Institute of Technology
The Museum at FIT
CUE Art Foundation
Chelsea
School of Visual Arts Theater
Chelsea Waterside Park
CHELSEA GALLERIES
High Line Elevated Park
Tiffany & Company
Madison Square Park
Pier 62 Skatepark
Chelsea Art Museum
Clement Clarke Moore Park
MANHATTAN
Flatiron Building
Flatiron District
The High Line Hotel
Atlantic Theater Company
Chelsea Piers Sports & Entertainment Complex
The Kitchen
IAC Building
The Joyce Theater
Highline Ballroom
NYC Lab School for Collaborative Studies
Chelsea Market
Google Corporate Office Campus
Hudson River
Pier 57
Gansevoort Market
Meatpacking District
Ground Zero Museum Workshop
Gansevoort Meatpacking NYC
The Standard High Line
Forbes Galleries
West Village
Hudson Park Library
Greenwich Village
Washington Arch
Washington Square
New York University
NYU School of Law
IFC Center
NYU Skirball Center for the Performing Arts
Chelsea Multifamily Portfolio
1 416 West 23rd Street New York, NY
2 454 West 22nd Street New York, NY
3 307 West 29th Street New York, NY
4 313 West 29th Street New York, NY
5 466 West 23rd Street New York, NY
6 326 West 23rd Street New York, NY
7 456 West 22nd Street New York, NY
8 309 West 29th Street New York, NY
9 310 West 22nd Street New York, NY
10 348 West 21st Street New York, NY
11 339 West 19th Street New York, NY
12 341 West 19th Street New York, NY
13 431 West 22nd Street New York, NY
Upper West Side
Upper East Side
Central Park
Astoria
QUEENS
West New York
North Bergen
Weehawken
Long Island City
Midtown
Chelsea
MANHATTAN
Greenpoint
Union City
Hoboken
Greenwich Village
Williamsburg
SoHo
Little Italy
Chinatown
NEW JERSEY
Tribeca
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

A-3-37

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Portfolio
				Location:	New York, NY 10011
				General Property Type:	Multifamily
Original Balance(1):	$35,000,000			Detailed Property Type:	Mid-Rise
Cut-off Date Balance(1):	$35,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	5.0%			Year Built/Renovated:	Various/2016-2017
Loan Purpose:	Refinance			Size(7):	146 Units
Borrower Sponsor(2):	Joshua Gotlib			Cut-off Date Balance per Unit(1):	$513,699
Mortgage Rate:	4.7120%			Maturity Date Balance per Unit(1):	$513,699
Note Date:	8/7/2017			Property Manager:	Nieuw Amsterdam Property Management, LLC
First Payment Date:	10/6/2017
Maturity Date:	9/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(8):	$4,642,300
Seasoning:	2 months			UW NOI Debt Yield(1):	6.2%
Prepayment Provisions(3)(4):	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity(1):	6.2%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR(1):	1.30x
Additional Debt Type(1)(5):	Pari Passu			Most Recent NOI(8):	$2,758,669 (7/31/2017 TTM)
Additional Debt Balance(1) (5):	$40,000,000			2nd Most Recent NOI(9):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(9):	N/A
Reserves(6)				Most Recent Occupancy:	97.3% (7/31/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	78.1% (12/1/2016)
RE Tax:	$213,025	$71,008	N/A	3rd Most Recent Occupancy(9):	N/A
Insurance:	$17,386	$5,795	N/A	Appraised Value (as of):	$128,800,000 (7/13/2017)
Replacements:	$109,500	Springing	$109,500	Cut-off Date LTV Ratio(1):	58.2%
Immediate Repairs:	$27,500	$0	N/A	Maturity Date LTV Ratio(1):	58.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$75,000,000	100.0%	Loan Payoff:	$42,663,832	56.9%
			Reserves:	$367,411	0.5%
			Closing Costs:	$1,588,004	2.1%
			Return of Equity(10):	$30,380,753	40.5%
Total Sources:	$75,000,000	100.0%	Total Uses:	$75,000,000	100.0%

(1)	The Chelsea Multifamily Portfolio Mortgage Loan (as defined below) is part of the Chelsea Multifamily Portfolio Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $75,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Chelsea Multifamily Portfolio Whole Loan.

(2)	The borrower sponsor, Joshua Gotlib, is also the borrower sponsor for the Queens Multifamily Mortgage Loan, which has an original principal balance of $20,750,000.

(3)	Prior to the open prepayment date of June 6, 2027, the Chelsea Multifamily Portfolio Whole Loan can be prepaid with (i) defeasance after the earlier to occur of (a) August 7, 2020 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Chelsea Multifamily Portfolio Whole Loan promissory note.

(4)	Partial release is permitted. See “Release of Property” below for further discussion of release requirements.

(5)	See “The Mortgage Loan” below for further discussion of additional debt.

(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(7)	The 326 West 23rd Street property includes a 366 SF commercial unit.

(8)	The increase from Most Recent NOI to UW NOI is primarily a result of the borrower sponsor renovating 123 units since May 2016. As a result of the renovations, the borrower sponsor has been able to increase average unit rental income from approximately $2,374 at acquisition to approximately $3,512 as of July 2017.

(9)	The Chelsea Multifamily Portfolio Borrower (as defined below) acquired the 13 property portfolio in May 2016. As a result, historical cash flows and occupancy are not available.

(10)	The borrower sponsor’s cost basis is approximately $89.6 million.

A-3-38

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

The Mortgage Loan. The fifth largest mortgage loan (the “Chelsea Multifamily Portfolio Mortgage Loan”) is part of a whole loan (the “Chelsea Multifamily Portfolio Whole Loan”) with an aggregate original principal balance of $75,000,000. The Chelsea Multifamily Portfolio Whole Loan is secured by a first priority fee mortgage encumbering 13 multifamily mid-rise properties consisting of a total of 146 units, located in New York, New York (collectively, the “Chelsea Multifamily Portfolio Properties”). Promissory Note A-1-A, with an original principal balance of $35,000,000, collectively represent the Chelsea Multifamily Portfolio Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-2, with an aggregate original principal balance of $25,000,000, was included in the CGCMT 2017-C4 Trust. Note A-1-B is currently held by CCRE or an affiliate, and is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Chelsea Multifamily Portfolio Whole Loan Summary

Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-A	$35,000,000	$35,000,000	CCUBS 2017-C1	Yes
Note A-1-B	$15,000,000	$15,000,000	CCRE	No
Note A-2	$25,000,000	$25,000,000	CGCMT 2017-C4	No
Total	$75,000,000	$75,000,000

The proceeds of the Chelsea Multifamily Portfolio Whole Loan were used to refinance existing debt encumbering the Chelsea Multifamily Portfolio, fund reserves, pay closing costs and return equity to the borrower sponsor.

The Borrowers and the Borrower Sponsor. The borrowers are 26 tenants-in-common, each a New York limited liability company (collectively, the “Chelsea Multifamily Portfolio Borrower”), with two independent directors in its organizational structure. Each tenant-in-common is a single purpose entity. The non-member manager of each Chelsea Multifamily Portfolio Borrower, Black Spruce Management LLC (“Black Spruce”), is indirectly owned and controlled by the guarantor. Legal counsel to the Chelsea Multifamily Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Chelsea Multifamily Portfolio Whole Loan.

The borrower sponsor and non-recourse guarantor is Joshua Gotlib. In 2009, Mr. Gotlib co-founded Black Spruce, a real estate company that focuses on the acquisition and management of multifamily rentals in the five boroughs of New York City. Mr. Gotlib currently oversees all aspects of the business and is the chairman of the investment committee. Prior to co-founding Black Spruce, from 2007 to 2009, Mr. Gotlib purchased, rehabilitated, and sold over 50 distressed, residential assets in Upper Manhattan. Black Spruce’s current portfolio consists of 51 properties in the New York Metro Area with a total value of approximately $533.0 million.

The Properties. The Chelsea Multifamily Portfolio Properties are comprised of 13 multifamily properties totaling 146 multifamily units and one commercial unit located in the Chelsea neighborhood of New York, New York. The Chelsea Multifamily Portfolio Properties were constructed between 1900 and 1930 and renovated in 2016 and 2017. Since acquiring the Chelsea Multifamily Portfolio Properties in May 2016, the borrower sponsor has invested approximately $3.4 million ($27,869 per renovated unit) into completely gut renovating 123 units (84% of total units). The renovation included facade repair, common area carpeting, trash compactor overhaul, common area finishes, new windows, intercom systems, iron work, new appliances, paint, hard wood flooring and complete kitchen/bathroom renovations. As a result of the renovations, the borrower sponsor has been able to increase average unit rental income from approximately $2,374 at acquisition to approximately $3,512 as of July 2017.

As of July 31, 2017, the Chelsea Multifamily Portfolio Properties were 97.3% occupied.

A-3-39

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

The following table presents certain information relating to the Chelsea Multifamily Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built/ Renovated	Total Units(1)(2)	UW NCF	% of UW NCF	Allocated Cut-off Date Balance(3)	% of Allocated Cut-off Date Balance(3)	Appraised Value	Allocated Cut-off Date LTV Ratio(3)
416 West 23rd Street	New York, NY	1900/2016-2017	25	$1,021,467	22.0%	$16,770,225	22.4%	$28,900,000	58.0%
454 West 22nd Street	New York, NY	1900/2016-2017	16	$661,265	14.2%	$10,999,146	14.7%	$18,800,000	58.5%
307 West 29th Street	New York, NY	1900/2016-2017	17	$394,634	8.5%	$6,520,399	8.7%	$10,300,000	63.3%
313 West 29th Street	New York, NY	1900/2016-2017	10	$331,928	7.2%	$5,512,021	7.3%	$8,900,000	61.9%
466 West 23rd Street	New York, NY	1930/2016-2017	10	$310,966	6.7%	$5,151,008	6.9%	$8,300,000	62.1%
326 West 23rd Street(4)	New York, NY	1900/2016-2017	8	$352,833	7.6%	$5,083,709	6.8%	$10,100,000	50.3%
456 West 22nd Street	New York, NY	1920/2016-2017	12	$264,964	5.7%	$4,407,630	5.9%	$7,400,000	59.6%
309 West 29th Street	New York, NY	1900/2016-2017	8	$253,029	5.5%	$4,156,193	5.5%	$7,300,000	56.9%
310 West 22nd Street	New York, NY	1900/2016-2017	12	$300,398	6.5%	$3,966,894	5.3%	$7,600,000	52.2%
348 West 21st Street	New York, NY	1920/2016-2017	10	$237,569	5.1%	$3,953,058	5.3%	$7,000,000	56.5%
339 West 19th Street	New York, NY	1900/2016-2017	5	$221,959	4.8%	$3,626,777	4.8%	$6,200,000	58.5%
341 West 19th Street	New York, NY	1900/2016-2017	6	$146,858	3.2%	$2,456,772	3.3%	$3,900,000	63.0%
431 West 22nd Street	New York, NY	1900/2016-2017	7	$144,429	3.1%	$2,396,166	3.2%	$4,100,000	58.4%
Total/Wtd. Avg.			146	$4,642,300	100.0%	$75,000,000	100.0%	$128,800,000	58.2%

(1)	Information is based on the underwritten rent roll.
(2)	The 146 units are comprised of 123 free market units, 21 rent stabilized units and two rent controlled units.

(3)	Based on the Chelsea Multifamily Portfolio Mortgage Whole Loan.

(4)	The 326 West 23rd Street property includes a 366 SF commercial unit in addition to eight multifamily units.

The table below shows the consolidated unit mix at the Chelsea Multifamily Portfolio Properties:

Chelsea Multifamily Portfolio Unit Mix Summary(1)
Floor Plan	No. of Units	% of Total	Occupied Total Units	Total Occupancy	Avg. Unit Size (SF)	Avg. UW Monthly Rent per Unit	Total Size (SF)
Studio	52	35.6%	50	96.2%	391	$2,625	20,332
1 Bedroom	37	25.3%	36	97.3%	564	$3,081	20,884
2 Bedroom	40	27.4%	39	97.5%	736	$4,112	29,430
3 Bedroom	16	11.0%	16	100.0%	723	$5,491	11,564
4 Bedroom	1	0.7%	1	100.0%	1,015	$8,300	1,015
Total/Wtd. Avg.	146	100.0%	142	97.3%	570	$3,501	83,224

(1)	Information is based on the underwritten rent roll.

The Market. The Chelsea Multifamily Portfolio Properties are located in the Chelsea neighborhood within New York City. The neighborhood is primarily residential, with a mix of residences, apartment blocks, city housing projects, townhouses and renovated row-houses, but includes many retail businesses. Chelsea is well known for its art, with over 200 galleries in the neighborhood. The neighborhood is easily accessible by several bus stops and subway stations. The Chelsea Multifamily Portfolio Properties are within walking distance of The Meatpacking District, a 24-hour neighborhood located on the far west side of Manhattan, bordered by Chelsea to the north and the West Village to the south. The Chelsea neighborhood is one of the most desirable retail areas in Manhattan, and has attracted fashion designers, architects, artists, restaurateurs over the last twenty years. The area contains access to public amenities including schools, hospitals, parks, and recreational facilities. In addition, the Chelsea Multifamily Portfolio Properties are located within close proximity of several city-attractions such as The Highline (approximately 0.5 miles) and the Whitney Museum (approximately 1.5 miles).

Over the past 10 years, multifamily housing in the Chelsea neighborhood has seen consistent growth in rental rates, with the average asking rent steadily climbing each year since 2009. Additionally, occupancy in the submarket has a 10-year high in vacancy of 4.1% occurring in 2010 and 2016 saw a year-end vacancy of 2.9%.

A-3-40

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

Comparable rental properties to the Chelsea Multifamily Portfolio Properties are shown in the table below:

Rent Comparables
	Chelsea Multifamily Portfolio Properties(1)		Market Comparables(2)
Bedroom Type	No. of Units	Avg. UW Monthly Rent Per Unit	No. of Units	Avg. Comparable Monthly Rent Per Unit
Studio	52	$2,625	105	$2,744
1 Bedroom	37	$3,081	101	$3,908
2 Bedroom	40	$4,112	78	$5,404
3 Bedroom	16	$5,491	123	$5,721
4 Bedroom	1	$8,300	NAV	NAV
Total/Wtd. Avg.	146	$3,501	407	$4,030(3)

(1)	Information is based on the underwritten rent roll.

(2)	Information is based on the appraisal.

(3)	The appraiser concluded a blended market rent of $4,030 for the Chelsea Multifamily Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Chelsea Multifamily Portfolio Properties:

Cash Flow Analysis(1)
	2014	2015	2016	7/31/2017 TTM	UW	UW per Unit
Gross Potential Rent(2)	N/A	N/A	N/A	$4,020,985	$6,171,298	$42,269
Total Other Income	N/A	N/A	N/A	$0	$51,585	$353
Less Vacancy & Credit Loss(3)	N/A	N/A	N/A	$0	($185,139)	($1,268)
Effective Gross Income	N/A	N/A	N/A	$4,020,985	$6,037,744	$41,354
Total Operating Expenses	N/A	N/A	N/A	$1,262,316	$1,395,444	$9,558
Net Operating Income(4)	N/A	N/A	N/A	$2,758,669	$4,642,300	$31,797
Capital Expenditures	N/A	N/A	N/A	$0	$0	$0
Net Cash Flow	N/A	N/A	N/A	$2,758,669	$4,642,300	$31,797

Occupancy %(5)	N/A	N/A	N/A	97.3%	97.0%
NOI DSCR(6)	N/A	N/A	N/A	0.77x	1.30x
NCF DSCR(6)	N/A	N/A	N/A	0.77x	1.30x
NOI Debt Yield(6)	N/A	N/A	N/A	3.7%	6.2%
NCF Debt Yield(6)	N/A	N/A	N/A	3.7%	6.2%

(1)	The Chelsea Multifamily Portfolio Properties were purchased in May 2016 by the borrower sponsor for an acquisition basis of $83.8 million. Since May 2016, the borrower sponsor has invested approximately $3.4 million ($27,869 per renovated unit) in completely gut renovating 122 units (84% of total units). As such, historical operating performance and historical occupancy information are not available prior to June 2016.

(2)	UW Gross Potential Rent is based on the underwritten rent roll dated July 31, 2017 for 142 apartment units, which reflects a physical occupancy of 97.3%.

(3)	UW Vacancy represents 3.0% of UW Gross Potential Rent. The appraiser concluded a vacancy rate of 2.8%. Additionally, occupancy in the submarket has a 10-year high in vacancy of 4.1% occurring in 2010 and 2016 saw a year-end vacancy of 2.9%.

(4)	The increase from 7/31/2017 TTM Net Operating Income to UW Net Operating Income is primarily a result of the borrower sponsor renovating 123 units since May 2016. As a result of the renovations, the borrower sponsor has been able to increase average unit rental income from approximately $2,374 at acquisition to approximately $3,512 as of July 2017.

(5)	7/31/2017 TTM Occupancy % and UW Occupancy % are based on the underwritten rent roll dated July 31, 2017.

(6)	Debt service coverage ratios and debt yields are based on the Chelsea Multifamily Portfolio Mortgage Whole Loan.

Escrows and Reserves. At loan origination, the Chelsea Multifamily Portfolio Borrower deposited (i) $213,025 upfront in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments, (ii) $17,386 upfront in escrow for annual insurance premiums and is required to escrow monthly 1/12 of the annual estimated insurance premiums, (iii) $27,500 upfront in escrow for deferred maintenance and (iv) $109,500 upfront for capital expenditures and at any time that the balance in such reserve falls below $50,000, the Chelsea Multifamily Portfolio Borrower will be required to deposit $3,042 monthly until such balance is $109,500.

Lockbox and Cash Management. The Chelsea Multifamily Portfolio Whole Loan is structured with a soft lockbox and springing cash management. In-place cash management and a full excess cash flow sweep will be required during the continuation of a Cash Management Period (as described below).

A “Cash Management Period” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the Chelsea Multifamily Portfolio Borrower, principal, guarantor or property manager, or (iii) the failure by the Chelsea Multifamily Portfolio Borrower, after the end of one calendar quarter, to maintain a debt service coverage ratio of at least 1.15x, unless within 10 days of such event, the Chelsea Multifamily Portfolio Borrower makes a deposit with the lender in an amount that brings the debt service coverage ratio to at least 1.20x. A Cash Management Period will terminate upon (i) the lender giving notice to the Chelsea Multifamily Portfolio Borrower and clearing bank that the Cash Management Period has ended and, with regard to clause (i) above, the event of default has been cured and no other event of default is continuing, or with regard to clause (iii) above, the debt service coverage ratio is at least 1.20x for one calendar quarter.

Additional Secured Indebtedness. Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

A-3-41

Various New York, NY 10011	Collateral Asset Summary – Loan No. 5 Chelsea Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 58.2% 1.30x 6.2%

Release of Property. Following the lockout period, the Chelsea Multifamily Portfolio Borrower may obtain the release of one or more individual Chelsea Multifamily Portfolio Properties upon a bona fide third-party sale, provided among other things, (i) after the partial release, (A) the debt service coverage ratio is at least 1.40x and (B) the loan-to-value ratio is no greater than 55.0% and (ii) the Chelsea Multifamily Portfolio Borrower delivers to the lender 100% of the allocated cut-off date balance (identified in the “Portfolio Summary” chart above) for the Chelsea Multifamily Portfolio Property to be released.

Terrorism Insurance. The Chelsea Multifamily Portfolio Whole Loan documents require “all risk” insurance / umbrella coverage in an amount equal to 100% of the full replacement cost and a commercial general liability insurance policy with a limit of not less than $15,000,000 in the aggregate. Terrorism coverage is required, which may be included in the property insurance policy or a stand-alone policy covering terrorist acts.

A-3-42

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A-3-43

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

A-3-44

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

Harmon Corner
3717 Las Vegas Boulevard South
Las Vegas, NV 89109
Las Vegas Strip
LAS VEGAS
NORTH LAS VEGAS
SPRING MTS.
Summerlin
Spring Valley
Enterprise
HENDERSON
Paradise
Winchester
Sunrise Manor
MUDDY MTS.
CLARK COUNTY
Downtown
LV Strip
Somerset Shopping Center
Las Vegas Convention Center
Desert Inn Rd.
TRUMP INTERNATIONAL HOTEL LV
LV CONV CENTER
ENCORE LAS VEGAS
Fashion Show
WYNN LAS VEGAS
Wynn Las Vegas Golf Club
Wynn Esplanade
Industrial Rd.
Las Vegas Blvd.
LAS VEGAS MONORAIL
MARDI GRAS HOTEL & CASINO
TREASURE ISLAND
The Grand Canal Shoppes
MIRAGE-TREASURE ISLAND TRAM
Outdoor Gondola Rides
THE VENETIAN
Sands Expo and Convention Center
Twain Ave
THE MIRAGE
Madam Tussauds LV
CASINO ROYAL
HARRAH'S LAS VEGAS
HARRAH'S/ THE LINQ
The Forum Shops at Caesars
THE LINQ
O'Shea's Casino
HOLIDAY INN CLUB LAS VEGAS
Paradise Rd.
RIO HOTEL AND CASINO
The Colosseum
GOLD COAST
CAESAR'S PALACE
FLAMINGO LAS VEGAS
FLAMINGO/ CAESAR'S PALACE
The Meridian Luxury Condos
WESTIN
THE CROMWELL
Flamingo Rd.
PALMS CASINO RESORT
Valley View Blvd.
Via Bellagio
Grand Bazaar Shops
BALLY'S
THE PLATINUM HOTEL
TUSCANY SUITES & CASINO
Fountains at Bellagio
BALLY'S/ PARIS LAS VEGAS
BALLAGIO
PARIS LAS VEGAS
15
Miracle MileShops
BELLAGIO-CITY CENTER-MONTE CARLO TRAM
THE COSMOPOLITAN OF LAS VEGAS
PLANET HOLLYWOOD
HARD ROCK HOTEL & CASINO
VDARA HOTEL & SPA
The Shops at Crystals
Harmon Ave.
ARIA RESORT & CASINO
Veer Towers
Harley Davidson Cafe
THE SIGNATURE @ MGM GRAND
WYNDHAM GRAND DESERT
ALEXIS PARK
UNLV
Panorama Towers
CITY CENTER
Polo Towers
Aria Convention Center
MANDARIN ORIENTAL
Hawaiian Marketplace
Grand Garden Arena
Conference Center
LAS VEGAS
Industrial Rd.
Frank Sinatra Dr.
MONTE CARLO
Hard Rock Cafe LV
Rue de Monte Carlo
Koval Ln.
Showcase Mall
MGM Shops
T-Mobile Arena
NEW YORK NEW YORK
MGM GRAND
MGM GRAND
EXCALIBUR-LUXOR-MANDALAY BAY TRAM
David Copperfield Theatre
Tropicana Ave.
HOOTERS CASINO HOTEL
EXCALIBUR HOTEL & CASINO
THE NEW TROPICANA
Reno Ave.
Titanic
Las Vegas Freeway
LUXOR HOTEL & CASINO
Las Vegas Blvd. South
Las Vegas Village
Giles St.
Mandalay Place
Hacienda Ave.
Mandalay Bay Theatre
MANDALAY BAY
McCarran International Airport
Proposed Las Vegas Raiders Stadium (Open 2020)
Mandalay Bay Event Center
North Conv. Center
FOUR SEASONS LAS VEGAS
Shark Reef Aquarium at Mandalay Bay
South Convention Center
Russell Rd.
Welcome to Las Vegas Sign

A-3-45

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Las Vegas, NV 89109
				General Property Type:	Mixed Use
Original Balance(1):	$35,000,000			Detailed Property Type:	Retail/Signage
Cut-off Date Balance(1):	$35,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	5.0%			Year Built/Renovated:	2012/NAP
Loan Purpose:	Refinance			Size(9):	68,613 SF
Borrower Sponsors:	Brett Torino; Paul Kanavos;			Cut-off Date Balance per SF(1):	$2,084
	Steven J. Johnson			Maturity Date Balance per SF(1):	$2,084
Mortgage Rate:	4.2500%			Property Manager:	BPS Management Services, LLC
Note Date:	11/8/2017
First Payment Date(2):	12/6/2017
Maturity Date:	12/6/2027
Original Term to Maturity(2):	121 months
Original Amortization Term:	0 months
IO Period(2):	121 months
Seasoning(2):	0 months			Underwriting and Financial Information
Prepayment Provisions(3):	LO (24); DEF (93); O (4)			UW NOI:	$12,548,382
Lockbox/Cash Mgmt Status(4):	Hard/In Place			UW NOI Debt Yield(1):	8.8%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	8.8%
Additional Debt Balance(1):	$108,000,000			UW NCF DSCR(1):	2.02x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(10):	$12,028,866 (9/30/2017 TTM)
Reserves(5)				2nd Most Recent NOI(10):	$11,061,416 (12/31/2016)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$8,728,898 (12/31/2015)
RE Tax:	$56,250	$18,750	N/A	Most Recent Occupancy(11):	100.0% (10/2/2017)
Insurance:	$133,000	$11,083	N/A	2nd Most Recent Occupancy:	99.0% (12/31/2016)
Replacement:	$0	$1,144	N/A	3rd Most Recent Occupancy:	96.1% (12/31/2015)
TI/LC(6):	$0	$8,333	N/A	Appraised Value (as of):	$253,000,000 (6/28/2017)
Free Rent(7):	$333,333	$0	N/A	Cut-off Date LTV Ratio(1):	56.5%
Other(8):	$0	Springing	$1,000,000	Maturity Date LTV Ratio(1):	56.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$143,000,000	100.0%	Loan Payoff(12):	$137,605,253	96.2%
			Closing Costs:	$1,787,726	1.3%
			Reserves:	$522,583	0.4%
			Return of Equity:	$3,084,438	2.2%
Total Sources:	$143,000,000	100.0%	Total Uses:	$143,000,000	100.0%

(1)	The Harmon Corner Mortgage Loan (as defined below) is part of the Harmon Corner Whole Loan (as defined below), which is comprised of six pari passu promissory notes with an aggregate original principal balance of $143,000,000. The Cut-off Date Balance per SF, Maturity Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity LTV Ratio above are based on the aggregate principal balance of the promissory notes comprising the Harmon Corner Whole Loan.

(2)	The first payment date for the Harmon Corner Mortgage Loan is January 6, 2018. On the Closing Date, CCRE will deposit sufficient funds to pay the amount of interest that would be due with respect to a December 6, 2017 payment for the Harmon Corner Mortgage Loan. Seasoning, Prepayment Provisions, First Payment Date, Original Term to Maturity and IO Term are inclusive of the additional December 2017 interest-only payment funded by CCRE on the Closing Date.

(3)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date on December 6, 2017. Defeasance is permitted at any time after the earlier of (i) the fourth anniversary of the first payment date of the Harmon Corner Whole Loan or (ii) two years from the closing date of the securitization of the last Harmon Corner Whole Loan promissory note to be securitized.

(4)	See “Lockbox and Cash Management” below for further discussion of cash management status.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The Harmon Corner Borrower (as defined below) is required to deposit $8,333 monthly into a TI/LC for years 1-4 of the Harmon Corner Mortgage Loan. For years 5-10, the monthly deposit increases to $29,167.

(7)	At loan origination, the Harmon Corner Borrower deposited $333,333 into a free rent reserve for Rainforest Café’s rent abatement through December 2018.

(8)	In the event that any of Rainforest Café, Bubba Gump Shrimp Co. or Twin Peaks exercise its respective sales threshold termination option, the Harmon Corner Borrower will be required to deposit $83,333 per month with respect to each such tenant for the 12 months after the exercise of such termination option, subject to a cap of $1,000,000 for each such tenant or until such time as the Harmon Corner Borrower re-leases the applicable space to a replacement tenant reasonably acceptable to Lender.

(9)	The Harmon Corner Property also includes a 60’ high, 306’8” long LED display billboard sign attached to the side of the building. Size and Occupancy information does not include the signage.

(10)	The increase from 2nd Most Recent NOI to Most Recent NOI is primarily a result of three leases that were executed in late 2016.

(11)	Most Recent Occupancy includes five kiosk spaces that do not have any net rentable area assigned as they occupy space within common areas. One of the five kiosk spaces is currently vacant.

(12)	The most recent prior financing of the Harmon Corner Property (excluding the LED display billboard) was securitized in COMM 2012-CCRE5 and COMM 2013-LC6.

A-3-46

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

The Mortgage Loan. The sixth largest mortgage loan (the “Harmon Corner Mortgage Loan”) is part of a whole loan (the “Harmon Corner Whole Loan”) evidenced by six pari passu promissory notes with an aggregate principal balance of $143,000,000. The Harmon Corner Whole Loan is secured by a first priority mortgage encumbering the Harmon Corner Borrower’s fee interest in a mixed use, anchored retail building with a large digital LED billboard sign located at 3717 Las Vegas Boulevard South (the “Strip”) in Las Vegas, Nevada (the “Harmon Corner Property”). The Harmon Corner Whole Loan was co-originated by CCRE and Citi Real Estate Funding Inc. (“CREFI”). Notes A-2 and A-4, with original principal balances of $25,000,000 and $10,000,000, respectively, will be included in the CCUBS 2017-C1 Trust. Notes A-1 and A-3, with original principal balances of $30,000,000 and $20,800,000, respectively, (each of which may be further split into two or more notes) are currently held by CCRE, or an affiliate, and are expected to be contributed to one or more future securitization transactions and may be otherwise transferred at any time. Notes A-5 and A-6, with original principal balances of $30,000,000 and $27,200,000, respectively, (each of which may be further split into two or more notes) are currently held by CREFI, or an affiliate, and are expected to be contributed to one or more future securitization transactions and may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Harmon Corner Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$30,000,000	$30,000,000	CCRE	Yes
Note A-2	$25,000,000	$25,000,000	CCUBS 2017-C1	No
Note A-3	$20,800,000	$20,800,000	CCRE	No
Note A-4	$10,000,000	$10,000,000	CCUBS 2017-C1	No
Note A-5	$30,000,000	$30,000,000	CREFI	No
Note A-6	$27,200,000	$27,200,000	CREFI	No
Total	$143,000,000	$143,000,000

The proceeds of the Harmon Corner Mortgage Loan were used to refinance existing debt, return equity to the borrower sponsor, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsors The borrower, BPS Harmon, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure (the “Harmon Corner Borrower”). The borrower sponsors and the nonrecourse carve-out guarantors, jointly and severally, are Brett Torino, Paul Kanavos and Steven J. Johnson (the “Harmon Corner Borrower Sponsors” or “Harmon Corner Guarantors”). W.P. Carey, Inc. (“W. P. Carey”) also owns a 15% equity interest in the Harmon Corner Borrower.

Brett Torino serves as the CEO and president of Torino Companies. Brett Torino was a multifamily residential developer during the mid -1980s and 1990s across the southwest and over the last 20 years has turned his attention to the Las Vegas Strip, buying his first property in Las Vegas in 1995. Mr. Torino has led the development, construction and sale of commercial, residential and resort properties in California, Colorado, Nevada and Arizona.

Paul Kanavos has been the president of Circle Entertainment Inc. since August 20, 2007. Mr. Kanavos also founded Flag Luxury Property, LLC in 1996 and serves as its CEO. Mr. Kanavos has developed Ritz-Carlton Hotels in South Beach, Coconut Grove and Jupiter as well as the St. Regis Resort Temenos Anguilla.

Steven J. Johnson is the principal of SJJ Development, LLC. Over the past 35 years, Mr. Johnson has developed in excess of 6.0 million SF of neighborhood shopping centers with a focus on real estate developments for retail tenants such as Walgreens, Barnes & Noble and Marshalls Department Stores. Through his affiliation with his partner, Mr. Johnson is recognized as a preferred developer for Walgreens, having developed approximately 130 locations throughout Arizona, New Mexico, Texas and Nevada including 27 in Las Vegas alone.

W.P. Carey Inc. is a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages an investment portfolio of approximately $13.2 billion as of September 2017. As of November 10, 2017, W.P. Carey had a market capitalization of approximately $7.59 billion.

The Property. The Harmon Corner Property is located on the east side of the Strip at the intersection of Harmon Avenue in Las Vegas, Nevada. The Harmon Corner Property is located adjacent to Miracle Mile Shops at Planet Hollywood and directly across the Strip from the City Center and Cosmopolitan Hotel. The Harmon Corner Property consists of a 100.0% occupied, three-story retail building totaling 68,613 SF as well as a 60’ high, 306’8” long LED display billboard sign attached to the side of the building.

The Harmon Corner Property is part of a larger development consisting of 106,893 SF retail center and an adjacent 156 space outdoor parking lot. The 19,875 SF ground floor portion of the Walgreens and the parking lot are excluded from the collateral from the Harmon Corner Mortgaged Loan. According to the Harmon Corner Borrower Sponsors, the Walgreens is a top-5 Walgreens location in the United States. The entire Harmon Corner retail development was constructed by the Harmon Corner Borrower Sponsors in 2012 at a total cost basis of approximately $95.0 million.

As of September 30, 2017, the Harmon Corner Property is 100.0% occupied by 22 tenants, including 10 national tenants. The Harmon Corner Property includes five kiosk spaces that do not have any net rentable area assigned as they occupy space within common areas. One of the five kiosk spaces is currently vacant.

The three largest tenants include Rainforest Café, Bubba Gump Shrimp Co. and Twin Peaks. All three of these tenants’ spaces are located adjacent to two pedestrian sky bridge entrances on the second floor. One sky bridge crosses over Harmon Avenue and the other sky bridge crosses over Las Vegas Boulevard and connects with The Cosmopolitan Hotel and City Center to the west, The Mandarin Oriental, Vdara Hotel and Aria Resort & Casino. The remaining tenants at the Harmon Corner Property are a mix of restaurants, retail shops and specialized uses including a ticket retailer and souvenir shop.

A-3-47

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

National tenants, including Walgreens, Twin Peaks, Rainforest Café, Bubba Gump Shrimp Co., Taco Bell Cantina and McDonalds, collectively represent 71.3% of retail rental income and 88.2% of the net rentable area at the Harmon Corner Property.

Since 2014, total reported sales have grown from approximately $35.9 million to approximately $48.0 million as of September 2017, reflecting a compound annual growth rate of 12.3%. Sales at the Harmon Corner Property are approximately $756 PSF with the top five tenants collectively representing approximately $29.0 million of total sales. According to the Harmon Corner Borrower Sponsors, Twin Peaks is one of the top performing stores in the country.

Billboard Signage

The Harmon Corner Property features a digital LED display billboard sign, which measures 60’ in height and 306’8” in width. Constructed in 2012 and most recently renovated in October 2016, the billboard offers approximately 18,400 SF of surface area, which makes it the largest signage available in Las Vegas.

The billboard is operated by Branded Cities Las Vegas, LLC (“Branded Cities”), a digital and media company operating over 2,000 billboards across North America. The Borrower Sponsor entered into a 10-year license agreement with Branded Cities. Branded Cities collects revenue on advertising contracts, deducts the commission and internal expenses and then issues an effective rent to the Harmon Corner Borrower.

Top accounts as of YTD August 2017 for the billboard include Glaxo Smith Kline, Live Nation, Wynn and Taco Bell, which collectively account for approximately 35% of total revenue. The billboard generated sign reported sales of $4,299,031 for 2016. As of YTD August 2017, the billboard sign generated reported sales of approximately $4.1 million.

According to Branded Cities, the billboard achieves rates that are similar to properties in Times Square. According to the appraiser, the billboard’s occupancy rate is approximately 86.0%, which exceeds the industry average of 65.0%.

Major Tenants.

Rainforest Café (14,799 SF, 21.6% of NRA, 11.2% of underwritten base rent). Rainforest Cafe is a rainforest-themed restaurant chain owned by Landry’s, Inc. of Houston. Each Rainforest Cafe restaurant is designed to depict some features of a tropical rainforest, including plant growth; mist; waterfalls; and animatronic animals. The first location opened in the Mall of America in Bloomington, Minnesota, on February 3, 1994. In 2000, the Rainforest Cafe was bought by Landry’s Restaurants Inc. (“Landry’s”), a company specializing in dining, hospitality, entertainment, and gaming, based in Houston, Texas. Rainforest Café has 22 U.S. locations in 11 states as well as five international locations.

As of September 2017, Rainforest Café reported sales of $6.3 million for the trailing 12-month period.

Rainforest Café executed a 10-year lease in August 2014 for space on the second and third floors at the Harmon Corner Property with a lease expiration of September 30, 2025 and three, five-year renewal options. The Rainforest Café lease includes a termination option exercisable any time upon 30 days’ notice in the event that gross sales for any calendar year do not exceed $10 million (or $8 million if the tenant has not opened on Sundays in the applicable year). The tenant is required to give notice within 60 days of such month and pay a termination fee equal to 12 months of future rent and unamortized tenant improvement allowance and leasing commissions.

In addition to the termination payment, the Harmon Corner Whole Loan documents require a monthly cash flow sweep equal to $83,333.33 for the 12 months after the exercise of such notice, up to a cap of $1,000,000 ($67.57 PSF) or until such time the Harmon Corner Borrower re-leases the Rainforest Café space to a replacement tenant reasonably acceptable to lender.

Bubba Gump Shrimp Co. (12,794 SF, 18.6% of NRA, 12.1% of underwritten base rent). Bubba Gump Shrimp Co. is a chain of seafood restaurants which provides a casual dining environment. The first Bubba Gump Shrimp Co. restaurant and market opened in 1996 in Monterey, California and has since grown to 43 locations worldwide including Times Square New York, Universal City Walk Orlando, Victoria’s Peak Hong Kong, Santa Monica Pier, and Pier 39 in San Francisco. Bubba Gump Shrimp Co. is owned by Landry’s, which purchased Bubba Gump Shrimp Co. in 2010.

As of September 2017, Bubba Gump Shrimp Co. reported sales of $10.1 million for the trailing 12-month period.

Bubba Gump Shrimp Co. has been a tenant at the Harmon Corner Property since December 2012. The lease expiration date is December 31, 2022 subject to three, five-year renewal options.

The Bubba Gump Shrimp Co. lease includes a termination option exercisable any time in the event that gross sales for the trailing 12-month period do not exceed $10 million. The tenant is required to deliver notice within 60 days after such 12-month period and the lease will terminate upon the earlier of (i) the expiration of the 12th full calendar month after notice is given or (ii) the later of (x) the 48th full calendar month of the term and (y) the date that Bubba Gump Shrimp Co. vacates the premises. The tenant is required to pay a termination fee equal to 12 months of future rent or the number of months remaining in the term if there are less than 12 months remaining, which is reduced by the rent paid between the date that the Harmon Corner Borrower receives the notice and the date that the tenant vacates the premises.

In addition to the termination payment, the Harmon Corner Whole Loan documents require a monthly cash flow sweep equal to $83,333.33 for the 12 months after the exercise of such notice, up to a cap of $1,000,000 ($78.16 PSF) or until such time the Harmon Corner Borrower re-leases the Bubba Gump Shrimp Co. space to a replacement tenant reasonably acceptable to lender.

Twin Peaks (11,834 SF, 17.2% of NRA, 15.5% of underwritten base rent). Twin Peaks is a sports bar/restaurant chain serving comfort food across the southern United States. Twin Peaks initially opened two restaurants in Dallas in 2005 and has since expanded to 82 locations in 25 states and one location in Russia. The chain has 35 franchised stores and 45 company stores. Twin Peaks has a lease expiration date of March 31, 2023 and two, five-year renewal options.

A-3-48

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

As of September 2017, Twin Peaks reported sales of $11.3 million for the trailing 18-month period.

The Twin Peaks lease includes a termination option exercisable any time after September 4, 2018, in the event that gross sales for the trailing 18-month period do not exceed $12 million. The tenant is required to deliver notice within 60 days after such 18-month period and the lease will terminate upon the expiration of the 12th full calendar month after notice is given. The earliest effective date of such termination option would be June 30, 2018. In the event that Twin Peaks exercises such option, Twin Peaks is required to pay a termination payment equal to (i) the minimum base rent for the following 12 months after the termination effective date, plus (ii) the unamortized amount of the tenant improvement allowance and leasing commission paid by the Harmon Corner Borrower with respect to such lease, assuming annual straight-line amortization over the initial lease term.

In addition to the termination payment, the Harmon Corner Whole Loan documents require a monthly cash flow sweep equal to $83,333.33 for the 12 months after the exercise of such notice, up to a cap of $1,000,000 ($84.50 PSF) or until such time the Harmon Corner Borrower re-leases the Twin Peaks space to a replacement tenant reasonably acceptable to lender.

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Rainforest Café	NR/NR/NR	14,799	21.6%	$1,224,700	11.2%	$82.76	9/30/2025(2)
Bubba Gump Shrimp Co.	NR/NR/NR	12,794	18.6%	$1,318,936	12.1%	$103.09	12/31/2022(3)
Twin Peaks	NR/NR/NR	11,834	17.2%	$1,691,655	15.5%	$142.95	3/31/2023(4)
Subtotal/Wtd. Avg.		39,427	57.5%	$4,235,291	38.7%	$107.42
Other Tenants(5)		29,186	42.5%	$6,701,143	61.3%	$229.60
Vacant(5)		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		68,613	100.0%	$10,936,435	100.0%	$159.39

(1)	Information is based on the underwritten rent roll dated October 2, 2017. Annual UW Base Rent includes rent steps through October 31, 2018.
(2)	Rainforest Café has three, five-year renewal options and an ongoing termination option, subject to a lease termination payment, if gross sales for any calendar year do not exceed $10.0 million (or $8 million if the tenant has not opened on Sundays in the applicable year). As of September 2017, Rainforest Café reported sales of $6.3 million for the trailing 12-month period.
(3)	Bubba Gump Shrimp Co. has three, five-year renewal options and an ongoing termination option, subject to a lease termination payment, if gross sales for any 12 months do not exceed $10.0 million. As of September 2017, Bubba Gump Shrimp Co. reported sales of $10.1 million for the trailing 12-month period.
(4)	Twin Peaks has two, five-year renewal options and an ongoing termination option, subject to a lease termination payment, if gross sales for any 18 months do not exceed $12.0 million. As of September 2017, Twin Peaks reported sales of $11.3 million for the trailing 18-month period.

(5)	Other Tenants includes five kiosk spaces that do not have any net rentable area assigned as they occupy space within common areas. One of the five kiosk spaces is currently vacant. The four occupied kiosk spaces represent approximately $681,000 of Annual UW Base Rent.

The following table presents certain information relating to the lease rollover schedule at the Harmon Corner Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling(3)
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017(4)	2	0	0.0%	0.0%	$0.00	$300,000	2.7%	2.7%
2018(4)	1	0	0.0%	0.0%	$0.00	$156,000	1.4%	4.2%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	4.2%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	4.2%
2021	1	1,402	2.0%	2.0%	$238.36	$334,180	3.1%	7.2%
2022(4)	10	24,469	35.7%	37.7%	$178.82	$4,375,538	40.0%	47.2%
2023	2	11,834	17.2%	55.0%	$142.95	$1,691,655	15.5%	62.7%
2024	3	3,092	4.5%	59.5%	$298.49	$922,945	8.4%	71.1%
2025	2	14,799	21.6%	81.0%	$82.76	$1,224,700	11.2%	82.3%
2026	4	8,286	12.1%	93.1%	$154.11	$1,276,917	11.7%	94.0%
2027	1	698	1.0%	94.1%	$250.00	$174,500	1.6%	95.6%
2028 & Beyond	2	4,033	5.9%	100.0%	$119.02	$480,000	4.4%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	28	68,613	100.0%		$159.39	$10,936,435	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent PSF Rolling, Total UW Base Rent Rolling and Approx. Cumulative % of Total Rent Rolling have been underwritten based on the October 2, 2017 rent roll. UW Base Rent includes five kiosk spaces that do not have any net rentable area assigned to it as it occupies space within common areas. One of the five kiosks is currently vacant.

(4)	Tenants expiring in 2017, 2018 and 2022 include four kiosk tenants, which do not have any rentable area assigned as they occupy space within common areas of the Harmon Corner Property.

A-3-49

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

The Market. The Harmon Corner Property is located along the central portion of the Las Vegas Strip Resort Corridor, which consists of well-established resort casino-hotels, business hotels, apartment complexes, commercial retail buildings, a super -regional mall and industrial buildings. The immediate area surrounding the Harmon Corner Property features The Shops at Crystal, Planet Hollywood Resort and Casino, the Bellagio Hotel and Casino and The Cosmopolitan of Las Vegas. The primary economic drivers in Las Vegas are tourism and gaming, which in turn, support the service industries, especially retail and dining.

Visitor volumes in the Las Vegas region have been on an increasing trend since the decline in 2008 and 2009. Visitors hit record numbers in 2014 (surpassing 40 million people for the first time) and have continued to increase, reaching an all-time high of 42.9 million people in 2016. According to the appraisal, visitors stay an average of 3.4 nights per trip and spend, on average, $157 on shopping and $318 on dining and drinks.

According to the appraiser, vehicular traffic along Las Vegas Boulevard averages approximately 63,000 per day, which equates to approximately 23.0 million per year. In addition, the appraiser estimated that pedestrian traffic counts along Las Vegas Boulevard average 40,000 to 60,000 per day, which equates to approximately 20.0 million per year.

The appraiser concluded market rent for the first, second and third floor suite were $150, $220, and $100, respectively, which are in line with rents at the Harmon Corner Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Harmon Corner Property:

Cash Flow Analysis
	2014	2015	2016	9/30/2017 TTM	UW	UW PSF
Gross Potential Rent(1)	$8,398,676	$8,090,712	$8,827,053	$9,914,584	$11,086,435	$161.58
Total Recoveries	$1,410,413	$1,385,273	$1,564,405	$1,628,751	$1,780,665	$25.95
Billboard Income	$1,871,381	$1,599,519	$2,891,023	$3,005,780	$3,005,780	NAP
Other Income	$81,083	$71,037	$80,226	$82,384	$82,384	$1.20
Less Vacancy & Credit Loss(2)	$0	$0	$0	$0	($570,072)	($8.31)
Effective Gross Income	$11,761,553	$11,146,541	$13,362,707	$14,631,499	$15,385,192	$224.23
Total Operating Expenses	$2,400,392	$2,417,643	$2,301,291	$2,602,633	$2,836,810	$41.35
Net Operating Income	$9,361,161	$8,728,898	$11,061,416	$12,028,866	$12,548,382	$182.89
Capital Expenditures	$0	$0	$0	$0	$13,723	$0.20
TI/LC	$0	$0	$0	$0	$102,920	$1.50
Net Cash Flow(3)	$9,361,161	$8,728,898	$11,061,416	$12,028,866	$12,431,740	$181.19

Occupancy %	97.2%	96.1%	99.0%	100.0%	96.4%
NOI DSCR(4)	1.52x	1.42x	1.80x	1.95x	2.04x
NCF DSCR(4)	1.52x	1.42x	1.80x	1.95x	2.02x
NOI Debt Yield(4)	6.5%	6.1%	7.7%	8.4%	8.8%
NCF Debt Yield(4)	6.5%	6.1%	7.7%	8.4%	8.7%

(1)	UW Gross Potential Rent is underwritten rent roll and includes rent steps ($271,625) through October 31, 2018.

(2)	UW Vacancy represents 4.6% of Gross Potential Rent and Total Recoveries, which is greater than the appraiser’s vacancy conclusion of 3.0%.

(3)	The increase from 2016 Net Cash Flow to 9/30/2017 TTM Net Cash Flow is primarily a result of three leases that were executed in late 2016.

(4)	DSCR and Debt Yields are based on the Harmon Corner Whole Loan.

Escrows and Reserves. The Harmon Corner Borrower deposited (i) $56,250 upfront in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments, (ii) $133,000 upfront in escrow for annual insurance premiums and is required to escrow monthly 1/12 of the annual estimated insurance premiums, (iii) $333,333 upfront for free rent associated with Rainforest Café, (iv) an ongoing monthly replacement reserve of approximately $1,144 and (v) an ongoing monthly TI/LC reserve of approximately $8,333, which amount is required to increase to $29,167 beginning on the payment date in January 2022.

In addition to any termination payments collected by the Harmon Corner Borrower, in the event that any of Rainforest Café, Bubba Gump Shrimp Co. or Twin Peaks exercise its respective sales threshold termination option, the Harmon Corner Borrower will be required to deposit $83,333 per month with respect to each such tenant for the 12 months after the exercise of such termination option until such time that (a) a lease with a replacement tenant is executed on terms reasonably acceptable to lender or (b) $1,000,000 is accumulated in the Bubba Gump Shrimp Co./Twin Peaks/Rainforest Café Rollover Reserve Account (as defined in the Harmon Corner Mortgage Loan documents). The $1,000,000 cap on collections applies separately to Rainforest Café, Bubba Gump Shrimp Co. and Twin Peaks.

Lockbox and Cash Management. The Harmon Corner Mortgage Loan is structured with a hard lockbox and in place cash management. The Harmon Corner Borrower is required to send tenant direction letters to all tenants instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and amounts in this account are used to pay monthly debt service payments and any reserves due under the Harmon Corner Mortgage Loan documents with any excess amounts remaining in this account returned to the borrower in accordance with the Harmon Corner Mortgage Loan documents, unless a Cash Trap Period is continuing.

A-3-50

3717 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 6 Harmon Corner	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 56.5% 2.02x 8.8%

All excess cash will be swept into a lender controlled account during the occurrence of (a) a Lease Sweep Period or (b) any event of default.

A “Lease Sweep Period” occurs if as of such payment date, the gross potential rents from the Lease Sweep Leases, when aggregated, exceeds 20% of the gross potential rents of the Harmon Corner Property (exclusive of revenues attributable to the billboard sign). The Lease Sweep Period will end upon the earlier to occur of (i) $4,200,000 accumulating in the TI/LC reserve account, inclusive of amounts then in the account, or (ii) a Lease Sweep Tenant Leasing Event which results in the gross potential rents from the Lease Sweep Leases, when aggregated, falling below 20% of the gross potential rents of the Harmon Corner Property (exclusive of revenues attributable to the billboard sign).

A “Lease Sweep Lease” is, as of any given payment date, any lease that is due to expire or terminate within the 12-month period following such payment date (provided that any such lease will continue to be deemed a Lease Sweep Lease until such time as a Lease Sweep Tenant Leasing Event will have occurred with respect to such lease).

A “Lease Sweep Tenant Leasing Event” occurs if the lender is in receipt of evidence that a renewal or replacement tenant(s) satisfactory to the lender in its reasonable discretion has entered into a lease(s) for the space demised to the applicable tenant(s) causing such Lease Sweep Period.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Harmon Corner Whole Loan documents require “all risk” insurance / umbrella coverage in an amount equal to 100% of the full replacement cost and a commercial general liability insurance policy with a limit of not less than $2,000,000 in the aggregate. Terrorism coverage is required, which may be included in the property insurance policy or a stand-alone policy covering terrorist acts.

A-3-51

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

A-3-52

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

2U Headquarters
7900 Harkins Road
Lanham, MD 20706
Beltsville
Capitol Beltway
Beltsville Agricultural Research Ctr.
Baltimore 20 miles
College Park Marketplace
Hollywood Plaza
College Park
Greenbelt
Berwyn Heights
Greenbelt Park
NASA Goddard Space Flight Center
Greenway Center
Genesis HealthCare Magnolia Ctr.
University of Maryland College Park
College Park Airport
Adelphi
NOAA Center
Good Luck Rd
Riverdale Park
New Carrollton
Seabrook
Glenn Dale Park
Glenn Dale
Marietta Manor Historic Site
Riverdale Rd
Annapolis Rd
Lanham
Duvall Village
Vista Gardens Marketplace
Hyattsville
East Riverdale
Woodlawn
John Hanson Hwy
Bladensburg
Landover Hills
Mitchellville
Glenarden
Prince George's County
Enterprise Golf Course
Country Club at Woodmore
Prince George's Hospital Center
Cheverly
Landover
Woodmore Towne Centre
Downtown Wash. D.C. 5 miles
Anacostia River
Kenilworth Park & Aquatic Gardens
Prince George's Sports & Learning Complex
Univ. of MD University College
Lake Arbor
Lake Arbor Country Club
FedEx Field
National Harmony Mem. Cemetery
Fairmount Heights
Seat Pleasant
The Boulevard at the Capital Centre
Largo Town Center
Largo Plaza
WASH. D.C.
Marshall Heights
Capitol Heights
Walker Mill
Prince George's Comm. College
Watkins Regional Park
Fort Dupont Park
Largo
D.C.
MARYLAND
Coral Hills
Walker Mill Regional Park
District Heights
Forestville
Upper Marlboro
Reagan Natl. Airport 15 miles
Wheaton
Laurel
Silver Spring
Bethesda
Bowie
WASHINGTON D.C.
ARLINGTON
ALEXANDRIA
VIRGINIA
MARYLAND

A-3-53

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CREFI			Single Asset/Portfolio:	Single Asset
				Location:	Lanham, MD 20706
				General Property Type:	Office
Original Balance(1):	$34,000,000			Detailed Property Type:	Suburban
Cut-off Date Balance(1):	$34,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	4.9%			Year Built/Renovated:	2002/2016-2017
Loan Purpose:	Acquisition			Size:	309,303 SF
Borrower Sponsor:	Kawa Capital Partners LLC			Cut-off Date Balance per SF(1):	$175
Mortgage Rate:	4.4500%			Maturity Date Balance per SF(1):	$153
Note Date:	10/17/2017			Property Manager:	Adler Kawa Realty Services, LLC
First Payment Date:	12/6/2017
Maturity Date:	11/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	36 months
Seasoning:	0 months			Underwriting and Financial Information
Prepayment Provisions(2):	LO (24); DEF/YM1 (92); O (4)			UW NOI:	$5,724,034
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	10.6%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	12.1%
Additional Debt Balance(1):	$20,000,000			UW NCF DSCR(1):	1.60x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(4):	N/A
Reserves(3)				2nd Most Recent NOI(4):	N/A
Type	Initial	Monthly	Cap	3rd Most Recent NOI(4):	N/A
RE Tax:	$0	Springing	N/A	Most Recent Occupancy:	100.0% (11/1/2017)
Insurance:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (12/31/2016)
Replacements:	$0	$4,382	N/A	3rd Most Recent Occupancy:	(4)
TI/LC:	$6,814,543	Springing	N/A	Appraised Value (as of)(5):	$77,900,000 (9/18/2017)
Deferred Maintenance:	$25,080	$0	N/A	Cut-off Date LTV Ratio(1)(5):	69.3%
Outstanding Landlord Obligations Reserve:	$6,206,918	$0	N/A	Maturity Date LTV Ratio(1)(5):	60.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$54,000,000	55.8%	Purchase Price:	$82,000,000	84.7%
Borrower Equity:	$29,583,474	30.6%	Reserves:	$13,046,541	13.5%
Other Sources(6):	$13,186,473	13.6%	Closing Costs:	$1,723,406	1.8%
Total Sources:	$96,769,948	100.0%	Total Uses:	$96,769,948	100.0%

(1)	The 2U Headquarters Mortgage Loan (as defined below) is part of the 2U Headquarters Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $54,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the 2U Headquarters Whole Loan.

(2)	The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Following the lockout period, the borrower has the right to defease the 2U Headquarters Whole Loan in whole, but not in part, on any date before August 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 17, 2021. For the purposes of this term sheet, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Historical occupancy and financial information is unavailable because 2U, Inc.’s lease commenced December 1, 2016. The related borrower acquired the 2U Headquarters Property (as defined below) from Cohen Equities, a New York-based real estate acquisitions and management company, in connection with the origination of the 2U Headquarters Whole Loan. Cohen Equities purchased the 2U Headquarters Property while it was vacant in August 2015 and subsequently implemented a full capital expenditure plan and signed 2U, Inc. as the sole tenant to occupy 100.0% of the 2U Headquarters Property. Previously, the 2U Headquarters Property was approximately 85.0% occupied by Computer Sciences Corp., which vacated the 2U Headquarters Property in 2013 due to the expiration of their contract with the IRS (located adjacent to the 2U Headquarters Property).

(5)	The appraiser concluded to an “as-is” Appraised Value of $77,900,000 as of September 18, 2017. The appraiser also concluded to an “as-stabilized” appraised value of $92,200,000 as of September 2020, which assumes the build-out of all of 2U, Inc.’s space is complete and 2U, Inc. occupies and is paying rent on 100.0% of its space. All outstanding tenant improvements, gap rent and free rent related to 2U, Inc.’s space was reserved for at origination of the 2U, Inc. Whole Loan. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the “as-is” appraised value of the 2U Headquarters Property of $77,900,000. The Cut-off Date LTV Ratio and Maturity Date LTV based on the “as-stabilized” appraised value of the 2U Headquarters Property are 58.6% and 51.2% respectively.

(6)	Other Sources primarily consists of amounts for the TI/LC and Outstanding Landlord Obligations Reserve, which were funded by the seller of the 2U Headquarters Property and subsequently transferred to the borrower sponsor of the 2U Headquarters Whole Loan in connection with the acquisition of the 2U Headquarters Property.

The Mortgage Loan. The seventh largest mortgage loan (the “2U Headquarters Mortgage Loan”) is part of a whole loan (the “2U Headquarters Whole Loan”) with an original principal balance of $54,000,000. The 2U Headquarters Whole Loan is secured by a first priority fee mortgage encumbering a single tenant office property totaling 309,303 SF located in Lanham, Maryland (the “2U Headquarters Property”). The 2U Headquarters Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”). Promissory Note A-1, with an original principal balance of $34,000,000, represents the 2U

A-3-54

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

Headquarters Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-2, with an original principal balance of $20,000,000, was acquired and is currently held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”), or an affiliate thereof, and is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The 2U Headquarters Whole Loan will be serviced pursuant to the trust and servicing agreement for the CCUBS 2017-C1 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

2U Headquarters Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$34,000,000	$34,000,000	CCUBS 2017-C1	Yes
Note A-2	$20,000,000	$20,000,000	UBS AG or an affiliate	No
Total	$54,000,000	$54,000,000

The Borrower and the Borrower Sponsor. The borrower is KCP Harkins Fee Owner, LLC (the “2U Headquarters Borrower”), a Delaware limited liability company and single-purpose entity structured to be bankruptcy remote. The borrower sponsor and nonrecourse carve-out guarantor is Kawa Capital Partners LLC, d/b/a Kawa Capital Management. Kawa Capital Management is an independent asset management firm headquartered in Miami, Florida that focuses primarily on credit hedge fund and commercial and industrial real estate deals. Through its commercial and industrial real estate investment platform, Kawa Capital Management has invested $360 million of equity since its inception and currently has over 5 million SF of property under management.

The Property. The 2U Headquarters Property is a Class A office property totaling 309,303 SF on a 1.72-acre site located in Lanham, Maryland, approximately 13 miles northeast of Washington D.C. The 2U Headquarters Property was constructed in 2002 and is currently undergoing renovations that began in 2016 upon 2U, Inc. executing its lease. 2U, Inc. is the sole tenant at the 2U Headquarters Property leasing 100.0% of the space through August 2028 on a triple-net lease. 2U, Inc. has two five-year renewal options and no termination options. The 2U Headquarters Property is a 12-story building with floor plates of 27,014 SF. The 2U Headquarters Property features six elevators, meeting space, a 12,000 SF fitness center and a food hall and separate coffee bar located on the first floor. Parking is provided via an adjacent surface parking lot, which features 965 spaces. The 2U Headquarters Property is located directly across from the New Carrollton Station, a transit station that serves Amtrak, the Washington Metro, the Maryland Area Regional Commuter (“MARC”) and Greyhound buses.

2U, Inc. currently leases 100.0% of the 12-story building at the 2U Headquarters Property; however, floors 3-7 (140,881 SF) are structured as must-take space within the lease and are not yet occupied by 2U, Inc. The must-take space phases in over two years, from December 2018 to December 2020. At origination, the lender escrowed all tenant improvements, free rent and gap rent associated with the must-take space. 2U, Inc. utilizes the 2U Headquarters Property as its global headquarters. 2U, Inc. currently has 740 employees located at the 2U Headquarters Property, and has stated that it anticipates having at least 1,600 employees at the 2U Headquarters Property by 2020. The 2U Headquarters Property was previously approximately 85.0% occupied by Computer Sciences Corp., which vacated the 2U Headquarters Property in 2013 due to the expiration of their contract with the IRS (located adjacent to the 2U Headquarters Property). Cohen Equities (the seller of the 2U Headquarters Property) purchased the 2U Headquarters Property while it was vacant in August 2015 and subsequently implemented a full capital expenditure plan and signed 2U, Inc. to its current lease before selling the 2U Headquarters Property to the borrower sponsor.

2U, Inc. was founded in 2008 by John Katzman (the founder of The Princeton Review), Chip Paucek (a former CEO of Smarterville Inc., the parent company of Hooked on Phonics) and Jeremy Johnson as an educational technology company that partners with colleges and universities to offer degree programs online to qualified students anywhere in the world. 2U, Inc. supplies its partner universities with a cloud-based software platform and a suite of technology-enabled services, including coursework design, live video classes, infrastructural support and capital in order to deliver instruction to students. As of fiscal year 2016, 2U, Inc. reported an 83.0% retention rate of students who have entered a 2U program. 2U, Inc. generates revenue primarily through student tuition of multi-year degree programs. 2U, Inc. students pay standard tuition, however, instead of going to a classroom, they meet in a virtual classroom via a live video chat with a professor and other students in the class. 2U, Inc. signs contracts typically ranging from 10-15 years with its partner universities with the contracts including a revenue sharing agreement between 2U, Inc. and such universities for the tuition costs paid by the students. 2U, Inc. launched its first two programs in 2009 in partnership with the University of Southern California, which is still its largest client by revenue. 2U, Inc. currently partners with 22 different universities including the University of Southern California, University of North Carolina, Georgetown University, The University of Chicago, Yale University, Vanderbilt University, New York University, Northwestern and Harvard Business School. Since the company’s inception, 2U, Inc. has not reported a partner university cancelling its contract and reports a 100% retention rate for contract renewals with universities upon initial expiration. Full course equivalent enrollment grew from 41,034 during the twelve months ended December 31, 2014 to 77,344 during the twelve months ended December 31, 2016. In May 2017, 2U, Inc. announced a $103.0 million acquisition of GetSmarter, a South African startup that delivers short-term online certification courses to distance learning students in partnership with universities across the world. Getsmarter has partnerships with universities such as the University of Cambridge, University of Cape Town, Harvard and MIT. For the year ended December 31, 2016, 2U, Inc. reported revenues of approximately $205.9 million, which is an increase in revenues of approximately 37.1% compared to the year ended December 31, 2015 and 86.8% compared to the year ended December 31, 2014.

The appraiser concluded to an “as-is” appraised value for the 2U Headquarters Property of $77,900,000 as of September 18, 2017. The appraiser also concluded to an “as-stabilized” appraised value of $92,200,000 as of September 18, 2020, which assumes the build-out of all of 2U, Inc.’s space is complete and 2U, Inc. occupies and is paying rent on 100.0% of its space. The lender reserved for all outstanding tenant improvements, free rent and gap rent at origination of the 2U Headquarters Whole Loan. All loan-to-value ratios presented in this term sheet are calculated based upon the appraiser’s “as-is” appraised value of $77,900,000 as of September 18, 2017.

A-3-55

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

The following table presents certain information relating to the lease at the 2U Headquarters Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent(3)	% of Total Annual Base UW Rent	Annual UW Base Rent PSF	Lease Expiration
2U, Inc.(4)(5)	NR/NR/NR	309,303	100.0%	$6,221,785	100.0%	$20.12	8/31/2028
Subtotal/Wtd. Avg.		309,303	100.0%	$6,221,785	100.0%	$20.12
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		309,303	100.0%	$6,221,785	100.0%	$20.12

(1)	Information is based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field whether or not the parent company guarantees the lease.

(3)	Includes rent steps of $199,755 through December 1, 2017.

(4)	2U, Inc. has two five-year renewal options with no termination options.

(5)	2U, Inc. currently leases 100.0% of the 12-story building at the 2U Headquarters Property, however, floors 3-7 (140,881 SF) are structured as must-take space within the lease and are not yet occupied by 2U, Inc. The must-take space phases in over two years, from December 2018 to December 2020. At origination, the lender escrowed all tenant improvements, free rent and gap rent associated with the must-take space.

The following table presents certain information relating to the lease rollover schedule at the 2U Headquarters Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(2)	Total UW Base Rent Rolling(2)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2028 & Beyond	1	309,303	100.0%	100.0%	$20.12	$6,221,785	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1	309,303	100.0%		$20.12	$6,221,785	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Includes rent steps of $199,755 through December 1, 2017.

The Market. The 2U Headquarters Property is located in Lanham, Maryland within Prince George County, approximately 13 miles northeast of Washington, D.C and approximately 5 miles southeast of the University of Maryland-College Park. According to the appraisal, the 2U Headquarters Property is within the Lanham office submarket within the larger DC Metro office market. Over the most recent four quarters ending with the second quarter of 2017, the appraisal identified no growth of supply and positive net absorption of 352,000 SF in the Lanham office submarket. According to the appraisal, 2016 population within a one-, three-, and five-mile radius of the 2U Headquarters Property was 13,826, 136,723, and 320,294 respectively. According to the appraisal, average 2016 household income within a one-, three-, and five-mile radius of the 2U Headquarters Property was $69,525, $78,688, and $83,222 respectively.

According to the bureau of labor statistics, as of September 2017 the unemployment rate in Prince George County, Maryland was 3.7%, which was below the national average of 4.1% and the Maryland rate of 3.8% as of the same time period. The largest employers in Prince George, Maryland include the education and public administration industries. The University System of Maryland is the largest employer in the county, with over 18,700 employees, with the Joint Base Andrew’s Naval Air Facility Washington, U.S. Internal Revenue Service and the U.S. Census Bureau representing the rest of the top four employers for the county.

The 2U Headquarters Property is located directly across from the New Carrollton Station, a transit station that serves Amtrak, the Washington Metro and the MARC and Greyhound buses. Forest City and Urban Atlantic are currently developing an approximately 71-acre mixed-use project around the New Carrollton Station, which is expected to include approximately 1.3 million SF of residential space, approximately 1.1 million SF of office space, approximately 150,000 SF of retail space and a hotel. In addition to currently being a stop on the DC Metro Orange Line, the New Carrollton station will be the eastern-most stop for the under-development Purple Line Light rail system, which will provide public transportation that connects the DC suburb areas of Montgomery and Prince George counties without traveling through downtown Washington, D.C.

A-3-56

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

According to the appraisal, as of the second quarter of 2017, the DC Metro market had a total office inventory of approximately 505.7 million SF, a vacancy rate of 13.8% and asking rents of $34.95 per SF and as of the second quarter of 2017, the Lanham office submarket had a total office inventory of approximately 2.2 million SF, a vacancy rate of 17.8% and asking rents of $21.07 per SF. The appraisal noted that the 17.8% vacancy rate for the Lanham office submarket is largely skewed by class B and C office buildings, whereas the 2U Headquarters Property is a Class A office building. According to a third party market research report, the 2U Headquarters Property is in the Hyattsville/Riverdale submarket, which exhibited a Class A vacancy rate of 2.9% as of the second quarter of 2017. In determining market rent for the 2U Headquarters Property, the appraisal identified six comparable leases - two triple net and four full service gross - that range in size from 113,730 SF to 154,951 SF with lease commencement dates between March 2015 and May 2018. After adjusting the full-service gross leases to triple net, the rent comparables ranged between $19.89 per SF to $22.33 per SF net, with an average rent of $21.02 PSF net. The appraisal concluded a market rent for the 2U Headquarters Property of $21.00 per SF net, which is slightly above the current in-place rent at the 2U Headquarters Property of $20.12 per SF.

Office Lease Comparable(1)
Property Name	Location	Net Rentable Area (SF)	Year Built	Tenant Name	Lease Size (SF)	Lease Date	Term	Rent PSF(2)
2U Headquarters Property	7900 Harkins Road	309,303(3)	2002	2U, Inc.(3)	309,303(3)	12/1/2016(3)	11.8(3)	$20.12(3)
6120 & 6130 Executive Boulevard	6120 & 6130 Executive Boulevard	311,416	2013	ABT Associates	154,951	5/1/2018	10.0	$20.74
Three Democracy Center	6905 Rockledge Drive	184,787	1987	HMS Host	126,000	9/1/2016	13.0	$21.25
Little Patuxent Square Office	5585 Sterrett Place	147,000	2014	QSSI	147,000	6/1/2016	10.0	$22.33
1201 Clopper Road	1201 Clopper Road	147,051	2000	Novavax, Inc.	147,051	4/30/2016	14.0	$21.69
Metro Park North Phase 4	7500 Standish Place	113,730	1990	Confidential Tenant	113,730	11/1/2015	10.0	$20.19
8197 Dorsey Run Road	8197 Dorsey Run Road	125,000	2014	Army Corp of Engineers	125,166	3/1/2015	10.0	$19.89

(1)	Information is based on the appraisal.

(2)	Represents actual triple-net lease rent per SF for the 2U Headquarters Property, 1201 Clopper Road and 8197 Dorsey Run Road and appraisal’s adjusted triple-net lease rent per SF for 6120 & 6130 Executive Boulevard, Three Democracy Center, Little Patuxent Square Office and Metro Park North Phase 4.

(3)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 2U Headquarters Property:

Cash Flow Analysis(1)
	2014(2)	2015(2)	2016(2)	TTM(2)	UW	UW PSF
Gross Potential Rent(3)	N/A	N/A	N/A	N/A	$6,221,785	$20.12
Total Recoveries	N/A	N/A	N/A	N/A	$3,733,232	$12.07
Other Income	N/A	N/A	N/A	N/A	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($497,751)	($1.61)
Effective Gross Income	N/A	N/A	N/A	N/A	$9,457,266	$30.58
Total Operating Expenses	N/A	N/A	N/A	N/A	$3,733,232	$12.07
Net Operating Income	N/A	N/A	N/A	N/A	$5,724,034	$18.51
Capital Expenditures	N/A	N/A	N/A	N/A	$52,582	$0.17
TI/LC	N/A	N/A	N/A	N/A	$454,628	$1.47
Net Cash Flow	N/A	N/A	N/A	N/A	$5,216,825	$16.87

Occupancy%(4)	N/A	N/A	N/A	N/A	95.0%
NOI DSCR	N/A	N/A	N/A	N/A	1.75x
NCF DSCR	N/A	N/A	N/A	N/A	1.60x
NOI Debt Yield	N/A	N/A	N/A	N/A	10.6%
NCF Debt Yield	N/A	N/A	N/A	N/A	9.7%

(1)	Certain items such as straight-line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the cash flow analysis.

(2)	Historical occupancy and financial information is unavailable because 2U, Inc.’s lease commenced December 1, 2016. The related borrower acquired the 2U Headquarters Property from Cohen Equities, a New York-based real estate acquisitions and management company. Cohen Equities purchased the 2U Headquarters Property while it was vacant in August 2015 and subsequently implemented a full capital expenditure plan and signed 2U, Inc. Prior to acquisition by Cohen Equities, the 2U Headquarters Property was approximately 85.0% occupied by Computer Sciences Corp., which vacated the 2U Headquarters Property in 2013 due to the expiration of their contract with the IRS (located adjacent to the 2U Headquarters Property).

(3)	UW Gross Potential Rent is based on the underwritten rent roll and includes rent steps of $199,755 through December 1, 2017.

(4)	UW economic occupancy is 95.0%. The 2U Headquarters Property was 100.0% physically occupied as of November 1, 2017.

Escrows and Reserves. At origination, the 2U Headquarters Borrower deposited in escrow (i) $6,814,543 for outstanding tenant improvements for 2U, Inc.’s space, (ii) $5,168,892 for gap and free rent for 2U, Inc., (iii) $1,038,026 for gap common area maintenance payments related to 2U, Inc.’s lease and (iv) $25,080 for immediate repairs. In addition, the 2U Headquarters Borrower is required to make monthly deposits in a replacement reserve of $4,382. During the continuance of a Cash Sweep Period (as defined below), the 2U Headquarters Borrower is required to escrow monthly (a) 1/12 of the annual estimated tax payments, (b) 1/12 of the annual insurance premiums unless an acceptable blanket policy is in place and (c) 1/12 of the amount equal to the aggregate NRA of the 2U Headquarters Property (if applicable, excluding the NRA of any released space) multiplied by $1.00 for tenant improvements

A-3-57

7900 Harkins Road Lanham, MD 20706	Collateral Asset Summary – Loan No. 7 2U Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$34,000,000 69.3% 1.60x 10.6%

and leasing commissions. Upon the cure of a Cash Sweep Period, such monthly deposits for tax, insurance and tenant improvements and leasing commissions will be waived and the amounts in such reserve accounts will be released to the 2U Headquarters Borrower.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 2U Headquarters Whole Loan. The 2U Headquarters Whole Loan has springing cash management during the continuance of a Cash Sweep Period. During the continuance of a Cash Sweep Period, funds in the lockbox account are required to be transferred each day to the cash management account and such funds in the cash management account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves,” pay debt service on the 2U Headquarters Whole Loan, pay operating expenses for the 2U Headquarters Property and disburse the remainder to an account to be held by the lender as additional security for the 2U Headquarters Whole Loan (or upon the cure of a Cash Sweep Period, provided that no event of default has occurred and is continuing, to the 2U Headquarters Borrower).

A “Cash Sweep Period” will commence upon (i) the occurrence of an event of default, (ii) the debt service coverage ratio for the 2U Headquarters Whole Loan falling below 1.20x, or (iii) the commencing of a Specified Tenant Trigger Period. A Cash Sweep Period will continue until, with respect to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, with respect to clause (ii) above, the debt service coverage ratio for the 2U Headquarters Whole Loan is equal to or greater than 1.25x for two consecutive calendar quarters, and with respect to clause (iii) above, the Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” will commence upon (i) 2U, Inc. being in default under its lease beyond any applicable notice and/or cure periods, (ii) 2U, Inc. failing to be in actual, physical possession of the space that 2U, Inc. is then required to occupy pursuant to its lease, in excess of two floors (the “Applicable Space”) or any other tenant whose rent constitutes 10% or more of the total income for the 2U Headquarters Property or who occupies 10% or more of the gross leasable area of the 2U Headquarters Property (each, an “Additional Specified Tenant”) failing to be in actual, physical possession of its space, (iii) 2U, Inc. giving notice that it is terminating all or any portion of its lease for the Applicable Space or any Additional Specified Tenant giving notice that it is terminating all or any portion of its lease, (iv) any termination or cancellation of 2U, Inc.’s lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or 2U, Inc.’s lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of 2U, Inc., (vi) 2U, Inc. failing to extend or renew its lease on or prior to the earlier of (y) 15 months prior to the maturity of the 2U Headquarters Whole Loan and (z) the renewal period required under 2U, Inc.’s lease, (vii) 2U, Inc. having a gross revenue less than $240,000,000 for any four consecutive calendar quarters during the lease term, or (viii) following the date that the long-term senior unsecured debt of 2U, Inc. is first rated Baa3 or higher by Moody’s or BBB- or higher by S&P or Fitch, the long-term senior unsecured debt of 2U, Inc. thereafter being rated BB or lower by S&P or Fitch or Ba2 or lower by Moody’s. A Specified Tenant Trigger Period will continue until the earlier of (x) the cure of any conditions above in accordance with the 2U Headquarters Whole Loan documents or (y) the 2U Headquarters Borrower leasing the applicable Additional Specified Tenant space for a term of at least five years and the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and either paying full rent or obligated to pay rent following the expiration of any free rent period, so long as any such free rent is reserved with the lender.

Additional Secured Indebtedness (not including trade debts). Not Permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 2U Headquarters Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the 2U Headquarters Whole Loan documents.

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A-3-59

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

A-3-60

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

10 Java Street
8-48 Java Street
and 11-33 Kent Street
Brooklyn, NY 11222
Long Island City
QUEENS
QUEENS-MIDTOWN TUNNEL
495
LIRR
E. River Ferry
L.I. Expwy
Hunters Pt. South Park
Hunters Point South - Ferry Terminal
Hunters Point
Transmitter Brewing
Newtown Creek
PULASKI BRIDGE
Brooklyn Ice Cream Factory
Time Warner Cable Offices
The Greenpoint Gallery
Le Fanfare
Cinema World Studios
Bakeri
Broadway Stages
Jungle Cafe
Ott Thai Cuisine
East River
East River Ferry
Greenpoint - Ferry Terminal
THE JAVA PROJECT
Greenpoint
WNYC Transmitter Park
The Brooklyn Barge
Brooklyn Bazaar
Key Food
Greenpoint Monitor Museum
Brooklyn EXPO Center
House of Vans
Windmill Studios
BROOKLYN
Vinnie's Pizzeria
LaGuardia Airport 7 miles
Msgr. McGorlick Park
Amber Steak House
Greenpoint Fish & Lobster Co.
Selamat Pagi
Hurricane Point
Bushwick Inlet Park
N. Williamsburg- Ferry Terminal
Brooklyn Bowl/ Brooklyn Brewery
Warsaw
McCarren Park
North 5th Street Pier Park
Music Hall of Williamsburg
Ericcson Playground
Museum of Food and Drink (MOFAD) Lab
Brooklyn Steel
Studio Eberle
East Williamsburg
Brooklyn-Queens Expwy
278
Brooklyn Winery
Nitehawk Cinema
Vice Media
Williamsburg
Knitting Factory Brooklyn
The City Reliquary Museum
Domino Sugar Project
Cooper Park
MANHATTAN
BRONX
NEW JERSEY
NEW YORK CITY
BROOKLYN
Atlantic Ocean
Upper New York Bay
Jamaica Bay

A-3-61

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Brooklyn, NY 11222
				General Property Type:	Industrial
Original Balance:	$33,000,000			Detailed Property Type:	Flex
Cut-off Date Balance:	$33,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	4.7%			Year Built/Renovated:	1956/2012-2013
Loan Purpose:	Refinance			Size:	106,440 SF
Borrower Sponsors:	Kenneth Y.K. Chan; Henry Y.S. Chan; Miriam Chan			Cut-off Date Balance per SF:	$310
				Maturity Date Balance per SF:	$310
Mortgage Rate:	4.3370%			Property Manager:	Self-Managed
Note Date:	8/30/2017
First Payment Date:	10/6/2017
Maturity Date:	9/6/2022
Original Term to Maturity:	60 months
Original Amortization Term:	0 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(2):	$2,310,870
Prepayment Provisions:	LO (26); DEF (29); O (5)			UW NOI Debt Yield:	7.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	7.0%
Additional Debt Type:	N/A			UW NCF DSCR:	1.59x
Additional Debt Balance:	N/A			Most Recent NOI:	$2,088,038 (7/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$1,998,557 (12/31/2016)
Reserves(1)				3rd Most Recent NOI:	$2,035,846 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	100.0% (11/1/2017)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2015)
Replacement:	$0	$887	$21,281	Appraised Value (as of)(3):	$124,200,000 (8/2/2017)
Immediate Repairs:	$8,875	$0	N/A	Cut-off Date LTV Ratio(4):	26.6%
Fire Code Violations:	$35,000	$0	N/A	Maturity Date LTV Ratio(4):	26.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$33,000,000	93.6%	Loan Payoff:	$34,584,529	98.1%
Borrower Equity:	$2,265,931	6.4%	Reserves:	$43,875	0.1%
			Closing Costs:	$637,527	1.8%
Total Sources:	$35,265,931	100.0%	Total Uses:	$35,265,931	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	UW NOI is based on the underwritten rent roll and includes $76,610 of rent steps through May 2018.

(3)	The appraisal concluded an “As-Is” Appraised Value of $124.2 million based upon the highest and best use as a multifamily development site. See “The Market” below for further discussion.

(4)	The appraisal concluded a current land value of $129.7 million, which represents a Cut-off Date loan to land-value ratio and Maturity Date loan to land-value ratio of 25.4% and 25.4%, respectively.

The Mortgage Loan. The eighth largest mortgage loan (the “10 Java Street Mortgage Loan”) is evidenced by a single promissory note with an original principal balance of $33,000,000 and is secured by a first priority fee mortgage encumbering a waterfront industrial flex building located at 8-48 Java Street and 11-33 Kent Street in Brooklyn, New York (the “10 Java Street Property”). The proceeds of the 10 Java Street Mortgage Loan along with approximately $2.3 million of borrower sponsors equity, were used to refinance existing debt, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsors. The borrower is Java Landing, LLC, a single purpose Delaware limited liability company (the “10 Java Street Borrower”), with two independent directors in its organizational structure. The non-recourse carveout guarantors and borrower sponsors of the 10 Java Street Mortgage Loan are Miriam Chen, Kenneth Y.K. Chan and Henry Y.S. Chan, on a joint and several basis.

The borrower sponsors are real estate developers, owners, and operators in New York City and are currently involved in a number of redevelopment projects, ground-up development projects, and the management of residential, office, industrial, and mixed use buildings.

The Property. The 10 Java Street Property is a 106,440 SF, waterfront complex located along the East River in the Greenpoint neighborhood of Brooklyn, New York. Spanning an entire city block, the 10 Java Street Property is a six-building, interconnected three-story flex industrial facility that serves as a television, film and media production studio. Amenities include traditional warehouse and storage space, as well as office space used as costume design rooms, green rooms, lounges and dressing rooms.

The 10 Java Street Property is 100.0% leased via two co-terminous leases to Cine Magic East River Studios, LLC (“Cine Magic”), which is a production company responsible for the production of a number of major films and television shows, including HBO, Showtime, Cinemax, TV Land, MTUV and Starz

A-3-62

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

projects, among others. Films and television series produced at the 10 Java Street Property include Boardwalk Empire, Tower Heist, The Dictator, Homeland, The Mick and The Knick.

Since taking occupancy in May 2012, Cine Magic has invested approximately $4.0 million on improvements such as electrical upgrades, a specialized silent HVAC system, a new lighting grid along the ceiling, soundproofing and acoustical insulation, building out talent suites and adding mezzanine office space.

Cine Magic executed a 10-year lease for 104,760 SF that commenced on May 1, 2012 and has an initial lease expiration date of August 31, 2022. The lease features annual rent escalations of 3.0% through the remainder of the lease term and has one one-year renewal option and, if not revoked by the 10 Java Street Borrower, six six-month renewal options thereafter. Cine Magic’s second lease for 1,680 SF commenced on December 20, 2015 and also has a lease expiration date of August 31, 2022.

The following table presents certain information relating to the sole tenant at the 10 Java Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Cine Magic	NR/NR/NR	106,440	100.0%	$2,630,262	100.0%	$24.71	8/31/2022(3)
Total/Wtd. Avg.		106,440	100.0%	$2,630,262	100.0%	$24.71

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Under one of the two leases (104,760 SF), Cine Magic has one one-year renewal option and, if not revoked by the borrower, six six-month renewal options thereafter.

The following table presents certain information relating to the lease rollover schedule at the 10 Java Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022(3)	2	106,440	100.0%	100.0%	$24.71	$2,630,262	100.0%	100.0%
2023	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2024	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2025	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2026	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2027	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2028 & Beyond	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	2	106,440	100.0%		$24.71	$2,630,262	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Cine Magic may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	The 10 Java Street Mortgage Loan is structured with a cash flow sweep related to Cine Magic’s lease expiration. See “Cine Magic Cash Trap Period” under “Lockbox and Cash Management” below.

The Market. The 10 Java Street Property is located in the Greenpoint neighborhood of Brooklyn, New York. Greenpoint is bordered by Long Island City to the north, Bushwick to the east, Williamsburg to the south and the East River and Manhattan to the west.

The waterfront along Greenpoint has experienced the redevelopment of certain properties that were originally improved with warehouses, storage yards and light industrial facilities into multifamily properties, among other things. According to the appraisal, the best use of the 10 Java Street Property would be to redevelop the land as a multifamily property after the leases with Cine Magic expire.

Following a rezoning of Greenpoint-Williamsburg in 2005, the 10 Java Street Property zoning changed to R8 and R6, which allow for medium- and high-density residential development. The R6 zone is a medium density zone that may be utilized to develop mid-rise buildings that generally limited in height by up to 13 stories. The R8 zone allows for multifamily developments of up to 33 stories. Furthermore, the 10 Java Street Property is located within the Waterfront Inclusionary Program Area, which allows for an additional 7 stories (up to 40 stories) in the R8 zone if the 10 Java Street Property is re-developed with an affordable housing component.

Given the location along the East River with nearby public transportation and substantial demand being seen for multifamily product in the Greenpoint neighborhood, the appraiser concluded that the 10 Java Street Property’s best use would be to redevelop this land as a multifamily property upon the

A-3-63

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

lease expiration of Cine Magic. The 10 Java Street Property includes approximately 200 SF of waterfront with views of midtown and downtown Manhattan, and the East River ferry service has a docking station that is one block north of the 10 Java Street Property.

The 2016 population within a one-mile radius of the 10 Java Street Property is 86,510 residents, which represents a nearly 18.7% growth rate from 2010. Additionally, the median household income within a one-mile radius was $79,979. As of the first quarter of 2017, the Brooklyn multifamily submarket reported a vacancy rate of 3.0% with an average rent of $2,789 per unit.

The 10 Java Street Property is located in the North Brooklyn Industrial submarket. As of the second quarter 2017, the submarket had an inventory of approximately 66.0 million SF with an average vacancy rate of 2.8% and average asking rent of $21.86 PSF.

The appraiser identified six comparable leases and adjusted the rates for each lease to account for inferior/superior aspects regarding location and building quality. The appraisal concluded a market rent of $25.00 PSF, which is greater than Cine Magic’s current in-place rent of $24.71 PSF.

Industrial Lease Comparable(1)
Property Name	Location	Net Rentable Area (SF)	Tenant Name	Lease Size (SF)	Lease Date	Rent PSF	Adjusted Rent PSF
10 Java Street Property	Brooklyn, NY	106,440(2)	Cine Magic(2)	106,440(2)	5/1/2012(2)	$24.71(2)	$24.71(2)
505-525 Morgan	Brooklyn, NY	35,000	Listing	35,000	NAP	$35.00	$29.93
269 Randolph	Brooklyn, NY	27,500	White Glove	27,500	10/1/2016	$24.00	$23.26
126 Scott Ave	Brooklyn, NY	77,000	Confidential	15,500	1/1/2016	$17.00	$23.21
600-610 Degraw	Brooklyn, NY	27,000	Brooklyn Fencing	11,000	9/1/2014	$30.00	$26.16
190 Morgan	Brooklyn, NY	14,875	J.B.S. Service	10,000	NAV	$25.20	$25.20
29 Wythe	Brooklyn, NY	21,000	NAV	3,400	1/1/2017	$24.00	$23.26

(1)	Information is based on the appraisal.

(2)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 10 Java Street Property:

Cash Flow Analysis

	2014	2015	2016	7/31/2017 TTM	UW	UW PSF
Gross Potential Rent(1)	$2,436,286	$2,339,245	$2,507,022	$2,544,171	$2,630,262	$24.71
Total Recoveries	$0	$100,000	$100,067	$0	$410,110	$3.85
Less Vacancy & Credit Loss(2)	$0	$0	$0	$0	($89,709)	($0.84)
Effective Gross Income	$2,436,286	$2,439,245	$2,607,089	$2,544,171	$2,950,664	$27.72
Total Operating Expenses	$414,072	$403,399	$608,532	$456,134	$639,793	$6.01
Net Operating Income	$2,022,214	$2,035,846	$1,998,557	$2,088,038	$2,310,870	$21.71
Capital Expenditures	$0	$0	$0	$0	$10,644	$0.10
TI/LC	$0	$0	$0	$0	$0	$3.40
Net Cash Flow	$2,022,214	$2,035,846	$1,998,557	$2,088,038	$2,300,226	$21.61

Occupancy %	100.0%	100.0%	100.0%	100.0%	97.0%
NOI DSCR	1.39x	1.40x	1.38x	1.44x	1.59x
NCF DSCR	1.39x	1.40x	1.38x	1.44x	1.59x
NOI Debt Yield	6.1%	6.2%	6.1%	6.3%	7.0%
NCF Debt Yield	6.1%	6.2%	6.1%	6.3%	7.0%

(1)	UW Gross Potential Rent is underwritten based on the underwritten rent roll and includes $76,610 of rent steps through May 2018.

(2)	UW Vacancy is underwritten to 3.0%. The Greenpoint submarket vacancy rate is 2.8%. As of the underwritten rent roll dated November 1, 2017, the 10 Java Street Property is 100.0% occupied.

Escrows and Reserves. At origination, the 10 Java Street Borrower deposited $35,000 upfront in escrow for building violations (related to various violations the 10 Java Street Borrower is in the process of curing and $8,875 upfront in escrow for immediate repairs). The 10 Java Street Borrower is required to deposit monthly escrows of $887 for replacement reserves, subject to a cap of $21,281. In the event that an event of default is occurring or a Cash Trap Period (as defined below) is in effect, the 10 Java Street Borrower is required to deposit monthly escrows of (i) 1/12 of the amount necessary to pay real estate taxes over the succeeding 12-month period, provided that if the 10 Java Street Borrower provides the lender with acceptable evidence that the 10 Java Street Borrower has timely paid real estate taxes and there is no event of default or Cash Trap Period (as defined below), monthly escrows are not required and (ii) 1/12 of the amount necessary to pay insurance premiums over the succeeding 12-month period, provided that if the 10 Java Street Property is insured under an acceptable blanket insurance policy, monthly escrows are not required, provided the 10 Java Street Borrower delivers acceptable evidence to the lender that such blanket policy is in effect and there is no event of default or Cash Trap Period.

Lockbox and Cash Management. The 10 Java Street Mortgage Loan is structured with a hard lockbox and springing cash management. In-place cash management and a full excess cash flow sweep will be required during the continuation of a Cash Trap Period.

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default under the 10 Java Street Mortgage Loan, (ii) the filing of a bankruptcy or insolvency proceeding by or against the 10 Java Street Borrower, guarantor or property manager, (iii) a Cine Magic Cash Trap Period (as defined below)

A-3-64

8-48 Java Street and 11-33 Kent Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 8 10 Java Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,000,000 26.6% 1.59x 7.0%

or (iv) the failure by the 10 Java Street Borrower, after the end of one calendar quarter, to maintain a debt service coverage ratio of at least 1.30x. A Cash Trap Period will terminate upon (i) the lender giving notice to the 10 Java Street Borrower and clearing bank that the Cash Trap Period has ended and, with regard to clause (i) above, the event of default being cured and no other event of default continuing, with regard to clause (ii) above, with respect to a bankruptcy action by or against property manager only, the 10 Java Street Borrower replacing the manager with a qualified manager under an acceptable replacement management agreement, with regard to clause (iii) above, such Cine Magic Cash Trap Period having terminated and no other Cash Trap Period then existing, or with regard to clause (iv) above, the debt service coverage ratio being at least 1.35x for two consecutive calendar quarters and no other Cash Trap Period then being in effect or event that would trigger another Cash Trap Period has occurred.

A “Cine Magic Cash Trap Period” will commence on the earliest to occur of (i) twelve months prior to the then current expiration date of the Cine Magic leases, (ii) the date by which Cine Magic is required to exercise its next occurring renewal option under the applicable terms of the related Cine Magic lease, (iii) the date that Cine Magic becomes a debtor in any bankruptcy or insolvency proceeding, (iv) the date that Cine Magic vacates, surrenders or “goes dark” at the 10 Java Street Property, (v) the date upon which Cine Magic terminates the Cine Magic leases or delivers written notice or otherwise indicates its intention to terminate the Cine Magic leases or (vi) the date that Cine Magic causes a monetary or material non-monetary default under the Cine Magic leases.

Additional Secured Indebtedness. Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 10 Java Street Mortgage Loan documents require “all risk” insurance / umbrella coverage in an amount equal to 100% of the full replacement cost and a commercial general liability insurance policy with a limit of not less than $8,000,000 in the aggregate. Terrorism coverage is required, which may be included in the property insurance policy or a stand-alone policy covering terrorist acts.

A-3-65

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

A-3-66

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

MANHATTAN
Yorkville
Upper East Side
Lenox Hill
Lexington Towers
160 East 88th Street
New York, NY 10028
Yorkshire Towers
305 East 86th Street
New York, NY 10028
CENTRAL PARK
North Meadow
East Meadow
Jacqueline Kennedy Onassis Reservoir
Great Lawn
Turtle Pond
Conservatory Pond
Metropolitan Museum of Art
Guggenheim Museum
Cooper-Hewitt Museum
Jewish Museum
Mt. Sinai Hospital
Mt. Sinai School of Medicine
St. Nicholas Russian Orthodox Church
Lenox Hill Hospital
Hunter College
Marymount Manhattan College
Whitney Museum of American Art
New York Society Library
Asia Society
Frick Collection
Carl Schurz Park
John Jay Park
East River
FDR Drive
E. 96th St.
E. 86th St.
E. 79th St.
E. 72nd St.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
East End Ave.
METRO NORTH
The Dalton School
Ramaz Lower School
Loyola School
The Chapin School
Brearley School
Hospital for Special Surgery
New York-Presbyterian Cornell Medical Center
Cornell Medical College
BRONX
QUEENS
BROOKLYN
Fort Lee
Washington Heights
Harlem
East Harlem
Upper West Side
Upper East Side
Central Park
Astoria
Long Island City
Union City
Hoboken
Weehawken
North Bergen
West New York
Woodside
Williamsburg
Chelsea
Midtown

A-3-67

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	New York, NY 10028
				General Property Type:	Multifamily
Original Balance(1):	$25,000,000			Detailed Property Type:	High Rise
Cut-off Date Balance(1):	$25,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	3.6%			Year Built/Renovated:	Various/2014-2017
Loan Purpose:	Refinance			Size:	827 Units
Borrower Sponsors:	The Chetrit Group LLC; Stellar Management LLC			Cut-off Date Balance per Unit(1):	$241,838
Mortgage Rate:	2.7400%			Maturity Date Balance per Unit(1):	$241,838
Note Date:	10/3/2017			Property Manager:	Jumeaux Management LLC (borrower-related)
First Payment Date:	11/6/2017
Maturity Date:	10/6/2022
Original Term to Maturity:	60 months
Original Amortization Term:	0 months
IO Period:	60 months
Seasoning:	1 month
Prepayment Provisions(2):	LO (25); DEF (28); O (7)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NOI(6):	$23,948,124
Additional Debt Type(3):	Pari Passu/Subordinate Debt/Mezzanine			UW NOI Debt Yield(1):	12.0%
Additional Debt Balance(3):	$175,000,000/$200,000,000/$150,000,000			UW NOI Debt Yield at Maturity(1):	12.0%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR(1):	4.28x
Reserves(4)				Most Recent NOI(6):	$12,322,089 (6/30/2017 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent NOI:	$9,556,571 (12/31/2016)
RE Tax:	$2,724,408	$681,102	N/A	3rd Most Recent NOI:	$10,053,207 (12/31/2015)
Insurance:	$89,787	$29,929	N/A	Most Recent Occupancy:	92.0% (9/24/2017)
Replacements:	$0	$11,369	(3)	2nd Most Recent Occupancy:	78.7% (12/31/2016)
TI/LC:	$0	$12,640	N/A	3rd Most Recent Occupancy:	67.0% (12/31/2015)
Debt Service Shortfall:	$2,000,000	$0	N/A	Appraised Value (as of)(7):	$890,000,000 (8/15/2017)
Renovation/Tenant Buyout:	$3,500,000	$0	N/A	Cut-off Date LTV Ratio(1)(7):	22.5%
Holdback Reserve Funds(5):	$4,102,064	$0	N/A	Maturity Date LTV Ratio(1)(7):	22.5%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$400,000,000	72.7%	Loan Payoff:	$394,073,271	71.6%
Mezzanine Loans(1):	$150,000,000	27.3%	Reserves:	$12,416,259	2.3%
			Closing Costs:	$19,423,650	3.5%
			Return of Equity:	$124,086,820	22.6%
Total Sources:	$550,000,000	100.0%	Total Uses:	$550,000,000	100.0%

(1)	The Yorkshire & Lexington Towers Mortgage Loan (as defined below) is part of the Yorkshire & Lexington Towers Whole Loan (as defined below), which is comprised of nine pari passu promissory notes with an aggregate original principal balance of $200,000,000 and one subordinate promissory note with an original principal balance of $200,000,000. The Yorkshire & Lexington Towers Whole Loan is accompanied by the Yorkshire & Lexington Towers Mezzanine Loans (as defined below) with an aggregate original principal balance of $150,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Yorkshire & Lexington Towers Senior Loan (as defined below), without regard to the Yorkshire & Lexington Towers Subordinate Companion Loan (as defined below). The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV based on the Yorkshire & Lexington Towers Whole Loan is $483,676, $483,676, 6.0%, 6.0%, 1.68x, 44.9% and 44.9%, respectively. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV based on the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans are $665,054, $665,054, 4.4%, 4.4%, 1.04x, 61.8% and 61.8%, respectively.

(2)	Prior to the open prepayment date of April 6, 2027, the Yorkshire & Lexington Towers Whole Loan can be prepaid with (i) defeasance after the earlier to occur of (a) November 6, 2021 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Yorkshire & Lexington Towers Whole Loan promissory note.

(3)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	Represents amount deposited upfront at origination. As of October 24, 2017, one disbursement in the amount of $1,540,192 was made to the Yorkshire & Lexington Towers Borrower (as defined below) from the holdback reserve funds account.

(6)	The increase in NOI is driven by a combination of higher occupancy levels and higher rental rates due to the conversion of rent stabilized units into free market units, unit renovations, and improved property amenities. UW NOI is underwritten to the occupancy as of the September 24, 2017 rent roll of 92.0%, compared to occupancy of 83.6% as of June 30, 2017. See “Cash Flow Analysis” table below for further discussion of the Yorkshire & Lexington Towers Properties’ (as defined below) operating performance. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Preliminary Prospectus.

(7)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate “as-is” appraised value of the Yorkshire & Lexington Towers Properties of $890.0 million, as of August 15, 2017. The appraisal concluded an aggregate “as stabilized” appraised value, which assumes that the borrower sponsors’ investments related to tenant buyout costs, recapture and renovation of rent regulated units, leasing costs, and in-unit renovations of market rate and rent regulated units have been completed, of $1.03 billion as of September 1, 2020. Based on the aggregate “as stabilized” appraised value and the Yorkshire & Lexington Towers Senior Loan, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 19.4% and 19.4%, respectively. Based on the aggregate “as stabilized” appraised value and the Yorkshire & Lexington Towers Whole Loan, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 38.8% and 38.8%, respectively. Based on the aggregate “as stabilized” appraised value and the Yorkshire & Lexington Towers Whole Loan and Yorkshire & Lexington Towers Mezzanine Loans, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 53.4% and 53.4%, respectively.

A-3-68

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

The Mortgage Loan. The ninth largest mortgage loan (the “Yorkshire & Lexington Towers Mortgage Loan”) is part of a whole loan (the “Yorkshire & Lexington Towers Whole Loan”) evidenced by nine pari passu promissory notes with an aggregate original principal balance of $200,000,000 (collectively, the “Yorkshire & Lexington Towers Senior Loan”) and by one subordinate companion note with an original principal balance of $200,000,000 (the “Yorkshire & Lexington Towers Subordinate Companion Loan”). The Yorkshire & Lexington Towers Whole Loan is secured by a first priority mortgage encumbering the borrowers’ fee interest in a two-property, 827-unit high rise multifamily portfolio located at 305 East 86th Street (the “Yorkshire Towers Property”) and 160 East 88th Street (the “Lexington Towers Property”) in New York, New York (collectively, the “Yorkshire & Lexington Towers Properties”). The Yorkshire & Lexington Towers Whole Loan was co-originated by UBS AG, by and through its branch office of 1285 Avenue of the Americas, New York, New York (“UBS AG”) and Natixis Real Estate Capital LLC (“Natixis”). Promissory Notes A-6 and A-8-1, with an aggregate original principal balance of $25,000,000, represent the Yorkshire & Lexington Towers Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Notes A-1, A-2 and A-3, with an aggregate original principal balance of $80,000,000, are currently held by Natixis, or an affiliate thereof, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. Promissory Note A-4, with an original principal balance of $40,000,000, is expected to be contributed to the UBS 2017-C5 Trust. Promissory Notes A-5, A-7 and A-8-2, with an aggregate original principal balance of $55,000,000, are currently held by UBS AG, or an affiliate thereof, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Yorkshire & Lexington Towers Subordinate Companion Loan is held by Natixis, but may be otherwise transferred at any time. The lenders provide no assurances that any of the non-securitized notes will not be split further. The Yorkshire & Lexington Towers Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C5 Trust, and from and after the securitization of Promissory Note A-1, will be serviced pursuant to the pooling and servicing agreement of such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Yorkshire & Lexington Towers Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	CSAIL 2017-CX10(1)	No
Note A-2	$20,000,000	$20,000,000	CSAIL 2017-CX10(1)	No
Note A-3	$20,000,000	$20,000,000	Natixis	No
Note A-4	$40,000,000	$40,000,000	UBS 2017-C5(2)	No
Note A-5	$40,000,000	$40,000,000	UBS AG	No
Note A-6	$20,000,000	$20,000,000	CCUBS 2017-C1	No
Note A-7	$10,000,000	$10,000,000	UBS AG	No
Note A-8-1	$5,000,000	$5,000,000	CCUBS 2017-C1	No
Note A-8-2	$5,000,000	$5,000,000	UBS AG	No
Yorkshire & Lexington Towers Subordinate Companion Loan	$200,000,000	$200,000,000	Natixis	Yes
Total	$400,000,000	$400,000,000

(1)	Promissory Note A-1 and Note A-2 and expected to be contributed to the CSAIL 2017-CX10 Trust.

(2)	Promissory Note A-4 is expected to be contributed to the UBS 2017-C5 Trust.

The proceeds of the Yorkshire & Lexington Towers Whole Loan, together with two mezzanine loans with an aggregate original principal balance of $150,000,000 (collectively, the “Yorkshire & Lexington Towers Mezzanine Loans”), were used to refinance the Yorkshire & Lexington Towers Properties, fund reserves, pay closing costs, and return equity to the borrower sponsors.

(1)	Cumulative Basis Per Unit is calculated based on 827 units.

(2)	Based on the aggregate “as-is” appraised value of $890.0 million ($1,076,179 per unit), as of August 15, 2017.

(3)	Based on the UW NOI of $23,948,124.

(4)	Based on UW NCF of $23,764,985 and the coupon of 2.74000% on the Yorkshire & Lexington Towers Senior Loan, 4.25000% on the Yorkshire & Lexington Towers Subordinate Companion Loan, 5.45215% on the Yorkshire & Lexington Towers Mezzanine A Loan and 6.50000% on the Yorkshire & Lexington Towers Mezzanine B Loan.

(5)	Implied Equity is based on the “as-is” appraised value of $890.0 million, less total debt of $550.0 million.

A-3-69

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

The Borrowers and the Borrower Sponsors. The borrowers are CF E 88 LLC, SM E 88 LLC, CF E 86 LLC, SM E 86 LLC and LSG E 86 LLC (collectively, the “Yorkshire & Lexington Towers Borrower”), five tenants-in-common, each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The nonrecourse carve-out guarantors of the Yorkshire & Lexington Towers Whole Loan are Jacob Chetrit and Laurence Gluck (collectively, the “Yorkshire & Lexington Towers Guarantors”). Jacob Chetrit has been involved in a prior deed in lieu of foreclosure and Laurence Gluck is currently subject to litigation, as described under “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus, respectively.

Jacob Chetrit is a principal of the Chetrit Group LLC, a real estate development firm based in New York City with over 30 years of experience in real estate acquisition and development. Some of Chetrit Group’s projects include the purchase, repositioning and sale of the 100-story Sears Tower, the multifamily and retail development of Columbus Square, the 91-unit condominium and retail development of 135 West 52nd Street, and the 420-key Empire Hotel. Laurence Gluck is the founder of Stellar Management, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management owns and manages a portfolio of over 12,000 apartments in 100 buildings located across New York City and Miami and over two million SF of office space. Prior to founding Stellar Management, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendellsohn and later as a partner at Dreyer & Traub. Laurence Gluck is also a member of the Board of Governors of the Real Estate Board of New York. The borrower sponsors of the Yorkshire & Lexington Towers Whole Loan are The Chetrit Group LLC and Stellar Management LLC (individually and collectively, the “Yorkshire & Lexington Towers Borrower Sponsors”).

The Properties. The following table represents each property comprising the Yorkshire & Lexington Towers Properties by descending Allocated Cut-off Date Loan Amount:

Yorkshire & Lexington Towers Properties Summary
Property Name	Allocated Cut-off Date Loan Amount(1)	% of Allocated Cut-off Date Loan Amount	Year Built/ Renovated	No. of Units(2)	No. of Free Market Units(2)	No. of Rent Stabilized Units(2)	Avg. Unit Size (SF)(2)	Occupancy(2)	Appraised Value(3)	Allocated Cut-off Date LTV Ratio(1)
Yorkshire Towers	$167,400,000	83.7%	1964/2014-2017	690	448	242	895	93.0%	$745,000,000	22.5%
Lexington Towers	$32,600,000	16.3%	1963/2014-2017	137	65	72	841	86.9%	$145,000,000	22.5%
Total/Wtd. Avg.	$200,000,000	100.0%		827	513	314	886	92.0%	$890,000,000	22.5%

(1)	Based on the Yorkshire & Lexington Towers Senior Loan amount.

(2)	Information is based on the underwritten rent roll.

(3)	Based on the aggregate “as-is” appraised value of $890.0 million ($1,076,179 per unit), as of August 15, 2017.

Yorkshire Towers Property. The Yorkshire Towers Property is a 21-story apartment building situated on the northeast corner of East 86th Street and Second Avenue within the Upper East Side of Manhattan totaling 674,399 net rentable SF, which is comprised of 690 residential units including five employee/management units (617,810 SF, 91.6% of property NRA), five commercial units (23,589 SF, 3.5% of property NRA) and a 168-space parking garage (33,000 SF, 4.9% of property NRA) leased to a local parking operator. Situated on a 1.45-acre site, the Yorkshire Towers Property was constructed in 1964 and recently renovated from 2014 to 2017. The five commercial units include a CVS (19,813 SF), two doctor’s offices (2,399 SF), a dry cleaners (762 SF) and a vacant unit (615 SF). The Yorkshire Towers Property residential unit mix includes 96 studios, 328 one-bedroom units, 208 two-bedroom units, 57 three-bedroom units, and one four-bedroom unit, with an average unit size of 895 SF. There are 448 free market units (64.9% of residential units) totaling 392,652 SF, or 876 SF per unit, and 242 rent stabilized units (35.1% of residential units) totaling 225,158 SF, or 930 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Preliminary Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 89.3% occupied, respectively.

The Yorkshire Towers Property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a health club including a fitness center, heated indoor swimming pool, men’s and women’s locker rooms with saunas and indoor children’s playroom, storage units, resident lounge, outdoor landscaped terrace, security cameras throughout, valet service, on-site surface parking, and 24/7 doorman. All units feature nearly 9-foot ceiling heights, and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, marble countertop kitchens, Bosch stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, California style closets, and Bosch washer and dryer.

Prior ownership completed approximately $14.3 million ($20,761 per unit) in renovations at the Yorkshire Towers Property, which included installation of new cooling towers, electrical updates, local law 11 repairs, and the conversion of the boilers to a dual-fired system. Between 2014 and 2017, the Yorkshire & Lexington Towers Borrower Sponsors invested approximately $16.4 million ($23,806 per unit) towards capital improvements at the Yorkshire Towers Property, for a cumulative total of approximately $30.7 million ($44,567 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, retail space, gym and pool, updating the main entrance, installing new elevator cabs, and completing numerous apartment renovations. A total of 63 rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately 23 units per annum. The upgrades have averaged approximately $75,000 per unit.

Lexington Towers Property. The Lexington Towers Property is a 15-story apartment building situated on the southeast corner of East 88th Street and Lexington Avenue within the Upper East Side of Manhattan totaling 132,938 net rentable SF, which is comprised of 137 residential units including one employee unit (115,188 SF, 86.6% of property NRA), seven commercial units (8,864 SF, 6.7% of property NRA) and a 36-space parking garage (8,886 SF, 6.7% of property NRA) leased to a local parking operator. Situated on a 0.31-acre site, the Lexington Towers Property was constructed in 1963 and renovated from 2014 to 2017. The seven commercial units include a Le Pain Quotidien (2,714 SF), a doctor’s office (1,320 SF), a nail salon and spa (1,220 SF), a clothing store (913 SF) and three vacant units (2,697 SF). The Lexington Towers Property residential unit mix includes 43 studios, 70 one-bedroom units, 16 two-bedroom units, seven three-bedroom units, and one four-bedroom unit, with an average unit size of 841 SF. There are 65 free market units (47.4% of residential units) totaling 54,948 SF, or 845 SF per unit, and 72 rent stabilized units (52.6% of residential units) totaling 60,240 SF, or 837 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Preliminary Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 72.3% occupied, respectively.

A-3-70

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

The Lexington Towers Property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a newly renovated fitness center, security cameras throughout, on-site surface parking, and 24/7 doorman. All units feature hardwood floors, nearly 9-foot ceiling heights, and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, granite countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, California style closets, and Bosch washer and dryer.

The prior owners completed approximately $2.9 million ($21,081 per unit) in renovations at the Lexington Towers Property, which included boiler and chiller replacement, local law 11 repairs, installation of security cameras, electrical upgrades, condensate pipe relining, and modernization of the elevators. Between 2014 and 2017, the Yorkshire & Lexington Towers Borrower Sponsors invested approximately $3.3 million ($24,323 per unit) towards capital improvements at the Lexington Towers Property, for a cumulative total of approximately $6.2 million ($45,404 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, a newly constructed fitness center, updating the main entrance, and completing apartment renovations. A total of six rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately two units per annum. The upgrades have averaged approximately $75,000 per unit.

Going forward, the Yorkshire & Lexington Towers Borrower Sponsors have indicated that they intend to reconfigure unit layouts at the Yorkshire & Lexington Towers Properties into more efficient floorplans, modernize dated units through renovation as they become available, and convert rent stabilized units to free market units. At loan origination, $3.5 million was reserved for a portion of renovations and tenant buyouts. Additionally, a debt service reserve was collected at loan origination in the amount of $2.0 million that will be available to be used solely for renovations and tenant buyouts if the Yorkshire & Lexington Towers Properties achieves a debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period of 1.10x.

The tables below show the apartment mix at the Yorkshire & Lexington Towers Properties:

Yorkshire & Lexington Towers Properties Unit Mix Summary(1)
Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Occupancy (%)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Avg. In Place Monthly Rent Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Avg. In Place Monthly Rent Per Free Market Unit	Avg. Monthly Market Rent Per Unit(2)
Studio	139	16.8%	571	93.5%	55	100.0%	$1,750	84	89.3%	$2,903	$3,468
1 BR / 1 BA	389	47.0%	786	93.6%	161	100.0%	$1,858	228	89.0%	$3,897	$4,775
1 BR / 1.5 BA	9	1.1%	1,035	66.7%	4	100.0%	$2,358	5	40.0%	$4,825	$6,291
2 BR / 1 BA	3	0.4%	878	100.0%	0	NAP	NAP	3	100.0%	$4,417	$5,333
2 BR / 1.5 BA	4	0.5%	905	100.0%	1	100.0%	$2,687	3	100.0%	$5,133	$5,500
2 BR / 2 BA	216	26.1%	1,120	92.6%	84	100.0%	$2,367	132	87.9%	$5,072	$6,808
2 BR / 2.5 BA	1	0.1%	1,266	100.0%	0	NAP	NAP	1	100.0%	$8,000	$7,692
3 BR / 2 BA	59	7.1%	1,344	79.7%	9	100.0%	$3,089	50	76.0%	$7,580	$8,165
3 BR / 2.5 BA	1	0.1%	1,322	0.0%	0	NAP	NAP	1	0.0%	NAP	$8,033
3 BR / 3 BA	3	0.4%	1,216	100.0%	0	NAP	NAP	3	100.0%	$7,633	$7,387
3 BR / 3.5 BA	1	0.1%	1,237	100.0%	0	NAP	NAP	1	100.0%	$7,495	$7,516
4 BR / 3 BA	1	0.1%	1,725	100.0%	0	NAP	NAP	1	100.0%	$10,300	$10,481
4 BR / 3.5 BA	1	0.1%	1,908	100.0%	0	NAP	NAP	1	100.0%	$14,000	$11,593
Total/Wtd. Avg.	827	100.0%	886	92.0%	314	100.0%	$2,020	513	87.1%	$4,443	$5,386

(1)	Information is based on the underwritten rent roll.

(2)	Avg. Monthly Market Rent Per Unit is based on the appraisal.

A-3-71

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

Yorkshire Towers Property Unit Mix Summary(1)
Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Occupancy (%)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Avg. In Place Monthly Rent Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Avg. In Place Monthly Rent Per Free Market Unit	Avg. Monthly Market Rent Per Unit(2)
Studio	96	11.6%	546	97.9%	31	100.0%	$1,699	65	96.9%	$2,862	$3,299
1 BR / 1 BA	328	39.7%	785	94.5%	129	100.0%	$1,860	199	91.0%	$3,889	$4,744
2 BR / 1 BA	3	0.4%	878	100.0%	0	NAP	NAP	3	100.0%	$4,417	$5,303
2 BR / 1.5 BA	1	0.1%	815	100.0%	0	NAP	NAP	1	100.0%	$4,250	$4,924
2 BR / 2 BA	203	24.5%	1,112	92.6%	75	100.0%	$2,381	128	88.3%	$5,101	$6,716
2 BR / 2.5 BA	1	0.1%	1,266	100.0%	0	NAP	NAP	1	100.0%	$8,000	$7,649
3 BR / 2 BA	53	6.4%	1,337	77.4%	7	100.0%	$2,915	46	73.9%	$7,362	$8,077
3 BR / 2.5 BA	1	0.1%	1,322	0.0%	0	NAP	NAP	1	0.0%	NAP	$7,987
3 BR / 3 BA	2	0.2%	1,168	100.0%	0	NAP	NAP	2	100.0%	$7,200	$7,057
3 BR / 3.5 BA	1	0.1%	1,237	100.0%	0	NAP	NAP	1	100.0%	$7,495	$7,474
4 BR / 3 BA	1	0.1%	1,725	100.0%	0	NAP	NAP	1	100.0%	$10,300	$10,422
Total/Wtd. Avg.	690	83.4%	895	93.0%	242	100.0%	$2,031	448	89.3%	$4,422	$5,410

(1)	Information is based on the underwritten rent roll.

(2)	Avg. Monthly Market Rent Per Unit is based on the appraisal.

Lexington Towers Property Unit Mix Summary(1)
Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Occupancy (%)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Avg. In Place Monthly Rent Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Avg. In Place Monthly Rent Per Free Market Unit	Avg. Monthly Market Rent Per Unit(2)
Studio	43	5.2%	626	83.7%	24	100.0%	$1,816	19	63.2%	$3,114	$3,913
1 BR / 1 BA	61	7.4%	789	88.5%	32	100.0%	$1,849	29	75.9%	$3,961	$4,932
1 BR / 1.5 BA	9	1.1%	1,035	66.7%	4	100.0%	$2,358	5	40.0%	$4,825	$6,471
2 BR / 1.5 BA	3	0.4%	935	100.0%	1	100.0%	$2,687	2	100.0%	$5,575	$5,846
2 BR / 2 BA	13	1.6%	1,258	92.3%	9	100.0%	$2,252	4	75.0%	$3,950	$7,862
3 BR / 2 BA	6	0.7%	1,405	100.0%	2	100.0%	$3,700	4	100.0%	$9,433	$8,781
3 BR / 3 BA	1	0.1%	1,311	100.0%	0	NAP	NAP	1	100.0%	$8,500	$8,194
4 BR / 3.5 BA	1	0.1%	1,908	100.0%	0	NAP	NAP	1	100.0%	$14,000	$11,925
Total/Wtd. Avg.	137	16.6%	841	86.9%	72	100.0%	$1,980	65	72.3%	$4,625	$5,255

(1)	Information is based on the underwritten rent roll.

(2)	Avg. Monthly Market Rent Per Unit is based on the appraisal.

The Market. The Yorkshire & Lexington Towers Properties are located in the Upper East Side neighborhood of New York, New York. The Upper East Side neighborhood is bordered by Central Park and the East River and stretches from 59th to 96th Streets and is home to some of New York’s oldest cultural institutions, including the Metropolitan Museum of Art, The Guggenheim Museum, The Museum of the City of New York, the Whitney Museum of American Art and the Frick Collection, as well as upscale retailers and Michelin-starred restaurants. The Yorkshire Towers Property and Lexington Towers Property are located approximately five blocks and three blocks away from Central Park, respectively, and three blocks and five blocks away from Carl Shurz Park, respectively. The Yorkshire & Lexington Towers Properties are within two blocks of Whole Foods and Fairway Market and are located near a variety of retail stores including Gap, Urban Outfitters, Banana Republic, LOFT, CVS, Duane Reade, Best Buy, Modell’s Sporting Goods, Petco, East 86th Street Cinema and AMC Lowes Orpheum 7. Both private and public schools are located throughout the Upper East Side neighborhood, adding to the area’s attraction to families. In addition, the Upper East Side is home to several hospitals including Mount Sinai, Lenox Hill, Memorial Sloan-Kettering Cancer Center, Metropolitan, Gracie Square Hospital, Manhattan Eye, Ear and Throat, and Doctors Hospital.

The Yorkshire & Lexington Towers Properties are served by numerous transportation options via the 4, 5 and 6 subway lines as well as the Q subway line, New York City’s newest subway line extension along Second Avenue, with a station situated at East 86th Street on the corner of the Yorkshire Towers Property and approximately two blocks from the Lexington Towers Property, with connections to the F subway line at East 63rd Street. In addition, the M1, M2, M3 and M4 buses along East 86th Street, providing north/south service to upper and lower Manhattan, while the M72 and M79 buses provide crosstown service to the west side of Manhattan. Metro-North at Grand Central Terminal and the 125th Street Station connect the Upper East Side to locations outside of Manhattan. Additional access to the Yorkshire & Lexington Towers Properties is provided by Park Avenue (within three blocks to the west), a north/south thoroughfare that runs parallel to Madison Avenue to the west and Lexington Avenue to the east, and the Franklin D. Roosevelt East River Drive (within five blocks to the east), a freeway-standard parkway that begins north of the Battery Park Underpass at South and Broad Streets and runs along the entire length of the East River to the Triborough Bridge connecting with Harlem River Drive.

According to a third party market research report, the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Yorkshire Towers Property is 223,511, 1,227,080, and 2,936,240, respectively, and $168,900, $129,618, and $108,388, respectively. According to a third party market research report, the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Lexington Towers Property is 239,420, 1,234,297, and 2,884,223, respectively, and $165,737, $129,064, and $108,766, respectively.

A-3-72

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

According to a third party market research report, as of the first quarter of 2017, the Manhattan rental market exhibited average rents of $2,328 for studios, $3,098 for one-bedrooms, $4,098 for two-bedrooms, and $5,261 for three-bedrooms. The market saw a vacancy rate of 1.92% as of the first quarter of 2017, compared to 2.06% as of the fourth quarter of 2016 and 1.77% as of the first quarter of 2016. According to a third party market research report, the Yorkshire & Lexington Towers Properties are located in the Upper East Side apartment submarket, which exhibited an effective rent of $4,247 per unit and a vacancy rate of 2.3%, as of the second quarter of 2017. There are 452 units scheduled to be delivered to the Upper East Side submarket over the next four years.

Comparable rental properties to the Yorkshire & Lexington Towers Properties are shown in the table below:

Yorkshire & Lexington Towers Properties Comparable Rentals Summary
Property Name/Location	Year Built/ Renovated	Occupancy (%)	Number of Units	Unit Type	Avg. Unit Size (SF)(1)	Avg. Monthly Rent per Unit(1)
Yorkshire Towers Property 305 East 86th Street New York, NY	1964/2014-2017	93.0%(2)	690(2)	Studio One Bedroom Two Bedroom Three Bedroom Four Bedroom	546 781 1,025 1,275 1,725	$2,880 $3,975 $5,357 $7,414 $10,300
Lexington Towers Property 160 East 88th Street New York, NY	1963/2014-2017	86.9%(2)	137(2)	Studio One Bedroom Two Bedroom Three Bedroom Four Bedroom	610 820 1,089 1,408 1,908	$3,321 $4,420 $5,199 $9,246 $14,000
Gracehouse 1571-1597 Second Avenue New York, NY	1963/N/A	100.0%	177	Studio One Bedroom Two Bedroom Three Bedroom	500 650 1,000 1,159	$2,502 $2,802 $3,803 $5,505
The Wimbledon 200 East 82nd Street New York, NY	1980/N/A	98.7%	231	Studio One Bedroom Two Bedroom Three Bedroom	480 799 985 1,742	$3,445 $4,982 $6,875 $12,143
Adams Tower 351-355 East 84th Street New York, NY	1970/N/A	98.4%	184	One Bedroom Two Bedroom Three Bedroom	922 1,250 1,600	$4,227 $6,548 $8,971
Strathmore 400 East 84th Street New York, NY	1996/N/A	96.6%	180	One Bedroom Two Bedroom Three Bedroom	740 1,207 1,658	$4,688 $7,926 $11,153
The Ventura 240 East 86th Street New York, NY	1999/N/A	98.0%	246	Studio One Bedroom Two Bedroom Three Bedroom	534 723 1,044 1,293	$3,491 $4,602 $7,238 $8,645
Claridge House 201 East 87th Street New York, NY	1975/N/A	97.8%	402	Studio One Bedroom Two Bedroom Three Bedroom	500 600 1,100 1,200	$3,035 $3,695 $5,751 $8,349
The Colorado 201 East 86th Street New York, NY	1987/N/A	N/A	187	Studio One Bedroom Two Bedroom Three Bedroom	450 663 959 1,277	$2,696 $3,383 $6,493 $10,707

Source: Appraisal

(1)	Avg. Unit Size (SF) and Avg. Monthly Rent per Unit for the Yorkshire & Lexington Towers Properties are based on the underwritten rent roll and only include the 448 free market units, exclusive of the 242 rent stabilized units for the Yorkshire Towers Property and 65 free market units, exclusive of the 72 rent stabilized units for the Lexington Towers Property.

(2)	Information is based on the underwritten rent roll.

A-3-73

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical and forecasted operating performance and the Underwritten Net Cash Flow at the Yorkshire & Lexington Towers Properties:

Cash Flow Analysis
	2014(1)	2015	2016	6/30/2017 TTM	UW	Appraisal Stabilized Year 4(2)	Stabilized UW Year 4(3)	UW Per Unit
Gross Potential Rent(4)(5)	N/A	$18,619,740	$20,916,142	$23,920,451	$35,873,277	$44,649,193	$44,808,378	$43,378
Total Other Income(6)	N/A	$4,492,920	$3,013,861	$3,183,115	$7,284,878	$7,318,294	$7,239,421	$8,809
Less Vacancy & Concessions(7)	N/A	($180,604)	($1,647,218)	($1,639,254)	($5,074,133)	($1,705,390)	($1,344,251)	($6,136)
Effective Gross Income	N/A	$22,932,055	$22,282,785	$25,464,312	$38,084,023	$50,262,097	$50,703,547	$46,051
Total Operating Expenses	N/A	$12,878,848	$12,726,214	$13,142,223	$14,135,899	$16,235,888	$16,576,405	$17,093
Net Operating Income	N/A	$10,053,207	$9,556,571	$12,322,089	$23,948,124	$34,026,209	$34,127,142	$28,958
Capital Expenditures	N/A	$0	$0	$0	$183,139	$263,191	$183,139	$221
Net Cash Flow	N/A	$10,053,207	$9,556,571	$12,322,089	$23,764,985	$33,763,018	$33,944,003	$28,736

Occupancy %	N/A	67.0%	78.7%	83.6%	92.0%(5)	96.2%	97.0%
NOI DSCR(8)	N/A	1.81x	1.72x	2.22x	4.31x	6.12x	6.14x
NCF DSCR(8)	N/A	1.81x	1.72x	2.22x	4.28x	6.08x	6.11x
NOI Debt Yield(8)	N/A	5.0%	4.8%	6.2%	12.0%	17.0%	17.1%
NCF Debt Yield(8)	N/A	5.0%	4.8%	6.2%	11.9%	16.9%	17.0%

(1)	The Yorkshire & Lexington Towers Properties were acquired in 2014. As such, historical information is not available.

(2)	Appraisal Stabilized Year 4 information is based on the appraisal, forecasting operating performance for September 1, 2020 to September 1, 2021 under the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 0.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, stabilized occupancy rate of 97.0%, real estate tax expenses at 5.75% annually, and operating expenses growing at 3.5% annually.

(3)	Stabilized UW Year 4 information is projected based on the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 0.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, rent-regulated units are converted to free market status at a rate of 10% per annum (32 units in the first year and 220 units over holding period), stabilized occupancy rate of 97.0%, rent regulated units are converted to free market status at a recapture rate of 10% per annum (25 units for Year 1 and 170 units over the holding period at the Yorkshire Towers Property and seven units for Year 1 and 50 units over the holding period at the Lexington Towers Property), real estate tax expenses growing at 5.75% annually at the Yorkshire Towers Property and 8.00% annually at the Lexington Towers Property, and operating expenses growing at 3.5% annually. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

(4)	Gross Potential Rent has been increasing due to higher asking rents for 69 rent regulated units that have been converted and renovated into free market units over the last 35 months ending August 2017 in combination with property-wide improvements, unit reconfigurations, and renovations of existing free market rents with new finishes.

(5)	UW Gross Potential Rent is underwritten to the September 24, 2017 rent roll, which reflects physical occupancy of 92.0% and includes the gross up of vacant space based on the appraisal’s concluded market rents of $4,683,815 and credit loss of ($253,990). UW Gross Potential Rent excludes four management units and two employee units with assumed rental rates of $1 per month.

(6)	Total Other Income includes contractual rent paid by the laundry operator of $234,000 at the Yorkshire & Lexington Towers Properties, contractual rent paid by six commercial tenants at the Yorkshire Towers Property of $5,278,134, contractual rent paid by six commercial tenants at the Lexington Towers Property of $1,127,432, eight storage leases at the Yorkshire Towers Property of $12,000, straight-line rent of $414,930 for CVS Pharmacy at the Yorkshire Towers Property and other non-rental income such as late fees, and pet fees. Total Other Rental Income was lower in 2015, 2016, and 6/30/2017 TTM primarily due to the CVS Pharmacy lease commencing May 2017 and A&P, a previous retail tenant, vacating in 2015.

(7)	Vacancy & Concessions increased in 2016 over 2015 due to leasing incentives offered while the lobbies, hallways, roofs, and apartment units underwent renovation and construction.

(8)	Debt service coverage ratios and debt yields are based on the Yorkshire & Lexington Towers Senior Loan.

Escrows and Reserves. The Yorkshire & Lexington Towers Borrower deposited $2,724,408 upfront in escrow for annual real estate taxes, $89,787 upfront in escrow for annual insurance premiums, $2,000,000 upfront for debt service, $3,500,000 upfront for unit renovations and tenant buyouts relating to renovations to residential units in connection with the deregulation of such units from rent regulatory laws and units not subject to rent regulation laws, and $4,102,064 upfront for the holdback reserve funds. The Yorkshire & Lexington Towers Borrower will be required to escrow monthly (a) 1/12 of the annual estimated tax payments, (b) 1/12 of the annual estimated insurance premiums, (c) 1/12 of $0.15 PSF of retail and garage space (excluding CVS so long as (i) no event of default exists under the Yorkshire & Lexington Towers Whole Loan, (ii) the CVS lease is in full force and effect and (iii) no default exists under the CVS lease beyond all applicable notice and cure periods) for commercial replacement reserves, (d) 1/12 of $250 per free market residential unit for residential replacement reserves subject to a cap calculated on a quarterly basis equal to the product of (x) $750 and (y) the number of free market residential units at the Yorkshire & Lexington Towers Properties at the time of calculation, and (e) $1.00 PSF of retail space (excluding garage space and CVS (with respect to CVS, so long as (i) no event of default exists under the Yorkshire & Lexington Towers Whole Loan, (ii) the CVS lease is in full force and effect and (iii) no default exists under the CVS lease beyond all applicable notice and cure periods)) for tenant improvements and leasing commissions.

During any period that amounts on deposit in the holdback reserve funds exceed an amount equal to five times the difference of (x) $38,000,000 and (y) the gross income from operations of the Yorkshire & Lexington Towers Properties, in the aggregate, at the time of calculation (the “Holdback Threshold Amount”), and provided that no event of default has occurred or is continuing, funds on deposit in the holdback reserve funds in excess of the Holdback Threshold Amount, if any, will be (i) during a Cash Management Trigger Event (as defined below), transferred to the cash management account or (ii) returned to the Yorkshire & Lexington Towers Borrower. The lenders will not be required to disburse holdback reserve funds more than once each calendar month and each disbursement must be at least $250,000 (or a lesser amount if the total remaining balance in the holdback reserve funds is less than $250,000, in which case only one disbursement of the amount remaining in the holdback reserve funds will be made). As of October 24, 2017, one disbursement in the amount of $1,540,192 was made to the Yorkshire & Lexington Towers Borrower from the holdback reserve funds account.

Provided that no event of default has occurred or is continuing, the Yorkshire & Lexington Towers Borrower may, upon written request to the lenders made at least three business days prior to the monthly payment date, request for funds held in the debt service reserve to be applied to the monthly debt service payment due under the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans, provided that the Yorkshire & Lexington Towers Borrower delivers, among other conditions detailed in the loan documents, evidence of a shortfall between net operating income and the monthly debt service payment for the month of disbursement. In the event the Yorkshire & Lexington Towers Properties achieves a debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine

A-3-74

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

Loans) based on the trailing twelve-month period of greater than 1.10x (the “Debt Service Shortfall Reserve Transfer Date”), all funds remaining on deposit in the debt service reserve will be transferred to the renovation and tenant buyout reserve. In the event the balance of the renovation and tenant buyout reserve falls below $500,000, the Yorkshire & Lexington Towers Borrower is required to deposit with the lenders an additional amount necessary to achieve a balance of at least $1,000,000. After November 6, 2019, the Yorkshire & Lexington Towers Borrower may request a portion of the funds in the renovation and tenant buyout reserve (subject to a cap) be disbursed for replacements (subject to the conditions for disbursement of funds from the commercial replacement reserve and/or residential replacement reserve, as applicable).

Lockbox and Cash Management. A soft lockbox is in place with respect to the Yorkshire & Lexington Towers Whole Loan; provided, however, that a hard lockbox is in place with respect to the commercial tenants. The Yorkshire & Lexington Towers Whole Loan has springing cash management. Prior to the continuance of a Cash Management Trigger Event (as defined below) for the Yorkshire & Lexington Towers Whole Loan, all funds in the lockbox account will be disbursed to the Yorkshire & Lexington Towers Borrower.

During the continuance of a Cash Management Trigger Event for the Yorkshire & Lexington Towers Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves,” to pay debt service on the Yorkshire & Lexington Towers Whole Loan, to pay operating expenses not otherwise paid or reserved for as described above under “Escrows and Reserves” and referenced in the annual budget approved by the lenders together with other amounts incurred by the Yorkshire & Lexington Towers Borrower in connection with the operation and maintenance of the Yorkshire & Lexington Towers Properties, to pay debt service on the Yorkshire & Lexington Towers Mezzanine Loans, and during the continuance of a Cash Sweep Trigger Event (as defined below), to disburse the remainder to an account to be held by the lenders as additional security for the Yorkshire & Lexington Towers Whole Loan (the “Excess Cash Flow Account”). During the continuance of an event of default under the Yorkshire & Lexington Towers Mezzanine Loans, funds on deposit in the Excess Cash Flow Account will be allocated to the applicable mezzanine loan subaccount. Provided that no event of default under the Yorkshire & Lexington Towers Mezzanine Loans and Cash Sweep Trigger Event has occurred and is continuing, funds on deposit in the Excess Cash Flow Account may be disbursed to the Yorkshire & Lexington Towers Borrower in accordance with the loan documents.

A “Cash Management Trigger Event” will occur upon (i) an event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) an event of default under the Yorkshire & Lexington Towers Mezzanine Loans, (iii) any bankruptcy action involving the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, the Yorkshire & Lexington Towers Guarantors, or the property manager, (iv) the date (a) following the Debt Service Shortfall Reserve Transfer Date but prior to the second anniversary of the first payment date, the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period falling below 1.05x and (b) after the second anniversary of the first payment date, the debt service coverage ratio based on the trailing twelve-month period falling below 1.10x (the “DSCR Cash Management Trigger Event Threshold”), or (v) any indictment for fraud or misappropriation of funds by the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, the Yorkshire & Lexington Towers Guarantors, or the property manager. A Cash Management Trigger Event will continue until, in regard to clause (i) and (ii) above, the cure of such event of default and acceptance of such cure by the lenders, in regard to clause (iii) above, the filing being discharged, stayed or dismissed within 60 days for the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, or the Yorkshire & Lexington Towers Guarantors, or within 120 days for the property manager, and the lenders’ determination that such filing does not materially affect the monetary obligations of the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, the Yorkshire & Lexington Towers Guarantors, or the property manager, in regard to clause (iv) above, (a) the date the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period is greater than the DSCR Cash Management Trigger Event Threshold for two consecutive quarters or (b) the Yorkshire & Lexington Towers Borrower delivers to the lenders the DSCR Trigger Cure Deposit (as defined below) (collectively, the “DSCR Cure Event”), or in regard to clause (v) above, the dismissal of the related indictment for the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, or the Yorkshire & Lexington Towers Guarantors, or replacement of the property manager with a qualified manager pursuant to the loan documents.

A “DSCR Trigger Cure Deposit” means a deposit with the lenders in the form of cash or a letter of credit equal to (A) an amount that if used to repay the Yorkshire & Lexington Towers Whole Loan and Yorkshire & Lexington Towers Mezzanine Loans, pro-rata, results in a debt service coverage ratio greater than the DSCR Cash Management Trigger Event Threshold for two consecutive quarters or (B) the positive difference between (x) the amount of net operating income necessary to achieve a debt service coverage ratio over a twelve month period equal to the DSCR Cash Management Trigger Event Threshold and (y) the lesser of (i) the amount of net operating income necessary to achieve a debt service coverage ratio of 1.00x and (ii) the net operating income over a twelve month period.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) any bankruptcy action involving the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, the Yorkshire & Lexington Towers Guarantors, or the property manager, or (iii) the date (a) following the Debt Service Shortfall Reserve Transfer Date but prior to the second anniversary of the first payment date, the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period falling below 1.05x and (b) after the second anniversary of the first payment date, the debt service coverage ratio based on the trailing twelve-month period falling below 1.10x. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lenders, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, or the Yorkshire & Lexington Towers Guarantors, or within 120 days for the property manager, and lenders’ determination that such filing does not materially affect the monetary obligations of the Yorkshire & Lexington Towers Borrower, the Yorkshire & Lexington Towers Borrower Sponsors, the Yorkshire & Lexington Towers Guarantors, or the property manager, or in regard to clause (iii) above, a DSCR Cure Event.

Additional Secured Indebtedness (not including trade debts). In addition to the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Properties also secure the other notes that comprise the Yorkshire & Lexington Towers Senior Loan, which have an aggregate Cut-off Date principal balance of $175,000,000, and the Yorkshire & Lexington Towers Subordinate Companion Loan, which has a Cut-off Date principal balance of $200,000,000. The Yorkshire & Lexington Towers Subordinate Companion Loan is coterminous with the Yorkshire & Lexington Towers Senior Loan and accrues interest at 4.2500% per annum. The Yorkshire & Lexington Towers Mortgage Loan along with the other notes that comprise the Yorkshire & Lexington Towers Senior Loan are each pari passu in right of payment and the Yorkshire & Lexington Towers Senior Loan is senior in right of payment to the Yorkshire & Lexington Towers Subordinate Companion Loan. The holders of the Yorkshire & Lexington Towers Mortgage Loan, the other notes that comprise the Yorkshire & Lexington Towers Senior Loan and the Yorkshire & Lexington Towers Subordinate Companion Loan have entered into a

A-3-75

Various New York, NY 10028	Collateral Asset Summary – Loan No. 9 Yorkshire & Lexington Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 22.5% 4.28x 12.0%

co-lender agreement which sets forth the allocation of collections on the Yorkshire & Lexington Towers Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The Yorkshire & Lexington Towers Mezzanine Loans refer to two mezzanine loans, with an aggregate original principal amount of $150,000,000, which funded concurrently with the funding of the Yorkshire & Lexington Towers Mortgage Loan. The Mezzanine A loan has an original principal amount of $105,000,000, and accrues interest at a rate of 5.45215% per annum and is senior to the Mezzanine B loan. The Mezzanine B loan has an original principal amount of $45,000,000, and accrues interest at a rate of 6.50000% per annum. The Yorkshire & Lexington Towers Mezzanine Loans are co-terminus with the Yorkshire & Lexington Towers Whole Loan and are interest-only for their full terms. The Yorkshire & Lexington Towers Mezzanine Loans are currently held by Natixis, and are expected to be sold to one or more third party investors. The Yorkshire & Lexington Towers Mezzanine Loans and the Yorkshire & Lexington Towers Whole Loan are subject to an intercreditor agreement between the Yorkshire & Lexington Towers Mezzanine Loans lenders and the Yorkshire & Lexington Towers Whole Loan lenders. The Yorkshire & Lexington Towers Mezzanine Loans may be transferred at any time subject to the requirement and limitations set forth in the related mezzanine intercreditor agreements.

The following table presents certain information relating to the Yorkshire & Lexington Towers Mezzanine Loans:

Mezzanine Debt Summary
Mezzanine Debt Cut-off Date Principal Balance	Mezzanine Debt Interest Rate	Original Term to Maturity (mos.)	Original Amort Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cut-off Date LTV
$105,000,000	5.45215%	60	0	60	1.19x	4.7%	56.7%
$45,000,000	6.50000%	60	0	60	1.04x	4.4%	61.8%

Release of Property. The Yorkshire & Lexington Towers Borrower may obtain the release of the Lexington Towers Property, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the Yorkshire & Lexington Towers Borrower pays an amount equal to the greater of (a) 125% of the allocated loan amount (identified in the “Yorkshire & Lexington Towers Properties Summary” chart above) and (b) the net sales proceeds applicable to Lexington Towers Property, (iii) the debt service coverage ratio with respect to the remaining Yorkshire Towers Property is no less than the greater of (a) 1.05x and (b) the debt service coverage ratio immediately preceding the release of the Lexington Towers Property, (iv) the debt yield with respect to the remaining Yorkshire Towers Property is no less than the greater of (a) 4.4% and (b) the debt yield immediately preceding the release of the Lexington Towers Property and (v) the loan-to-value ratio with respect to the remaining Yorkshire Towers Property is no greater than the lesser of (a) 61.8% and (b) the loan-to-value ratio immediately preceding the release of the Lexington Towers Property.

Terrorism Insurance. The Yorkshire & Lexington Towers Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

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1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

A-3-78

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

Headquarters Plaza – North Tower

Floor					
14	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021				
12	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021				
11	State of NJ – Morris County Judges 15,218 SF Exp. 9/2021				
10	COLAS, Inc. 16,500 SF Exp. 8/2027				
9	Rockefeller Group Development Corp. 7,098 SF Exp. 10/2020	Houston International Insurance Group 3,576 SF Exp. 1/2020	Houston International Insurance Group 5,826 SF Exp. 1/2020		
8	Avison Young 16,500 SF Exp. 3/2020				
7	Datapositive, LLC aba Revolution Digital 6,282 SF Exp. 3/2022	KMK Consulting Inc 10,218 SF Exp. 3/2020			
6	Graham, Curtin & Sheridan, P.A. 16,500 SF Exp. 6/2022				
5	Graham, Curtin & Sheridan, P.A. 16,500 SF Exp. 6/2022				
4	Upsher - Smith Laboratories, Inc. 8,049 SF Exp. 1/2024	Atradius Trade Credit Insurance, Inc. 2,530 SF Exp. 1/2022	Vacant 2,455 SF	Vacant 2,466 SF	Vacant 1,000 SF
3	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021				
2	Vacant 2,911 SF	P.L. Thomas & Co., Inc. 9,830 SF Exp. 10/2020	Cross River Fiber LLC 3,759 SF Exp. 10/2022		
1	State of New Jersey – Department of Treasury 3,927 SF Exp. 9/2021	The Hertz Corporation 1,800 SF Exp. 9/2019			

VACANT | BUILDING | 2018 – 2019 | 2020 – 2021 | 2022 – 2023 | 2024+

A-3-79

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

A-3-80

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

A-3-81

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

A-3-82

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

Headquarters Plaza
1,2,3 and 4 Speedwell Avenue
Morristown, NJ 07960
Mount Arlington
Rockaway Township
Rockaway Townsquare
White Meadow Lake
Cedar Lake
Boonton
BOONTON
Tourne Park
Rockaway River Country Club
Wharton
Rockaway
Denville
DENVILLE
Mountain Lakes
MOUNTAIN LAKES
BOONTON LINE
St. Clare's Hospital-Dover Campus
Dover
DOVER
NJ TRANSIT
MONTCLAIR-
MOUNT TABOR
Boonton Reservoir
Hedden County Park
Kenvil
Randolph Ave
Canfield Ave
Pleasant Ave
County College of Morris
Lake Parsippany
Parsippany-Troy Hills
Randolph
Sussex Tpke
Millbrook Ave
James Andrews Memorial Park
Morris Plains
MORRISTOWN LINE
Old Troy Park
Cedar Knolls
Whippany
Calais Rd
W. Hanover Ave
MORRIS PLAINS
MORRIS COUNTY
Pine Plaza Shopping Center
Dolly Bridge Rd
Sussex Ave
Mennen Sports Arena
Morris County Mall
Hanover
The Friends of The Frelinghuysen Arboretum
Morristown Municipal Airport
Pinch Brook GC
Fosterfields Living Historical Farm
MORRISTOWN
Washington's Hdqtrs. Museum
Morris Museum
Columbia Tpke
Mendham
Mendham Rd
Mayo Performing Arts Ctr.
Morristown
Honeywell
Calais Rd
Morristown Medical Ctr.
College of St. Elizabeth
Florham Park
Spring Brook Country Club
Mendham Golf Course
MORRISTOWN NATL. HISTORICAL PARK
CONVENT STATION
NY Jets Training Facility
Novartis
Fairleigh Dickinson Univ. Madison Campus
Wick Farm and Garden
AT&T Research Florham Park
Brooklake Country Club
Corey Ln
Jockey Hollow Visitors Center
New Vernon
Drew University
MADISON
Glen Alpin Rd
Blue Mill Rd
Madison
Main St
Newark Intl. Airport 15 miles
Roxiticus Golf Club
SOMERSET COUNTY
Loantaka Park
Shunpike Rd
Southern Blvd
CHATHAM
Lees Hill Rd
Chatham
Basking Ridge
Fairmount Ave
Great Swamp National Wildlife Refuge
NEW PROVIDENCE
New Providence
Lord Stirling Park
Meyersville Rd
Springfield Ave
LINE
MURRAY HILL
River Rd
BERKELEY HEIGHTS
GLADSTONE
UNION COUNTY
Berkeley Heights
MILLINGTON
NJ TRANSIT
STIRLING
GILLETTE
NEW YORK
PENN.
NEW JERSEY
Port Jervis
Monroe
Peekskill
Vernon Twp.
Franklin
Ringwood
New City
White Plains
Newton
Ramsey
East Stroudsburg
Kinnelon
Paramus
Wayne
Hopatcong
Paterson
Yonkers
Fort Lee
Dover
Passaic
Morristown
Mendham
Newark
NEW YORK CITY
Washington
Jersey City
Easton
Phillipsburg
Elizabeth
Bridgewater Twp.
Plainfield
Edison
Flemington
New Brunswick
East Brunswick
Atlantic Ocean
Lambertville
Princeton
Old Bridge
Doylestown
Plainsboro
Long Branch
Trenton
Eatontown
Lansdale
Freehold

A-3-83

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	CREFI			Single Asset/Portfolio:	Single Asset
				Location:	Morristown, NJ 07960
				General Property Type:	Mixed Use
Original Balance(2):	$25,000,000			Detailed Property Type:	Office/Hospitality/Retail
Cut-off Date Balance(2):	$25,000,000			Title Vesting(6):	Fee/Leasehold
% of Initial Pool Balance:	3.6%			Year Built/Renovated:	1982-1993/2009
Loan Purpose:	Recapitalization			Size(7):	729,516 SF
Borrower Sponsors:	Seth Schochet; Brian Fisher			Cut-off Date Balance per SF(2)(7):	$169
Mortgage Rate:	4.3550%			Maturity Date Balance per SF(2)(7):	$169
Note Date:	10/20/2017			Property Manager:	Olnick-Fisher Development Associates LLC; G&E Real Estate Management Services, Inc.; Hyatt Corporation
First Payment Date:	12/6/2017
Maturity Date:	11/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	0 months
Prepayment Provisions(3):	LO (24); DEF (92); O (4)
Lockbox/Cash Mgmt Status(4):	Hard/Springing
Additional Debt Type(2):	Pari Passu			Underwriting and Financial Information
Additional Debt Balance(2):	$125,000,000			UW NOI:	$16,943,274
Future Debt Permitted (Type):	No (N/A)			UW NOI Debt Yield(2):	11.3%
Reserves(5)				UW NOI Debt Yield at Maturity(2):	11.3%
Type	Initial	Monthly	Cap	UW NCF DSCR(2):	2.23x
RE Tax:	$603,660	$201,220	N/A	Most Recent NOI:	$17,494,529 (8/31/2017 TTM)
Insurance:	$0	Springing	N/A	2nd Most Recent NOI:	$16,659,943 (12/31/2016)
Replacements:	$0	$15,843	N/A	3rd Most Recent NOI:	$16,616,513 (12/31/2015)
TI/LC:	$0	$125,000	$6,000,000	Most Recent Occupancy(8):	91.8% (8/1/2017)
FF&E Reserve:	$0	Springing	N/A	2nd Most Recent Occupancy(8):	91.3% (12/31/2016)
PIP Renewal:	$0	Springing	N/A	3rd Most Recent Occupancy(8):	90.8% (12/31/2015)
Deferred Maintenance:	$73,255	$0	N/A	Appraised Value (as of)(9):	$239,000,000 (8/22/2017)
Plaza Development Reserve:	$1,500,000	$0	N/A	Cut-off Date LTV Ratio(2)(9):	62.8%
Unfunded Obligations Reserve:	$1,722,209	$0	N/A	Maturity Date LTV Ratio(2)(9):	62.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$150,000,000	100.0%	Return of Equity(10):	$144,095,793	96.1%
			Reserves:	$3,899,124	2.6%
			Closing Costs:	$2,005,083	1.3%
Total Sources:	$150,000,000	100.0%	Total Uses:	$150,000,000	100.0%

(1)	The Headquarters Plaza Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC.

(2)	The Headquarters Plaza Mortgage Loan (as defined below) is part of the Headquarters Plaza Whole Loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $150,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Headquarters Plaza Whole Loan.

(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Following the lockout period, the borrower has the right to defease the Headquarters Plaza Whole Loan in whole, but not in part, on any date before August 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 20, 2020. For the purposes of this term sheet, the assumed lockout period of 24 months is based on the expected CCUBS 2017-C1 securitization closing date in November 2017. The actual lockout period may be longer.

(4)	The Headquarters Plaza Office/Retail Property (defined below) has a hard lockbox and springing cash management. The Hyatt Regency at Headquarters Plaza (as defined below) has a soft lockbox and springing cash management.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The borrowers’ interest is a leasehold interest, and the ground lessor has granted the lender an accommodation mortgage over the ground lessor’s fee interest in the real property subject to the ground lease and Residential Parcel Ground Lease (defined below).

(7)	The Cut-off Date Balance per SF and Maturity Date Balance per SF are calculated using the total SF for the Headquarters Plaza Property (as defined below) which includes the Headquarters Plaza Office/Retail Property and the 256-room Hyatt Regency at Headquarters Plaza. The Headquarters Plaza Office/Retail Property is 729,516 SF and the Hyatt Regency at Headquarters Plaza is approximately 156,000 SF. Accordingly, the Headquarters Plaza Property is approximately 885,516 SF. If the Cut-off Date Balance per SF and Maturity Date Balance per SF are calculated excluding the SF for the Hyatt Regency at Headquarters Plaza, they would equal $207 and $207, respectively.

(8)	Historical occupancy figures are based on the 729,516 SF related to the office and retail portion of the Headquarters Plaza Property. The 256-room, 156,000 SF hotel portion had occupancies for 2015, 2016 and 8/31/2017 TTM of 87.9%, 88.4% and 88.8%, respectively.
(9)	Based on the appraiser’s “as is” appraised value, for the Headquarters Plaza Property. The Appraised Value of $239,000,000 consists of (i) $160,000,000 for the Headquarters Plaza Property and (ii) $79,000,000 for the Hyatt Regency at Headquarters Plaza. The combined “as is” appraised value of $239,000,000 as of August 22, 2017 results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 62.8% and 62.8%, respectively. No value was apportioned to the Residential Parcel (as defined below).
(10)	There is no existing debt on the Headquarters Plaza Property as of the Headquarters Plaza Whole Loan origination date, as the prior leasehold loan was repaid in connection with the acquisition of the landlord’s interest under the ground lease by an affiliate of the borrowers.

A-3-84

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

The Mortgage Loan. The tenth largest loan (the “Headquarters Plaza Mortgage Loan”) is part of a whole loan (the “Headquarters Plaza Whole Loan”) evidenced by four pari passu notes with an aggregate original principal balance of $150,000,000. The Headquarters Plaza Whole Loan is secured by, among other things, the borrowers’ leasehold interest and an affiliate’s fee interest (see “Ground Lease” below) in a mixed use property consisting of three, Class A office towers, a retail concourse and a 256-room, full-service hotel, located in Morristown, New Jersey (the “Headquarters Plaza Property”). The non-controlling Promissory Note A-2, with an original principal balance of $25,000,000 represents the Headquarters Plaza Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. The pari passu controlling Promissory Note A-1, with an original principal balance of $75,000,000, is expected to be contributed to the CD 2017-CD6 Trust. Promissory Notes A-3 and A-4 with an aggregate original principal balance of $50,000,000 are held by Barclays Bank PLC or an affiliate thereof and are expected to be contributed to one or more future securitizations. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Headquarters Plaza Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	CD 2017-CD6	Yes
A-2	$25,000,000	$25,000,000	CCUBS 2017-C1	No
A-3	$35,000,000	$35,000,000	Barclays Bank PLC or an affiliate	No
A-4	$15,000,000	$15,000,000	Barclays Bank PLC or an affiliate	No
Total	$150,000,000	$150,000,000

The Headquarters Plaza Whole Loan was co-originated on October 20, 2017 by Citi Real Estate Funding Inc. and Barclays Bank PLC. The Headquarters Plaza Whole Loan had an original principal balance of $150,000,000, has an outstanding principal balance as of the Cut-off Date of $150,000,000 and accrues interest at an interest rate of 4.3550% per annum. The $150,000,000 Headquarters Plaza Whole Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and is interest-only for the term of the loan. The Headquarters Plaza Whole Loan has a maturity date of November 6, 2027. Following the lockout period, the borrowers have the right to defease the Headquarters Plaza Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 20, 2020. The Headquarters Plaza Whole Loan is prepayable without penalty on or after August 6, 2027.

The Borrowers and the Borrower Sponsors. The borrowers for the Headquarters Plaza Whole Loan are Second Roc-Jersey Associates L.L.C. and Fifth Roc-Jersey Associates L.L.C. (collectively, the “Headquarters Plaza Borrowers”), each of which is a Delaware limited liability company and special purpose entity with two independent directors. BCK Realty, LLC, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Allison Rubler, a New York trust, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Eve Lateiner, a New York trust, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Meredith Verona, a New York trust, and Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Robert Lateiner, a New York trust, are the guarantors of certain nonrecourse carveouts under the Headquarters Plaza Whole Loan. The borrower sponsors are Seth Schochet and Brian Fisher.

The Headquarters Plaza Borrowers are a joint venture between the Fisher Organization (“Fisher”) and the Olnick Organization (“Olnick”). The borrower sponsors have a combined experience of more than 120 years of developing, constructing, owning and managing commercial real estate. According to the borrower sponsors, they are long term owners, having owned and managed most of their portfolios for multiple decades.

Fisher is a diversified real estate development and management company founded by Lester Fisher. According to Fisher, in the past decade, Fisher has executed 3,500,000 SF of new construction development and approximately 2,000,000 SF of tenant installations. In addition to residential and commercial development, Fisher is involved in all aspects of property management, including maintenance, leasing, tenant relations and finance.

Olnick is a privately held New York-based corporation and has been actively involved in the construction, ownership, management and financing of real estate projects for in excess of 60 years. In 1946, founder Robert S. Olnick pioneered the development of residential housing in the Riverdale section of New York City. In the five decades that followed, Olnick built thousands of New York City apartments, millions of SF of commercial space, and several hotels.

The Property. The Headquarters Plaza Property is comprised of three Class A office towers totaling 562,242 SF, an indoor/outdoor retail concourse totaling 167,274 SF (together with the office towers, the “Headquarters Plaza Office/Retail Property”) and a full service Hyatt Regency hotel totaling 256 rooms (the “Hyatt Regency at Headquarters Plaza”). The Headquarters Plaza Property is located approximately 30.0 miles northwest of New York City in Morristown, New Jersey. According to the appraisal, the Headquarters Plaza Property occupies a prominent location overlooking “The Green” in downtown Morristown along Speedwell Avenue (Route 202), within a mile of Interstate 287 and Route 24. The Headquarters Plaza Property was developed by the sponsors between 1982 and 1993, and has since been managed by the borrower sponsors. The Headquarters Plaza Property sits atop a 2,900 space multi-story parking garage (not included as part of the collateral for the Headquarters Plaza Whole Loan) that affiliates of the Headquarters Plaza Borrowers purchased from the Municipality of Morristown, in 2015, along with the fee interest (see “Ground Lease” section) in the Headquarters Plaza Property.

Fee above a Plane. The real estate collateral for the Headquarters Plaza Whole Loan is structured as a “fee above a plane”: the Headquarters Plaza Borrowers have a leasehold interest in certain space (together with the Residential Parcel (see “Ground Lease” below), the “Upper Area”) above a non-collateral parking garage. The fee owner of the Upper Area is an affiliate of the Headquarters Plaza Borrowers (the “Accommodation Affiliate”). The real property located below the Upper Area, including the parking garage (the “Lower Area”), is also owned by an affiliate of the Headquarters Plaza Borrowers. The Accommodation Affiliate provided an accommodation mortgage on its fee interest the Upper Area, which includes the real estate under the Ground Lease and the adjacent Residential Parcel (see “Ground Lease” below).  The relationship between the Upper Area and the Lower Area is governed by a reciprocal easement agreement.  The Lower Area is not collateral for the Headquarters Plaza Whole Loan.  The Headquarters Plaza Borrowers, the Accommodation Affiliate, the lessee under the Residential Parcel Ground Lease (see “Ground Lease” below ), the owners of the Lower Area, and the lender have entered into an estoppel and agreement, pursuant to which, among other things, the parties have agreed that the Lower Area is required to be insured in accordance with the terms of the Headquarters Plaza Whole Loan agreement and restored following a casualty or condemnation to the extent necessary to maintain the operations, the structural support and parking for the Upper Area (with said restoration proceeds being held and applied by an insurance trustee with a long-term unsecured debt rating of at least “A” from S&P). Proceeds from a condemnation or casualty relating to the Upper Area are required to be disbursed pursuant to the Headquarters Plaza Whole Loan documents.

A-3-85

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

The Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Office/Retail Property’s office component is comprised of three Class A multi-tenant office towers. The North Tower, a 202,445 SF, 12-story building, was completed in 1987. The East Tower is 178,187 SF with 12 stories and was completed in 1983. The third building, The West Tower, is 181,520 SF with 12 stories and was completed in 1982. The borrower sponsors have invested a total of approximately $28.1 million, from 2005 to 2016, in overall building and tenant improvements and maintenance at the Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Office/Retail Property has a granular rent roll with a total of 49 office and 19 retail tenants which equates to a combined occupancy of 91.8% as of August 1, 2017. The diverse tenant mix is comprised of multiple industries including finance, telecommunications, legal and various state and federal government agencies. The Headquarters Plaza Office/Retail Property has exhibited, over the prior 11-year period, a weighted average occupancy of 88.8%. Over the prior five-year period, the weighted average historical occupancy was 90.3%. The tenants at the Headquarters Plaza Office/Retail Property have a weighted average lease term of 17 years for the current tenant group. Many of the larger tenants such as Riker, Danzig, Scherer (1982), Duff & Phelps, LLC (2007) and Graham, Curtin & Sheridan, P.A. (2002), have been at the Headquarters Plaza Office/Retail Property for several years.

The largest office tenant, Riker, Danzig, Scherer (“Riker”), occupies 79,170 SF which represents 10.9% of the total SF at the Headquarters Plaza Office/Retail Property, and has been in occupancy since 1982. According to Riker, the company has been at the forefront of the New Jersey legal community since 1882 and has more than 130 years of legal experience in a broad range of practice areas. Other than Riker, no other tenant accounts for more than 6.9% of the net rentable SF at the Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Property’s retail component is comprised of an indoor and outdoor facing retail concourse which connects to each of the three office towers and the hotel. The retail concourse consists of a 40,000 SF AMC movie theater and 34,707 SF fitness center that is operated by an affiliate of the Headquarters Plaza Borrowers. The remaining 92,567 SF of retail space serves primarily as amenity space for office tenants and hotel patrons.

The following table presents certain information relating to the lease rollover schedule at the Headquarters Plaza Office/Retail Property.

Tenant Summary
Tenant Name	Ratings (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent(2)	Annual UW Base Rent PSF(2)	Lease Expiration
Riker, Danzig, Scherer(3)	NR/NR/NR	79,170	10.9%	$1,992,128	11.5%	$25.16	7/31/2025
Chartwell Consulting Group, Inc.	NR/NR/NR	50,100	6.9%	$1,449,135	8.3%	$28.92	8/31/2021
AMC Theatres(4)	NR/NR/NR	40,000	5.5%	$690,000	4.0%	$17.25	4/30/2029
Duff & Phelps, LLC(5)	NR/NR/NR	33,000	4.5%	$990,000	5.7%	$30.00	5/31/2028
Graham, Curtin & Sheridan, P.A.(6)	NR/NR/NR	33,000	4.5%	$874,500	5.0%	$26.50	6/30/2022
Subtotal / Wtd. Avg.		235,270	32.3%	$5,995,763	34.5%	$25.48
Remaining Office Tenants		434,698	59.6%	$11,373,275	65.5%	$29.30(7)
Total / Wtd. Avg. Occupied		669,968	91.8%	$17,369,038	100.0%	$27.86(7)
Vacant		59,548	8.2%	$0	0.0%	$0.00
Total / Wtd. Avg.		729,516	100.0%	$17,369,038	100.0%	$27.86(7)

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Information obtained from the underwritten rent roll and includes contractual rent steps through October 2018.

(3)	Riker, Danzig, Scherer has one, five-year or 10-year lease renewal option.

(4)	AMC Theatres has two, five-year lease renewal options.

(5)	Duff & Phelps, LLC has one, five-year lease renewal option.

(6)	Graham, Curtin & Sheridan, P.A. has one, five-year lease renewal option.

(7)	Calculation excludes amenity tenants (46,557 SF) from the calculation. Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

A-3-86

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

The following table presents certain information relating to the lease rollover schedule at the Headquarters Plaza Office/Retail Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total Sq. Ft. Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	3	6,585	0.9%	0.9%	$28.87	$190,128	1.1%	1.1%
2017	2	1,210	0.2%	1.1%	$28.12	$34,030	0.2%	1.3%
2018	4	9,759	1.3%	2.4%	$27.28	$266,206	1.5%	2.8%
2019	9	47,933	6.6%	9.0%	$32.07	$1,537,433	8.9%	11.7%
2020	9	87,760	12.0%	21.0%	$29.34	$2,574,686	14.8%	26.5%
2021	8	95,716	13.1%	34.1%	$27.75	$2,656,373	15.3%	41.8%
2022	10	93,638	12.8%	47.0%	$29.30	$2,743,406	15.8%	57.6%
2023	2	10,067	1.4%	48.3%	$39.51	$397,757	2.3%	59.9%
2024	6	35,965	4.9%	53.3%	$30.23	$1,087,308	6.3%	66.1%
2025	3	104,925	14.4%	67.7%	$25.07	$2,630,978	15.1%	81.3%
2026	1	26,274	3.6%	71.3%	$25.08	$658,834	3.8%	85.1%
2027	3	29,925	4.1%	75.4%	$29.97	$896,780	5.2%	90.2%
2028 & Beyond	3	73,654	10.1%	85.5%	$23.01	$1,695,120	9.8%	100.0%
Amenity(4)	3	46,557	6.4%	91.8%	$0.00	$0	0.0%	100.0%
Vacant	0	59,548	8.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	66	729,516	100.0%		$27.86	$17,369,038	100.0%

(1)	Based on the underwritten rent roll and includes contractual rent steps through October 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	UW Base Rent PSF Rolling excludes Amenity and Vacant space.

(4)	Amenity space includes a 34,707 SF fitness facility, a 10,388 SF hotel ballroom and a 1,462 SF management office.

The Market. The Headquarters Plaza Property is located in Morris County within the central portion of northern New Jersey. According to the appraisal, the 2016 population and average household income for Morris County is 501,318 and $138,489, respectively. The northern and central New Jersey region has an extensive transportation network, as numerous destinations are accessible via major highways. Additionally, the northern and central New Jersey region has good accessibility to public transportation. According to the appraisal, the Headquarters Plaza Property occupies a prominent location on “The Green” in downtown Morristown along Speedwell Avenue, within a mile of Interstate 287 and Route 24, and about 30 miles northwest of New York City. Additionally, the Headquarters Plaza Property is situated close to express trains to New York City, Morristown Airport and Newark Liberty International Airport.

According to the appraisal, the Headquarters Plaza Property is the largest development on The Green and it serves as the anchor commercial development in downtown Morristown. It is situated on a 10.35-acre site and offers a wide variety of amenities such as onsite property management, onsite garage parking, office space with concierge service, a fitness club, a movie-theater, onsite daycare, several restaurants, laundry service and various retail mall shop stores. Per the appraisal, the Morris County court is also located south of the Headquarters Plaza Property and serves as a draw for office space for attorneys and other legal professionals. Additionally, there are numerous restaurants in the Morristown downtown area that cater to professionals and serve as a draw to the area. Land uses in the immediate area consist predominantly of residential and office uses with a number of multifamily developments a few miles north of the Headquarters Plaza Property. The neighborhood also provides convenient access to public transportation such as New Jersey Transit bus and rail stations.

According to the appraisal, the total estimated 2017 population within a one-, three- and five-mile radius is 19,636, 55,937 and 119,966, respectively. According to the appraisal, the total estimated 2017 average household income within a one-, three- and five-mile radius is $105,861, $153,576 and $162,084, respectively. According to a third party report, the Headquarters Plaza Property is located in the Morristown Region office submarket of northern New Jersey. The submarket is comprised of over 15.2 million SF of inventory with a 22.6% vacancy rate and asking rent of $29.04/SF. According to the appraisal, there are 27 comparable properties, ranging in size from approximately 76,000 SF to 900,000 SF, near the Headquarters Plaza Property. Per the appraisal, the reported comparable rents ranged from $17.95/SF to $38.38/SF with an average of $27.39/SF. The reported vacancies ranged from 0% to 53.0% with an average of 7.0%. Currently there are no new office projects in development in the Headquarters Plaza Property’s competitive market.

A-3-87

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

The following table presents certain information relating to comparable office leases to the Headquarters Plaza Office/Retail Property.

Office Leases
Property Name/Location	Year Built	Stories	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Mount Kemble Corporate Center (Building B) / 360 Mount Kemble Avenue, Morristown, NJ	2001	3	117,000	2.9 miles	NFP Property & Casualty	Dec 2016 / 7.3 Yrs	3,884	$25.25	Modified Gross

Mount Kemble Corporate Center (Building B) / 360 Mount Kemble Ave, Morristown, NJ	2001	3	117,000	2.9 miles	Grunethal USA, Inc	Mar 2015 / 5.0 Yrs	9,000	$24.00	Modified Gross

67 Park Place East Morristown, NJ	1973	10	145,019	0.4 miles	Omni Active Health Inc	Sep 2016 / 5.0 Yrs	7,176	$33.50	Modified Gross

1200 Mt. Kemble Avenue, Morristown, NJ	1981	3	106,000	5.4 miles	Glenmede Trust Company	Aug 2016 / 5.6 Yrs	5,499	$27.50	Modified Gross

Washington Office Center 44 Whippany Rd, Morristown, NJ	1984	3	220,160	2.1 miles	Meridian Capital Partners	Jul 2016 / 2.0 Yrs	1,746	$25.00	Modified Gross

60 Columbia Tpke Morristown, NJ	1980	3	75,450	2.6 miles	Assistance in Marketing Inc	Dec 2015 / 3.3 Yrs	6,732	$25.00	Modified Gross

Source: Appraisal

The Hyatt Regency at Headquarters Plaza

The Hyatt Regency at Headquarters Plaza is a 256-room, four-star full-service hotel that was built in 1993. It is located just off “The Green” in downtown Morristown, a landscaped park quadrangle in the Morristown central business district. The Hyatt Regency at Headquarters Plaza has been managed by the Hyatt Corporation since 2004. Since 2012, the hotel has operated at an average occupancy of 88.7%; its occupancy has never been below 87.8%. According to the appraisal, the Hyatt Regency at Headquarters Plaza has been ranked number one in terms of occupancy and RevPAR in its competitive set since 2012. According to the borrowers, the Hyatt Regency at Headquarters Plaza is one of the top performing hotels in the Hyatt chain in the U.S. and it placed in the top five in occupancy in 2015 and 2016.

The Hyatt Regency at Headquarters Plaza is comprised of 98 standard king guestrooms, 108 standard double-double guest rooms, 48 studio suites and 2 premium suites. The rooms are well-appointed with drapes, bedding, tables, wallpaper, wall-prints, chairs, tables plus 55”-65” flat panel televisions. The furnishings include armoires and dressers, chairs, couches and lighting. Hotel amenities include the Hyatt Eclectic Grill which is a 130 seat restaurant, a lounge and terrace serving light fare and signature drinks, a coffee bar and approximately 36,000 SF of conference and meeting space across three ballrooms, 32 breakout rooms, an executive boardroom and a conference center located on the lobby level.

According to the appraisal, the market segmentation at the Hyatt Regency at Headquarters Plaza is 50.0% corporate individuals, 25.0% group, 15% leisure and 10.0% airline. Corporate demand is driven by a variety of pharmaceutical businesses in the area and other Fortune 500 companies such as Honeywell, Exxon, GAF, AT&T and others that have a significant presence in the area. Additionally, Morristown, New Jersey is home to several office parks and has a large hospital in its downtown area which also provides demand for the hotels in the area.

The Hyatt Regency at Headquarters Plaza is subject to a management agreement with Hyatt Corporation dated June 16, 2004 with an expiration date of November 30, 2020. If property improvement plan (“PIP”) costs exceed $500,000, the borrowers will be required to deposit 115% of any PIP costs (in excess of $500,000, and which costs shall be exclusive of: (i) the cost of any PIP work which is duplicative of any furniture, fixtures and equipment (“FF&E”) approved (or deemed approved) by the lender for which adequate FF&E reserve funds are being held by the lender (as reasonably determined by the lender) and (ii) provided that the certain conditions set forth in the loan documents are satisfied as of the applicable date of determination, the amount being held in reserve by Hyatt Corporation (or any replacement franchisor employed in accordance with the terms of the loan documents) which is available and reasonably anticipated to be used for the PIP work) into a PIP reserve account in connection with the renewal of the management agreement, the replacement of the same or otherwise (see “Escrows and Reserves” below). Since 2005, the borrowers’ sponsors have invested approximately $16.7 million in hotel improvements which included $7.0 million of room upgrades in 2009.

The Hyatt Regency at Headquarters Plaza is located in Morris County which is the same market as the Headquarters Plaza Property (see description above); however, the Hyatt Regency at Headquarters Plaza is part of the Newark area lodging market. According to the appraisal, the local market trends are positive. According to the appraisal, the Hyatt Regency at Headquarters Plaza is classified as an upscale full service hotel that is a four-star rated property. Hotel development in the area consists of a variety of full and limited service properties spread out around major transportation routes. According to the appraisal, the metro area has a sizeable concentration of corporate headquarters and several pharmaceutical companies; therefore, the demand is linked heavily to corporate and economic performance. As the economy has gained strength and momentum after the 2009 recession, the corporate segment has strengthened which is displayed in the improved performance of the competitive set.

A-3-88

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

Historical Occupancy, ADR, RevPAR
	Competitive Set			Hyatt Regency at Headquarters Plaza(1)			Penetration Factor
Year	Occupancy(2)	ADR(2)	RevPAR(2)	Occupancy(3)	ADR(3)	RevPAR(3)	Occupancy(4)	ADR(4)	RevPAR(4)
12/31/2014	69.2%	$159.17	$110.22	90.2%	$158.18	$142.76	130.3%	99.4%	129.5%
12/31/2015	67.8%	$163.70	$111.04	87.9%	$169.65	$149.05	129.6%	103.6%	134.2%
12/31/2016	71.0%	$166.54	$118.18	88.4%	$167.26	$147.94	124.5%	100.0%	125.2%
8/30/2017 TTM	70.6%(5)	$166.68(5)	$117.74(5)	88.8%	$167.87	$149.11	125.8%	100.7%	126.6%

(1)	The variances between the underwriting, the hospitality research reports and the above table with respect to Occupancy, ADR and RevPAR for the Hyatt Regency at Headquarters Plaza Hotel are attributable to variances in reporting methodologies and/or timing differences.

(2)	Information obtained from third party hospitality research reports and weighted on available rooms and occupied rooms, as applicable.

(3)	Information obtained from the Headquarters Plaza Borrowers.

(4)	Penetration Factor figures are calculated based on operating statements provided by the borrowers and competitive set data provided by third party hospitality research reports. Portfolio level figures are weighted based on total room count.

(5)	Figures reflect competitive set statistics for the trailing 12-month period ending July 2017.

Hyatt Regency at Headquarters Plaza Competitive Set(1)
Property	Number of Rooms	Year Built
Hyatt Regency at Headquarters Plaza	256	1993
Hilton Parsippany	354	1981
Westin Governor Morris Morristown	224	1965
The Madison Hotel	186	1981
Sheraton Parsippany Hotel	370	1987
Total	1,390

(1)	Source: Industry travel research report

According to the third party information above, as of the trailing 12 months ended July 31, 2017, the Hyatt Regency at Headquarters Plaza outperformed its competitive set in terms of occupancy, ADR and RevPAR. According to the appraisal, the Hyatt Regency at Headquarters Plaza is the only member of the competitive set within walking distance of the downtown Morristown center and the New Jersey Transit which provides direct access to Newark, New Jersey and New York City. Additionally, the Hyatt Regency at Headquarters Plaza is qualified by airlines as a “downtown” property and therefore it is able to obtain airline contractual revenue. According to the appraisal, there are currently no new hotels proposed for the market.

The following table presents certain information relating to the 2016 demand analysis with respect to the Hyatt Regency at Headquarters Plaza based on market segmentation, as provided in the appraisal for the Hyatt Regency at Headquarters Plaza:

Hyatt Regency at Headquarters Plaza – 2015 Accommodated Room Night Demand(1)
Property	Corporate	Group	Leisure	Airline
Hyatt Regency at Headquarters Plaza	50%	25%	15%	10%

(1)	Source: Appraisal

A-3-89

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

Operating History and Underwritten Net Cash Flow. The following tables present certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Headquarters Plaza Property:

Headquarters Plaza Property - Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	UW	UW PSF(1)
Base Rent	$15,256,904	$16,555,502	$16,578,803	$16,969,331	$16,869,472	$23.12
Contractual Rent Steps(2)	$0	$0	$0	$0	$499,566	$0.68
Gross Up Vacancy	$0	$0	$0	$0	$1,955,380	$2.68
Total Reimbursement Revenue	$466,838	$477,993	$661,301	$668,622	$391,122	$0.54
Other Income(3)	$191,720	$174,862	$191,443	$332,122	$305,387	$0.42
Vacancy & Credit Loss	$0	$0	$0	$0	($1,955,380)	($2.68)
Effective Gross Income	$15,915,462	$17,208,357	$17,431,537	$17,970,075	$18,551,017	$24.76

Real Estate Taxes	$1,333,646	$1,315,309	$1,344,339	$1,369,023	$1,378,500	$1.89
Insurance	$209,437	$207,325	$213,665	$203,037	$200,400	$0.27
Management Fee	$477,464	$516,251	$522,946	$539,102	$541,966	$0.74
Parking Expenses	$411,249	$416,355	$376,642	$487,201	$509,328	$0.70
Other Operating Expenses	$5,157,945	$5,302,228	$5,178,345	$4,936,816	$5,330,428	$7.31
Total Operating Expenses	$7,589,741	$7,757,468	$7,635,937	$7,535,179	$7,960,623	$10.91

Net Operating Income	$8,325,721	$9,450,889	$9,795,600	$10,434,896	$10,104,924	$13.85
TI/LC	$0	$0	$0	$0	$1,195,318	$1.64	(2)
Capital Expenditures	$0	$0	$0	$0	$145,903	$0.20	(2)
Net Cash Flow	$8,325,721	$9,450,889	$9,795,600	$10,434,896	$8,763,702	$12.01

Hotel Net Cash Flow(4)	$5,996,876	$6,314,528	$6,019,718	$6,216,483	$5,976,717

Total Net Cash Flow	$14,322,597	$15,765,417	$15,815,318	$16,651,379	$14,740,419

(1)	Calculated based on the total SF of the Headquarters Office/Retail Property.

(2)	Includes contractual rent increases through October 2018.

(3)	Other Income consists of administrative fees on security, garage and parking income, and other miscellaneous income.

(4)	Based on the Hyatt Regency at Headquarters Plaza - Cash Flow Analysis table below.

Hyatt Regency at Headquarters Plaza - Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	U/W	UW Per Room
Occupancy	90.2%	87.9%	88.4%	88.8%	88.8%
ADR	$158.18	$169.65	$167.26	$167.87	$167.87
RevPAR	$142.76	$149.05	$147.94	$149.11	$149.11

Room Revenue	$13,339,340	$13,927,168	$13,861,052	$13,933,021	$13,933,021	$54,426
F&B Revenue	$7,583,231	$7,509,492	$7,352,992	$7,305,021	$7,305,021	$28,535
Other Revenue	$351,323	$349,333	$391,072	$302,796	$302,796	$1,183
Total Revenue	$21,273,894	$21,785,993	$21,605,116	$21,540,838	$21,540,838	$84,144

Total Departmental Expenses	$7,604,101	$7,550,672	$7,278,958	$7,082,880	$7,082,880	$27,668
Gross Operating Profit	$13,669,793	$14,235,321	$14,326,158	$14,457,958	$14,457,958	$56,476

Total Undistributed Expenses	$6,029,120	$6,215,552	$6,622,945	$6,750,190	$6,750,190	$26,368
Profit Before Fixed Charges	$7,640,673	$8,019,769	$7,703,213	$7,707,768	$7,707,768	$30,108

Total Fixed Charges	$810,330	$854,145	$838,870	$648,135	$869,418	$3,396

Net Operating Income	$6,830,343	$7,165,624	$6,864,343	$7,059,633	$6,838,350	$26,712
FF&E	$833,467	$851,096	$844,625	$843,150	$861,634	$3,366
Net Cash Flow	$5,996,876	$6,314,528	$6,019,718	$6,216,483	$5,976,717	$23,347

Lockbox and Cash Management. The Headquarters Plaza Whole Loan is structured with a hard lockbox (except that, so long as the Franchisor CM Conditions (as defined below) are satisfied, the hotel manager may retain revenues from the hotel and apply them to the payment of operating expenses and brand management fees, with the excess deposited in the lockbox) and springing cash management. The Headquarters Plaza Borrowers were required at origination to deliver letters to (i) all tenants at the Headquarters Plaza Property directing them to pay all rents directly into a lender-controlled lockbox account (provided that, the Headquarters Plaza Borrowers will not be required to send direction letters to hotel tenants if the Franchisor CM Conditions are satisfied, unless the applicable franchise agreement permits hotel tenants to directly deposit their rental payments into the lender-controlled lockbox account) and (ii) with respect to the Hyatt Regency at Headquarters Plaza, solely to the extent that the Franchisor CM Conditions are not satisfied, to each of the credit card companies with which the Headquarters Plaza Borrowers have entered into credit card agreements. Funds in the lockbox are required to be transferred on each business day to the borrower unless a Trigger Period exists, in which case funds are required to be transferred each day to the cash management account. Funds in the cash management account are required to be used, during a Trigger Period, to fund reserves and pay

A-3-90

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

debt service and any other amounts due under the Headquarters Plaza Whole Loan, and excess cash is (x) to the extent a Trigger Period is continuing, held by the lender, and (y) to the extent no Trigger Period exists, disbursed to the Headquarters Plaza Borrowers.

“Franchisor CM Conditions” means each of the following conditions: (i) no Franchise Termination Period (defined below) has occurred and is continuing, (ii) either (x) the franchise agreement in place as of the origination date of the Headquarters Plaza Whole Loan is in full force and effect or (y) a replacement franchise agreement (in the form of a brand management agreement) with a replacement franchisor entered in accordance with the Headquarters Plaza Whole Loan documents is in full force and effect and (iii) the applicable franchise agreement has a provision that requires the franchisor to collect all revenue from the hotel and hold the same in one or more eligible accounts with an eligible institution in the name of the Headquarters Plaza Borrowers which have been pledged as additional security for the Headquarters Plaza Whole Loan, apply said revenue solely to the payment of all operating expenses and brand management fees, and deposit any excess revenue after the payment of such costs into the lockbox, and all revenue from the hotel is being collected by the franchisor and applied in accordance with franchise provision described in this clause (iii).

“Franchise Termination Period” means a period (a) commencing upon the earlier of (i) the franchisor becoming the subject of any bankruptcy action, (ii) the occurrence of any material default by the franchisor under the franchise agreement beyond any applicable grace and cure periods which gives rise to a termination right of the Headquarters Plaza Borrowers thereunder, and (iii) the failure of the income and revenue generated from the hotel property to be applied in any material respect in accordance with the terms of the franchise agreement, and (b) which expires upon the lender’s receipt of evidence that the applicable event giving rise to the Franchise Termination Period has been cured in a manner acceptable to the lender in its reasonable discretion.

A “Trigger Period” exists during the occurrence and continuance of (i) an event of default; (ii) the debt service coverage ratio being less than 1.30x and expires when the debt service coverage ratio is greater than 1.35x for two consecutive calendar quarters (provided that a Trigger Period will not be deemed to exist as a result of this clause (ii) if the Headquarters Plaza Borrowers have (x) deposited cash into an account with the lender or (y) delivered to lender a letter of credit, in each case in an amount deemed sufficient that if added to the underwritten cash flow the debt service coverage ratio would be equal to or greater than 1.35x); (iii) a Franchise Agreement Trigger Period (as defined below) and/or (iv) a Franchise Renewal Trigger Period (as defined below).

A “Franchise Agreement Trigger Period” will (a) commence upon the first to occur of (i) the occurrence of any monetary or material non-monetary default under the franchise agreement which results in any party to the franchise agreement having a right to terminate the franchise agreement; (ii) Headquarters Plaza Borrowers or franchisor giving notice that it is terminating the franchise agreement prior to its stated expiration date; (iii) any termination or cancelation of the franchise agreement and/or the franchise agreement otherwise failing to be in full force and effect and (iv) any bankruptcy action with respect to the franchisor, and (b) expire upon the lender’s receipt of evidence reasonably satisfactory to the lender that (i) either (A) the Franchise Agreement Cure Conditions (defined below) have been satisfied or (B) the Headquarters Plaza Property is being branded, flagged and operated pursuant to a replacement franchise agreement in accordance with the terms of the loan documents, and (ii) to the extent that a PIP is required in connection with the satisfaction of the requirements of the foregoing clause (b)(i), the Headquarters Plaza Borrowers have made the required PIP deposit pursuant to the loan documents (see “Escrows and Reserves” below).

The “Franchise Agreement Cure Conditions” means each of the following: (i) the Headquarters Plaza Borrowers have cured all defaults (if any) under the applicable franchise agreement to the satisfaction of the applicable franchisor, (ii) the Headquarters Plaza Borrowers and the applicable franchisor have re-affirmed the applicable franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, and (iv) the Headquarters Plaza Property continues to be operated, flagged and branded pursuant to the franchise agreement.

A “Franchise Renewal Trigger Period” will have occurred if (i) the term of the related franchise agreement has not been extended or a replacement qualified franchise agreement has not been entered into, in each case, for a term of at least ten years or (ii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP deposit has not been deposited in the PIP reserve account, in each case, on or before the date which is 12 months prior to the expiration of the then applicable term of the franchise agreement.

Escrows and Reserves. The loan documents provide for upfront reserves in the amount of $1,722,209 for outstanding tenant improvements and leasing commissions and free rent, $1,500,000 for plaza development improvements related to an agreement signed between the ground lessor under the HQP Borrower Ground Lease (see “Ground Lease” below), another borrower affiliate and the Municipality of Morristown, $603,660 for real estate taxes and $73,255 for deferred maintenance. If a PIP is imposed by a new franchise agreement or renewal of the franchise agreement, the Headquarters Plaza Borrowers will be required to deposit a PIP reserve equal to 115% of estimated PIP costs (in excess of $500,000, and which costs are exclusive of: (i) the cost of any PIP work which is duplicative of any FF&E approved (or deemed approved) by the lender for which adequate FF&E reserve funds are being held by the lender (as reasonably determined by the lender) and (ii) provided that certain conditions set forth in the loan documents are satisfied as of the applicable date of determination, the amount being held in reserve by Hyatt Corporation (or any replacement franchisor employed in accordance with the terms of the loan documents) which is available and reasonably anticipated to be used for the PIP work). All or a portion of the required PIP deposit may, at Headquarters Plaza Borrowers’ request, be made from excess cash flow on deposit in the excess cash flow reserve. Alternatively, the Headquarters Plaza Borrowers may provide a letter of credit in lieu of such cash deposit in an amount equal to the cash deposit that would have been required.

The loan documents also provide for ongoing monthly reserves of $201,220 for real estate taxes, $15,843 (approximately $0.26 per Headquarters Plaza Office/Retail Property SF annually) for replacement reserves, $125,000 (approximately $2.05 per Headquarters Plaza Office/Retail Property SF annually) for tenant improvements and leasing commissions (subject to a cap of $6,000,000) and an amount equal to the greater of (i) one-twelfth of 4% of hotel-related gross revenues for the immediately preceding calendar year and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement, for FF&E expenses. The loan documents do not require monthly reserves for insurance premiums as long as the Headquarters Plaza Property is insured under an acceptable blanket insurance policy. Solely with respect to the taxes, insurance premiums and FF&E relating to the hotel property, the Headquarters Plaza Borrowers will not be required to make monthly tax and insurance reserve deposits to the extent that the Reserve Waiver Conditions (as defined below) are satisfied.

“Reserve Waiver Conditions” means, among other conditions in the loan documents, (i) no event of default has occurred and is continuing, (ii) there is no monetary or material non-monetary default by franchisor under the franchise agreement, which default would give either party the right to terminate the franchise agreement, (iii) the franchisor continues to make the payments and perform the obligations required under the franchise agreement, in each

A-3-91

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 10 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$25,000,000 62.8% 2.23x 11.3%

case, relating to the obligations and liabilities for which the applicable reserve account was established and (iv) no bankruptcy action with respect to the franchisor has occurred and is continuing.

Ground Lease. The Headquarters Plaza Borrowers are the lessees under a long-term ground lease with respect to the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property (the “HQP Borrower Ground Lease”), which ground lease has an annual rent of $189,000, expires on November 11, 2074, and has no renewal, extension or termination rights remaining. Additionally, an affiliate of the Headquarters Plaza Borrowers is the lessee with respect to two unimproved, non-income producing residential parcels (collectively, the “Residential Parcel”) under the other ground lease (the “Residential Parcel Ground Lease”). The ground lessor under both the HQP Borrower Ground Lease and the Residential Parcel Ground Lease, which is an affiliate of the Headquarters Plaza Borrowers, has granted a fee mortgage in favor of the lender under the Headquarters Plaza Whole Loan. Accordingly, the Headquarters Plaza Whole Loan is secured by (i) the Headquarters Plaza Borrowers’ leasehold interests in the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property, (ii) the ground lessor’s fee interest in the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property, and (iii) the ground lessor’s fee interest in the Residential Parcel. The leasehold interest in the Residential Parcel, however, is not collateral for the Headquarters Plaza Whole Loan.

Partial Release. At any time other than the 45 days prior to and following the securitization of any portion of the Headquarters Plaza Whole Loan, the Headquarters Plaza Borrowers may cause the release of the fee interest in the Residential Parcel from the lien of the Headquarters Plaza Whole Loan, which may be accomplished either by a condominium conversion or a subdivision release. The Residential Parcel was not assigned value in the appraisal or in the underwriting for the Headquarters Plaza Whole Loan.

Condominium Conversion. At the election of the Headquarters Plaza Borrowers, the ground lessor, the ground lessee of the Residential Parcel and/or any other person designated by the ground lessee of the Residential Parcel to be the initial owner of the Residential Parcel (such person, the “Residential Unit Owner”), a condominium conversion may be effectuated at the Headquarters Plaza Property upon the satisfaction of certain conditions set forth in the Headquarters Plaza Whole Loan documents, which include the satisfaction of certain REMIC requirements and the delivery of a rating agency confirmation. In addition, the lender has consent rights over the condominium documents, which include all conveyances, bylaws and estoppels required in order to create the condominium regime. Upon the completion of the condominium conversion, the unit(s) consisting of the Residential Parcel would be released from the lien of the Headquarters Plaza Whole Loan, such unit(s) would be conveyed to the Residential Unit Owner and the ground lease structure would terminate, with the Headquarters Plaza Borrowers owning the condominium interests in the Headquarters Plaza Office/Retail Property unit and the Headquarters Plaza Hotel Property unit. The Headquarters Plaza Borrowers are required to maintain control of the condominium board after the condominium conversion, and such control may pass to the lender and/or any successor owner of the Headquarters Plaza Property upon any foreclosure, deed-in-lieu of foreclosure, or any other transfer pursuant to any exercise of remedy under the Headquarters Plaza Whole Loan documents.

Subdivision Release. Provided a condominium conversion has not taken place, the Headquarters Plaza Borrowers may cause the release of the fee interest in the Residential Parcel from the lien of the Headquarters Plaza Whole Loan upon the successful subdivision of the Residential Parcel from the remaining Headquarters Plaza Property and the creation of one or more separate tax lots with respect to the Residential Parcel. In addition, the Headquarters Plaza Borrowers must satisfy certain conditions set forth in the Headquarters Plaza Mortgage Loan documents, which include satisfaction of the REMIC requirements. Upon the release of the Residential Parcel, the Headquarters Plaza Borrowers are required to purchase the remaining Headquarters Plaza Property (which remainder would include all of the real property in which the Headquarters Plaza Borrowers currently have a leasehold estate) from the ground lessor for $1.00 and the ground lease structure will terminate.

Substitution. Except in connection with either (a) the termination of the ground lease in connection with the Headquarters Plaza Borrowers’ acquisition of the condominium interests in the Headquarters Plaza Office/Retail Property unit and the Headquarters Plaza Hotel Property unit (as described above in “Partial Release—Condominium Conversion”) or (b) the termination of the ground lease in connection with the Headquarters Plaza Borrowers’ acquisition of the fee interest in the real property in which they currently hold a leasehold interest (as described above in “Partial Release—Subdivision Release”), substitution is not permitted.  For the avoidance of doubt, the fee acquisition described in clause (b) above involves the borrower’s acquisition of a fee interest in real property in which the Headquarters Plaza Borrowers currently hold a leasehold interest and that is already collateral for the Headquarters Plaza Whole Loan pursuant to the accommodation mortgage given by the ground lessor.

Mezzanine Loan and Preferred Equity.    Not permitted.

Terrorism Insurance. The Headquarters Plaza Borrowers are required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the Headquarters Plaza Whole Loan documents.

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A-3-93

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Office
Original Balance(1):	$25,000,000			Detailed Property Type:	Suburban
Cut-off Date Balance(1):	$24,970,933			Title Vesting:	Fee
% of Initial Pool Balance:	3.6%			Year Built/Renovated:	Various/Various
Loan Purpose:	Refinance			Size:	2,572,700 SF
Borrower Sponsor:	Andrew J. Segal			Cut-off Date Balance per SF(1):	$72
Mortgage Rate:	4.6100%			Maturity Date Balance per SF(1):	$58
Note Date:	10/6/2017			Property Manager:	Boxer Property Management Corporation (borrower-related)
First Payment Date:	11/6/2017
Maturity Date:	10/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	0 months
Seasoning:	1 month
Prepayment Provisions(2):	LO (25); DEF (91); O (4)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI(5):	$20,578,171
Additional Debt Type(1)(3):	Pari Passu			UW NOI Debt Yield(1):	11.1%
Additional Debt Balance(1)(3):	$159,813,968			UW NOI Debt Yield at Maturity(1):	13.7%
Future Debt Permitted (Type)(3):	Yes (Mezzanine)			UW NCF DSCR(1):	1.64x
Reserves				Most Recent NOI(5):	$16,618,026 (8/31/2017 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent NOI:	$14,293,715 (12/31/2016)
RE Tax:	$2,076,255	$337,483	N/A	3rd Most Recent NOI:	$16,387,470 (12/31/2015)
Insurance:	$271,808	$20,908	N/A	Most Recent Occupancy:	77.5% (8/31/2017)
Replacements(4):	$150,000	$53,598	$1,157,715	2nd Most Recent Occupancy:	72.1% (12/31/2016)
TI/LC(5):	$7,176,724	Springing	$3,859,050	3rd Most Recent Occupancy:	70.6% (12/31/2015)
Outstanding TI/LC:	$2,575,793	$0	N/A	Appraised Value (as of):	$287,750,000 (Various)
Deferred Maintenance:	$196,044	$0	N/A	Cut-off Date LTV Ratio(1):	64.2%
Free Rent Reserve:	$1,656,704	$0	N/A	Maturity Date LTV Ratio(1):	52.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$185,000,000	99.7%	Loan Payoff(7):	$169,099,307	91.2%
Borrower Equity:	$500,000	0.3%	Reserves:	$14,103,328	7.6%
			Closing Costs:	$2,297,365	1.2%
Total Sources:	$185,500,000	100.0%	Total Uses:	$185,500,000	100.0%

(1)	The National Office Portfolio Mortgage Loan (as defined below) is part of the National Office Portfolio Whole Loan (as defined below), which is comprised of six pari passu promissory notes with an aggregate original principal balance of $185,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the National Office Portfolio Whole Loan.

(2)	Prior to the open prepayment date of July 6, 2027, the National Office Portfolio Whole Loan can be prepaid with (i) defeasance after the earlier to occur of (a) October 6, 2021 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last National Office Portfolio Whole Loan promissory note to be securitized. Partial release is not permitted.

(3)	See “The Mortgage Loan” below for further discussion of additional debt.

(4)	Collections will resume if the reserve is drawn down upon. In addition, every 4 years borrower will provide a summary of the capex expenditures for the prior 4-year period and if such expenditures exceeded $0.45/SF, borrower will make additional deposits into the Replacement Reserve during the following 24 months equal to 1/24th of such excess.

(5)	If the TI/LC reserve balance falls below the cap, on each monthly payment date the National Office Portfolio Borrower (as defined below) is required to deposit an amount equal to the lesser of (A) the amount required so that the amount on deposit in the TI/LC reserve will equal the TI/LC cap amount or (B) an amount equal to $107,196.

(6)	The increase in Net Operating Income from TTM 8/31/2017 to UW is primarily due to an increase in portfolio-wide occupancy from 72.1% as of 12/31/2016 to 77.5% as of 8/31/2017.

(7)	Includes $129,463,638 of the allocated loan amount for the National Office Portfolio Properties (as defined below) as well as $39,635,669 in an additional required pay down of the Beal Bank Facility (as defined below).

The Mortgage Loan. The eleventh largest mortgage loan (the “National Office Portfolio Mortgage Loan”) is part of a whole loan (the “National Office Portfolio Whole Loan”) evidenced by six pari passu promissory notes with an aggregate original principal balance of $185,000,000. The National Office Portfolio Whole Loan is secured by a first priority fee mortgage encumbering an 18-property portfolio of office properties totaling 2,572,700 SF located throughout the Dallas, Texas metropolitan statistical area (“MSA”) (1,605,894 SF; 62.4% of NRA), the Atlanta, Georgia MSA (490,913 SF; 19.1% of NRA), the Phoenix, Arizona MSA (263,681 SF; 10.2% of NRA), and the Chicago, Illinois MSA (212,212 SF; 8.2% of NRA) (collectively, the “National Office Portfolio Properties” or “National Office Portfolio”). The National Office Portfolio Whole Loan was originated by Ladder Capital Finance LLC, by and through its branch office at 345 Park Avenue, New York, New York (“LCF”). Promissory Note A-2-A, with an original principal balance of $25,000,000, represents the National Office Portfolio Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-5-A, with an original principal balance of $35,000,000, is expected to be contributed to the UBS 2017-C5 Trust. Promissory Notes A-1-A, A-1-B, A-3 and A-4, with an aggregate original

A-3-94

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

principal balance of $125,000,000, are currently held by LCF or an affiliate, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The National Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C5 Trust until the controlling pari passu Promissory Note A-1-A is securitized, whereupon the National Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

National Office Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-A	$35,000,000	$34,959,306	LCF	Yes
Note A-1-B	$20,000,000	$19,976,746	LCF	No
Note A-2-A	$25,000,000	$24,970,933	CCUBS 2017-C1	No
Note A-3	$30,000,000	$29,965,119	LCF	No
Note A-4-B	$40,000,000	$39,953,493	LCF	No
Note A-5-A	$35,000,000	$34,959,306	UBS 2017-C5	No
Total	$185,000,000	$184,784,901

The Borrower and the Borrower Sponsor. The borrower is JBA Portfolio, LLC (the “National Office Portfolio Borrower”), a single-purpose Delaware limited liability company with two independent directors structured to be bankruptcy remote. Andrew J. Segal is the borrower sponsor and nonrecourse carve-out guarantor.

Andrew J. Segal is the Chairman & CEO of Boxer Property, which specializes in acquiring underperforming assets and engaging in an aggressive leasing program to attract smaller commercial tenants. The Boxer Property portfolio currently includes 90 properties totaling 12,005,023 SF office space, 1,265 hotel keys, and 1,090,395 SF of retail. The properties are located in Texas, Illinois, Georgia, Arizona, Colorado, Massachusetts, California, Ohio, New Jersey, and Minnesota.

The Properties. The National Office Portfolio Properties are comprised of 18 office properties totaling 2,572,700 SF located throughout the Dallas, Texas MSA (1,605,894 SF; 62.4% of NRA; 64.0% UW NOI), the Atlanta, Georgia MSA (490,913 SF; 19.1% of NRA; 17.8% UW NOI), the Phoenix, Arizona MSA (263,681 SF; 10.2% of NRA; 4.7% UW NOI), and the Chicago, Illinois MSA (212,212 SF; 8.2% of NRA; 13.5% UW NOI). The National Office Portfolio Properties were constructed between 1973 and 1987 and range in size from 46,769 SF to 381,383 SF. The National Office Portfolio Properties are 77.5% occupied as of August 31, 2017 and are leased to more than 1,000 tenants.

The following table present certain information relating to the National Office Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built/ Renovated	Net Rentable Area (SF)(1)	UW NCF	% of UW NCF	Allocated Cut-off Date Balance(2)	% of Whole Loan Cut-off Date Balance	Appraised Value	Allocated Cut-off Date LTV Ratio(2)
8330 LBJ Freeway	Dallas, TX	1984/2010	381,383	$3,200,440	17.2%	$34,212,175	18.5%	$42,750,000	80.0%
101 East Park Boulevard	Plano, TX	1983/2012	225,445	$2,678,991	14.4%	$26,788,816	14.5%	$36,100,000	74.2%
13601 Preston Road	Dallas, TX	1973/2009	261,975	$2,018,081	10.8%	$21,520,948	11.6%	$27,500,000	78.3%
1750 East Golf Road	Schaumburg, IL	1985/2013	212,212	$2,623,222	14.1%	$17,479,653	9.5%	$35,400,000	49.4%
14800 Quorum Drive	Addison, TX	1981/2011	103,877	$828,328	4.4%	$9,708,699	5.3%	$13,550,000	71.7%
1995 North Park Place	Atlanta, GA	1985/2013	99,920	$824,186	4.4%	$8,629,954	4.7%	$12,200,000	70.7%
Northlake - 2295 Parklake Dr NE	Atlanta, GA	1973/2014	121,528	$935,783	5.0%	$8,522,080	4.6%	$10,600,000	80.4%
4751 Best Road	Atlanta, GA	1987/2013	93,084	$809,188	4.3%	$8,090,582	4.4%	$11,900,000	68.0%
The Centre - 4099 McEwen Road	Farmers Branch, TX	1979/2013	123,711	$727,275	3.9%	$7,029,817	3.8%	$11,800,000	59.6%
The Centre - 4101 McEwen Road	Farmers Branch, TX	1979/2013	124,326	$551,675	3.0%	$7,029,817	3.8%	$12,100,000	58.1%
11225 North 28th Drive	Phoenix, AZ	1982/2011	135,501	$391,454	2.1%	$6,580,340	3.6%	$9,070,000	72.6%
10000 North 31st Ave	Phoenix, AZ	1982/2012	128,180	$375,262	2.0%	$5,909,121	3.2%	$9,900,000	59.7%
The Centre - 4001 McEwen Road	Farmers Branch, TX	1980/2013	95,192	$591,253	3.2%	$5,493,605	3.0%	$10,000,000	54.9%
4425 W Airport Fwy	Irving, TX	1981/2015	85,212	$558,699	3.0%	$4,638,600	2.5%	$8,400,000	55.2%
Northlake - 2302 Parklake Dr NE	Atlanta, GA	1979/2014	111,223	$147,597	0.8%	$4,095,233	2.2%	$11,800,000	34.7%
Northlake - 2305&2309 Parklake Dr NE	Atlanta, GA	1973/2014	65,158	$578,297	3.1%	$3,362,086	1.8%	$5,880,000	57.2%
12100 Ford Road	Farmers Branch, TX	1979/2012	158,004	$391,528	2.1%	$3,096,396	1.7%	$12,500,000	24.8%
The Centre - 4000N&S McEwen Road	Farmers Branch, TX	1979/2013	46,769	$417,387	2.2%	$2,596,977	1.4%	$6,300,000	41.2%
Total/Wtd. Avg.			2,572,700	$18,648,646	100.0%	$184,784,901	100.0%	$287,750,000	64.2%

(1)	Information is based on the underwritten rent roll.

(2)	Based on the National Office Portfolio Whole Loan principal amount outstanding as of the Cut-off Date.

(3)	There are no release provisions in the National Office Portfolio Whole Loan documents.

A-3-95

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

The four largest properties (by NRA) in the National Office Portfolio (collectively making up approximately 56.4% of the National Office Portfolio’s UW NCF) are summarized below:

The 8330 LBJ Freeway property consists of 381,383 SF of Class B office space in two eight- and 12-story office buildings and, as of August 31, 2017, was 85.3% occupied. Built in 1984, the buildings within the property include two common conference rooms, an 85-seat stadium style auditorium, a fitness center and on-site café. The 8330 LBJ Freeway property is located 0.1 miles south of I-635 and 0.2 miles east of I-75. The largest tenant at the 8330 LBJ Freeway property is Trinity Universal Insurance Co, which occupies 84,114 SF (22.1% of the NRA of the 8330 LBJ Freeway property) and comprises 22.0% of the 8330 LBJ Freeway property’s underwritten base rent (3.9% of the National Office Portfolio’s underwritten base rent).

The 101 East Park Boulevard property consists of a 225,445 SF, 13-story office building and, as of August 31, 2017, was 87.1% occupied. Built in 1983, the building is located at the southwest corner of Park Boulevard and Republic Drive in Plano, Collin County, Texas. The largest tenant at the 101 East Park Boulevard property is M. White & Associates, LLC, which occupies 24,896 SF (11.0% of the NRA of the 101 East Park Boulevard property) and represents 11.2% of the 101 East Park Boulevard property’s underwritten base rent (1.1% of the National Office Portfolio’s underwritten base rent).

The 1750 East Golf Road property consists of a Class B, 12-story office building encompassing 212,212 rentable SF and 244,050 gross SF. Additionally, there is a two-story parking garage at the rear of the 1750 East Golf Road property that contains 295 parking spaces, with an additional 417 surface parking spaces surrounding the improvements. The 1750 East Golf Road property was constructed in 1985 and the 1750 East Golf Road property’s site consists of approximately 357,192 SF or approximately 8.20 acres of land. The 1750 East Golf Road property is located on the north side of East Golf Road, opposite the Woodfield Mall. The 1750 East Golf Road property benefits from its location near the core of the commercial district of Schaumburg and to the city of Chicago, O’Hare International Airport, and the growing industrial, residential, office and retail sectors of the Schaumburg, Rolling Meadows, Elk Grove Village, Hoffman Estates, and Barrington areas. The largest tenant at the 1750 East Golf Road property is Career Education Corporation, which occupies 116,387 SF (54.8% of the NRA of the 1750 East Golf Road property) and comprises 56.4% of the 1750 East Golf Road property’s underwritten base rent (8.8% of the National Office Portfolio’s underwritten base rent).

The 13601 Preston Road property consists of a 261,975 SF, midrise office building, and as of August 31, 2017, was 82.0% occupied. Built in 1973, the building is located on the north side of Alpha Road, approximately 550 feet west of Preston Road. The 13601 Preston Road property is located in North Dallas, which is located immediately north of LBJ Freeway between Preston Road and Montfort Drive. The 13601 Preston Road property is located adjacent to the north of the current Dallas Midtown, an over $4 billion redevelopment of the former Valley View mall and less than one-mile east of the North Dallas Tollway and Galleria Mall. The largest tenant at the 13601 Preston Road property is AT&T, which occupies 13,358 SF (5.1% of the NRA of the 13601 Preston Road property) and comprises 5.9% of the 13601 Preston Road property’s underwritten base rent (0.5% of the National Office Portfolio’s underwritten base rent).

The following table presents certain information relating to the major leases at the National Office Portfolio Properties:

Tenant Summary(1)
Tenant Name	Property	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(3)	Lease Expiration
Career Education Corporation	1750 East Golf Road	NR/NR/NR	116,387	4.5%	$3,176,713	8.8%	$27.29	5/31/2020
Trinity Universal Insurance Co(4)	8330 LBJ Freeway	A-/A3/A-	84,114	3.3%	$1,387,881	3.9%	$16.50	6/30/2025
Assurance Agency, Ltd(5)	1750 East Golf Road	NR/NR/NR	63,113	2.5%	$1,716,198	4.8%	$27.19	9/30/2023
Nurtur Health, Inc.(6)	The Centre - 4001 McEwen Road	NR/NR/NR	47,780	1.9%	$788,370	2.2%	$16.50	12/31/2020
Centene Corporation(6)	The Centre - 4000N&S McEwen Road	NR/NR/NR	46,769	1.8%	$748,304	2.1%	$16.00	12/31/2020
Subtotal/Wtd. Avg.			358,163	13.9%	$7,817,466	21.7%	$21.83
Remaining Tenants			1,635,654	63.6%	$28,172,756	78.3%	$17.22
Vacant Space			578,883	22.5%	$0	0.0%	$0.00
Total/Wtd. Avg.			2,572,700	100.0%	$35,990,222	100.0%	$18.05

(1)	Information is based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field whether or not the parent company guarantees the lease.

(3)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(4)	Trinity Universal Insurance Co has a one-time termination option right effective June 30, 2022 with nine months’ notice.

(5)	Assurance Agency, Ltd has a one-time termination option right effective September 30, 2019 with 12 months’ notice and payment of a termination fee.

(6)	Centene Corporation and Nurtur Health, Inc. are affiliates.

A-3-96

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

The following table presents certain information relating to the lease rollover schedule at the National Office Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM/Other	51	39,513	1.5%	1.5%	$6.85	$270,677	0.8%	0.8%
2017	109	85,872	3.3%	4.9%	$16.82	$1,444,085	4.0%	4.8%
2018	497	472,242	18.4%	23.2%	$17.17	$8,109,026	22.5%	27.3%
2019	136	237,336	9.2%	32.5%	$16.53	$3,923,323	10.9%	38.2%
2020	129	453,555	17.6%	50.1%	$19.60	$8,888,453	24.7%	62.9%
2021	48	169,035	6.6%	56.7%	$16.28	$2,752,426	7.6%	70.5%
2022	41	125,942	4.9%	61.5%	$18.23	$2,295,525	6.4%	76.9%
2023	16	178,109	6.9%	68.5%	$21.88	$3,897,421	10.8%	87.7%
2024	7	31,737	1.2%	69.7%	$18.26	$579,435	1.6%	89.4%
2025	7	105,069	4.1%	73.8%	$16.72	$1,756,997	4.9%	94.2%
2026	5	11,420	0.4%	74.2%	$20.78	$237,306	0.7%	94.9%
2027	3	29,575	1.1%	75.4%	$24.76	$732,317	2.0%	96.9%
2028 & Beyond	5	54,412	2.1%	77.5%	$20.28	$1,103,231	3.1%	100.0%
Vacant	0	578,883	22.5%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1,054	2,572,700	100.0%		$18.05	$35,990,222	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Market. The National Office Portfolio Properties are located across the Dallas, Texas MSA (ten properties), the Atlanta, Georgia MSA (five properties), the Phoenix, Arizona MSA (two properties), and the Chicago, Illinois MSA (one property).

Dallas:

There are 10 National Office Portfolio Properties located in the Dallas, Texas MSA totaling 1,605,894 SF (62.4% of total portfolio SF), which generate $11,963,658 in UW NCF (64.2% of total UW NCF). According to the appraisal, the Dallas/Fort Worth office market has an inventory of 359.2 million SF of office space with 705,773 SF of positive absorption. As of second quarter 2017, the Dallas-Fort Worth MSA office market is 85.7% occupied with an average asking rent of $24.64 PSF. The properties are located in several submarkets: LBJ Freeway, Richardson/Plano, Las Colinas, and Mid Cities, which are discussed below.

According to the appraisal, the LBJ Freeway office submarket contains a total inventory of approximately 22.6 million SF of office space across 265 buildings. As of the second quarter 2017, the LBJ Freeway office submarket had a direct vacancy rate of 22.1% and a weighted average rental rate of $21.83 PSF. The Richardson/Plano office submarket contains a total inventory of 40.8 million SF of office space across 1,371 buildings. As of the second quarter of 2017, the Richardson Plano office submarket had a direct vacancy rate of 15.3% and a direct weighted average rental rate of $24.20 PSF. The Las Colinas submarket contains a total inventory of 39.8 million SF of office space across 433 buildings. As of the second quarter of 2017, the Las Colinas office submarket had a direct vacancy rate of 14.5% and a direct weighted average rental rate of $25.03 PSF. The Mid-Cities office submarket contains a total inventory of approximately 40.3 million SF of office space across 2,578 buildings. As of the second quarter 2017, the Mid-Cities office submarket had a direct vacancy rate of 13.3% and a weighted average rental rate of $21.73 PSF.

A-3-97

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

The following table presents certain market information relating to the National Office Portfolio Properties located in Dallas:

Dallas Office Market and Submarket Overview(1)
Submarket	Inventory (SF)	Number of Buildings	Direct Vacancy Rate	Under Construction SF	Direct Net Absorption 2Q2017	Direct Wtd. Avg. Rental Rate (PSF)
Las Colinas	39,798,523	433	14.5%	845,749	783,960	$25.03
LBJ Freeway	22,597,412	265	22.1%	0	(34,659)	$21.83
Mid-Cities	40,307,595	2,578	13.3%	752,298	(139,772)	$21.73
Richardson/Plano	40,752,851	1,371	15.3%	866,960	(8,030)	$24.20

(1)	Information is based on the appraisals.

Atlanta:

There are five National Office Portfolio Properties located in the Atlanta, Georgia MSA totaling 490,913 SF (19.1% of total portfolio SF) which generate $3,295,050 in UW NCF (18.7% of total UW NCF). As of the second quarter 2017, the Atlanta office submarket is 88.0% occupied with an average asking rent of $22.71 PSF. Total office inventory in the Atlanta market area amounted to 307,054,764 SF in 16,077 buildings for the same period. Quoted rents in the market are on average $22.71 PSF, and have seen a steady increase since a 10-year low of $18.78 PSF in 2012. In the Atlanta market, there is currently 5,273,668 SF of office space under construction. The properties are located in several submarkets: Northlake, South Atlanta, and Northwest Atlanta, which are discussed below.

According to the appraisal, the Northlake office submarket contains a total inventory of approximately 29.8 million SF across 2,308 buildings. As of the second quarter 2017, the Northlake office submarket had a direct vacancy rate of 10.0% and a weighted average rental rate of $18.67 PSF. The South Atlanta office submarket contains a total inventory of 24.7 million SF of office space across 2,560 buildings. As of the second quarter 2017, the South Atlanta office submarket had a direct vacancy rate of 10.3% and a direct weighted average rental rate of $16.70 PSF. The Northwest Atlanta office submarket contains a total inventory of 50.2 million SF of office space across 3,185 buildings. As of the second quarter 2017, the Northwest Atlanta office submarket had a direct vacancy rate of 12.0% and a weighted average rental rate of $21.65 PSF.

The following table presents certain market information relating to the National Office Portfolio Properties located in Atlanta:

Atlanta Office Market and Submarket Overview(1)
Submarket	Inventory (SF)	Number of Buildings	Direct Vacancy Rate	Under Construction SF	Direct Net Absorption 2Q2017	Direct Wtd. Avg. Rental Rate (PSF)
Northlake	29,818,728	2,308	10.0%	319,066	(244,795)	$18.67
Northwest Atlanta	50,157,394	3,185	12.0%	762,139	157,831	$21.65
South Atlanta	24,714,942	2,560	10.3%	60,000	224,395	$16.70

(1)	Information is based on the appraisals.

A-3-98

Various	Collateral Asset Summary – Loan No. 11 National Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,970,933 64.2% 1.64x 11.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the National Office Portfolio Properties:

Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM(1)	UW(1)(2)(3)	UW PSF
Gross Potential Rent	$42,129,832	$44,419,786	$42,402,377	$43,350,092	$45,744,828	$17.78
Total Recoveries	$1,053,998	$1,438,663	$1,599,768	$1,768,146	$2,773,638	$1.08
Other Income	$675,665	$835,275	$680,692	$707,505	$707,505	$0.28
Less Vacancy & Credit Loss	($12,422,571)	($12,813,958)	($12,620,315)	($11,220,908)	($10,595,946)	($4.12)
Effective Gross Income	$31,436,924	$33,879,766	$32,062,523	$34,604,835	$38,630,025	$15.02
Total Operating Expenses	$16,957,854	$17,492,296	$17,768,808	$17,986,810	$18,051,854	$7.02
Net Operating Income	$14,479,070	$16,387,470	$14,293,715	$16,618,026	$20,578,171	$8.00
Tenant Improvements	$0	$0	$0	$0	$643,175	$0.25
Leasing Commissions	$0	$0	$0	$0	$643,175	$0.25
Replacement Reserves	$0	$0	$0	$0	$643,175	$0.25
Net Cash Flow	$14,479,070	$16,387,470	$14,293,715	$16,618,026	$18,648,646	$7.25

Occupancy %	66.3%	70.6%	72.1%	75.3%	78.2%
NOI DSCR(4)	1.27x	1.44x	1.25x	1.46x	1.81x
NCF DSCR(4)	1.27x	1.44x	1.25x	1.46x	1.64x
NOI Debt Yield(4)	7.8%	8.9%	7.7%	9.0%	11.1%
NCF Debt Yield(4)	7.8%	8.9%	7.7%	9.0%	10.1%

(1)	The increase in Net Operating Income from TTM 8/31/2017 to UW is primarily due to an increase in portfolio-wide occupancy from 72.1% as of 12/31/2016 to 77.5% as of 8/31/2017.

(2)	UW Gross Potential Rent is based on the underwritten rent roll as of August 31, 2017.

(3)	UW Total Recoveries represent utility reimbursement due from tenants under their leases. The increase in UW Total Recoveries when compared to the TTM is due to the gross up of vacant spaces on the rent roll. On a net basis, LCF has underwritten reimbursements of approximately $2.25 million, consistent with the TTM Utility Reimbursements of $2.0 million.

(4)	Debt service coverage ratios and debt yields are based on the National Office Portfolio Whole Loan.

Beal Bank Pledge. The National Office Portfolio Properties were collateral under a large corporate facility that Boxer F2, L.P. has with Beal Bank USA a Nevada Thrift (“Beal Bank”), in the amount of $464,000,000 (the “Beal Bank Facility”). In connection with funding of the National Office Portfolio Whole Loan, each National Office Portfolio Property was released from the Beal Bank Facility and dropped into a newly-formed SPE subsidiary of the Beal Bank Facility borrower. The Beal Bank Facility will continue to provide that the parent of the National Office Portfolio Borrower (i.e. the Beal Bank Facility borrower) will be required to submit any and all distributions received from the National Office Portfolio Whole Loan borrower to Beal Bank, including periodic distributions and net proceeds of any sale or refinancing. These remaining obligations of the parent company are secured by a pledge to Beal Bank of ownership interests in the National Office Portfolio Whole Loan borrower (the “Beal Pledge”). The Beal Pledge does not secure any principal amount or regular payments and may only be foreclosed upon in the event of the failure of the parent to make the required payments of distributions to Beal Bank (the parent is only obligated to make distributions to Beal Bank if it receives distributions from the property owner) or upon the occurrence of an event of default under the National Office Portfolio Whole Loan. The Beal Pledge is subject to an intercreditor agreement with the National Office Portfolio Whole Loan lender which will permit Beal Bank to foreclose upon the equity in the National Office Portfolio Whole Loan borrower as long as the foreclosing party is Beal Bank or another qualified transferee (provided that Beal Bank or such other qualified transferee has assets (in name or under management or advisement in excess) of $1 billion and capital surplus/equity or market capitalization of at least $400 million). Beal Bank also has additional cure rights beyond the National Office Portfolio Borrower cure periods and consistent with customary intercreditor provisions. Beal Bank has an option to purchase the National Office Portfolio Properties in the event that (i) the National Office Portfolio Whole Loan has been accelerated or (ii) the lender under the National Office Portfolio Whole Loan has received written notice from the National Office Portfolio Borrower that it will no longer perform under the loan. Beal Bank is pre-approved as an assuming National Office Portfolio Borrower pursuant to the National Office Portfolio Whole Loan documents as long as it is a qualified transferee at the time of the assumption (and meets the required net worth and capital surplus/equity or market capitalization test); Beal Bank is otherwise required to satisfy all of the assumption requirements in the National Office Portfolio Whole Loan documents in connection with an exercise of its purchase option for the National Office Portfolio Properties

A-3-99

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Retail
Original Balance(2):	$24,750,000			Detailed Property Type:	Single Tenant
Cut-off Date Balance(2):	$24,750,000			Title Vesting:	Fee
% of Initial Pool Balance:	3.6%			Year Built/Renovated:	Various
Loan Purpose:	Acquisition			Size:	1,896,527 SF
Borrower Sponsor:	Starwood Property Trust, Inc.			Cut-off Date Balance per SF(2):	$103
Mortgage Rate:	4.3790%			Maturity Date Balance per SF(2):	$103
Note Date:	9/25/2017			Property Manager:	Self-Managed
First Payment Date:	11/6/2017
Maturity Date:	10/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$24,937,758
Seasoning:	1 month			UW NOI Debt Yield(2):	12.8%
Prepayment Provisions(3):	LO (24); YM1 (1); DEF/YM1 (88); O (7)			UW NOI Debt Yield at Maturity(2):	12.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(2):	2.72x
Additional Debt Type(2)(4):	Pari Passu			Most Recent NOI(7):	N/A
Additional Debt Balance(2)(4):	$170,150,000			2nd Most Recent NOI(7):	N/A
Future Debt Permitted (Type)(5):	Yes (Mezzanine)			3rd Most Recent NOI(7):	N/A
Reserves				Most Recent Occupancy:	100.0% (11/1/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(7):	N/A
RE Tax(6):	$0	Springing	N/A	3rd Most Recent Occupancy(7):	N/A
Insurance(6):	$0	Springing	N/A	Appraised Value (as of):	$386,700,000 (7/1/2017)
Replacements(6):	$0	Springing	N/A	Cut-off Date LTV Ratio(2):	50.4%
TI/LC(6):	$0	Springing	N/A	Maturity Date LTV Ratio(2):	50.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$194,900,000	56.8%	Purchase Price:	$341,609,572	99.5%
Borrower Equity:	$148,423,879	43.2%	Closing Costs:	$1,714,307	0.5%
Total Sources:	$343,323,879	100.0%	Total Uses:	$343,323,879	100.0%

(1)	The Bass Pro & Cabela’s Portfolio Whole Loan (as defined below) was co-originated by Goldman Sachs Mortgage Company (“GSMC”), Wells Fargo Bank, National Association (“WFB”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”).

(2)	The Bass Pro & Cabela’s Portfolio Mortgage Loan (as defined below) is part of the Bass Pro & Cabela’s Portfolio Whole Loan, which is comprised of ten pari passu promissory notes with an aggregate principal balance of $194,900,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Bass Pro & Cabela’s Portfolio Whole Loan.

(3)	Prior to the open prepayment date of April 6, 2027, the Bass Pro & Cabela’s Portfolio Whole Loan can be prepaid in whole or in part with (i) defeasance after the earlier to occur of (a) September 25, 2020 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Bass Pro & Cabela’s Portfolio Whole Loan promissory note (collectively, the “Defeasance Lockout Period”) or (ii) the greater of 1% of the amount prepaid or a yield maintenance premium after October 6, 2019 (the “Yield Maintenance Lockout Period”), provided that no yield maintenance premium will be payable with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal repaid regardless of when paid, so long as no event of default has occurred and is continuing under the Bass Pro & Cabela’s Portfolio Whole Loan (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any Bass Pro & Cabela’s Portfolio Borrower (as defined below)). Any prepayment made of the Permitted Free Prepayment Amount will be allocated among (i) the A-1 notes in the aggregate, (ii) Note A-2 and (iii) the A-3 notes in the aggregate, on a pro rata and pari passu basis; provided that any such prepayments (including in connection with the release of any of the Bass Pro & Cabela’s Portfolio Properties (as defined below)) allocated to the A-3 notes in the aggregate will not be allocated among such notes on a pro rata and pari passu basis, but instead, will be allocated among such notes as described under “The Mortgage Loan” below. Partial release is permitted. See “Release of Property” below for further discussion of release requirements.

(4)	See “The Mortgage Loan” below for further discussion of additional debt.

(5)	Any time after March 25, 2018, direct or indirect equity owners of the Bass Pro & Cabela’s Portfolio Borrower are permitted to obtain a mezzanine loan in an amount not to exceed $24,362,500, provided that the following conditions are satisfied, among other things, (i) immediately after giving effect to such mezzanine loan, (a) the combined loan-to-value ratio is not greater than 50.4%, (b) the combined debt service coverage ratio is not less than 3.08x, and (c) the combined debt yield is not less than 13.67%, (ii) the mortgage lenders and the lender under the mezzanine loan have entered into an intercreditor agreement reasonably acceptable to the mortgage lenders, (iii) such mezzanine loan is coterminous with the Bass Pro & Cabela’s Portfolio Whole Loan or freely prepayable without any premium or penalty from and after the maturity date of the Bass Pro & Cabela’s Portfolio Whole Loan, (iv) if the mezzanine loan bears a floating interest rate, the mezzanine borrower must maintain an interest rate cap agreement from a reasonably acceptable counterparty in a notional amount not less than the outstanding principal balance of the mezzanine loan and with a strike price that would result in a debt service coverage ratio of at least 3.08x, and (v) the receipt of a rating agency confirmation.

(6)	During an event of default or Trigger Period (as defined herein), the Bass Pro & Cabela’s Portfolio Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual insurance premiums (unless the Bass Pro & Cabela’s Portfolio Properties are insured under an acceptable blanket policy), (iii) 1/12 of the product of (a) $0.25 and (b) the aggregate NRA of all of the Bass Pro & Cabela’s Portfolio Properties as of such payment date for capital expenditures, currently equal to $39,511 and (iv) 1/12 of the product of (a) $1.00 and (b) the aggregate NRA of all of the Bass Pro & Cabela’s Portfolio Properties as of such payment date for tenant improvements and leasing commissions, currently equal to $158,044. A “Trigger Period” will occur upon (i) the delivery to the lenders of annual or quarterly financial reports showing that the debt yield, determined as of the last day of any fiscal quarter is less than 10.5%, (ii) a Bass Pro Event (as defined herein), or (iii) if annual or quarterly financial reports are not delivered to the lenders when required, then ten business days following the Bass Pro & Cabela’s Portfolio Borrower’s receipt of written notice of the same, at the lenders’ option. A “Bass Pro Event” means (i) the Master Tenant (as defined below) ceases operations or vacates, as determined in accordance with the Master Lease (as defined below), with respect to more than 15% of the Bass Pro & Cabela’s Portfolio Properties (by number of locations), (ii) Bass Pro Group, LLC, the guarantor of the Master Lease, or the Master Tenant files for bankruptcy, (iii) the Master Tenant defaults under the Master Lease beyond any notice and cure period set forth in the Master Lease, or (iv) the total net leverage ratio for the Master Tenant exceeds 5.75x and will end upon the cure of such event as determined in accordance with the loan documents.

(7)	There is no historical financial information as the Bass Pro & Cabela’s Portfolio Properties were owner-occupied prior to executing the Master Lease described below on September 25, 2017.

A-3-100

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

The Mortgage Loan. The twelfth largest mortgage loan (the “Bass Pro & Cabela’s Portfolio Mortgage Loan”) is part of a whole loan (the “Bass Pro & Cabela’s Portfolio Whole Loan”) with an aggregate original principal balance of $194,900,000. The Bass Pro & Cabela’s Portfolio Whole Loan is secured by a first priority fee mortgage encumbering a 1,896,527 SF 16-property portfolio of single tenant retail properties located in 10 states (collectively, the “Bass Pro & Cabela’s Portfolio Properties”). Promissory Note A-3(B-CP), with an original principal balance of $24,750,000, represents the Bass Pro & Cabela’s Portfolio Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Notes A-1(A-CP), A-1(A-NCP), A-1(B-CP), A-2, A-3(A-CP), A-3(C-CP), A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP), with an aggregate original principal balance of $170,150,000, collectively represent the pari passu companion loans (collectively, the “Bass Pro & Cabela’s Portfolio Pari Passu Companion Loans”) and are currently held by GSMC, WFB, UBS AG and the UBS 2017-C5 Trust, as further described in the Bass Pro & Cabela’s Portfolio Whole Loan Summary table below. The lenders provide no assurances that any of the non-securitized notes will not be split further. The Bass Pro & Cabela’s Portfolio Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C5 Trust, and from and after the securitization of Promissory Note A-1(A-CP), will be serviced pursuant to the pooling and servicing agreement of such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Promissory Notes A-3(A-CP), A-3(B-CP), A-3(C-CP), A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP) are collectively referred to herein as the “A-3 Notes”. Any prepayment made of the Permitted Free Prepayment Amount will be allocated among (i) the A-1 notes in the aggregate, (ii) Promissory Note A-2 and (iii) the A-3 Notes in the aggregate, on a pro rata and pari passu basis. However, any such prepayments of the Permitted Free Prepayment Amount (including any prepayments made in connection with the release of any of the Bass Pro & Cabela’s Portfolio Properties) that are allocated to the A-3 Notes in the aggregate will not be allocated among the individual A-3 Notes on a pro rata and pari passu basis, but instead will generally be allocated first to Promissory Notes A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP), on pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero, and then to Promissory Notes A-3(A-CP), A-3(B-CP) and A-3(C-CP), on pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero. The maximum Permitted Free Prepayment Amount that may be allocated to the A-3 Notes in the aggregate is $7,500,000. The aggregate of the principal balances of Note A-3(D-NCP), Note A-3(E-NCP) and Note A-3(F-NCP) (collectively, the “Non-Call Protected A-3 Notes”) is also $7,500,000. As a result, it is expected that any Permitted Free Prepayment Amounts allocated to the A-3 Notes in the aggregate will generally be allocated to the Non-Call Protected A-3 Notes and will not be allocated to Note A-3(B-CP), Note A-3(A-CP), or Note A-3(C-CP), unless (i) the aggregate principal balance of the Non-Call Protected A-3 Notes was previously reduced to an amount that is less than the amount of any Permitted Free Prepayment Amount (in which case, after the Non-Call Protected A-3 Notes have been reduced to zero, any remaining prepayment amount will be allocated to Note A-3(B-CP), Note A-3(A-CP) and Note A-3(C-CP) on a pro rata and pari passu basis) or (ii) such prepayment amount is made in connection with a casualty or condemnation or event of default, which in each case will be allocated to the A-3 Notes on a pro rata and pari passu basis.

Bass Pro & Cabela’s Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1(A-CP)	$37,500,000	$37,500,000	GSMS 2017-GS8	Yes
Note A-1(A-NCP)	$10,000,000	$10,000,000	GSMS 2017-GS8	No
Note A-1(B-CP)	$30,460,000	$30,460,000	GSMC	No
Note A-2	$58,470,000	$58,470,000	WFB	No
Note A-3(A-CP)	$20,000,000	$20,000,000	UBS 2017-C5	No
Note A-3(B-CP)	$24,750,000	$24,750,000	CCUBS 2017-C1	No
Note A-3(C-CP)	$6,220,000	$6,220,000	UBS AG	No
Note A-3(D-NCP)	$2,500,000	$2,500,000	UBS AG	No
Note A-3(E-NCP)	$2,500,000	$2,500,000	UBS AG	No
Note A-3(F-NCP)	$2,500,000	$2,500,000	UBS AG	No
Total	$194,900,000	$194,900,000

The proceeds of the Bass Pro & Cabela’s Portfolio Whole Loan, together with $148,423,879 of borrower equity, were used to acquire the Bass Pro & Cabela’s Portfolio Properties and pay closing costs.

The Borrowers and the Borrower Sponsor. The borrowers are SPT Prairie 1 CB Drive, LLC, SPT Prairie 200 BP Drive, LLC, SPT Prairie 210 Demers Avenue, LLC, SPT Prairie 1000 CB Drive, LLC, SPT Prairie 2250 Gatlin Blvd., LLC, SPT Prairie 2427 N. Greenwich Road, LLC, SPT Prairie 2502 W. CB Drive, LLC, SPT Prairie 2700 Market Place Drive, LLC, SPT Prairie 3900 CB Drive, LLC, SPT Prairie 5500 Cornerstone North Blvd., LLC, SPT Prairie 7090 CB Drive NW, LLC, SPT Prairie 7700 CB Drive, LLC, SPT Prairie 10670 CB Drive, LLC, SPT Prairie 10501 Palm River Road, LLC, SPT Prairie 17907 IH-10 West, LLC and SPT Prairie 20200 Rogers Drive, LLC (collectively, the “Bass Pro & Cabela’s Portfolio Borrower”), each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The borrower sponsor and nonrecourse carve-out guarantor of the Bass Pro & Cabela’s Portfolio Whole Loan is Starwood Property Trust, Inc. (“SPT”), an affiliate of Starwood Capital Group. The aggregate recourse to the borrower sponsor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan outstanding at the time of the occurrence of such event, plus reasonable third-party costs incurred by the lender in connection with the enforcement of its rights. For additional information, see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus. SPT’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. As of the second quarter of 2017, SPT reported an equity market capitalization of approximately $5.8 billion and an enterprise value of $12.4 billion. Since inception, SPT has deployed over $29.0 billion in capital across various commercial real estate debt investments, commercial and residential mortgage-backed securities, and other commercial and residential real estate-related debt investments. The company currently owns a portfolio of retail, residential, office and medical office properties across the U.S. and Europe.

A-3-101

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

The Properties. The Bass Pro & Cabela’s Portfolio Properties are comprised of 16 single tenant retail properties leased to Cabela’s (12 properties) and Bass Pro Shops (four properties) retail stores totaling 1,896,527 SF of space across 10 states. The Bass Pro & Cabela’s Portfolio Properties were constructed between 1997 and 2016 and range in size from 43,263 SF to 188,745 SF, with an average size of 118,533 SF. The Bass Pro & Cabela’s Portfolio Properties are subject to a new, 25-year unitary NNN master lease with six five-year extension options and no termination options. No asset accounts for more than 10.8% of the total rental income and no single state comprises more than 25.2% of the total rental income.

The Bass Pro & Cabela’s Portfolio Properties are 100.0% leased to Cabela’s Wholesale, Inc. (the “Master Tenant” or “Cabela’s”) under a NNN unitary master lease executed at the origination of the Bass Pro & Cabela’s Portfolio Whole Loan and operated under the Cabela’s and Bass Pro Shops brands (the “Master Lease”). The Master Lease has a 25-year term expiring on April 30, 2042 with an initial annual base rent of $14.05 PSF with increases every five years equal to the lesser of (i) 12.5% or (ii) the aggregate percent increase of the consumer price index over the prior five-year period. The Master Lease has six five-year renewal options with annual base rent resets at the commencement of each renewal period at the greater of (i) fair market rent or (ii) 110% of the annual base rent from the immediately preceding year, and no termination options. Upon expiration of the Master Lease, the Master Tenant will not have a purchase option. Obligations of the Master Tenant under the Master Lease are guaranteed by Bass Pro Group, LLC, an affiliate of the Master Tenant.

Bass Pro Shops recently acquired Cabela’s Incorporated, the parent company of the Master Tenant, on September 25, 2017 for a purchase price of approximately $4.0 billion. Following the acquisition, the combined company is known as the Bass Pro Group, LLC (Moody’s/S&P: Ba3/B+), which serves as guarantor for the Master Lease. Bass Pro Shops was founded in 1972 in Springfield, Missouri. Bass Pro Shops is a privately held national retailer of hunting, fishing, camping and related outdoor gear and apparel. Bass Pro Shops operates 82 Bass Pro stores across 32 U.S. states and four Canadian provinces. Bass Pro Shops also operates Big Cedar Lodge, a resort welcoming more than one million guests to Missouri’s Ozark Mountains per year. Cabela’s (NYSE: CAB) was founded in 1961, went public in 2004, and is currently based in Sidney, Nebraska. Cabela’s is a direct marketer and specialty retailer of hunting, fishing, boating, camping, shooting, and related outdoor recreation merchandise. As of year-end 2016, the company operated 85 retail stores, including 74 stores in the U.S. and 11 stores in Canada. Cabela’s stores range in size from 40,000 SF to 246,000 SF. Most locations typically include wildlife displays in natural habitats, dioramas, a restaurant or deli, and aquarium stocked with local fish.

The following tables present certain information relating to the Bass Pro & Cabela’s Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built	Net Rentable Area (SF)(1)	Allocated Cut-off Date Balance(2)	% of Allocated Cut-off Date Balance(2)	Appraised Value	Allocated Cut-off Date LTV Ratio(2)	Allocated Base Rent(1)
Cabela’s Rogers	Rogers, MN	2005	186,379	$20,700,000	10.6%	$41,100,000	50.4%	$2,878,000
Cabela’s Lone Tree	Lone Tree, CO	2013	108,077	$17,600,000	9.0%	$34,950,000	50.4%	$2,445,000
Bass Pro San Antonio	San Antonio, TX	2006	184,656	$17,200,000	8.8%	$34,200,000	50.3%	$2,308,100
Cabela’s Allen	Allen, TX	2010	107,329	$16,900,000	8.7%	$33,600,000	50.3%	$2,100,000
Cabela’s Lehi	Lehi, UT	2006	169,713	$15,400,000	7.9%	$30,600,000	50.3%	$1,990,000
Bass Pro Tampa	Tampa, FL	2015	132,734	$14,500,000	7.4%	$28,800,000	50.3%	$2,302,850
Cabela’s Hammond	Hammond, IN	2007	188,745	$13,000,000	6.7%	$25,700,000	50.6%	$1,800,000
Bass Pro Round Rock	Round Rock, TX	2014	120,763	$12,600,000	6.5%	$25,000,000	50.4%	$1,500,000
Cabela’s Fort Mill	Fort Mill, SC	2014	104,476	$11,700,000	6.0%	$23,250,000	50.3%	$1,627,100
Cabela’s Wichita	Wichita, KS	2011	80,699	$10,500,000	5.4%	$20,800,000	50.5%	$1,404,550
Cabela’s Owatonna	Owatonna, MN	1997	161,987	$9,600,000	4.9%	$19,000,000	50.5%	$1,520,000
Cabela’s Centerville	Centerville, OH	2016	71,872	$8,900,000	4.6%	$17,600,000	50.6%	$1,143,600
Cabela’s Huntsville	Huntsville, AL	2016	82,443	$8,300,000	4.3%	$16,400,000	50.6%	$1,025,000
Bass Pro Port St. Lucie	Port St. Lucie, FL	2013	86,637	$7,700,000	4.0%	$15,350,000	50.2%	$1,150,000
Cabela’s Waco	Waco, TX	2013	43,263	$6,000,000	3.1%	$11,850,000	50.6%	$798,200
Cabela’s East Grand Forks	East Grand Forks, MN	1999	66,754	$4,300,000	2.2%	$8,500,000	50.6%	$660,000
Total/Wtd. Avg.			1,896,527	$194,900,000	100.0%	$386,700,000	50.4%	$26,652,400

(1)	Information is based on the underwritten rent roll and Master Lease.
(2)	Based on the Bass Pro & Cabela’s Portfolio Whole Loan amount.

A-3-102

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

Historical Sales Performance(1)
Property Name	Net Rentable Area (SF)	Sales ($)				Sales PSF
		2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)
Cabela’s Rogers	186,379	$66,143,890	$66,114,325	$65,612,864	$64,397,009	$355	$355	$352	$346
Cabela’s Lone Tree	108,077	$50,540,139	$53,173,638	$53,507,506	$52,580,155	$468	$492	$495	$487
Bass Pro San Antonio	184,656	$46,850,725	$45,147,437	$42,252,151	$41,944,692	$254	$244	$229	$227
Cabela’s Allen	107,329	$51,003,648	$54,760,193	$55,165,344	$53,101,409	$475	$510	$514	$495
Cabela’s Lehi	169,713	$49,050,049	$53,127,414	$45,616,127	$42,784,972	$289	$313	$269	$252
Bass Pro Tampa	132,734	NAV	NAV	$49,556,186	$47,290,425	NAV	NAV	$373	$356
Cabela’s Hammond	188,745	$40,171,544	$41,750,631	$40,674,889	$38,911,591	$213	$221	$216	$206
Bass Pro Round Rock	120,763	NAV	NAV	$29,280,166	$30,223,077	NAV	NAV	$242	$250
Cabela’s Fort Mill	104,476	NAV	$26,514,959	$28,348,550	$26,548,534	NAV	$254	$271	$254
Cabela’s Wichita	80,699	$32,134,636	$31,487,608	$28,598,702	$27,079,480	$398	$390	$354	$336
Cabela’s Owatonna	161,987	$36,740,413	$36,280,363	$35,215,690	$33,160,088	$227	$224	$217	$205
Cabela’s Centerville	71,872	NAV	NAV	$13,038,242	$15,092,953	NAV	NAV	$181	$210
Cabela’s Huntsville	82,443	NAV	NAV	$22,460,788	$22,016,732	NAV	NAV	$272	$267
Bass Pro Port St. Lucie	86,637	$24,021,522	$23,758,647	$23,690,873	$22,866,252	$277	$274	$273	$264
Cabela’s Waco	43,263	$14,778,172	$17,044,063	$17,119,752	$16,532,260	$342	$394	$396	$382
Cabela’s East Grand Forks	66,754	$16,543,482	$16,342,556	$15,356,164	$14,618,059	$248	$245	$230	$219
Total/Wtd. Avg.(3)	1,896,527	$427,978,220	$465,501,833	$565,493,993	$549,147,687	$309	$313	$298	$290

(1)	Information is based on the underwritten rent roll.

(2)	TTM Sales ($) and TTM Sales PSF are from July 2016 to June 2017.

(3)	Wtd. Avg. 2014 Sales PSF excludes Net Rentable Area (SF) for those properties with no 2014 Sales ($). Wtd. Avg. 2015 Sales PSF excludes Net Rentable Area (SF) for those properties with no 2015 Sales ($).

The following table presents certain information relating to the Master Lease at the Bass Pro & Cabela’s Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Cabela’s Wholesale, Inc.(3)	NR/Ba3/B+	1,896,527	100.0%	$26,652,400	100.0%	$14.05	4/30/2042(4)
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,896,527	100.0%	$26,652,400	100.0%	$14.05

(1)	Information is based on the Master Lease.
(2)	Ratings provided are for Bass Pro Group, LLC, which serves as the guarantor for the Master Lease.

(3)	The Bass Pro & Cabela’s Portfolio Properties are leased to the Master Tenant under a 25-year NNN master lease and operated under the Cabela’s and Bass Pro Shops brands.

(4)	The Bass Pro & Cabela’s Portfolio Properties have six five-year renewal options with no termination options.

A-3-103

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

The following table presents certain information relating to the lease rollover schedule at the Bass Pro & Cabela’s Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2028 & Beyond(2)	1	1,896,527	100.0%	100.0%	$14.05	$26,652,400	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1	1,896,527	100.0%		$14.05	$26,652,400	100.0%

(1)	Information is based on the Master Lease.

(2)	The Bass Pro & Cabela’s Portfolio Properties are leased to the Master Tenant under a 25-year NNN master lease operated under the Cabela’s and Bass Pro Shops brands that is structured with six five-year renewal options with no termination options.

The Market. The Bass Pro & Cabela’s Portfolio Properties are located across 16 markets in 10 states, with the top three markets, Chicago (10.0% of NRA), Twin Cities (9.8% of NRA) and San Antonio (9.7% of NRA) representing 29.5% of NRA with no other market representing more than 8.9% of NRA.

The following table presents certain market information relating to the Bass Pro & Cabela’s Portfolio Properties:

Market Overview(1)
Property Name	Location	Market(2)	Estimated 2017 Population(3)	Estimated 2017 Average Household Income(3)	Rental Rate PSF
					Actual(4)	Market(2)
Cabela’s Rogers	Rogers, MN	Twin Cities	32,950	$121,804	$15.44	$14.25
Cabela’s Lone Tree	Lone Tree, CO	Denver	156,660	$141,711	$22.62	$21.00
Bass Pro San Antonio	San Antonio, TX	San Antonio	135,780	$109,077	$12.50	$12.00
Cabela’s Allen	Allen, TX	Dallas	239,733	$132,938	$19.57	$20.00
Cabela’s Lehi	Lehi, UT	Salt Lake City	113,925	$107,930	$11.73	$11.75
Bass Pro Tampa	Tampa, FL	Tampa-St. Petersburg	199,723	$65,282	$17.35	$17.00
Cabela’s Hammond	Hammond, IN	Chicago	228,213	$65,540	$9.54	$9.70
Bass Pro Round Rock	Round Rock, TX	Austin	132,637	$97,299	$12.42	$12.50
Cabela’s Fort Mill	Fort Mill, SC	Charlotte	148,219	$80,904	$15.57	$15.00
Cabela’s Wichita	Wichita, KS	Wichita	115,269	$88,536	$17.40	$13.00
Cabela’s Owatonna	Owatonna, MN	Owatonna	26,126	$72,739	$9.38	$8.50
Cabela’s Centerville	Centerville, OH	Dayton	128,676	$85,520	$15.91	$12.00
Cabela’s Huntsville	Huntsville, AL	Huntsville	102,803	$69,794	$12.43	$14.00
Bass Pro Port St. Lucie	Port St. Lucie, FL	Port St Lucie/Fort Pierce	109,748	$70,134	$13.27	$12.50
Cabela’s Waco	Waco, TX	Waco	129,894	$58,388	$18.45	$17.00
Cabela’s East Grand Forks	East Grand Forks, MN	Grand Forks	67,005	$67,934	$9.89	$10.00
Wtd. Avg.					$14.05	$13.38

(1)	Information is based on third party market research reports.
(2)	Information is based on the appraisals.
(3)	Information is based on a five-mile radius.
(4)	Information is based on the Master Lease.

A-3-104

Various	Collateral Asset Summary – Loan No. 12 Bass Pro & Cabela’s Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,750,000 50.4% 2.72x 12.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Bass Pro & Cabela’s Portfolio Properties:

Cash Flow Analysis(1)
	2014(2)	2015(2)	2016(2)	TTM(2)	UW	UW PSF
Gross Potential Rent(3)	N/A	N/A	N/A	N/A	$26,652,400	$14.05
Total Recoveries	N/A	N/A	N/A	N/A	$7,640,446	$4.03
Other Income	N/A	N/A	N/A	N/A	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($1,714,642)	($0.90)
Effective Gross Income	N/A	N/A	N/A	N/A	$32,578,204	$17.18
Total Operating Expenses	N/A	N/A	N/A	N/A	$7,640,446	$4.03
Net Operating Income	N/A	N/A	N/A	N/A	$24,937,758	$13.15
Capital Expenditures	N/A	N/A	N/A	N/A	$474,132	$0.25
TI/LC	N/A	N/A	N/A	N/A	$948,264	$0.50
Net Cash Flow	N/A	N/A	N/A	N/A	$23,515,362	$12.40

Occupancy %(4)	N/A	N/A	N/A	N/A	95.0%
NOI DSCR(5)	N/A	N/A	N/A	N/A	2.88x
NCF DSCR(5)	N/A	N/A	N/A	N/A	2.72x
NOI Debt Yield(5)	N/A	N/A	N/A	N/A	12.8%
NCF Debt Yield(5)	N/A	N/A	N/A	N/A	12.1%

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the cash flow analysis.
(2)	There is no historical financial information as the Bass Pro & Cabela’s Portfolio Properties were owner-occupied prior to executing the Master Lease on September 25, 2017.

(3)	UW Gross Potential Rent is based on the Master Lease.

(4)	The underwritten economic occupancy is 95.0%. The Bass Pro & Cabela’s Portfolio Properties were 100.0% physically occupied as of November 1, 2017.

(5)	Debt service coverage ratios and debt yields are based on the Bass Pro & Cabela’s Portfolio Whole Loan.

Release of Property. Any time after the expiration of the Yield Maintenance Lockout Period or the Defeasance Lockout Period, the Bass Pro & Cabela’s Portfolio Borrower may obtain the release of any of the Bass Pro & Cabela’s Portfolio Properties, provided that among other things, (i) no event of default has occurred and is continuing, (ii)(a) to the extent the Yield Maintenance Lockout Period has expired, prepay the loan in an amount equal to the applicable Release Amount (as defined below) and the applicable yield maintenance premium or (b) to the extent the Defeasance Lockout Period has expired, defease the loan in an amount equal to the applicable Release Amount, (iii) the debt yield with respect to the remaining Bass Pro & Cabela’s Portfolio Properties is no less than the greater of (a) 13.67% and (b) the debt yield immediately prior to the release, (iv) the delivery of a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs, and (v) the release of the applicable Bass Pro & Cabela’s Portfolio Properties from the Master Lease.

The “Release Amount” is an amount equal to the greater of (a) 80% of the net sales proceeds for such property and (b) the Release Percentage of the Allocated Cut-off Date Balance (identified in the “Portfolio Summary” chart above).

The “Release Percentage” means (i) for up to 10% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 110% of the applicable Allocated Cut-off Date Balance, (ii) exceeding 10%, but not exceeding 15% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 115% of the applicable Allocated Cut-off Date Balance, (iii) exceeding 15%, but not exceeding 20% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 120% of the applicable Allocated Cut-off Date Balance, or (iv) exceeding 20% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 125% of the applicable Allocated Cut-off Date Balance.

Substitution. Any time from and after the six-month anniversary of the closing date of the securitization of the last Bass Pro & Cabela’s Portfolio Whole Loan promissory note (but prior to April 6, 2027), the Bass Pro & Cabela’s Portfolio Borrower may obtain the release of any of the Bass Pro & Cabela’s Portfolio Properties by providing one or more substitute properties (individually or collectively, the “Substitute Property”), provided that, among other things, (i) the Bass Pro & Cabela’s Portfolio Borrower delivers to the lenders a Phase I environmental report, a structural engineering report, a seismic report (if necessary) and an appraisal demonstrating the as-is appraised value of the Substitute Property(ies) is greater than or equal to the replaced property at the time of substitution, (ii) the rent under the Master Lease is not reduced as a result of such substitution, (iii) after the substitution, the aggregate allocated loan amount of all Substituted Properties does not exceed 10% of the original balance of the Bass Pro & Cabela’s Portfolio Whole Loan, or if greater than 10%, at the lenders’ determination to the extent the Master Tenant requests additional substitutions in accordance with the Master Lease (however the 10% threshold is not permitted to include any property substitution effectuated for the sole purpose of curing an event of default or Trigger Period), (iv) the debt yield with respect to the remaining Bass Pro & Cabela’s Portfolio Properties including the Substitute Property, is no less than the greater of (a) 13.67% and (b) the debt yield for the 12-month period ending on the last day of the most recently ended fiscal quarter and (v) if all or any portion of the Bass Pro & Cabela’s Portfolio Whole Loan has been securitized (a) the delivery of a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs and (b) the receipt of a rating agency confirmation.

A-3-105

1800 Jefferson Davis Highway Arlington, VA 22202	Collateral Asset Summary – Loan No. 13 Westin Crystal City	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 56.8% 2.61x 13.4%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Arlington, VA
				General Property Type:	Hospitality
Original Balance(1):	$24,000,000			Detailed Property Type:	Full Service
Cut-off Date Balance(1):	$24,000,000			Title Vesting:	Fee
% of Initial Pool Balance:	3.4%			Year Built/Renovated:	1984/2014
Loan Purpose:	Acquisition			Size:	220 Rooms
Borrower Sponsor:	Allan V. Rose			Cut-off Date Balance per Room(1):	$218,182
Mortgage Rate:	4.5110%			Maturity Date Balance per Room(1):	$218,182
Note Date:	7/20/2017			Property Manager:	Dimension Development Two, LLC
First Payment Date:	9/6/2017
Maturity Date:	8/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI:	$6,414,594
Prepayment Provisions:	LO (27); DEF (89); O (4)			UW NOI Debt Yield(1):	13.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.4%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	2.61x
Additional Debt Balance(1):	$24,000,000			Most Recent NOI:	$6,465,743 (5/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$6,630,033 (12/31/2016)
Reserves				3rd Most Recent NOI:	$5,961,243 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	96.4% (5/30/2017)
RE Tax(2):	$0	Springing	N/A	2nd Most Recent Occupancy:	96.4% (12/31/2016)
Insurance(3):	$0	Springing	N/A	3rd Most Recent Occupancy:	94.5% (12/31/2015)
FF&E(4):	$0	$57,001	N/A	Appraised Value (as of):	$84,500,000 (6/1/2017)
PIP Reserve:	$276,972	$0	N/A	Cut-off Date LTV Ratio(1):	56.8%
Seasonality Reserve(5):	$240,000	Springing	$240,000	Maturity Date LTV Ratio(1):	56.8%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$48,000,000	57.2%	Purchase Price:	$83,000,000	98.9%
Borrower Equity:	$35,950,287	42.8%	Reserves:	$516,972	0.6%
			Closing Costs:	$433,315	0.5%
Total Sources:	$83,950,287	100.0%	Total Uses:	$83,950,287	100.0%

(1)	The Westin Crystal City Mortgage Loan (as defined below) is part of the Westin Crystal City Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $48,000,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Westin Crystal City Whole Loan.

(2)	On each Payment Date after the occurrence and during the continuance of a cash management period, the Westin Crystal City Borrowers (as defined below) are required to deposit 1/12 of annual taxes into a tax reserve.

(3)	Provided that an acceptable blanket insurance policy is in place, all monthly deposits into the insurance reserve will be waived.

(4)	Monthly FF&E reserve deposits are 1/12 of 4.0% of annual gross revenues.

(5)	The Westin Crystal City Borrowers (as defined below) are required to deposit into a seasonality reserve an amount equal to $26,667 on each payment date occurring in February, March, April, May, June, July, September, October and November.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Westin Crystal City Mortgage Loan”) is part of a whole loan (the “Westin Crystal City Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal balance of $48,000,000. The Westin Crystal City Whole Loan is secured by a first priority fee mortgage encumbering a full service hospitality property known as the Westin Crystal City, located in Arlington, Virginia (the “Westin Crystal City Property”). Promissory Note A-1 with an original principal balance of $24,000,000 represents the Westin Crystal City Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-2 with an original principal balance of $24,000,000 was contributed to the CGCMT 2017-C4 Trust. The proceeds of the Westin Crystal City Mortgage Loan, along with the borrower sponsor’s cash contribution of approximately $36.0 million, were used to purchase the Westin Crystal City Property for approximately $83.0 million, fund reserves and pay closing costs. The Westin Crystal City Whole Loan will be serviced pursuant to the pooling and servicing agreement for CCUBS 2017-C1. See “Description of the Mortgage Pool---The Whole Loans---The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-106

1800 Jefferson Davis Highway Arlington, VA 22202	Collateral Asset Summary – Loan No. 13 Westin Crystal City	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 56.8% 2.61x 13.4%

Westin Crystal City Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$24,000,000	$24,000,000	CCUBS 2017-C1	Yes
Note A-2	$24,000,000	$24,000,000	CGCMT 2017-C4	No
Total	$48,000,000	$48,000,000

The Borrowers and the Borrower Sponsor. The borrowers are AVR Crystal City Hotel I LLC, AVR Crystal City Hotel II LLC and AVR Crystal City Tenant LLC (collectively, the “Westin Crystal City Borrowers”). Two of the Westin Crystal City Borrowers, AVR Crystal City Hotel I LLC and AVR Crystal City Hotel II LLC, are tenant-in-common borrowers. Each of the Westin Crystal City Borrowers is structured to be bankruptcy remote, special purpose entity each with one independent director. The non-recourse carveout guarantor and borrower sponsor for the Westin Crystal City Mortgage Loan is Allan V. Rose. Allan V. Rose, is the owner and chief executive officer of AVR Realty (“AVR”), a privately held real estate development and management company founded more than 45 years ago. AVR has built, acquired and developed more than 30 million square feet of commercial and residential space. AVR has a hospitality portfolio that consists of 22 properties throughout the United States, including The Roosevelt Hotel (New Orleans, LA), Marriot Courtyard – Convention Center (Miami, FL), and Hyatt (Princeton, NJ), among others.

The Property. The Westin Crystal City Property is comprised of a 220-room, 15-story full service hotel constructed in 1984 and most recently renovated in 2014. The Westin Crystal City Property is located on the corner of 18th Street South and South Eads Street, adjacent to the Crystal City subway station and Jefferson Davis Highway in Arlington, Virginia.

The Westin Crystal City Property was originally constructed as a Sheraton, but in 2014 the previous ownership converted the hotel to a Westin and completed approximately $21.3 million ($97,095 per key) in capital improvements. Renovations were made to the guestrooms, bathrooms, public areas, as well as the overall property. The Westin Crystal City Property operates under a Westin flag and has a franchise agreement with Marriott International, Inc., the Westin parent company. The franchise agreement commenced on July 20, 2017 and has an expiration date of July 20, 2037.

The Westin Crystal City Property’s guestroom mix consists of 2 Presidential King suites, 2 Renewal suites, 53 premium king, 35 premium double, 45 deluxe king, 42 deluxe double, 27 traditional double and 14 traditional king. Additionally, 10 of the 220 guestrooms at the Westin Crystal City Property are handicap-accessible. Each guestroom features a refrigerator, 47-inch flat-screen LCD TV, coffee maker, iron and ironing board, and a desk. Guest parking at the Westin Crystal City Property consists of 180 spaces or 0.82 spaces per key. There is also a complimentary hotel shuttle to the nearby Ronald Reagan Washington National Airport (0.8 miles).

The Westin Crystal City Property features the Nutrio Restaurant and Bar, which offers three-meal service and serves Mediterranean-style cuisine. The Westin Crystal City Property contains approximately 16,000 SF of meeting and event space, including the 6,200 SF Jefferson Ballroom. The Westin Crystal City Property also features a sundry shop, fitness center and the Haven business center in the lobby.

According to a third party market report, the Westin Crystal City Property generates approximately 70.4% of its room revenue from transient demand and approximately 29.6% from meeting and group demand.

More specific information about the Westin Crystal City Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(1)			Westin Crystal City Property(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	77.3%	$158.20	$122.24	80.1%	$141.76	$114.00	104.1%	89.6%	93.3%
2015	78.5%	$165.14	$129.66	94.5%	$154.54	$146.02	120.3%	93.6%	112.6%
2016	79.8%	$166.33	$132.67	95.6%	$156.21	$149.36	119.8%	93.9%	112.6%
5/30/2017 TTM	79.9%	$175.38	$140.14	96.2%	$162.82	$156.71	120.4%	92.8%	111.8%

Source: Industry Report

(1)	The Competitive set for 2014, 2015, 2016 and 5/30/2017 TTM includes: Doubletree Washington DC Crystal City, Hyatt Regency Crystal City at Reagan National Airport, Marriott Crystal City at Reagan National Airport, Embassy Suites Crystal City National Airport, The Westin Arlington Gateway and Renaissance Arlington Capital View Hotel.

(2)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Westin Crystal City Property are attributable to differing reporting methodologies, and/or timing differences.

The Market. The Westin Crystal City Property is located in Crystal City, an area within Arlington, that is situated approximately five miles southwest of the center of Washington, D.C. The Crystal City area is home to the headquarters of Public Broadcasting System, DRS Technologies Inc., Boeing Company, EMSolutions, and Cobham plc., among others. The Westin Crystal City Property benefits from convenient access to Interstate 395 (0.8 miles), Interstate 495 (5.0 miles), and Route 1 (0.2 miles). Additionally, the Crystal City Station for the Washington Metropolitan Area Transit Authority subway, which provides access to the yellow and blue lines, is located across 18th Street South.

The Westin Crystal City is located 0.8 miles from the Ronald Reagan Washington National Airport, which is the closest commercial airport to Washington D.C. and served over 23 million passengers in 2016. Other nearby demand generators are The Pentagon (1.0 mile), the Arlington National Cemetery (2.4 miles), the Smithsonian Institution (3.1 miles) and Georgetown University (4.3 miles). The government is the most significant demand generator in this market and the average per diem is relatively high at $209 for the September trailing twelve-month period. There are several organizations in this market including the Department of Defense, Department of Homeland Security, FEMA, and Veterans Foreign Wars. There is also a significant presence from contractors such as Raytheon, Lockheed Martin, and Northrop Grumman.

As of January 2017, Arlington had an estimated population of 222,800, reflecting an increase of 7.3% since 2010. On average, Arlington’s population has grown approximately 1% per year since 2000, and according to the Arlington county government is expected to grow to 278,100 by 2040. As of January

A-3-107

1800 Jefferson Davis Highway Arlington, VA 22202	Collateral Asset Summary – Loan No. 13 Westin Crystal City	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 56.8% 2.61x 13.4%

2017, Arlington had a population density of 8,636 per square mile. According to the Arlington County Government, the estimated 2017 population and median house hold income are 222,800 and $110,700, respectively.

Primary and secondary competitive properties to the Westin Crystal City Property are shown in the table below:

Competitive Property Summary(1)

Property Name	No. of Rooms	Transient Demand	Meeting & Group Demand	2016 Occupancy	2016 ADR	2016 RevPAR
Westin Crystal City Property	220	70%	30%	96%	$159.85	$154.08
Doubletree Crystal City	631	50%	40%	70% - 75%	$150 - $160	$110 - $120
Hyatt Regency Crystal City	686	45%	45%	75% - 80%	$155 - $165	$120 - $130
Crystal City Marriott at Reagan National Airport	345	75%	20%	90% - 95%	$180 - $190	$160 - $170
Embassy Suites Crystal City National Airport	267	80%	15%	80% - 85%	$175 - $185	$145 - $155
Westin Arlington Gateway	336	75%	25%	80% - 85%	$175 - $185	$140 - $150
Renaissance Arlington Capital View Hotel	300	60%	35%	80% - 85%	$180 - $190	$140 - $150
Total/Wtd. Avg. of Primary Competition	2,785	60%	33%	81%	$169	$137

Source: Appraisal

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Westin Crystal City Property are attributable to differing reporting methodologies, and/or timing differences.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Westin Crystal City Property:

Cash Flow Analysis

	2014(1)	2015	2016	5/30/2017 TTM	UW(2)	UW per Room
Occupancy	N/A	94.5%	96.4%	96.4%	90.0%
ADR	N/A	$154.53	$159.85	$162.64	$172.75
RevPAR	N/A	$146.02	$154.08	$156.71	$155.48

Rooms Revenue	N/A	$11,725,201	$12,406,320	$12,583,488	$12,484,912	$56,750
Food & Beverage	N/A	$3,822,985	$3,958,860	$3,589,087	$3,589,087	$16,314
Other Income(3)	N/A	$826,424	$866,798	$835,687	$835,687	$3,799
Total Revenue	N/A	$16,374,610	$17,231,978	$17,008,262	$16,909,686	$76,862
Total Expenses	N/A	$10,413,367	$10,601,945	$10,542,519	$10,495,092	$47,705
Net Operating Income	N/A	$5,961,243	$6,630,033	$6,465,743	$6,414,594	$29,157
FF&E	N/A	$654,984	$689,279	$680,330	$676,387	$3,074
Net Cash Flow	N/A	$5,306,259	$5,940,754	$5,785,413	$5,738,206	$26,083

NOI DSCR (IO)(4)	N/A	2.72x	3.02x	2.95x	2.92x
NCF DSCR (IO)(4)	N/A	2.42x	2.71x	2.64x	2.61x
NOI Debt Yield(4)	N/A	12.4%	13.8%	13.5%	13.4%
NCF Debt Yield(4)	N/A	11.1%	12.4%	12.1%	12.0%

(1)	In 2014, the Westin Crystal City Property was closed during April-August for major guest room renovations and as a result, the cash flows are not applicable.

(2)	UW Rooms Revenue is based on TTM competitive set ADR (haircut by 1.5%) and occupancy marked to 90%.

(3)	Other Income includes parking, vending, gift shop/sundries income, guest laundry, cancelation income, in-room movie income and “Rent-Space”.

(4)	The debt service coverage ratios and debt yield ratios are based on the Westin Crystal City Whole Loan.

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A-3-109

389 West Bay Road Grand Cayman, Cayman Islands	Collateral Asset Summary – Loan No. 14 Marriott Grand Cayman	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$23,904,141 56.1% 1.91x 16.2%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Grand Cayman, Cayman Islands
				General Property Type:	Hospitality
Original Balance(1):	$24,000,000			Detailed Property Type:	Full Service
Cut-off Date Balance(1):	$23,904,141			Title Vesting:	Fee
% of Initial Pool Balance:	3.4%			Year Built/Renovated:	1990/2014
Loan Purpose:	Refinance			Size:	295 Rooms
Borrower Sponsor:	London & Regional Group Holdings Limited			Cut-off Date Balance per Room(1):	$270,103
Mortgage Rate:	5.4485%			Maturity Date Balance per Room(1):	$251,764
Note Date:	6/20/2017			Property Manager:	Luxury Hotels International Lodging Ltd., Cayman Islands Branch
First Payment Date:	8/1/2017
Maturity Date:	7/6/2022
Original Term to Maturity:	60 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$12,882,616
Seasoning:	4 months			UW NOI Debt Yield(1):	16.2%
Prepayment Provisions:	LO (28); DEF (28); O (4)			UW NOI Debt Yield at Maturity(1):	17.3%
Lockbox/Cash Mgmt Status(2):	Hard/In Place			UW NCF DSCR(1):	1.91x
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$13,556,419 (6/30/2017 TTM)
Additional Debt Balance(1):	$55,776,329			2nd Most Recent NOI:	$13,681,919 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$12,268,442 (12/31/2015)
Reserves				Most Recent Occupancy:	86.5% (6/30/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	86.0% (12/31/2016)
RE Tax(3):	$0	Springing	N/A	3rd Most Recent Occupancy:	82.5% (12/31/2015)
Insurance:	$261,287	$129,397	N/A	Appraised Value (as of):	$142,000,000 (5/4/2017)
FF&E(4):	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	56.1%
Seasonality Reserve(5):	$1,085,464	$0	$1,085,464	Maturity Date LTV Ratio(1):	52.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$80,000,000	100.0%	Loan Payoff:	$43,681,993	54.6%
			Reserves:	$1,346,751	1.7%
			Closing Costs:	$4,070,156	5.1%
			Return of Equity:	$30,901,100	38.6%
Total Sources:	$80,000,000	100.0%	Total Uses:	$80,000,000	100.0%

(1)	The Marriott Grand Cayman Mortgage Loan (as defined below) is part of the Marriott Grand Cayman Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate principal balance of $80,000,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Marriott Grand Cayman Whole Loan.

(2)	The Marriott Grand Cayman Whole Loan is structured with in place cash management. Pursuant to the Marriott Grand Cayman Whole Loan cash management structure, the property manager, Luxury Hotels International Lodging Ltd., Cayman Islands Branch (“Marriott” or the “Property Manager”), is required to deposit all gross revenues from the Marriott Grand Cayman Property (as defined below) directly into an account controlled by the Property Manager (the “Marriott Cash Management”), pay operating expenses for the Marriott Grand Cayman Property and pay or retain other amounts permitted under the property management agreement, including its own property management fees, incentive fees (if any) and FF&E reserves. Thereafter, the Property Manager is required to transfer the excess funds to a lender-controlled lockbox account, from which funds will be swept into a cash management account controlled by the lender on each business day and amounts applied pursuant to the Marriott Grand Cayman Whole Loan documents. In the event that Marriott is no longer the property manager, the replacement property manager will be required to deposit all rents and other amounts received from the Marriott Grand Cayman Property into a lender-controlled account.

(3)	There are no real estate taxes in the Cayman Islands. In the event real estate taxes are levied, monthly real estate tax collections would be waived provided Marriott is reserving for such taxes as part of the Marriott Cash Management.

(4)	In the event that Marriott Cash Management is not in full force and effect, monthly FF&E reserve deposits are required to be 1/12 of 4.0% of annual gross revenues through 2018. Such collections will increase to 4.5% in 2019 and 5.0% in 2020 and all subsequent years.

(5)	At origination, the Marriott Grand Cayman Borrower (as defined below) deposited $1,085,464 into a seasonality reserve. On the monthly payment dates occurring in January, February, March, April and May of each calendar year, the Marriott Grand Cayman Borrower is required to deposit $180,911 with the lender into the seasonality reserve account, as may be adjusted annually, subject to a cap of $1,085,464. The seasonality reserve funds may be used to pay for shortfalls for approved operating expenses, all or part of any monthly debt service payment and for any reserve fund payments then due.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Marriott Grand Cayman Mortgage Loan”) is part of a whole loan (the “Marriott Grand Cayman Whole Loan”) with an aggregate original principal balance of $80,000,000. The Marriott Grand Cayman Whole Loan is secured by a first priority fee mortgage encumbering a full service hospitality property known as the Marriott Grand Cayman, located in Grand Cayman, Cayman Islands (the “Marriott Grand Cayman Property”). Promissory Note A-1, with an original principal balance of $24,000,000, represents the Marriott Grand Cayman Mortgage Loan and will be included in the CCUBS 2017-C1 Trust. Promissory Note A-3, with an original principal balance of $35,000,000, was contributed to the GSMS 2017-GS7 Trust. Promissory Note A-2, with an original principal balance of $21,000,000, is expected to be contributed to the UBS 2017-C5 Trust. The lender provides no assurances that the non-securitized note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-110

389 West Bay Road Grand Cayman, Cayman Islands	Collateral Asset Summary – Loan No. 14 Marriott Grand Cayman	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$23,904,141 56.1% 1.91x 16.2%

Marriott Grand Cayman Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$24,000,000	$23,904,141	CCUBS 2017-C1	Yes
Note A-2	$21,000,000	$20,916,123	UBS 2017-C5	No
Note A-3	$35,000,000	$34,860,206	GSMS 2017-GS7	No
Total	$80,000,000	$79,680,470

The proceeds of the Marriott Grand Cayman Whole Loan were used to refinance existing debt encumbering the Marriott Grand Cayman Property, fund reserves, pay closing costs and return equity to the borrower sponsor.

The Borrower and the Borrower Sponsor. The borrower is LR (Cayman Hotel) Limited (the “Marriott Grand Cayman Borrower”), a company organized and existing under the laws of the Cayman Islands, with two independent directors. The non-recourse carveout guarantor and borrower sponsor for the Marriott Grand Cayman Whole Loan is London & Regional Group Holdings Limited (“London & Regional Properties”). London & Regional Properties was founded in 1987 and owns one of the largest private hotel portfolios in Europe, totaling approximately 11,000 keys. Notable holdings include the Hilton on Park Lane in London, the Fairmont Monte Carlo, the Me by Melia in Ibiza, the Fairmont Royal Pavilion in Barbados and the Club Med Turkoise Turks & Caicos.

The Property. The Marriott Grand Cayman Property is a 295-room, five-story full service hotel located on Seven Mile Beach on the Island of Grand Cayman. The Marriott Grand Cayman Property features four restaurants and bars/lounges, approximately 6,000 SF of meeting space, outdoor pool, spa, direct beach frontage, business center and gym, among other amenities. Originally constructed in 1990, the Marriott Grand Cayman Property underwent an approximately $8.0 million (approximately $27,119 per key) guestroom renovation in late 2013 and approximately $7.6 million ($25,593 per key) public area renovation in late 2014. In addition, the borrower sponsor is in the process of an approximately $800,000 capital expenditure project, which includes converting two smaller meeting rooms on the fourth and fifth floors of the hotel into four ocean view guestrooms (two on each floor).

The Marriott Grand Cayman Property’s guestroom mix consists of 207 king rooms and 88 double-queen rooms ranging in size from 370 SF to 600 SF. Guestrooms feature flat screen televisions, a desk with chair, wireless internet access and lounge chair with ottoman. Additionally, the Marriott Grand Cayman Property contains approximately 5,561 SF of meeting space within three separate spaces. The Orchid Ballroom is the largest meeting space, totaling 4,261 SF and is divisible into three the smaller spaces. The ballroom and meeting rooms were renovated in late 2014 with over $850,000 in improvements.

The Marriott Grand Cayman Property offers four restaurants, ranging from full-service indoor dining to more casual beachside and poolside options. All of the restaurants were renovated in 2014 and operated by Marriott. Additional amenities include a gift shop, fitness center, business center, La Mer Spa, outdoor swimming pool and direct beach frontage.

The Marriott Grand Cayman Property is operated under a management agreement with Luxury Hotels International Lodging Ltd., Cayman Island Branch, an affiliate of Marriott, the world’s largest hotel company with a presence in 110 countries across more than 5,700 properties. The management agreement commenced in June 30, 2006 with an initial expiration date of December 31, 2026, with three 10-year renewal options.

According to the appraisal, the Marriott Grand Cayman Property generates approximately 90% of its room revenue from transient demand and approximately 10% from meeting and group demand.

More specific information about the Marriott Grand Cayman Property and various market segments is set forth in the following table:

Historical Occupancy, ADR, RevPAR
	Market Segment(1)			Marriott Grand Cayman Property(1)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
4/30/2015 TTM	68.1%	$198.57	$135.25	79.3%	$304.40	$241.30	116.4%	153.3%	178.4%
4/30/2016 TTM	67.3%	$203.98	$137.36	82.2%	$318.17	$261.64	122.1%	156.0%	190.5%
4/30/2017 TTM	66.5%	$203.28	$135.24	85.9%	$315.42	$270.93	129.1%	155.2%	200.3%

Source: Industry Report

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Marriott Grand Cayman Property are attributable to differing reporting methodologies, and/or timing differences.

The Market. The Marriott Grand Cayman Property is located on Seven Mile Beach on the Island of Grand Cayman. The Cayman Islands are located in the Caribbean Sea, roughly 150 miles south of Cuba, 480 miles south of Miami, Florida and 180 miles northwest of Jamaica. The Cayman Islands are a British Dependent Territory and are rated Aa3 by Moody’s. Approximately 22 miles long and 4-8 miles wide, Grand Cayman is home to approximately 95% of the Cayman Islands population.

The Marriott Grand Cayman Property is in close proximity to the central business districts of George Town and Camana Bay and is less than 4.0 miles from the Owen Roberts International Airport, the main commercial airport in the Cayman Islands. According to the appraisal, a $50 million expansion of the airport has begun, which is expected to triple its size and passenger capacity. In 2016, approximately 2.1 million individual tourists arrived at the airport or by cruise, which reflects a 22.4% increase from 2011 with approximately 1.7 million tourists.

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389 West Bay Road Grand Cayman, Cayman Islands	Collateral Asset Summary – Loan No. 14 Marriott Grand Cayman	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$23,904,141 56.1% 1.91x 16.2%

According to the appraisal, the vast majority of demand generators on Grand Cayman are within a five-mile radius of the Marriott Grand Cayman Property. Nearby attractions include Stingray City, Cayman Turtle Center, numerous scuba diving locations, Queen Elizabeth II Botanical Park and Seven Mile Beach.

Primary and secondary competitive properties to the Marriott Grand Cayman Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Leisure Demand	Meeting & Group Demand	2016 Occupancy	2016 ADR	2016 RevPAR
Marriott Grand Cayman Property	295	90%	10%	87%	$320.11	$279.68
Westin Seven Mile Beach Resort	343	90%	10%	63%	$324.00	$204.12
Wyndham The Reef Resort	152	85%	15%	50%	$275.00	$137.50
Ritz-Carlton Grand Cayman	375	70%	30%	66%	$658.00	$434.28
Hilton British Colonial	288	50%	50%	80%	$205.00	$163.39
Marriott Frenchman’s Reef Beach Resort	470	60%	40%	84%	$253.00	$212.52
Total/Wtd. Avg. of Primary Competition(1)	1,628	69.2%	30.8%	71.5%	$354.81	$246.14

Source: Appraisal

(1)	Total/Wtd. Avg. of Primary Competition excludes the Marriott Grand Cayman Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marriott Grand Cayman Property:

Cash Flow Analysis
	2014	2015	2016	6/30/2017 TTM	UW	UW per Room
Occupancy	72.3%	82.5%	86.0%	86.5%	86.5%
ADR	$281.74	$317.11	$324.25	$323.30	$323.30
RevPAR	$203.72	$261.46	$278.92	$279.56	$279.56

Rooms Revenue	$21,935,883	$28,152,659	$30,114,549	$30,101,817	$30,101,817	$102,040
Food & Beverage	$9,170,573	$15,384,699	$16,840,514	$17,222,440	$17,222,440	$58,381
Other Income(1)	$3,022,778	$3,688,686	$3,610,647	$3,603,711	$3,603,711	$12,216
Total Revenue	$34,129,235	$47,226,043	$50,565,711	$50,927,968	$50,927,968	$172,637
Total Expenses	$25,754,273	$34,957,601	$36,883,791	$37,371,550	$38,045,353	$128,967
Net Operating Income(2)	$8,374,962	$12,268,442	$13,681,919	$13,556,419	$12,882,616	$43,670
FF&E	$1,706,000	$2,361,302	$2,528,286	$2,546,398	$2,546,398	$8,632
Net Cash Flow	$6,668,962	$9,907,140	$11,153,634	$11,010,020	$10,336,217	$35,038

NOI DSCR(3)	1.55x	2.26x	2.52x	2.50x	2.38x
NCF DSCR(3)	1.23x	1.83x	2.06x	2.03x	1.91x
NOI Debt Yield(3)	10.5%	15.4%	17.2%	17.0%	16.2%
NCF Debt Yield(3)	8.4%	12.4%	14.0%	13.8%	13.0%

(1)	Other Income includes resort fees, rental of audiovisual equipment and other miscellaneous revenue.

(2)	The increase in Net Operating Income from 2014 through 6/30/2017 TTM was primarily driven by the $8.0 million guestroom renovation that commenced in late 2013. To accommodate for the renovations, the Marriott Grand Cayman Property was completely closed in 2014 from August 25th through October 7th. In total, 295 guestrooms were taken offline for a total of 68 days.

(3)	Debt service coverage ratios and debt yields are based on the Marriott Grand Cayman Whole Loan.

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A-3-113

Various Springfield Gardens & Jamaica, NY Various	Collateral Asset Summary – Loan No. 15 Queens Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,750,000 57.2% 1.69x 8.2%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Portfolio (8 Buildings)
				Location:	Springfield Gardens & Jamaica, NY
				General Property Type:	Multifamily
Original Balance:	$20,750,000			Detailed Property Type:	Garden
Cut-off Date Balance:	$20,750,000			Title Vesting:	Fee
% of Initial Pool Balance:	3.0%			Year Built/Renovated(5):	1949/N/A
Loan Purpose:	Refinance			Size:	128 Units
Borrower Sponsor(1):	Joshua Gotlib			Cut-off Date Balance per Unit:	$162,109
Mortgage Rate:	4.7010%			Maturity Date Balance per Unit:	$162,109
Note Date:	11/3/2017			Property Manager:	Nieuw Amsterdam Property
First Payment Date:	12/6/2017				Management, LLC
Maturity Date:	11/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI:	$1,700,257
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield:	8.2%
Lockbox/Cash Mgmt Status(2):	Soft/Springing			UW NOI Debt Yield at Maturity:	8.2%
Additional Debt Type:	N/A			UW NCF DSCR:	1.69x
Additional Debt Balance:	N/A			Most Recent NOI(6):	N/A
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(6):	N/A
				3rd Most Recent NOI(6):	N/A
Reserves				Most Recent Occupancy:	98.4% (11/2/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(6):	N/A
RE Tax(3):	$115,000	$23,000	N/A	3rd Most Recent Occupancy(6):	N/A
Insurance:	$16,878	$6,482	N/A	Appraised Value (as of):	$36,300,000 (9/14/2017)
Replacements(4):	$115,200	Springing	$115,200	Cut-off Date LTV Ratio:	57.2%
Immediate Repairs:	$4,480	$0	N/A	Maturity Date LTV Ratio:	57.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$20,750,000	100.0%	Loan Payoff:	$11,477,965	55.3%
			Return of Equity:	$8,879,045	42.8%
			Closing Costs:	$141,432	0.7%
			Reserves:	$251,558	1.2%
Total Sources:	$20,750,000	100.0%	Total Uses:	$20,750,000	100.0%

(1)	The borrower sponsor, Joshua Gotlib, is also the borrower sponsor for the Chelsea Multifamily Mortgage Loan, which has an original principal balance of $35,000,000.

(2)	In place cash management is required upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the Queens Multifamily Portfolio Borrower, principal, guarantor or property manager, or (iii) the failure by the Queens Multifamily Portfolio Borrower, after the end of one calendar quarter, to maintain a debt service coverage ratio of at least 1.30x, unless within 10 days of such event, the Queens Multifamily Portfolio Borrower makes a deposit with the lender in an amount that brings the debt service coverage ratio to at least 1.35x.

(3)	Underwritten taking into account the PILOT program at the Queens Multifamily Properties. See “The Properties” below.

(4)	The Queens Multifamily Portfolio Borrower (as defined below) is required to make monthly escrow deposits of $3,200 if the balance of the replacement reserve falls below $50,000, subject to a cap of $115,200.

(5)	The borrower sponsor acquired the Queens Multifamily Portfolio Properties (as defined below) in February 2016. As a result, renovation detail is not available.

(6)	The Queens Multifamily Portfolio Properties were acquired in February 2016 and most recently executed a new HAP Contract (as defined below) with the New York City Department of Housing Preservation and Development. As such, historical NOI and occupancy are not applicable. The new contract will increase the rental income by $715,356 from the previous HAP contract relating to the Queens Multifamily Portfolio Properties, creating a rental increase of approximately 38.8% from initial acquisition. See “The Property” below.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Queens Multifamily Portfolio Mortgage Loan”) has an original principal balance and cut-off date balance of $20,750,000. The Queens Multifamily Portfolio Mortgage Loan is secured by a first priority fee mortgage encumbering three multifamily garden properties consisting of a total of 128 units, located in Springfield Gardens neighborhood of Jamaica, New York (each, an individual “Property” and collectively the “Queens Multifamily Portfolio Properties” or the “Properties”). The Queens Multifamily Portfolio Mortgage Loan was originated on November 3, 2017 by CCRE. The Queens Multifamily Portfolio Mortgage Loan accrues interest at an interest rate of 4.7010% per annum. The Queens Multifamily Portfolio Mortgage Loan has an initial and remaining term of 120 months and requires payments of interest only through the Queens Multifamily Portfolio Mortgage Loan term. The Queens Multifamily Portfolio Mortgage Loan matures on November 6, 2027. The proceeds of the Queens Multifamily Portfolio Mortgage Loan were used to refinance existing debt encumbering the Queens Multifamily Portfolio Properties, fund reserves, pay closing costs and return equity to the borrower sponsor.

A-3-114

Various Springfield Gardens & Jamaica, NY Various	Collateral Asset Summary – Loan No. 15 Queens Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,750,000 57.2% 1.69x 8.2%

The Borrower and the Borrower Sponsor. The borrower is Montauk Housing LLC, (the “Queens Multifamily Portfolio Borrower”). The Queens Multifamily Portfolio Borrower is a single purpose entity with two independent directors. Legal counsel to the Queens Multifamily Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Queens Multifamily Portfolio Mortgage Loan.

The borrower sponsor and non-recourse guarantor is Joshua Gotlib. In 2009, Mr. Gotlib co-founded Black Spruce, a real estate company that focuses on the acquisition and management of multifamily rentals in the five boroughs of New York City. Mr. Gotlib currently oversees all aspects of the business and is the chairman of the investment committee. Since inception, Black Spruce has acquired over $225 million of properties representing over 2,000 units. Prior to co-founding Black Spruce, from 2007 to 2009, Mr. Gotlib purchased, rehabilitated and sold over 50 distressed residential assets in Upper Manhattan. Black Spruce’s current portfolio consists of 51 properties in the New York Metro Area with a total value of approximately $533.0 million.

The Properties. The Queens Multifamily Portfolio Properties are is comprised of three non-contiguous parcels totaling 128 multifamily units located in the Springfield Gardens neighborhood of Jamaica, New York. The Properties are located within approximately 700 feet from each other at 121-30 Farmers Boulevard, 186-08 120th Road and 187-04 120th Avenue. The immediate area is surrounded by multifamily complexes with retail and industrial along major arterials.

The Queens Multifamily Portfolio Properties were constructed in 1949. The Queens Multifamily Portfolio Borrower acquired the Properties in February 2016. At acquisition, the Queens Multifamily Portfolio Borrower was granted a 40-year tax abatement/payment in lieu of tax payment “PILOT” from the New York City Department of Housing Preservation and Development and a Housing Assistance Payments (“HAP”) contract was executed on October 27, 2017 for an additional five-year period that expires on November 30, 2022. The PILOT payment is equal to 12% of rents received from the Queens Multifamily Portfolio Properties less the cost of utilities resulting in tax savings of nearly $153,000. A HAP contract is a form of social housing support for applicable low-income households. Under the HAP contract, the federal agency Department of Housing and Urban Development (“HUD”) makes monthly payments to the borrower, provided, among other things, that the borrower rents to HAP eligible tenants at reduced rents. In return, the HAP tenant pays a weekly contribution towards the rent to the borrower. The new HAP contract will increase the monthly payments from HUD by $715,356 from monthly payments provided under the previous HAP contract relating to the Queens Multifamily Portfolio Properties, creating a 38.8% rental increase from the acquisition of the Queens Multifamily Portfolio Properties. For additional information, see “Description of the Mortgage Pool—Multifamily Properties” and “—Real Estate and Other Tax Consideration” in the preliminary prospectus.

As of November 2, 2017, the Queens Multifamily Portfolio Properties were 98.4% occupied.

The following table presents certain information relating to the Queens Multifamily Portfolio Properties.

Property Summary
Property Name	Location(1)	Year Built(2)	Studio Units (3)	1 Bedroom(3)	2 Bedroom(3)	Total Units(3)
121-30 Farmers Boulevard	Springfield Gardens, NY	1949	9	47	1	57
186-08 120th Road	Jamaica, NY	1949	24	20	1	45
187-04 120th Avenue	Jamaica, NY	1949	12	14	0	26
Total/Wtd. Avg.			45	81	2	128

(1)	Source: USPS

(2)	Source: Appraisal

(3)	Information is based on the rent roll dated November 2, 2017.

The table below shows the consolidated unit mix at the Queens Multifamily Portfolio Properties:

Queens Multifamily Portfolio Properties Unit Mix Summary(1)

Floor Plan	No. of Units	% of Total Units	Occupied Total Units	Total Occupancy	Avg. Unit Size (SF)	Avg. Base Rent as of 10/31/2017	Avg. Base Rent as of 11/23/2017
Studio	45	35.2%	45	100.0%	568	$1,079	$1,500
1 Bedroom	81	63.3%	79	97.5%	796	$1,262	$1,750
2 Bedroom	2	1.6%	2	100.0%	1,023	$1,430	$2,000
Total/Wtd. Avg.	128	100.0%	126	98.4%	719	$1,200	$1,666

(1)	Information is based on the borrower rent roll dated November 2, 2017.

The Market. The Queens Multifamily Portfolio Properties are situated in the Springfield Gardens neighborhood of the New York City borough of Queens, New York. Public transportation to the neighborhood includes the Rosedale and Laurelton LIRR stations, Jamaica subway train station and the Q77, Q85, Q111, Q113, Q114 and X63 bus routes. Nearby attractions and government services include Jamaica Colosseum Mall, Cunningham Tennis Center, Green Acres Mall, Hook Creek Wildlife Sanctuary, York College, NYC Health + Hospitals/Queens, JFK Airport and Jamaica DMV. According to the appraisal, the 2016 population and median household income within a three-mile radius were 499,020 and $66,058, respectively. Between 2010 and 2016, the immediate three-mile radius experienced a population increase of approximately 7.2%.

As of the second quarter of 2017, the Queens County submarket reported a 3.6% vacancy rate with an average asking rent of $2,196 per unit. Over the past ten years, the submarket reported an average vacancy rate of 2.8%, an average increase in supply of 3.1% and an average absorption rate of 2.8%.

A-3-115

Various Springfield Gardens & Jamaica, NY Various	Collateral Asset Summary – Loan No. 15 Queens Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,750,000 57.2% 1.69x 8.2%

Comparable rental properties to the Queens Multifamily Portfolio Properties are shown in the table below.

Rent Comparables
	Queens Multifamily Portfolio Properties(1)		Market Comparables(2)
Bedroom Type	No. of Units	Avg. UW Monthly Rent Per Unit	No. of Units	Avg. Comparable Monthly Rent Per Unit
Studio	45	$1,500	45	$1,500
1 Bedroom	81	$1,750	81	$1,775
2 Bedroom	2	$2,000	78	$2,020
Total/Wtd. Avg.	128	$1,666	NAP	$1,682(3)

(1)	Information is based on the underwritten rent roll.

(2)	Information is based on the appraisal.

(3)	The appraiser concluded a blended market rent of $1,682 for the Queens Multifamily Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Queens Multifamily Portfolio Properties:

Cash Flow Analysis(1)
	2014	2015	2016	UW	UW per Unit
Gross Potential Rent(2)	N/A	N/A	N/A	$2,559,000	$19,992.19
Total Other Income(3)	N/A	N/A	N/A	$30,916	$241.53
Less Vacancy & Credit Loss(4)	N/A	N/A	N/A	($64,902)	($507.05)
Effective Gross Income	N/A	N/A	N/A	$2,525,014	$19,726.67
Total Operating Expenses(5)	N/A	N/A	N/A	$824,756	$6,443.41
Net Operating Income	N/A	N/A	N/A	$1,700,257	$13,283.26
Capital Expenditures	N/A	N/A	N/A	$32,000	$250.00
Net Cash Flow	N/A	N/A	N/A	$1,668,257	$13,033.26

Occupancy %	N/A	N/A	N/A	98.4%
NOI DSCR	N/A	N/A	N/A	1.72x
NCF DSCR	N/A	N/A	N/A	1.69x
NOI Debt Yield	N/A	N/A	N/A	8.2%
NCF Debt Yield	N/A	N/A	N/A	8.0%

(1)	The Queens Multifamily Portfolio Properties were acquired in February 2016 and most recently executed a new HAP contract with the New York City Department of Housing Preservation and Development. As such, historical financial information is not applicable. The new contract will increase the rental income by $715,356 from the previous HAP contract relating to the Queens Multifamily Portfolio Properties, creating a 38.8% rental increase from initial acquisition. See “The Property” herein.

(2)	UW Gross Potential Rent is based on the November 2, 2017 rent roll and per the HAP contract. 76.0% of rental income is subsidized with amounts paid to the borrower from HUD under the HAP contract.

(3)	UW Total Other Income reflects a budget income from the commercial units.

(4)	Vacancy is underwritten to 3.0% which is greater than the appraiser’s concluded vacancy of 2.5%.

(5)	Real estate taxes were underwritten based on the PILOT payment equal to 12% of Effective Gross Income (resulting in a reduction of approximately $153,000) less electricity, gas, heat and other utilities which the borrower is responsible for paying.

A-3-116

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

UBS Commercial Mortgage Securitization Corp.	Midland Loan Services	Midland Loan Services	Park Bridge Lender Services LLC
1285 Avenue of the Americas	A Division of PNC Bank, N.A.	A Division of PNC Bank, N.A.	600 Third Avenue
New York, NY 10019	10851 Mastin Street, Building 82	10851 Mastin Street, Building 82	40th Floor
	Overland Park, KS 66210	Overland Park, KS 66210	New York, NY 10022

Contact: General Information	Contact: Heather Wagner	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (212) 713-2000	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee -Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CCUBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2017 (the “Pooling and Servicing Agreement”).
Transaction: CCUBS Commercial Mortgage Trust 2017-C1, Commercial Mortgage Pass-Through Certificates Series 2017-C1
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the Pooling and Servicing Agreement.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations.

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than receipt of any Major Decision Reporting Package or Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the date specified in the MLPA or such other date as set forth below, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below in this Annex D-1. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

1.       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.       Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a

D-1-1

whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers consented to by Seller on or after the Cut-off Date that could be reasonably expected to have a material adverse effect on such Mortgage Loan.

5.       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the

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extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

6.       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interfere with the value or current use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan, or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.       Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2 attached to this prospectus, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

8.       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases,

D-1-3

subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

D-1-4

12. Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13. Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

14. Escrow Deposits. All escrow deposits and escrow payments required to be escrowed with lender pursuant to each Mortgage Loan (including any capital improvements and environmental remediation reserves) are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies or delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

15. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount at least equal to the least of (A) the maximum amount available under the National Flood Insurance Program plus any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms by an insurer meeting the Insurance Rating Requirements, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the related Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the

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general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18. No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

20. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their

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passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

21. Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or security for the related Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by such Mortgagor in accordance with the related Mortgage Loan documents.

24. Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and

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ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents during the continuation of an event of default under the Mortgage Loan; (ii) the Mortgagor’s misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) the Mortgagor’s fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release

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under the preceding clauses (a) or (d), either: (x) such release of collateral (I) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (II) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

28. Financial Reporting and Rent Rolls. The Mortgage Loan documents require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis and (ii) with respect to each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage Loan.

29. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the

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Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 to the prospectus or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

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31. Single-Purpose Entity. The Mortgage Loan documents require the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the defeasance collateral is sufficient to make all applicable payments described in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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33. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.

34. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease or an estoppel or other agreement received from the ground lessor) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the

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consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)  Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

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35. Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38. Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need

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for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

42. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

43. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Exhibit C-32-3 to the related MLPA and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

44. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage

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Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

45. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Cantor Commercial Real Estate Lending, L.P.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(5) Lien; Valid Assignment	National Office Portfolio (Loan No. 11)	An affiliate of the Mortgagor has a corporate facility with Beal Bank USA (“Beal”) pursuant to which Beal has a purchase option with respect to each of the Mortgaged Properties if the Mortgage Loan is accelerated after an event of default or if the Mortgagee receives written notice from the Mortgagor that the Mortgagor will no longer perform under the Mortgage Loan.
(5) Lien; Valid Assignment	Queens Multifamily Portfolio (Loan No. 15)	In connection with a payment in lieu of taxes program, the fee interest in the Mortgaged Properties is held by a not-for-profit entity, solely as nominee for the Mortgagor. Pursuant to a nominee agreement, the Mortgagor has all equitable rights to use and operate the Mortgaged Properties.
(6) Permitted Liens; Title Insurance	National Office Portfolio (Loan No. 11)	An affiliate of the Mortgagor has a corporate facility with Beal (the “Beal Loan”) pursuant to which Beal has a purchase option with respect to each of the related Mortgaged Properties if the Mortgage Loan is accelerated after an event of default or if the Mortgagee receives written notice from the Mortgagor that the Mortgagor will no longer perform under the Mortgage Loan.
(6) Permitted Liens; Title Insurance	Walgreens Santee (Loan No. 27)	The single tenant has a right of first refusal (“ROFR”) to purchase the Mortgaged Property in the event that the Mortgagor intends to sell the Mortgaged Property and receives a bona fide offer. The ROFR is subordinated to the lien of the Mortgage and does not apply to a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies by the lender.
(7) Junior Liens	National Office Portfolio (Loan No. 11)	The Mortgaged Properties had been collateral for the Beal Loan; however in connection with the origination of the Mortgage Loan, the Mortgaged Properties were released as collateral from the lien of the Beal Loan. Under the Beal Loan, the parent of the Mortgagor is obligated to submit any and all distributions received from the Mortgagor to Beal Bank USA, including periodic distributions and net proceeds of any sale or refinancing. Such distribution obligations are secured by a pledge of the equity in the Mortgagor.
(10) Condition of Property	AM General Building (Loan No. 22)	The property condition assessment indicated repaving of the parking lot as an immediate repair; however, the Mortgagor was not required to reserve funds to make such repairs.
(16) Insurance	General Motors Building (Loan No. 2)	The Mortgage Loan documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $25,000 deductible.
(16) Insurance	Walgreens Santee (Loan No. 27)	The Mortgage Loan documents provide that the Mortgagor may rely on the insurance provided by the single tenant, Walgreens Boots Alliance, Inc. (“Walgreens”), provided that such insurance satisfies the insurance requirements in the Mortgage Loan documents. The Mortgagor may also rely on self-insurance provided by the single tenant so long as, among other things, Walgreens maintains a debt rating of at least “BBB-” as rated by S&P or “Baa3” as rated by Moody’s and “BBB-” or better, as rated by Fitch.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(16) Insurance	Kohl’s Reno (Loan No. 28)	The Mortgage Loan documents provide that the Mortgagor may rely on the all-risk insurance policy and general liability insurance policy maintained by the single tenant, Kohl’s Department Store (“Kohl’s”), provided that such policies comply with the requirements of the Mortgage Loan documents (which comply with the representation). The Mortgagor currently relies on the insurance provided by Kohl’s. Additionally, the Mortgage Loan documents provide that such insurance policies obtained by Kohl’s may have a higher deductible than customary, if approved by lender. The Kohl’s policies have a deductible of $250,000.
(16) Insurance	Minges Creek (Loan No. 29)	The deductible for the stand-alone flood insurance policy is $100,000.
(16) Insurance	James Perse Building (Loan No. 36)	The Mortgage Loan documents provide that insurance proceeds less than $1,000,000, such proceeds will be disbursed to and held by the Mortgagor for the purpose of paying the costs of restoration of the Mortgaged Property.
(17) Access; Utilities; Separate Tax Lots	Marriott Grand Cayman (Loan No. 14)	Cayman Islands law does not require real estate property taxes or provide for separate tax parcels. Therefore, the representation in clause (c) is not applicable.
(24) Local Law Compliance	10 Java Street (Loan No. 8)	The use of the Mortgaged Property as a motion picture and television studio is a pre-existing legal nonconforming use that is not permitted under current zoning laws. In the event that 75% or more of the Mortgaged Property’s total floor area is damaged or destroyed, the Mortgaged Property’s non-conforming use may not be continued.
(24) Local Law Compliance	Country Inn & Suites Romeoville (Loan No. 31)	The use of the Mortgaged Property as a hotel is a pre-existing legal nonconforming use that is not permitted under current zoning laws. In the event that the Mortgaged Property is damaged or destroyed by any means to an extent of 50% or more of its replacement value, the Mortgaged Property’s non-conforming use may not be continued.
(26) Recourse Obligations	General Motors Building (Loan No. 2)	The Mortgage Loan documents do not require a recourse carveout guarantor. Only the SPE Mortgagor is liable for customary carve-outs.
(26) Recourse Obligations	Minges Creek (Loan No. 29), James Perse Building (Loan No. 36)	Recourse for breaches of the environmental covenants in the Mortgage Loan documents is limited to material breaches.
(27) Mortgage Releases	Chelsea Multifamily Portfolio (Loan No. 5)	The Mortgage Loan documents permit the release of an individual Mortgaged Property in compliance with REMIC conditions and upon delivery of defeasance collateral in an amount equal to 100% of the allocated loan amount (rather than 110% of the allocated loan amount).
(29) Acts of Terrorism Exclusion	General Motors Building (Loan No. 2)	The Mortgagor is not required to pay insurance premiums on terrorism insurance in excess of an amount equal to two times the amount of the then current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
or is otherwise no longer in effect for any reason may not be included for purposes of determining whether the premiums paid by the Mortgagor for terrorism insurance for any applicable period meet or exceed the Terrorism Premium Cap. The Mortgage Loan documents provide that the Mortgagor may maintain terrorism insurance, subject to certain conditions set forth in the Mortgage Loan documents, with NYXP, LLC, a captive insurance company.
(30) Due-on-Sale or Encumbrance	General Motors Building (Loan No. 2)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”), one of the Mortgage Loan sponsors, will, directly or indirectly, own at least 20% of the interests in the Mortgagor; and (B) BPLP, directly or indirectly, retains the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.
(31) Single-Purpose Entity	Queens Multifamily Portfolio (Loan No. 15)	In connection with a payment in lieu of taxes program, the fee interest in the Mortgaged Properties is held by a not-for-profit entity, solely as nominee for the Mortgagor. Pursuant to a nominee agreement, the Mortgagor has all equitable rights to use and operate the Mortgaged Properties.
(32) Defeasance	Chelsea Multifamily Portfolio (Loan No. 5)	The Mortgage Loan documents permit the release of an individual Mortgaged Property in compliance with REMIC conditions and upon delivery of defeasance collateral in an amount equal to 100% of the allocated loan amount (rather than 110% of the allocated loan amount).
(39) Organization of Mortgagor	Marriott Grand Cayman (Loan No. 14)	The Mortgagor is a corporation organized under the laws of the Cayman Islands.
(39) Organization of Mortgagor	Chelsea Multifamily Portfolio (Loan No. 5), Queens Multifamily Portfolio (Loan No. 15))	The Mortgagors are affiliated entities.

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Citi Real Estate Funding Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(5) Lien; Valid Assignment	GNL Portfolio (Loan No. 1) 16 Court Street (Loan No. 3)	Each of the subject Mortgage Loans is part of a Whole Loan that will initially be serviced under the CCUBS 2017-C1 pooling and servicing agreement; however, in each such case, upon securitization of the related controlling note, servicing of the related Whole Loan will shift to the pooling and servicing agreement for such future securitization. Accordingly, there may be no assignment of Mortgage or assignment of Assignment of Leases to the Trustee under the CCUBS 2017-C1 pooling and servicing agreement for either of the subject Mortgage Loans, and such assignments for each of the subject Mortgage Loans will ultimately run to the trustee under the pooling and servicing agreement governing the securitization of the related controlling note.
(5) Lien; Valid Assignment	Headquarters Plaza (Loan No. 10)

The related borrowers hold their leasehold interests in the related Mortgaged Property pursuant to a long-term ground lease (the “Collateral Lease”). The lessor pursuant to the Collateral Lease executed an accommodation mortgage (the “Accommodation Mortgage”) with respect to the fee interest in the property encumbered by the Collateral Lease (the “Collateral Portion”) as well as the fee interest in a neighboring vacant residential development parcel (the “Residential Parcel”). The Residential Parcel is leased to an affiliate of the borrowers pursuant to a long-term ground lease (the “Residential Lease”) which is superior to the lien of the Accommodation Mortgage (i.e., upon a foreclosure of the Accommodation Mortgage, the lender would take title to the entire fee interest in the Collateral Portion as well as the Residential Parcel, provided, however, that the Residential Parcel would remain subject to the Residential Lease). No value was attributed to the Residential Parcel by the appraisal in connection with the origination of the Mortgage Loan, and the Mortgage Loan documents permit the release, subject to delivery of a REMIC opinion, of the Residential Parcel (a “Residential Release”) if it is subdivided from the Collateral Portion (which subdivision may be achieved either through a fee subdivision approved by the municipality or pursuant to a condominium conversion in accordance with the Mortgage Loan documents). The Residential Lease includes a purchase option in favor of the tenant thereunder (the “Residential Tenant”). Pursuant to the terms of the Residential Lease and a recognition agreement between the Residential Tenant and the lender, the Residential Tenant may only exercise its purchase option during the loan term if a Residential Release occurs in accordance with the Mortgage Loan documents. If a foreclosure, deed-in-lieu of foreclosure and/or any other transfer takes place in connection with an exercise of remedies, the Residential Tenant has agreed that its purchase option may only be exercised if certain conditions contained in the recognition agreement are satisfied (including, without limitation, that the Residential Parcel be legally subdivided from the Collateral Portion and delivery of a REMIC opinion) (the “Post-Foreclosure Purchase”). Pursuant to the Residential Lease, no alterations may be carried out on the Residential Parcel until, as applicable, the Mortgage Loan is paid in full, a Residential Release occurs or a Post-Foreclosure Purchase occurs.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
The subject Mortgage Loan is part of a Non-Serviced Whole Loan. Accordingly, there is no assignment of Mortgage or assignment of Assignment of Leases to the Trustee under the CCUBS 2017-C1 pooling and servicing agreement for the subject Mortgage Loan, and such assignments for the subject Mortgage Loan run to the trustee under the CD 2017-CD6 pooling and servicing agreement.
(6) Permitted Liens; Title Insurance	GNL Portfolio (Loan No. 1) 16 Court Street (Loan No. 3) 2U Headquarters (Loan No. 7) Headquarters Plaza (Loan No. 10)	With respect to each of the subject Mortgage Loans, the related Mortgage(s) secure the entire related Whole Loan.
(6) Permitted Liens; Title Insurance	Headquarters Plaza (Loan No. 10)	The lessee of the Residential Parcel (as defined above) (the “Residential Parcel Lessee”) has a purchase option with respect to its leased premises pursuant to the Residential Lease (as defined above), which provides that the Residential Parcel Lessee may purchase its leased premises only if the Residential Parcel is subdivided and released from the remainder of the Mortgaged Property either through a condominium conversion or a subdivision release in accordance with the conditions set forth in the Mortgage Loan documents (which include the satisfaction of certain REMIC requirements). The Residential Parcel Lessee’s purchase right is not extinguishable in the event of a foreclosure. Upon such partial release, the ground lease structure will terminate, and the Mortgage Loan will be secured by the related borrowers’ fee interest in the all of the real property in which the borrowers currently have a leasehold estate.
(8) Assignment of Leases and Rents	GNL Portfolio (Loan No. 1) 16 Court Street (Loan No. 3) 2U Headquarters (Loan No. 7) Headquarters Plaza (Loan No. 10)	With respect to each of the subject Mortgage Loans, the related Assignment(s) of Leases secure the entire related Whole Loan.
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(16) Insurance	1827 Adams Mill Road (Loan No. 30)	The related Mortgaged Property is the “retail unit” and the “parking unit” within a condominium which also contains 34 residential units (which such residential units are not part of the Mortgage Loan collateral). The condominium declaration and by-laws provide that in the event of any casualty, insurance proceeds shall be first used to repair or restore the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
property, and then remitted to unit owners or their related lenders. The condominium board of directors (the “Board of Directors”) is not required to deposit the insurance proceeds with lender, or a trustee appointed by the lender; provided however, that the proceeds of insurance policies maintained by the Board of Directors will be payable to the Board of Directors, acting as an insurance trustee.
(17) Access; Utilities; Separate Tax Lots	Sinagua Plaza (Loan No. 21)	As of origination, an approximately 190-square foot parcel was being taxed as part of an adjacent tax parcel, and is the subject of an application for separation and re-parcelization to be taxed as part of the related Mortgaged Property. No related reserve has been established.
(27) Mortgage Releases	Headquarters Plaza (Loan No. 10)	The related borrowers hold their leasehold interests in the related Mortgaged Property pursuant to a long-term ground lease (the “Collateral Lease”). The lessor pursuant to the Collateral Lease executed an accommodation mortgage (the “Accommodation Mortgage”) with respect to the fee interest in the property encumbered by the Collateral Lease (the “Collateral Portion”) as well as the fee interest in a neighboring vacant residential development parcel (the “Residential Parcel”). The Residential Parcel is leased to an affiliate of the borrowers pursuant to a long-term ground lease (the “Residential Lease”) which is superior to the lien of the Accommodation Mortgage (i.e. upon a foreclosure of the Accommodation Mortgage, the lender would take title to the entire fee interest in the Collateral Portion as well as the Residential Parcel, provided, however, that the Residential Parcel would remain subject to a long term ground lease). No value was attributed to the Residential Parcel by the appraisal in connection with the origination of the Mortgage Loan, and the Mortgage Loan documents permit the release of the Residential Parcel (a “Residential Release”) if it is subdivided from the Collateral Portion (which subdivision may be achieved either through a fee subdivision approved by the municipality or pursuant to a condominium conversion in accordance with the Mortgage Loan documents). The Residential Lease includes a purchase option in favor of the tenant thereunder (the “Residential Tenant”). Pursuant to the terms of the Residential Lease and a recognition agreement between the Residential Tenant and the lender, the Residential Tenant may only exercise its purchase option during the loan term if a Residential Release occurs in accordance with the Mortgage Loan documents. If a foreclosure, deed-in-lieu of foreclosure and/or any other transfer shall takes place in connection with an exercise of remedies, the Residential Tenant has agreed that its purchase option may only be exercised if certain conditions contained in the recognition agreement are satisfied (including, without limitation, that the Residential Parcel be legally subdivided from the Collateral Portion) (the “Post-Foreclosure Purchase”). Pursuant to the Residential Lease, no alterations may be carried out on the Residential Parcel until, as applicable, the Mortgage Loan is paid in full, a Residential Release occurs or a Post-Foreclosure Purchase occurs.
(28) Financial Reporting and Rent Rolls	2U Headquarters (Loan No. 7)	The Mortgage Loan documents provide that the related borrower is only required to provide audited financial statements upon request of the lender during the occurrence of a Trigger Period (as defined in the related loan agreement).

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(28) Financial Reporting and Rent Rolls	Headquarters Plaza (Loan No. 10)	The Mortgage Loan documents provide that financial statements are only required to be audited by an independent certified public accountant upon the request of the lender during the continuance and occurrence of an event of default under the related Mortgage Loan documents.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(30) Due-on-Sale or Encumbrance	GNL Portfolio (Loan No. 1)	The Mortgage Loan documents permit the pledge of the direct and/or indirect interests in the guarantor provided that such pledge is made to secure a parent-level (i.e., a direct or indirect owner of the related borrower which has substantial assets other than its interest in the Mortgaged Property) credit facility, the repayment of which is not tied specifically to the cash flow of the related Mortgaged Property. Transfers of any such pledged equity interests by reason of a foreclosure are permitted, subject to certain conditions.
(30) Due-on-Sale or Encumbrance	Headquarters Plaza (Loan No. 10)	The Mortgage Loan documents permit the pledge of the direct and/or indirect interests in any borrower provided that (i) such pledge is (A) of a minority, non-controlling interest or (B) made to secure a parent-level (i.e., a direct or indirect owner of such borrower which has substantial assets other than its interest in the related Mortgaged Property) credit facility involving substantially all of the interests held by such parent and are not tied specifically to the cash flow of the related Mortgaged Property, and (ii) the debt secured by such pledge would not involve a pledge of equity by any person that does not have a substantial source of revenue to repay the applicable debt other than direct or indirect distributions from any borrower or SPE component entity (i.e. the applicable pledgor’s direct or indirect interest in the borrower and/or any SPE component entity at the time of the making of such pledge is less than twenty percent of the value of the assets pledged by such pledgor in connection with such permitted pledge). Transfers of any such pledged equity interests by reason of a foreclosure are permitted, subject to certain conditions.

(31) Single-Purpose Entity	Headquarters Plaza (Loan No. 10)

One of the related borrowers owned the leasehold interest in the Residential Parcel (as defined above). The related borrower’s leasehold interest in the Residential Parcel was terminated prior to the origination of the Mortgage Loan and the leasehold interest in the Residential Parcel is now held by an affiliate of the borrower (and is not collateral for the Mortgage Loan).

In addition, the ground lessor, who has executed an accommodation mortgage pledging its fee interest in the Mortgaged Property as collateral for the Mortgage Loan but is not a party to the related Mortgage Loan agreement, is not, and is not required to be, a Delaware entity and does not, and is not required to, have independent directors.

(31) Single-Purpose Entity	1827 Adams Mill Road (Loan No. 30)	The related borrower is a recycled entity and the original sponsor of the condominium declaration to which the Mortgage Loan collateral units (consisting of the parking unit and the commercial unit) are subject. Additionally, the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
borrower was the original owner of each of 34 residential units in the condominium which are not part of the collateral for the Mortgage Loan. The borrower sold the final residential unit on May 31, 2016.
(34) Ground Leases	Headquarters Plaza (Loan No. 10)	The related borrowers own their interests in the Mortgaged Property as leasehold interests pursuant to a long-term ground lease (the “Collateral Lease”). The lessor under the Collateral Lease has executed an accommodation mortgage.

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UBS AG

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(14) Escrow Deposits	At Home Portfolio (Loan No. 24)	At Home Stores LLC (“Tenant”) is required under its lease to replace the roof at the At Home Group, Inc. - Olathe Mortgaged Property. In the event that such roof replacement is not complete by December 11, 2017, then Tenant will be required to deposit with the Mortgagor 125% of the then-remaining unpaid cost of such replacement. The loan agreement requires the Mortgagor to deposit this amount with the lender.
(16) Insurance	Bass Pro & Cabela’s Portfolio (Loan No. 12)

The tenant under the master lease is permitted to self-insure some or all of its insurance obligations so long as the guarantor for the master lease has a tangible net worth of at least $250,000,000, as determined by generally accepted accounting principles.

If any material portion of a Mortgaged Property is located in an area identified as having special flood hazards or being located in a “100 Year Flood Plain”, to the extent the master tenant does not maintain such insurance pursuant to the master lease, the Mortgagor is required to obtain flood insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program, plus such additional excess limits as may be requested by the lender, with a maximum deductible of $25,000.

If the master tenant provides third party insurance, the Mortgage Loan documents permit (i) a property insurance deductible in an amount equal to the greater of (A) $1,500,000 or (B) 5% of the insurable value of the constituent properties. and (ii) a liability insurance deductible in an amount up to $1,500,000.

(24) Local Law Compliance	Yorkshire & Lexington Towers (Loan No. 9)	The building located at 305-315 East 86th Street was granted a zoning variance to use 50 parking spaces at the Mortgaged Property as transient parking spaces. Pursuant to the variance, the certificate of occupancy for the Mortgaged Property is required to be updated to reference the variance and the permitted transient parking spaces. The Mortgagor has a post-closing obligation to update the certificate of occupancy for this purpose.
(26) Recourse Obligations	Yorkshire & Lexington Towers (Loan No. 9)

Recourse for fraud is limited to fraud in connection with the execution and delivery of the Mortgage Loan documents, or any certificate, report, financial statement or other document or instrument prepared by or on behalf of the Mortgagor, guarantor or any of their affiliates, and furnished to the lender by or on behalf of Mortgagor, guarantor or any direct or any of their affiliates at origination or during the term of the Mortgage Loan.

Recourse for the commission of waste is limited to any material physical waste at the Mortgaged Property caused by the intentional or willful acts or omissions of the Mortgagor, guarantor or any of their affiliates resulting from insufficient cash flow from the operation of the Mortgaged Property to prevent such waste at the Mortgaged Property.

(26) Recourse Obligations	Bass Pro & Cabela’s Portfolio	Recourse against the guarantor for recourse obligations arising from a bankruptcy or similar event of the Mortgagors is limited to

D-2-9

	(Loan No. 12)	20% of the aggregate amount of the Whole Loan.
(27) Mortgage Releases	Bass Pro & Cabela’s Portfolio (Loan No. 12)	The Mortgagor may substitute any Mortgaged Property, subject to certain conditions, including: (i) the aggregate allocated loan amounts of all replaced Mortgaged Properties (excluding substitutions effected to cure a default or a trigger period) do not exceed 10% of the aggregate Whole Loan amount unless otherwise agreed to by the lender; (ii) the post-substitution combined debt yield for remaining Mortgaged Properties is at least equal to the greater of (A) 13.67% and (B) the combined debt yield for all Mortgaged Properties at the most recently ended fiscal quarter; (iii) the substitute property has an as-is market value equal to or greater than the Mortgaged Property being replaced; (iv) the substitute property becomes subject to the master lease and the rent under the master lease is not reduced as a result of the substitution; (v) receipt of a rating agency confirmation; and (vi) delivery of a REMIC opinion.

D-2-10

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)	Distribution Date	Class A-SB Planned Principal Balance ($)
12/15/2017	$15,396,000.00	11/15/2022	$15,396,000.00
1/15/2018	$15,396,000.00	12/15/2022	$15,130,687.36
2/15/2018	$15,396,000.00	1/15/2023	$14,884,909.22
3/15/2018	$15,396,000.00	2/15/2023	$14,638,167.53
4/15/2018	$15,396,000.00	3/15/2023	$14,328,100.89
5/15/2018	$15,396,000.00	4/15/2023	$14,079,175.84
6/15/2018	$15,396,000.00	5/15/2023	$13,808,559.72
7/15/2018	$15,396,000.00	6/15/2023	$13,557,597.67
8/15/2018	$15,396,000.00	7/15/2023	$13,285,002.51
9/15/2018	$15,396,000.00	8/15/2023	$13,031,987.69
10/15/2018	$15,396,000.00	9/15/2023	$12,777,980.90
11/15/2018	$15,396,000.00	10/15/2023	$12,502,427.65
12/15/2018	$15,396,000.00	11/15/2023	$12,246,344.52
1/15/2019	$15,396,000.00	12/15/2023	$11,968,774.02
2/15/2019	$15,396,000.00	1/15/2024	$11,710,598.46
3/15/2019	$15,396,000.00	2/15/2024	$11,451,410.68
4/15/2019	$15,396,000.00	3/15/2024	$11,150,441.07
5/15/2019	$15,396,000.00	4/15/2024	$10,889,056.78
6/15/2019	$15,396,000.00	5/15/2024	$10,606,335.98
7/15/2019	$15,396,000.00	6/15/2024	$10,342,818.22
8/15/2019	$15,396,000.00	7/15/2024	$10,058,024.66
9/15/2019	$15,396,000.00	8/15/2024	$9,792,356.92
10/15/2019	$15,396,000.00	9/15/2024	$9,525,647.52
11/15/2019	$15,396,000.00	10/15/2024	$9,237,753.15
12/15/2019	$15,396,000.00	11/15/2024	$8,968,869.06
1/15/2020	$15,396,000.00	12/15/2024	$8,678,861.88
2/15/2020	$15,396,000.00	1/15/2025	$8,407,786.25
3/15/2020	$15,396,000.00	2/15/2025	$8,135,647.73
4/15/2020	$15,396,000.00	3/15/2025	$7,802,551.93
5/15/2020	$15,396,000.00	4/15/2025	$7,528,039.86
6/15/2020	$15,396,000.00	5/15/2025	$7,232,564.86
7/15/2020	$15,396,000.00	6/15/2025	$6,955,817.68
8/15/2020	$15,396,000.00	7/15/2025	$6,658,171.18
9/15/2020	$15,396,000.00	8/15/2025	$6,379,171.58
10/15/2020	$15,396,000.00	9/15/2025	$6,099,077.96
11/15/2020	$15,396,000.00	10/15/2025	$5,798,180.25
12/15/2020	$15,396,000.00	11/15/2025	$5,515,808.30
1/15/2021	$15,396,000.00	12/15/2025	$5,212,697.09
2/15/2021	$15,396,000.00	1/15/2026	$4,928,029.15
3/15/2021	$15,396,000.00	2/15/2026	$4,642,244.94
4/15/2021	$15,396,000.00	3/15/2026	$4,296,775.59
5/15/2021	$15,396,000.00	4/15/2026	$4,008,515.64
6/15/2021	$15,396,000.00	5/15/2026	$3,699,683.98
7/15/2021	$15,396,000.00	6/15/2026	$3,409,082.45
8/15/2021	$15,396,000.00	7/15/2026	$3,097,975.85
9/15/2021	$15,396,000.00	8/15/2026	$2,805,014.62
10/15/2021	$15,396,000.00	9/15/2026	$2,510,904.53
11/15/2021	$15,396,000.00	10/15/2026	$2,196,389.21
12/15/2021	$15,396,000.00	11/15/2026	$1,899,892.24
1/15/2022	$15,396,000.00	12/15/2026	$1,583,057.97
2/15/2022	$15,396,000.00	1/15/2027	$1,284,155.64
3/15/2022	$15,396,000.00	2/15/2027	$984,081.12
4/15/2022	$15,396,000.00	3/15/2027	$625,653.70
5/15/2022	$15,396,000.00	4/15/2027	$322,996.41
6/15/2022	$15,396,000.00	5/15/2027	$177.12
7/15/2022	$15,396,000.00	6/15/2027 and	$0.00
8/15/2022	$15,396,000.00	thereafter
9/15/2022	$15,396,000.00
10/15/2022	$15,396,000.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	63
Description of the Mortgage Pool	153
Transaction Parties	257
Credit Risk Retention	301
Description of the Certificates	316
Description of the Mortgage Loan Purchase Agreements	357
Pooling and Servicing Agreement	367
Certain Legal Aspects of Mortgage Loans	494
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	515
Pending Legal Proceedings Involving Transaction Parties	517
Use of Proceeds	517
Yield and Maturity Considerations	518
Material Federal Income Tax Considerations	531
Certain State and Local Tax Considerations	545
Method of Distribution (Underwriter)	545
Incorporation of Certain Information by Reference	548
Where You Can Find More Information	549
Financial Information	549
Certain ERISA Considerations	550
Legal Investment	555
Legal Matters	556
Ratings	556
Index of Defined Terms	559

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$607,910,000
(Approximate)

UBS Commercial Mortgage
Securitization Corp.

Depositor

CCUBS Commercial
Mortgage Trust 2017-C1

Issuing Entity

Commercial Mortgage Pass-Through
Certificates,
Series 2017-C1

Class A-1	$10,150,000
Class A-2	$118,871,000
Class A-SB	$15,396,000
Class A-3	$161,354,000
Class A-4	$181,951,000
Class X-A	$487,722,000
Class X-B	$120,188,000
Class A-S	$57,481,000
Class B	$29,612,000
Class C	$33,095,000

PROSPECTUS

UBS Securities LLC

Co-Lead Manager and Joint Bookrunner

Cantor Fitzgerald & Co.

Co-Lead Manager and Joint Bookrunner

Citigroup Global Markets Inc.

Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

November          , 2017